As filed with the Securities and Exchange Commission on April 11, 2007
Registration No. 333-139705

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WELLSFORD REAL PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	6798	13-3926898
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

535 Madison Avenue, 26th Floor
New York, New York 10022
(212) 838-3400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey H. Lynford
Chief Executive Officer
Wellsford Real Properties, Inc.
535 Madison Avenue, 26th Floor
New York, New York 10022
(212) 838-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Wiseman, Esq. King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036 (212) 556-2100	Renée E. Frost, Esq. Bryan Cave LLP 1290 Avenue of the Americas New York, New York 10104 (212) 541-2000

Approximate date of commencement of proposed sale to the public: At the effective time of the merger referred to herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class of	Amount to	maximum offering	maximum aggregate	Amount of
securities to be registered	be registered	price per share	offering price(2)	registration fee(2)
Common stock, par value $0.02 per share	6,795,266(1)	N/A	$14,890,377.00	$1,593.27(3)

(1)	This registration statement relates to common stock, par value $0.02 per share, of Wellsford Real Properties, Inc. (“Wellsford”) issuable to holders of common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock of Reis, Inc. (“Reis”) in the proposed merger of Reis with and into Reis Services LLC, a wholly-owned subsidiary of Wellsford. The amount of Wellsford common stock to be registered is based on the estimated number of shares that are expected to be issued pursuant to the merger.

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 (the “Securities Act”) and calculated pursuant to Rules 457(f)(2) and 457(f)(3) of the Securities Act based on the aggregate book value of Reis securities that may be cancelled in the merger, less the cash consideration to be paid in the merger. Reis is a private company and no market exists for its securities.

(3)	Previously paid in connection with the initial filing of this registration statement on December 28, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Wellsford may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this joint proxy statement/prospectus is a part, is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and Wellsford is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 11, 2007

Merger Proposal — Your Vote Is Very Important

We are pleased to inform you that the boards of directors of Wellsford Real Properties, Inc., which we refer to as Wellsford, and Reis, Inc., which we refer to as Reis, have each approved the strategic merger of Reis with and into Reis Services, LLC, a wholly-owned subsidiary of Wellsford, which we refer to as Merger Sub, and for periods following consummation of the merger, is referred to as Reis, except as expressly provided otherwise in this joint proxy statement/prospectus. If the merger is consummated, Wellsford intends to change its name to Reis, Inc. and Reis Services, LLC will remain the name of the surviving company in the merger.

At the effective time of the merger, Reis stockholders will be entitled to receive, in the aggregate, approximately $34,579,414 in cash and 4,237,673 shares of newly issued Wellsford common stock, not including shares to be issued to Wellsford Capital, a wholly-owned subsidiary of Wellsford. Reis stockholders, other than Wellsford Capital, Lloyd Lynford, and Jonathan Garfield, the Chief Executive Officer and Executive Vice President, respectively, of Reis, may elect to receive 100% of their merger consideration in shares of Wellsford common stock, subject to the limitation that the aggregate merger consideration paid to all Reis stockholders, other than Wellsford Capital, consists of 50% cash and 50% shares of Wellsford common stock. Reis stockholders who do not make an election will be entitled to receive 50% of their merger consideration in cash and 50% in shares of Wellsford common stock. Under the terms of the merger agreement and subject to the election rights and the terms and limitations described above and as more fully described in this joint proxy statement/prospectus, at the effective time of the merger:

•	each outstanding share of Reis common stock will be converted into the right to receive either 1.0 share of Wellsford common stock or $8.16 in cash;

•	each outstanding share of Reis Series A preferred stock will be converted into the right to receive either 56.75 shares of Wellsford common stock or $463.11 in cash;

•	each outstanding share of Reis Series B preferred stock will be converted into the right to receive either 33.33 shares of Wellsford common stock or $272.00 in cash;

•	each outstanding share of Reis Series C preferred stock will be converted into the right to receive either 25.20 shares of Wellsford common stock or $205.65 in cash; and

•	each outstanding share of Reis Series D preferred stock will be converted into the right to receive 31.06 shares of Wellsford common stock or $253.42 in cash.

The number of shares of Wellsford common stock that holders of Reis common stock and Reis preferred stock will receive in the merger will be based upon a fixed exchange ratio. Wellsford and Reis will not adjust the fixed exchange ratio as a result of any change in the market price of Wellsford common stock and, consequently, the value of the shares of Wellsford common stock at the time Reis stockholders receive them will likely vary from the value of those shares today. In addition, because the lack of a public market for Reis’s capital stock makes it difficult to evaluate the fairness of the merger, Reis stockholders may receive consideration in the merger that is greater than or less than the fair market value of Reis’s capital stock.

If the merger is consummated, the combined company’s business will primarily consist of Reis’s current business and Wellsford will terminate its previously adopted plan of liquidation, which we refer to as the Plan, but will continue with its residential development and sales activities related to its real estate assets over a period of years. Wellsford stockholders will not receive cash in the form of liquidating distributions following any asset sales as had been contemplated under the Plan. As a result of the merger, holders of Reis preferred stock will become holders of Wellsford common stock and will lose their preferential rights, but Reis stockholders will then hold registered and publicly traded securities. Wellsford stockholders and Reis stockholders will own approximately 62% and 38%, respectively, of the outstanding shares of Wellsford immediately following the consummation of the merger.

Meetings of Wellsford’s and Reis’s stockholders are being held to approve, among other things, the issuance of Wellsford common stock, the adoption of the merger agreement and the approval of the certificate of amendment to Reis’s amended and restated certificate of incorporation. Information about these meetings and the merger is contained in this document. We encourage you to read carefully this entire joint proxy statement/prospectus, including the annexes.

The Wellsford board of directors has approved the merger agreement and the transactions contemplated by it and recommends that the Wellsford stockholders vote FOR the proposal to approve the issuance of the Wellsford common stock, which is necessary to effect the merger. The Reis board of directors has approved and declared advisable the merger agreement and the transactions contemplated by it and recommends that the Reis stockholders vote FOR the proposals to adopt the merger agreement, which is necessary to effect the merger, and to approve the amendment to its amended and restated certificate of incorporation, which is a condition to the consummation of the merger.

For a discussion of the risks relating to the merger, see “Risk Factors” beginning on page 25.

On           , 2007, the closing sales price of Wellsford common stock, which trades under the symbol “WRP” on the American Stock Exchange, which we refer to as the AMEX, was $       per share.

Your vote is very important. Whether or not you plan to attend your company’s meeting, please take the time to ensure your shares are voted by completing and mailing the enclosed proxy card.

Jeffrey H. Lynford	Lloyd Lynford
Chief Executive Officer	Chief Executive Officer
Wellsford Real Properties, Inc.	Reis, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this joint proxy statement/prospectus or the securities to be issued pursuant to the merger or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated           , 2007 and, together with the accompanying proxy card, is first being mailed to the stockholders of Wellsford and Reis on or about           , 2007.

WELLSFORD REAL PROPERTIES, INC.
535 Madison Avenue, 26th Floor
New York, New York 10022
(212) 838-3400
www.wellsford.com

Notice of Annual Meeting of Stockholders

Time:

10:00 a.m., Eastern Daylight Time, on           , 2007

Place:

King & Spalding LLP
1185 Avenue of the Americas
34th Floor
New York, New York 10036
(212) 556-2100

Purpose:

•	To approve the issuance of Wellsford common stock pursuant to the Agreement and Plan of Merger, dated as of October 11, 2006, as amended on March 30, 2007, by and among Wellsford, Merger Sub and Reis, a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to which Reis will merge with and into Merger Sub and will become a wholly-owned subsidiary of Wellsford. We refer to this as Proposal No. 1.

•	To approve and adopt an amendment to the Amended and Restated Wellsford 1998 Management Incentive Plan to expand the category of employees eligible to participate in this Plan from key employees of Wellsford to all employees of Wellsford. We refer to this as Proposal No. 2.

•	To elect one director to a term expiring at the 2010 Wellsford annual meeting of stockholders and upon the election and qualification of his successor. We refer to this as Proposal No. 3.

•	To ratify the appointment of Ernst & Young LLP as Wellsford’s independent registered public accounting firm for the fiscal year ending December 31, 2007. We refer to this as Proposal No. 4.

•	To approve any motion to adjourn the Wellsford annual meeting to another time or place to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing proposals. We refer to this as Proposal No. 5.

This joint proxy statement/prospectus, including the annexes, contains further information with respect to the business to be transacted at the Wellsford annual meeting.

Record Date:

You may vote if you were a Wellsford stockholder of record on             , 2007.

Votes Required:

A majority of all the votes entitled to be cast at the Wellsford annual meeting will constitute a quorum for the transaction of business at the Wellsford annual meeting.

To approve Proposal No. 1 above, the affirmative vote of a majority of the total votes cast by the holders of Wellsford common stock at the Wellsford annual meeting (in person or by proxy), assuming there is a quorum represented at the Wellsford annual meeting, is required.

To approve Proposal No. 2 above, the affirmative vote of a majority of the total votes cast by the holders of Wellsford common stock at the Wellsford annual meeting (in person or by proxy), assuming there is a quorum represented at the Wellsford annual meeting, is required.

To approve Proposal No. 3 above, a plurality of all the votes cast by the holders of Wellsford common stock at the Wellsford annual meeting (in person or by proxy), assuming there is a quorum represented at the Wellsford annual meeting, is required.

To approve Proposal No. 4 above, the affirmative vote of a majority of all the votes cast by the holders of Wellsford common stock at the Wellsford annual meeting (in person or by proxy), assuming there is a quorum represented at the Wellsford annual meeting, is required.

To approve Proposal No. 5 above, the affirmative vote of a majority of the shares of Wellsford common stock present in person or represented by proxy and entitled to vote at the Wellsford annual meeting, whether or not a quorum is represented, is required.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE WELLSFORD ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors of Wellsford,

, 2007 New York, New York	James J. Burns Secretary

Reis, Inc.
530 Fifth Avenue
New York, New York 10036
www.Reis.com

Notice of Special Meeting of Stockholders

Time:

10:00 a.m., Eastern Daylight Time, on           , 2007

Place:

Reis, Inc.
530 Fifth Avenue
5th Floor
New York, New York 10036

Purpose:

•	To adopt the Agreement and Plan of Merger, dated as of October 11, 2006, as amended on March 30, 2007, by and among Wellsford, Merger Sub and Reis, a copy of which is attached as Annex A to this joint proxy statement/prospectus, providing for the merger of Reis with and into Merger Sub. Approval of this proposal will also constitute approval of the transactions contemplated by the Agreement and Plan of Merger including, without limitation, the appointment of stockholder representatives and certain indemnification obligations relating to them. We refer to this as Proposal No. 1.

•	To approve the certificate of amendment to Reis’s amended and restated certificate of incorporation to eliminate the requirement to mail to the holders of Reis preferred stock a written notice of the merger at least 45 days prior to its consummation and to clarify the consideration that the holders of Reis preferred stock will be entitled to receive in connection with the merger. We refer to this as Proposal No. 2.

•	To approve any motion to adjourn the Reis special meeting, if necessary, to permit, among other things, further solicitation of proxies to obtain additional votes in favor of the foregoing proposals. We refer to this as Proposal No. 3.

•	To conduct any other business that properly comes before the Reis special meeting, including any adjournment or postponement of the Reis special meeting.

Record Date:

You may vote if you were a Reis stockholder of record on             , 2007.

Each holder of Reis common stock and Reis preferred stock has the right to dissent from the merger and seek appraisal of his or her shares. In order to assert appraisal rights, Reis stockholders must comply with the requirements of Delaware law as described under “The Merger — Appraisal Rights” beginning on page 78.

Votes Required:

To approve Proposal No. 1 above, the affirmative vote of holders of a majority in voting power of the outstanding shares of (1) Reis common stock and Reis preferred stock, on an as converted to common stock basis and voting together as a single class, (2) Reis Series C preferred stock, on an as converted to common stock basis and voting as a separate class, and (3) Reis Series D preferred stock, on an as converted to common stock basis and voting as a separate class, is required.

To approve Proposal No. 2 above, the affirmative vote of holders of a majority in voting power of the outstanding shares of (1) Reis common stock and Reis preferred stock, on an as converted to common stock basis and voting together as a single class, (2) Reis Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, on an as converted to common stock basis and voting together as a single class, and (3) Reis Series A preferred stock, Series B preferred stock, Series C preferred stock, and Series D preferred stock, each on an as converted to common stock basis and with each series voting as a separate class, is required.

To approve Proposal No. 3 above, the affirmative vote of holders of a majority in voting power of the Reis common stock and Reis preferred stock, on as converted to common stock basis and voting together as a single class, present in person or by proxy at the Reis special meeting, is required.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE REIS SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors of Reis,

New York, New York , 2007	Jonathan Garfield Secretary

WHO CAN HELP ANSWER YOUR QUESTIONS

This joint proxy statement/prospectus incorporates important business and financial information about Wellsford that is not included in or delivered with the joint proxy statement/prospectus. That information is available without charge to stockholders upon written request at the addresses listed below. See also “Where You Can Find More Information” on page 242. Further, if you would like additional copies of this joint proxy statement/prospectus, or if you have questions about either the Wellsford annual meeting or the Reis special meeting, or if you need assistance voting, you should contact:

If you are a Wellsford stockholder, you may contact:

MacKenzie Partners, Inc.
105 Madison Avenue, 14th Floor
New York, NY 10016
Telephone: (800) 322-2885
Email: proxy@mackenziepartners.com

Wellsford Real Properties, Inc.
535 Madison Avenue, 26th Floor
New York, NY 10022
Attention: Investor Relations
Telephone: (212) 838-3400
Email: wrpny@Wellsford.com

If you are a Reis stockholder, you may contact:

Reis, Inc.
530 Fifth Avenue
New York, NY 10036
Attention: Investor Relations
Telephone: (212) 921-1122, extension 444
Email: investorrelations@Reis.com

To receive timely delivery of the documents before the Wellsford annual meeting or the Reis special meeting, as applicable, you must request them no later than          , 2007, which is five business days before the meetings.

i

Annex A	Agreement and Plan of Merger, as Amended
Annex B	Fairness Opinion of Lazard Frères & Co. LLC
Annex C	Fairness Opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.
Annex D	Section 262 of the General Corporation Law of the State of Delaware
Annex E	Amendment to Reis’s Amended and Restated Certificate of Incorporation
Annex F	Amended and Restated Wellsford Real Properties, Inc. 1998 Management Incentive Plan and the Proposed Amendment
EX-8.1: FORM OF LEGAL OPINION OF KING & SPALDING LLP
EX-8.2: FORM OF LEGAL OPINION OF BRYAN CAVE LLP
EX-23.1: CONSENT OF ERNST & YOUNG LLP
EX-23.2: CONSENT OF ERNST & YOUNG LLP
EX-23.3: CONSENT OF MARKS PANETH & SHRON LLP
EX-99.1: FORM OF WELLSFORD PROXY
EX-99.3: CONSENT OF LAZARD FRERES & CO. LLC
EX-99.4: CONSENT OF HOULIHAN, LOKEY, HOWARD & ZUKIN FINANCIAL ADVISORS, INC.
EX-99.7: FORM OF ELECTION AND LETTER OF TRANSMITTAL
EX-99.8: FORM OF LETTER TO STOCKHOLDERS
EX-99.9: CONSENT OF MICHAEL J. DEL GIUDICE
EX-99.10: CONSENT OF M. CHRISTIAN MITCHELL

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction for which I am being asked to vote?

A:	Wellsford and Reis, which sometimes are referred to together as we, are proposing to merge Reis with and into Merger Sub, a limited liability company and a wholly-owned subsidiary of Wellsford formed for the purpose of the merger. Merger Sub will be the surviving entity and will remain a wholly-owned subsidiary of Wellsford. Following the merger, Wellsford intends to change its name to Reis, Inc.

Wellsford stockholders are being asked to vote to approve the issuance of shares of Wellsford common stock in the merger.

Reis stockholders are being asked to vote to adopt the merger agreement and to approve the amendment of Reis’s amended and restated certificate of incorporation. Pursuant to the terms of the merger agreement, both the approval of the amendment to Reis’s amended and restated certificate of incorporation and adoption of the merger agreement must be obtained in order for the merger to be consummated.

Q:	Why am I receiving this document?

A:	We are delivering this document to you, because it is serving as both a joint proxy statement of Wellsford and Reis and a prospectus of Wellsford. It is a joint proxy statement, because it is being used by our respective boards of directors to solicit the proxies of our respective stockholders. It is a prospectus, because Wellsford is offering shares of its common stock in exchange for shares of Reis common stock and Reis preferred stock, which we refer to collectively as the Reis capital stock, if the merger is consummated.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit a proxy to vote your shares as soon as possible so that your shares will be represented at your company’s stockholders’ meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	If my shares of Wellsford common stock are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:	If you hold your shares of Wellsford common stock in street name and do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. If you are a Wellsford stockholder, your broker or other nominee does not have discretionary authority to vote on the issuance of Wellsford common stock in the merger or the amendment to the Amended and Restated Wellsford 1998 Management Incentive Plan, which we sometimes refer to as the 1998 Plan. Accordingly, your broker or other nominee will vote your shares held by it in “street name” with respect to these matters only if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q:	What vote of Reis stockholders is required to adopt the merger agreement and to approve the amendment to Reis’s amended and restated certificate of incorporation?

A:	To adopt the merger agreement, the affirmative vote of the holders of a majority in voting power of the outstanding shares of (1) Reis common stock and preferred stock, on an as converted to common stock basis and voting together as a single class, (2) Reis Series C preferred stock, on an as converted to common stock basis and voting as a separate class, and (3) Reis Series D preferred stock, on an as converted to common stock basis and voting as a separate class, is required.

To approve the amendment to Reis’s amended and restated certificate of incorporation, the affirmative vote of holders of a majority in voting power of the outstanding shares of (1) Reis common stock and preferred stock, on an as converted to common stock basis and voting together as a single class, (2) Reis Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, on an as converted to common stock basis and voting together as a single class, and (3) Reis Series A preferred stock, Series B preferred stock, Series C preferred stock, and Series D preferred stock, each on an as converted to common stock basis and with each series voting as a separate class, is required.

Q:	Have any Reis stockholders agreed to vote their shares in favor of the proposals to adopt the merger agreement and to approve the amendment to Reis’s amended and restated certificate of incorporation?

A:	Yes. Lloyd Lynford and Jonathan Garfield, the Chief Executive Officer and Executive Vice President, respectively, of Reis have agreed, pursuant to a voting agreement described elsewhere in this joint proxy statement/prospectus, to vote their shares of Reis capital stock in favor of the proposals to adopt the merger agreement and to approve the amendment to Reis’s amended and restated certificate of incorporation. In addition, Wellsford Capital, Jeffrey Lynford, a director of Wellsford, and Edward Lowenthal, a director of both Wellsford and Reis, are expected to vote the shares of Reis capital stock that they own or control in favor of these proposals. The table below presents the voting power held or controlled by each of Lloyd Lynford, Mr. Garfield, Jeffrey Lynford, Mr. Lowenthal, and Wellsford Capital:

							Reis
						Reis	Common Stock
		Reis	Reis	Reis	Reis	Series A,	and Series A,
	Reis	Series A	Series B	Series C	Series D	B, C and D	B, C and D
	Common	Preferred	Preferred	Preferred	Preferred	Preferred	Preferred
Stockholder	Stock	Stock*	Stock*	Stock*	Stock*	Stock*	Stock*

Lloyd Lynford and Jonathan Garfield	84.4%	—%	—%	—%	1.7%	— %**	37.2%
Wellsford Capital	—%	51.1%	51.1%	30.4%	31.5%	41.4%	23.2%
Jeffrey Lynford and Edward Lowenthal	5.9%	—%	—%	0.5%	1.0%	0.2%	2.7%
Lloyd Lynford, Jonathan Garfield, Edward Lowenthal, Jeffrey Lynford and Wellsford Capital, collectively	90.3%	51.1%	51.1%	30.9%	34.2%	41.6%	63.1%

        _ _

*	On an as converted to common stock basis

**	Denotes an amount that is less than 1/10th of 1%

Consequently, your vote is very important. Although Lloyd Lynford, Mr. Garfield, Jeffrey Lynford, Mr. Lowenthal and Wellsford Capital hold a significant portion of the voting power of Reis capital stock, they do not hold sufficient voting power either to adopt the merger agreement or to approve the amendment to Reis’s amended and restated certificate of incorporation by the requisite vote without additional shares of Reis capital stock voting in favor of the proposals. Additional votes of the other holders of Reis Series C preferred stock and Series D preferred stock, aggregating approximately 20% and 16%, respectively, is needed to approve the merger.

Q:	What vote of Wellsford stockholders is required to approve the issuance of Wellsford common stock necessary to effect the merger?

A:	The affirmative vote of a majority of the total votes cast by the holders of Wellsford common stock at the Wellsford annual meeting (in person or by proxy) is required to approve the issuance of the Wellsford common stock to Reis stockholders in the merger, assuming that there is a quorum represented at the Wellsford annual meeting.

Q:	What if I don’t vote?

A:	If you are a Wellsford stockholder and attend the annual meeting but do not vote, either in person or by proxy, or you submit a proxy but abstain from voting on any or all proposals, you will be counted in determining whether a quorum exists, but your failure to vote or abstention will have no effect on the vote with respect to the proposal(s) on which you abstain, unless there is not a quorum for the meeting, in which case, it will have the effect of a vote against the adjournment. If you do not attend the meeting and do not submit a proxy, you will not be considered present for purposes of determining whether a quorum exists and your shares will have no effect on the vote with respect to any of the proposals. If a proxy is returned without indication as to how to vote, the returned proxy will grant the individual named as proxy the discretionary authority to vote the shares represented by the proxy as to all proposals.

If you are a Reis stockholder and you fail to submit a proxy or otherwise fail to appear at the Reis special meeting to vote on the proposals to adopt the merger agreement or approve the amendment to the amended and restated certificate of incorporation of Reis, it will have the same effect as a vote against each of these matters. If you submit a proxy but do not indicate in your proxy how you want your shares to be voted on these proposals the shares represented by the proxy will be counted as a vote in favor of these proposals. If you submit a proxy and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against these proposals.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your company’s stockholders’ meeting. You can do this in one of the following ways:

• by sending a notice of revocation to the corporate secretary of either Wellsford (if you are a Wellsford stockholder) or Reis (if you are a Reis stockholder and have not executed a voting agreement), as applicable;

• by sending a completed proxy card bearing a later date than your original proxy; or

• by attending your company’s stockholders’ meeting and voting in person. Your attendance alone will not revoke any proxy.

If you choose either of the first two methods, you must take the described action no later than the beginning of the stockholders’ meeting. If your Wellsford or Reis shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	Should I send in my stock certificates with my proxy card?

A:	No. Please DO NOT send your stock certificates with your proxy card. If you are a holder of Reis common stock or Reis preferred stock you have received, together with this joint proxy statement/prospectus, a form of election allowing you to elect to receive the merger consideration to which you will be entitled 100% in shares of Wellsford common stock instead of receiving your merger consideration 50% in cash and 50% in shares of Wellsford common stock, subject to the adjustments as described in the merger agreement and this joint proxy statement/prospectus. The process for making this election is described in the answer to the question immediately below and elsewhere in this joint proxy statement/prospectus. If you intend to make an election, you should carefully review and follow the instructions set forth in the form of election and return it accompanied by the certificates representing your shares of Reis capital stock, duly endorsed in blank or in another form acceptable for transfer on the books of Reis.

If you are a Wellsford stockholder, you will keep your existing shares of Wellsford common stock, which will remain outstanding and unchanged following the merger.

Q:	If I am a Reis stockholder, when must I elect whether I would prefer to receive the merger consideration to which I am entitled 100% in shares of Wellsford common stock instead of receiving the merger consideration 50% in cash and 50% in shares of Wellsford common stock?

A:	If you are a Reis stockholder and wish to elect to receive the merger consideration to which you will be entitled 100% in shares of Wellsford common stock pursuant to the merger agreement, and subject to the adjustments described in this joint proxy statement/prospectus, the election date is expected to be , 2007, which is the second business day prior to the date that Reis estimates will be the date of the Reis special meeting. If the closing date of the merger is to be more than five business days after the date of the Reis special meeting, then the election date will be extended and announced in a press release delivered to Dow Jones News Service, which date will be at least five business days following the date of the press release. Wellsford must receive your form of election, which you received together with this joint proxy statement/prospectus, on or before 5:00 p.m., Eastern Daylight Time, on the election date in order to give effect to the election, at the address provided on the election form.

Q:	What will happen to Wellsford if the proposed merger is not consummated?

A:	Wellsford will continue with the Plan as previously announced.

Q:	Is Wellsford holding back any of the merger consideration payable to Reis stockholders in an escrow account?

A:	Yes. Of the merger consideration to be paid as of the effective date of the merger, Wellsford will deliver to an escrow agent $2,593,456 in cash and 317,825 shares of Wellsford common stock to be held in one escrow account, and $1,500,000 in cash and 183,824 shares of Wellsford common stock to be held in a second escrow account, in each case to be distributed pursuant to the terms and conditions of the merger agreement. The amounts in the escrow accounts may be used to offset claims, if any, that Wellsford could have for indemnification under the terms and conditions of the merger agreement. Except for claims based on fraud, Reis stockholders will not be liable for indemnification claims in excess of these two escrow accounts. In addition, $250,000 in cash and 30,637 shares of Wellsford common stock of the aggregate merger consideration will be held in a third escrow account for the purposes described below.

Q:	Who will represent the interests of Reis stockholders with respect to the escrow accounts and other matters after the effective time of the merger?

A:	Pursuant to the merger agreement, Lloyd Lynford and Jonathan Garfield, each a stockholder, director and executive officer of Reis who, together hold approximately 37.2% of Reis capital stock (on an as converted to common stock basis), will be appointed as stockholder representatives and will be authorized to make all decisions and to take all actions for and on behalf of all the Reis stockholders with respect to their rights and obligations under the merger agreement, including, without limitation, claims on the escrow accounts and indemnification rights. All decisions made and actions taken by the stockholder representatives will be binding on all of the Reis stockholders. The stockholder representatives will be indemnified by all Reis stockholders for all costs and expenses incurred in discharging their obligations on behalf of the Reis stockholders, other than Wellsford Capital, which indemnification obligations are secured by a third escrow account consisting of $250,000 in cash and 30,637 shares of Wellsford common stock. The liability of the Reis stockholders with respect to these obligations is not limited to the amount held in the third escrow account.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and may not contain all the information that is important to you. Wellsford and Reis urge you to read carefully this joint proxy statement/prospectus in its entirety, including the annexes.

Unless the context otherwise requires, references in this joint proxy statement/prospectus to “Wellsford” are to Wellsford Real Properties, Inc. and its subsidiaries and references to “the combined company” are to Wellsford and Reis together. References to “Wellsford common stock” are to Wellsford’s common stock, par value $0.02 per share. References to “Reis” are to Reis, Inc. and references to “Reis common stock” are to Reis’s common stock, par value $0.01 per share; references to “Reis Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock” are to Reis’s Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, in each case, par value $0.01 per share; references to the “Reis preferred stock” are to all of the series of Reis preferred stock, collectively; and references to “Reis capital stock” are to the Reis common stock and the Reis preferred stock, collectively.

The Companies

Wellsford Real Properties, Inc.

535 Madison Avenue, 26th Floor
New York, New York 10022
(212) 838-3400

Wellsford was formed as a Maryland corporation on January 8, 1997, as a corporate subsidiary of Wellsford Residential Property Trust, which we refer to as the Residential Property Trust, to operate as a real estate merchant banking firm to acquire, develop, finance and operate real properties and invest in private and public real estate companies. On May 30, 1997, the Residential Property Trust merged with Equity Residential, which we refer to as EQR. Immediately prior to that merger, the Residential Property Trust contributed certain of its assets to Wellsford and Wellsford assumed certain of its liabilities. Immediately after the contribution of assets to Wellsford and immediately prior to that merger, the Residential Property Trust distributed to its common stockholders all of its outstanding shares of Wellsford.

On May 19, 2005, Wellsford’s board of directors approved the Plan and on November 17, 2005, Wellsford’s stockholders ratified the Plan. The Plan contemplates the orderly sale of each of Wellsford’s remaining assets, which are either owned directly or through Wellsford’s joint ventures, the collection of all outstanding loans from third parties, the orderly disposition or completion of construction of development properties, the discharge of all outstanding liabilities to third parties and, after the establishment of appropriate reserves, the distribution of all remaining cash to stockholders. The Plan also permits Wellsford’s board of directors to acquire more Reis shares and/or discontinue the Plan without further stockholder approval.

After the approval of the Plan by the stockholders, Wellsford completed the sale of its largest asset, the three residential rental phases of its Palomino Park project for $176,000,000 and on December 14, 2005, Wellsford made the initial liquidating distribution of $14.00 per common share, aggregating approximately $90,597,000, to its stockholders.

If the proposed merger with Reis is consummated, Wellsford will terminate the Plan, but will continue with its residential development and sales activities related to its real estate assets over a period of years. If the merger is not consummated, Wellsford will not terminate the Plan and will continue to operate under it. The merger represents a significant change in strategy for Wellsford which may be unsuccessful. See “The Merger — Impact on Wellsford’s Plan of Liquidation” beginning on page 48.

Reis, Inc.

530 Fifth Avenue
New York, New York 10036
(212) 921-1122

Reis is a leading provider of commercial real estate market information to investors, lenders and other professionals in the debt and equity capital markets. Reis’s proprietary database has been developed over the past 25 years and contains detailed historical and current information on over 250,000 properties in over 1,800 neighborhoods and 81 metropolitan markets in the U.S. This database contains information on approximately 20 billion square feet of space, consisting primarily of 7.9 million apartment units, 5.4 billion square feet of office space, and 4.2 billion square feet of retail space and information on select industrial properties throughout the U.S.

Founded in 1980, Reis provides web-based information products and related analytical tools using this database. Reis products support a variety of strategic business activities, including loan origination, due diligence, asset management, appraisals and dispositions by sale or securitization. Reis’s flagship product, Reis Subscriber Edition, or Reis SE, incorporates hundreds of building level data points including occupancy rates, rents, rent discounts, rent allowances, lease terms and operating expenses. Since launching the flagship product in February 2001, Reis has approximately 14,800 users at 600 subscribing organizations. Reis’s customers download more than 35,000 reports each month for use in deal books, presentations and research reports and include investment banks, insurance companies, lenders and real estate investment trusts, or REITs.

Reis employs a large group of real estate market researchers. Researchers survey properties on an ongoing basis, and also track property sales and new construction activities in each of the covered markets. Information is subject to rigorous validation and quality assurance procedures. Reis economists synthesize this data into quarterly advisory reports, and develop forecasts at the neighborhood and city level which are available to subscribers. Reis data is cited frequently in The Wall Street Journal and real estate industry publications.

Merger Sub

535 Madison Avenue, 26th Floor
New York, New York 10022
(212) 838-3400

Merger Sub was formed as a Maryland limited liability company, with Wellsford as its sole member, on October 2, 2006 and exists solely for the purpose of entering into the merger agreement with Wellsford and Reis and consummating the merger. Upon completion of the merger, Merger Sub will be the surviving company and will remain a wholly-owned subsidiary of Wellsford. Merger Sub has not carried on any activities to date other than those incident to its formation and to the signing of the merger agreement.

Risk Factors

Wellsford and Reis are each subject to various risks associated with their respective businesses. In addition, the merger, including the possibility that the merger may not be completed, poses a number of risks to both companies and their stockholders, including the following risks:

•	The merger represents a significant change in strategy for Wellsford which may be unsuccessful and Wellsford may be subject to litigation as a result of terminating the Plan.

•	The number of shares of Wellsford common stock that holders of Reis common stock and Reis preferred stock will receive in the merger will be based on a fixed exchange ratio. The per share price of Wellsford common stock may decline from the time of election to the time the merger is consummated.

•	A portion of the merger consideration that Reis stockholders, other than Wellsford Capital, would otherwise be entitled to receive will be held in escrow for up to two years.

•	Failure to consummate the merger could negatively impact the stock price of Wellsford, and, if Wellsford’s stockholders do not approve the issuance of Wellsford common stock in connection with the merger, Wellsford will be required to pay certain of Reis’s expenses in addition to its own costs, resulting in Wellsford incurring significant costs without the benefit of the merger.

•	Failure to consummate the merger could negatively impact Reis’s liquidity and cash flows.

•	If the combined company does not realize the anticipated benefits from the merger, Wellsford and Reis stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

•	Because the lack of a public market for Reis’s capital stock makes it difficult to evaluate the fairness of the merger, the stockholders of Reis may receive consideration in the merger that is greater than or less than the fair market value of Reis’s capital stock.

•	Because Reis’s business will constitute a substantial portion of the business of the combined company after the consummation of the merger, if any of the events described in “Risk Factors — Risk Factors Relating to the Merger” and “— Risk Factors Relating to Reis” occur, those events could cause the potential benefits of the merger not to be realized.

•	Following the consummation of the merger, Wellsford’s executive officers and directors will own a significant percentage of Wellsford’s stock and will continue to have significant control of the combined company’s management and affairs, and they may take actions which adversely affect the trading price of Wellsford’s common stock.

•	The cash portion of the merger consideration is to be funded in part by a loan extended through the Bank of Montreal, as administrative agent, to Reis, which we refer to as the Bank Loan. The Bank Loan documents contain financial and operating restrictions that limit Reis’s access to credit. If, following the consummation of the merger, Reis fails to comply with the covenants in the Bank Loan documents, Reis may be required to repay the indebtedness on an accelerated basis.

These risks and other risks are discussed in greater detail under the heading “Risk Factors” beginning on page 25. You should consider all of these risks carefully.

The Merger

A copy of the Agreement and Plan of Merger, dated as of October 11, 2006, as amended on March 30, 2007, which we refer to as the merger agreement, is attached as Annex A to this joint proxy statement/prospectus. The following section summarizes the proposed merger and related transactions. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. Statements made in this joint proxy statement/prospectus with respect to the terms and conditions of the merger and related transactions are qualified by reference to the merger agreement and the other agreements attached as exhibits to the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part.

Consideration to be Received in the Merger by Reis Stockholders

At the effective time of the merger, Reis stockholders will be entitled to receive, in the aggregate, approximately $34,579,414 in cash and 4,237,673 shares of newly issued Wellsford common stock, not including shares to be issued to Wellsford Capital. Reis stockholders, other than Wellsford Capital, Lloyd Lynford, and Jonathan Garfield, the Chief Executive Officer and Executive Vice President, respectively, of Reis, may elect to receive 100% of their merger consideration in shares of Wellsford common stock, subject to the limitation that the aggregate merger consideration paid to all Reis stockholders, other than Wellsford Capital, consists of 50% cash and 50% shares of Wellsford common stock. Reis stockholders who do not make an election will be entitled to receive 50% of their merger consideration in cash and 50% in shares of Wellsford common stock. The merger agreement does not provide for any of the Reis stockholders, other than Lloyd Lynford and Mr. Garfield, to receive more than 50% of their merger consideration in cash. Reis stockholders who elect to receive 100% of their merger consideration in shares of Wellsford common stock may ultimately receive a portion of their merger consideration in cash depending upon the elections of all Reis stockholders entitled to make an election. Lloyd Lynford and Mr. Garfield will receive a portion of their merger consideration in shares of Wellsford common stock and a portion in cash depending upon the elections of all other Reis stockholders. Any additional shares of Wellsford common stock paid to electing stockholders as merger consideration will reduce the number of shares of Wellsford common stock to be received by each of Lloyd Lynford and Mr. Garfield as merger consideration (and increase their respective cash consideration in an amount equal to the value of the stock consideration that each of them would have otherwise been entitled to receive). However, the merger agreement provides that each of Lloyd Lynford and Mr. Garfield may receive a maximum of 2/3 of his merger consideration in cash. Wellsford Capital will be entitled to receive 100% of its merger consideration in shares of Wellsford common stock and will not be entitled to receive any portion of its merger consideration in cash. If no Reis stockholders elect to receive 100% of their merger consideration in shares of Wellsford common stock, Lloyd Lynford and Mr. Garfield will receive 50% of their merger consideration in cash and 50% in shares of Wellsford common stock. Only merger consideration to be received by Lloyd Lynford, Mr. Garfield, and the Reis stockholders electing to receive 100% of their merger consideration in shares of Wellsford common stock, will be subject to adjustment.

Under the terms of the merger agreement and subject to the election rights and the terms and limitations described above (including that each Reis stockholder (other than Lloyd Lynford and Mr. Garfield) receive at least 50% of its merger consideration in shares of Wellsford common stock), at the effective time of the merger:

•	each outstanding share of Reis common stock will be converted into the right to receive either 1.0 share of Wellsford common stock or $8.16 in cash;

•	each outstanding share of Reis Series A preferred stock will be converted into the right to receive either 56.75 shares of Wellsford common stock or $463.11 in cash;

•	each outstanding share of Reis Series B preferred stock will be converted into the right to receive either 33.33 shares of Wellsford common stock or $272.00 in cash;

•	each outstanding share of Reis Series C preferred stock will be converted into the right to receive either 25.20 shares of Wellsford common stock or $205.65 in cash; and

•	each outstanding share of Reis Series D preferred stock will be converted into the right to receive 31.06 shares of Wellsford common stock or $253.42 in cash.

Wellsford will not issue any fractional shares of Wellsford common stock in the merger but will pay cash instead of issuing fractional shares that Reis stockholders otherwise would have received. In no event will the aggregate merger consideration exceed $34,579,414 in cash and 6,795,266 shares of Wellsford common stock to be issued to Reis stockholders, including the approximately 2,557,592 shares of Wellsford common stock to be issued to Wellsford Capital. Upon consummation of the merger, an aggregate of $4,343,456 in cash and 532,286 shares of Wellsford common stock otherwise payable to the Reis stockholders (other than Wellsford Capital) will be held in three escrow accounts.

Through its wholly-owned subsidiary, Wellsford Capital, Wellsford currently holds shares of Reis preferred stock equivalent to an approximate 23% ownership interest in Reis. Pursuant to the merger agreement, Wellsford Capital will be entitled to receive 100% of its merger consideration (approximately 2,557,592 shares) in shares of Wellsford common stock and will not be entitled to receive any portion of the merger consideration in cash. The shares of Reis preferred stock held by Wellsford Capital will not be taken into account in determining the allocation of the merger consideration to all other Reis stockholders, but will be converted solely into the right to receive Wellsford common stock in the merger. In accordance with Maryland corporate law, the shares of Wellsford common stock that will be held by Wellsford Capital after the consummation of the merger cannot be voted and will not be considered outstanding for quorum purposes.

For a more complete discussion of consideration to be received in the merger, including the election and allocation procedures, see “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 87 and “The Merger Agreement — Elections” beginning on page 89.

At the effective time of the merger, all options granted under the Reis 1999 Stock Option Plan and all outstanding options granted outside of this plan to purchase shares of Reis common stock, whether vested or unvested, will be converted into the right to receive a cash payment from Reis aggregating $4,714,386.

Wellsford’s Reasons for the Merger

Wellsford’s management and board of directors has determined that the merger is in the best interests of Wellsford and its stockholders for numerous reasons, including but not limited to:

•	the belief that the continuing influx of domestic and international capital into U.S. commercial real estate and significant growth in the issuance of collateralized real estate debt instruments and the re-emergence of REITs as a popular equity investment has caused current and comprehensive real estate market information to become an increasingly valuable tool for institutional investors, and the belief that investors desire access to this data on a daily basis in order to make informed buy/sell investment or lending decisions aggregating billions of dollars and that Reis has a prominent position in this marketplace as a high quality data provider, making the acquisition of Reis a mechanism to provide additional incremental value for the Wellsford stockholders;

•	the experience that Wellsford has gained from its continuing investment in Reis since 1998 and the expectation that Reis’s demonstrated performance since 2003 of revenue growth and increasing margins will continue;

•	the Reis founders would retain a significant ownership interest in the combined company;

•	the belief that the merger enhances Wellsford’s ability to maximize the value of its investment in Reis because:

•	the merger offers Wellsford an opportunity to preserve and enhance the approximately $20,000,000 recorded value (liquidation basis) for its investment in Reis because this amount represents a value that would be retained by Wellsford’s stockholders (with no discount for minority investment or illiquidity) which is based on several bids submitted to Reis by third parties; if a transaction with a third party did not close, absent the merger, Wellsford could be required to sell its investment in Reis at a substantially reduced value reflecting its illiquid minority position in a private company; and

•	the exchange ratio negotiated for the merger reflects price multiples that are appropriate for private company transactions in the real estate information sector, but as a public company the applicable price multiples could increase over time, as indicated by trading multiples of companies comparable to Reis.

•	Wellsford will be acquiring the approximate 77% of Reis that it does not own for approximately $34,579,414 in cash and 4,237,673 shares of newly issued Wellsford common stock (valued at $8.16 per share), thereby increasing its approximate 23% passive ownership interest in Reis to a 100% ownership interest for 4,237,673 shares of Wellsford common stock and approximately $9,600,000 of its existing cash and proceeds from the Bank Loan, of which up to $25,000,000 may be used to finance the cash portion of the merger consideration (exclusive of all transaction costs);

•	the approximate $10,000,000 cash position of the combined company (after reserving an additional $10,000,000 to meet minimum liquidity requirements for certain of Wellsford’s indebtedness) following the merger may provide funds necessary to acquire and invest in additional capacity for operations and other potential acquisitions; and

•	if the combined company satisfies the applicable requirements with respect to the survival and use of net operating losses, or NOLs, some portion of Wellsford’s NOLs could effectively provide additional funding by reducing taxes from future operations and these NOLs might not otherwise have a value for Wellsford stockholders.

During the course of its deliberations concerning the merger, Wellsford’s management and board of directors also identified and considered a variety of potentially negative factors that could materialize as a result of the merger, including, but not limited to:

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the transaction costs involved in connection with the merger and the potential expenses for which Wellsford could be liable if the merger agreement were terminated;

•	the possibility that the merger might not be consummated and the effect of the public announcement of the merger on Wellsford’s business relationships and employee relations;

•	it would likely be necessary to recharacterize a portion of the December 14, 2005 cash distribution of $14.00 per share from what may have been characterized as a return of capital for Wellsford stockholders at that time to taxable dividend income;

•	the fact that stockholders would not continue to receive cash distributions as had been contemplated under the Plan;

•	because the lack of a public market for Reis’s capital stock makes it difficult to evaluate the fairness of the merger, Reis stockholders may receive consideration in the merger that is greater than the fair market value of Reis’s capital stock; and

•	Reis would have incurred additional indebtedness because of the Bank Loan, thereby leveraging the combined company.

For a complete description of Wellsford’s reasons for the merger, see “The Merger — Wellsford Board of Directors’ Recommendation and Reasons for the Merger” beginning on page 49.

Reis’s Reasons for the Merger

Reis’s management and board of directors believe that the merger presents a unique opportunity to create liquidity and potentially to maximize value for Reis stockholders. A review of Reis’s business, operations, assets, financial condition and operating results have led to the conclusion that financing and access to capital is required in order to continue growth. To that end, Wellsford is attractive as a merger partner given its current cash resources and potential access to additional cash flow through the sale of its real estate assets, its increased access to capital markets as a result of its status as a public company, and the fact that Reis stockholders will be entitled to receive 50% of the merger consideration in cash and 50% in shares of Wellsford common stock, thereby providing some immediate liquidity while also allowing Reis stockholders to continue to participate in any future growth and any increase in value of the combined company.

In addition, in its deliberations concerning the merger, Reis’s management and board of directors also considered a variety of potentially negative factors, including:

•	a portion of the merger consideration that Reis stockholders, other than Wellsford Capital, would otherwise be entitled to receive will be held in escrow for up to two years;

•	the fact that, because the ratio by which shares of Reis capital stock will be converted into Wellsford common stock in the merger is fixed, a decrease in the value of Wellsford common stock before the date of the consummation of the merger would decrease the value of the consideration to be received by the holders of Reis capital stock in the merger;

•	a Reis stockholder that receives cash in the merger generally will recognize a taxable gain;

•	the cash consideration portion of the transaction is being partially financed by the Bank Loan, which will be debt that Reis will be required to service;

•	Wellsford has historically had limited trading activity and the Wellsford shares received by Reis stockholders in the merger may not be liquid; and

•	certain terms and conditions of the merger agreement and risks relating to the merger, including the following:

•	the possibility that certain provisions of the merger agreement might have the effect of discouraging other persons potentially interested in acquiring Reis from pursuing such an opportunity;

•	the fact that Wellsford historically has been in the real estate merchant banking business and so its prior business and its current real estate asset base differs from Reis’s and may affect the stock price of the combined company;

•	current Reis stockholders will own approximately 38% of Wellsford, the business of which will consist primarily of Reis’s current business;

•	if the combined company does not realize the anticipated benefits from the merger, Reis stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger;

•	the preferential rights of the holders of Reis preferred stock will terminate upon the merger; and

•	because the lack of a public market for Reis’s capital stock makes it difficult to evaluate the fairness of the merger, the stockholders of Reis may receive consideration that is greater than or less than the fair market value of Reis’s capital stock.

For a complete description of Reis’s reasons for the merger, see “The Merger — Reis Board of Directors’ Recommendation and Reasons for the Merger” beginning on page 51.

Impact on Wellsford’s Plan of Liquidation

Wellsford stockholders ratified the Plan on November 17, 2005. If the proposed merger is consummated, the Plan will be terminated. The Plan contemplates the orderly sale of each of Wellsford’s remaining assets, which are either owned directly or through Wellsford’s joint ventures, the collection of all outstanding loans from third parties, the orderly disposition or completion of construction of development properties, the discharge of all outstanding liabilities to third parties and, after the establishment of appropriate reserves, the distribution of all remaining cash to stockholders. The Plan also permits Wellsford’s board of directors to acquire more Reis shares and/or discontinue the Plan without further stockholder approval.

If Wellsford’s stockholders approve the issuance of additional shares in connection with the Reis acquisition and the proposed merger is consummated, then Wellsford will change its basis of accounting from a liquidation basis, adopted as of the close of business on November 17, 2005, back to a going-concern basis in accordance with generally accepted accounting principles. If the proposed merger is consummated, Wellsford will terminate the Plan and, although Wellsford will continue with its residential development and sales activities related to its real estate assets over a period of years, Reis’s business will be the primary business activity of the combined company. Under the liquidation basis of accounting, assets are stated at their estimated net realization value and liabilities are stated at their estimated settlement amounts. Wellsford’s assets and liabilities will be presented on a going concern basis of accounting with assets being reported at the lower of historical cost, as adjusted for activity, or market value as of the date of termination of the Plan.

The termination of the Plan would result in the retention by the combined entity of Wellsford’s cash balances (after the payment of transaction costs and the cash portion of the merger consideration that is not being funded by the Bank Loan) and subsequent cash flow from the sales of residential development assets, after operating costs, for working capital and re-investment purposes. Such cash would not be distributed to Wellsford stockholders in the form of a liquidating distribution as had been contemplated under the Plan.

Wellsford has determined that, as a consequence of the consummation of the proposed merger and termination of the Plan, it would be necessary to recharacterize a portion of the December 14, 2005 cash distribution of $14.00 per share from what may have been characterized as a return of capital for Wellsford stockholders at that time to taxable dividend income. Wellsford estimates that $1.15 of the $14.00 per share cash distribution will be recharacterized as taxable dividend income.

Recommendations of the Boards of Directors Relating to the Merger

Wellsford

The Wellsford board of directors has approved the merger and the merger agreement. It recommends that holders of Wellsford common stock vote FOR the issuance of shares of Wellsford common stock in the merger.

Reis

The Reis board of directors has declared advisable and adopted and approved the merger and the merger agreement and recommends that Reis stockholders vote FOR the adoption of the merger agreement and FOR the approval of the amendment to its amended and restated certificate of incorporation.

Opinions of Financial Advisors

Wellsford

On October 11, 2006, Lazard Frères & Co. LLC, which we refer to as Lazard, rendered its oral opinion to Wellsford’s board of directors, which Lazard subsequently confirmed in writing by delivery of its written opinion, dated October 11, 2006, that, as of that date and based upon and subject to the assumptions, qualifications, limitations and other matters described in its written opinion, the aggregate merger consideration payable in connection with the merger was fair to Wellsford from a financial point of view.

For a more complete description, see “The Merger — Opinion of Financial Advisor to the Wellsford Board of Directors” beginning on page 55. See also Annex B of this joint proxy statement/prospectus for the full text of Lazard’s written opinion, dated October 11, 2006, to Wellsford’s board of directors, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lazard in preparing its opinion.

Reis

On October 11, 2006, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which we refer to as Houlihan Lokey, rendered its oral opinion to Reis’s board of directors, which Houlihan Lokey subsequently confirmed in writing by delivery of its written opinion, dated October 11, 2006, that, as of that date and based upon and subject to the assumptions, qualifications, limitations and other matters described in its written opinion, the merger consideration to be received by the holders of Reis common stock (other than Wellsford Capital, and treating Reis preferred stock on an as converted to common stock basis) in the merger was fair to them from a financial point of view.

For a more complete description, see “The Merger — Opinion of Financial Advisor to the Reis Board of Directors” beginning on page 62. See also Annex C of this joint proxy statement/prospectus for the full text of Houlihan Lokey’s written opinion, dated October 11, 2006, to Reis’s board of directors, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Reasons for the Amendment of Reis’s Amended and Restated Certificate of Incorporation

Reis’s amended and restated certificate of incorporation requires Reis to mail to the holders of Reis preferred stock written notice of certain events not less than 45 days prior to the consummation of certain transactions, including a merger. The proposed amendment provides that no such notice will be required with respect to the merger, but will not affect this requirement with respect to any other transaction to which it would apply.

The proposed amendment will also clarify Article Fourth, I.B, Section 6 of Reis’s amended and restated certificate of incorporation. The proposed amendment clarifies that holders of Reis preferred stock will be entitled to receive consideration in connection with the merger that would have been payable to them if the Reis preferred stock had been converted into Reis common stock prior to the merger and that this consideration will be subject to adjustment and all escrow, indemnification and other obligations applicable to the consideration that will be paid to Reis stockholders pursuant to the merger agreement. This summary of the proposed amendment is qualified in its entirety by reference to the full text of the proposed amendment, which is attached to this joint proxy statement/prospectus as Annex E.

Directors and Executive Officers Following the Merger

After the consummation of the proposed merger, it is contemplated that the board of directors of Wellsford will be composed of ten members, including the six existing Wellsford directors, as well as Lloyd Lynford, Jonathan Garfield, and another two individuals, Michael J. Del Giudice and M. Christian Mitchell, both of whom have been appointed by Wellsford’s board of directors effective on the consummation of the merger and both of whom will meet the appropriate independence standards.

Pursuant to both the merger agreement and employment agreements among Wellsford, Merger Sub, and each of Lloyd Lynford and Mr. Garfield that will become effective as of the effective time of the merger, Lloyd Lynford will serve as Chief Executive Officer and President of Wellsford and Merger Sub and Mr. Garfield will serve as the Executive Vice President of Wellsford and Merger Sub. Each employment agreement has a three-year term, which commences on the closing date of the merger. Jeffrey Lynford will remain as Chairman of the board of directors of Wellsford. Before the effective time of the merger, Wellsford or Merger Sub, as applicable, expects to enter into employment agreements, or amended employment agreements, as applicable, with Jeffrey Lynford, Mark Cantaluppi, Wellsford’s Chief Financial Officer and a Vice President, William Sander, Reis’s current Chief Operating Officer, and certain other senior officers currently employed by Wellsford or Reis.

For a more complete discussion of the management of Merger Sub and Wellsford, including expected directors and senior management, see “The Merger — Interests of Wellsford and Reis Directors and Executive Officers in the Merger” beginning on page 73.

Interests of Wellsford and Reis Directors and Executive Officers in the Merger

Wellsford

In considering the recommendation of the Wellsford board of directors with respect to issuing shares of Wellsford common stock in connection with the merger and the other matters to be acted upon by Wellsford stockholders at the Wellsford annual meeting, Wellsford stockholders should be aware that certain members of the board of directors and executive officers of Wellsford have interests in the merger that may be different from, or in addition to, interests they may have as Wellsford stockholders. For example, Edward Lowenthal and Jeffrey Lynford, two of Wellsford’s directors, are direct or indirect stockholders of Reis. As of January 31, 2007, Jeffrey Lynford beneficially owned approximately 5.9% of the outstanding shares of Reis common stock and approximately 0.5% of the outstanding shares of Reis Series D preferred stock, or an aggregate of approximately 2.6% of Reis capital stock on an as converted to common stock basis. As of that date, Mr. Lowenthal beneficially owned approximately 0.5% of Reis Series C preferred stock and approximately 0.5% of Reis Series D preferred stock through a family holding company, or an aggregate of less than 1% of Reis capital stock on an as converted to common stock basis. In addition, since the third quarter of 2000, Mr. Lowenthal has represented Wellsford’s approximate 23% ownership interest in Reis by serving on the board of directors of Reis.

Jeffrey Lynford is the brother of Lloyd Lynford, the Chief Executive Officer and a stockholder of Reis.

For a further discussion, see “The Merger — Interests of Wellsford and Reis Directors and Executive Officers in the Merger” and “Wellsford Annual Meeting — Certain Relationships and Other Related Transactions” beginning on pages 73 and 156, respectively.

Reis

In considering the recommendation of the Reis board of directors with respect to adopting the merger agreement, Reis stockholders should be aware that certain members of the Reis board of directors and executive officers, as well as several other members of Reis senior management, have interests in the merger that may be different from, or in addition to, interests they may have as Reis stockholders. For example, the parties have agreed pursuant to a letter agreement dated October 11, 2006, among Wellsford, Merger Sub, Reis, Lloyd Lynford and Mr. Garfield and which we refer to as the Lynford/Garfield letter agreement, that immediately on consummation of the merger, Reis will pay to each of Lloyd Lynford and Jonathan Garfield an amount equal to the “change of control” payment which they would have been paid following a change of control event, as defined by their employment agreements with Reis (which employment agreements remain effective until the consummation of the merger), although the merger would not constitute a “change of control” under their employment agreements. If the merger had been consummated on January 31, 2007, Lloyd Lynford and Mr. Garfield would have been paid $1,474,649 and $1,256,780, respectively, pursuant to the Lynford/Garfield letter agreement. Following the effective time of the merger, Lloyd Lynford and Mr. Garfield will serve on the board of directors and will be executive officers of Wellsford and Merger Sub. Lloyd Lynford and Mr. Garfield have entered into or will be entering into, effective as of the time of the merger, certain agreements with Wellsford and Merger Sub, including a registration rights agreement and employment agreements. In addition, certain of Reis’s directors and all of Reis’s executive officers hold options to purchase shares of Reis common stock, which options will convert to a right to receive cash payments at the effective time of the merger. Lloyd Lynford, Mr. Garfield and all executive officers aggregated as a group (consisting of the four executive officers who hold options) will receive cash payments of $1,425,469, $950,313 and $4,241,321, respectively, in connection with the termination of their options. Also, as described above, Edward Lowenthal is a member of the board of directors of Wellsford and Reis (representing Wellsford’s ownership interest in Reis) and Lloyd Lynford is the brother of Jeffrey Lynford, the Chairman and Chief Executive Officer of Wellsford.

For a further discussion, see “The Merger — Interests of Wellsford and Reis Directors and Executive Officers in the Merger” beginning on page 73.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the Hart-Scott-Rodino Act, and the related rules, the merger may not be consummated until certain information and materials have been furnished to the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division, and the applicable waiting period has been terminated or has expired.

Wellsford and Reis filed the required notification and report forms under the Hart-Scott-Rodino Act with the Antitrust Division on November 15, 2006, and received notice from the Antitrust Division on November 27, 2006, that early termination of the applicable waiting period had been granted.

Conditions to Consummation of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, including the following:

•	the stockholders of Wellsford must approve the issuance of shares of Wellsford common stock in connection with the merger and the stockholders of Reis must adopt the merger agreement and approve the amendment to Reis’s amended and restated certificate of incorporation;

•	there must not be any action by any governmental entity or the existence of any law or regulation challenging or preventing the merger;

•	each of the parties must have performed in all material respects each of its covenants and obligations contained in the merger agreement to be performed prior to the effective time of the merger, and the representations and warranties of each party contained in the merger agreement must generally be true and correct except as would not in the aggregate have a material adverse effect on the party making the applicable representation;

•	counsel to each party must have rendered a legal opinion stating that the merger will qualify as a reorganization under the Internal Revenue Code of 1986, which we refer to as the Code;

•	the Securities and Exchange Commission, which we refer to as the SEC, must have declared effective the registration statement covering the Wellsford common stock issuable in the merger; and

•	no more than 5% of the total outstanding shares of Reis common stock and Reis preferred stock (on an as converted to common stock basis, together as a single class), will be subject to appraisal under Section 262 of the DGCL.

For a more complete discussion of the conditions to the merger, see “The Merger Agreement — Principal Conditions to Consummation of the Merger” beginning on page 99.

Timing of the Merger

The merger is expected to be consummated in the second quarter of 2007, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions.

Termination of the Merger

The merger agreement may be terminated by Wellsford or Reis before consummation of the merger under the circumstances specified in the merger agreement, including, but not limited to, if a change of control of Wellsford occurs prior to the consummation of the merger. The merger agreement provides that if it is terminated under specified circumstances, (1) Reis may be required to pay a termination fee to Wellsford of $500,000 and to reimburse Wellsford for its out-of-pocket expenses related to the merger up to a maximum of $3,500,000, and (2) Wellsford may be required to reimburse Reis for certain expenses related to obtaining the Bank Loan, which reimbursement is estimated to be approximately $450,000.

See “The Merger Agreement — Termination Events and Termination Fees” beginning on page 101 for a discussion of the circumstances under which the parties may terminate the merger agreement and under which expenses and a termination fee will be required to be paid.

Appraisal Rights

Record holders of Reis capital stock who comply with the applicable requirements of Delaware law will be entitled to seek an appraisal of the fair value of their shares of Reis capital stock in connection with the merger. Wellsford stockholders are not entitled to appraisal rights.

This joint proxy statement/prospectus constitutes notice to holders of Reis capital stock of their right to exercise appraisal rights.

For a more complete description of the appraisal rights and procedures, see “The Merger — Appraisal Rights” beginning on page 78. For the full text of Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, see Annex D.

Accounting Treatment

Wellsford will account for the merger, only to the extent of the interests in Reis being acquired, under the purchase method of accounting for business transactions as Wellsford is the acquiror for accounting purposes in accordance with accounting principles generally accepted in the U.S., or GAAP.

Material U.S. Federal Income Tax Consequences

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The merger is conditioned on, among other things, the receipt by Wellsford and Reis of a legal opinion from their respective counsel, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Wellsford and Reis will be a party to such reorganization as described in and pursuant to Section 368(b) of the Code.

Assuming the merger qualifies as a reorganization, (1) a Reis stockholder that receives only Wellsford common stock in the merger generally will not recognize any gain or loss, and (2) a Reis stockholder that receives Wellsford common stock and cash in the merger generally will recognize gain (but not loss) in an amount not to exceed the amount of cash received.

Tax matters are very complicated and the consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. You are urged to consult your own tax advisor to determine your own tax consequences from the merger.

For a more complete description of the material U.S. Federal income tax consequences of the merger, including a discussion of certain consequences to Wellsford stockholders that would result from Wellsford’s termination of the Plan in connection with the merger, see “Material U.S. Federal Income Tax Consequences” beginning on page 83.

Comparison of Stockholder Rights

Currently, the rights of Reis stockholders are governed by Delaware law. Upon consummation of the merger, Reis stockholders will become stockholders of Wellsford and their rights will be governed by Maryland law. Stockholder rights under Maryland and Delaware law are different. In addition, the articles of amendment and restatement and bylaws of Wellsford contain provisions that are different from the amended and restated certificate of incorporation and by-laws of Reis.

For a summary of certain differences between the rights of stockholders of Wellsford and Reis under the laws of the states of Maryland and Delaware, respectively, and the articles of amendment and restatement and bylaws of Wellsford and the amended and restated certificate of incorporation and by-laws of Reis, respectively, see “Comparison of Rights of Stockholders of Wellsford and Reis” beginning on page 227.

Voting

Wellsford has entered into a voting agreement with Lloyd Lynford and Jonathan Garfield pursuant to which they have agreed to vote all of their shares of Reis capital stock in favor of the approval of the amendment to Reis’s amended and restated certificate of incorporation and the adoption of the merger agreement and all actions that could reasonably be expected to facilitate, or are in furtherance of, the merger and other transactions contemplated by the merger agreement. Together they own 84.4% of Reis common stock and 1.7% of Reis Series D preferred stock, which together represents 37.2% of all Reis capital stock on an as converted to common stock basis. Each of them also agreed to waive his rights of appraisal, pursuant to the DGCL or otherwise, with respect to the merger. The voting agreement does not limit Lloyd Lynford’s or Mr. Garfield’s actions as directors of Reis. The voting agreement will terminate if the merger agreement is terminated.

Additionally, Wellsford Capital holds approximately 23% of the voting power of Reis capital stock, on an as converted to common stock basis, and it is expected that it will vote its shares of Reis preferred stock in favor of the proposals to adopt the merger agreement and to approve the amendment to Reis’s amended and restated certificate of incorporation.

As of December 31, 2006, directors and executive officers of Wellsford and their affiliates owned approximately 9% of the shares of Wellsford common stock outstanding on that date. To Wellsford’s knowledge, the directors and executive officers of Wellsford intend to vote their shares of Wellsford common stock in favor of the issuance of Wellsford common stock pursuant to the merger agreement.

Lock-up Agreement

In connection with the consummation of the merger, Lloyd Lynford and Jonathan Garfield will enter into a lock-up agreement with Wellsford, pursuant to which each will agree for a period of nine months beginning at the effective time of the merger, among other things, not to sell (with certain limited exceptions and subject to certain conditions), any shares of Wellsford common stock without the prior written consent of Wellsford. The lock-up agreement also provides that Lloyd Lynford and Mr. Garfield may not exercise, during the lock-up period, their registration rights (as more fully described below) with respect to any Wellsford common stock.

After the expiration of the lock-up period, Lloyd Lynford and Mr. Garfield will be subject to other restrictions on resale in compliance with securities laws.

The Registration Rights Agreement

As an inducement to Lloyd Lynford and Jonathan Garfield to enter into the voting agreement and the lock-up agreement, Wellsford will enter into a registration rights agreement, effective as of the effective time of the merger, pursuant to which Wellsford will grant to each of them rights, under certain circumstances and subject to various conditions, to (1) demand that Wellsford prepare a shelf registration statement or other registration statement covering the shares of Wellsford common stock that each receives in the merger and (2) have the shares of Wellsford common stock that each receives in the merger included in certain registration statements prepared and filed by Wellsford for its own account or the account of third parties. Lloyd Lynford and Mr. Garfield may not exercise the rights described in clause (1) until the third anniversary of the effective date of the Registration Rights Agreement.

Listing of Wellsford Common Stock

Shares of Wellsford common stock are currently listed on the AMEX under the symbol “WRP.” Wellsford has agreed to use its reasonable best efforts to cause the shares of Wellsford common stock to be issued in the merger to be authorized for listing on the AMEX. Wellsford has also agreed to use its reasonable best efforts to cause the Wellsford common stock to be approved for listing on the NASDAQ Stock Market LLC, which we refer to as NASDAQ, as soon as practicable after the consummation of the merger. When the Wellsford common stock has been approved for listing on NASDAQ, Wellsford will delist its common stock from the AMEX. On           , 2007, the last trading day before the date of this joint proxy statement/prospectus, the closing sale price of Wellsford common stock on the AMEX was $      per share.

Matters to be Considered at the Stockholders’ Meetings

Wellsford	At the Wellsford annual meeting, Wellsford stockholders will be asked to vote on the following proposals:

• to approve the issuance of Wellsford common stock pursuant to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to which Reis will merge with and into Merger Sub and will become a wholly-owned subsidiary of Wellsford;

• to approve and adopt an amendment to the 1998 Plan to expand the category of employees eligible to participate in the 1998 Plan from key employees of Wellsford to all employees of Wellsford;

• to elect one director to a term expiring at the 2010 Wellsford annual meeting of stockholders and upon the election and qualification of his successor;

• to ratify the appointment of Ernst & Young LLP as Wellsford’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

• to approve any motion to adjourn the Wellsford annual meeting to another time or place to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing proposals.

Recommendation of Wellsford’s Board of Directors:	The Wellsford board of directors recommends that Wellsford stockholders vote to approve all of the proposals set forth above, each of which is more fully described under “Wellsford Annual Meeting” beginning on page 116.

Reis	At the Reis special meeting, Reis stockholders will be asked to vote on the following proposals:

• to adopt the merger agreement (if approved, this approval will constitute approval of the transactions contemplated by the merger agreement);

• to approve the certificate of amendment to Reis’s amended and restated certificate of incorporation to eliminate the requirement to mail to the holders of Reis preferred stock a written notice of the merger at least 45 days prior to its consummation and to clarify the consideration that the holders of Reis preferred stock will be entitled to receive in connection with the merger;

• to approve any motion to adjourn the Reis special meeting, if necessary, to permit, among other things, further solicitation of proxies to obtain additional votes in favor of the foregoing proposals; and

• to conduct any other business that properly comes before the Reis special meeting, including any adjournment or postponement of the Reis special meeting.

Recommendation of Reis’s Board of Directors:	The Reis board of directors recommends that Reis stockholders vote to approve all of the proposals set forth above, each of which is more fully described under “Reis Special Meeting” beginning on page 159.

Market Prices and Dividends

Stock Prices

The table below presents the closing sales price per share of Wellsford common stock, which trades on the AMEX under the symbol “WRP.” These prices are presented on two dates:

•	October 10, 2006, the date immediately before the public announcement of the signing of the merger agreement; and

•	, 2007, the latest practicable date before the date of this joint proxy statement/prospectus.

Wellsford
Common Stock

October 10, 2006	$7.43
, 2007	$

We urge you to obtain current market quotations for Wellsford common stock. We cannot give any assurance as to the future prices or markets for Wellsford common stock.

Reis’s capital stock is not listed for trading on any exchange or automated quotation service.

Dividends

Wellsford

Wellsford made its initial liquidating distribution, pursuant to the Plan, of $14.00 per share on December 14, 2005. It did not declare or distribute any other dividends during 2006 or 2005. Wellsford does not currently intend to declare or distribute any dividends after the consummation of the merger. All decisions regarding the declaration and payment of dividends will be at the discretion of Wellsford’s board of directors and will be evaluated from time to time by the board of directors in light of Wellsford’s financial condition, earnings, cash flows, growth prospects, funding requirements, applicable law and other factors that Wellsford’s board of directors deems relevant.

Reis

Reis did not declare or distribute any dividends on any shares of Reis capital stock during 2006 or 2005.

See “Market Prices and Dividend Information” beginning on page 112.

Possible Reverse Stock Split

Following the consummation of the merger, Wellsford’s board of directors may determine to effect a reverse stock split of the Wellsford common stock. All decisions regarding the declaration of a reverse stock split will be at the discretion of Wellsford’s board of directors and will be evaluated from time to time by the board of directors in light of the price per share of Wellsford common stock, the number of shares of Wellsford common stock outstanding, applicable AMEX or NASDAQ rules, applicable law and other factors that Wellsford’s board of directors deems relevant. If the board of directors determines to effect a reverse stock split, Wellsford will provide stockholders with appropriate notice at that time.

Selected Historical Consolidated Financial Data of Wellsford

The following tables set forth selected historical consolidated financial data for Wellsford and should be read in conjunction with Wellsford’s consolidated financial statements and the notes related to those financial statements and the “Wellsford’s Business — Wellsford Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included as separate sections of this joint proxy statement/prospectus. As further described in Footnotes 1 and 2 in the accompanying consolidated financial statements of Wellsford, also included in this joint proxy statement/prospectus, the information set forth below is not necessarily indicative of the results of future operations. Wellsford adopted the liquidation basis of accounting effective as of the close of business on November 17, 2005. Information prior to that date is presented on the going concern basis of accounting.

	Consolidated Statement of		Summary Consolidated
	Changes in Net Assets		Statement of Operations Data
(amounts in thousands, except per share data)	(Liquidation Basis) (A)		(Going Concern Basis) (A)
	For the Year	For the Period	For the Period
	Ended	November 18 to	January 1 to
	December 31,	December 31,	November 17,	For the Years Ended December 31,
	2006	2005	2005	2004	2003	2002
	(Unaudited)

Net assets in liquidation — beginning of period	$56,569	$146,889
Distributions to stockholders (B)	—	(90,597)
Changes in net real estate assets under development, net of minority interest and estimated income taxes	1,552	—
Provision for option cancellation reserve	(4,227)	—
Change in option cancellation reserve	926	—
Exercise of stock options	1,008	56
Operating income	1,768	221

Increase (decrease) in net assets in liquidation	1,027	(90,320)

Net assets in liquidation — end of period	$57,596	$56,569

Revenues (C)			$13,218	$26,629	$35,057	$29,907
Costs and expenses (D)			(23,623)	(37,580)	(37,903)	(33,750)
Income (loss) from joint ventures (E) (F) (G)			11,850	(23,715)	(34,429)	(209)
Interest income on cash and investments			1,492	1,020	545	605
Minority interest benefit			172	88	85	43

Income (loss) before income taxes, Convertible Trust Preferred Securities and discontinued operations			3,109	(33,558)	(36,645)	(3,404)
Income tax (expense) benefit(G)			(91)	130	(7,135)	1,322
Convertible Trust Preferred Securities distributions, net of tax benefit of $720 in 2002 (D)			—	—	(2,099)	(1,380)

Income (loss) from continuing operations			3,018	(33,428)	(45,879)	(3,462)
Income from discontinued operations, net of taxes(H)			—	725	20	90

Net income (loss)			$3,018	$(32,703)	$(45,859)	$(3,372)

Per share amounts, basic and diluted:
Income (loss) from continuing operations			$0.47	$(5.17)	$(7.11)	$(0.53)
Income from discontinued operations (H)			—	0.11	—	0.01

Net income (loss)			$0.47	$(5.06)	$(7.11)	$(0.52)

Cash dividends declared per common share (B)	$—	$14.00	$—	$—	$—	$—

Weighted average number of common shares outstanding:
Basic			6,468	6,460	6,454	6,437

Diluted			6,470	6,460	6,454	6,437

Selected Historical Consolidated Financial Data of Wellsford (continued)

	Consolidated Net Assets		Summary Consolidated
	in Liquidation		Balance Sheet Data
	(Liquidation Basis)		(Going Concern Basis)
	December 31,
	2006	2005	2004	2003	2002

Real estate assets, at cost	$—	$—	$151,275	$147,357	$156,676
Accumulated depreciation	—	—	(21,031)	(16,775)	(12,834)
Real estate assets under development, at estimated value	41,159	44,233	—	—	—
Notes receivable	—	158	1,190	3,096	28,612
Assets held for sale (H)	—	—	—	2,335	6,256
Investment in Reis	20,000	20,000	6,790	6,790	6,790
Investment in joint ventures	423	453	7,195	46,970	87,391
Cash and cash equivalents	39,050	41,027	65,864	55,378	38,582
Investments in U.S. Government securities	—	—	27,551	27,516	—
Total assets, at cost	—	—	254,637	285,827	332,775
Total assets, at estimated value	108,477	126,670	—	—	—
Reserve for estimated costs during the liquidation period	18,302	24,057	—	—	—
Reserve for option cancellations	2,633	—	—	—	—
Mortgage notes payable	20,129	19,250	108,853	109,505	112,233
Debentures (E)	—	—	25,775	—	—
Convertible Trust Preferred Securities (E)	—	—	—	25,000	25,000
Total shareholders’ equity	—	—	98,783	131,274	176,567
Net assets in liquidation	57,596	56,569	—	—	—

Other balance sheet information:
Common shares outstanding	6,647	6,471	6,467	6,456	6,451

Equity per share			$15.28	$20.33	$27.37

Net assets in liquidation per share	$8.67	$8.74

(A)	See “Wellsford’s Business — Wellsford Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 178 for significant changes in revenues and expenses of Wellsford.

(B)	Initial liquidating distribution.

(C)	Wellsford has reclassified certain amounts from a component of revenue to interest income on cash and investments. This reclassification does not result in a change to the previously reported income (loss) from continuing operations, net income (loss) or net income (loss) per share for any of the periods presented.

(D)	During the first quarter of 2004, Wellsford de-consolidated the entity that issued the convertible trust preferred securities as required by the Financial Accounting Standards Board Interpretation No. 46R, which we refer to as FIN 46R. Accordingly, Wellsford presents the $25,775 of debentures instead of $25,000 of convertible trust preferred securities on its balance sheet at December 31, 2004. The expense for the debentures of approximately $824 and $2,100 is included with interest expense as a component of costs and expenses for the period January 1, 2005 to November 17, 2005 and the year ended December 31, 2004, respectively, instead of as distributions, net of tax benefit as it had been presented for the years ended December 31, 2003, 2002 and 2001. In April 2005, Wellsford completed the redemption of the debentures.

(E)	During 2005, Wellsford realized income of $11,148 from Wellsford/Whitehall, L.L.C., which we refer to as Wellsford/Whitehall, including a $5,986 gain on redemption of its interest and approximately $6,000 from its share of net gains from property sales.

(F)	The loss in the 2004 period is primarily attributable to (1) a $9,000 impairment charge recorded by Wellsford at September 30, 2004 related to the sale of its interest in Second Holding Company, LLC, which we refer to as Second Holding, (2) Wellsford’s net $6,606 share of a write-down of one of Second Holding’s investments during the first quarter of 2004 and (3) Wellsford’s share of losses aggregating $10,437 from Wellsford/Whitehall.

(G)	During the fourth quarter of 2003, Wellsford/Whitehall recorded an impairment charge of approximately $114,700 related to 12 assets in the portfolio. Wellsford’s share of this impairment charge was approximately $37,377 in 2003 and as a result, Wellsford wrote-off related unamortized warrant costs on Wellsford’s books of approximately $2,644 related to Wellsford/Whitehall and determined at that time that it was not appropriate to carry the balance of the net deferred tax asset attributable to NOL carryforwards and recorded a valuation allowance of $6,680 in the fourth quarter of 2003.

(H)	Relates to the classification of two properties in the Debt and Equity Activities strategic business unit as a discontinued operation effective as of June 30, 2003.

Selected Historical Financial Data of Reis

The following tables set forth selected historical financial data for Reis and should be read in conjunction with Reis’s financial statements and the notes related to those financial statements and the “Reis’s Business — Reis Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which are included in this joint proxy statement/prospectus. As further described in Footnote 1 in the accompanying financial statements of Reis, also included in this joint proxy statement/prospectus, the information set forth below is not necessarily indicative of the results of future operations.

	For the
	Three Months
	Ended January 31,		For the Years Ended October 31,
(amounts in thousands)	2007	2006	2006	2005	2004	2003(A)	2002
	(Unaudited)	(Unaudited)

Statement of Operations Data
Revenues	$5,240	$4,431	$18,802	$16,515	$12,451	$9,423	$5,778
Cost of revenues	903	839	3,476	3,270	3,204	2,767	2,150

Gross profit	4,337	3,592	15,326	13,245	9,247	6,656	3,628

Operating expenses:
Sales and marketing	1,095	804	3,568	3,454	2,974	2,284	1,943
Product development	406	371	1,565	1,311	1,065	1,136	1,540
General and administrative	1,513	1,601	6,197	5,105	3,957	3,750	3,800

Total operating expenses	3,014	2,776	11,330	9,870	7,996	7,170	7,283

Income (loss) before other income (expenses)	1,323	816	3,996	3,375	1,251	(514)	(3,655)

Other income (expenses):
Interest income	103	59	323	134	56	68	75
Interest expenses	(12)	(21)	(104)	(13)	(14)	(16)	—
Loss on lease abandonment	(45)	(1,086)	(1,245)	—	—	—	—

Total other income (expenses)	46	(1,048)	(1,026)	121	42	52	75

Income (loss) before income taxes	1,369	(232)	2,970	3,496	1,293	(462)	(3,580)

(Provision for) benefit from taxes:
Current	—	—	(144)	(123)	(84)	(6)	—
Deferred	(577)	47	(1,097)	4,810	—	—	—

Net tax (provision) benefit	(577)	47	(1,241)	4,687	(84)	(6)	—

Net income (loss)	$792	$(185)	$1,729	$8,183	$1,209	$(468)	$(3,580)

Selected Historical Financial Data of Reis (continued)

	January 31,	October 31,
	2007	2006	2005	2004	2003	2002
	(Unaudited)

Consolidated Balance Sheet Data
Cash and cash equivalents	$9,879	$7,980	$8,064	$5,066	$2,846	$1,351
Total current assets	18,338	17,275	14,150	8,471	4,778	2,943
Total assets	27,532	25,827	21,915	11,628	7,329	5,433
Deferred revenue	12,449	10,752	9,470	8,348	4,982	3,584
Total liabilities including deferred revenues	15,219	14,293	12,096	9,992	6,902	4,722
Total stockholders’ equity	12,313	11,534	9,819	1,636	427	711

(A)	The statement of operations for the year ended October 31, 2003 has been restated for the effects of (1) including in revenue the $130,441 value of membership interests in Reis Capital Holdings, LLC, which we refer to as Reis Capital, earned pursuant to the related party service agreement (fully discussed in Footnote 7(b) in the accompanying financial statements of Reis) and (2) recording an additional expense of $359,225 which represents the intrinsic value of options issued to the two principal shareholders of Reis at the time the options were received by the shareholders (fully discussed in Footnote 6 in the accompanying financial statements of Reis).

Summary Unaudited Condensed Consolidated Pro Forma Financial Data

The following tables set forth selected financial data on a pro forma basis as if the merger is consummated, the proceeds from the Bank Loan are used to pay part of the cash portion of the merger consideration, and Wellsford has terminated the Plan and thereby changed the presentation of its historical financial information from the liquidation basis of accounting to the going concern basis of accounting. The unaudited pro forma operating data for the year ended December 31, 2006 is presented as if the merger had been consummated, the proceeds from the Bank Loan had been received, and Wellsford terminated the Plan on January 1, 2006. The unaudited pro forma balance sheet as of December 31, 2006 is presented as if the merger had been consummated, the proceeds from the Bank Loan had been received, and Wellsford terminated the Plan on December 31, 2006.

The pro forma information is based on the assumptions that are included in the notes to the pro forma financial statements included elsewhere in this joint proxy statement/prospectus. The pro forma information is unaudited and is not necessarily indicative of what the financial position and results of operations would have been as of and for the dates and periods indicated, nor does it purport to represent the financial position and results of operations for future dates and periods.

Pro Forma
For the Year Ended
December 31, 2006
(Unaudited)

(amounts in thousands, except for per share data)
Statement of Operations Data
Total revenue	$55,316
Total cost of sales	$44,332
Gross profit	$10,984
(Loss) from continuing operations	$(15,218)
Average number of shares of common stock outstanding:
Basic	10,579
Diluted	10,579
(Loss) per share from continuing operations:
Basic	$(1.44)
Diluted	$(1.44)

Pro Forma
As of December 31,
2006
(Unaudited)

Balance Sheet Data
Cash and cash equivalents	$25,154
Total assets	$157,293
Long-term debt, current and non-current	$45,270
Total stockholders’ equity	$85,707

RISK FACTORS

In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the risks described below in evaluating whether to vote for the proposals relating to the merger. If any of the events described below actually occur, the business, financial condition, results of operations or cash flows of the combined company could be materially adversely affected. Additional risks and uncertainties not presently known to Wellsford and Reis or that Wellsford believes are now immaterial may also adversely affect the merger and the combined company. Furthermore, if the proposed merger is consummated, Wellsford will terminate the Plan and, although Wellsford will continue with its residential development and sales activities related to its real estate assets over a period of years, Reis’s business will be the primary business activity of the combined company. As a result, the risks described below under “— Risk Factors Relating to Reis” and “— Risk Factors Relating to the Merger” are the most significant risks to the combined company if the merger is consummated.

Risk Factors Relating to the Merger

The merger represents a significant change in strategy for Wellsford which may be unsuccessful.

If the proposed merger is consummated, Wellsford will terminate the Plan, but will continue with its residential development and sales activities related to its real estate assets over a period of years. Reis’s business will be the primary business activity after the merger is consummated. As a result, Wellsford will change its basis of accounting from a liquidation basis to a going-concern basis. Under the liquidation basis of accounting, assets are stated at their estimated net realization value and liabilities are stated at their estimated settlement amounts. Wellsford’s assets and liabilities will be presented on a going concern basis of accounting with assets being reported at the lower of historical cost, as adjusted for activity, or market value as of the date of termination of the Plan.

Assuming the merger is consummated, this change in strategy may be unsuccessful and may result in lower returns to Wellsford stockholders than they may have received under the Plan, subjecting the Wellsford stockholders to the risk factors associated with Reis and the potential volatility and risks of a growth-oriented provider of commercial real estate information.

The termination of the Plan would result in the retention by the combined entity of Wellsford’s cash balances (after the payment of transaction costs and the cash portion of the merger consideration that is not being funded by the Bank Loan) and subsequent cash flow from the sales of residential development assets, after operating costs, for working capital and re-investment purposes. Such cash would not be distributed to stockholders in the form of a liquidating distribution as had been contemplated under the Plan.

A portion of the December 14, 2005 cash distribution by Wellsford to its stockholders will be recharacterized as taxable dividend income as a result of the termination of the Plan.

Wellsford has determined that, as a consequence of the consummation of the proposed merger and termination of the Plan, it will be necessary to recharacterize a portion of the December 14, 2005 cash distribution of $14.00 per share from what may have been characterized as a return of capital for Wellsford stockholders at that time to taxable dividend income. Wellsford estimates that $1.15 of the $14.00 per share cash distribution will be recharacterized as taxable dividend income. For further discussion of the U.S. Federal income tax treatment of the December 2005 distribution, see “Material U.S. Federal Income Tax Consequences” beginning on page 83.

Wellsford may be subject to litigation as a result of terminating the Plan.

Historically, extraordinary corporate actions, such as terminating the Plan, have occasionally led to securities class action lawsuits being filed against a company. As of April 6, 2007, Wellsford was not aware of any pending securities class action lawsuits relating to the Plan or its prospective termination. However, in the event such litigation should occur, it is likely to be expensive and, even if Wellsford ultimately prevails, the process will be time consuming and will divert management’s attention from integrating Wellsford and

Reis and otherwise operating the business. Wellsford cannot predict the outcome or the amount of expenses and damages but the amounts could have a material adverse effect on the combined company’s business, results of operations and financial condition.

Wellsford’s common stock is thinly traded and there may be little or no liquidity for the shares of Wellsford common stock to be issued in connection with the proposed merger.

Historically, Wellsford’s common stock has been thinly traded and an active trading market for Wellsford common stock may not develop after the merger. In the absence of an active public trading market, an investor may be unable to sell his or her shares of common stock. In view of the additional shares that will become eligible for sale in the public market upon consummation of the merger, investors trying to sell their shares may find it difficult to find buyers for their shares at prices quoted in the market or at all. Although Wellsford has agreed in the merger agreement to use reasonable best efforts to cause its common stock to be approved for listing on NASDAQ as promptly as practicable after the merger, there can be no guarantee that Wellsford will meet NASDAQ’s initial listing requirements and that its shares will be accepted for such listing or that the shares will be more actively traded on NASDAQ than they are on the AMEX. Furthermore, if the Wellsford board of directors determines to effect a reverse stock split of the Wellsford common stock following the consummation of the merger, the liquidity of Wellsford common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

The number of shares of Wellsford common stock that holders of Reis common stock and Reis preferred stock will receive in the merger will be based upon a fixed exchange ratio. The per share price of Wellsford common stock may be less than $8.16 at the time of election and may decline from the time of election to the time the merger is consummated.

In the merger, each Reis stockholder, other than Wellsford Capital, initially will have the right to receive the merger consideration to which that stockholder is entitled 50% in cash and 50% in shares of Wellsford common stock, with each eligible stockholder having the right to elect to receive, subject to certain limitations, all of the merger consideration to which that stockholder is entitled in shares of Wellsford common stock. Wellsford and Reis will not adjust the fixed exchange ratio as a result of any change in the market price of Wellsford common stock between the date of this joint proxy statement/ prospectus and the date the Reis stockholders receive shares of Wellsford common stock in exchange for their shares of Reis common stock or Reis preferred stock. The market price of Wellsford common stock on the date Reis stockholders receive shares of Wellsford common stock will likely be different than the market price of shares of Wellsford common stock on October 11, 2006 (the date the merger agreement was signed) and on the date of election, as a result of changes in the business, operations or prospects of Wellsford, market reactions to the proposed merger, general market and economic conditions and other factors. Furthermore, a stockholder’s exposure to the risk of the stock price falling is increased to the extent that the stockholder elects to receive 100% of the merger consideration in shares of Wellsford common stock. Because Wellsford will complete the merger only after Wellsford and Reis hold their respective special meetings of stockholders and the other conditions to closing are satisfied, the price of the Wellsford common stock on the date of election and on the dates of the Wellsford and Reis special meetings will not necessarily be indicative of the price of the Wellsford common stock at the time Wellsford consummates the merger. See “The Merger Agreement — Consideration To Be Received in the Merger” beginning on page 87.

A portion of the merger consideration that Reis stockholders, other than Wellsford Capital, would otherwise be entitled to receive will be held in escrow for up to two years.

Pursuant to the terms of the merger agreement, upon the consummation of the merger Wellsford will deliver to the escrow agent a portion of the merger consideration otherwise payable to the Reis stockholders, other than Wellsford Capital, consisting of (A) $2,593,456 in cash and 317,825 shares of Wellsford common stock, to be held for 18 months following the effective time of the merger, to serve as security for indemnification obligations arising out of breaches of Reis’s representations, warranties, and covenants made in the merger agreement, and (B) $1,500,000 in cash and 183,824 shares of Wellsford common stock, to be held for 24 months following the effective time of the merger, as additional security for breaches of certain representations and warranties made by Reis that the parties to the merger agreement have designated as “fundamental.” If Wellsford successfully asserts a claim while the escrowed shares and cash remain in escrow, Reis stockholders may not receive part or all of the escrowed shares and cash.

Additionally, Lloyd Lynford and Jonathan Garfield will be appointed as stockholder representatives and will be authorized to make all decisions and to take all actions for and on behalf of all the Reis stockholders with respect to their rights and obligations under the merger agreement, including, without limitation, claims on the escrow accounts and indemnification rights. All decisions made and actions taken by the stockholder representatives will be binding on all of the Reis stockholders. The stockholder representatives are indemnified by all Reis stockholders for all costs and expenses incurred in discharging their obligations on behalf of the Reis stockholders, which indemnification is secured by a third escrow account consisting of $250,000 in cash and 30,637 shares of Wellsford common stock otherwise payable to the Reis stockholders, other than Wellsford Capital, as merger consideration. If the stockholder representatives are required to take any action with respect to the interests of the Reis stockholders, Reis stockholders will not receive all, and may not receive any part, of the funds in the third escrow account and will be liable for costs and expenses of the stockholder representatives in excess of the funds held in the third escrow account.

During the time that a stockholder’s shares of Wellsford common stock are held in escrow, the stockholder bears the risk of the stock price falling below $8.16 per share. No adjustment to the fixed exchange ratio will be made as a result of any decline in stock price.

Failure to consummate the merger could negatively impact the stock price of Wellsford, because of, among other things, the disruption in the market that would occur as a result of uncertainties relating to a failure to consummate the merger and resulting in Wellsford incurring significant costs without the benefit of the merger.

The closing sales price per share of Wellsford common stock on the AMEX on October 10, 2006, the date immediately before the public announcement of the signing of the merger agreement, was $7.43 and on             , 2007, the latest practicable date before the date of this joint proxy statement/prospectus, it was $     . If the proposed merger is not consummated, the price of Wellsford common stock may decline to the extent that the current market price of that stock reflects a market assumption that the merger will be consummated and that the related benefits will be realized, or as a result of the market’s perceptions that the merger was not consummated due to an adverse change in Wellsford’s business. In addition, Wellsford will have incurred significant costs and expenses related to the merger without realizing any of the expected benefit of having consummated the merger.

Failure to consummate the merger could negatively impact Reis’s liquidity and cash flows.

If the proposed merger is not consummated, under certain circumstances, Reis would be required to reimburse Wellsford’s costs and expenses related to the merger of up to $3,500,000 and to pay a termination fee of $500,000 if Reis accepts a superior proposal; see “The Merger Agreement — Termination Events and Termination Fees” beginning on page 101.

Some of the directors and executive officers of Wellsford and Reis have interests in the merger that are different from Wellsford and Reis stockholders.

When considering the recommendation of each of the Wellsford and Reis boards of directors with respect to the merger proposals, stockholders should be aware that some directors and executive officers of Wellsford and Reis have interests in the merger that may be different from, or are in addition to, the interests of the stockholders of Wellsford and Reis. These interests include, with respect to certain individuals, their designation as directors or executive officers of Wellsford and the fact that the consummation of the transaction results in the acceleration of vesting and cashing-out of Reis options for officers of Reis, including Lloyd Lynford and Jonathan Garfield (totaling $1,425,469 and $950,313, respectively), certain payments to be made to each of Lloyd Lynford and Mr. Garfield pursuant to the Lynford/Garfield letter agreement (totaling approximately $1,403,900 and $1,209,530, respectively), the potential payments of severance upon termination in specified circumstances and retention and other payments pursuant to existing plans, agreements and arrangements. In addition, Lloyd Lynford, the Chief Executive Officer of Reis, is the brother of Jeffrey Lynford, the Chief Executive Officer of Wellsford. Pursuant to the merger agreement, Lloyd Lynford will serve as Chief Executive Officer, President and a director of Wellsford and Mr. Garfield will serve as the Executive Vice President and a director of Wellsford. Each of these officers will have three year employment agreements. Further, Edward Lowenthal, one of Wellsford’s directors, is a beneficial owner of Reis preferred stock and, since the third quarter of 2000, has represented Wellsford’s ownership interest in Reis by serving on the board of directors of Reis.

These interests may have influenced the officers and directors of Wellsford and Reis to support the merger. See “The Merger — Interests of Wellsford and Reis Directors and Executive Officers in the Merger” beginning on page 73.

If Wellsford’s stockholders do not approve the issuance of Wellsford common stock in connection with the merger, Wellsford will be required to pay certain of Reis’s expenses.

The merger agreement and the rules of the AMEX require Wellsford to obtain stockholder approval of the issuance of Wellsford common stock as part of the merger consideration. The merger agreement also provides for the payment by Wellsford of certain of Reis’s expenses in connection with obtaining the Bank Loan if Wellsford or Reis terminate the merger agreement as a result of Wellsford’s failure to obtain stockholder approval. Wellsford currently estimates that its share of the expenses will be approximately $450,000. See “The Merger Agreement — Termination Events and Termination Fees — Termination Fees” beginning on page 102.

If the combined company does not realize the anticipated benefits from the merger, Wellsford and Reis stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

As a result of the merger, outstanding shares of Reis common stock and Reis preferred stock will be automatically converted into the right to receive shares of Wellsford common stock and cash upon the consummation of the merger. Accordingly, Wellsford stockholders who, prior to the consummation of the merger owned 100% of the outstanding Wellsford common stock, will own approximately 62% of the outstanding shares of Wellsford immediately following the consummation of the merger. Likewise, Reis stockholders, other than Wellsford Capital, who prior to the consummation of the merger owned 100% of the outstanding Reis capital stock, will own approximately 38% of the outstanding Wellsford common stock immediately following the consummation of the merger. Consequently, if Wellsford is unable to realize the strategic and financial benefits currently anticipated from the merger, Wellsford and Reis stockholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit, except for Reis stockholders receiving cash in the merger. In addition, this dilution could reduce the market price of Wellsford common stock. There can be no assurance that the combined company will achieve revenue growth, profitability and cost savings from the merger.

The preferential rights of the holders of Reis preferred stock will terminate upon the merger.

Upon the consummation of the proposed merger, holders of Reis preferred stock will become holders of Wellsford common stock and will lose their preferential rights, which include separate voting rights, cumulative dividends, and liquidation preferences. See “Comparison of Rights of Stockholders of Wellsford and Reis” beginning on page 227.

Because the lack of a public market for Reis’s capital stock makes it difficult to evaluate the fairness of the merger, the stockholders of Reis may receive consideration in the merger that is greater than or less than the fair market value of Reis’s capital stock.

The outstanding capital stock of Reis is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of Reis. Since the percentage of Wellsford equity to be issued to Reis stockholders was determined based on negotiations between the parties, it is possible that the value of Wellsford common stock and cash to be issued in connection with the merger will be greater than the fair market value of Reis. Alternatively, it is possible that the value of the merger consideration to be issued in connection with the merger will be less than the fair market value of Reis.

Because Reis’s business will constitute a substantial portion of the business of the combined company after the consummation of the merger, if any of the events described in “— Risk Factors Relating to the Merger” and “— Risk Factors Relating to Reis” occur, those events could cause the potential benefits of the merger not to be realized.

If the merger is consummated, Wellsford will terminate the Plan, but will continue with its program to dispose of its remaining real estate assets and Wellsford’s business immediately following the merger will primarily be the business conducted by Reis immediately prior to the merger. As a result, the risks described above under “— Risk Factors Relating to the Merger” are the most significant risks to the combined company if the merger is consummated. To the extent any of the events in the risks described above under “— Risk Factors Relating to the Merger” occur, those events could cause the potential benefits of the merger not to be realized and the market price of the combined company’s common stock to decline.

The combined company’s ability to use the net operating loss carryforwards of Wellsford will be subject to limitation and, under certain circumstances, may be eliminated.

Generally, a change of more than 50% in the ownership of a corporation’s stock, by value, over a three-year period constitutes an ownership change under Section 382 of the Code. In general, Section 382 imposes an annual limitation on a corporation’s ability to use its NOLs from taxable years or periods ending on or before the date of an ownership change to offset U.S. Federal taxable income in any post-change year. Wellsford will likely experience an ownership change as a result of the merger, in which case the combined company will be subject to the limitation under Section 382 with respect to pre-change NOLs of Wellsford. Section 382 imposes significant limitations of the use of Wellsford’s NOL carryforwards. During 2005 Wellsford experienced an ownership change under Section 382. That change resulted in an annual limitation of approximately $4,700,000. It is expected that the merger will result in another ownership change and that the annual limitation on Wellsford’s use of NOLs through 2026 will, as a result of such ownership change, be reduced to approximately $2,000,000 per year (based on current interest rates and market prices for Wellsford common stock).

Moreover, if a corporation experiences an ownership change and does not satisfy the “continuity of business enterprise” requirement (which generally requires that the corporation continue its historic business or use a significant portion of its historic business assets in a business for the two-year period beginning on the date of the ownership change), it cannot, subject to certain exceptions, use any NOL from a pre-change period to offset taxable income in post-change years. Although there can be no assurance that this requirement will be met with respect to any ownership change of Wellsford, including the merger with Reis, Wellsford’s management believes, based on its present business plan which contemplates the continuation of its historic real estate business activities, that Wellsford will satisfy this requirement.

Wellsford has NOL carryforwards, for Federal income tax purposes, resulting from Wellsford’s merger with Value Property Trust in 1998 and its operating losses in 2004 and 2006. The NOLs aggregated approximately $58,000,000 at December 31, 2006, and expire in the years 2007 through 2026. Approximately $22,100,000 of Wellsford’s NOLs expire in 2007 and 2008, which Wellsford does not expect to be able to utilize, even after the merger with Reis. Additionally, assuming Wellsford is able to satisfy the continuity of business enterprise requirement described above, Wellsford expects that it could only potentially utilize $30,200,000 of its remaining

NOLs existing at December 31, 2006, based on the new $2,000,000 annual limitations and expirations. The actual ability to utilize the tax benefit of any existing NOLs as well as of the tax benefits of the tax basis of owned assets in excess of the liquidation value, will be subject to future facts and circumstances with respect to meeting the above described “continuity of business enterprise” requirements at the time NOLs are being utilized on a tax return and when there are realized losses on sales of assets.

If the combined company is not able to successfully identify or integrate future acquisitions, its business operations and financial condition could be adversely affected, and future acquisitions may divert its management’s attention and consume significant resources.

The combined company may in the future attempt to further expand its markets and services in part through acquisitions of other complementary businesses, services, databases and technologies. Mergers and acquisitions are inherently risky, and Reis and Wellsford cannot assure you that future acquisitions, if any, will be successful. The successful execution of any future acquisition strategy will depend on its ability to identify, negotiate, complete and integrate such acquisitions and, if necessary, obtain satisfactory debt or equity financing to fund those acquisitions. Failure to manage and successfully integrate acquired businesses could harm the combined company’s business. Acquisitions involve numerous risks, including the following:

•	difficulties in integrating the operations, technologies, and products of the acquired companies;

•	diversion of management’s attention from normal daily operations of the business;

•	inability to maintain the key business relationships and the reputations of acquired businesses;

•	entry into markets in which the combined company has limited or no prior experience and in which competitors have stronger market positions;

•	dependence on unfamiliar affiliates and partners;

•	insufficient revenues to offset increased expenses associated with acquisitions;

•	reduction or replacement of the sales of existing services by sales of products or services from acquired lines of business;

•	responsibility for the liabilities of acquired businesses;

•	inability to maintain internal standards, controls, procedures and policies;

•	inability to utilize Federal, state, and local net operating loss carryforwards; and

•	potential loss of key employees of the acquired companies.

In addition, if the combined company finances or otherwise completes acquisitions by issuing equity or convertible debt securities, existing stockholders’ ownership may be diluted.

Following the consummation of the merger, Wellsford’s executive officers and directors will own a significant percentage of Wellsford’s stock and will continue to have significant control of the combined company’s management and affairs, and they may take actions which adversely affect the trading price of Wellsford’s common stock.

Immediately following the consummation of the merger, the executive officers and directors of Wellsford, and entities that are affiliated with them, will beneficially own, depending upon the proportion of cash and share consideration that Lloyd Lynford and Jonathan Garfield receive in the merger, between approximately 18% and 25% of Wellsford’s outstanding common stock. The ownership percentage, when including options to purchase shares of Wellsford common stock held by Wellsford’s executive officers and directors, increases to between approximately 27% and 33% of Wellsford’s expected outstanding common stock and stock options. Following consummation of the merger, Lloyd Lynford and Mr. Garfield will own between approximately 11% and 18% of Wellsford’s expected outstanding common stock, or between approximately 11% and 17% of Wellsford’s expected outstanding common stock and options to purchase shares of Wellsford common stock. This significant concentration of share ownership may adversely affect the trading price of Wellsford’s common stock because investors often perceive disadvantages in owning stock in companies where management holds a significant percentage of the voting power. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving the combined company, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if such a change of control would benefit the combined company’s stockholders other than the group of directors and officers described above.

The Bank Loan documents contain financial and operating restrictions that limit Reis’s access to credit. If, following the consummation of the merger, Reis fails to comply with the covenants in the Bank Loan documents, Reis may be required to repay the indebtedness on an accelerated basis.

Provisions in the Bank Loan impose restrictions on Reis’s ability, following the merger, to, among other things:

•	incur additional debt;

•	change its fiscal year end;

•	amend its organizational documents;

•	pay dividends and make distributions;

•	redeem or repurchase outstanding equity;

•	make certain investments;

•	create liens;

•	enter into transactions with stockholders and affiliates;

•	undergo a change of control; and

•	make certain fundamental changes, including engaging in a merger or consolidation.

The credit agreement also contains other customary covenants, including covenants which will require Reis to meet specified financial ratios and financial tests. Reis may not be able to comply with these covenants in the future and failure to do so may result in the declaration of an event of default and cause Reis to be unable to borrow under the Bank Loan documents. Furthermore, certain events related to Wellsford, such as the delisting of Wellsford from a national stock exchange or the voluntary or involuntary filing by Wellsford under any bankruptcy, insolvency or similar law (which is not stayed or dismissed within certain time periods), will cause an event of default. In addition, an event of default, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under these agreements, which would require Reis to pay all amounts outstanding. If an event of default occurs, Reis may not be able to cure it within any applicable cure period, if at all. If the maturity of this indebtedness is accelerated, Reis may not have sufficient funds available for repayment or may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to Reis or to Wellsford, or at all. Furthermore, the Bank Loan is secured by Reis’s assets and, therefore, these assets will not be available to secure additional credit.

The success of the combined company depends on retaining key executive officers and personnel and attracting and retaining capable management and operating personnel.

Jeffrey H. Lynford has been Chairman of Wellsford’s board of directors since its formation in 1997 and has been Wellsford’s President and Chief Executive Officer since April 1, 2002. Jeffrey Lynford’s employment agreement with Wellsford expires on December 31, 2007. Before the effective time of the merger, it is anticipated that Wellsford will enter into an amendment to Jeffrey Lynford’s employment agreement such that he will become the executive Chairman of Wellsford after the merger. Wellsford also depends on the services of David M. Strong, its Senior Vice President for Development, specifically with respect to the Gold Peak project. Mr. Strong’s employment agreement with Wellsford also expires on December 31, 2007. The loss of the services of either Jeffrey Lynford or Mr. Strong could have a material adverse effect on Wellsford’s business, operations, and financial condition, including the terms and conditions under which Wellsford conducts its residential development and sales activities related to its assets and continued availability of construction loans. Furthermore, Jeffrey Lynford’s contract provides that since Wellsford has disposed of all or substantially all of two of its business units, he is no longer required to devote substantially all of his time, attention and energies during business hours to Wellsford’s business activities. He may now perform services for and engage in business activities with other persons so long as such services and activities do not prevent him from fulfilling his fiduciary responsibilities to Wellsford. Wellsford’s business operations could be negatively impacted if it is unable to enter into amended or new employment agreements in order to retain the services of Jeffrey Lynford and Mr. Strong, as well as other key personnel, or hire suitable replacements.

Reis’s success also depends in large part on the continued service of key personnel. Reis’s business plan was developed, in large part, by its senior-level officers, including Reis’s President and Chief Executive Officer, Lloyd Lynford, Executive Vice President, Jonathan Garfield, and Chief Operating Officer, William Sander. The continued implementation and development of Reis’s business plan, and the business of the combined company after the merger, requires their skills and knowledge. Reis may not be able to offset the impact of the loss of the services of Lloyd Lynford, Mr. Garfield, Mr. Sander or other key officers or employees because its business requires skilled management, as well as technical, product and technology, and sales and marketing personnel, who are in high demand and are often subject to competing offers. Competition for qualified employees is intense in the information industry, and the loss of a substantial number of qualified employees, or an inability to attract, retain and motivate additional highly skilled employees could have a material adverse impact on Reis and the combined company after the merger.

Although Wellsford and Reis each use various incentive programs to retain and attract key personnel, these measures may not be sufficient to either attract or retain, as applicable, the personnel required to ensure the success of the combined company.

A reverse stock split of Wellsford common stock following the consummation of the merger may have an adverse effect on Wellsford’s stock price, market capitalization and liquidity.

Following the consummation of the merger, Wellsford’s board of directors may determine to effect a reverse stock split of the Wellsford common stock. All decisions regarding the declaration of a reverse stock split will be at the discretion of Wellsford’s board of directors and will be evaluated from time to time by the board of directors in light of the price per share of Wellsford common stock, the number of shares of Wellsford common stock outstanding, applicable AMEX or NASDAQ rules, applicable law and other factors that Wellsford’s board of directors deems relevant. If the board of directors determines to effect a reverse stock split, there can be no assurance that the total market capitalization of Wellsford common stock after the reverse stock split will be equal to or greater than the total market capitalization before the reverse stock split or that the per share market price of Wellsford common stock following the reverse stock split will either exceed or remain higher than the current per share market price. There can be no assurance that the market price per share of Wellsford common stock after a reverse stock split will rise or remain constant in proportion to the reduction in the number of shares of Wellsford common stock outstanding before the reverse stock split. For example, based on the closing market price of Wellsford common stock on March 31, 2007 of $7.83 per share, if the board of directors decided to implement a one-for-two reverse stock split, there can be no assurance that the post-split market price of Wellsford common stock would be $15.66 per share or greater. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split. While the board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that a reverse stock split will result in a per share price that will attract institutional investors and brokers.

The market price of Wellsford common stock will also be based on Wellsford’s performance and other factors, some of which are unrelated to the number of shares outstanding. However, if a reverse stock split is affected and the market price of Wellsford common stock declines, the percentage decline as an absolute number and as a percentage of Wellsford’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Wellsford common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Risk Factors Relating to Wellsford

Wellsford is subject to the risks that affect real estate investors and developers generally.

The value of Wellsford’s real estate assets are subject to certain risks applicable to Wellsford’s assets and inherent in the real estate industry which, if they materialize, could have a material adverse effect on Wellsford’s business, results of operations and financial condition and include:

•	downturns in the national, regional and local economies where Wellsford’s properties are located;

•	macroeconomic as well as specific regional and local market conditions;

•	competition from other for-sale housing developments;

•	local real estate market conditions, such as oversupply of, or reduction in demand for, residential homes and condominium units;

•	increased operating and construction costs, including insurance premiums, utilities, building materials, labor and real estate taxes;

•	increases in interest rates; and

•	cost of complying with environmental, zoning, and other laws.

Wellsford is subject to risks associated with construction and development.

Wellsford currently intends to continue to develop residential projects at Gold Peak, East Lyme and Claverack (each as defined under “Wellsford’s Business — Business and Plan of Liquidation — Residential Activities”) through the subdivision, construction, and sale of condominium units, single family homes or lots. Alternatively, or in combination, Wellsford may sell the East Lyme project to another developer and sell its joint venture interest in Claverack to its partner in that venture, thus foregoing potential development profits associated with these properties. Wellsford’s development and construction activities give rise to additional risks, which, if they materialize, could have a material adverse effect on its business, results of operations and financial condition and include:

•	the possibility that Wellsford may discontinue development opportunities after expending significant resources to determine feasibility, to perform infrastructure construction, or to build, in certain instances;

•	the possibility that Wellsford may not obtain an increased number of building lots for the Claverack project, which would affect the number of single family homes Wellsford can build and sell;

•	the possibility that Wellsford may not obtain construction financing on reasonable terms and conditions, or be able to refinance or extend existing financing on similar terms;

•	the possibility that development, construction, and the sale of Wellsford projects, may not be completed on schedule resulting in increased debt service expense, construction costs and general and administrative expenses;

•	the inability to obtain, or costly delays in obtaining, zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could delay or prevent commencement of development activities or delay completion of such activities;

•	the fact that properties under development or acquired for development usually generate little or no cash flow until completion of development and sale of a significant number of homes or condominium units and may experience operating deficits after the date of completion and until such homes or condominium units are sold;

•	increases in the cost of construction materials; and

•	the inability to obtain proceeds from borrowings on terms financially advantageous to Wellsford or to raise alternate equity capital.

Wellsford’s development and construction activities expose it to risks associated with the sale of residential units.

Risks associated with the sale of residential properties which, if they materialize, could have a material adverse effect on Wellsford’s business, results of operations and financial condition and include:

•	lack of demand by prospective buyers;

•	inability to find qualified buyers;

•	inability of buyers to obtain satisfactory financing;

•	the inability to close on sales of properties under contract; and

•	dissatisfaction by purchasers with the homes purchased from Wellsford, which may result in remediation costs or warranty expenses.

Wellsford could change its intent with regard to the development and sale of its residential development projects.

Wellsford currently intends to continue to develop residential projects at Gold Peak, East Lyme and Claverack through the subdivision, construction, and sale of condominium units, single family homes or lots. However, if a determination were made by Wellsford’s board of directors to accelerate the sale of certain or all of these projects in a bulk disposition, as a result of a prolonged period of negative market factors related to construction and development or the inability to sell residential units (as described immediately above), there could be a material adverse effect on Wellsford’s results of operations, financial condition and cash flows. Accelerated bulk dispositions are not indicative of Wellsford’s current intent with respect to these assets and are not reflected in the set of assumptions that Wellsford’s senior management used in its determination of net assets in liquidation during the period November 18, 2005 through December 31, 2005 and the year ended December 31, 2006.

Wellsford may not be able to generate sufficient cash flow to meet its debt service obligations.

Wellsford’s ability to make scheduled payments of principal or interest on its indebtedness will depend on its future performance, which, to a certain extent, is subject to general economic conditions, financial, competitive, legislative, regulatory, political, business, and other factors. Wellsford believes that cash generated by its business will be sufficient to enable Wellsford to make its debt payments as they become due. However, if Wellsford’s business does not generate sufficient cash flow, or future borrowings are not available in an amount sufficient to enable Wellsford to service its indebtedness or to fund its other liquidity needs, Wellsford may not be able to fulfill its debt service obligations.

Some of Wellsford’s development projects have incurred, and may incur, debt, in which case a third party lender would be entitled to cash flow generated by such investments until that debt is repaid.

As a result of its borrowings, Wellsford would be subject to certain risks normally associated with debt financing which, if they materialize, could have a material adverse effect on Wellsford’s business, results of operations and financial condition, including the risk that cash flow from sales of homes, condominium units or lots will be insufficient to meet required payments of principal and interest, the risk that existing debt will not be able to be refinanced, the risk that the terms of such refinancings will not be as favorable to Wellsford. In addition, Wellsford may not be able to obtain modifications to increase borrowing capacity on existing construction loans. Such borrowings will increase the risk of loss on an investment which utilizes borrowings. If Wellsford defaults on secured indebtedness, the lender may foreclose and Wellsford could lose its entire investment in the security for such loan.

The restrictive covenants associated with Wellsford’s outstanding indebtedness under construction and development loans may limit Wellsford’s ability to operate its business.

Wellsford’s debt obligations require Wellsford to comply with a number of financial and other covenants on an ongoing basis. Some of those obligations may restrict Wellsford’s ability to incur additional debt and engage in certain transactions and make certain types of investments and take other actions. In other cases, failure to comply with covenants may limit Wellsford’s ability to borrow funds or cause a default under one or more of its then existing loans, possibly requiring Wellsford to either prepay a portion of the outstanding principal or provide additional cash collateral.

Increases in interest rates could materially increase Wellsford’s interest expense or could reduce Wellsford’s revenues.

As of December 31, 2006, Wellsford had approximately $20,129,000 of variable rate debt outstanding. Wellsford may incur additional variable rate indebtedness in the future. Accordingly, if interest rates increase, so will Wellsford’s interest costs, which may have a material adverse effect on its business, results of operations, cash flows and financial condition. Wellsford has limited its exposure to existing variable rate debt by purchasing interest rate caps. The expiration dates of these interest rate caps occur before the estimated completion dates of construction. Based on the December 31, 2006 debt balances and the notional amount of the interest rate caps, a 1% increase in the base interest rates of Wellsford’s variable rate debt would result in approximately $32,000 of additional interest being incurred on an annualized basis. The effect of a 1% increase in the base interest rates of Wellsford’s variable rate debt, without considering the interest rate caps, would result in approximately $201,000 of additional interest being incurred on an annualized basis. Generally, in both instances, any increase in interest incurred would primarily result in additional interest being capitalized into the basis of the respective development project.

Increases in interest rates could reduce Wellsford’s revenue and result in lost sales or sales of lower priced condominiums and homes as it becomes more expensive for buyers to obtain financing.

Neither Wellsford’s organizational documents nor those of the entities in which it invested contain any limitation on the amount of debt that may be incurred. Accordingly, Wellsford and such entities could incur significant amounts of debt, resulting in increases in debt service payments which could increase the risk of default on indebtedness.

The market for construction and development of real estate is highly competitive.

Developers and builders compete for, among other things, desirable properties, financing, raw materials, and skilled labor. Wellsford competes with large homebuilding companies, some of which have greater financial, marketing, and sales resources than Wellsford does, and with smaller local builders. The consolidation of some homebuilding companies may create additional competitors that have greater financial, marketing, and sales resources than Wellsford does and thus are able to compete more effectively against Wellsford. In addition, there may be new entrants in the markets in which Wellsford currently conducts business.

Property ownership through partnerships and joint ventures generally limits Wellsford’s control of those investments and entails other risks.

Wellsford has co-invested with third parties through partnerships, joint ventures or other entities including ventures where decisions require shared approval with third parties. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks that would not be present were a third party not involved, including: the possibility that Wellsford’s partners or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions; that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with Wellsford’s business interests or goals; that such partners or co-venturers may be in a position to take action contrary to Wellsford’s instructions, requests, policies or objectives; that Wellsford cannot agree with its partners on the sale of properties; and that Wellsford will not be able to exercise sole decision-making authority. In addition, Wellsford may in certain circumstances be liable for the actions of third-party partners or co-venturers.

Increased insurance costs and reduced insurance coverage may affect Wellsford’s results of operations and increase its potential exposure to liability.

Partially as a result of the September 11 terrorist attacks, the cost of insurance has risen, deductibles and retentions have increased, and the availability of insurance has diminished. Significant increases in Wellsford’s cost of insurance coverage or significant limitations on coverage could have a material adverse effect on Wellsford’s business, financial condition, and results of operations from such increased costs or from liability for significant uninsurable or underinsured claims.

In addition, there are some risks of loss for which Wellsford may be unable to purchase insurance coverage. For example, losses associated with landslides, earthquakes, and other geologic events may not be insurable, and other losses, such as those arising from terrorism, wars, or acts of God may not be economically insurable. A material uninsured loss could adversely affect Wellsford’s business, results of operations and financial condition and Wellsford may nevertheless remain obligated for any mortgage debt or other financial obligations related to that property or asset.

Wellsford is subject to environmental laws and regulations, and Wellsford’s properties may have environmental or other contamination.

Wellsford is subject to various Federal, state, and local laws, ordinances, rules and regulations concerning protection of public health and the environment. These laws may impose liability on property owners or operators for the costs of removal or remediation of hazardous or toxic substances on real property, without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of, or the failure to properly remediate, such substances may adversely affect the value of a property, as well as Wellsford’s ability to sell the property or individual condominium units or apartments, or to borrow funds using that property as collateral. Costs associated with the foregoing could be substantial and in extreme cases could exceed the value of the contaminated property. Environmental claims are generally not covered by Wellsford’s insurance programs.

The particular environmental laws that apply to any given homebuilding site vary according to the site’s location, its environmental condition, and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause Wellsford to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas, which could negatively affect Wellsford’s results of operations. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination. The one environmental condition of which Wellsford is aware relates to a portion of the East Lyme project. This land requires remediation of pesticides used on the property when it was an apple orchard at a cost of approximately $1,000,000 on an undiscounted basis. Remediation costs were considered in evaluating the net realizable value of the property at September 30, 2006 and December 31, 2005.

Wellsford’s properties are subject to various Federal, state and local regulatory requirements, such as state and local fire and life safety requirements and the Americans with Disabilities Act.

If Wellsford fails to comply with regulatory requirements, Wellsford could incur fines or be subject to private damage awards. Compliance with requirements may require significant unanticipated expenditures by Wellsford. Such expenditures could have a material adverse effect on Wellsford’s business, results of operations and financial condition.

Wellsford’s governing documents and Maryland law contain anti-takeover provisions that may discourage acquisition bids or merger proposals, which may adversely affect the market price of Wellsford’s common stock.

Wellsford’s articles of amendment and restatement contain provisions designed to discourage attempts to acquire control of Wellsford by merger, tender offer, proxy contest, or removal of incumbent management without the approval of Wellsford’s board of directors. These provisions may make it more difficult or expensive for a third party to acquire control of Wellsford even if a change of control would be beneficial to the interests of its stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of Wellsford’s common stock. Wellsford’s governing documents:

•	provide for a classified board of directors, which could discourage potential acquisition proposals and could delay or prevent a change of control; and

•	authorize the issuance of blank check stock that could be issued by Wellsford’s board of directors to thwart a takeover attempt.

In addition, under Maryland law, certain “business combinations” (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate thereof are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Wellsford’s board of directors has exempted from the Maryland statute any business combinations with Jeffrey Lynford and Edward Lowenthal or any of their affiliates or any other person acting in concert or as a group with any of such persons and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between such persons and Wellsford. For more information regarding Maryland anti-takeover law, see “Comparison of Rights of Stockholders of Wellsford and Reis — Restrictions on Business Combinations” beginning on page 236.

Risk Factors Relating to Reis

Reis must continue to attract and retain customers, and any failure to increase the number of customers or retain existing customers would harm Reis’s business.

Reis’s customers include subscribers to Reis SE. In addition to subscribers who typically pay for their annual service in advance, customers also include those who purchase Reis’s service on an ad hoc and pay as you go basis. Either category of customer may decide not to continue to use Reis SE because of budget or other competitive reasons. If subscribers choose not to renew their contracts or decrease their use of Reis’s information, or if Reis is unable to attract new subscribers, its revenues and profitability could be adversely affected.

To grow the business, Reis must convince prospective subscribers and existing customers to expand their use of Reis SE and Reis’s other products. Prospective customers may not be familiar with Reis’s service and may be accustomed to using other methods of conducting commercial real estate market research and property valuations. There can be no assurance that it will be successful in continuing to acquire additional customers. Moreover, it is difficult to estimate the total number of active, prospective customers in the U.S. during any given period. As a result, Reis does not know the extent to which it has penetrated this market. If Reis reaches the point at which it has attempted to sell Reis’s services to a significant majority of commercial real estate professionals in the U.S., the ability to increase its customer base could be limited.

Reis’s revenues are concentrated among certain key customers.

Reis has approximately 600 customers, but derives approximately 30% of its revenues from 25 customers. If Reis were to experience a reduction or loss of business from many of its 25 largest customers, it could have a material adverse effect on Reis’s revenues and, depending on the significance of the loss, its financial condition, cash flows and profitability.

Reis may be unable to compete successfully with its current or future competitors.

Reis has competition from both local companies that prepare commercial real estate research with respect to their specific geographic areas and national companies that prepare national commercial real estate research. Specifically, certain of Reis’s products compete with those of Torto Wheaton, a wholly-owned subsidiary of CB Richard Ellis, Property and Portfolio Research, a subsidiary of the Daily Mail Group, and Costar Group, Inc. New competitors, as well as Reis’s traditional competitors, could launch new websites quickly and inexpensively as Internet commerce has few barriers to entry. Such online competition could negatively impact Reis’s revenues and profitability.

Reis may not be able to sustain its revenue growth and future financial performance may be difficult to assess.

Although Reis was formed it 1980, it first offered services online in 1996. Profitable since fiscal 2004, Reis experienced losses from the introduction of online service in 1996 through fiscal 2003. Reis may incur additional expenses, such as marketing and product development expenses, with the expectation that revenues will grow in the future. However, such expectations may not be realized.

Reis must continue to obtain information from multiple sources.

The quality of Reis SE depends substantially on information provided by a large number of commercial real estate brokers, agents, and property owners. If these sources choose not to continue providing information to Reis, its product could be negatively affected, potentially resulting in an increase in customer cancellation and a failure to acquire new customers.

Reis’s revenues, expenses and operating results could be affected by general economic conditions or by changes in commercial real estate markets, which are cyclical.

Reis’s business is sensitive to trends in the general economy and trends in local, regional and national commercial real estate markets, which are unpredictable. Therefore, operating results, to the extent they reflect changes in the broader commercial real estate industry, may be subject to significant fluctuations. A number of factors could have an effect on Reis’s revenues, expenses, operating results or cash flows, such as:

•	periods of economic slowdown or recession in the U.S. or locally;

•	inflation;

•	flows of capital into or out of real estate investment in the U.S. or various regions of the U.S.;

•	changes in levels of rent or appreciation of asset values;

•	changing interest rates;

•	tax and accounting policies;

•	the cost of capital;

•	costs of construction;

•	increased unemployment;

•	lower consumer confidence;

•	lower wage and salary levels;

•	war, terrorist attacks or natural disasters; or

•	the public perception that any of these conditions may occur.

If Reis’s customers choose not to use Reis SE because of economic conditions, and Reis is not successful at attracting new customers, its revenues, expenses, operating results, cash flows or stock price could be negatively affected.

A primary source of new customers for Reis is the commercial real estate professional community, which may be reluctant to adopt Reis’s products and services.

Reis’s success has depended on its ability to convince commercial real estate professionals that Reis SE is superior to other traditional methods of conducting commercial real estate market research and valuation. Many commercial real estate professionals are used to conducting market research and valuation through the traditional means of relying on a network of contacts in a local market. Commercial real estate professionals may prefer to continue to use traditional methods or may be slow to adopt Reis’s products and services. If Reis is unable to continue to persuade commercial real estate professionals that Reis SE is a superior alternative to traditional means of conducting market research and valuation, operating results and profitability may be negatively affected.

Reis’s success depends on its ability to introduce new or upgraded services or products.

To continue to attract new customers to Reis SE, Reis may need to introduce new products or services. Reis may choose to develop new products and services independently or choose to license or otherwise integrate content and data from third parties. The introduction of new products and services could impose costs on Reis’s business and require the use of resources, and there is no guarantee that it will continue to be able to access new content and technologies on commercially reasonable terms or at all. If customers or potential customers do not recognize the value of Reis’s new services or enhancements to existing services, operating results could be negatively affected. Reis may incur significant costs and experience difficulties in developing and delivering these new or upgraded services or products.

Efforts to enhance and improve the ease of use, responsiveness, functionality and features of Reis’s existing products and services have inherent risks, and it may not be able to manage these product developments and enhancements successfully or in a cost effective manner. If Reis is unable to continue to develop new or upgraded services or products, then customers may choose not to use its products and services. Reis’s growth would be negatively impacted if it is unable to successfully market and sell any new services or upgrades.

If Reis fails to protect confidential information against security breaches, or if customers are reluctant to use products because of privacy concerns, Reis might experience a loss in profitability.

Pursuant to the terms and conditions of use on Reis’s website, as part of its customer registration process, Reis collects and uses personally identifiable information. Industry-wide incidents or incidents with respect to Reis’s websites, including theft, alteration, deletion or misappropriation of information, security breaches, computer hackers, viruses or anything else manifesting contaminating or destructive properties, or changes in industry standards, regulations or laws could deter people from using the Internet or Reis’s website to conduct transactions that involve the transmission of confidential information, which could harm its business. Under the laws of certain jurisdictions, if there is a breach of Reis’s computer systems and it knows or suspects that unencrypted personal customer data has been stolen, Reis is required to inform any customers whose data was stolen, which could harm its reputation and business.

Reis’s business could be harmed if it is unable to maintain the integrity and reliability of its data.

Reis’s success depends on its customers’ confidence in the comprehensiveness, accuracy, and reliability of the data it provides. Reis believes that it takes adequate precautions to safeguard the completeness and accuracy of its data and that the information is generally current, comprehensive and accurate. Nevertheless, data is susceptible to electronic malfeasance including, theft, alteration, deletion, viruses and computer hackers. If Reis cannot maintain the quality of its data, demand for its services could diminish and Reis may be exposed to lawsuits claiming damages resulting from inaccurate data.

Reis may be unable to enforce or defend its ownership or use of intellectual property.

Reis’s business depends in large measure on the intellectual property utilized in its methodologies, software and database. Reis relies on a combination of trademark, trade secret and copyright laws, a Federal trademark registration, registered domain names, contracts which include non-disclosure provisions, work-for-hire provisions, and technical security measures to protect its intellectual property rights. However, Reis does not own Federal registrations covering all of its trademarks and copyrightable materials. Reis also does not own any U.S. patents or patent applications. Reis’s business could be significantly harmed if it does not continue to protect its intellectual property. The same would be true if claims are made against Reis alleging infringement of the intellectual property rights of others. Any intellectual property claims, regardless of merit, could be expensive to litigate or settle, and could require substantial amounts of time and expenditures.

If Reis’s website or other services experience system failures or malicious attacks, its customers may be dissatisfied and its operations could be impaired.

Reis’s business depends upon the satisfactory performance, reliability and availability of its website. Problems with the website could result in reduced demand for Reis’s services. Furthermore, the software underlying Reis’s services is complex and may contain undetected errors. Despite testing, Reis cannot be certain that errors will not be found in its software. Any errors could result in adverse publicity, impaired use of Reis’s services, loss of revenues, cost increases or legal claims by customers.

Additionally, Reis’s services substantially depend on systems provided by third parties, over whom it has little control. Interruptions in service could result from the failure of data providers, telecommunications providers, or other third parties, including computer hackers. Reis depends on these third-party providers of Internet communication services to provide continuous and uninterrupted service. Reis also depends on Internet service providers that provide access to its services. Any disruption in the Internet access provided by third-party providers or any failure of third-party providers to handle higher volumes of user traffic could harm Reis’s business.

Reis’s internal network infrastructure could be disrupted or penetrated, which could materially impact both its ability to provide services and customers’ confidence in services.

Reis’s operations depend upon its ability to maintain and protect its computer systems, most of which are redundant and independent systems in separate locations. While Reis believes that its systems are adequate to support operations, its systems may be vulnerable to damage from break-ins, unauthorized access, computer viruses, vandalism, fire, floods, earthquakes, power loss, telecommunications failures, terrorism, acts of war, and other similar events. Although Reis maintains insurance against fires, floods, and general business interruptions, the amount of coverage may not be adequate in any particular case. Furthermore, any damage or disruption could materially impair or prohibit Reis’s ability to provide services, which could significantly impact its business.

Experienced computer programmers, or hackers, may attempt to penetrate Reis’s network security from time to time. Although it has not experienced any security breaches to date and Reis maintains a firewall, a hacker who penetrates network security could misappropriate proprietary information or cause interruptions in services. Reis might be required to further expend significant capital and resources to protect against, or to alleviate, problems caused by hackers. Reis also may not have a timely remedy against a hacker who is able to penetrate its network security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses or anything else manifesting contaminating or destructive properties could expose Reis to litigation or to a material risk of loss. Any of these incidents could materially impact Reis’s ability to provide services as well as materially impact the confidence of its customers in its services, either of which could significantly and adversely impact its business.

Reis may be subject to regulation of advertising and customer solicitation or other newly-adopted laws and regulations.

As part of Reis’s customer registration process, its customers agree to receive emails and other communications from Reis. However, Reis may be subject to restrictions on its ability to communicate with customers through email and phone calls. Several jurisdictions have proposed or adopted privacy-related laws that restrict or prohibit unsolicited email or spam. These laws may impose significant monetary penalties for violations. In addition, laws or regulations that could harm Reis’s business could be adopted, or reinterpreted so as to affect its activities, by the government of the U.S., state governments, regulatory agencies or by foreign governments or agencies. This could include, for example, laws regulating the source, content or form of information provided on Reis’s website, the information or services it provides or its transmissions over the

Internet. Violations or new interpretations of these laws or regulations may result in penalties or damage Reis’s reputation or could increase its costs or make its services less attractive.

Reis may be subject to tax audits or other procedures concerning its tax collection policies.

Reis does not collect sales or other similar taxes in states other than New York. However, one or more states (other than New York) may seek to impose sales tax collection obligations on out-of-state companies, such as Reis, which engage in online commerce. A successful assertion that Reis should collect sales, use or other taxes on the sale of merchandise or services into these states could harm its business.

Reis’s revenue, expenses, operating results and cash flows are subject to fluctuations.

Reis’s revenues, expenses, operating results and cash flows have fluctuated in the past and are likely to continue to do so in the future. These fluctuations could negatively affect Reis’s results of operations during that period and future periods. Reis’s revenues, expenses, operating results and cash flows may fluctuate from quarter to quarter due to factors including, among others, those described below:

•	obtaining new customers and retaining existing customers;

•	changes in Reis’s marketing or other corporate strategies;

•	Reis’s introduction of new products and services or changes to existing products and services;

•	the amount and timing of Reis’s operating expenses and capital expenditures;

•	costs related to acquisitions of businesses or technologies; and

•	other factors outside of Reis’s control.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this joint proxy statement/prospectus. These forward-looking statements relate to Wellsford’s or Reis’s outlook or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on Wellsford’s or Reis’s business operations or performance. Specifically, forward-looking statements may include:

•	statements relating to the benefits of the merger;

•	statements relating to future business prospects, revenue, income and cash flows of Wellsford and Reis individually;

•	statements relating to revenues of the resulting company after the merger; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These statements reflect Wellsford’s or Reis’s management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, each of Wellsford’s and Reis’s management has made assumptions regarding, among other things, bookings, revenues, operating costs and general economic conditions.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause Wellsford’s and Reis’s actual results to differ include:

•	expected benefits from the merger may not be fully realized or at all;

•	revenues following the merger may be lower than expected;

•	the possibility of litigation arising as a result of terminating the Plan;

•	adverse changes in the real estate industry and the markets in which the combined company will operate;

•	the inability to retain and increase the number of customers;

•	competition;

•	difficulties in protecting the security, confidentiality, integrity and reliability of the data;

•	legal and regulatory issues;

•	changes in accounting policies or practices; and

•	the risk factors listed in this joint proxy statement/prospectus under “Risk Factors” beginning on page 25.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Except as required by law, neither Wellsford nor Reis undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. You are also urged to read the opinions of Wellsford’s and Reis’s financial advisors which are attached as Annexes B and C, respectively, to this joint proxy/statement prospectus.

Background of the Merger

In the spring of 2005, senior management of Reis, in the course of its periodic review of Reis’s operations, financial condition, projections and growth strategies, determined that it would be appropriate to consider the strategic alternatives available to Reis and various means that could be used to continue Reis’s growth and maximize stockholder value. After several months of consideration and informal discussions between management and members of the Reis board of directors, Reis decided to explore a possible sale.

On August 17, 2005, Reis retained Veronis Suhler Stevenson, which we refer to as Veronis, an investment banking firm specializing in media and information companies, to assist Reis in evaluating and assessing the market for Reis.

In November 2005, Veronis began marketing Reis to potential purchasers, including, among others, media and information companies, financial buyers, credit bureau and public record providers, business information services companies, and real estate information companies. Veronis contacted 35 potential strategic and financial acquirers resulting in 14 initial offers to acquire Reis. Management presentations to potential purchasers began in January 2006 and final bids were submitted by three potential purchasers in February 2006.

Throughout the spring of 2006, Reis considered three final bids. One bidder offered to acquire Reis for approximately $75,000,000 in cash, which offer did not meet Reis’s expectations and assumed that Reis would be debt-free. A second bidder made an offer of approximately $101,000,000 in cash that was subject to purchase price adjustments which Reis management concluded would likely have materially reduced the price and that was contingent on a financing structure that contained a high level of uncertainty. After considering the terms and conditions of each of the final bids and further discussions with each potential purchaser, the Reis board of directors determined that it was in the best interest of the stockholders to pursue further discussions on an exclusive basis with the third bidder, which made a cash offer of approximately $93,000,000 and which we refer to as the Potential Buyer.

On March 6, 2006, a special meeting of the Reis board of directors was held at which it authorized entering into a letter of intent with the Potential Buyer, which Reis did on March 17, 2006.

From March 17, 2006 through mid-May 2006, Reis and the Potential Buyer engaged in discussions and negotiations until it became clear that they were unable to agree on the material terms and conditions of a transaction. During this period, Reis’s senior management continued to have informal discussions with members of Reis’s board of directors regarding the status of the negotiations and material terms and conditions of a potential transaction.

During May 2006, after it became apparent that disagreements had emerged with the Potential Buyer, Jeffrey Lynford, Chief Executive Officer of Wellsford, began informal discussions with Lloyd Lynford to gauge interest in a possible strategic transaction between Wellsford and Reis. Although Wellsford was proceeding with the Plan at this time, Jeffrey Lynford believed that a transaction with Reis might be advantageous to Wellsford, considering the then-current status of the negotiations with the Potential Buyer, the potential value of Reis, and the investments that Wellsford had made in Reis to date.

On May 18, 2006, Jeffrey Lynford updated the Wellsford board of directors on the status of negotiations between Reis and the Potential Buyer and the possible opportunity for a strategic transaction between Wellsford and Reis in the event that the transaction with the Potential Buyer did not move forward. At this meeting, Wellsford’s board of directors determined, in view of the relationship between Jeffrey Lynford and Lloyd Lynford and the fact that Edward Lowenthal is a director of both Reis and Wellsford, to form a committee of independent directors of Wellsford to assess the advisability of pursuing discussions with Reis regarding a strategic transaction between it and Wellsford and guiding future negotiations between the parties. Among other things, Wellsford’s board of directors discussed the consequences of terminating the Plan.

In late May 2006, in light of the breakdown of the discussions between Reis and the Potential Buyer, the investment division of Veronis also approached Reis concerning a possible transaction. Shortly thereafter, Wellsford, which owned, directly and indirectly, approximately an aggregate 23% interest in Reis, approached Reis formally regarding a potential strategic transaction with Wellsford. After discussions between Reis and Wellsford, discussions between Reis and Veronis, and informal discussions between Reis’s management and Reis’s board of directors, Reis determined to postpone further discussion of the Veronis initiative, which was comprised of a cash offer, subject to purchase price adjustments, and to focus on further discussions with Wellsford because of Reis management’s belief that, although the net proceeds would be substantially the same, a transaction with Wellsford (1) would afford Reis stockholders a greater opportunity to maximize stockholder value as a result of the “stock-for-stock” component (that could be maximized on an individual basis at the election of each holder of Reis capital stock), which would provide an opportunity for Reis stockholders to share in any future appreciation of Wellsford, and (2) would provide greater certainty as to the purchase price and closing. Over the course of the following several weeks, management and legal representatives of Reis and Wellsford continued to have discussions regarding each company’s strategic interests and financial condition and resources. During this period, Wellsford’s board of directors continued to discuss the consequences of terminating the Plan, including the fact that a portion of the December 14, 2005 cash distribution by Wellsford would be recharacterized as taxable dividend income and that no further cash distributions would be made as had been contemplated under the Plan. At approximately the same time, Wellsford began discussions with Lazard regarding its engagement as a financial advisor to Wellsford with respect to a strategic transaction with Reis, including providing a fairness opinion to the Wellsford board of directors in connection with the transaction. Given the family relationship between Jeffrey Lynford and Lloyd Lynford, the board authorized Mark Cantaluppi and James Burns, each an executive officer of Wellsford, to represent Wellsford in its negotiations with Reis and to execute any agreements or other documents and instruments related to the potential transaction with Reis.

On May 23, 2006, Bryan Cave LLP, legal counsel to Reis, provided Wellsford and King & Spalding LLP, Wellsford’s legal advisors, with the form of merger agreement that Reis had been using for negotiations with the Potential Buyer.

On June 5, 2006, Reis and Wellsford entered into confidentiality agreements.

On June 5, 2006, Wellsford and King & Spalding commenced legal due diligence of materials provided by Reis through an electronic data room and began to discuss potential issues discovered in due diligence and issues apparent from the draft merger agreement provided by Reis. King & Spalding periodically briefed members of Wellsford’s independent board committee regarding the status of the legal due diligence. Throughout June 2006, Wellsford engaged in multiple internal discussions and discussions with Lazard and King & Spalding with respect to the form and structure of the proposed merger. At this time, Reis and Bryan Cave also began legal and other due diligence with respect to Wellsford.

On June 12, 2006, Wellsford’s board of directors held a special meeting to review the discussions that had been held between Wellsford and Reis and their respective representatives since the May 18, 2006 meeting. At this meeting the board determined that it would be in the best interests of Wellsford to continue to pursue a potential transaction with Reis and authorized the independent committee to engage Lazard as Wellsford’s financial advisor.

In mid-June 2006, Lazard began its financial due diligence of Wellsford and Reis.

On June 15, 2006, Reis and Wellsford received a draft term sheet from the Bank of Montreal regarding a credit facility to be obtained from it for purposes of providing a portion of the cash consideration to be paid to the Reis stockholders in the merger and for general working capital needs of Reis and subsequently began discussions with the Bank of Montreal regarding the term sheet. Also on this date, Lloyd Lynford and Jonathan Garfield met with Houlihan Lokey to discuss the possibility of engaging it to act as Reis’s financial advisor.

On June 21, 2006, Bryan Cave provided Wellsford and King & Spalding with a draft of the merger agreement among Reis, Wellsford and Merger Sub.

On July 5, 2006, Bryan Cave and King & Spalding discussed by telephone the structure of the merger and issues relating to the draft merger agreement.

On July 7, 2006, Wellsford signed an engagement letter to retain Lazard as its financial advisor with respect to the possible transaction with Reis, including providing a fairness opinion to Wellsford’s board of directors in connection with such a transaction.

On July 12, 2006, representatives of Lazard and Wellsford’s senior management held a meeting with Reis’s senior management. During this meeting, Reis presented its database and discussed Reis’s business model, target market, and other related business and financial information, while Lazard provided an overview of the process and the information required for financial due diligence. Between July 12 and July 17, 2006, Reis provided additional financial and business materials to Lazard and Wellsford.

On July 14, 2006, King & Spalding provided Reis and Bryan Cave with proposed revisions to the draft merger agreement in response to the initial draft provided by Bryan Cave, and Wellsford, Reis, King & Spalding and Bryan Cave thereafter engaged in several discussions negotiating the terms and conditions of the merger agreement and began to regularly exchange and revise drafts of both the merger agreement and other related transaction documents.

Throughout July and August 2006, Reis, Wellsford and the Bank of Montreal, together with each of their respective outside legal advisors, engaged in negotiations regarding the credit agreement and related documentation, including repayment terms, interest rates, use of proceeds, representations and warranties, affirmative and negative covenants, financial covenants, closing conditions, funding conditions, security and fees.

Additionally, representatives of Lazard met with Wellsford’s senior management, one of the independent members of Wellsford’s board of directors, and King & Spalding to discuss the transaction structure, Wellsford’s financial projections, and other valuation issues. Lazard continued to discuss financial due diligence issues with the management of Reis and Wellsford. During this period, the independent members of Wellsford’s board of directors continued to consider the ramifications for Wellsford’s stockholders of terminating the Plan in favor of pursuing a combination with Reis and were briefed on the status of due diligence and negotiations with Reis. In regard to terminating the Plan, the independent members of the board of directors evaluated the strategic rationale for terminating the Plan against the fact that a portion of the previous cash distribution would be recharacterized as taxable dividend income and that no further cash distributions would be made as had been contemplated under the Plan, both of which might lead to litigation by stockholders.

On July 20, 2006, representatives of Lazard and members of Wellsford’s senior management met with members of Reis’s senior management to discuss Reis’s customer base, cash flow assumptions, and management projections.

On July 27, 2006, Reis had further discussions with Houlihan Lokey regarding its engagement as a financial advisor to Reis with respect to a strategic transaction with Wellsford, including providing a fairness opinion to the Reis board of directors in connection with such transaction. Shortly thereafter, Houlihan Lokey began its financial due diligence on Wellsford and Reis.

Between July 27, 2006 and August 17, 2006, independent members of Wellsford’s board of directors met with Reis’s senior management in order to discuss and further understand Reis’s business and the history of Reis’s development. Also during this time, Wellsford and Lazard provided due diligence materials to Houlihan Lokey.

On August 17, 2006, Wellsford’s board of directors met to discuss the status and findings of Wellsford and its advisors regarding their ongoing due diligence investigation of Reis, as well as the various risks involved in consummating a merger with Reis. At this meeting, the board of directors discussed a proposed timeline for closing a merger and valuation matters related to Reis. Also at this meeting, the board of directors reviewed with King & Spalding the material terms of the then-current draft of the merger agreement and continued to discuss the consequences to Wellsford’s stockholders of terminating the Plan. Representatives of Lazard presented an overview of Reis, the transaction structure and a preliminary perspective on the valuation of Reis. Wellsford’s board of directors directed Lazard to conduct discussions with Houlihan Lokey with respect to an exchange ratio related to the transaction. Following the discussions at this meeting, independent members of Wellsford’s board of directors indicated general support for senior management’s assessment that a merger with Reis continued to be an attractive potential strategic transaction for Wellsford, and directed Wellsford’s senior management to continue negotiations with Reis. Also at this time, Wellsford engaged Frederic W. Cook & Co., whom we refer to as Cook, an independent executive compensation consulting firm, to advise Wellsford with respect to executive compensation for certain employees of the combined company, assuming the merger would be consummated.

Between August 17 and August 27, 2006, Wellsford and Lazard provided additional due diligence materials to Houlihan Lokey.

On August 27, September 5 and September 14, 2006, the senior management of Wellsford and Reis met with their financial and legal advisors to continue negotiating the material terms of the merger agreement, including termination rights and fees, pre-closing covenants, and indemnification of Wellsford post-closing. At these meetings, the parties also discussed and negotiated the terms of employment agreements with Lloyd Lynford and Mr. Garfield, the escrow agreement, and the registration rights agreement and worked to resolve questions that the parties had discovered during the legal and financial due diligence process. During this period, the senior management of Wellsford and Reis, King & Spalding and Bryan Cave continued to negotiate the terms of the Bank Loan with the Bank of Montreal.

On September 5, 2006, the board of managers of Reis Capital, an entity in which Wellsford Capital held an approximate 51% ownership interest, held a special meeting, during which it determined that it was in the best interests of its members to dissolve and distribute its assets, which consisted solely of shares of Reis preferred stock, and voted to do so.

On September 6, 2006, representatives of Lazard and Houlihan Lokey held preliminary discussions on the exchange ratio in the merger. Reis and Houlihan Lokey executed a formal engagement letter regarding Houlihan Lokey providing an opinion to the Reis board of directors as to whether the consideration to be received by holders of Reis common stock (other than Wellsford Capital and treating Reis preferred stock on an as converted to common stock basis) in the potential merger with Wellsford would be fair to them from a financial point of view.

From September 7 through October 6, 2006, representatives of Lazard and Houlihan Lokey held several discussions with Wellsford’s and Reis’s management on the exchange ratio in the merger.

On September 25, 2006, Reis’s board of directors held a special meeting to discuss the status of negotiations with Wellsford and the terms and conditions of the proposed transaction. Prior to this meeting, Reis’s board of directors was provided, among other things, with the most recent draft of the merger agreement, a draft of the Houlihan Lokey fairness opinion and report, financial information regarding Reis and Wellsford, the most recent draft of the documentation for the Bank Loan, and a draft of a proposed amendment to Reis’s amended and restated certificate of incorporation. At the special meeting, Reis’s board of directors reviewed in detail, with Reis’s senior management, representatives of Bryan Cave, and Houlihan Lokey, the proposed merger transaction with Wellsford, the fairness opinion and report that Houlihan Lokey expected to give in connection with the merger, the merger agreement, and the related agreements, as well as the proposed amendment to Reis’s amended and restated certificate of incorporation and the proposed terms and conditions of the Bank Loan. Houlihan Lokey also reported on due diligence regarding the business, financial condition and assets of Wellsford and the status of the exchange ratio discussions. Lloyd Lynford reviewed with Reis’s board of directors the historical background of the merger, the financial condition of Reis, and reasons for and against the merger. Jeffrey Lynford joined the meeting to make a presentation to Reis’s board of directors regarding the business and financial status of Wellsford. Bryan Cave reviewed with Reis’s board of directors its fiduciary duties in connection with the proposed transaction. Following these presentations and after further discussion, Reis’s board of directors directed Reis senior management to continue negotiating the merger agreement and other transaction documents with Wellsford.

On September 26, 2006, members of Wellsford’s management and its board of directors met to discuss the status of the merger agreement, the proposed composition of the board of directors of the combined company following the merger, and to discuss with Cook a compensation plan for the senior management team of the combined company. Prior to this meeting, Wellsford’s board of directors was provided, among other things, with the most recent draft of the merger agreement. King & Spalding provided an overview of the current draft of the merger agreement and a summary of the outstanding issues and status of negotiations of the merger agreement, the related transaction documents and the Bank Loan documentation. Representatives of Lazard provided an overview of the contemplated transaction structure and the historical and projected financial performance of Reis and updated the board of directors on the status of financial due diligence and ongoing valuation analysis of Reis. At this meeting, Wellsford’s board of directors also discussed the allocation between Wellsford and Reis of fees and expenses related to the Bank Loan. A representative from Cook joined the meeting to further discuss executive compensation plans for the combined company, assuming the merger would be consummated. Following these presentations and after further discussion, Wellsford’s board of directors directed Wellsford’s senior management to continue negotiations and discussions with Reis.

From September 26, 2006 until October 11, 2006, representatives of Reis and Wellsford continued negotiations and due diligence and drafting of the merger agreement and other relevant agreements and documents. During this period, senior management of Reis continued informal discussions with members of Reis’s board of directors regarding the status of the negotiations and the material terms and conditions of the proposed transaction.

On September 28, 2006, Lazard met with Reis’s senior management to discuss Reis’s current financial performance, financial projections, budgets, subscribers, and other related matters.

On September 29 and October 3, 2006, Wellsford’s compensation committee of its board of directors met to discuss compensation plans for Lloyd Lynford and Mr. Garfield. During the September 29 meeting, the committee reviewed and discussed the preliminary analysis made by Cook in its written report. At the October 3 meeting a representative from Cook presented its final analysis and summarized its recommendations with respect to Lloyd Lynford’s and Mr. Garfield’s compensation packages. At this time, the compensation committee, voted to approve the recommended compensation and authorized Douglas Crocker, a member of the committee, to negotiate and approve the final forms of employment agreements with Lloyd Lynford and Mr. Garfield.

On October 2, 2006, Merger Sub was formed in Maryland.

On October 4, 2006, the certificate of dissolution of Reis Capital was filed with the Secretary of State of the State of Delaware and Reis Capital commenced distribution of its assets to its members.

On October 6, 2006, Wellsford’s board of directors held a telephonic meeting to discuss the proposed merger with Reis. Prior to this meeting, Wellsford’s board of directors was provided, among other things, with the most recent draft of the merger agreement. Wellsford’s senior management, together with King & Spalding, summarized the status of the substantially final draft merger agreement and the related documents and discussed resolution of issues noted during their prior meeting, including the scope of registration rights to be granted to Lloyd Lynford and Mr. Garfield after the effective time of the merger. During the meeting, representatives of Lazard discussed the status of the exchange ratio negotiations and the financial performance of Reis.

On October 11, 2006, Reis’s board of directors held a special meeting. Edward Lowenthal did not attend the meeting. Prior to this meeting, Reis’s board of directors was provided with, among other things, a substantially final draft of the merger agreement and other transaction documents, an updated draft of the Houlihan Lokey fairness opinion and report, a substantially final draft of the Bank Loan documentation, and resolutions to be considered for adoption. At the special meeting, Reis’s senior management and representatives of Bryan Cave updated Reis’s board of directors on the status of negotiations with Wellsford and the terms and conditions of the merger agreement and other transaction documents and revisions thereto, as well as the Bank Loan and related documentation. Senior management and Bryan Cave also advised Reis’s board of directors as to the resolution of certain open items discussed at the September 25, 2006 special meeting, including the price per share and the fixed exchange ratio, the results of additional due diligence with respect to Wellsford real property, the resolution of issues regarding the amounts to be held in escrow and the advancement of expenses for indemnification, and the completion of the negotiations of employment terms for certain key executives of Reis.

Also at the October 11, 2006 meeting, representatives of Houlihan Lokey made a presentation to Reis’s board of directors and delivered Houlihan Lokey’s oral opinion that, as of that date, and based upon and subject to the assumptions, qualifications, limitations and other matters to be described in its written opinion, the consideration to be received by the holders of Reis common stock (other than Wellsford Capital and treating Reis preferred stock on an as converted to common stock basis) in the proposed merger was fair to them from a financial point of view. The Houlihan Lokey written opinion was delivered to Reis on October 11, 2006, following the meeting. Following discussion, Reis’s board of directors approved and declared advisable the proposed merger agreement, each of the related transaction documents, including the Bank Loan documentation and the proposed amendment to Reis’s amended and restated certificate of incorporation, and resolved to recommend adoption of the merger agreement and approval of the amendment to Reis’s amended and restated certificate of incorporation.

Also on October 11, 2006, Wellsford’s board of directors and members of its senior management held a special meeting by teleconference. Edward Lowenthal did not attend the meeting. Representatives of Lazard rendered an oral opinion, subsequently confirmed in writing, that as of such date, based upon and subject to the considerations and assumptions set forth in its opinion, the aggregate merger consideration to be paid by Wellsford in the merger was fair, from a financial point of view to Wellsford. King & Spalding presented the material terms of the final draft of the merger agreement, the employment agreements with Lloyd Lynford and Mr. Garfield, the registration rights agreement, the other related transaction documents, and the documentation related to the Bank Loan. At this meeting, Jeffrey Lynford recused himself from voting and Wellsford’s board of directors, including all of its independent members, then approved and declared advisable the proposed merger agreement and each of the related transaction documents and resolved to recommend to Wellsford’s stockholders that they approve the issuance of Wellsford common stock necessary to pay the merger consideration to Reis’s stockholders.

On the evening of October 11, 2006, Reis and Wellsford executed the merger agreement and other related agreements, including the voting agreement and the employment agreements with Lloyd Lynford and Mr. Garfield, which were also executed by them. Reis also executed the Bank Loan documents.

During the week of March 26, 2007, the boards of directors of Wellsford and Reis unanimously approved Amendment No. 1 to the merger agreement, which was dated as of March 30, 2007 and which we refer to as Amendment No. 1. Amendment No. 1 was entered into primarily to extend the date after which either party may terminate the merger agreement if the merger has not been consummated by that date. The date was changed from April 30, 2007 to May 31, 2007. Amendment No. 1 also corrected errors in an exhibit.

Impact on Wellsford’s Plan of Liquidation

Wellsford stockholders ratified the Plan on November 17, 2005. If the proposed merger is consummated, the Plan will be terminated. The Plan contemplates the orderly sale of each of Wellsford’s remaining assets, which are either owned directly or through Wellsford’s joint ventures, the collection of all outstanding loans from third parties, the orderly disposition or completion of construction of development properties, the discharge of all outstanding liabilities to third parties and, after the establishment of appropriate reserves, the distribution of all remaining cash to stockholders. The Plan also permits Wellsford’s board of directors to acquire more Reis shares and/or discontinue the Plan without further stockholder approval.

If Wellsford’s stockholders approve the issuance of additional shares in connection with the Reis acquisition and the proposed merger is consummated, then Wellsford will change its basis of accounting from a liquidation basis, adopted as of the close of business on November 17, 2005, back to a going-concern basis in accordance with generally accepted accounting principles. If the proposed merger is consummated, Wellsford will terminate the Plan and, although Wellsford will continue with its residential development and sales activities related to its real estate assets over a period of years, Reis’s business will be the primary business activity of the combined company. Under the liquidation basis of accounting, assets are stated at their estimated net realization value and liabilities are stated at their estimated settlement amounts. Wellsford’s assets and liabilities will be presented on a going concern basis of accounting with assets being reported at the lower of historical cost, as adjusted for activity, or market value as of the date of termination of the Plan.

The termination of the Plan would result in the retention by the combined entity of Wellsford’s cash balances (after the payment of transaction costs and the cash portion of the merger consideration that is not being funded by the Bank Loan) and subsequent cash flow from the sales of residential development assets, after operating costs, for working capital and re-investment purposes. Such cash would not be distributed to stockholders in the form of a liquidating distribution as had been contemplated under the Plan.

As a consequence of the consummation of the proposed merger and termination of the Plan, it would be necessary to recharacterize a portion of the December 14, 2005 cash distribution of $14.00 per share from what may have been characterized as a return of capital for Wellsford stockholders at that time to taxable dividend income. Wellsford management has conducted an “earnings and profit” study covering the period from inception of Wellsford through December 31, 2005, and concluded that it had approximately $7,400,000 of current and accumulated earnings and profits at the time of the distribution; accordingly, Wellsford estimates that $1.15 of the $14.00 per share cash distribution will be recharacterized as taxable dividend income. See “Risk Factors — Risk Factors Relating to the Merger — The merger represents a significant change in strategy for Wellsford which may be unsuccessful” on page 25.

Wellsford Board of Directors’ Recommendation and Reasons for the Merger

The Wellsford board of directors has approved and declared advisable the merger and the merger agreement. It recommends that holders of Wellsford common stock vote FOR the issuance of shares of Wellsford common stock in the merger.

In reaching its determination to approve the merger, Wellsford’s board of directors identified and considered a number of the potential benefits of the merger, including the following:

•	the belief that the continuing influx of domestic and international capital into U.S. commercial real estate and significant growth in the issuance of collateralized real estate debt instruments and the re-emergence of REITs as a popular equity investment has caused current and comprehensive real estate market information to become an increasingly valuable tool for institutional investors, and the belief that investors desire access to this data on a daily basis in order to make informed buy/sell investment or lending decisions aggregating billions of dollars and that Reis has a prominent position in this marketplace as a high quality data provider, making the acquisition of Reis a mechanism to provide additional incremental value for the Wellsford stockholders;

•	the experience Wellsford has gained from its continuing investment in Reis since 1998 and the expectation that Reis’s demonstrated performance since 2003 of revenue growth and increasing margins will continue;

•	the Reis founders would retain a significant ownership interest in the combined company;

•	the belief that the merger enhances Wellsford’s ability to maximize the value of its investment in Reis because:

•	the merger offers Wellsford an opportunity to preserve and enhance the approximately $20,000,000 recorded value (liquidation basis) for its investment in Reis because this amount represents a value that would be retained by Wellsford’s stockholders (with no discount for minority investment or illiquidity), which is based on several bids submitted to Reis by third parties; if a transaction with a third party did not close, absent the merger, Wellsford could be required to sell its investment in Reis at a substantially reduced value reflecting its illiquid minority position in a private company; and

•	the exchange ratio negotiated for the merger reflects price multiples that are appropriate for private company transactions in the real estate information sector, but as a public company the applicable price multiples could increase over time as indicated by trading multiples of companies comparable to Reis.

•	Wellsford will be acquiring the approximate 77% of Reis that it does not own for approximately $34,579,414 in cash and 4,237,673 shares of newly issued Wellsford common stock (valued at $8.16 per share), thereby increasing its approximate 23% passive ownership interest in Reis to a 100% ownership interest for 4,237,673 shares of Wellsford common stock and approximately $9,600,000 of its existing cash and proceeds from the Bank Loan, of which up to $25,000,000 may be used to finance the cash portion of the merger consideration (exclusive of all transaction costs);

•	the approximate $10,000,000 cash position of the combined company (after reserving an additional $10,000,000 to meet minimum liquidity requirements for certain of Wellsford’s indebtedness) following the merger may provide funds necessary to acquire and invest in additional capacity for operations and other potential acquisitions;

•	if the combined company satisfies the applicable requirements with respect to the survival and use of net operating losses, some portion of Wellsford’s NOLs (estimated to be usable at approximately $2,000,000 per year after the consummation of the merger through 2024, together with Reis’s estimated NOLs of approximately $10,100,000 and tax deduction transaction costs of approximately $5,500,000) could effectively provide additional funding by reducing taxes from future operations and these NOLs might not otherwise have a value for Wellsford stockholders;

•	by closing the merger in the first quarter of 2007, Wellsford stockholders would be able to receive the benefit of growth in Reis’s value since the execution of the merger agreement; and

•	the opinion of Lazard that, as of October 11, 2006, and on the basis of and subject to the assumptions, qualifications, limitations and other matters set forth in their opinion, the aggregate merger consideration payable in connection with the merger was fair from a financial point of view to Wellsford, as more fully described below under “Opinion of Financial Advisor to the Wellsford Board of Directors” beginning on page 55.

In the course of its deliberations concerning the merger, the Wellsford board of directors reviewed with Wellsford management, King & Spalding, and Lazard a number of additional factors that the Wellsford board of directors deemed relevant to the merger, including, but not limited to:

•	the terms of the merger agreement, including the valuation of Wellsford common stock, the structure of the merger and the size and nature of the escrow; and

•	information concerning Wellsford’s and Reis’s current businesses, prospects, financial performance and condition, results of operations, management and competitive position.

During the course of its deliberations concerning the merger, the Wellsford board of directors also identified and considered a variety of potentially negative factors that could materialize as a result of the merger, including, but not limited to:

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the transaction costs involved in connection with the merger and the potential expenses for which Wellsford could be liable if the merger agreement were terminated;

•	the possibility that the merger might not be consummated and the effect of the public announcement of the merger on Wellsford’s business relationships and employee relations;

•	it would likely be necessary to recharacterize a portion of the December 14, 2005 cash distribution of $14.00 per share from what may have been characterized as a return of capital for Wellsford stockholders at that time to taxable dividend income;

•	the fact that stockholders would not continue to receive cash distributions as had been contemplated under the Plan;

•	because the lack of a public market for Reis’s capital stock makes it difficult to evaluate the fairness of the merger, Reis stockholders may receive consideration in the merger that is greater than the fair market value of Reis’s capital stock;

•	Reis would have incurred additional indebtedness because of the Bank Loan, thereby leveraging the combined company;

•	the risk that, despite the efforts of Wellsford and Reis, key personnel might leave the combined company; and

•	the risk that the approvals required to consummate the merger might not be obtained.

The foregoing discussion of the information and factors considered by the Wellsford board of directors is not intended to be exhaustive but is believed to include all of the material factors considered by the Wellsford board of directors. In reaching its determination to approve the merger and merger agreement and the transactions contemplated thereby, including the issuance of Wellsford common stock, the Wellsford board of directors did not assign any relative or specific weight to the foregoing factors, and individual directors may have given differing weights to different factors.

Reis Board of Directors’ Recommendation and Reasons for the Merger

The Reis board of directors has approved and declared advisable the merger and the merger agreement and recommends that Reis stockholders vote FOR the adoption of the merger agreement and FOR the approval of an amendment to its amended and restated certificate of incorporation.

In reaching its determination to approve the merger, after considering Reis’s possible strategic alternatives, Reis’s board of directors identified and considered a number of the potential benefits of the merger, including the following:

•	the relative certainty of the dollar amount of and timing of access to capital through a merger with Wellsford, compared to other strategic and financing options considered;

•	Wellsford’s attractiveness as a merger partner, including its current cash resources and potential access to additional cash through the sale of its real estate assets;

•	the result of the auction process conducted by Reis with Veronis, which sought interest in Reis from a substantial number of potential acquirers, was that no other buyer (including potential buyers contacted during the auction process) would be likely to provide a superior value to the Reis stockholders and be able to consummate a transaction in a timely manner;

•	the likelihood that the proposed merger would be consummated on a timely basis, based on, among other things, the fact that Lloyd Lynford and Jonathan Garfield, the two largest Reis stockholders, support the merger and have committed to vote all of their shares in favor of adoption of the merger agreement and approval of the amendment to Reis’s amended and restated certificate of incorporation;

•	the likelihood that the merger will receive all necessary regulatory approvals;

•	the understanding that Reis’s business, operations, assets, financial condition, operating results, cash flows and prospects, including Reis’s need for financing in order to continue to growth, would be enhanced by Wellsford’s status as a public company due to increased access to capital markets and a likely wider range of options available to a public company;

•	the fact that Reis stockholders will be entitled to receive 50% of the merger consideration in cash, thereby providing immediate liquidity to Reis stockholders, and the remainder in shares of Wellsford common stock, thereby allowing Reis stockholders to continue to participate in any future earnings growth and any increase in the value of the combined company;

•	the fact that, because the ratio by which shares of Reis capital stock will be converted into Wellsford common stock in the merger is fixed, an increase in the value of Wellsford common stock before the date of the consummation of the merger would increase the value of the consideration to be received by the holders of Reis capital stock in the merger;

•	the opinion of Houlihan Lokey that, as of October 11, 2006, and on the basis of and subject to the assumptions, qualifications, limitations and other matters described in its written opinion, the merger consideration to be received by the holders of Reis common stock (other than Wellsford Capital and treating Reis preferred stock on an as converted to common stock basis) in the merger was fair to them from a financial point of view, as more fully described below under “Opinion of Financial Advisor to the Reis Board of Directors” beginning on page 62;

•	the fact that shares of Wellsford common stock issued to Reis stockholders will be registered on Form S-4 and will be freely tradable by Reis stockholders (except in certain circumstances with respect to affiliates of the companies) following the merger;

•	the reasonableness of the terms and conditions of the merger agreement, including the following:

•	the ability of Reis to consider unsolicited acquisition proposals and, in certain circumstances, to terminate the merger agreement to accept a superior proposal after payment of a termination fee;

•	the ability of Reis’s board of directors to change its recommendation to Reis stockholders if it concludes in good faith that the failure to do so would result in a breach of its fiduciary duties to the Reis stockholders; and

•	the reasonableness of the covenants, representations and warranties required to be made by Reis.

•	the fact that a substantial percentage of the cash portion of the merger consideration is being financed by the Bank Loan preserving cash of the combined company and that the Bank Loan includes a facility for Reis’s working capital that will be available after the merger; and

•	the belief that, as a public company, Reis’s ability to consider and consummate strategic transactions will be enhanced.

In addition, in its deliberations concerning the merger, Reis’s board of directors also considered a variety of potentially negative factors, including:

•	of the aggregate merger consideration: (1) $2,593,456 of the cash consideration and 317,825 of the shares from the share consideration will be held in escrow for 18 months after consummation of the merger in order to provide a source from which Wellsford may recover funds for a breach by Reis of its representations and warranties; (2) $1,500,000 of the cash consideration and 183,824 shares from the share consideration will be held in escrow for 24 months after consummation of the merger to provide a source from which Wellsford may recover funds for a breach by Reis of representations and warranties designated by the parties as fundamental; and (3) $250,000 of the cash consideration and 30,637 of the shares from the share consideration will be held in escrow as security for the obligations to indemnify the stockholder representatives for costs and expenses incurred in discharging their obligations on behalf of the Reis stockholders;

•	the fact that, because the ratio by which shares of Reis capital stock will be converted into Wellsford common stock in the merger is fixed, a decrease in the value of Wellsford common stock before the date of the consummation of the merger would decrease the value of the consideration to be received by the holders of Reis capital stock in the merger;

•	a Reis stockholder that receives cash in the merger generally will recognize taxable gain in an amount equal to the lesser of (1) the excess, if any, of the sum of the fair market value of the Wellsford stock plus cash received over its adjusted basis in Reis stock and (2) the amount of cash received by such stockholder;

•	the cash consideration portion of the transaction is being partially financed by the Bank Loan, which will be debt that Reis will be required to service;

•	Wellsford has historically had limited trading activity and it is unclear whether this transaction will increase that trading activity, and it may continue to have limited trading on AMEX or the NASDAQ, as applicable, and, therefore, the Wellsford shares received by Reis stockholders in the merger may not be liquid; and

•	certain terms and conditions of the merger agreement and risks relating to the merger, including the following:

•	the possibility that certain provisions of the merger agreement, including the non-solicitation, termination rights, termination fee, and other protective provisions, might have the effect of discouraging other persons potentially interested in acquiring Reis from pursuing such an opportunity;

•	the restrictions on the conduct of Reis’s business during the period between the signing of the merger agreement and the consummation of the merger;

•	the appointment of Lloyd Lynford and Mr. Garfield as stockholder representatives of the Reis stockholders and the fact that they may find it necessary to take action on behalf of the Reis stockholders with which the stockholders may not agree;

•	as stockholder representatives, Lloyd Lynford and Mr. Garfield are fully indemnified by the Reis stockholders and $250,000 of the cash portion and 30,637 shares of the stock portion of the aggregate merger consideration otherwise payable to Reis stockholders, other than Wellsford Capital, will be held in escrow for purposes of the indemnification; this escrowed amount is not the sole recourse for indemnification of the stockholder representatives;

•	the risk of diverting the attention of Reis’s senior management from other strategic priorities in order to implement the merger, and combine the companies and their operations and infrastructure following the merger;

•	the fact that Wellsford historically has been in the real estate merchant banking business and so its prior business and its current real estate asset base differs from Reis’s and may affect the stock price of the combined company;

•	current Reis stockholders will own approximately 38% of Wellsford, whose business will consist primarily of Reis’s current business;

•	failure to consummate the merger could negatively impact Reis’s liquidity and cash flow;

•	if the combined company does not realize the anticipated benefits from the merger, Reis stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger;

•	the preferential rights of the holders of Reis preferred stock will terminate upon the merger; and

•	because the lack of a public market for Reis’s capital stock makes it difficult to evaluate the fairness of the merger, the stockholders of Reis may receive consideration that is greater than or less than the fair market value of Reis’s capital stock.

The foregoing information and factors considered by Reis’s board of directors in its decision to declare advisable and approve and adopt the merger agreement and the merger and to recommend the approval of the merger and the adoption of the merger agreement by Reis’s stockholders are not intended to be exhaustive but are believed to include each of the material factors considered by Reis’s board of directors. In view of the wide variety of factors considered with its evaluation of the merger and the complexity of these matters, the Reis board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Reis board of directors may have given different weight to different factors. Reis’s board of directors conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Reis’s senior management and Reis’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination. If the merger is not consummated, Reis intends to continue to operate its business substantially in the manner it is operated today. From time to time, it will evaluate and review its business operations, dividend policy and capitalization, and make such changes as it deems appropriate, and continue to seek to identify strategic transactions and financial alternatives to maximize its stockholder value.

Financial Projections and Forecasts

In connection with the review of the merger, certain financial projections prepared by the management of Reis concerning Reis on a stand-alone basis were provided to Wellsford, Lazard and Houlihan Lokey.

The projections are “forward-looking statements” and Reis’s actual results may differ materially from those set forth in the projections. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 42 for a discussion of the risks you should consider in reviewing the projections set forth in this joint proxy statement/prospectus.

The material portions of the financial projections prepared by the management of Reis can be summarized as follows:

	Reis
	Fiscal Year Ended October 31,
(amounts in thousands)	2006E		2007E	2008E	2009E	2010E	2011E	2012E

Revenue	$18,855		$23,880	$28,524	$33,712	$39,220	$44,918	$50,817
EBITDA(A)	$6,592	(B)	$8,577	$11,600	$15,119	$19,125	$23,470	$27,899

(A)	EBITDA is defined as earnings before interest, taxes, amortization and depreciation. EBITDA is not a measure of performance in accordance with GAAP.

(B)	Since the date the projections were prepared, Reis’s actual results of operations for the year ended October 31, 2006 have become available and are set forth elsewhere in this joint proxy statement/prospectus. See the EBITDA reconciliation presented in the “Reconciliation of GAAP Net Income to EBITDA” table on page 207. That reconciliation includes $1,245 of lease abandonment costs and $557 of other non-recurring costs as a deduction in determining EBITDA, which were not included as a deduction in determining the $6,592 amount above. If the lease abandonment costs and the other non-recurring costs had not been included as operating expenses in determining EBITDA in the table on page 207, Reis’s fiscal 2006 EBITDA would have been $6,401. The $191 difference between the $6,592 amount referred to above and the $6,401 amount that is derived from the audited financial statements of Reis is due to actual results.

These projections were not prepared with a view to public disclosure or compliance with published guidelines established by the SEC or the American Institute of Certified Public Accountants regarding projections. None of Wellsford, Reis or their respective affiliates or Wellsford’s or Reis’s independent registered public accounting firms or their respective financial advisors assume any responsibility if future results differ from these projections. The projections are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made by the management of Reis with respect to industry performance and competition, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the control of Reis. For these reasons, the inclusion of the projections in this document should not be regarded as an indication that Wellsford, Reis, any other recipient of the projections or their respective affiliates or representatives considered or consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. Actual results may be higher or lower than those estimated. Reis does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Wellsford and Reis do not intend to, and specifically decline any obligation to, update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all the underlying assumptions are shown to be in error. Additionally, Wellsford and Reis do not intend to, and specifically decline any obligation to, update or revise the prospective financial information to reflect changes in general economic or industry conditions. Neither Wellsford’s nor Reis’s auditors, nor any other independent registered public accounting firm, nor any of Wellsford’s or Reis’s financial advisors have compiled, examined or performed any procedures with respect to these projections, nor have they expressed any opinion or any other form of assurance on this information or its achievability, and assume no responsibility for, and disclaim any association with, this prospective financial information.

Opinion of Financial Advisor to the Wellsford Board of Directors

The description of the fairness opinion of Lazard, Wellsford’s financial advisor in connection with the merger is set forth below. This description is qualified in its entirety by reference to the full text of the opinion included as Annex B to this joint proxy statement/prospectus. You may read the opinion for a discussion of the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken by Lazard in rendering its opinion.

Opinion of Lazard Frères & Co. LLC

Lazard was engaged by Wellsford as its financial advisor with respect to an acquisition of, or a merger involving, Reis. In connection with the consideration by the Wellsford board of directors of the merger agreement, Lazard delivered its written and oral opinion to Wellsford’s board of directors, dated October 11, 2006, that, as of such date, based upon and subject to the considerations and assumptions set forth in its opinion, the aggregate merger consideration to be paid by Wellsford in the merger was fair to Wellsford from a financial point of view.

The full text of the Lazard opinion is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the Lazard opinion set forth below is qualified in its entirety by reference to the full text of the Lazard opinion. Wellsford stockholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with rendering its opinion. Lazard’s written opinion is directed to Wellsford’s board of directors and only addresses the fairness to Wellsford of the aggregate merger consideration to be paid in the merger from a financial point of view as of the date of the opinion. Lazard’s written opinion does not address any other aspect of the merger and does not constitute a recommendation to any Wellsford stockholder as to how the stockholder should vote on any matter relating to the merger. The following is only a summary of the Lazard opinion. Wellsford stockholders are urged to read the entire opinion.

Procedures Followed

In connection with its opinion, Lazard made the reviews and inquiries and performed the analyses that it deemed necessary and appropriate under the circumstances. Among other things, Lazard:

1.	reviewed the financial terms and conditions of the merger agreement;

2.	analyzed certain historical business and financial information relating to Wellsford and Reis;

3.	reviewed various financial forecasts and other data provided to Lazard by Wellsford and Reis relating to their respective businesses;

4.	held discussions with members of the senior management of both Wellsford and Reis with respect to the business and prospects of Wellsford and Reis, respectively, and the strategic objectives of each;

5.	reviewed public information with respect to certain other companies in lines of businesses it believes to be generally comparable to the businesses of Wellsford and Reis;

6.	reviewed the financial terms of certain business combinations involving companies in lines of businesses it believes to be generally comparable to those of Reis;

7.	reviewed the historical stock prices and trading volume of Wellsford common stock; and

8.	conducted additional financial studies, analyses and investigations, as deemed appropriate.

Material Assumptions Made and Qualifications and Limitations on the Review Undertaken

Lazard relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of this information or an independent valuation or appraisal of any of the assets or liabilities of Wellsford or Reis, or with respect to the solvency or fair value of Wellsford or Reis. With respect to financial forecasts, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Wellsford or Reis as to the future financial performance of Wellsford and of Reis, respectively. Lazard assumed no responsibility for and expressed no view as to these forecasts or the assumptions on which they were based.

Lazard noted that its opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Further, Lazard did not express any opinion as to the price at which the common stock of Wellsford may trade subsequent to the announcement of the merger.

Lazard also assumed that the merger would be consummated on the terms and subject to the conditions described in the merger agreement, without any waiver or modification of any material terms or conditions by Wellsford or Reis, and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on Wellsford or Reis. In addition, Lazard also assumed that

•	the aggregate amount of cash payable as consideration for the Reis common stock, Reis Series A preferred stock, Reis Series B preferred stock, Reis Series C preferred stock and Reis Series D preferred stock was no greater than $34,579,414;

•	the aggregate number of shares of Wellsford common stock payable as consideration for the Reis common stock, Reis Series A preferred stock, Reis Series B preferred stock, Reis Series C preferred stock, and Reis Series D preferred stock (other than to Wellsford Capital) was no greater than 4,237,549; and

•	the aggregate amount of the consideration payable with respect to outstanding options of Reis was no greater than $4,714,356.

REIS Valuation

The following is a brief summary of the material financial and comparative analyses with respect to Reis which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. As part of the analysis to consider fairness of the transaction, Lazard reviewed several valuation methodologies and metrics to evaluate the purchase price of Reis’s equity and per share value as follows:

Public Market Valuation Analysis

Lazard performed a public market valuation analysis based on financial multiples of selected comparable companies in order to derive a range of equity values for Reis and a range of implied per share values for Reis common stock and options, assuming conversion to Reis common stock of all outstanding shares of Reis preferred stock. In performing this analysis, Lazard reviewed certain financial information for Reis and compared this information to corresponding financial information for thirteen other information services companies (including two commercial real estate information services companies) and twelve market research companies.

The information services companies included in this analysis were:

•	CoStar Group (a commercial real estate information services company)
•	LoopNet (a commercial real estate information services company)
•	Choicepoint Inc
•	Dow Jones & Co Inc
•	Dun & Bradstreet Corp
•	Equifax Inc
•	Factset Research Systems Inc
•	Fimalac

•	Interactive Data Corp
•	McGraw-Hill Companies
•	Moody’s Corp
•	Reuters Group
•	Thomson Corp

The market research companies included in this analysis were:

•	Advisory Board
•	Arbitron
•	Datamonitor
•	Forrester Research
•	Gartner
•	GfK
•	Greenfield Online
•	Harris Interactive
•	IMS Health
•	Ipsos
•	Jupitermedia
•	Taylor Nelson

Using publicly available information and market data as of October 6, 2006, Lazard calculated the enterprise value of each of the comparable companies as a multiple of their respective 2006 and 2007 estimated earnings before interest, tax, depreciation and amortization, or EBITDA:

	Low	High

Enterprise Value as a Multiple of 2006E EBITDA	13.0x	29.0x
Enterprise Value as a Multiple of 2007E EBITDA	12.0x	20.0x

For the purposes of calculating the amounts set forth in the foregoing table, the high-end of the range was determined based on the commercial real estate information services companies and the low-end of the range was determined based on the other information services companies and the market research companies.

By multiplying the enterprise value to EBITDA multiples for 2006E and 2007E, calculated in the public market valuation analysis, by the financial forecasts of 2006E and 2007E EBITDA for Reis, based on projections provided by Reis management (adjusted for estimated costs associated with being a public company, as estimated by Wellsford management), and adjusting the result for net cash, the tax benefit of net operating losses and other adjustments, Lazard derived a range of implied per share values of $6.91 to $12.00 for the Reis common stock and options, assuming conversion to Reis common stock of all outstanding shares of Reis preferred stock.

Precedent Transaction Analysis

Lazard performed a precedent transactions analysis in order to derive a range of equity values for Reis and a range of implied per share values for Reis common stock and options, assuming conversion to Reis common stock of all outstanding shares of Reis preferred stock. The precedent transactions analysis is based on multiples of transaction values of each of the selected comparable merger transactions to the target companies’ latest 12-month-period, or LTM EBITDA. In connection with this analysis, Lazard reviewed the following transactions involving companies in information services, which include both U.S. and international companies, and market research sectors:

Acquiror	Target

Information Services Sector

U.S. Transactions
Vestar Capital Partners	MediMedia USA
Bankrate	MMIS
LexisNexis Group	Seisint
Thomson	Information Holdings
infoUSA	OneSource Information Services
Dow Jones & Co	Alternative Investor Group

International Transactions
Apax	Incisive Media
Emap	Worth Global Style Network
Numis	Centaur Media
McGraw-Hill	Crisil

Market Research Sector

infoUSA	Opinion Research Corp
Private Equity Consortium	VNU
VNU	IMS Health
GfK	NOP World
Gartner	META Group Inc

Using publicly available information, Lazard compared the transaction value of the selected precedent transactions as a multiple of the LTM EBITDA in such transactions:

Transaction Value as a Multiple of
LTM EBITDA

Low	High

12.0x	17.0x

Using the transaction values to LTM EBITDA multiples from the selected precedent transactions, the financial forecasts of 2006 EBITDA for Reis, based on projections provided by Reis management, and adjustments for net cash, net operating losses and other adjustments, Lazard derived a range of implied per share values of $7.84 to $10.59 for Reis common stock and options, assuming conversion to Reis common stock of all outstanding shares of Reis preferred stock.

Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis in order to derive a range of equity values for Reis and a range of implied per share values for Reis common stock and options, assuming conversion to Reis common stock of all outstanding shares of Reis preferred stock. The discounted cash flow analysis is based on the present value of the projected unlevered free cash flow of Reis between July 1, 2006 and December 31, 2011 and the present value of the terminal value of Reis, based on its projected 2012 EBITDA. The discounted cash flow analysis was based on financial forecasts for Reis, based on projections provided by Reis management, and on a range of discount rates from 12% to 16% and exit multiples of 10.0x to 12.0x 2012 EBITDA. The range of discount rates used in this analysis was chosen to reflect Reis’s weighted average cost of capital. Lazard calculated a range of implied enterprise values for Reis by adding the present values calculated for the unlevered projected free cash flow, net operating losses and other adjustments, and terminal values (calculated by using exit multiples described in the preceding sentence), in each case using the discount rates described in the preceding sentence. A range of implied equity values was calculated by adding net cash to each of the derived implied enterprise values. Using the ranges of the discount rates (12% to 16%) and EBITDA exit multiples (10.0x to 12.0x), Lazard derived a range of implied per share values of $13.76 to $18.65 for Reis common stock and options, assuming conversion to Reis common stock of all outstanding shares of Reis preferred stock.

Wellsford Valuation

Lazard also reviewed several valuation methodologies and metrics, as summarized below, to evaluate the implied value of the per share stock consideration to be paid by Wellsford as part of the transaction, which is referred to as the Reference Value:

Liquidation Valuation Analysis

Lazard performed a liquidation valuation analysis of Wellsford common stock by summing the liquidation values of its non-operating assets and liabilities and the values of Wellsford development projects in Gold Peak, East Lyme, East Lyme Land and Claverack, referred to collectively as the development projects. The liquidation values of Wellsford’s assets and liabilities are based on Wellsford’s reported liquidation accounting values and other estimates. As part of this analysis, Lazard assumed that Wellsford’s investment in Reis is valued at $8.16 per share, excluding any non-liquidity discount of a minority stockholder. Lazard performed two variations of liquidation valuation analysis.

The first liquidation valuation was a project-level discounted cash flow analysis. Lazard derived an implied per share Reference Value of Wellsford common stock by adding the liquidation values for Wellsford’s non-operating assets and liabilities and the values of its development projects. Lazard used a discounted cash flow analysis, based on cash flow projections provided by Wellsford management, to value Gold Peak, East Lyme and Claverack. Lazard used a ratio of price to tangible book value, based on comparable homebuilders that have a market capitalization of less than $750,000,000 to value East Lyme Land. The high-end of the valuation range calculated by Lazard used Wellsford’s June 30, 2006 reported liquidation values and other estimates for non-operating assets and liabilities to which Lazard added the values of Wellsford’s development projects. The values of Wellsford’s development projects (except for East Lyme Land) were estimated using a discounted cash flow analysis, based on cash flows for East Lyme, Claverack and Gold Peak, discounted at 18%, 20% and 12%, respectively. East Lyme Land was valued at 1.35x GAAP book value, based on the high-end range of price to tangible book values for comparable homebuilders that have a market capitalization of less than $750,000,000. The low-end of the valuation range calculated by Lazard used Wellsford’s June 30, 2006 reported liquidation values and other estimates for Wellsford’s non-operating assets and liabilities to which Lazard added the values of Wellsford’s development projects. The values of Wellsford’s development projects (except for East Lyme Land) were estimated using a discounted cash flow analysis, assuming a 15% reduction to estimated sales prices in East Lyme, Claverack, and Phase III of Gold Peak discounted at 20%, 22% and 15% (with respect to all Phases of Gold Peak), respectively. East Lyme Land was valued at 0.55x GAAP book value, based on the low-end range of price to tangible book values for comparable homebuilders that have a market capitalization of less than $750,000,000. Using this analysis, Lazard derived a range of implied per share Reference Values of $7.09 to $9.39 for the Wellsford common stock.

The second liquidation valuation was a project-level public market analysis. Lazard derived an implied per share Reference Value of Wellsford common stock by summing the liquidation value for Wellsford’s non-operating assets and liabilities and the values of its development projects, based on multiples of price to tangible book value. The high-end of the valuation range calculated by Lazard used Wellsford’s June 30, 2006 reported liquidation values and other estimates for non-operating assets and liabilities. Wellsford’s development projects were valued at 1.35x GAAP book value, based on the high-end range of price to tangible book values for comparable homebuilders that have a market capitalization of less than $750,000,000. The low-end of the valuation range calculated by Lazard used Wellsford’s June 30, 2006 reported liquidation values and other estimates for non-operating assets and liabilities. Wellsford’s development projects valued at 0.55x GAAP book value based on the low-end range of price to tangible book values for comparable homebuilders that have a market capitalization of less than $750,000,000. Using this analysis, Lazard derived a range of implied per share Reference Values of $7.19 to $9.53 for the Wellsford common stock.

Corporate Level Discounted Cash Flow Valuation

Lazard performed a discounted cash flow analysis in order to derive a range of implied per share Reference Values for the Wellsford common stock using the present values of Wellsford’s projected free cash flow between July 1, 2006 and December 31, 2010. Cash flow projections were based on Wellsford management’s projections for the orderly liquidation of the company’s non-operating assets and development projects. As part of this analysis, Lazard assumed Wellsford’s investment in Reis is valued at $8.16 per share, excluding any non-liquidity discount of a minority stockholder. Lazard calculated the implied equity value of Wellsford by adding the sum of the present values of Wellsford’s projected free cash flow to the cash it had on its balance sheet as of June 30, 2006 and subtracting transaction fees relating to the transaction, which have been incurred, according to Wellsford management, regardless of the outcome of the transaction. Lazard calculated a range of implied equity values for Wellsford by applying a range of discount rates of 15% to 19%, based on Wellsford’s estimated cost of capital, and a reduction of 0% to 15% in sales prices at East Lyme, Claverack and phase III of Gold Peak and in net cash flow of East Lyme Land. Using this analysis, Lazard derived a range of implied per share Reference Values of $7.30 to $9.18 for the Wellsford common stock.

Illustrative Dividend Discount Valuation Analysis

Lazard developed an illustrative dividend discount model in order to derive a range of implied per share Reference Values for the Wellsford common stock based on the present value of Wellsford’s projected liquidating dividend distributions. Lazard calculated the projected free cash flow generated by Wellsford between July 1, 2006 and December 31, 2010, based on Wellsford management’s projections for the orderly liquidation of the company’s non-operating assets and development projects. As part of this analysis, Lazard assumed Wellsford’s investment in Reis is valued at $8.16 per share, excluding any non-liquidity discount of a minority stockholder. Lazard calculated the company’s year-end cash balance before liquidating dividend distributions by adding Wellsford’s annual free cash flow to the cash that Wellsford had on its balance sheet in the beginning of each period (adjusted for payments related to transaction fees that have been incurred, according to Wellsford management, regardless of the outcome of the transaction). Lazard assumed, as directed by Wellsford management, that Wellsford will distribute all cash over $35 million to its stockholders at the end of each year starting in the second half of 2006 through 2010 and that the remaining cash will be distributed as a liquidating dividend at the end of 2010. Lazard calculated the implied equity value for Wellsford by summing the present values of Wellsford’s projected liquidating dividend distributions. Lazard calculated a range of implied equity values for Wellsford by applying a range of discount rates of 15% to 19%, based on Wellsford’s estimated cost of capital, and a reduction of 0% to 15% in sales prices at East Lyme, Claverack and phase III of Gold Peak and in net cash flow of East Lyme Land. Using this analysis, Lazard derived a range of implied per share Reference Values of $5.28 to $7.45 for the Wellsford common stock.

Stock Price Analysis

Lazard reviewed the per share prices of the Wellsford common stock on the close of December 15, 2005 (one day after Wellsford made its initial liquidating distribution, pursuant to the Plan, of $14.00 per share), the average closing price since December 15, 2005, the intra-day high and low share prices since December 15, 2005, the per share price on the close of October 6, 2006, the 10-day closing average, 20-day closing average and 60-day closing average share price as of October 6, 2006 and the 2006 average closing share price. The following table illustrates the stock prices during these periods:

Period	Price

Close at December 15, 2005	$5.85
Closing average since December 15, 2005	$6.86
Intra-day high since December 15, 2005	$8.50
Intra-day low since December 15, 2005	$5.50
Closing at October 6, 2006	$7.49
10-day closing average as of October 6, 2006	$7.43
20-day closing average as of October 6, 2006	$7.28
60-day closing average as of October 6, 2006	$7.05
2006 closing average	$6.92

Lazard observed that the Wellsford Reference Value of $8.16 per share implies a premium of 8.9% to Wellsford’s closing share price on the close of October 6, 2006, a premium of 15.7% to its 60-day average as of October 6, 2006 and a premium of 19.0% to the average share price since December 15, 2005.

Summary and Qualification of Analyses

Lazard performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to Wellsford board of directors that the consideration to be offered in the merger was fair to Wellsford from a financial point of view. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized above, Lazard believes that its analyses must be considered as a whole and that selecting portions of the analyses or factors considered by it, without considering all applicable factors or analyses, or attempting to ascribe relative weights to some or all these analyses and factors could create an incomplete view of the evaluation process underlying the Lazard opinion.

In its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Wellsford or Reis. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. Lazard did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. In addition, analyses relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty.

No company or transaction used in any of the analyses is identical to Wellsford, Reis or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Wellsford and Reis and other factors that could affect the public trading values or the announced transaction values, as the case may be, of Wellsford and Reis and the companies to which the comparison is being made. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

Other Matters

Lazard was not asked to consider, and Lazard’s opinion did not address, the relative merits of the merger, any alternative potential transaction or Reis’s underlying decision to effect the merger. Lazard’s opinion and financial analyses were not the only factors considered by Wellsford board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Wellsford board of directors or management. Lazard has consented to the inclusion of and references to its opinion in this joint proxy statement/prospectus.

Under the terms of Lazard’s engagement, Wellsford has agreed to pay Lazard a fee for its services, a majority of which is contingent on the consummation of the merger. Wellsford has also agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, Wellsford agreed to indemnify Lazard against certain liabilities, including liabilities under the Federal securities laws relating to or arising out of Lazard’s engagement.

Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. In the ordinary course of their business, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of Wellsford for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or a short position in such securities. In the past, Lazard has provided investment banking services to Wellsford for which it has received customary fees.

Opinion of Financial Advisor to the Reis Board of Directors

The description of the fairness opinion of Houlihan Lokey, Reis’s financial advisor in connection with the merger, is set forth below. The description is qualified in its entirety by reference to the full text of the opinion included as Annex C to this joint proxy statement/prospectus. You may read the opinion for a discussion of the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken by Houlihan Lokey.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Houlihan Lokey was engaged by Reis to provide an opinion to Reis’s board of directors regarding the fairness from a financial point of view to holders of Reis common stock (other than Wellsford Capital, and treating Reis preferred stock on an as converted to common stock basis) of the merger consideration to be received by them in the merger.

On October 11, 2006, Houlihan Lokey rendered its oral opinion to Reis’s board of directors, which Houlihan Lokey subsequently confirmed in writing by delivery of its written opinion, dated October 11, 2006, that, as of that date and based upon and subject to the assumptions, qualifications, limitations and other matters described in its written opinion, the merger consideration to be received by holders of Reis common stock (other than Wellsford Capital, and treating Reis preferred stock on an as converted to common stock basis) in the merger was fair to them from a financial point of view.

The full text of Houlihan Lokey’s written opinion, dated October 11, 2006, to Reis’s board of directors, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion is included as Annex C to this joint proxy statement/prospectus.

Houlihan Lokey directed its opinion to, and provided its opinion for the use and benefit of, Reis’s board of directors in connection with its evaluation of the merger. The opinion addresses only the fairness from a financial point of view of the merger consideration to be received by the holders of Reis common stock (other than Wellsford Capital, and treating Reis preferred stock on an as converted to common stock basis) in the merger and does not address any other aspect of the merger. Houlihan Lokey’s opinion also does not address the merits of the merger as compared to other business strategies or transactions that might be available to Reis or any underlying business decision of Reis in connection with the merger or any other matter. This summary of Houlihan Lokey’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is incorporated by reference in this joint proxy statement/prospectus. Reis’s stockholders are encouraged to carefully read the full text of Houlihan Lokey’s written opinion. However, Houlihan Lokey’s written opinion and this summary are not intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to the merger.

Procedures Followed

In connection with its opinion, Houlihan Lokey made such reviews and inquiries and performed such analyses as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

1.	reviewed Reis’s audited financial statements for the fiscal years ended October 31, 2003, October 31, 2004 and October 31, 2005, and company-prepared interim financial information for the eight-month period ended June 30, 2006, which Reis’s management has identified as being the most current information available;

2.	reviewed Wellsford’s annual reports to stockholders on Form 10-K for the fiscal years ended December 31, 2004 and December 31, 2005, and quarterly report on Form 10-Q for the quarter ended June 30, 2006, which Wellsford’s management has identified as being the most current financial statements available;

3.	reviewed Reis’s Confidential Information Memorandum, dated November 2005, and certain offer letters from bidders;

4.	reviewed Reis’s management presentation dated July 2006;

5.	reviewed the historical market prices and trading volume for Wellsford’s publicly traded stock for the nine months ending October 6, 2006;

6.	reviewed various analyses and documentation related to Wellsford’s financial projections and nonoperating assets and liabilities including, but not limited to:

a.	financial models and related loan documents for the Claverack, East Lyme, and Gold Peak development projects; and

b.	internal memos regarding the valuation of Clairborne Fordham dated July 27, 2006, Mantua asset dated July 28, 2006, and Telecom asset dated July 31, 2006;

7.	conducted site visits to the Gold Peak and East Lyme development projects;

8.	reviewed a pro forma balance sheet reflecting the merger as of June 30, 2006, prepared by Wellsford, received on September 21, 2006;

9.	reviewed financial forecasts and projections (a) of Reis prepared by Reis’s management, (b) of Wellsford prepared by Wellsford’s management, and (c) of the combined company, in each case for the calendar years ended December 31, 2006 through 2011;

10.	met and spoke with the management of Reis and of Wellsford regarding the operations, financial condition, future prospects and projected operations and performance of Reis and Wellsford, and regarding the merger;

11.	reviewed the following documents in connection with the merger:

a.	Bank of Montreal term sheet for the senior secured credit facilities in the amount of $27,000,000, draft dated September 18, 2006;

b.	the merger agreement; and

c.	the Bank Loan documents;

12.	reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that Houlihan Lokey deemed relevant for companies in industries related to Reis; and

13.	conducted such other studies, analyses and inquiries as Houlihan Lokey has deemed appropriate.

Material Assumptions Made and Qualifications and Limitations on the Review Undertaken

Houlihan Lokey has relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, management of Reis and of Wellsford have advised Houlihan Lokey, and Houlihan Lokey has assumed, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Reis and of Wellsford, and Houlihan Lokey expresses no opinion with respect to such forecasts and projections or the assumptions on which they are based. Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Reis and Wellsford since the date of the most recent financial statements of Reis and Wellsford provided to Houlihan Lokey, and that there are no information or facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey has not considered any aspect or implication of any transaction to which Reis or Wellsford is a party (other than the merger).

Houlihan Lokey has relied upon and assumed, without independent verification, that

•	the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct;

•	each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party;

•	all conditions to the consummation of the merger will be satisfied without waiver thereof; and

•	the merger will be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise).

Houlihan Lokey also has relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of Reis or Wellsford, or otherwise have an adverse effect on Reis or Wellsford or any expected benefits of the merger. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

Furthermore, other than conducting site visits as identified above, Houlihan Lokey has not been requested to make, and has not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (contingent or otherwise) of Reis, Wellsford or any other party, nor was Houlihan Lokey provided with any such appraisal. Furthermore, Houlihan Lokey has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Reis or Wellsford is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Reis or Wellsford is or may be a party or is or may be subject.

Houlihan Lokey has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger or any alternatives to the merger, or (b) advise Reis’s board of directors or any other party with respect to alternatives to the merger. Houlihan Lokey’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of the opinion. Houlihan Lokey has not considered, nor is it expressing any opinion with respect to, the prices at which the common stock of Wellsford has traded or may trade subsequent to the disclosure or consummation of the merger.

Houlihan Lokey’s opinion was furnished solely for the use and benefit of Reis’s board of directors in connection with its consideration of the merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without Houlihan Lokey’s express, prior written consent. Houlihan Lokey’s engagement letter with Reis includes an express disclaimer to this effect. The availability of this defense would, if challenged, be determined by a court of competent jurisdiction. Resolution of the question of the availability of this defense would have no effect on the rights and responsibilities of Reis’s board of directors under applicable state law or under the Federal securities laws. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should act or vote or tender their shares with respect to the merger. Houlihan Lokey’s opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor will any references to Houlihan Lokey or any of its affiliates be made by any recipient of the opinion, without the prior written consent of Houlihan Lokey.

Houlihan Lokey has not been requested to opine as to, and Houlihan Lokey’s opinion does not address:

•	the underlying business decision of Reis, Wellsford, their respective security holders or any other party to proceed with or effect the merger;

•	the fairness of any portion or aspect of the merger not expressly addressed in Houlihan Lokey’s opinion;

•	the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of Reis, Wellsford or any other party other than those set forth in Houlihan Lokey’s opinion;

•	the relative merits of the merger as compared to any alternative business strategies that might exist for Reis, Wellsford or any other party or the effect of any other transaction in which Reis, Wellsford or any other party might engage;

•	the tax or legal consequences of the merger to either Reis, Wellsford, their respective security holders, or any other party;

•	the fairness of any portion or aspect of the merger to any one class or group of Reis’s or any other party’s security holders vis-à-vis any other class or group of Reis’s or such other party’s security holders;

•	whether or not Reis, Wellsford, their respective security holders or any other party is receiving or paying reasonably equivalent value in the merger; or

•	the solvency, creditworthiness or fair value of Reis, Wellsford or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency or similar matters.

Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey has assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey has relied, with Reis’s consent, on advice of the outside counsel and the independent accountants to Reis, and on the assumptions of the management of Reis and Wellsford, as to all legal, regulatory, accounting, insurance and tax matters with respect to Reis and Wellsford.

Summary of Analyses

In preparing its opinion to Reis’s board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Houlihan Lokey made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses as a whole, would create a misleading or incomplete view of the processes underlying its analyses and opinion.

No limitations or restrictions were imposed by us on the scope of Houlihan Lokey’s investigation or the procedures to be followed by Houlihan Lokey in rendering its opinion. In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. Subsequent developments in those conditions could require a reevaluation of such analyses. However, Houlihan Lokey does not have an obligation to update, revise or reaffirm its opinion based on such developments, or otherwise. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Reis and no transaction used in Houlihan Lokey’s analyses for comparative purposes is identical to the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The estimates contained in Houlihan Lokey’s analyses and the reference value ranges indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Reis’s control and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty and, therefore, none of Reis, Wellsford, Houlihan Lokey or any other person assumes any responsibility if future results are different from those estimated.

Houlihan Lokey’s opinion was provided to Reis’s board of directors in connection with its consideration of the proposed merger and was only one of many factors considered by Reis’s board of directors in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of Reis’s board of directors or management with respect to the merger.

The merger consideration was determined through arm’s-length negotiations between Reis and Wellsford. Houlihan Lokey did not recommend any specific merger consideration to the board of directors or advise the board of directors that any specific merger consideration constituted the only appropriate merger consideration for the merger.

The following is a brief summary of the material analyses underlying Houlihan Lokey’s opinion rendered on October 11, 2006. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, would create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

•	Enterprise Value — the value of the relevant company’s outstanding common equity securities (taking into account its outstanding warrants and other convertible securities) plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) as of a specified date.

•	EBITDA — the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period and adjusted for certain non-recurring items as Houlihan Lokey has deemed appropriate.

•	EBIT — the amount of the relevant company’s earnings before interest and taxes for a specified time period and adjusted for certain non-recurring items as Houlihan Lokey has deemed appropriate.

•	Revenue — the amount of the relevant company’s revenue.

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected information services companies listed below as of October 6, 2006, and the enterprise values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Accordingly, this information does not necessarily reflect current or future market conditions. Estimates of EBITDA, EBIT and Revenue for the fiscal year ending during calendar year 2006, which we refer to as the NFY Period, and for the fiscal year ending during calendar year 2007, which we refer to as the NFY+1 Period, for Reis were based on estimates provided by Reis’s management. Estimates of EBITDA, EBIT and Revenue for the NFY Period and the NFY+1 Period for the selected information services companies listed below were based on publicly available I/B/E/S research analyst estimates for those information services companies.

REIS Valuation

Selected Companies Analysis

Houlihan Lokey calculated multiples of enterprise value and considered certain financial data of Reis and selected information services companies.

The calculated multiples included:

•	Enterprise value as a multiple of estimated Revenue for the NFY Period.
•	Enterprise value as a multiple of estimated Revenue for the NFY+1 Period.
•	Enterprise value as a multiple of estimated EBITDA for the NFY Period.
•	Enterprise value as a multiple of estimated EBITDA for the NFY+1 Period.
•	Enterprise value as a multiple of estimated EBIT for the NFY Period.
•	Enterprise value as a multiple of estimated EBIT for the NFY+1 Period.

The selected information services companies were:

•	Costar Group, Inc.
•	LoopNet, Inc.
•	Dun & Bradstreet Corp.
•	ChoicePoint Inc.
•	Getty Images Inc.
•	Navteq Corporation
•	Factset Research Systems Inc.
•	Gartner, Inc.
•	Interactive Data Corporation
•	Move, Inc.
•	Edgar Online, Inc.

The selected companies analysis indicated the following:

Multiple Description	High	Low	Mean	Median

Enterprise Value as a multiple of:
NFY Period Revenue	9.47X	2.18X	4.36X	3.73X
NFY+1 Period Revenue	6.87X	2.03X	3.69X	3.33X
NFY Period EBITDA	25.8X	9.2X	14.6X	11.9X
NFY+1 Period EBITDA	20.6X	8.4X	12.4X	9.8X
NFY Period EBIT	35.1X	10.5X	18.1X	14.1X
NFY+1 Period EBIT	30.3X	10.6X	16.3X	14.3X

Houlihan Lokey applied risk-adjusted multiple ranges based on the selected companies analysis to corresponding financial data for Reis, including estimates provided by Reis’s management. The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which Reis and other comparable companies are engaged. The selected companies analysis indicated an implied reference range enterprise value of approximately $83.4 million to $89.5 million.

The foregoing companies were compared to Reis for purposes of the selected companies analysis because they are companies with operations that for purposes of analysis may be considered similar to certain operations of Reis. However, Houlihan Lokey noted that no company utilized in this analysis is identical to Reis because of differences between the business mix, product mix, target end-market, regulatory environment, growth profile, operations and other characteristics of Reis and the comparable companies. Houlihan Lokey made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Reis, such as the impact of competition on the business of Reis and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Reis or the industry or in the markets generally. Houlihan Lokey believes that mathematical analyses (such as determining average and median) are not by themselves meaningful methods of using comparable company data and must be considered together with qualities, judgments and informed assumptions to arrive at sound conclusions.

Selected Transactions Analysis

Houlihan Lokey calculated multiples of enterprise value to certain financial data based on the purchase prices in selected publicly-announced information services company transactions.

The calculated multiples included:

•	Enterprise value as a multiple of EBITDA during the 12-month period ended June 30, 2006, or LTM EBITDA

•	Enterprise value as a multiple of EBIT during the 12-month period ended June 30, 2006, or LTM EBIT

The selected information services company transactions were:

Acquiror	Target

United Business Media plc	Commonwealth Business Media, Inc.
Bankrate, Inc.	Mortgage Market Information Services, Inc.
First Advantage Corp.	The First American CREDCO
SS&C Technologies Inc.	Financial Models Company Inc.
Gartner, Inc.	META Group, Inc.
eBay, Inc.	Rent.com, Inc.
Standard & Poors, a division of The McGraw-Hill Companies, Inc.	Capital IQ, Inc.
Factset Research Systems Inc.	JCF Group, Inc.
Marsh & McLennan Companies, Inc.	Kroll Inc.
InfoUSA.com, Inc.	OneSource Information Services, Inc.
Acxiom Corporation	Consodata S.A.
The Thomson Corporation	Elite Information Group, Inc.
Reuters Group PLC	Multex.com, Inc.
Dun & Bradstreet Corp.	Hoovers, Inc.
Moody’s Corp.	KMV, L.L.C.

The selected transactions analysis indicated the following:

Multiple Description	High	Low	Mean	Median

Enterprise Value as a multiple of:
LTM EBITDA	25.1X	8.0X	14.1X	13.2X
LTM EBIT	43.0X	9.5X	19.0X	15.4X

Houlihan Lokey applied multiple ranges based on the selected transactions analysis to corresponding financial data for Reis. The selected transactions analysis indicated an implied reference range enterprise value of approximately $83.7 million to $89.1 million.

None of the transactions utilized in the selected transactions analysis are identical to the merger. In evaluating these transactions, Houlihan Lokey made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Reis, such as the impact of competition on the business of Reis and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Reis or the industry or in the markets generally, which could affect the public trading value of Reis and the aggregate value of the transactions to which it is being compared. Houlihan Lokey believes that mathematical analyses (such as determining average and median) are not by themselves meaningful methods of using comparable company data and must be considered together with qualities, judgments and informed assumptions to arrive at sound conclusions.

Discounted Cash Flow Analysis

Houlihan Lokey also calculated the net present value of Reis’s after-tax, debt-free cash flows based on estimates provided by Reis’s management. In performing this analysis, Houlihan Lokey used discount rates ranging from 17% to 21% based on Reis’s estimated weighted average cost of capital and terminal value multiples ranging from 8.0x to 12.0x based on the EBITDA multiples calculated from the selected companies analysis. The discounted cash flow analysis indicated an implied reference range enterprise value of approximately $100.0 million to $128.4 million.

Wellsford Valuation

Liquidation Analysis

Houlihan Lokey calculated the liquidation value of Wellsford to be $55.8 million by subtracting Wellsford’s total liabilities from total assets (in each case based upon Wellsford’s balance sheet as of June 30, 2006 as filed by Wellsford with the SEC on its quarterly report on Form 10-Q).

Sum-of-the-Parts Analysis

Houlihan Lokey calculated the net present value of cash available for distribution of each of the Gold Peak project, the East Lyme project, the East Lyme Land project and the Claverack project, in each case based on estimates provided by Wellsford’s management. In performing this analysis, Houlihan Lokey used the following ranges of discount rates for each of its analyses, in each case based on an estimated required rate of equity return, based on, but not limited to, the percentage of completion of the project, market condition, competitive landscape and additional information provided by Wellsford’s management and deemed appropriate for consideration by Houlihan Lokey:

Component Part	Range of Discount Rates

Gold Peak	14.5% — 20.5%
East Lyme	22.0% — 28.0%
East Lyme Land	23.0% — 29.0%
Claverack	23.0% — 29.0%

After taking into account general and administrative expenses and other nonoperating assets and liabilities and Wellsford’s current 23.18% equity ownership of Reis (taking into account the range of values described above), the sum-of-the-parts analysis indicated an implied reference range aggregate equity value of approximately $49.8 million to $56.0 million, or approximately $7.70 to $8.66 per share.

Discounted Cash Flow Analysis

Houlihan Lokey also calculated the net present value of Wellsford’s after-tax debt-free cash flows based on estimates provided by Wellsford’s management. In performing this analysis, Houlihan Lokey used discount rates ranging from 22.0% to 28.0% based on an estimated required rate of equity return, which also represented the high end of the range of discount rates used in the sum-of-the-parts analysis. The discounted cash flow analysis indicated an implied reference range aggregate equity value of approximately $55.6 million to $60.6 million, or $8.60 to $9.36 per share.

Stock Price Information

As of October 6, 2006, the following chart sets forth the average closing stock price of Wellsford’s common stock for the periods indicated:

Period	Average Closing Stock Price

1 Day	$7.49
1 Week	$7.38
1 Month	$7.28
3 Months	$7.05
6 Months	$7.25

Combined Company Valuation

Sum-of-the-Parts Analysis

Houlihan Lokey calculated the net present value of cash available for distribution of each of the Gold Peak project, the East Lyme project, the East Lyme Land project and the Claverack project, in each case based on estimates provided by Wellsford’s management. In performing this analysis, Houlihan Lokey used the following ranges of discount rates for each of its analyses, in each case based on an estimated required rate of equity return, based on, but not limited to, the percentage of completion of the project, market condition, competitive landscape and additional information provided by Wellsford’s management and deemed appropriate for consideration by Houlihan Lokey:

Component Part	Range of Discount Rates

Gold Peak	14.5% — 20.5%
East Lyme	22.0% — 28.0%
East Lyme Land	23.0% — 29.0%
Claverack	23.0% — 29.0%

After taking into account (1) general and administrative expenses and other nonoperating assets and liabilities of the combined company, and (2) a range of enterprise value from operations for Reis, the sum-of-the-parts analysis indicated an implied reference range aggregate equity value of approximately $72.7 million to $86.6 million (or approximately $65.5 million to $78.6 million if the net present value of unlevered free cash flows from Wellsford’s net operating loss, valued between approximately $7.3 million and $8.0 million using discount rates ranging from 18.0% to 21.0% based on an estimated required rate of equity return calculated from the cost of equity of the selected comparable companies listed above, is excluded).

Discounted Cash Flow Analysis

Houlihan Lokey also calculated the net present value of the combined company’s cash flows available to equity holders based on estimates provided by Reis’s management and Wellsford’s management. In performing this analysis, Houlihan Lokey used discount rates ranging from 16.5% to 22.5% based on an estimated required rate of equity return calculated from the cost of equity of the selected comparable companies listed above. The discounted cash flow analysis indicated an implied reference range aggregate equity value of approximately $98.1 million to $125.2 million.

Other Matters

Reis engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructuring, tax matters, and employee stock option plan matters, matters related to the Employee Retirement Income Security Act of 1974, corporate planning, and for other purposes. Reis and Houlihan Lokey entered into a letter agreement on September 6, 2006 to provide an opinion to Reis’s board of directors regarding the fairness from a financial point of view to the holders of Reis common stock (other than Wellsford Capital, and treating Reis preferred stock on an as converted to common stock basis) of the merger consideration to be received by the holders of Reis common stock (other than Wellsford Capital, and treating Reis preferred stock on an as converted to common stock basis) in the merger. Pursuant to the engagement letter, Reis will pay Houlihan Lokey a customary fee for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter, a portion of which became payable upon the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein and a portion of which became payable upon Houlihan Lokey consenting to the inclusion of the description of its opinion and the text of the opinion in this joint proxy statement/prospectus. Reis has also agreed to reimburse Houlihan Lokey for certain expenses, including attorneys’ fees and disbursements, and to indemnify Houlihan Lokey and certain related parties against certain liabilities and expenses, including certain liabilities under the Federal securities laws arising out of or relating to Houlihan Lokey’s engagement. Houlihan Lokey has consented to the inclusion of and references to its opinion in this joint proxy statement/prospectus.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of Reis, Wellsford and any other party that may be involved in the merger.

Amendment of Reis’s Amended and Restated Certificate of Incorporation

Reis stockholders are being asked to consider and vote upon a proposal to approve an amendment to Reis’s amended and restated certificate of incorporation. The proposed amendment will amend Reis’s amended and restated certificate of incorporation in two respects.

First, currently Reis is required to mail to holders of Reis preferred stock written notice of certain events, including a merger, not less than 45 days prior to the consummation of certain transactions, including a merger. In order to expedite consummation of the merger, Reis’s board of directors is recommending that Reis’s stockholders approve amending the amended and restated certificate of incorporation to eliminate this notice requirement with respect to the merger (but not with respect to any other transaction to which this requirement applies).

Second, Reis’s stockholders are also being asked to consider and vote upon a proposal to amend the amended and restated certificate of incorporation to clarify the basis for calculating the merger consideration to be received in the merger by Reis’s preferred stockholders and to clarify that they will not have any right to their payment of the merger consideration prior to or in preference of Reis’s common stockholders. Currently, the amended and restated certificate of incorporation provides that Reis’s preferred stockholders are entitled to receive upon a liquidating event such as the merger the greater of (1) the liquidation amount of each share of preferred stock plus all accrued but unpaid dividends on each of these shares and (2) the amount each share of Reis preferred stock would have been entitled to receive if it had been converted into Reis common stock at the conversion price applicable to each share. The liquidation amount for each share of Reis Series A preferred stock, B preferred stock, and C preferred stock is $100.00, and the liquidation amount for each share of Reis Series D preferred stock is $200.00.

Reis’s board of directors has calculated the amount of merger consideration to be received by holders of Reis preferred stock in the case of each scenario described above and has determined that the liquidation amount is less than the amount of merger consideration payable by treating the Reis preferred stock as if it had been converted to Reis common stock immediately prior to the merger. For more information regarding how this calculation was made, see “The Reis Special Meeting — Solicitation of Proxies” beginning on page 162.

Since the amended and restated certificate of incorporation provides for both a general priority of payment to Reis’s preferred stockholders over Reis common stockholders upon a liquidating event, such as the merger, and an entitlement to receive at least the amount payable to the holders of Reis preferred stock that would be payable if the preferred stock had been converted into Reis common stock prior to the merger, Reis’s board of directors seeks to amend the amended and restated certificate of incorporation to clarify that with respect to the merger, preferred stockholders will be entitled to receive merger consideration equal to the amount each share of Reis preferred stock would have been entitled to receive had it been converted into Reis common stock at the applicable conversion price, and that the merger consideration will be subject to all the escrow, indemnification and other obligations applicable to the Reis common stock under the terms of the merger agreement. Reis’s board of directors believes that the amendment reflects an appropriate interpretation of the above described provisions and is consistent with the intent of Reis stockholders at the time the amended and restated certificate of incorporation became effective.

Accordingly, the proposed amendment reflects that holders of Reis preferred stock will be entitled to receive the merger consideration they would have received if their shares of Reis preferred stock had been converted into Reis common stock immediately prior to the merger. Additionally, although the amended and restated certificate of incorporation currently provides that Reis’s preferred stock has priority over Reis’s common stock in a liquidation event such as the merger, Reis’s preferred stockholders, as a result of the proposed amendment, will nevertheless be subject to the obligations of the merger agreement, including the escrow and indemnification and all other related provisions, to which Reis’s common stockholders are subject and will not have priority with respect to payment of the merger consideration.

Interests of Wellsford and Reis Directors and Executive Officers in the Merger

Governance Structure and Management Positions

The articles of organization and the limited liability company agreement of Merger Sub in effect immediately before the effective time of the merger will be the articles of organization and the limited liability company agreement of the surviving company.

After the consummation of the proposed merger, it is contemplated that the board of directors of Wellsford will be composed of ten members, including the six existing Wellsford directors, as well as Lloyd Lynford, Jonathan Garfield, and another two individuals, Michael J. Del Giudice and M. Christian Mitchell, both of whom have been appointed by Wellsford’s board of directors effective on the consummation of the merger and both of whom will meet the appropriate independence standards. Wellsford’s board of directors is classified into three classes. In accordance with the Maryland General Corporation Law, which we refer to as the MGCL, all four of the newly appointed directors will stand for election at the 2008 Wellsford annual meeting. They will then be divided among the three classes.

Pursuant to both the merger agreement and employment agreements among Wellsford, Merger Sub, and each of Lloyd Lynford and Mr. Garfield that will become effective as of the effective time of the merger, Lloyd Lynford will serve as Chief Executive Officer and President of Wellsford and Merger Sub and Mr. Garfield will serve as the Executive Vice President of Wellsford and Merger Sub. Each of the employment agreements has a three-year term. Before the effective time of the merger, Wellsford expects to enter into employment agreements, or amended employment agreements, as applicable, with Jeffrey Lynford, Mark Cantaluppi, Wellsford’s Chief Financial Officer and a Vice President, William Sander, Reis’s current Chief Operating Officer, and certain other current executive officers of each of Wellsford and Reis.

After consummation of the proposed merger, the officers of Wellsford will be:

Name	Position

Lloyd Lynford	President and Chief Executive Officer
Jonathan Garfield	Executive Vice President
Jeffrey H. Lynford	Chairman
David Strong	Senior Vice President of Development
Mark P. Cantaluppi	Vice President, Chief Financial Officer and Assistant Secretary
James J. Burns	Vice Chairman and Secretary

After consummation of the proposed merger, the officers of Reis will be:

Name	Position

Lloyd Lynford	President, Chief Executive Officer and Treasurer
Jonathan Garfield	Executive Vice President and Secretary
Jeffrey H. Lynford	Chairman
William Sander	Chief Operating Officer and Assistant Secretary
Mark P. Cantaluppi	Chief Financial Officer and Assistant Secretary
Michael Richardson	Vice President, Sales

However, neither Lloyd Lynford nor Mr. Garfield will be appointed to the positions indicated until their respective loans from Reis, aggregating $1,304,572, have been settled in full. It is anticipated that these loans will be settled immediately after the merger is consummated by the delivery by Lloyd Lynford and Mr. Garfield of an aggregate of 159,874 shares of Wellsford common stock that they receive in the merger (valued at $8.16 per share).

For additional information on these directors and officers, including their biographies, compensation and certain relationships and related transactions, see “The Merger Agreement — Other Agreements — Employment Agreements,” “Wellsford Annual Meeting” and “Reis Special Meeting” beginning on pages 106, 116, and 159, respectively.

Interests of Wellsford Directors and Executive Officers in the Merger

In considering the recommendation of the Wellsford board of directors with respect to issuing shares of Wellsford common stock in connection with the merger and the other matters to be acted upon by Wellsford stockholders at the Wellsford annual meeting, Wellsford stockholders should be aware that certain members of the board of directors and executive officers of Wellsford have interests in the merger that may be different from, or in addition to, interests they may have as Wellsford stockholders. Each of the Wellsford board of directors and the Reis board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching the decision to adopt the merger agreement and the merger, and, in the case of each board of directors, to recommend that its stockholders approve the Reis and Wellsford proposals, as applicable, set forth in this joint proxy statement/prospectus and to be presented to its stockholders for consideration at its stockholders’ meeting.

Ownership Interests in Wellsford of Wellsford Directors and Executive Officers

As of December 22, 2006, all directors and officers of Wellsford, together with their respective affiliates, beneficially owned approximately 9% of the outstanding shares of Wellsford common stock. Wellsford may not issue the shares of Wellsford common stock necessary to pay the share portion of the merger consideration unless it obtains the affirmative vote of a majority of the total votes cast by the holders of Wellsford common stock at the Wellsford annual meeting (in person or by proxy).

Ownership Interests in Reis of Wellsford Directors and Executive Officers

As of December 22, 2006, Jeffrey Lynford, a director and Chairman of the Board of Wellsford and the Chief Executive Officer of Wellsford, beneficially owned approximately 5.9% of the outstanding shares of Reis common stock and approximately 0.5% of the outstanding shares of Reis Series D preferred stock, or approximately 2.6% of Reis capital stock on an as converted to common stock basis. Edward Lowenthal, a director and stockholder of both Wellsford and of Reis beneficially owned approximately 0.5% of Reis Series C preferred stock and approximately 0.5% of Reis Series D preferred stock through a family holding company, or less than 1% of Reis capital stock on an as converted to common stock basis. See “Interests of Reis Directors and Executive Officers in the Merger — Ownership Interests in Reis of Reis Directors and Executive Officers” below for a complete discussion of the vote required by Reis stockholders in connection with the proposals set forth in this joint proxy statement/ prospectus, which are to be presented to the Reis stockholders for consideration at the Reis special meeting. Wellsford Capital owns approximately 51.1%, 51.1%, 30.4%, and 31.5% of Reis Series A preferred stock, Reis Series B preferred stock, Reis Series C preferred stock, and Reis Series D preferred stock, respectively, or approximately 23% of Reis capital stock on an as converted to common stock basis.

Wellsford’s Directors and Executive Officers After the Merger

The six current directors of Wellsford will continue to be directors of Wellsford as of the effective time of the merger and all of its executive officers will continue to be executive officers of Wellsford after the effective time of the merger. In addition, Lloyd Lynford and Jonathan Garfield will become directors and executive officers of Wellsford as of the effective time of the merger. Before the effective time of the merger, Wellsford expects that it will enter into an amendment to Jeffrey Lynford’s employment agreement such that he will be the executive Chairman of Wellsford after the merger, although he will no longer be the Chief Executive Officer and President. See “Governance Structure and Management Positions” above.

Interests of Reis Directors and Executive Officers in the Merger

In considering the recommendation of the Reis board of directors with respect to adopting and approving the merger agreement, Reis stockholders should be aware that certain members of the Reis board of directors and executive officers, as well as several other members of Reis senior management have interests in the merger that may be different from, or in addition to, the interests of the Reis stockholders generally. Each of the Reis board of directors and the Wellsford board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching the decision to approve the merger agreement and the merger, and, in the case of each board of directors, to recommend that its stockholders approve the Reis and Wellsford proposals, as applicable, set forth in this joint proxy statement/prospectus and to be presented to their stockholders for consideration at its stockholders’ meeting.

Ownership Interests in Reis of Reis Directors and Executive Officers

As of December 22, 2006, all directors and executive officers of Reis, together with their respective affiliates, beneficially owned approximately 84.4% of the shares of Reis common stock. As of December 22, 2006, directors and officers of Reis, together with their affiliates, beneficially owned none of the shares of the outstanding Reis Series A preferred stock or Reis Series B preferred stock, 1.6% of the outstanding shares of Reis Series C preferred stock and 3.3% of the outstanding shares of Reis Series D preferred stock, each series on an as converted to common stock basis. Reis cannot complete the merger unless (x) the merger agreement is adopted by an affirmative vote of holders of a majority in voting power of (1) the outstanding shares of common stock and preferred stock, on an as converted to common stock basis, voting together as a single class, (2) the outstanding shares of Reis Series C preferred stock, on an as converted to common stock basis and voting as a separate class, and (3) the outstanding shares of Reis Series D preferred stock, on an as converted to common stock basis and voting as a separate class, and (y) the amendment to Reis’s amended and restated certificate of incorporation is approved by the holders of a majority in voting power of (A) the outstanding shares of Reis common stock and Reis preferred stock, on an as converted to common stock basis, voting together as a single class, (B) the outstanding shares of Reis Series A preferred stock, Series B preferred stock, Series C preferred stock, and Series D preferred stock, on an as converted to common stock basis, voting together as a single class, and (C) the outstanding shares of Reis Series A preferred stock, Series B preferred stock, Series C preferred stock, and Series D preferred stock, each series on an as converted to common stock basis, and each series voting as a separate class.

With regard to adopting the merger agreement and approving the amendment to Reis’s amended and restated certificate of incorporation, Lloyd Lynford, Mr. Garfield and Mr. Lowenthal hold voting power as follows:

								Reis
								Common
						Reis		Stock and
		Reis	Reis	Reis	Reis	Series A, B,		Series A, B,
	Reis	Series A	Series B	Series C	Series D	C and D		C and D
	Common	Preferred	Preferred	Preferred	Preferred	Preferred		Preferred
Stockholder	Stock	Stock*	Stock*	Stock*	Stock*	Stock*		Stock*

Lloyd Lynford	50.7%	—%	—%	—%	0.5%	—	%**	22.3%
Jonathan Garfield	33.7%	—%	—%	—%	1.2%	—	%**	14.9%
Edward Lowenthal	—%	—%	—%	0.5%	0.5%	0.2%		0.1%
Lloyd Lynford, Jonathan Garfield, Edward Lowenthal and all other Reis directors, collectively	84.4%	—%	—%	1.6%	3.3%	0.8%		37.6%

*	On an as converted to common stock basis

**	Denotes an amount that is less than 1/10th of 1%

Consequently, although the directors and executive officers of Reis hold a significant portion of the voting power of Reis capital stock, they do not hold enough voting power to either adopt the merger agreement or to approve the amendment to Reis’s amended and restated certificate of incorporation without additional shares of Reis capital stock voting in favor of the foregoing.

Lloyd Lynford and Mr. Garfield have entered into a voting agreements in connection with the merger and have agreed to vote in favor of the proposals to be presented to the Reis stockholders in connection with the merger. For a more detailed discussion of the voting agreement, see “The Merger — Other Agreements — Voting Agreement” beginning on page 108.

Mr. Lowenthal has indicated that he will vote the shares of Reis preferred stock over which he has voting power in favor of the proposals presented to the Reis stockholders.

Stock Options

Under the terms of the merger agreement, at the effective time of the merger, each outstanding and unexercised option to purchase shares of Reis common stock, whether vested or unvested or part of or outside of the Reis stock option plan, will convert to the right to receive a cash payment equal to the product of (1) the amount, if any, by which $8.16 exceeds the per share exercise price of the option, multiplied by (2) the number of shares of Reis common stock into which the option is exercisable. At the effective time of the merger, each option will be cancelled and the holder will only be entitled to receive from the combined company, as soon as reasonably practicable after the surrender of the option, the cash payment. The merger consideration will not be used to make this cash payment to the holders of options in Reis common stock but will come from the cash assets of the combined company. At December 31, 2006, there were 985,066 Reis options outstanding, which would result in cash payments aggregating $4,714,356.

The table below sets forth, as of December 31, 2006, information with respect to options held by each of Reis’s current executive officers. No members of Reis’s board of directors (other than Lloyd Lynford and Mr. Garfield) held any options.

	Total Options			Weighted Average	Cash Payment
Name	Outstanding	Options Vested	Options Unvested	Exercise Price	to be Received

Lloyd Lynford	244,926	244,926	—	$2.34	$1,425,469
Jonathan Garfield	163,284	163,284	—	$2.34	950,313
William Sander	317,356	277,356	40,000	$3.48	1,485,939
Michael J. Richardson	100,000	59,000	41,000	$4.36	379,600

	825,566	744,566	81,000	$3.02	$4,241,321

Change of Control Payments

Pursuant to the Lynford/Garfield letter agreement, the parties agreed that immediately on consummation of the merger, Reis will pay to each of Lloyd Lynford and Mr. Garfield an amount equal to the “change of control payment” which he would have been paid following a change of control event, as defined by each of their employment agreements with Reis (which employment agreements remain effective until consummation of the merger). If the merger had been consummated on January 31, 2007, Lloyd Lynford and Mr. Garfield would have been paid $1,403,900 and $1,209,530, respectively, pursuant to the Lynford/Garfield letter agreement.

With respect to each of Lloyd Lynford and Mr. Garfield, “change of control payment” means an amount equal to 2.5 times the sum of (1) his gross annual base salary for the year in which the change of control event occurs plus (2) an amount representing the average of his annual bonus paid in each of the two years immediately before the year in which the change of control event occurs.

Agreements with Lloyd Lynford and Jonathan Garfield

Lloyd Lynford and Mr. Garfield have entered into employment agreements with Wellsford and Merger Sub, as employers, which are to become effective immediately after the occurrence of both (1) the effective time of the merger and (2) the settlement of all amounts due and payable under certain loans, aggregating $1,331,644 at January 31, 2007, made to each of them by Reis. It is anticipated that Lloyd Lynford and Mr. Garfield will settle these loans with an aggregate of 159,874 shares of Wellsford common stock that they receive in the merger (valued at $8.16 per share) and a cash payment of $27,072 for accrued interest. Under the terms of the employment agreements, on their effective dates, Lloyd Lynford and Mr. Garfield will be awarded 100,000 and 46,000, respectively, restricted stock units of Wellsford that will vest annually in three equal tranches, subject to certain conditions, and will be entitled to a salary of $375,000 and a minimum annual bonus of $270,000 and $125,000, respectively, with additional incentive bonuses payable under certain circumstances. Additionally, the employment agreements provide for certain payments if their employment is terminated without cause or resigns for good reason within two years following a change of control, including the merger. For a complete discussion of the employment agreements see “The Merger Agreement — Other Agreements — Employment Agreements” beginning on page 106.

As an inducement to Lloyd Lynford and Mr. Garfield to enter into the voting agreement and the lock-up agreement, Wellsford will enter into a registration rights agreement with them, effective as of the effective time of the merger, pursuant to which Wellsford will agree, for Lloyd Lynford’s and Mr. Garfield’s benefit, to register their shares of Wellsford common stock under certain circumstances and allow them to participate in registrations that Wellsford undertakes for its own account or persons other than either of them. For a complete discussion of the registration rights agreement, the voting agreement, and the lock-up agreement see “The Merger Agreement — Other Agreements — Voting Agreement,” “— Lock-Up Agreement,” and “Registration Rights Agreement” beginning on pages 108, 109 and 111, respectively.

Indemnification of and Insurance for Officers and Directors of Reis

The merger agreement provides that, from and after the effective time of the merger, Wellsford and Merger Sub will, to the full extent permitted by applicable law, and Reis’s amended and restated certificate of incorporation and by-laws, indemnify and hold harmless all present and former directors and officers of Reis against all claims, liabilities, losses, damages, costs or expenses, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the effective time of the merger and to advance expenses to any such indemnified party for the defense by such party of any such claim, liability, loss, damage, cost or expense upon receipt of an undertaking by or on behalf of such indemnified party to repay such amount if it is ultimately determined that such party is not entitled to indemnification under applicable law.

The merger agreement also provides that, for a period of six years following the consummation of the merger, Wellsford will cause the combined company to purchase and maintain in effect a director’s and officer’s liability insurance policy covering the then former directors and officers of Reis, which insurance will contain coverage and other terms and conditions that are mutually acceptable to Wellsford and the stockholder representatives, with respect to matters existing or occurring on or prior to the effective time of the merger, provided that the combined company will not be obligated to pay premiums on the insurance of more than $65,000 annually.

Other Employees

Before the effective time of the merger, Wellsford expects to consider either new or amended incentive plans for the non-executive employees of Wellsford and Reis.

Form of the Merger

The merger agreement provides that at the effective time of the merger, Reis will be merged with and into Merger Sub. Upon consummation of the merger, Merger Sub will continue as the surviving company and will be a wholly-owned subsidiary of Wellsford. After consummation of the merger, Wellsford will be renamed Reis, Inc. Wellsford common stock is currently listed for trading on the AMEX, however, the merger agreement provides that Wellsford will use its reasonable best efforts to list Wellsford common stock for trading on the NASDAQ, as promptly as practicable following consummation of the merger, under the symbol “REIS,” subject to official notice of issuance. When the Wellsford common stock has been approved for listing on NASDAQ, Wellsford will delist its common stock from the AMEX.

Regulatory Approvals Required for the Merger

U.S. Antitrust Laws

Under the Hart-Scott-Rodino Act and the rules promulgated under that Act by the Federal Trade Commission, which we refer to as the FTC, the merger may not be consummated until notifications have been given and information furnished to the FTC and to the Antitrust Division and the specified waiting period has been terminated or has expired. Wellsford and Reis each filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on November 15, 2006. Wellsford and Reis received notice on November 27, 2006, from the Antitrust Division that early termination of the applicable waiting period had been granted. At any time before or after consummation of the merger, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the merger or seeking divestiture of substantial assets of Wellsford or Reis.

Restrictions on Sales of Shares of Wellsford Common Stock Received in the Merger

Wellsford common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, which we refer to as the Securities Act, except (1) Wellsford common stock issued to any Reis stockholder who may be deemed to be an “affiliate” of Wellsford or Reis for purposes of Rule 145 under the Securities Act and (2) as provided for by the lock-up agreement and the registration rights agreement. See “The Merger Agreement — Other Agreements — Lock-Up Agreement” and “— Registration Rights Agreement” beginning on pages 109 and 111, respectively.

Under Rule 145, former Reis stockholders who were affiliates of Reis at the time of the Reis special meeting and who are not affiliates of Merger Sub or Wellsford after the consummation of the merger may sell their Wellsford common stock at any time subject to the volume and sale limitations of Rule 144 under the Securities Act. In addition, so long as former Reis affiliates are not affiliates of Merger Sub or Wellsford following the consummation of the merger, and a period of at least one year has elapsed from the consummation of the merger, the former Reis affiliates may sell their Wellsford common stock without regard to the volume and sale limitations of Rule 144 under the Securities Act if there is adequate current public information available about Wellsford in accordance with Rule 144. After a period of two years has elapsed following the consummation of the merger, and so long as former Reis affiliates are not affiliates of Merger Sub or Wellsford and have not been for at least three months before any sale, they may freely sell their Wellsford common stock. Former Reis stockholders who become affiliates of Merger Sub or Wellsford after consummation of the merger will still be subject to the volume and sale limitations of Rule 144 under the Securities Act until they are no longer affiliates of Merger Sub or Wellsford. This joint proxy statement/prospectus does not cover resales of Wellsford common stock received by any person upon consummation of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Appraisal Rights

Holders of shares of Reis capital stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 which is attached to this joint proxy statement/prospectus as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights, if any, under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Reis capital stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Reis capital stock of held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights, if available.

Holders of shares of Reis capital stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement/prospectus constitutes the notice, and the full text of Section 262 is attached to this joint proxy statement/prospectus as Annex D. Any holder of Reis capital stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of capital stock, Reis believes that if a stockholder considers exercising these rights, the stockholder should seek the advice of legal counsel.

Filing Written Demand

Any holder of Reis capital stock wishing to exercise appraisal rights must deliver to Reis, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the adoption of the merger agreement. A holder of shares of Reis capital stock wishing to exercise appraisal rights must hold the shares of record on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. The demand must reasonably inform Reis of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the Reis special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Reis capital stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Reis capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in that case, however, the written demand should set forth the number of shares as to which appraisal is sought and where the number of shares is not expressly mentioned the demand will be presumed to cover all shares of Reis capital stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to: Corporate Secretary, Reis, Inc., 530 Fifth Avenue, New York, New York 10036.

Any holder of Reis capital stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Merger Sub, as the surviving entity, a written withdrawal of the demand for appraisal. However, any attempt to withdraw the demand more than 60 days after the effective date of the merger will require written approval of the surviving entity. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving entity does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Entity

Within ten days after the effective time of the merger, the surviving entity must notify each holder of Reis capital stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving entity or any holder of Reis capital stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving entity is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving entity will file a petition. Accordingly, it is the obligation of the holders of Reis capital stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Reis capital stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of Reis capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving entity a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving entity or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of Reis capital stock and a copy of the petition is served on the surviving entity, the surviving entity will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the stock certificates of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as they relate to their stockholder.

Determination of Fair Value

After determining the holders of Reis capital stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although Reis believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Reis nor Wellsford anticipate offering more than the applicable merger consideration to any stockholder of Reis exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Reis capital stock is less than the applicable merger consideration, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of Reis capital stock have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and imposed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of Reis capital stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of Reis capital stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration applicable to shares of Reis Capital stock for which no election was made. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving entity a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time of the merger, no dissenting stockholder will have any rights of a stockholder of Reis with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions on the holder’s shares of Reis capital stock, if any, payable to stockholders of Reis of record as of a time prior to the effective time of the merger; provided, however, that if a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving company, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware Court of Chancery, the appraisal proceeding may not be dismissed as to any stockholder of Reis without the approval of the Court.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

As Wellsford is the acquiror for GAAP accounting purposes, the acquisition of the remaining interests in Reis not currently owned by Wellsford will be accounted for as a purchase by Wellsford under accounting principles generally accepted in the U.S. Accordingly, the acquisition price of the 77% of Reis acquired in this transaction combined with the historical cost basis of Wellsford’s current investment in Reis will be allocated to the tangible and intangible assets acquired and liabilities assumed based on respective fair values. Reported financial condition and results of operations of Wellsford issued after the consummation of the merger will reflect Reis’s balances and results after the consummation of the merger, but Wellsford’s financial statements will not be restated retroactively to reflect the historical financial position or results of operations of Reis. Following the consummation of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including increased depreciation and amortization expense for acquired tangible and intangible assets in excess of recorded book amounts. At the effective time, Wellsford’s balance sheet will be changed from the liquidation basis of accounting to the going concern basis of accounting and going forward all of Wellsford’s financial statements will be on a going concern basis of accounting.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the anticipated material U.S. Federal income tax consequences of the merger to U.S. holders (as defined below) of Reis capital stock. In addition, this discussion summarizes certain U.S. Federal income tax consequences to U.S. holders of Wellsford common stock that would result from Wellsford’s termination of the Plan in connection with the merger. This discussion addresses only those Reis and Wellsford stockholders who hold their Reis capital stock or Wellsford common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. Federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, including, without limitation:

•	financial institutions, insurance companies, regulated investment companies or real estate investment trusts;

•	pass-through entities or investors in such entities;

•	tax-exempt organizations;

•	dealers in securities or currencies, or traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold Reis capital stock or Wellsford common stock as part of a straddle or as part of a hedging, integrated, constructive sale or conversion transaction;

•	persons who are not U.S. holders;

•	persons that have a functional currency other than the U.S. dollar;

•	persons who acquired their shares of Reis capital stock or Wellsford common stock through the exercise of an employee stock option or otherwise as compensation;

•	persons whose Reis capital stock is “qualified small business stock” for purposes of Section 1202 of the Code; and

•	persons who are subject to the alternative minimum tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Reis capital stock or Wellsford common stock, as the case may be, that is:

•	a citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. Federal income tax on its income regardless of its source.

The following discussion is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change or to differing interpretations, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or Federal laws other than those pertaining to the income tax, are not addressed in this document. You should consult with your own tax advisor as to the tax consequences of the merger to you in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The consummation of the merger is conditioned on, among other things, the receipt by each of Reis and Wellsford of tax opinions from Bryan Cave LLP and King & Spalding LLP, respectively, that for U.S. Federal income tax purposes (1) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (2) Wellsford and Reis will each be a party to that reorganization within the meaning of Section 368(b) of the Code. These opinions will be based on certain assumptions and on representation letters regarding factual matters to be provided by Reis and Wellsford at the time of consummation. Neither of these tax opinions will be binding on the Internal Revenue Service. Neither Wellsford nor Reis intends to request any ruling from the Internal Revenue Service as to the U.S. Federal income tax consequences of the merger.

If the merger qualifies for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. tax consequences of the merger to Reis, Wellsford and Reis stockholders will be as follows:

•	no gain or loss will be recognized by Wellsford or Reis as a result of the merger;

•	gain (but not loss) will be recognized by stockholders of Reis who receive shares of Wellsford common stock and cash in exchange for shares of Reis capital stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Wellsford common stock on the closing date of the merger and cash received by a stockholder of Reis (other than cash received instead of being issued a fractional share of Wellsford common stock) exceeds the stockholder’s basis in its Reis capital stock, and (2) the amount of cash received by the stockholder of Reis (other than cash received instead of being issued a fractional share of Wellsford common stock);

•	no gain or loss will be recognized by stockholders of Reis who receive only Wellsford common stock in the merger, except with respect to any cash paid instead of a fractional share of Wellsford common stock, the treatment of which is discussed below under “— Cash Received For Fractional Shares of Wellsford Common Stock”;

•	the aggregate basis of the Wellsford common stock received in the merger by a Reis stockholder will be the same as the aggregate basis of the Reis capital stock for which it is exchanged, decreased by the amount of any cash received in the merger by the stockholder (other than cash received instead of a fractional share of Wellsford common stock) and decreased by any basis attributable to fractional shares of Wellsford common stock for which cash is received, and increased by the amount of gain recognized on the exchange (regardless of whether the gain is characterized as capital gain or as ordinary dividend income, as discussed below under “— Additional Considerations — Recharacterization of Gain as a Dividend”); and

•	the holding period of Wellsford common stock received in exchange for Reis capital stock will include the holding period of the Reis capital stock for which it is exchanged.

Any gain or loss will be determined separately with respect to each class of Reis capital stock exchanged by a Reis stockholder in the merger. In addition, gain or loss will be determined separately with respect to each block of the same class of Reis capital stock if the stockholder acquired different blocks of such class of stock at different times or at different prices, and the cash and shares of Wellsford common stock received will be allocated proportionately among each block of stock.

Taxation of Capital Gain

Except as described under “— Additional Considerations — Recharacterization of Gain as a Dividend” below, gain that Reis stockholders recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if those stockholders have held (or are treated as having held) their Reis capital stock for more than one year as of the date of the merger. For Reis stockholders that are non-corporate holders of Reis capital stock, long-term capital gain generally will be taxed at a maximum U.S. Federal income tax rate of 15%.

Additional Considerations — Recharacterization of Gain as a Dividend

All or part of the gain that a particular Reis stockholder recognizes could be treated as dividend income rather than capital gain if (1) that Reis stockholder is a significant stockholder of Wellsford or (2) that Reis stockholder’s percentage ownership, taking into account constructive ownership rules, in Wellsford after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Wellsford common stock rather than a combination of cash and shares of Wellsford common stock in the merger. This could happen, for example, because of ownership of additional shares of Wellsford common stock by such Reis stockholder or ownership of shares of Wellsford common stock by a person related to that Reis stockholder. The Internal Revenue Service has indicated in rulings addressing stock redemptions that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon such Reis stockholder’s particular circumstances, including the application of certain constructive ownership rules, which can be highly complex, Reis stockholders should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Cash Received For Fractional Shares of Wellsford Common Stock

A Reis stockholder who receives cash instead of a fractional share of Wellsford common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Wellsford. As a result, a Reis stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations. Notwithstanding the above, under the circumstances described in the section entitled “— Additional Considerations — Recharacterization of Gain as a Dividend,” the receipt of cash instead of a fractional share could instead be taxed as a dividend.

Backup Withholding and Information Reporting

Payments of cash to a holder of Reis capital stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amount withheld from payments to a holder under the backup withholding rules is not an additional tax and will be allowed as a refund or credit against the holder’s U.S. Federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Reporting Requirements

A U.S. holder of Reis capital stock who receives Wellsford common stock as a result of the merger may be required to attach to its U.S. Federal income tax return for the taxable year in which the merger occurs a statement, and will be required to maintain a permanent record, of certain facts relating to the exchange of stock in connection with the merger, including the holder’s adjusted tax basis in the Reis capital stock transferred in the merger, the fair market value of the Wellsford common stock received and the amount of cash received by that holder, if any, pursuant to the merger.

Termination of Plan of Liquidation

On December 14, 2005, Wellsford distributed cash of $14.00 per share to its stockholders in connection with the Plan. If the proposed merger is consummated, the Plan will be terminated. In that case, Wellsford intends to treat the distribution in accordance with the rules governing non-liquidating distributions. Under these rules, the distribution would be taxable to U.S. holders of Wellsford common stock as a dividend to the extent paid out of Wellsford’s current or accumulated earnings and profits. If the distribution exceeds Wellsford’s earnings and profits, it would be recharacterized as a non-taxable return of capital to the extent of the stockholder’s basis in Wellsford common stock and thereafter as capital gain. Wellsford estimates that $1.15 of the $14.00 per share cash distribution will be recharacterized as taxable dividend income under these rules. In the case of a corporate U.S. holder, the portion of the distribution that is treated as a dividend would be eligible for the dividends-received deduction provided the holder meets certain holding period and other applicable requirements. In the case of a non-corporate U.S. holder, the portion of the distribution that is treated as a dividend would be subject to a maximum Federal income tax rate of 15% provided the holder meets certain holding period and other applicable requirements. U.S. holders of Wellsford common stock that received the December 14, 2005 cash distribution of $14.00 per share and that have filed their tax returns for the taxable year in which the distribution was received should consult their own tax advisors regarding the filing of an amended tax return for that taxable year.

If the dividend received by a U.S. holder with respect to a share of Wellsford common stock equals or exceeds 10% of the holder’s adjusted tax basis in the share (or 10% of the fair market value of the share as of the day before the ex-dividend date if the holder makes the election provided for under Section 1059(c)(4) of the Code) and certain other requirements are met, the dividend would be subject to the rules governing “extraordinary dividends.” In the case of a non-corporate U.S. holder, any loss on the sale or exchange of Wellsford common stock would be treated as a long-term capital loss to the extent of any extraordinary dividends received on that stock, regardless of the holder’s holding period for the stock. In the case of a corporate U.S. holder which has held its shares of Wellsford common stock for less than two years (taking into account the holding period rules set forth in Section 1059 of the Code) the basis of the holder in Wellsford common stock generally would be reduced by the amount of any extraordinary dividends that are not subject to tax as a result of the dividends received deduction, and the holder would recognize capital gain to the extent, if any, such untaxed amount exceeds the holder’s basis in the stock. U.S. holders of Wellsford common stock that received the December 14, 2005 cash distribution of $14.00 per share are urged to consult their own tax advisors regarding the tax consequences to them of the termination of the Plan, including the potential application of the rules governing extraordinary dividends.

THE FOREGOING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER AND THE TERMINATION OF THE PLAN. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER AND THE TERMINATION OF THE PLAN TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER AND THE TERMINATION OF THE PLAN, INCLUDING THE APPLICATION OF STATE, LOCAL, OR FOREIGN AND OTHER TAX LAWS.

THE MERGER AGREEMENT

The following is a summary of certain material provisions of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated into this joint proxy statement/prospectus by reference. This summary is subject to and qualified in its entirety by reference to the merger agreement. We urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents to which we have referred you.

The merger agreement attached as Annex A to this joint proxy statement/prospectus has been included to provide you with information regarding its terms. It is a commercial document that establishes and governs the legal relations between Wellsford and Reis with respect to the transactions described in this joint proxy statement/prospectus. It is not intended to be a source of factual, business or operational information about Wellsford or Reis. The representations, warranties and covenants made by Wellsford and Reis are qualified and subject to important limitations agreed to by Wellsford and Reis in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to Wellsford and Reis that may be different from those which are applicable to you. These representations and warranties may or may not have been accurate as of any specified date and do not purport to be accurate as of the date of this joint proxy statement/prospectus. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Structure of the Merger

The merger agreement provides for the merger of Reis with and into Merger Sub. At the effective time of the merger, the separate corporate existence of Reis will cease and Merger Sub will continue as the surviving entity and a direct wholly-owned subsidiary of Wellsford.

Closing and Effective Time of the Merger

Unless the merger agreement has been terminated and the proposed merger has been abandoned, the closing of the merger will be held as promptly as practicable, but in no event later than 10:00 a.m., Eastern Daylight Time, on the business day following the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than those conditions that by their nature will be satisfied at the closing), unless another time, date and/or place is agreed to in writing by the parties.

Subject to the provisions of the merger agreement, on the closing date, Reis and the Merger Sub will cause (1) an appropriate certificate of merger to be executed and filed with the Secretary of State of the State of Delaware and (2) appropriate articles of merger to be executed and filed with the Department of Assessments and Taxation of the State of Maryland. The merger will become effective on the date and at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware pursuant to the DGCL and the articles of merger have been accepted for record by the State Department of Assessments and Taxation pursuant to the Maryland Limited Liability Company Act, which we refer to as the MLLCA, or, subject to the DGCL and the MLLCA, a later time as agreed upon by the parties and specified in the certificate of merger and the articles of merger (but in no event earlier than the closing date). We refer to this date and time as the effective time.

Consideration To Be Received in the Merger

At the effective time of the merger, Reis stockholders will be entitled to receive, in the aggregate, approximately $34,579,414 in cash and 4,237,673 shares of newly issued Wellsford common stock, not including shares to be issued to Wellsford Capital. Reis stockholders, other than Wellsford Capital, Lloyd Lynford, and Jonathan Garfield, may elect to receive 100% of their merger consideration in shares of Wellsford common stock, subject to the limitation that the aggregate merger consideration paid to all Reis stockholders consists of 50% cash and 50% shares of Wellsford common stock. Reis stockholders who do not make an election will be entitled to receive 50% of their merger consideration in cash and 50% in shares of Wellsford common stock. The merger agreement does not provide for any of the Reis stockholders, other than

Lloyd Lynford and Mr. Garfield, to receive more than 50% of their merger consideration in cash. Reis stockholders who elect to receive 100% of their merger consideration in shares of Wellsford common stock may ultimately receive a portion of their merger consideration in cash depending upon the elections of all Reis stockholders other than Lloyd Lynford and Mr. Garfield. Lloyd Lynford and Mr. Garfield will receive a portion of their merger consideration in shares of Wellsford common stock and a portion in cash depending upon the elections of all other Reis stockholders. Any additional shares of Wellsford common stock paid to electing stockholders as merger consideration will reduce the number of shares of Wellsford common stock to be received by each of Lloyd Lynford and Mr. Garfield as merger consideration (and increase their respective cash consideration in an amount equal to the value of the stock consideration that each of them would have otherwise been entitled to receive). However, the merger agreement provides that each of Lloyd Lynford and Mr. Garfield may receive a maximum of 2/3 of his merger consideration in cash. If no Reis stockholders elect to receive 100% of their merger consideration in shares of Wellsford common stock, Lloyd Lynford and Mr. Garfield will receive merger consideration 50% in cash and 50% in shares of Wellsford common stock. Only merger consideration to be received by Lloyd Lynford, Mr. Garfield, and the Reis stockholders electing to receive 100% of their merger consideration in shares of Wellsford common stock, will be subject to adjustment.

Conversion of Reis Common Stock

Under the terms of the merger agreement and subject to the limitations described above (including that each Reis stockholder other than Lloyd Lynford and Mr. Garfield receive at least 50% of their merger consideration in shares of Wellsford common stock), at the effective time of the merger, each issued and outstanding share of Reis common stock will be converted into the right to receive either (1) 1.0 fully paid, nonassessable share of Wellsford common stock, which is referred to as the common stock share consideration, or (2) $8.16 in cash, which is referred to as the common stock cash consideration, subject to the election and allocation procedures described below.

Conversion of Reis Series A Preferred Stock

Under the terms of the merger agreement and subject to the limitations described above (including that each Reis stockholder other than Lloyd Lynford and Mr. Garfield receive at least 50% of their merger consideration in shares of Wellsford common stock), at the effective time of the merger, each issued and outstanding share of Reis Series A preferred stock will be converted into the right to receive either (1) 56.75 fully paid, nonassessable shares of Wellsford common stock, which is referred to as the Series A share consideration, or (2) $463.11 in cash, which is referred to as the Series A cash consideration, subject to the election and allocation procedures described below.

Conversion of Reis Series B Preferred Stock

Under the terms of the merger agreement and subject to the limitations described above (including that each Reis stockholder other than Lloyd Lynford and Mr. Garfield receive at least 50% of their merger consideration in shares of Wellsford common stock), at the effective time of the merger, each issued and outstanding share of Reis Series B preferred stock will be converted into the right to receive either (1) 33.33 fully paid, nonassessable shares of Wellsford common stock, which is referred to as the Series B share consideration, or (2) $272.00 in cash, which is referred to as the Series B cash consideration, subject to the election and allocation procedures described below.

Conversion of Reis Series C Preferred Stock

Under the terms of the merger agreement and subject to the limitations described above (including that each Reis stockholder other than Lloyd Lynford and Mr. Garfield receive at least 50% of their merger consideration in shares of Wellsford common stock), at the effective time of the merger, each issued and outstanding share of Reis Series C preferred stock will be converted into the right to receive either (1) 25.20 fully paid, nonassessable shares of Wellsford common stock, which is referred to as the Series C share consideration, or (2) $205.65 in cash, which is referred to as the Series C cash consideration, subject to the election and allocation procedures described below.

Conversion of Reis Series D Preferred Stock

Under the terms of the merger agreement and subject to the limitations described above (including that each Reis stockholder other than Lloyd Lynford and Mr. Garfield receive at least 50% of their merger consideration in shares of Wellsford common stock), at the effective time of the merger, each issued and outstanding share of Reis Series D preferred stock will be converted into the right to receive either (1) 31.06 fully paid, nonassessable shares of Wellsford common stock, which is referred to as the Series D share consideration, or (2) $253.42 in cash, which is referred to as the Series D cash consideration, subject to the election and allocation procedures described below.

Cancellation

Each share of Reis common stock or Reis preferred stock held by Reis as treasury shares or owned by Wellsford, other than Wellsford Capital, or Merger Sub (excluding shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) will be canceled and no exchange or payment will be made with respect to these shares.

Fractional Shares

Wellsford will not issue any fractional shares of Wellsford common stock in the merger. Instead, a Reis stockholder who otherwise would have received a fraction of a share of Wellsford common stock will receive an amount in cash. This cash amount will be determined by multiplying the fraction of a share of Wellsford common stock to which each holder would otherwise be entitled by $8.16.

Elections

Stock Election

All Reis stockholders, other than Wellsford Capital, Lloyd Lynford, and Jonathan Garfield, will be entitled to elect to receive 100% of their merger consideration in shares of Wellsford common stock. The shares held by Reis stockholders electing to receive their merger consideration in shares of Wellsford common stock will be deemed to be “stock election shares.” Regardless of the election made by a Reis stockholder to designate all of its shares as stock election shares, the actual mix of cash consideration and share consideration received by a Reis stockholder in exchange for its shares of Reis capital stock will be subject to possible adjustment as described below. The amount of cash consideration and share consideration any Reis stockholder electing to receive all of his merger consideration in shares of Wellsford common stock will be entitled to receive will depend on the elections made by all Reis stockholders other than Wellsford Capital, Lloyd Lynford and Mr. Garfield. Any additional shares of Wellsford common stock paid with respect to stock election shares will reduce the number of shares of Wellsford common stock to be received by Lloyd Lynford and Mr. Garfield as merger consideration and increase the amount of cash to be received by them by an amount equal to $8.16 multiplied by the number of shares of Wellsford common stock by which the merger consideration is reduced, subject to the limitations that (1) each of them must receive a minimum of 1/3 of his merger consideration in shares of Wellsford common stock, and (2) the aggregate merger consideration paid to all Reis stockholders consists of 50% in cash and 50% in shares of Wellsford common stock, not taking into account the Reis preferred stock held by Wellsford Capital.

Non-Election

If a Reis stockholder does not complete a form of election, if the stockholder’s form of election is not received by Wellsford by the election date, or if the stockholder’s form of election is improperly completed or is not signed, then the shares held by that stockholder that were not subject to a valid election and, consequently, will be deemed to be non-election shares. Each holder of non-election shares in each series or class of Reis capital stock will be entitled to receive 50% of its merger consideration in cash and 50% of its merger consideration in shares of Wellsford common stock and will receive cash consideration with respect to 50% of the holder’s non-election shares and share consideration for 50% of the holder’s non-election shares.

Form of Election

Holders of record of shares of Reis capital stock on the record date for the Reis special meeting will have received a form of election together with this joint proxy statement/prospectus. An election made by a Reis stockholder will be deemed effective when the form of election is properly completed, signed and submitted to Wellsford, c/o Wellsford Real Properties, Inc., 535 Madison Avenue, 26th Floor, New York, NY 10022, by 5:00 p.m., Eastern Daylight Time, on the election date, as described below, and accompanied by certificates representing shares of Reis capital stock, duly endorsed in blank, or in another form acceptable for transfer on the books of Reis.

The election date will be the date that is the second business day prior to the date that Reis estimates will be the date of the Reis special meeting. If the closing date of the merger is to be more than five business days after the date of the Reis special meeting, then the election date will be extended and announced in a press release delivered to Dow Jones News Service, which date will be at least five business days following the date of the press release.

A holder of shares of Reis capital stock may change or revoke his or her election at any time on or before the election date by submitting a written notice to Wellsford prior to 5:00 p.m., New York City time, on the election date. If a form of election is revoked, the certificate or certificates for the Reis capital stock to which a revoked form of election relates will be held by Wellsford for processing after the effective time of the merger.

Election Adjustments

The aggregate merger consideration paid to all Reis stockholders will be 50% in cash and 50% in shares of Wellsford common stock, not taking into account the shares of Reis preferred stock held by Wellsford Capital, which will be converted into the right to receive shares of Wellsford common stock. However, each Reis stockholder will have the right to receive 100% of its merger consideration in shares of Wellsford common stock. The Reis stockholders who do not make such election and the Reis stockholders deemed to have non-election shares will receive their merger consideration 50% in cash and 50% in shares of Wellsford common stock. Each of Lloyd Lynford and Mr. Garfield has agreed to accept the cash portion of his merger consideration in any proportion varying between a maximum of 2/3 and a minimum of 50% in order to accommodate the holders of stock election shares. Only the Reis capital stock held by Lloyd Lynford and Mr. Garfield and the stock election shares will be subject to an election adjustment. Since there are several different classes of Reis capital stock, the allocation formula is complex. If there are more shares of Wellsford common stock elected than are available because the number of available shares are capped by the limitation that Lloyd Lynford and Mr. Garfield must receive at least 1/3 of their merger consideration in shares of Wellsford common stock, each Reis stockholder electing to receive 100% of its merger consideration in shares of Wellsford common stock will have the number of shares of Wellsford common stock that it is entitled to receive reduced pro rata relative to the other Reis stockholders making a stock election. The proration is based on the number of shares of Wellsford common stock that a Reis stockholder would receive if no allocations were necessary. The aggregate share merger consideration is limited to 6,795,266 shares of Wellsford common stock (including the shares to be issued to Wellsford Capital) and the aggregate cash merger consideration is limited to $34,579,414.

The allocation among the holders of stock election shares and Lloyd Lynford and Mr. Garfield will be made as follows:

If 50% of the number of shares of Wellsford common stock into which the number of stock election shares would be converted, assuming that each stock election share was converted into the right to receive the applicable share consideration (these shares being referred to as additionally-elected shares), is less than or equal to one-sixth of the aggregate number of shares of Wellsford common stock into which the shares of Wellsford common stock held by Lloyd Lynford and Mr. Garfield together as of the election date, these shares being referred to as the LG shares, would be converted, assuming that each of the LG shares was converted into the right to receive the applicable share consideration, then the stock election shares and the LG shares will be converted into the right to receive merger consideration as follows:

•	each stock election share will be converted into the right to receive the share consideration applicable to that share;

•	the number of LG shares equal to the sum of (A) the number of additionally-elected shares and (B) one-half of the total number of LG shares will be converted into the right to receive the common stock cash consideration, these shares being referred to as the LG cash shares; and

•	the number of LG shares equal to the total number of LG shares minus the number of LG cash shares will be converted into the right to receive the common stock share consideration, these shares being referred to as the LG stock shares.

If the total number of LG shares is an odd number, then the number of LG cash shares will be increased by 0.5. The total number of LG cash shares and LG stock shares will be allocated to Lloyd Lynford and Mr. Garfield pro rata based upon the number of LG shares held by each of them relative to the other.

If the number of additionally-elected shares is greater than one-sixth of the aggregate number of shares of Wellsford common stock into which the LG shares would be converted, assuming that each LG share was converted into the right to receive the applicable share consideration, then the LG shares will be converted into the right to receive merger consideration as follows:

•	two-thirds of the LG shares will be converted into the right to receive the common stock cash consideration, referred to as the maximum LG cash shares, and the maximum LG cash shares will be allocated to Lloyd Lynford and Mr. Garfield pro rata based upon the number of shares of Reis common stock held by each of them relative to the other and, if necessary, each may be allocated one more or one less of the maximum LG cash shares; and

•	one-third of the LG shares will be converted into the right to receive the common stock share consideration, referred to as the minimum LG stock shares, and the minimum LG stock shares will be allocated to Lloyd Lynford and Mr. Garfield pro rata based upon the number of shares of Reis common stock held by each of them relative to the other and, if necessary, each may be allocated one more or one less of the minimum LG stock shares.

If the number of additionally-elected shares is greater than one-sixth of the aggregate number of shares of Wellsford common stock into which the LG shares would be converted, assuming that each LG share was converted into the right to receive the applicable share consideration, then the stock election shares will be converted into the right to receive merger consideration as follows:

•	all stock election shares equal to the stock election ratio of (A) the stock election shares that are Reis common stock, (B) the stock election shares that are Reis Series A preferred stock, (C) the stock election shares that are Reis Series B preferred stock, (D) the stock election shares that are Reis Series C preferred stock, and (E) the stock election shares that are Reis Series D preferred stock will be converted into the right to receive the applicable share consideration, these shares being referred to collectively as the maximum election stock shares; and

•	all stock election shares that are not maximum election stock shares will be converted into the right to receive the applicable cash consideration, these shares being referred to collectively as the minimum election cash shares.

Each holder of stock election shares in each series or class of Reis stock will be allocated (x) a number of maximum election stock shares in the applicable series or class equal to the stock election ratio multiplied by the total number of the holder’s stock election shares in the applicable series or class and (y) the remainder of the holder’s stock election shares in the applicable series or class will be minimum election cash shares. If necessary, holders may be allocated one more or less maximum election stock shares or minimum election cash shares.

The term stock election ratio as used above means the ratio found by dividing (1) (A) the total number of shares of Wellsford common stock comprising the share portion of the aggregate merger consideration minus (B) the number of shares of Wellsford common stock issuable to Wellsford Capital and to the holders of non-election shares and to the Reis stockholders electing to receive their merger consideration one-half in cash and one-half in shares of Wellsford common stock minus (C) the number of minimum LG stock shares by (2) the total number of shares of Wellsford common stock comprising the share portion of the aggregate merger consideration.

The following are examples of how the allocation provisions described above operate. The share totals are used for illustrative purposes only and do not reflect actual share totals. In addition, the examples, for simplicity, only show what happens to shares of Reis common stock. With respect to shares of Reis preferred stock, the allocation would work in an identical manner but the per share consideration would vary depending upon the applicable series of Reis preferred stock.

EXAMPLE 1

Reis Stockholder X owns 11 shares of Reis common stock. If Reis Stockholder X does not make an election to receive his merger consideration 100% in shares of Wellsford common stock or improperly completes the election form then:

•	Five shares will convert into the right to receive the common stock cash consideration ($8.16 per share, or $40.80 in the aggregate) and five shares will convert into the right to receive the common stock share consideration (one share of Wellsford common stock for each share of Reis common stock, or five shares of Wellsford common stock in the aggregate).

•	The remaining share would convert into either the right to receive either the common stock cash consideration or the common stock share consideration at the option of Wellsford, in order for the aggregate merger consideration paid to Reis stockholders, other than Wellsford Capital, to be as close as possible to 50% in cash and 50% in shares of Wellsford common stock.

EXAMPLE 2

Reis Stockholder Y owns ten shares of Reis common stock. If Reis Stockholder Y makes an election to receive his merger consideration 100% in shares of Wellsford common stock and the other Reis stockholders have made their elections such that, if Wellsford were to accommodate the elections of all Reis stockholders, Lloyd Lynford and Mr. Garfield would each receive at least 1/3 of his aggregate merger consideration in shares of Wellsford common stock then, with respect to the 10 shares of Reis common stock, all ten shares will convert into the right to receive the common stock share consideration (one share of Wellsford common stock for each share of Reis common stock, or ten shares of Wellsford common stock in the aggregate).

EXAMPLE 3

Reis Stockholder Z owns ten shares of Reis common stock. If Reis Stockholder Z makes an election to receive his merger consideration 100% in shares of Wellsford common stock and the other Reis stockholders have made elections to receive 100% of their merger consideration in shares of Wellsford common stock such that, if Wellsford were to accommodate all Reis stockholders electing to receive their merger consideration 100% in shares of Wellsford common stock, Lloyd Lynford and Mr. Garfield would each receive less than 1/3 of his aggregate merger consideration in shares of Wellsford common stock, then of the ten shares of Reis common stock, five shares will convert into Wellsford common stock and the remaining five shares will convert into:

•	(A) a number of shares of Wellsford common stock resulting from multiplying five by the ratio of

(x) the aggregate number of shares of Wellsford common stock that may be issued in the merger (that is, 6,795,266 shares), less the sum of the shares of Wellsford common stock to be issued to Wellsford Capital, the shares of Wellsford common stock to be issued in respect of the non-election shares, and the number of shares of Wellsford common stock to be issued to Lloyd Lynford and Mr. Garfield, over

(y) the total number of shares of Wellsford common stock that may be issued in the merger (that is, 6,795,266 shares); and

•	(B) the common stock cash consideration per share for those shares that are not converted into Wellsford common stock by clause (A).

Exchange of Shares

Merger Sub will act as, or will engage a third party to act as, exchange agent with respect to the exchange of Reis capital stock pursuant to the merger. Immediately prior to the effective time of the merger, Wellsford will deposit in an account designated by Reis, less the deposits in the escrow accounts as described below, (1) a certificate representing the aggregate number of shares of Wellsford common stock to be issued to Reis stockholders in the merger and (2) subject to the deposit by Reis of the proceeds of the Bank Loan in the same account, an amount in cash equal to the amount by which the aggregate cash consideration to be paid in the merger plus an amount equal to any payments required to be made instead of fractional shares of Wellsford common stock exceeds the proceeds of the Bank Loan. The portion of the cash consideration and share consideration otherwise payable to the Reis stockholders to be held in escrow as security for the indemnification obligations of Reis and the Reis stockholders will be deposited in two separate escrow accounts with the Bank of New York and one escrow account with Bryan Cave and will be deducted ratably from each Reis stockholder’s merger consideration, except the stock received by Wellsford Capital will not be subject to deduction. See “The Merger Agreement — Indemnification” on page 102.

Promptly after the effective time of the merger, and in any event no later than two business days following the effective time, each record holder of shares of Reis capital stock who has not properly made an election to receive Wellsford common stock for 100% of the stockholder’s shares of Reis capital stock will be sent a letter of transmittal and instructions for effecting the surrender of the certificates representing shares of Reis capital stock in exchange for the stockholder’s allocated portion of cash consideration and share consideration.

After the effective time of the merger, Reis stockholders who surrendered certificates representing their shares of Reis capital stock to Wellsford along with:

•	a properly made election to receive share consideration or a combination of cash consideration and share consideration and such other documents as the exchange agent may reasonably require, or

•	a properly executed letter of transmittal and such other documents as the exchange agent may reasonably require,

will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Wellsford common stock and/or the cash consideration which such holder has the right to receive in respect of the certificate(s) surrendered, and the certificate(s) so surrendered will be cancelled.

If there is a transfer of ownership of Reis capital stock which is not registered in the transfer records of Reis, a certificate representing the proper number of shares of Wellsford common stock may be issued or, as applicable, the cash consideration may be paid, to a transferee if the Reis certificate representing such Reis capital stock is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

No interest will be paid or accrue on any merger consideration except as contemplated by the escrow agreement and provisions of the merger agreement governing the holdback of merger consideration as security for the indemnification obligations of the Reis stockholders. See “The Merger Agreement — Indemnification” beginning on page 102 and “The Merger Agreement — Other Agreements — Escrow Agreement” beginning on page 109.

Treatment of Reis Stock Options

Plan Options

Reis has agreed, pursuant to the merger agreement, to take all necessary action prior to the effective time of the merger, to cause each Plan Option (as defined in this paragraph) to convert to the right to receive as a result of the occurrence of the merger a cash payment pursuant to Reis’s 1999 Stock Option Plan, as amended, which we refer to as the Reis Option Plan, such that at the effective time of the merger, each Plan Option outstanding immediately before the effective time, whether or not then exercisable, will be canceled and will only entitle its holder to receive as soon as reasonably practicable after the surrender of the Plan Option, cash in an amount equal to the product of:

•	the amount, if any, by which $8.16 exceeds the per share exercise price of such Plan Option, times

•	the number of shares of Reis common stock into which that Plan Option is exercisable;

provided that any payment will be net of all withholding taxes required by law to be withheld by Reis. For purposes of this joint proxy statement/prospectus, Plan Option means an outstanding option to purchase Reis common stock granted under the Reis Option Plan. All Plan Options are held by employees of Reis and an aggregate of $2,338,574 will be paid to them by the combined company and not from the cash portion of the merger consideration.

After the surrender to Merger Sub of a holder’s Plan Options, the holder will be entitled to receive from Merger Sub, in exchange for the Plan Options, the payment as provided above. Following payment to the holder, the holder will not be entitled to any further payments with respect to any Plan Option, including, without limitation, by reason of any distribution of the holdback or any other escrowed funds.

Non-Plan Options

Reis has agreed, pursuant to the merger agreement, to take all necessary action prior to the effective time of the merger, to cause each Non-Plan Option (as defined in this paragraph) to convert to the right to receive as a result of the occurrence of the merger a cash payment pursuant to the terms of each respective Non-Plan Option so that immediately after the effective time, each Non-Plan Option outstanding immediately before the effective time, whether or not then exercisable, will be canceled and will only entitle its holder to receive as soon as reasonably practicable after the surrender of the Non-Plan Option, cash in an amount equal to the product of:

•	the amount, if any, by which $8.16 exceeds the per share exercise price of the Non-Plan Option, times

•	the number of shares of Reis common stock into which the Non-Plan Option is exercisable.

For purposes of this joint proxy statement/prospectus, Non-Plan Option means an outstanding option to purchase Reis common stock which has been granted outside of the Reis Option Plan. All Non-Plan Options are held by Lloyd Lynford and Jonathan Garfield and an aggregate amount of $2,375,782 will be paid to them by the combined company and not from the cash portion of the merger consideration.

After the surrender to Merger Sub of a holder’s Non-Plan Options, the holder will be entitled to receive from Merger Sub, in exchange for the Non-Plan Options, the payment as provided above. Following payment to the holder, the holder will not be entitled to any further payments with respect to any Non-Plan Option, including, without limitation, by reason of any distribution of the holdback or any other escrowed funds.

Representations and Warranties

By Reis

The representations and warranties made by Reis to Wellsford relate, among other things, to:

•	corporate organization and other similar matters;

•	capital structure;

•	authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	noncontravention of law and agreements and receipt of consents and approvals from governmental entities and third parties with respect to the merger agreement and related matters;

•	the conformity of financial statements with applicable accounting principles, and the absence of undisclosed financial liabilities;

•	ownership of subsidiaries;

•	ownership and validity of intellectual property;

•	compliance with applicable laws and reporting requirements and possession of all permits, licenses and regulatory or other approvals required to conduct business;

•	validity, effect and absence of defaults under material contracts;

•	validity of leases of real property;

•	ownership of and title to personal property;

•	insurance policies;

•	employees, employee benefits, the Employee Retirement Income Security Act of 1974, and employment agreements;

•	absence of material pending or threatened legal proceedings;

•	filing of tax returns, payment of taxes and other tax matters;

•	environmental matters;

•	brokers’ fees;

•	relationships with affiliated parties;

•	relationships with material customers;

•	absence of undisclosed liabilities or certain material changes or events and conduct of business in the ordinary course since October 31, 2005;

•	approval of the merger and related transactions by the board of directors and the vote necessary by stockholders to adopt the merger agreement and related transactions;

•	the truthfulness and accuracy of information provided for inclusion in this joint proxy statement/prospectus; and

•	receipt of a fairness opinion from an independent financial advisor.

By Wellsford

The representations and warranties made by Wellsford to Reis relate, among other things, to:

•	corporate organization and other similar matters;

•	authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	capital structure;

•	ownership of subsidiaries;

•	noncontravention of law and agreements and receipt of consents and approvals from governmental entities and third parties with respect to the merger agreement and related matters;

•	documents filed with the SEC, the accuracy and sufficiency of information contained in those documents, the conformity of financial statements with applicable accounting principles, and the absence of undisclosed financial liabilities;

•	sufficiency of internal controls;

•	the conformity of financial statements with applicable accounting principles, and the absence of undisclosed financial liabilities;

•	the truthfulness and accuracy of information provided for inclusion in this joint proxy statement/prospectus;

•	absence of undisclosed liabilities or certain material changes or events and conduct of business in the ordinary course since June 30, 2006;

•	compliance with applicable laws and reporting requirements and possession of all permits, licenses and regulatory or other approvals required to conduct business;

•	absence of material pending or threatened legal proceedings;

•	relationships with affiliated parties;

•	the availability of sufficient funds to pay the merger consideration;

•	receipt of a fairness opinion from an independent financial advisor;

•	brokers’ fees;

•	approval of the merger and related transactions by the board of directors and the vote necessary by stockholders to approve the issuance of Wellsford common stock necessary to pay the stock portion of the aggregate merger consideration;

•	certain tax matters;

•	ownership of and title to real property; and

•	environmental matters.

Significant portions of the representations and warranties of the parties in the merger agreement are qualified as to materiality or material adverse effect. For purposes of the merger agreement, material adverse effect means, with respect to Wellsford or Reis, as the case may be, any change, effect or event that is or would reasonably be expected to be materially adverse to the business, assets, results of operations, or financial condition of the applicable party, or materially impair or delay the ability of the applicable party to perform its obligations under the merger agreement or to consummate the merger, excluding, however, any such change, effect or event that arises out of or in connection with or resulting from:

•	changes affecting general national, international or regional political, economic, financial or capital market conditions;

•	changes relating to the applicable party’s industry, so long as such change does not disproportionately affect the applicable party or its business;

•	in the case of Wellsford, any breach of the merger agreement by Reis, and in the case of Reis, any breach of the merger agreement by Wellsford or Merger Sub;

•	disclosures in and described by each of the parties in disclosure letters which set forth exceptions to the representations and warranties made by the parties; or

•	actions taken by any party or its affiliates at the written request of another party.

Principal Covenants and Agreements

Conduct of Business of Reis Pending the Merger

Except as otherwise expressly contemplated or permitted by the merger agreement or the Reis disclosure letter delivered in connection with the merger agreement, as required by applicable law or contracts, or with the prior written consent of Wellsford or Merger Sub, Reis has agreed to carry on its business in the usual, regular and ordinary course, consistent with past practice, including using all reasonable efforts to preserve intact its present business organizations and maintaining its existing relationships with customers, suppliers, employees, and creditors. Except as contemplated by the merger agreement, Reis has also agreed to refrain from doing, or making any commitment or agreement to do, any of the prohibited actions described below during the period commencing on the date of the merger agreement and continuing until the effective time of the merger:

•	amend its certificate of incorporation or bylaws;

•	split, combine, reclassify or recapitalize any of its capital stock or declare or pay any dividends on or make other distributions in respect of any of its capital stock, or redeem, purchase or otherwise acquire any of its capital stock;

•	issue, deliver, sell, transfer, encumber or dispose of any additional shares of its capital stock, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire any such shares, other than the issuance of common stock pursuant to securities, options, warrants, calls, commitments, or rights existing or outstanding on the date of the merger agreement;

•	incur, create or assume any long-term or short-term indebtedness for borrowed money other than (1) under credit facilities existing on the date of the merger agreement, (2) financing or equipment leases entered into in the ordinary course of business, or (3) in connection with paying the cash portion of the merger consideration and cash payable in connection with the merger to holders of options to purchase Reis stock;

•	grant, create, or incur any liens (other than certain permitted liens) that did not exist on the date of the merger agreement;

•	grant or announce any material general or individual increase in compensation to any employees or directors except in accordance with existing agreements and for bonuses or promotions granted in the ordinary course of business consistent with past practice;

•	adopt, amend or otherwise increase or accelerate the payment or vesting of amounts payable under existing, or create any new, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock appreciation rights, restricted stock purchase, insurance, pension, retirement or other employee benefit plan or arrangement;

•	enter into or amend in any material respect any existing employment or severance agreement or grant any severance or termination payments except in accordance with existing agreements;

•	pay, loan or advance or agree to pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets to any of its officers or directors;

•	other than purchasing inventory or other items in the ordinary course of business, acquire or agree to acquire directly or indirectly, by merging or consolidating with, or by purchasing any equity interest in, or any portion of the assets of, any person or business;

•	change their methods of accounting, except as required by changes in generally accepted accounting principles;

•	enter into any agreement with respect to the disposition of any of, or license, lease or other encumbrance of any of, its assets or any release or relinquishment of any rights granted in material contracts, other than those entered into the ordinary course of business;

•	enter into, terminate or make any change to any existing material contract or agreement, except in the ordinary course of business consistent with past practice and renewals or extensions of any contracts existing on the date of the merger agreement;

•	make or change any tax election or change its method of tax accounting, release, settle or compromise any tax liability, change any tax accounting period, file any amended tax returns, enter into any closing agreement or waive any statute of limitations for any tax claim or assessments except as required by changes in applicable law or regulations;

•	dispose of or permit to lapse any rights in material intellectual property rights of Reis, make any disclosures of trade secrets or know-how of Reis that is not made pursuant to confidentiality agreements or is of information not publicly known prior to disclosure, or fail to enter into confidentiality agreements with employees or consultants as is necessary to protect trade secrets, know-how, or the like;

•	incur or commit to incur any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice or included in Reis’s current budget; or

•	other than in the ordinary course of business, makes loans or advances or assume, guarantee, endorse or otherwise become responsible for the obligations of others.

Other Actions To Be Taken Pending the Merger

The parties have agreed to do the following in an effort to consummate the merger:

•	Wellsford and Reis will each use all commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under, and to promptly obtain any clearance required under, the Hart-Scott-Rodino Act;

•	Wellsford and Reis will cooperate with one another to obtain as promptly as practicable all other approvals and permits from any governmental entities required by the parties to consummate the merger and to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained in connection with the merger and the transactions contemplated by the merger agreement;

•	Reis will cooperate in a reasonable manner with Wellsford in giving notice of the transactions contemplated by the merger agreement to certain third parties to contracts with Reis and obtaining consents and waivers from the third parties where necessary; however, the merger agreement provides that Reis is not required to spend money, participate in or defend any litigation, or offer or grant any sort of accommodation to any third party in connection with these obligations;

•	Reis will use reasonable best efforts to work toward enabling Wellsford to satisfy its obligations under the Sarbanes-Oxley Act after the effective time of the merger, including, among other things, implementing, to the extent practicable, the reasonable recommendations of Wellsford to progress towards documenting internal controls over financial reporting and disclosure controls and procedures; and

•	Wellsford and Reis will cooperate to take any action necessary to cause Wellsford’s name to be changed to Reis, Inc. immediately following the consummation of the merger.

No Solicitation

The merger agreement provides that, as of the date of its execution, Reis will cease immediately and terminate, and use its best efforts to cause its officers, directors, agents, and representatives to cease, any and all existing activities, discussions or negotiations with any third parties conducted prior to the date of the merger agreement with respect to any takeover proposal. Additionally, the merger agreement provides that Reis will not, directly or indirectly, do any of the following and, further, Reis will use its reasonable best efforts to prevent its officers, directors, employees, agents and representatives from doing, directly or indirectly, any of the following:

•	initiate, solicit, or knowingly encourage any action designed to, or which would reasonably be expected to, facilitate any inquiries or the making of any takeover proposal;

•	approve or recommend or propose to approve or recommend, or enter into any agreement, arrangement or understanding with respect to, any takeover proposal; or

•	participate in any discussions or negotiations regarding, or furnish or disclose to any person other than the parties to the merger agreement any non-public information or data with respect to Reis in connection with any inquiries or the making of any proposal that constitutes, or reasonably could constitute, a takeover proposal.

The merger agreement provides that the term “takeover proposal” means, other than the transactions contemplated by the merger agreement, any bona fide written proposal or offer with respect to:

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Reis;

•	any direct or indirect lease, acquisition or purchase of all or substantially all of the assets of Reis; or

•	any direct or indirect acquisition or purchase of, or tender or exchange offer for, voting securities of Reis that, if consummated, would result in any person beneficially owning securities representing 50% or more of the total voting power of Reis.

The merger agreement provides further that, notwithstanding the restrictions described above, at any time prior to the adoption of the merger agreement by the stockholders of Reis, the board of directors is permitted to engage in discussions and negotiations with, and provide nonpublic information (subject to certain confidentiality restrictions provided in the merger agreement) and/or data to, any person that has made a bona fide unsolicited written takeover proposal. However, such discussions and negotiations may occur only if:

•	the Reis board of directors determines in good faith, after consultation with its outside legal advisors, that a bona fide unsolicited written takeover proposal is, or is reasonably likely to be, a superior proposal (as defined below); and

•	written notice has been delivered to Wellsford, which notice must include the material terms of the takeover proposal and the identity of the person or entity making it.

The merger agreement provides that the term superior proposal means a takeover proposal which the board of directors of Reis concludes in good faith, after consultation with its outside legal advisor, and taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break up fees, expense reimbursement provisions and conditions to consummation), is:

•	more favorable to the Reis stockholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement; and

•	financed, to the extent required, or may reasonably be expected to be fully financed and is reasonably likely to receive all required governmental approvals to consummate the merger on a timely basis.

Principal Conditions to Consummation of the Merger

The respective obligations of each party to effect the merger are subject to the satisfaction prior to the effective time of the merger of the following conditions, unless waived by both Wellsford and Reis:

•	Reis and Wellsford will have each obtained the required vote from their stockholders;

•	any waiting period applicable to the merger under the Hart-Scott-Rodino Act will have expired or been terminated;

•	other than the filing of the articles of merger in accordance with the MLLCA and the certificate of merger in accordance with the DGCL, all authorizations, consents, or approvals of, any governmental entity which are necessary for the consummation of the merger or those the failure of which to be obtained would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the parties to the merger agreement, have been obtained;

•	the registration statement of which this joint proxy statement/prospectus forms a part will have become effective under the Securities Act and no stop order or proceedings seeking a stop order will be initiated;

•	no governmental entity will have enacted, issued, enforced or entered any law or order which has the effect of making the merger illegal or prohibiting the consummation of the merger, and there will be no suit, action or proceeding by a governmental entity seeking to enjoin or prohibit the merger;

•	no order, law, or prohibition will be in effect, and there will be no suit, action or proceeding pending by any governmental entity preventing the consummation of the merger or which is reasonably likely to have a material adverse effect on either Wellsford or Reis; and

•	Wellsford and Reis will each have received written opinions from their outside legal counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Wellsford and Reis will be a party to the reorganization as described in and pursuant to Section 368(b) of the Code.

The obligation of Reis to effect the merger is subject to the satisfaction or waiver by Reis of the following conditions:

•	the representations and warranties of Wellsford and Merger Sub set forth in the merger agreement, disregarding all qualifications and exceptions therein relating to materiality or material adverse effect, will be true and correct as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the effective time of the merger, subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Wellsford;

•	Wellsford and Merger Sub will have performed or complied in all material respects with all obligations and covenants required to be performed by them pursuant to the merger agreement at or prior to the effective time of the merger;

•	the escrow agreement will have been signed by Wellsford and the escrow agent;

•	Lloyd Lynford and Jonathan Garfield will have been unconditionally released from certain guaranties described in the Reis disclosure letter; and

•	Wellsford will have entered into the registration rights agreement with Lloyd Lynford and Mr. Garfield.

The respective obligations of Wellsford and Merger Sub to effect the merger are subject to the satisfaction or waiver by Wellsford of the following conditions:

•	the representations and warranties of Reis set forth in the merger agreement, disregarding all qualifications and exceptions therein relating to materiality or material adverse effect, will be true and correct as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the effective time of the merger, subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Reis;

•	Reis will have performed or complied in all material respects with all obligations and covenants required to be performed by it pursuant to the merger agreement at or prior to the effective time of the merger;

•	the escrow agreement will have been signed by Lloyd Lynford, Mr. Garfield and the escrow agent;

•	Reis will have certified that no class or series of Reis stock constitutes a U.S. real property interest;

•	no more than 5% of the outstanding shares of Reis common stock and Reis preferred stock (on an as-converted to common stock basis), together as a single class, will be subject to appraisal rights;

•	Lloyd Lynford and Mr. Garfield will have each executed a lock-up agreement, pursuant to which they each agree not to sell the shares of Wellsford common stock received in the merger for nine months following the effective time of the merger; and

•	proceeds of the loan made to Reis by a syndicate of lenders through the Bank of Montreal, as administrative agent, in order to finance the cash portion of the merger consideration will have been obtained.

Termination Events and Termination Fees

Termination Events

The merger agreement provides that it may be terminated by the parties under the following circumstances:

•	by mutual written agreement of Wellsford and Reis;

•	by either Wellsford or Reis, upon written notice to the other, if:

•	any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action has become final and unappealable;

•	the merger has not been consummated on or before May 31, 2007 (provided that neither Wellsford nor Reis may terminate the merger agreement under this clause if its failure to comply with any provision of the merger agreement has been the cause of, or has resulted in, the failure of the merger to occur on or before that date);

•	if there is a breach of (1) a representation or warranty of the other party such that a material adverse effect has occurred with respect to that party or (2) an obligation to perform any covenant or agreement contained in the merger agreement, and it is not possible to cure such breach within a 30-day period or has not been cured within 30 days of notice of such breach by the non-breaching party;

•	the necessary vote by Reis stockholders to adopt the merger agreement and approve the amendment to Reis’s amended and restated certificate of incorporation has not been obtained; or

•	Wellsford failed to obtain the necessary vote from its stockholder to issue shares of Wellsford common stock as contemplated by the merger agreement;

•	by Reis if it has received a superior proposal before the date of the Reis special meeting;

•	by Reis if there is a change in control of Wellsford; or

•	by Wellsford if Reis’s board of directors fails to recommend the adoption of the merger agreement and approval of the merger at the Reis special meeting, or withdraws or changes its recommendation to Reis’s stockholders to adopt the merger agreement at the Reis special meeting.

The merger agreement provides that the term “change in control” as used above means the occurrence of any of the following: (1) there has been a change in control of Wellsford of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, (2) any merger or consolidation of Wellsford in which Wellsford is not the continuing or surviving corporation or pursuant to which shares of Wellsford’s common stock would be converted into cash, securities or other property, other than a merger of Wellsford in which the holders of its common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (3) any sale, lease, exchange or other transfer of all, or substantially all, the assets of Wellsford, or the liquidation or dissolution of Wellsford, (4) any tender offer or exchange offer that if consummated would result in any person beneficially owning equity securities of Wellsford representing 50% or more of its combined voting power or (5) a change in the composition of Wellsford’s board of directors, as a result of which fewer than a majority of the directors are incumbent directors. An incumbent director is a director who either (A) is a director of Wellsford as of the date of the merger agreement, or (B) is elected, or nominated for election, to Wellsford’s board of directors with the affirmative votes of at least a majority of the incumbent directors at the time of such election or nomination.

Termination Fees

If the merger agreement is validly terminated, all future obligations of the parties will terminate without further liability except as provided below or as described in “The Merger Agreement — Fees and Expenses” on page 104:

•	If Reis terminates the merger agreement because it has received a superior proposal before the date of the Reis special meeting, then Reis must pay Wellsford a fee of $500,000 and reimburse Wellsford for its out-of-pocket fees and expenses incurred in connection with the merger, the merger agreement, and the other transactions contemplated by the merger agreement, referred to as Wellsford’s merger expenses, up to a maximum of $3,500,000.

•	If either party terminates the merger agreement because Wellsford failed to obtain the necessary vote from its stockholder to issue shares of Wellsford common stock as contemplated by the merger agreement, then Wellsford must pay certain costs and expenses incurred by Reis in connection with obtaining the Bank Loan, referred to as loan expenses; however, if the merger agreement is terminated by either party for any other reason, each party will be responsible for one-half of the loan expenses.

•	If (1) Wellsford terminates the merger agreement because Reis’s board of directors fails to recommend adoption of the merger agreement at the Reis special meeting, or withdraws or changes its recommendation to Reis’s stockholders to adopt the merger agreement at the Reis special meeting, or (2) Reis terminates the merger agreement because of a change in control of Wellsford, then Reis must reimburse Wellsford for merger expenses up to a maximum of $3,500,000; and, if within six months of the date of termination of the merger agreement pursuant to clauses (1) and (2) above, Reis consummates a transaction that would have qualified as a takeover proposal prior to termination of the merger agreement, then Reis must pay a $500,000 fee to Wellsford at the time such other transaction is consummated.

Indemnification

Of Wellsford

The merger agreement provides that, for a period of 18 months following the effective time of the merger, $2,593,456 of the cash portion and 317,825 shares of the stock portion of the aggregate merger consideration otherwise payable to Reis stockholders, other than Wellsford Capital, will be held in an escrow account at the Bank of New York, which is acting as the escrow agent, as the sole and exclusive source of recovery by Wellsford for breaches of Reis’s representations, warranties and covenants, provided, that the escrowed funds are not the sole and exclusive remedy (1) in the case of damages resulting from fraud and (2) for breaches of certain representations and warranties designated by the parties as fundamental representations. For a period of 24 months following the effective time, $1,500,000 of the cash portion and 183,824 shares of the stock portion of the aggregate merger consideration will be held in a second escrow account with The Bank of New York as the sole additional source of recovery (if the funds held in the first escrow account have been exhausted or released) for breaches of the fundamental representations. The aggregate amounts of cash consideration and share consideration described above which are to be held in escrow accounts with The Bank of New York pursuant to the merger agreement will be deducted ratably from each Reis stockholder’s allocated cash consideration and share consideration. See “The Merger Agreement — Other Agreements — Escrow Agreement” beginning on page 109.

Wellsford, the combined company, and their respective officers, directors and employees are entitled to make claims against, and recover from, the escrowed funds so long as, with respect to claims that are related to fundamental representations, the claim is submitted prior to the 24 month anniversary of the effective time of the merger and, with respect to all other claims, the claim is submitted prior to the 18 month anniversary of the effective time of the merger. Payments will be made to indemnified persons from the escrowed funds only after the amount to be paid exceeds $900,000, in which event all amounts in excess of $900,000 will be due and payable in respect of claims made against the escrowed funds. All amounts paid will consist of 50% cash and 50% Wellsford common stock, with each share of common stock being valued at $8.16. At the end of these escrow periods, subject to any then-existing claims, the escrowed funds remaining in the escrow accounts will be released and distributed ratably to the Reis stockholders (other than Wellsford Capital).

Recoveries received by indemnified persons from third parties or insurance will reduce the amounts payable from the escrowed funds.

Of Stockholder Representatives

The adoption of the merger agreement by the requisite vote of Reis stockholders will:

•	constitute the irrevocable appointment of Lloyd Lynford and Jonathan Garfield as representatives of all Reis stockholders and the waiver of any claim or conflict of interest arising out of or related to the stockholder representatives’ appointment as officers and/or directors of the combined company or Wellsford;

•	authorize the stockholder representatives to take actions or make decisions, which will be binding on all Reis stockholders, as are deemed by them as necessary or desirable in connection with matters arising under the merger agreement or the escrow agreement with the Bank of New York, including, among other things, the right to defend or settle claims made against the escrowed funds; and

•	constitute the consent of Reis stockholders to severally indemnify on a pro rata basis the stockholder representatives from all costs, expenses, obligations, or damages incurred in their capacity as stockholder representatives.

As security for the Reis stockholders’ obligation to indemnify the stockholder representatives as described above, $250,000 of the cash portion and 30,637 shares of the stock portion of the aggregate merger consideration (collectively, $500,000) otherwise payable to Reis stockholders, other than Wellsford Capital, will be held in an escrow account with Bryan Cave; however, the amount held in escrow with Bryan Cave is not an exclusive or sole source of recovery for damages suffered or expenses incurred by the stockholder representatives. In the event that claims of the stockholder representatives exceed $500,000, they have the right to pursue additional recourse against the Reis stockholders for claims exceeding $500,000. The $250,000 in cash and the 30,637 shares to be held in an escrow account with Bryan Cave pursuant to the merger agreement will be deducted ratably from each Reis stockholder’s allocated cash consideration and share consideration. All amounts paid will consist of 50% in cash and 50% in shares of Wellsford common stock, with each share of common stock being valued at $8.16. At the end of the escrow period, subject to any then-existing claims, the escrowed funds remaining in the escrow accounts will be released and distributed ratably to the Reis stockholders (other than Wellsford Capital).

Director and Officer Indemnification and Insurance

The merger agreement provides that, following consummation of the merger, Wellsford and the surviving company will indemnify and hold harmless, and provide advancement of claims-related expenses to all past and present directors and officers of Reis to the fullest extent permitted by applicable law and by Reis’s amended and restated certificate of incorporation and by-laws for the period up to and including the effective time of the merger.

The merger agreement also provides that, for a period of six years following consummation of the merger, Wellsford will cause the combined company to maintain policies of (A) directors’ and officers’ liability insurance with respect to matters existing or occurring before, or at, the effective time of the merger and (B) liability insurance for Lloyd Lynford and Jonathan Garfield, as stockholder representatives with respect to matters existing or occurring after the effective time of the merger, which policies will contain coverage mutually acceptable to Wellsford and the stockholder representatives. However, in no event will the combined company be required to pay premiums for these policies in excess of $65,000 per year.

Listing of Wellsford Common Stock

Shares of Wellsford common stock are currently listed on the AMEX under the symbol WRP. Wellsford has agreed to use its reasonable best efforts to cause the shares of Wellsford common stock to be issued in the merger to be authorized for listing on the AMEX as promptly as practicable, but in any case prior to the effective time of the merger, subject to official notice of issuance. Wellsford has also agreed to use its reasonable best efforts to cause the Wellsford common stock to be approved for listing on NASDAQ as soon as practicable after the consummation of the merger. When the Wellsford common stock has been approved for listing on NASDAQ, Wellsford will delist its common stock from the AMEX.

Resales of Wellsford Common Stock

The shares of Wellsford common stock to be issued to Reis stockholders have been registered under the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be “affiliates” of Reis as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of Reis must be one permitted by the resale provision of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. See “The Merger — Restrictions on Sales of Shares of Wellsford Common Stock Received in the Merger” beginning on page 78.

Corporate Governance

The merger agreement requires that Wellsford amend its articles of amendment and restatement upon consummation of the merger to effectuate the name change described above under “— Other Actions To Be Taken Pending the Merger.”

Fees and Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expense, except (1) as otherwise provided with respect to the payment of any termination fees as described above, (2) each of Wellsford and Reis will pay 50% of any fees and expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus forms a part, and (3) each of Wellsford and Reis will pay 50% of the expenses incurred in connection with the Bank Loan if the merger agreement is terminated for any reason other than failure of Wellsford to obtain the necessary vote of its stockholders to issue its common stock in the merger, in which case Wellsford will be responsible for 100% of these expenses; however, the merger agreement provides that if the merger has been terminated for any reason and Reis draws or has previously drawn on the funds available from the bank loan (described below) for any reason other than the payment of cash consideration in connection with the merger, then Wellsford is not responsible for any loan expenses and must be reimbursed for any expenses incurred in connection with the Bank Loan that it has previously paid.

Bank Loan

In connection with the proposed merger, Reis has entered into a credit agreement, dated October 11, 2006, with the Bank of Montreal, Chicago Branch, as administrative agent, BMO Capital Markets, as lead arranger, and certain other lenders. The credit agreement provides for a term loan of up to an aggregate of $20,000,000 and revolving loans up to an aggregate of $7,000,000. The loan proceeds are to be used to finance up to $25,000,000 of the cash portion of the merger consideration and the remaining $2,000,000 may be utilized for future working capital needs of Reis. Reis has the ability to borrow the $2,000,000 for working capital needs both before and after the merger. If the merger is not consummated, Reis may borrow funds under the credit agreement for certain permitted uses. The loans are secured by a security interest in substantially all of the assets, tangible and intangible, of Reis, and a pledge by Wellsford, to become effective as of the effective time of the merger, of its membership interests in Merger Sub as the surviving company of the merger.

Reis is required to (1) make principal payments on the term loan on a quarterly basis commencing on June 30, 2007 in increasing amounts pursuant to the payment schedule provided in the credit agreement, provided, that if the merger is not consummated, the amount of these quarterly payments will be reduced by a certain percentage, and (2) permanently reduce the revolving loan commitments on a quarterly basis commencing on March 31, 2010. The final maturity date of all amounts borrowed pursuant to the credit agreement is September 30, 2012, provided, that if consummation of the merger does not occur and on January 1, 2008, the sum of the amount of funds then borrowed plus the undrawn portion of the revolving loan commitment is less than $10,000,000, then all amounts then borrowed under the credit agreement must be repaid on January 2, 2008.

Interest on the term loan and the revolving loans maintained as Base Rate loans accrue at floating rates equal to the sum of the Base Rate plus the applicable margin. The Base Rate is the higher of the prime lending rate of Bank of Montreal or 1/2 of 1% in excess of the weighted average of the overnight federal funds rate as published for such day by the Federal Reserve Bank of New York. Interest on the term loans and the revolving loans maintained as LIBOR Rate loans accrue at floating rates equal to the sum of the applicable margin plus the applicable rate determined on Page 3750 of the Telerate screen or, if such page is not available, the arithmetic average of the rate offered by Bank of Montreal for dollar deposits in the interbank Eurodollar market.

For the period from October 11, 2006 through the consummation of the merger, the applicable margin for both the term loan and the revolving loans shall be based on the leverage ratio of Reis calculated on the financial results for the consecutive twelve-month period ending on June 30, 2006. Immediately after the consummation of the merger, the applicable margin will be recalculated based on the leverage ratio of Reis Services (the Merger Sub before the merger and the surviving company in the merger) for the most recent trailing four quarter period for which quarterly financial statements are available. The applicable margin for the term loans and the revolving loans will be reset quarterly based on the leverage ratio of (1) Reis, prior to the consummation of the merger, or (2) Reis Services (the Merger Sub before the merger and the surviving company in the merger) after the consummation of the merger. Reis must also comply with certain financial and other covenants in the credit agreement, including certain restrictions on Reis Services’s ability, among other things, to:

•	incur additional debt;

•	change its fiscal year end;

•	amend its organizational documents;

•	pay dividends and make distributions;

•	redeem or repurchase outstanding equity;

•	make certain investments;

•	create liens;

•	enter into transactions with stockholders and affiliates;

•	undergo a change of control; and

•	make certain fundamental changes, including engaging in a merger or consolidation.

The merger is expressly allowed by the credit agreement and is not a restricted activity or transaction.

At the time of the execution of the Bank Loan on October 11, 2006, the interest rate was LIBOR plus 3.00% if the loans are designated as LIBOR Rate loans or Base Rate plus 2.00% if the loans are designated as Base Rate loans. These spreads are based on a leverage ratio, as defined in the credit agreement, greater than or equal to 4.50 to 1.00. Interest spreads could be reduced if the leverage ratio decreases as follows:

	Applicable Margin
	Base Rate	LIBOR
Total Leverage Ratio	Loan	Rate Loan

Greater than or equal to 4.50 to 1.00	2.00%	3.00%
Greater than or equal to 3.75 to 1.00 but less than 4.50 to 1.00	1.50%	2.50%
Greater than or equal to 2.75 to 1.00 but less than 3.75 to 1.00	1.00%	2.00%
Less than 2.75 to 1.00	0.50%	1.50%

The credit agreement requires interest rate protection in an aggregate notional principal amount of not less than 50% of the outstanding balance of the Bank Loan, which does not have to exceed $12,500,000. The term of any interest rate protection must be for a minimum of three years.

Amendments; Waivers

Subject to applicable law, any provision of the merger agreement may be amended or waived if the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

Governing Law

The merger agreement is governed by and is to be interpreted in accordance with the laws of the State of New York.

Other Agreements

The following are summaries of the material provisions of the employment agreements, the voting agreement, the lock-up agreement, the registration rights agreement and the escrow agreement. However, the following is not a complete description of all the provisions of these agreements. We urge you to read the agreements in their entirety, or the forms of agreements, as applicable, which are filed as exhibits to the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part. See “Where You Can Find More Information” on page 242.

Employment Agreements

Lloyd Lynford and Jonathan Garfield

Wellsford and Merger Sub, as employers, have entered into employment agreements with Lloyd Lynford and Jonathan Garfield which are to become effective immediately after the occurrence of both (1) the effective time of the merger and (2) the repayment of all amounts due and payable under certain loans made to each of them by Reis, and will remain effective for a term of three years from their effective date. These agreements will supersede their current agreements with Reis and provide, in material part, as follows:

•	Lloyd Lynford will serve as President and Chief Executive Officer, and Mr. Garfield will serve as Executive Vice President, of both Wellsford and Merger Sub;

•	Lloyd Lynford and Mr. Garfield each will be entitled receive an annual base salary of $375,000 and a minimum annual bonus of $270,000 and $125,000, respectively, and additional incentive bonuses under certain circumstances;

•	on the effective date of their employment agreements, Lloyd Lynford and Mr. Garfield will be issued 100,000 and 46,000, respectively, restricted stock units of Wellsford, which will vest annually in three equal tranches on each anniversary of the effective date of the employment agreements, subject to the condition that certain levels of EBITDA growth are met each year or certain cumulative EBITDA targets are met; provided, however, if (A) a change of control occurs prior to the third anniversary date, all restricted stock units will vest on the effective date of the change of control, or (B) the employment of Lloyd Lynford or Mr. Garfield, as applicable, is terminated other than for cause or either resigns for good reason, all of his restricted stock units will vest on the date of that termination or resignation;

•	the employment of Lloyd Lynford or Mr. Garfield, as applicable, may be terminated prior to expiration of the three-year term for death, disability or cause, and Lloyd Lynford or Mr. Garfield, as applicable, may terminate his employment agreement for good reason, which includes (A) a material diminution in duties or responsibilities for either employer or a demotion or change in direct reporting relationship to the Wellsford board of directors, (B) being removed from, not nominated for re-election to, or not re-elected to the board of directors of Wellsford, (C) a material breach of the applicable employment agreement which is not cured within 20 days after notice of the breach, or (D) requiring Lloyd Lynford or Mr. Garfield, as applicable, to report to work on a regular basis at a location outside of a 30-mile radius from 530 Fifth Avenue, New York, New York;

•	upon termination of employment for death or disability, Lloyd Lynford or Mr. Garfield, as applicable, or his estate or other beneficiaries, will be paid his salary through the date of termination, accrued vacation pay, unpaid bonuses for prior years, unreimbursed business expenses and an additional amount equal to the excess of $810,000, in the case of Lloyd Lynford, and $375,000, in the case of Mr. Garfield, over the sum of his minimum annual bonuses paid in years prior to the date of termination;

•	upon termination of employment for cause by the employers or without good reason by Lloyd Lynford or Mr. Garfield, as applicable, he will not receive any payments other than salary through the date of termination, accrued vacation pay, unpaid bonuses for prior years and unreimbursed business expenses payable to him as of the date of termination;

•	if, within two years following a change of control, the employers terminate the employment of Lloyd Lynford or Mr. Garfield, as applicable, without cause or if either resigns for good reason, then he will be paid an amount equal to (1) salary through the date of termination, accrued vacation pay, unpaid bonuses for prior years and unreimbursed business expenses payable to him as of the date of termination, and (2) an amount equal to (A) 2.5 times his gross annual base salary for the year during which termination occurs, plus (B) a pro rata portion (based on the number of days employed during the year in which termination occurs) of the annual bonus received in the preceding year that was in excess of the minimum annual bonus amount, plus (C) the sum of the present value of any unpaid minimum annual bonuses for the three-year term; further, in the case of Lloyd Lynford only, he may resign within 30 days after a six-month period beginning on the effective date of a change of control and the resignation will be treated as a resignation for good reason;

•	if at any time during the three-year term (except during the two years following a change of control), the employers terminate the employment of Lloyd Lynford or Mr. Garfield, as applicable, for a reason other than cause, death or disability or either resigns for good reason, then he will be paid (1) salary through the date of termination, accrued vacation pay, unpaid bonuses for prior years and unreimbursed business expenses payable to him as of the date of termination, (2) the greater of the sum of (x) his gross annual base salary for each year remaining through the end of the three-year term and (y) $375,000 plus (3) the sum of the present value of any unpaid minimum annual bonuses for the three-year term plus (4) a pro rata portion (based on the number of days employed during the year in which termination occurs) of the annual bonus received in the preceding year that was in excess of the minimum annual bonus amount; and

•	for the period during which Lloyd Lynford or Mr. Garfield, as applicable, is employed pursuant to his employment agreement and, in certain cases for up to one year following termination, each is subject to confidentiality, non-competition and non-solicitation restrictions.

If any payment to Lloyd Lynford or Mr. Garfield would be an “excess parachute payment,” which would be subject to an excise tax under Section 4999 of the Code, then Lloyd Lynford or Mr. Garfield, as applicable, will be paid either (1) the full amount as described above or (2) a reduced amount so that he will not owe any excise tax under Section 4999 if payment of the reduced amount will result in greater after-tax proceeds to Lloyd Lynford or Mr. Garfield.

The term “cause” as used above means the applicable employee’s (1) breach of the restrictive covenants set forth in the employment agreements, (2) material breach of any other terms of the employment agreement which is not cured within 20 days of notice of the breach, (3) fraud or dishonesty in the course of employment, (4) continued gross neglect of duties for reasons other than disability, or (4) conviction, a plea of guilty or nolo contendre to any felony charge.

The term “change of control” as used above means the occurrence of any of the following, whether directly or indirectly, voluntarily or involuntarily, whether as part of a single transaction or a series of transactions:

•	during any period of 12 consecutive months or less, individuals who at the beginning of that period constitute the Wellsford board of directors cease, for any reason, to constitute at least a majority of the board, unless the election or nomination for election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

•	the sale, transfer or other disposition of all or substantially all of the assets of either employer (other than to a wholly-owned direct or indirect subsidiary of either employer or a benefit plan of either employer); or

•	any person or entity or group of affiliated persons or entities (other than Lloyd Lynford, Mr. Garfield or a group including either of them) acquiring beneficial ownership (as that term is used in Rules 13d-3, 13d-5 or 16a-1 under the Exchange Act) of 30% or more of the shares of capital stock or other equity of either employer, having by the terms thereof voting power to elect the members of the Wellsford board of directors, or, convertible into shares of such capital stock or other equity of either employer; or

•	the stockholders or members of either employer adopting a plan of liquidation or approving the dissolution of either employer; or

•	the merger, consolidation, or reorganization of either employer or any similar transaction which results in (1) the beneficial owners of the voting power of either employer immediately prior to the merger, consolidation, reorganization or transaction beneficially owning, after giving effect to such merger, consolidation, reorganization or transaction, interests or securities of the surviving or resulting entity representing 50% or less of the shares of capital stock or other equity of the surviving or resulting entity having by the terms thereof voting power to elect the members of the board or directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of such entity or (2) any person or entity or group of affiliated persons or entities (other than Lloyd Lynford, Mr. Garfield or a group including either of them) owning, after giving effect to such merger, consolidation, reorganization or transaction, interests or securities of the surviving or resulting entity, acquiring beneficial ownership of 30% or more of the shares of capital stock or other equity of the surviving or resulting entity having by the terms thereof voting power to elect the members of the Wellsford board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of such entity.

Voting Agreement

In connection with the merger agreement and as an inducement to Wellsford to enter into the merger agreement, Wellsford has entered into a voting agreement, dated October 11, 2006, with Lloyd Lynford and Jonathan Garfield, solely in their capacity as stockholders of Reis and not as directors or officers of Reis, to vote their shares of Reis capital stock in favor of the approval of the amendment to Reis’s amended and restated certificate of incorporation, and the adoption of the merger agreement and all actions that could reasonably be expected to facilitate, or are in furtherance of, the merger and other transactions contemplated by the merger agreement, and against any other proposal or action that is intended to or could reasonably be expected to (1) result in any change in the Reis board of directors, the current capitalization of Reis, or Reis’s amended and restated certificate of incorporation or by-laws other than as specifically contemplated by the merger agreement, (2) result in any breach of the merger agreement by Reis, (3) impair in any material respect the ability of Reis to perform its obligations under the merger agreement, or (4) prevent, materially delay or interfere with the consummation of the transactions contemplated by the merger agreement. Each of them also agreed to waive their rights of appraisal, pursuant to the DGCL or otherwise, with respect to the merger.

Lloyd Lynford and Mr. Garfield may vote in their sole discretion on all issues other than those specified in the voting agreement that may come before the Reis stockholders. The voting agreement does not limit or restrict Lloyd Lynford’s or Mr. Garfield’s acts or omissions undertaken as an officer or director of Reis.

Subject to certain limited exceptions, Lloyd Lynford and Mr. Garfield have also agreed not to sell, transfer, assign or dispose of, or grant any proxy to or encumbrance of, or enter into any other voting arrangement with respect to, their Reis capital stock.

As of the date of the voting agreement, Lloyd Lynford and Mr. Garfield collectively owned 4,103,446 shares of Reis common stock and 116 shares of Reis Series D preferred stock, representing approximately 37.2% of the outstanding voting stock of Reis. Additionally, if either of them acquires any additional shares, directly or beneficially, of Reis capital stock after the date of the voting agreement, those shares automatically become subject to the voting agreement. The voting agreement will terminate on the earlier of (1) the effective time of the merger or (2) the termination of the merger agreement.

Although Wellsford Capital is not party to a voting agreement, it is expected that it will vote its shares of Reis preferred stock, representing approximately 23% of the outstanding voting stock of Reis, in favor of the adoption of the merger agreement and the approval of the amendment to Reis’s amended and restated certificate of incorporation. See “The Merger — Interests of Wellsford and Reis Directors and Executive Officers in the Merger — Interests of Reis Directors and Executive Officers in the Merger” beginning on page 74.

Lock-up Agreement

In connection with the consummation of the merger, Lloyd Lynford and Mr. Garfield will enter into a lock-up agreement with Wellsford, pursuant to which each will agree for a period of nine months beginning at the effective time of the merger not to offer, sell, contract to sell, pledge (with certain limited exceptions and subject to certain conditions), or dispose of, directly or indirectly, any shares of Wellsford common stock or securities convertible into or exchangeable or exercisable for any shares of Wellsford common stock, or enter into any swap, hedge or other arrangement that transfer, in whole or in part, any economic consequences of ownership of Wellsford common stock without the prior written consent of Wellsford. Lloyd Lynford and Mr. Garfield have also agreed during the lock-up period not to make any demand for or exercise any right with respect to the registration of any Wellsford common stock.

After the expiration of the lock-up period, Lloyd Lynford and Mr. Garfield will be subject to the volume and sale limitations of Rule 144 under the Securities Act and other restrictions on resale in compliance with securities laws. See “The Merger — Restrictions on Sales of Shares of Wellsford Common Stock Received in the Merger” beginning on page 78.

Escrow Agreement

Generally

The merger agreement provides for the establishment of three escrow accounts, two of which are governed by the terms of an escrow agreement among The Bank of New York, as escrow agent, Wellsford, and Lloyd Lynford and Mr. Garfield, in their capacity as stockholder representatives. For more information regarding the third escrow account, see “— Indemnification — Of Stockholder Representatives” on page 103. The cash and shares of Wellsford common stock held in these two escrow accounts will be Wellsford’s exclusive source of recovery for indemnification claims made pursuant to the terms of the merger agreement, other than those based on fraud. Pursuant to the terms of the merger agreement, Wellsford will deliver to the escrow agent out of the merger consideration otherwise payable to Reis stockholders:

•	$2,593,456 in cash and 317,825 shares of Wellsford common stock to be held for 18 months in an interest-bearing escrow account to serve as security for indemnification obligations arising out of breaches of Reis’s representations, warranties, and covenants made in the merger agreement including those representations and warranties that the parties to the merger agreement have designated as fundamental; and

•	$1,500,000 in cash and 183,824 shares of Wellsford common stock to be held for 24 months in a second interest-bearing escrow account which provides the sole additional source of recovery (if the funds in the first escrow account have been exhausted or released) for breaches of certain representations and warranties made by Reis that the parties to the merger agreement have designated as fundamental.

This cash and Wellsford common stock will be held in the escrow accounts described above subject to the terms of the escrow agreement. The escrowed cash and Wellsford common stock in each escrow account will be released to the Reis stockholders, other than Wellsford Capital, as promptly as practicable after the expiration of the respective escrow periods, subject to existing claims and the terms of the escrow agreement. In order to fully understand the indemnification obligations of the Reis stockholders and the purposes of the escrow account, you should read this description of the escrow agreement together with the section of this joint proxy statement/prospectus entitled “— Indemnification” on page 102.

Procedure for Claims against the Escrow Account

The escrow agreement provides a specific process for contesting any indemnification claims made by Wellsford or any other indemnified parties. If an indemnification claim arises, Wellsford is required to give written notice of the claim to both the escrow agent and the stockholder representatives prior to the expiration of the applicable escrow period. The escrow period with respect to the account containing $2,593,456 in cash and 317,825 shares of Wellsford common stock will expire 18 months following the effective time of the merger and the escrow period with respect to the account containing $1,500,000 in cash and 183,824 shares of Wellsford common stock will expire 24 months following the effective time of the merger. The claim notice must state the facts and circumstances giving rise to the claim, the estimated amount of damages, and the basis for concluding that the claim qualifies for disbursements from the escrow accounts. If the stockholder representatives object to any part of the claim notice, they must deliver a written notice stating their objections within 20 business days following delivery of the claim notices. If an objection notice is not received, the stockholder representatives will be deemed to have agreed to the payment of the claim in full and the escrow agent will disburse the amount requested in the claim notice 50% in cash and 50% in shares of Wellsford common stock (based on a value of $8.16 per share). If a claim is disputed in part, the escrow agent will disburse the undisputed amount in an identical manner. Any disputed amounts will remain in the applicable escrow account until the escrow agent receives joint written instructions from one of the stockholder representatives and Wellsford or until the disputed amounts are deposited with a court having jurisdiction over the disputed claims.

Distributions

At the expiration of the above described escrow periods, the escrow agent will deliver the balance of the escrow accounts to Merger Sub (as the surviving company in the merger), including any dividends or interest earned on the escrowed funds, for distribution to the Reis stockholders in the same proportion and manner as the cash and stock portions of the merger consideration were distributed, provided, that if at the expiration of either escrow period any amounts remain in dispute pursuant to any claim notice against the applicable escrow account, then the disputed amounts will remain in the escrow accounts until the time when the claim is resolved.

Termination

The escrow agreement will terminate when all cash and shares of Wellsford common stock held in the escrow accounts has been distributed pursuant to the terms of the escrow agreement.

Registration Rights Agreement

Generally

In connection with the merger agreement, and as an inducement to Lloyd Lynford and Mr. Garfield to enter into the voting agreement and the lock-up agreement, Wellsford will enter into a registration rights agreement, effective as of the effective time of the merger, pursuant to which Wellsford will agree, for the benefit of Lloyd Lynford and Mr. Garfield:

•	to prepare and file a shelf registration statement under the Securities Act, covering all or any part of Lloyd Lynford’s and Mr. Garfield’s shares of Wellsford common stock issued in the merger and any additional securities issued or distributed in respect of those shares, which we refer to as registrable shares, no later than 90 days after receipt of the request by them to do so, and will maintain the effectiveness of the shelf registration statement until the earliest of (A) the distribution of all registrable shares covered by the shelf registration statement, (B) the distribution of all registrable shares covered by the shelf registration statement pursuant to Rule 144 under the Securities Act, (C) the second anniversary of the date the shelf registration became effective, and (D) the date on which Lloyd Lynford and Mr. Garfield collectively hold less than 10% of the registrable shares they held on the effective date of the merger agreement; provided, that (1) the request to prepare and file a shelf registration statement may not be made until 90 days prior to the third anniversary of the effective date of the merger agreement and (2) Wellsford will not be required to effect a shelf registration if at the time of the request Wellsford is not eligible to use a registration statement on Form S-3 under the Securities Act;

•	to prepare, at the request of either Lloyd Lynford or Mr. Garfield, or both of them, a registration statement covering all or any part of their respective registrable shares, which we refer to as a demand registration statement, and to use commercially reasonable efforts to file each demand registration statement within 60 days after a request is made and to cause each to become effective as promptly as possible and remain effective for at least 120 days; provided, that Lloyd Lynford and Mr. Garfield are entitled to make these requests if, and only if, Wellsford is not required to file a shelf registration statement because it is not eligible to use a Form S-3, or the shelf registration statement becomes ineffective prior to the expiration of the period described above, and, provided further, that Wellsford will not be required to (1) accommodate more than two requests for a demand registration statement, with each request covering at least 250,000 registrable shares or (2) file more than one demand registration statement in any 12-month period or any demand registration statement within 120 days following the effective date of the previous demand registration statement; and

•	to allow Lloyd Lynford and Mr. Garfield to participate in any registration of Wellsford’s common stock that Wellsford undertakes for its own account or for any persons other than Lloyd Lynford and Mr. Garfield, except for registrations made on Forms S-4, S-8 or other forms not available for registering securities for sale to the public; provided, that if an underwriter of any offering of securities included in a piggyback registration statement determines that the number of securities included in the applicable offering will exceed the number that should be included, then the securities to be included by Wellsford will have priority over the registrable shares requested for inclusion by either Lloyd Lynford or Mr. Garfield or both of them.

In addition to the provisions set forth above, the registration rights agreement contains other terms and conditions including those customary in agreements of this kind, such as indemnification provisions.

MARKET PRICES AND DIVIDEND INFORMATION

Wellsford common stock is listed on the AMEX under the symbol “WRP.” The following table presents, for the periods indicated, the range of high and low closing sales prices per share of Wellsford common stock as reported on the AMEX for each of the periods set forth below. Reis is a private company and its common stock and preferred stock are not publicly traded.

Wellsford Common Stock

	High		Low

Year Ended December 31, 2005
First Quarter	$15.00		$13.85
Second Quarter	$17.83		$13.91
Third Quarter	$19.23		$17.70
Fourth Quarter	(A	)	(A	)
Year Ended December 31, 2006
First Quarter	$7.91		$5.55
Second Quarter	$8.05		$7.06
Third Quarter	$7.70		$6.71
Fourth Quarter	$7.60		$6.47
Year Ending December 31, 2007
First Quarter	$7.94		$7.39

(A)	On December 15, 2005, Wellsford’s common stock began trading ex-dividend after a $14.00 per share initial liquidating distribution. The high and low closing prices of the common stock from October 1, 2005 to December 14, 2005 were $19.85 and $18.81, respectively, and from December 15, 2005 to December 31, 2005 were $6.00 and $5.70, respectively.

On October 10, 2006, the date immediately before the public announcement of the merger, the closing price of Wellsford common stock was $7.43 per share, for an aggregate value of Wellsford of approximately $48,000,000. Because the market price of Wellsford common stock is subject to fluctuation, the market value of the shares of Wellsford common stock that holders of Reis capital stock will be entitled to receive in the merger may increase or decrease. We urge you to obtain current market quotations for Wellsford common stock. We cannot give any assurance as to future prices or markets for Wellsford common stock.

Following the consummation of the merger, Wellsford common stock will continue to be listed on the AMEX. Pursuant to the merger agreement, Wellsford has agreed to use its reasonable best efforts to cause the Wellsford common stock to be approved for listing on NASDAQ. When the Wellsford common stock has been approved for listing on NASDAQ, Wellsford will delist its common stock from the AMEX.

As of           , 2007, Wellsford had approximately       holders of record of its common stock and Reis had approximately eight holders of record of its common stock and approximately 33 holders of record of its preferred stock.

Dividends

Wellsford

Wellsford made its initial liquidating distribution, pursuant to the Plan, of $14.00 per share on December 14, 2005. Wellsford did not declare or distribute any other dividends during 2006 or 2005. Wellsford does not currently intend to declare or distribute any dividends after consummation of the merger. All decisions regarding the declaration and payment of dividends will be at the discretion of Wellsford’s board of directors and will be evaluated from time to time by the board of directors in light of Wellsford’s financial condition, earnings, cash flows, growth prospects, funding requirements, applicable law and other factors that Wellsford’s board of directors deems relevant.

Reis

Reis did not declare or distribute any dividends on Reis capital stock during 2006 or 2005.

Possible Reverse Stock Split

Following the consummation of the merger, Wellsford’s board of directors may determine to effect a reverse stock split of the Wellsford common stock. All decisions regarding the declaration of a reverse stock split will be at the discretion of Wellsford’s board of directors and will be evaluated from time to time by the board of directors in light of the price per share of Wellsford common stock, the number of shares of Wellsford common stock outstanding, applicable AMEX or NASDAQ rules, applicable law and other factors that Wellsford’s board of directors deems relevant. If the board of directors determines to effect a reverse stock split, Wellsford will provide stockholders with appropriate notice at that time.

INFORMATION ABOUT THE COMPANIES

Wellsford Real Properties, Inc.

535 Madison Avenue, 26th Floor
New York, New York 10022
(212) 838-3400

Wellsford was formed as a Maryland corporation on January 8, 1997, as a corporate subsidiary of the Residential Property Trust, to operate as a real estate merchant banking firm to acquire, develop, finance and operate real properties and invest in private and public real estate companies. On May 30, 1997, the Residential Property Trust merged with EQR. Immediately prior to that merger, the Residential Property Trust contributed certain of its assets to Wellsford and Wellsford assumed certain of its liabilities. Immediately after the contribution of assets to Wellsford and immediately prior to that merger, the Trust distributed to its common stockholders all of its outstanding shares of Wellsford.

On May 19, 2005, Wellsford’s board of directors approved the Plan, and on November 17, 2005, Wellsford’s stockholders ratified the Plan. The Plan contemplates the orderly sale of each of Wellsford’s remaining assets, which are either owned directly or through Wellsford’s joint ventures, the collection of all outstanding loans from third parties, the orderly disposition or completion of construction of development properties, the discharge of all outstanding liabilities to third parties and, after the establishment of appropriate reserves, the distribution of all remaining cash to stockholders. The Plan also permits Wellsford’s board of directors to acquire more Reis shares and/or discontinue the Plan without further stockholder approval.

After the approval of the Plan by the stockholders, Wellsford completed the sale of its largest asset, the three residential rental phases of its Palomino Park project for $176,000,000 and on December 14, 2005, Wellsford made the initial liquidating distribution of $14.00 per common share, aggregating approximately $90,597,000, to its stockholders.

If the proposed merger with Reis is consummated, Wellsford will terminate the previously adopted Plan, but will continue with its residential development and sales activities related to its real estate assets over a period of years. If the merger is not consummated, Wellsford will not terminate the Plan and will continue to operate under it. The merger represents a significant change in strategy for Wellsford which may be unsuccessful.” See “Risk Factors — Risk Factors Relating to the Merger,” “The Merger — Impact on Wellsford’s Plan of Liquidation” and “Wellsford’s Business” beginning on pages 25, 48 and 166, respectively.

Reis, Inc.

530 Fifth Avenue
New York, New York 10036
(212) 921-1122

Reis is a leading provider of commercial real estate market information to investors, lenders and other professionals in the debt and equity capital markets. Reis’s proprietary database has been developed over the past 25 years and contains detailed historical and current information on over 250,000 properties in over 1,800 neighborhoods and 81 metropolitan markets in the U.S. This database contains information on approximately 20 billion square feet of space, consisting primarily of 7.9 million apartment units, 5.4 billion square feet of office space, and 4.2 billion square feet of retail space and information on select industrial properties throughout the U.S.

Founded in 1980, Reis provides web-based information products and related analytical tools using this database. Reis products support a variety of strategic business activities, including loan origination, due diligence, asset management, appraisals and dispositions by sale or securitization. Reis’s flagship product, Reis SE, incorporates hundreds of building level data points including occupancy rates, rents, rent discounts, rent allowances, lease terms and operating expenses. Since launching the flagship product in February 2001, Reis has approximately 14,800 users at 600 subscribing organizations. Reis’s customers download more than

35,000 reports each month for use in deal books, presentations and research reports. Clients include investment banks, insurance companies, lenders and REITs.

Reis employs a large group of real estate market researchers. Researchers survey properties on an ongoing basis, and also track property sales and new construction activities in each of the covered markets. Information is subject to rigorous validation and quality assurance procedures, resulting in some of the most reliable and comprehensive market data commercially available. Reis economists synthesize this data into quarterly advisory reports, and develop forecasts at the neighborhood and city level which are available to subscribers. Reis data is cited frequently in The Wall Street Journal and real estate industry publications.

Wellsford has been an investor in Reis since 1998 and currently holds shares of Reis preferred stock equivalent to an approximate 23% ownership interest in the company. The other stockholders who hold the remaining approximately 77% of Reis are corporate, institutional and high net worth investors and Reis co-founders Lloyd Lynford and Jonathan Garfield.

Merger Sub

535 Madison Avenue, 26th Floor
New York, New York 10022
(212) 838-3400

Merger Sub was formed as a Maryland limited liability company, with Wellsford as its sole member, on October 2, 2006 and exists solely for the purpose of entering into the merger agreement with Wellsford and Reis and consummating the merger. Upon consummation of the merger, Merger Sub will be the surviving company and will remain a wholly-owned subsidiary of Wellsford. Merger Sub has not carried on any activities to date other than those incident to its formation and to the signing of the merger agreement.

Material Contracts Between Wellsford and Reis

Before October 31, 2004, Reis provided information to Second Holding, an entity in which Wellsford had an approximate 51.09% non-controlling interest. Such information was used by Second Holding for due diligence procedures on certain real estate related investment opportunities through October 31, 2004. Second Holding paid Reis fees of $200,000 and $240,000 in connection with such information and services for the years ended December 31, 2004 and 2003, respectively. Wellsford’s share of such fees was $100,000 and $120,000 for the years ended December 31, 2004 and 2003, respectively.

On April 25, 2000, Reis entered into an Investor Rights Agreement with Reis Capital and the other holders of Reis Series A preferred stock, Series B preferred stock, Series C preferred stock, and Series D preferred stock. This agreement contains restrictions on dispositions of shares of Reis preferred stock, but allows transfers of Reis preferred stock to other Reis stockholders. Although Reis Capital has been dissolved, the provisions of the Investor Rights Agreement survived the dissolution of Reis Capital and its members who received shares of Reis preferred stock in the dissolution now have these rights and obligations. This agreement also includes registration rights, rights of co-sale and preemption and first offer rights applicable to the holders of Reis preferred stock, none of which are implicated by the merger. The Investor Rights Agreement will not survive the consummation of the merger.

Other than the aforementioned information and services to Second Holding, the documents related to the merger and Wellsford’s direct and indirect ownership in Reis, there are and have been no other past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the last three fiscal years between Wellsford and Reis.

WELLSFORD ANNUAL MEETING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by Wellsford’s board of directors of proxies to be voted at the Wellsford annual meeting, which is to be held at King & Spalding LLP, 1185 Avenue of the Americas, New York, New York, at 10:00 a.m., Eastern Daylight Time, on           , 2007. On           , 2007, Wellsford commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Purpose of the Wellsford Annual Meeting

At the Wellsford annual meeting, Wellsford stockholders will be asked:

•	to approve the issuance of Wellsford common stock pursuant to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus, under which Reis will merge with and into Merger Sub and will become a wholly-owned subsidiary of Wellsford;

•	to approve and adopt an amendment to the Amended and Restated Wellsford 1998 Management Incentive Plan to expand the category of employees eligible to participate in the 1998 Plan from key employees of Wellsford to all employees of Wellsford;

•	to elect one director to a term expiring at the 2010 Wellsford annual meeting of stockholders and upon the election and qualification of his successor;

•	to ratify the appointment of Ernst & Young LLP as Wellsford’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	to approve any motion to adjourn the Wellsford annual meeting to another time or place to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the foregoing proposals.

Wellsford Record Date; Stock Entitled to Vote

The close of business on           , 2007, which we refer to as the Wellsford annual meeting record date, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Wellsford annual meeting or any adjournments or postponements of the Wellsford annual meeting.

As of the Wellsford annual meeting record date,            shares of Wellsford common stock were outstanding and entitled to one vote per share.

Quorum

In order to carry on the business of the meeting, Wellsford must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. Wellsford counts abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum, provided, that in the case of broker “non-votes” that the record holder is present or has provided a proxy with respect to those shares on at least one item. A broker “non-vote” occurs when a stockholder fails to provide voting instructions to its broker for shares it holds in “street name.” Under those circumstances, a stockholder’s broker may be authorized to vote for it on some routine items but is prohibited from voting on other items. Those items for which a stockholder’s broker cannot vote result in broker “non-votes.”

Votes Required

Required Vote to Approve the Issuance of Wellsford Common Stock in the Merger (Proposal 1 on the Proxy Card)

The affirmative vote of a majority of the total votes cast by the holders of Wellsford common stock at the Wellsford annual meeting (in person or by proxy), is required to approve the issuance of the Wellsford common stock in the merger to Reis stockholders, assuming that there is a quorum represented at the Wellsford annual meeting.

Required Vote to Approve and Adopt an Amendment to the Amended and Restated Wellsford 1998 Management Incentive Plan (Proposal 2 on the Proxy Card)

The affirmative vote of a majority of the total votes cast by the holders of Wellsford common stock at the Wellsford annual meeting (in person or by proxy), is required to approve and adopt an amendment to the 1998 Plan to expand the category of employees eligible to participate in the 1998 Plan from key employees of Wellsford to all employees of Wellsford.

Required Vote to Elect Edward Lowenthal as a Director of Wellsford to a Term Expiring at the 2010 Wellsford Annual Meeting (Proposal 3 on the Proxy Card)

A plurality of all the votes cast by the holders of Wellsford common stock at the Wellsford annual meeting (in person or by proxy), assuming there is a quorum represented at the Wellsford annual meeting, is required to elect Edward Lowenthal as a director of Wellsford to a term expiring at the 2010 Wellsford annual meeting.

Required Vote to Ratify the Appointment of Ernst & Young LLP as Wellsford’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2007 (Proposal 4 on the Proxy Card)

The affirmative vote of a majority of all the votes cast by the holders of Wellsford common stock at the Wellsford annual meeting (in person or by proxy), assuming there is a quorum represented at the Wellsford annual meeting, is required to ratify the appointment of Ernst & Young LLP as Wellsford’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Required Vote to Approve an Adjournment of the Wellsford Annual Meeting (Proposal 5 on the Proxy Card)

If necessary, approval of a proposal to adjourn the Wellsford annual meeting for the purpose of, among other things, establishing a quorum or soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Wellsford common stock present in person or represented by proxy and entitled to vote at the Wellsford annual meeting, if a quorum is not present, but the proposal to adjourn will require the affirmative vote of a majority of the votes cast at the annual meeting if a quorum is present.

Treatment of Abstentions, Not Voting and Incomplete Proxies

If a Wellsford stockholder attends the annual meeting and does not vote, either in person or by proxy, or submits a proxy but abstains from voting on any or all of the proposals, that stockholder will be counted in determining whether a quorum exists, but the stockholder’s failure to vote or abstention will have no effect on the vote with respect to the proposal(s) on which the stockholder abstains, unless there is not a quorum at the annual meeting, in which case, it will have the effect of a vote against the adjournment. If a Wellsford stockholder does not attend the meeting and does not submit a proxy, that stockholder will not be considered present for purposes of determining whether a quorum exists and the stockholder’s shares will have no effect on the vote with respect to any of the proposals. If a proxy is returned without indication as to how to vote, the returned proxy will grant the individual named as proxy the discretionary authority to vote the shares represented by the proxy as to all matters. The individual named as proxy intends to vote the shares represented in favor of the proposal to approve the issuance of Wellsford common stock in the merger, in favor of the proposal to amend the 1998 Plan, in favor of the election of Edward Lowenthal as a director of Wellsford, in favor of ratifying the appointment of Ernst & Young LLP as Wellsford’s independent registered public accounting firm and to otherwise vote or not vote in accordance with the recommendation of Wellsford’s board of directors.

Voting by Wellsford Directors and Executive Officers

On the Wellsford annual meeting record date, directors and executive officers of Wellsford and their affiliates owned and were entitled to vote            shares of Wellsford common stock, or approximately      % of the shares of Wellsford common stock outstanding on that date. To Wellsford’s knowledge, the directors and executive officers of Wellsford intend to vote their shares of Wellsford common stock in favor of all of the proposals.

Voting of Proxies

Giving a proxy means that a Wellsford stockholder authorizes the person named in the enclosed proxy card to vote its shares at the Wellsford annual meeting in the manner it directs. A Wellsford stockholder may vote by proxy or in person at the meeting. To vote by proxy, a Wellsford stockholder, if it is a registered holder (that is, it holds its stock in its own name), should complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the U.S.

Wellsford requests that Wellsford stockholders complete and sign the accompanying proxy and return it to Wellsford as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Wellsford common stock represented by it will be voted at the Wellsford annual meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the returned proxy will grant the individual named as proxy the discretionary authority to vote the shares represented by the proxy as to all matters. The individual named as proxy intends to vote the shares represented in favor of the proposal to approve the issuance of Wellsford common stock in the merger, in favor of the proposal to amend the 1998 Plan, in favor of the election of Edward Lowenthal as a director of Wellsford, in favor of ratifying the appointment of Ernst & Young LLP as Wellsford’s independent registered public accounting firm and otherwise to vote in accordance with the recommendation of Wellsford’s board of directors.

If a Wellsford stockholder’s shares are held in “street name” by a broker or other nominee, the stockholder should check the voting form used by that firm.

Every Wellsford stockholder’s vote is important. Accordingly, each Wellsford stockholder should sign, date and return the enclosed proxy card whether or not it plans to attend the Wellsford annual meeting in person.

Revocability of Proxies and Changes to a Wellsford Stockholder’s Vote

A Wellsford stockholder has the power to revoke its proxy or change its vote at any time before its proxy is voted at the Wellsford annual meeting. A Wellsford stockholder can revoke its proxy or change its vote in one of the following ways:

•	it can send a signed notice of revocation to the corporate secretary of Wellsford to revoke its proxy;

•	it can send a completed proxy card bearing a later date than its original proxy to Wellsford indicating the change in its vote; or

•	it can attend the Wellsford annual meeting and vote in person, which will automatically cancel any proxy previously given, or it may revoke its proxy in person, but its attendance alone will not revoke any proxy that it has previously given.

If a Wellsford stockholder chooses either of the first two methods, it must take the described action no later than the beginning of the Wellsford annual meeting. Once voting on a particular matter is completed at the Wellsford annual meeting, a Wellsford stockholder will not be able to revoke its proxy or change its vote as to that matter. If a Wellsford stockholder’s shares are held in street name by a broker, bank or other financial institution, the stockholder must contact them to change its vote.

Solicitation of Proxies

This solicitation is made on behalf of the Wellsford board of directors. Wellsford will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by Wellsford’s officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Wellsford has engaged the firm of MacKenzie Partners, Inc. to assist Wellsford in the distribution and solicitation of proxies and will pay MacKenzie Partners, Inc. an estimated fee of $10,000 plus out-of-pocket expenses for its services. Reis will pay the costs of soliciting and obtaining its proxies and all other expenses related to the Reis special meeting.

Proposal No. 1. Issuance of Wellsford Common Stock in the Merger

It is a condition to consummation of the merger that Wellsford issue shares of its common stock to Reis stockholders in the merger. Under the rules of the AMEX, a company listed on the AMEX is required to obtain stockholder approval before the issuance of common stock, or securities convertible into or exercisable for common stock, if the common stock issued in the merger exceeds 20% of the shares of common stock of the corporation outstanding immediately before the effectiveness of the merger. If the merger is consummated, Wellsford will issue approximately 4,237,673 shares of its common stock in the merger, not including the shares issued to Wellsford Capital. The aggregate number of shares of Wellsford common stock to be issued in the merger will be approximately      % of the shares of Wellsford common stock outstanding on the Wellsford annual meeting record date, and for this reason Wellsford must obtain the approval of Wellsford stockholders for the issuance of these securities to Reis stockholders in the merger.

Wellsford is asking its stockholders to approve the issuance of its common stock in the merger. The issuance of these securities to Reis stockholders is necessary to effect the merger.

The Wellsford board of directors recommends a vote FOR Proposal No. 1.

Proposal No. 2. Amendment to the Amended and Restated
Wellsford 1998 Management Incentive Plan

The Compensation Committee of Wellsford’s board of directors, which we refer to as the Compensation Committee, has approved, and recommends to the Wellsford stockholders that they approve and adopt, the proposed amendment, which would amend the Amended and Restated Wellsford 1998 Management Incentive Plan (which we refer to as the 1998 Plan) to expand the category of employees eligible to participate in the 1998 Plan from key employees of Wellsford and any of its subsidiaries or affiliates, to all employees of Wellsford and any of its subsidiaries and affiliates. We refer to the proposed amendment as the 1998 Plan Amendment. Under the rules of the AMEX, Wellsford is required to obtain stockholder approval for the 1998 Plan Amendment.

The following description of the 1998 Plan is a summary only and does not purport to be complete. The following description is qualified in its entirety by reference to the text of 1998 Plan and the 1998 Plan Amendment. You are urged to read the 1998 Plan and the 1998 Plan Amendment, both of which are attached as Annex F to this joint proxy statement/prospectus.

Purpose and Effect of the 1998 Plan Amendment

The purposes of the 1998 Plan are, among other things, to (1) align the interests of Wellsford’s directors, executive officers and key employees with those of Wellsford’s stockholders, (2) stimulate the active interest of those individuals in Wellsford’s development and success, and (3) enable Wellsford to attract, compensate and retain directors, executive officers, and key employees and provide them with appropriate incentives and rewards for their performance. If the 1998 Plan Amendment is approved and the merger is subsequently consummated, the Compensation Committee will be authorized to grant options and other awards contemplated by the 1998 Plan, as described below, to all employees of Wellsford and all employees of Wellsford’s subsidiaries, including Reis and will no longer be limited to just officers, directors and key employees. Wellsford believes that it is in the best interests of Wellsford to enable all of its employees and the employees of its subsidiaries, including Reis, to participate in the benefits of an equity incentive plan. Wellsford believes that the existence of the 1998 Plan has in the past enabled Wellsford to compete more effectively for the services of the participants and intends to continue doing so with respect to the broader group of participants if the 1998 Plan Amendment is approved. The employees and non-employee directors of Wellsford who receive awards under the 1998 Plan may receive a greater economic benefit to the extent the value of Wellsford’s common stock increases. As of March 5, 2007, there were five non-executive directors, four executive officers and an indeterminate number of key employees (the number of eligible key employees is indeterminate as the designation of who qualifies as a key employee is at the discretion of the Compensation Committee) who were eligible to receive awards under the 1998 Plan. If the 1998 Plan Amendment is approved and the merger is subsequently consummated, it is anticipated that there will be seven non-executive directors, six executive officers and approximately 128 employees who will be eligible to receive awards under the 1998 Plan.

The Compensation Committee currently intends to make individual grants of approximately 600 restricted stock units to all employees who are not currently eligible to receive awards under the 1998 Plan and who are employees of Wellsford and its subsidiaries, including Reis, following both the approval of the 1998 Plan Amendment and the subsequent consummation of the merger. The purpose of the grants is to enable these employees to be stockholders of Wellsford, thereby establishing a closer identification of their interests with those of Wellsford and providing a direct means of participating in the growth and earnings of Wellsford and Reis. The awards will be made to celebrate the merger with Reis. The restricted stock units will vest on the third anniversary of the consummation of the merger, if the participant remains employed by Wellsford or its subsidiaries until that time.

1998 Plan Description

The following description of the 1998 Plan summarizes the 1998 Plan as it exists before the 1998 Plan Amendment.

Administration and Eligibility

The 1998 Plan is administered by the Compensation Committee. The Compensation Committee is authorized to determine which directors, executive officers and key employees are eligible for and will be granted awards, to determine the amount and type of awards, to establish rules and guidelines relating to the 1998 Plan, and, subject to applicable law and rules of the AMEX, to modify and terminate the terms and conditions of awards and to take such other action as may be necessary for the proper administration of the 1998 Plan. We refer to the individuals who are eligible for participation in the 1998 Plan, or have previously received awards or grants under the 1998 Plan, as participants.

Forms of Awards and Share Limitations

Awards under the 1998 Plan may take the form of stock options, including tandem stock appreciation rights, or SARs, and reload options. Other types of awards include restricted stock awards, stock purchase awards and restricted stock units. The maximum number of shares of Wellsford common stock that may be the subject of all awards made under the 1998 Plan is 2,000,000 shares, prior to adjustment under the 1998 Plan’s adjustment provision to take into account the reverse stock split that occurred on June 9, 2000, and the payment of the December 14, 2005 cash distribution of $14.00 per share. The number of shares of Wellsford common stock remaining that may be the subject of future awards under the 1998 Plan is currently 353,574 shares. The maximum number of shares of Wellsford common stock that may be granted to any participant during any fiscal year under the 1998 Plan is 500,000 shares.

Options

Options meeting the requirements of Section 422 of the Code, which we refer to as incentive options, and nonqualified options that do not meet these requirements are each available for grant under the 1998 Plan. The term of each option will be determined by the Compensation Committee, but no incentive option may be exercisable more than ten years after the date of its grant. Options may also be subject to restrictions on exercise as determined by the Compensation Committee upon grant. The exercise price for incentive options must be at least equal to the closing market price of Wellsford common stock on the date of grant. The exercise price for nonqualified options must be at least equal to the closing market price of the Wellsford common stock on the date of grant unless the Compensation Committee designates a lower exercise price at the time of the grant. The exercise price may be paid in cash, or, if approved by the Compensation Committee, by tendering shares of Wellsford common stock.

Stock Appreciation Rights

The 1998 Plan provides that stock appreciation rights, which we refer to as SARs, may be granted in connection with a grant of options. Each SAR must be associated with a specific option and must be granted at the time of grant of the related option. An SAR is exercisable only to the extent the related option is exercisable. Upon the exercise of an SAR, the grantee is entitled to receive from Wellsford, without the payment of any cash by the recipient (aside from any applicable withholding taxes), up to a maximum amount in cash or shares of Wellsford common stock equal to the excess of (1) the fair market value of one share of Wellsford common stock on the date of such exercise over (2) the exercise price of any related option, multiplied by the number of shares of Wellsford common stock with respect to which the SAR has been exercised. Upon the exercise of an SAR, the related option, or the portion thereof in respect of which the SAR is exercised, will terminate. Upon the exercise of an option granted in tandem with an SAR, the tandem SAR will terminate. The term “fair market value” as used in the 1998 Plan means, on any specified date, the average of the high and low trading prices on the AMEX (or other primary market if not listed on the AMEX) of Wellsford common stock on the day immediately preceding the date on which the value of Wellsford common stock is being determined.

Reload Options

The 1998 Plan provides for the grant to participants, concurrently with the award of any option, which we refer to in this context as an underlying option, of one or more reload options to purchase with cash (or, if permissible under the terms of the underlying option, by tendering shares of Wellsford common stock) a number of shares of Wellsford common stock equal to the number of shares of Wellsford common stock delivered by the participant to Wellsford in order to exercise the underlying option. Although an underlying option may be an incentive option meeting the requirements of Section 422 of the Code, a reload option is not intended to qualify as such. A reload option may be granted in connection with the exercise of an option that is itself a reload option. Each reload option will have the same expiration date as the underlying option and an exercise price equal to the closing price of the shares of Wellsford common stock on the date of exercise of the underlying option. Each grant of a reload option is effective upon the exercise of the underlying option by delivering shares of Wellsford common stock to exercise the underlying option, and each reload option is exercisable immediately upon becoming effective.

Restricted Shares

The 1998 Plan provides for awards of restricted shares of Wellsford common stock to participants. This type of award gives a participant the right to receive shares of Wellsford common stock, subject to a risk of forfeiture based on certain conditions. Forfeiture restrictions on restricted shares of Wellsford common stock may be based on performance standards, length of service or other criteria as the Compensation Committee may determine in its discretion. Until all restrictions are satisfied, have lapsed or have been waived, Wellsford will maintain custody over the restricted shares of Wellsford common stock. However, the participant will have the same rights as a stockholder with respect to restricted shares, including but not limited to, the right to vote the shares of Wellsford common stock on all matters as to which stockholders are entitled to vote and to receive distributions, if any, paid on shares of Wellsford common stock. During the period in which restrictions remain applicable, the restricted shares may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon termination of employment, a participant generally forfeits the right to the shares of Wellsford common stock to the extent the restrictions are based on performance standards, length of service requirements, or other measurement criteria which were not met prior to termination.

Restricted Stock Units

The 1998 Plan provides for the award of restricted stock units to participants. This type of award entitles participants to receive, in the discretion of the Compensation Committee, either cash or one share of Wellsford common stock for each restricted stock unit after a designated period and is subject to a risk of forfeiture based on certain conditions. The forfeiture restrictions on restricted stock units may be based on performance standards, length of service or other criteria as the Compensation Committee may determine in its discretion. Except as otherwise specified by the Compensation Committee, restricted stock units represent an unfunded and unsecured obligation of Wellsford; therefore, any restricted stock units not earned and vested in accordance with its terms by the end of the designated period will be forfeited, except as otherwise provided by the Compensation Committee. In the event that a participant’s employment is terminated before the end of the designated restricted period, the participant may still be entitled to settlement of all or any portion of the value of the restricted stock units, as provided by the terms of the restricted stock unit agreement documenting the terms of a restricted stock unit award. A participant will not have the rights of a Wellsford stockholder during any period in which restricted stock units are outstanding but have not been settled in shares of Wellsford common stock. However, a participant may be granted the right to receive a payment from Wellsford instead of a dividend in an amount equal to any cash dividends that are paid during the designated restricted period.

Stock Purchase Awards

The 1998 Plan provides for the grant to participants of the right to purchase shares of Wellsford common stock and to pay for these shares through a loan made by Wellsford to the participant. The Compensation Committee has the discretion to determine the terms of each stock purchase loan, including the length of time that the participant has to repay the loan and whether the loan will be recourse or non-recourse. In all cases, the loan is to be used exclusively to purchase shares of Wellsford common stock at fair market value on the date of the award. Some or all of the principal amount of a stock purchase loan may be forgiven by Wellsford under terms determined by the Compensation Committee at the time the loan is made. At the end of the loan term, the remainder of the stock purchase loan will be due and payable, but may be prepaid at any time without penalty. The interest rate on a stock purchase loan may either be non-interest bearing or will bear interest at a rate determined by the Compensation Committee, but not in excess of the maximum rate allowed under applicable law. The loan will be secured by a pledge of the shares; certificates representing the shares of stock purchased with the loan will be issued in the participant’s name, but will be held by Wellsford as security for repayment of the loan. The participant will have all rights of a stockholder of Wellsford upon purchase of the shares. In the event of a participant’s termination of employment due to death, disability, by Wellsford without cause, or a change of control of Wellsford, the Compensation Committee may, but is not required to, forgive the remaining unpaid amount of a stock purchase loan. At present, the Compensation Committee does not intend to grant any stock purchase awards to directors or executive officers.

Certain Federal Income Tax Consequences of the 1998 Plan

The following is a brief summary of the principal Federal income tax consequences of awards under the 1998 Plan. The summary is based upon current Federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

In general, a participant is not subject to Federal income tax either at the time of grant or at the time of exercise of an incentive option. However, upon exercise, the difference between the fair market value of the shares of Wellsford common stock and the exercise price is a tax preference item subject to the possible application of the alternative minimum tax. If a participant does not dispose of shares of Wellsford common stock acquired through the exercise of an incentive option in a “disqualifying disposition” (i.e., no disposition occurs within two years from the date of grant of the option nor within one year of the transfer of the shares of Wellsford common stock to the participant), then the participant will be taxed only upon the gain, if any, from the sale of shares of Wellsford common stock, and the gain will be taxable as gain from the sale of a capital asset.

Wellsford will not receive any tax deduction upon the exercise of an incentive option or, if the above-described holding period requirements are met, on the sale of the underlying shares of Wellsford common stock. If there is a disqualifying disposition (i.e., one of the holding period requirements is not met), the participant will be treated as receiving compensation subject to ordinary income tax in the year of the disqualifying disposition and Wellsford will be entitled to a deduction for compensation expense in an amount equal to the amount included in income by the participant. The participant generally will be required to include in income an amount equal to the difference between the fair market value of the shares of Wellsford common stock at the time of exercise and the exercise price. Any appreciation in value after the time of exercise will be taxed at capital gain rates when the shares of Wellsford common stock are sold and will not result in any deduction by Wellsford.

If nonqualified options are granted to a participant, there are no Federal income tax consequences at the time of grant so long as the exercise price of the option may never be less than the fair market value on the date of grant and the number of shares subject to the option is fixed on the original date of grant. Upon exercise of a nonqualified option, the participant must report as ordinary income an amount equal to the difference between the exercise price and the fair market value of the shares of Wellsford common stock on the date of exercise. Wellsford will be allowed a tax deduction in like amount. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by Wellsford.

No income will be realized by a participant in connection with the grant of any SAR if the amount payable under the SAR cannot be greater than the difference between the fair market value of the stock on the date of grant and the fair market value of the stock on the date the SAR is exercised, with respect to a fixed number of shares. The participant must include in ordinary income the amount of cash received and the fair market value on the exercise date of any shares of Wellsford common stock received upon the exercise of an SAR. Wellsford will be entitled to a deduction equal to the amount included in such participant’s income by reason of the exercise of any SAR.

The receipt of a reload option by a holder of an incentive option or a nonqualified option, including a reload option, who pays the exercise price in full or in part with previously acquired shares of Wellsford common stock should not affect the tax treatment of the exercise of any incentive option or nonqualified option (including the amount of ordinary income, if any, recognized upon exercise). A participant will not be subject to tax at the time a reload option is granted (except for any income recognized upon the exercise of a nonqualified option at the time of grant of the reload option) so long as the exercise price of the option may never be less than the fair market value on the date of grant and the number of shares of Wellsford common stock subject to the option is fixed on the original date of grant of the reload option. A reload option will constitute a nonqualified option for Federal income tax purposes and will be taxed as such in the manner described above.

A grant of restricted shares of Wellsford common stock does not constitute a taxable event for either a participant or Wellsford. However, the participant will be subject to tax, at ordinary income rates, when the shares of Wellsford common stock are no longer subject to a substantial risk of forfeiture or they become transferable. Wellsford will be entitled to take a commensurate deduction at that time.

A participant may elect, within 30 days of the date of grant, to recognize taxable ordinary income at the time restricted shares of Wellsford common stock are awarded in an amount equal to the fair market value of the shares of Wellsford common stock at the time of grant, determined without regard to any forfeiture restrictions. If this election is made, Wellsford will be entitled to a deduction at that time in the equivalent amount. Future appreciation on the shares of Wellsford common stock will be taxed at the capital gains rate when the shares of Wellsford common stock are sold. However, if, after making such an election, the shares of Wellsford common stock are forfeited, the participant will be unable to claim a deduction.

Assuming that a grant of restricted stock units complies with the rules for deferred compensation under Section 409A of the Code, the grant of restricted stock units does not constitute a taxable event for either a participant or Wellsford. However, the participant will be subject to tax at ordinary income rates when the shares of Wellsford common stock are no longer subject to a substantial risk of forfeiture. Wellsford will be entitled to take a commensurate deduction at that time. If a grant of a restricted stock unit fails to comply with the rules for deferred compensation under Section 409A of the Code, then the participant receiving such grant may be subject to an additional 20% income tax, plus interest.

Generally, a participant who is granted a stock purchase award incurs no tax liability and Wellsford does not receive any deduction at the time shares of Wellsford common stock are acquired through a stock purchase award. However, if and when the stock purchase loan is forgiven, the participant will be required to recognize income in an amount equal to the portion of the loan which has been forgiven. Wellsford will be entitled to take a commensurate deduction at such time.

Applicable withholding taxes may be withheld in connection with any award under the 1998 Plan. In that regard, the Compensation Committee has the discretion to allow a participant to satisfy its withholding tax obligations with shares of Wellsford common stock.

All compensation deductions allowable to Wellsford, as described above, may be subject to certain limitations on the deductibility of compensation.

Effect of Termination of Employment

Circumstances other than Death or Disability

Upon termination of employment or separation of a non-employee director for any reason other than death or disability, all options not previously exercised will be canceled on the date of termination unless the Compensation Committee determines, in its discretion, to extend the exercise period for a maximum of three months after the date of termination. However, in the case of nonqualified options held by a non-employee director, upon separation of the director from service to Wellsford, such director may exercise these options for a maximum of five years after the date of separation.

Death or Disability

In the event that a participant dies while employed by Wellsford or any of its subsidiaries or affiliates, any options held by the participant which had not expired or been exercised may be exercised by the estate of the participant or by any person who acquires the options by bequest or inheritance. In the event of termination of employment due to total disability, the participant or his guardian or legal representative has the unqualified right to exercise any options which the participant was eligible to exercise as of the date of determination of total disability.

Change of Control

The 1998 Plan authorizes the Compensation Committee, subject to other applicable restrictions in the 1998 Plan, to provide for rights of the holder upon the occurrence of a change of control of Wellsford in the documents governing each specific award. Additionally, the 1998 Plan provides that in the event of a reorganization, merger, consolidation, split-up, spin-off, or other similar type of business combination, which transactions may result in a change of control of Wellsford, either the Compensation Committee or Wellsford’s board of directors may cause any award outstanding under the 1998 Plan to be cancelled either for cash consideration or for an alternate award equal in value to the fair market value of the cancelled award.

Termination or Amendment of the 1998 Plan and ERISA Status

The 1998 Plan will terminate by its terms and without any action by the Wellsford board of directors on March 10, 2008. No awards may be made after that date but awards outstanding on that date will remain valid in accordance with their terms. The Compensation Committee may amend the 1998 Plan at any time, subject to applicable law and rights of Wellsford’s stockholders to approve any amendments. Without a participant’s consent, no amendments to, or termination of, the 1998 Plan will impair the rights of a participant under any award previously granted. In addition, any amendment or termination will be subject to stockholder approval if approval is required by Federal or state law or regulation or rule of any stock exchange or quotation system on which the shares of Wellsford common stock are listed or quoted. The 1998 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA.

Estimate of Benefits

Because the 1998 Plan is discretionary and may be subject to satisfaction of one or more conditions, including Wellsford’s financial performance, it is not possible to determine or to estimate the benefits or amounts that will be received in the future by individual employees or groups of employees under the 1998 Plan.

The Wellsford board of directors recommends a vote FOR Proposal No. 2.

Proposal 3. Election of a Director

The directors currently on Wellsford’s board of directors are divided into three classes, consisting of (1) one current member whose term expires at the 2007 Wellsford annual meeting, (2) three current members whose terms expire at the 2008 Wellsford annual meeting of stockholders and (3) two current members whose terms expire at the 2009 Wellsford annual meeting.

At the Wellsford annual meeting, one director will be elected to hold office until the 2010 Wellsford annual meeting of stockholders and until his successor is duly elected and qualifies. Edward Lowenthal, who is presently a director of Wellsford and whose term expires at the 2007 Wellsford annual meeting, is a nominee for election as director for the term expiring in 2010. The terms of current directors Douglas Crocker II, Mark S. Germain and Jeffrey H. Lynford expire in 2008 and the terms of current directors Meyer “Sandy” Frucher and Bonnie R. Cohen expire in 2009. In accordance with the MGCL, Wellsford’s four newly appointed directors, Lloyd Lynford, Jonathan Garfield, Michael J. Del Giudice and M. Christian Mitchell, will stand for election at the 2008 Wellsford annual meeting. They will then be divided among the three classes.

The Nominating Committee of the Wellsford board of directors has recommended Edward Lowenthal for the Wellsford board of directors to nominate based on various criteria, including, among others, a desire to maintain a balanced experience and knowledge base within the Wellsford board of directors, the nominee’s personal integrity and willingness to devote necessary time and attention to properly discharge the duties of director, the nominee’s ability to make positive contributions to the leadership and governance of the Wellsford and the nominee’s significant knowledge and understanding of Reis’s business as he has served on Reis’s board of directors since 2003.

For information regarding the beneficial ownership of Wellsford common stock by the current directors, director appointees and director nominees of Wellsford, see “Security Ownership of Certain Beneficial Owners and Management of Wellsford and Related Stockholder Matters” on page 126.

Except where otherwise instructed, proxies solicited by this joint proxy statement/prospectus will be voted for the election of the Wellsford board of director’s nominee listed below. The nominee has consented to being named in this joint proxy statement/prospectus and to serving as a director if elected.

Nominee for Election as a Director

The following individual has been nominated by the Wellsford board of directors for election as a director at the annual meeting based on the review and recommendation of the Nominating Committee:

Edward Lowenthal, age 62, has been a director of Wellsford since its formation in January 1997. Mr. Lowenthal served as the President and Chief Executive Officer of Wellsford from its formation until his retirement on March 31, 2002. Mr. Lowenthal served as the President and Chief Executive Officer and as a trustee of the Residential Property Trust from its formation in July 1992 until consummation of the merger with EQR in May 1997. Mr. Lowenthal is President of Ackerman Management LLC, a real estate advisory and investment firm. Mr. Lowenthal currently serves as a director of Reis, Omega Healthcare, Inc., a healthcare REIT, American Campus Communities, a student housing REIT, Homex, a Mexican home builder, and Ark Restaurants, Inc., an owner/operator of restaurants. He is also a trustee of the Manhattan School of Music.

The Wellsford board of directors recommends a vote FOR Proposal 3.

Proposal 4. Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of Ernst & Young LLP, Wellsford’s independent registered public accounting firm for the fiscal year ended December 31, 2007, to audit the financial statements of Wellsford for the fiscal year ending December 31, 2007. A proposal to ratify this appointment is being presented to the Wellsford stockholders at the Wellsford annual meeting. A representative of Ernst & Young LLP is expected to be present at the Wellsford annual meeting and available to respond to appropriate questions and an opportunity for a statement will be provided.

The Wellsford board of directors recommends a vote FOR Proposal 4.

Proposal No. 5. Possible Adjournment
of the Wellsford Annual Meeting

The Wellsford annual meeting may be adjourned to another time or place for the purpose of, among other things, permitting further solicitation of proxies by Wellsford in favor of each of the proposals or establishing a quorum.

The Wellsford board of directors recommends a vote FOR Proposal No. 5.

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the meeting by Wellsford, and Wellsford does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the person named in the proxy will vote the shares represented thereby in accordance with the recommendation of Wellsford’s board of directors.

Security Ownership of Certain Beneficial Owners and Management of Wellsford and Related Stockholder Matters

The following table sets forth information regarding the beneficial ownership of Wellsford common stock by each person known by Wellsford to be the beneficial owner of more than 5% of Wellsford’s outstanding common stock, by each director, each director appointee and nominee, each executive officer of Wellsford and by all directors and executive officers of Wellsford as a group, as of March 31, 2007. Each person named in the table has sole voting and investment power with respect to all shares of Wellsford common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

	Amount and Nature of	Percentage of
Name and Address of Beneficial Owner (1)	Beneficial Ownership	Class (2)

Jeffrey H. Lynford (3)	1,111,642	13.8%
David M. Strong (4)	264,356	3.3%
Mark S. Germain (5)	218,158	2.7%
15 Bank Street
White Plains, NY 10606
Edward Lowenthal (6)	132,845	1.6%
Douglas Crocker II (7)	115,504	1.4%
c/o DC Partners LLC
71 South Wacker Drive
34th Floor
Chicago, Illinois 60606
Meyer S. Frucher (8)	44,310	*
324 West 101st Street, #2
New York, New York 10025
Mark P. Cantaluppi (9)	26,201	*
James J. Burns	15,936	*
William H. Darrow II (10)	4,438	*
Bonnie R. Cohen	2,552	*
c/o B.R. Cohen Consultancy
1824 Phelps Place, NW, Unit 1810
Washington, DC 20008
All Directors and Executive Officers of Wellsford as a group (10 persons) (11)	1,935,942	24.0%
Davidson Kempner Partners (12)	847,870	10.5%
885 Third Avenue
New York, New York 10022
S. Muoio & Co. LLC (12)	621,400	7.7%
509 Madison Avenue, Suite 406
New York, New York 10022
Caroline Hunt Trust Estate (12)	405,500	5.0%
500 Crescent Court, Suite 300
Dallas, Texas 75201

*	Less than 1.0%

(1)	Unless otherwise indicated, the address of each person is c/o Wellsford Real Properties, Inc., 535 Madison Avenue, 26th Floor, New York, New York 10022.

(2)	Assumes the total number of shares outstanding on March 31, 2007 is 6,646,738, plus the conversion or exercise at March 31, 2007 of options to acquire 1,414,876 shares of common stock (all of which are exercisable at March 31, 2007).

(3)	Includes 909,261 shares of common stock issuable upon the exercise of options, all of which are exercisable at March 31, 2007. Options to purchase 757,728 of these shares represent replacement options for Trust share options. Also includes 163,787 shares of common stock held in a non-qualified deferred compensation trust with respect to which Jeffrey Lynford will not have voting power until the shares of common stock are distributed from the deferred compensation account. Also includes 17,956 shares of common stock held by the Lynford Family Charitable Trust; Jeffrey Lynford disclaims beneficial ownership of such shares. Also includes 3,554 shares of common stock held by Jeffrey Lynford’s Keogh account and 310 shares of common stock held in his 401(k) account.

(4)	Includes 63,098 shares of common stock issuable upon the exercise of options, all of which are exercisable at March 31, 2007. Options to purchase 42,816 of these shares represent replacement options for Trust share options.

(5)	Includes 214,922 shares of common stock issuable upon the exercise of options, all of which are exercisable at March 31, 2007. Options to purchase 68,259 of these shares represent replacement options for Trust share options.

(6)	Includes 92,700 shares of common stock held in a non-qualified deferred compensation trust with respect to which Mr. Lowenthal will not have voting power until the shares of common stock are distributed from the deferred compensation account. Also includes 145 shares of common stock held by Mr. Lowenthal’s wife; Mr. Lowenthal disclaims beneficial ownership of such shares. Also includes 1,000 shares of common stock held by Mr. Lowenthal’s Keogh account.

(7)	Includes 108,778 shares of common stock issuable upon the exercise of options, all of which are exercisable at March 31, 2007.

(8)	Includes 44,310 shares of common stock issuable upon the exercise of options, all of which are exercisable at March 31, 2007.

(9)	Includes 17,723 shares of common stock issuable upon the exercise of options, all of which are exercisable at March 31, 2007.

(10)	Includes 1,250 shares of common stock held in Mr. Darrow’s IRA account.

(11)	Includes the shares of common stock referred to in footnotes (3) through (10) above.

(12)	This information is based solely upon our review of the most recent Schedule 13G filings, or amendments thereof, or Form 4 filed by such filer with the SEC by March 31, 2007.

Other Directors

Bonnie R. Cohen, age 64, has been a director of Wellsford since June 2003. Ms. Cohen has been a principal of B R Cohen and Associates, a consulting firm, since January 2002. From 1998 to 2002, Ms. Cohen served as Under Secretary for Management of the U.S. Department of State where she was responsible for the day-to-day operations of the State Department including all embassies, personnel, finance, budget, information systems and consultant affairs. Prior to assuming the position at the State Department, Ms. Cohen was Assistant Secretary for Policy, Management and Budget at the U.S. Department of the Interior. Ms. Cohen is also a director of Cohen and Steers Investment Company, a manager of over 15 real estate mutual funds, Moriah Fund and the Posse Foundation. She is chair of the Global Heritage Fund. Ms. Cohen received a Masters in Business Administration from Harvard Business School where she is on the visiting committee.

Douglas Crocker II, age 67, has been a director of Wellsford since May 1997. Mr. Crocker was Chief Executive Officer, President and a Trustee of EQR from March 1993 until December 31, 2002, and also served as Vice Chairman of EQR from January 1, 2003 through May 2003. EQR is a REIT that owns and operates residential properties and is the general partner of ERP Operating Limited Partnership. Mr. Crocker remains very active in the multifamily housing industry, serving on boards or committees of various multifamily housing associations. Mr. Crocker is a past Trustee of the Multifamily Council of the Urban Land Institute and former member of the Board of Governors of NAREIT. Mr. Crocker is past chairman of the National Multi Housing Council and on the Advisory Board of the DePaul University Real Estate School. Mr. Crocker also serves as a director of the following companies in the real estate industry: Reckson Associates, an office building REIT specializing in the New York metropolitan area; Ventas, Inc., a leading healthcare related REIT; Post Properties, a multifamily REIT; and Acadia Realty Trust, a REIT which owns and operates shopping centers.

Jonathan Garfield, age 50, has been appointed to serve as a director of Wellsford upon consummation of the merger. Mr. Garfield, a founder of Reis, has been the Executive Vice President and Secretary of Reis and a member of the Reis board of directors since 1981. Mr. Garfield created and maintains the applications and database which contains Reis’s time series data on the property, metropolitan and neighborhood levels. He led the initial transition to electronic delivery of Reis’s information products by managing the design, production, testing and maintenance of Reis SE. Mr. Garfield oversees Reis’s corporate reporting, including legal, accounting, audit, tax and financing issues. Mr. Garfield graduated cum laude from Pomona College.

Michael J. Del Giudice, age 64, has been appointed to serve as a director of Wellsford upon consummation of the merger. Mr. Giudice currently serves as a Senior Managing Director of Millennium Credit Markets LLC and MCM Securities LLC which specialize in advising and financing corporate, energy, real estate and investment management clients. Mr. Del Giudice is also the Chairman and Managing Director of Rockland Capital Energy Investments LLC, a company which acquires and restructures independent power projects in North America and Europe. In addition, Mr. Del Giudice serves as the Lead Independent Director of Con Edison Inc., Vice Chairman and trustee of the board of trustees of the New York Racing Association and Chairman of the Governor’s Committee on Scholastic Achievement, an educational non-profit group. Mr. Del Giudice is also a member of the board of directors of Barnes & Nobles, Inc., Fusion Telecommunications Intl. and a member of the board of advisors of Corinthian Capital Group, LLC.

Meyer “Sandy” Frucher, age 60, has been a director of Wellsford since June 2000. Mr. Frucher has served as Chairman and Chief Executive Officer of the Philadelphia Stock Exchange since June 1998 after serving on its Board of Governors since September 1997. From 1988 to 1997, Mr. Frucher was Executive Vice President-Development of Olympia & York Companies (U.S.A.) and coordinated and oversaw all of Olympia & York’s development projects in the U.S. From 1988 to 1999, Mr. Frucher was Trustee and then Chairman of the New York City School Construction Authority. From 1984 to 1988, he was President and Chief Executive Officer of Battery Park City Authority.

Mark S. Germain, age 56, has been a director of Wellsford since May 1997. Mr. Germain served as a trustee of the Real Properties Trust from November 1992 until the consummation of its merger with EQR in May 1997. For more than the past five years, he has been employed by Olmsted Group L.L.C., which is a consultant to biotechnology and other high technology companies. Mr. Germain also serves as a director of several privately-held biotechnology companies and of Stem Cell Innovations, Inc., a publicly traded company. He is a graduate of NYU School of Law, cum laude, and Order of the Coif, and was previously a partner in a New York law firm.

Jeffrey H. Lynford, age 59, has been the Chairman of the Board and a director of Wellsford since its formation in January 1997. Mr. Lynford has also been the President and Chief Executive Officer of Wellsford since April 1, 2002. Jeffrey Lynford previously served as Chief Financial Officer of Wellsford from June 2000 until December 2000 and as Secretary of Wellsford from January 1997 to March 2002. Jeffrey Lynford served as the Chairman of the board and Secretary of the Residential Property Trust from its formation in July 1992 until consummation of the merger with EQR in May 1997. Jeffrey Lynford served as the Chief Financial Officer of the Real Properties Trust from July 1992 until December 1994. Jeffrey Lynford currently serves as a trustee and vice-chairman of Polytechnic University and is a trustee emeritus of the National Trust for Historic Preservation and the Caramoor Center for Music and the Arts.

Lloyd Lynford, age 51, has been appointed to serve as a director of Wellsford upon consummation of the merger. Lloyd Lynford, a founder of Reis, has been the President, Chief Executive Officer and Treasurer of Reis and a member of the Reis board of directors since 1981 and is primarily responsible for the firm’s strategic direction. Lloyd Lynford served on the board of the Real Estate Research Institute from 1993 to 1997 and served as its President from 1996 to 1997 and also served on the Editorial Board of the Journal of Real Estate Portfolio Management. He has lectured at The Wharton School, Berkeley, MIT, New York University, Columbia University, and Cambridge University (England). Lloyd Lynford graduated magna cum laude from Brown University.

M. Christian Mitchell, age 52, has been appointed to serve as a director of Wellsford upon consummation of the merger. Mr. Mitchell has been a member of the board of directors of Hanmi Financial Corporation (and its wholly-owned subsidiary, Hanmi Bank), a bank serving primarily the Korean-American community, since 2004. He is also the designated financial expert and Chairman of the Audit Committee, as well as a member of the Finance and Planning and Compliance Committees of Hanmi Bank. Mr. Mitchell has also served as a member of the board of directors and as Chairman of the Audit Committee of Special Value Opportunities Fund, LLC, a closed-end SEC registered investment company, since 2004. Furthermore, Mr. Mitchell is also an investor in, and has served on the board of directors of, First Chicago Bancorp, Inc., a bank holding company in Chicago, Illinois, since 2006. Mr. Mitchell also has served as President of the National Association of Corporate Directors, Southern California Chapter since 2007 and has been an adjunct accounting professor at the University of Redlands since 2006. Mr. Mitchell was with Deloitte & Touche LLP from 1977 to 2003, and served as the National Managing Partner, Mortgage Banking/Finance Companies Practice from 2001 to 2003.

Wellsford Board of Directors’ Meetings

The Wellsford board of directors held ten meetings during 2006. Every director attended at least 75% of the board meetings held in 2006 either in person or by teleconference. It is Wellsford’s policy that each director attend annual meetings of stockholders. At the 2006 annual meeting held on June 12, 2006, three directors were physically present and three directors attended by teleconference. Management also confers frequently with the members of the board on an informal basis to discuss Wellsford affairs.

A majority of the members of the board qualify as independent directors under the listing standards of the AMEX, the Exchange Act and the requirements of any other applicable regulatory authority, including the SEC. The board annually reviews the relationship of each director with Wellsford and only those directors who the board affirmatively determines have no material relationship with Wellsford are deemed to be independent directors in accordance with those standards and requirements. Accordingly, the board determined that all members of the board are independent directors and have no material relationship with Wellsford other than as a director over the last three years, except for Jeffrey Lynford and, with respect to Edward Lowenthal, through the year ended December 31, 2006.

Directors who are employees of Wellsford receive no additional compensation by virtue of being directors of Wellsford. Non-employee directors receive compensation for their service as directors and reimbursement of their expenses incurred as a result of their service as directors. See “— Compensation of Directors” beginning on page 152 for a detailed description of director compensation.

Directors have complete access to management and Wellsford’s outside advisors, and senior officers and other members of management frequently attend meetings of the Wellsford board of directors at the discretion of the board. It is the policy of the board that independent directors also meet privately without the presence of any members of management at each regularly scheduled meeting of the board and at such other times as the board shall determine. In addition, the board may retain and have access to independent advisors of its choice with respect to any issue relating to its activities, and Wellsford pays the expenses of such advisors.

Stockholders and other interested parties who wish to communicate directly with any of Wellsford’s directors, or the non-management directors as a group, may do so by writing to the Board of Directors, Wellsford Real Properties, Inc., 535 Madison Avenue, 26th Floor, New York, NY 10022. All communications will be received, sorted and summarized by the Chief Financial Officer of Wellsford, as agent for the non-management directors. Communications relating to Wellsford’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other communications will be referred to the Chairman of the board of directors or to such non-management director as may be appropriate. Communications may be submitted anonymously or confidentially.

Board Committees

The Wellsford board of directors has established an Executive Committee, a Compensation Committee, an Audit Committee, a Nominating Committee and a Governance Committee.

Executive Committee

During 2006 and through the date of this joint proxy statement/prospectus, the Executive Committee consisted of Jeffrey Lynford and Messrs. Lowenthal and Crocker. The Executive Committee has the authority to acquire, dispose of and finance investments for Wellsford and execute contracts and agreements, including those related to the borrowing of money by Wellsford, and generally to exercise all other powers of the board of directors except for those which may not be delegated to a committee under Maryland law and those which require action by all directors or the independent directors or by approval of the stockholders under the charter or bylaws of Wellsford or under applicable law. During 2006, the Executive Committee did not hold any formal meetings; however, the members met from time to time on an informal basis and acted by written consent on one occasion.

Compensation Committee

The Compensation Committee acts pursuant to the Compensation Committee Charter adopted by the board of directors on March 10, 2003, a copy of which is posted on Wellsford’s website at
www.wellsford.com/CompanyInfo/BoardCommittees.html. Ms. Cohen and Messrs. Crocker, Frucher and Germain were Compensation Committee members for all of 2006 and continue to be members through the date of this joint proxy statement/prospectus. None of the members of the Compensation Committee are employees of Wellsford. The Compensation Committee reviews Wellsford’s compensation and employee benefit plans, programs and policies, approves employment agreements and monitors the performance and compensation of the executive officers and other employees. During 2006, the Compensation Committee formally met two times as well as from time to time on an informal basis and as part of meetings of the board of directors. See “Executive Compensation — Compensation Governance — Compensation Committee Authority” below.

Audit Committee

The Audit Committee acts pursuant to the Audit Committee Charter adopted by the board on April 20, 2000, as amended on March 10, 2003, a copy of which is posted on Wellsford’s website at www.wellsford. com/CompanyInfo/BoardCommittees.html. Ms. Cohen and Messrs. Crocker, Frucher and Germain were Audit Committee members for all of 2006 and continue to be members through the date of this joint proxy statement/prospectus. The Audit Committee held four meetings during 2006.

Each member of the Audit Committee is required to be financially literate or must become financially literate within a reasonable time after appointment to the Audit Committee, and at least one member of the Audit Committee must have accounting or related financial management expertise. The board believes that each of the current members of the Audit Committee has such accounting or financial management expertise. The board has also determined that Mr. Crocker is an “audit committee financial expert,” as such term is defined under the regulations of the SEC, and that all of the Audit Committee members are independent as defined under the AMEX’s standards and Section 10A(m)(3) of the Exchange Act. Biographical information regarding Mr. Crocker is set forth above under “ — Other Directors.”

In accordance with Section 3(a)(58)(A) of the Exchange Act, the Audit Committee was established by the Wellsford board of directors for the purpose of, among other things, overseeing Wellsford’s accounting and financial reporting processes and audits of Wellsford’s financial statements. To this end, the Audit Committee is responsible for engaging, setting compensation for and overseeing the work of Wellsford’s independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm. Requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided and the estimated total cost and must be submitted to Wellsford’s Chief Financial Officer. The Chief Financial Officer then determines whether the services requested are of the type that are eligible for general pre-approval by the Audit Committee. The independent registered public accounting firm and management must report to the Audit Committee on a timely basis regarding the services provided by the independent registered public accounting firm in accordance with the procedures for general pre-approval.

Audit Committee Report

During 2006, the Audit Committee engaged the independent registered public accounting firm, reviewed with the independent registered public accounting firm the plans for and results of the audit engagement, approved the professional (including non-audit) services provided by the independent registered public accounting firm, reviewed the independence of the independent registered public accounting firm, considered the range of audit and non-audit fees, discussed the adequacy of Wellsford’s internal accounting controls with management and the independent registered public accounting firm, reviewed any related party transactions and reviewed and approved the issuance of the quarterly financial statements and disclosures in Wellsford’s Form 10-Qs and year-end financial statements and disclosures in Wellsford’s Form 10-K before each document was filed with the SEC.

The Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Wellsford’s consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with GAAP, its judgment as to the quality, not just the acceptability of Wellsford’s accounting principles. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Wellsford’s independent registered public accounting firm provided to the Audit Committee the written disclosures required by the Independence Standards Board’s Standard No. 1, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Wellsford board of directors include the audited consolidated financial statements in Wellsford’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

Mark S. Germain, Chairman of the Audit Committee
Bonnie R. Cohen, Audit Committee member
Douglas Crocker II, Audit Committee member
Meyer S. Frucher, Audit Committee member

Nominating Committee

The Nominating Committee acts pursuant to the Nominating Committee Charter adopted by the board on January 31, 2003, a copy of which is posted on Wellsford’s website at www.wellsford.com/CompanyInfo/BoardCommittees.html. The Nominating Committee generally consists of non-employee directors whose terms as directors of Wellsford will not expire at the next annual meeting of stockholders. Accordingly, the Nominating Committee for the 2007 annual meeting consists of Ms. Cohen and Messrs. Crocker, Frucher and Germain, none of whom is up for re-election as a director during 2007. All four members of the Nominating Committee for the 2007 Wellsford annual meeting are considered independent by the AMEX’s standards. The Nominating Committee held one meeting during 2006.

The Nominating Committee reviews and makes recommendations to the board as to the nominees for election as directors of Wellsford including recommendations concerning the qualifications and desirability of any stockholder nominees. The Nominating Committee will consider candidates for nomination as a director recommended by Wellsford’s stockholders, directors, officers, third-party search firms and other sources. For details on how stockholders may submit nominations for director, see “Future Stockholder Proposals” on page 241.

In evaluating a candidate, the Nominating Committee considers the attributes of the candidate, including his or her independence, integrity, diversity, experience, sound judgment in areas relevant to Wellsford’s businesses, and willingness to commit sufficient time to the board, all in the context of an assessment of the perceived needs of the board at that point in time. Maintaining a balanced experience and knowledge base within the total board includes considering whether the candidate: (1) has work experience with publicly traded and/or privately held for profit businesses in the real estate market or in other industries; (2) has significant direct management experience; (3) has knowledge and experience in financial services and capital markets; and (4) has unique knowledge and experience and can provide significant contributions to the board’s effectiveness. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. There are no specific minimum qualifications that the Nominating Committee believes must be met by a candidate. All candidates are reviewed in the same manner, regardless of the source of the recommendation.

As part of the negotiations related to the proposed merger with Reis, the Reis board of directors introduced M. Christian Mitchell to the Nominating Committee for consideration as a potential candidate for the Wellsford board of directors. Similarly, Michael J. Del Giudice was introduced to the Nominating Committee by Mr. Frucher, one of Wellsford’s non-management directors. In both cases, the Nominating Committee then evaluated the candidates and recommended them to the full board of directors. No third- party firm was involved and no fees were paid in connection with identifying potential candidates.

Wellsford currently intends to combine its Nominating and Governance Committees into a single committee with Mr. Frucher serving as Chairman of the combined committee. When the Nominating and Governance Committees are combined, Wellsford will post a copy of the combined charter on its website.

Governance Committee

The Governance Committee acts pursuant to the Governance Committee Charter adopted by the board on March 10, 2003, a copy of which is posted on Wellsford’s website at www.wellsford.com/CompanyInfo/BoardCommittees.html. Ms. Cohen and Messrs. Crocker, Frucher and Germain were Governance Committee members for all of 2006 and continue to be members through the date of this joint proxy statement/prospectus. The Governance Committee is responsible for recommending to the board the corporate governance guidelines applicable to Wellsford and to lead the board in its annual review of the board’s performance.

The board as a whole believes it is important for Wellsford not only to comply with all current regulatory and legislative requirements, but also to adopt and abide by high standards in its governance structure and activities. The board ensures compliance with the Sarbanes-Oxley Act of 2002 as well as the corporate governance and other provisions of the AMEX.

Code of Business Conduct and Ethics

Wellsford adopted the Wellsford Real Properties, Inc. Code of Business Conduct and Ethics for Directors, Senior Financial Officers, Other Officers and All Other Employees, which we refer to as the Code of Business Conduct and Ethics, as well as a Policy for Protection of Whistleblowers from Retaliation, which we refer to as the Whistleblower Policy, on January 31, 2003, as amended on November 17, 2005. The Code of Business Conduct and Ethics is a set of written standards reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code. Wellsford periodically reviews, updates and revises its Code of Business Conduct and Ethics and the Whistleblower Policy when it considers such action to be appropriate. The Code of Business Conduct and Ethics and the Whistleblower Policy are both posted on Wellsford’s website at www.wellsford.com/CompanyInfo/Company.html. Wellsford will provide a copy of the Code of Business Conduct and Ethics to any person without charge, by contacting Investor Relations at Wellsford’s principal executive office at 535 Madison Avenue, 26th Floor, New York, NY 10022 or through email at wrpny@wellsford.com.

Executive Officers

Each executive officer of Wellsford holds office at the pleasure of its board of directors. The executive officers of Wellsford are as set forth below:

Jeffrey H. Lynford, Chairman of the Board, President and Chief Executive Officer. Biographical information regarding Jeffrey Lynford is set forth above under “— Directors.”

James J. Burns, age 67, has been the Vice Chairman of Wellsford since March 21, 2006 and Secretary of Wellsford since April 2002. As Vice Chairman of Wellsford, Mr. Burns is not entitled to be a member of its board of the directors. Previously, Mr. Burns was Chief Financial Officer of Wellsford since December 2000 and a Senior Vice President of Wellsford since October 1999. Mr. Burns served as Chief Accounting Officer of Wellsford from October 1999 until December 2000. Mr. Burns was previously a Senior Audit Partner with Ernst & Young’s E&Y Kenneth Leventhal Real Estate Group where he was employed for 25 years, including 23 years as a partner. Mr. Burns is a director of One Liberty Properties, Inc. and of Cedar Shopping Centers, Inc., both of which are REITs. Mr. Burns is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

David M. Strong, age 49, has been the Senior Vice President — Development of Wellsford since October 2004. Mr. Strong previously served as Vice President — Development of Wellsford from its formation in January 1997 until October 2004. Mr. Strong served as a Vice President of the Trust from July 1995 until consummation of the Merger in May 1997. From July 1994 until July 1995, he was Acquisitions and Development Associate of the Trust. From 1991 to 1994, Mr. Strong was President and owner of LPI Management, Inc., a commercial real estate company providing management and consulting services. From 1984 to 1991, he was a senior executive with the London Pacific Investment Group, a real estate development, investment and management firm active in Southern California and Western Canada. From 1979 through 1984, Mr. Strong worked for Arthur Young and Company (currently known as Ernst & Young), a public accounting firm where he attained the level of manager. Mr. Strong is a member of the Canadian Institute of Chartered Accountants.

Mark P. Cantaluppi, age 36, has been Chief Financial Officer since March 21, 2006 and Vice President since November 1999. Previously, Mr. Cantaluppi was Chief Accounting Officer and Director of Investor Relations of Wellsford since December 2000. He joined Wellsford in November 1999 as Vice President, Controller and Director of Investor Relations. From January 1998 to November 1999, he was the Assistant Controller of Vornado Realty Trust, a diversified REIT. From 1993 to 1998, Mr. Cantaluppi worked for Ernst & Young, a public accounting firm, where he attained the level of manager. Mr. Cantaluppi is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Executive Compensation

Compensation Discussion and Analysis

The following discussion and analysis of compensation for Wellsford’s named executive officers during the year ended December 31, 2006 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on Wellsford’s current plans, considerations, expectations and determinations regarding future compensation programs that we expect to adopt in connection with the merger. Actual compensation programs that are ultimately adopted may differ materially from currently planned programs as summarized in this discussion.

Introduction

Wellsford’s current compensation arrangements, which were adopted in connection with the Plan, were designed to retain the necessary key and administrative personnel to carry out the Plan. As a result, certain employees were terminated and employment contracts and arrangements were modified to meet the expected requirements of the Plan. Existing arrangements with certain key employees of Wellsford will be modified as a result of the merger with Reis and other arrangements will be entered into with certain key employees of Reis as a result of the merger.

Wellsford’s named executive officers during 2006 were Jeffrey H. Lynford, currently Chairman of the Board, Chief Executive Officer and President; James J. Burns, Vice Chairman and Secretary and formerly Chief Financial Officer until March 21, 2006; Mark P. Cantaluppi, Vice President and current Chief Financial Officer; David M. Strong, Senior Vice President Development; and William H. Darrow II, who was Vice President and Managing Director until June 30, 2006.

Compensation Governance

Compensation Committee Authority

Executive Officer compensation is administered by the Compensation Committee which is composed currently of all the independent directors of the board (Messrs Crocker (Chairman), Germain, Frucher and Mrs. Cohen). They all have served on the Compensation Committee since at least 2004 and have approved the 2006 and 2007 compensation arrangements described in this compensation discussion and analysis. Wellsford’s Compensation Committee charter, which was adopted by the board of directors on March 10, 2003, provides for the committee to have direct responsibility for the following, among other, matters:

•	approving, in advance, the compensation and employment arrangements for Wellsford’s executive officers;

•	reviewing all of the compensation and benefit plans and programs in which Wellsford’s executive officers participate; and

•	reviewing and recommending changes to Wellsford’s equity-based plans to the Wellsford board of directors, as appropriate, subject to stockholder approval as required.

The Compensation Committee charter is available on Wellsford’s website at www.wellsford.com/CompanyInfo/BoardCommittees.

Wellsford’s board of directors has determined that each Compensation Committee member is independent under the listing standards of the AMEX, the National Association of Securities Dealers, the SEC rules and the relevant securities laws, and that each member is an “outside director” as defined in Section 162(m) of the Code. In 2006, the Compensation Committee formally met two times as well as met from time to time on an informal basis and as part of meetings of the board of directors.

Role of Compensation Experts

Pursuant to its charter, the Compensation Committee is authorized to obtain at Wellsford’s expense compensation surveys, reports on the design and implementation of compensation programs for directors, officers and employees, and other data and documentation as the Compensation Committee considers appropriate. In addition, the Compensation Committee has the sole authority to retain and terminate any outside counsel or other experts or consultants engaged to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms. The Compensation Committee retained the services of compensation consultant during 2004 to evaluate our Chief Executive Officer’s compensation arrangements. That report is the basis for Jeffrey Lynford’s existing compensation arrangements. In addition for 2006, the Compensation Committee considered the following factors, among other matters, in determining compensation levels for executive officers:

•	the qualifications, skills and experience level of the respective executive officer;

•	the position, role and responsibility of the respective executive officer in the company; and

•	the general business and particular compensation experience and knowledge that the Compensation Committee members gained through their respective combined experience working in and with publicly held companies in similar industries.

In 2005, Frederic W. Cook & Co. Inc., which we refer to as Cook, was engaged by the Compensation Committee to advise on the impact of Wellsford’s December 14, 2005 $14.00 per share cash distribution and the anti-dilution provisions in the relevant incentive plans.

The Compensation Committee also engaged Cook in September 2006 with respect to 2007 compensation arrangements, as described below under “— 2007 Merger Compensation Framework.”

Role of Our Chief Executive Officer in the Compensation Process

Jeffrey Lynford was involved in providing recommendations to the Compensation Committee in its evaluation of compensation amounts for the executive officers other than himself, including the terms of their employment agreements. Mr. Strong’s compensation arrangements are subject to an employment agreement. Mr. Darrow’s 2006 compensation arrangements were subject to a termination agreement signed in January 2006. Jeffrey Lynford signed an employment agreement in 2004, which expires on December 30, 2007, although Wellsford expects to enter into a new agreement with him before the merger. Messrs. Burns and Cantaluppi also have employment agreements. All agreements were approved in advance by the Compensation Committee.

Named Executive Officer Compensation Strategy

The existing 2006 compensation arrangements for named executive officers were designed, to a large extent, to retain the necessary key employees to implement the Plan. Because Wellsford has been in liquidation since November 2005, the Wellsford board of directors determined that it was not appropriate to grant equity compensation to employees or directors in 2006.

Components of Compensation

Named executive officer compensation during the year ended December 31, 2006 is comprised of the following:

		Contractual	Additional
	Base	Minimum	Discretionary
Name	Salary	Bonus (A)	Bonus (A)

Jeffrey H. Lynford	$375,000	$355,000	$—
Mark P. Cantaluppi	196,350	98,175	176,825
James J. Burns	155,800	77,900	225,100
David M. Strong	211,612	158,710	100,000
William H. Darrow II	115,927	87,500	—

(A)	Contractual minimum bonuses and additional discretionary bonuses for 2006 were paid to the executive officers on January 11, 2007. Bonuses for 2005 were paid on January 12, 2006.

Base Salary and Contractual Minimum Bonus

Wellsford’s historic compensation philosophy has been to pay a base salary to provide a source of monthly income and to pay annually a year-end minimum bonus based on amounts agreed to in the respective executive’s employment contract. In determining the combined amounts, consideration was given to the executive’s qualifications and experience, scope of responsibilities, the executive’s past performance and future potential and the relationship of pay to other Wellsford employees. The Compensation Committee also considered the reasonableness of the amounts being paid and the need to retain the remaining small core of executives and other employees because of their unique knowledge of the company’s business. Lastly, the committee considered the potential difficulty in recruiting qualified replacements for positions which would have a certain termination date.

Wellsford and Mr. Darrow entered into an agreement in January 2006, pursuant to which Mr. Darrow was employed by Wellsford as an executive officer through June 30, 2006. For the period beginning on January 1, 2006 and ending on June 30, 2006, Mr. Darrow was entitled to a base salary of $115,927 and a bonus of

$87,500. In addition, Mr. Darrow received a lump sum severance payment in the amount of $445,281 in July 2006 in recognition of his nine years of service.

Incentive Based Bonuses

Wellsford uses incentive based compensation for certain of its employees. These bonuses are a direct result of meeting defined financial and/or operational goals. Mr. Strong’s contract includes incentive bonuses based on an internal rate of return realized from the Palomino Park project and bonuses based on the successful sale of newly constructed condominium units and profits from the Gold Peak phase of Palomino Park. During 2005, Mr. Strong earned approximately $604,000 (paid in January 2006) of his Palomino Park incentive bonus as a result of the sale of the rental phases of the project. By December 31, 2006, Wellsford accrued approximately $108,000 related to Mr. Strong’s Gold Peak incentive based bonuses, none of which has been paid to Mr. Strong and will not be paid until profit goals are completely attained. For a discussion of the terms of Mr. Strong’s contract, see “— Employment Agreements — Other Executive Officers” below.

Jeffrey Lynford’s employment agreement provides that he would receive a lump sum payment of $1,929,000 on the termination of his employment under certain circumstances. His contract also provides that this payment could be accelerated if Wellsford sold a certain percentage of assets within each of its business units during the term of his employment. In January 2006, Jeffrey Lynford was paid $643,000 as the third and final portion of this payment, which was earned in November 2005 as a result of the sale of the rental phases of the Palomino Park project. Before 2006, Jeffrey Lynford was paid two separate installments, each in the amount of $643,000, on the completion of sales related to two of Wellsford’s other business units.

Discretionary Bonuses

Discretionary bonuses are also given to certain employees. Discretionary bonuses for executives are based on the achievements of the individual, the business achievements by Wellsford during the year and the additional time demands placed on executives.

Mr. Cantaluppi was paid an additional bonus as result of his efforts relating to the merger agreement with Reis, the Bank Loan and the initial filing of the joint proxy statement/prospectus on December 28, 2006. Once the decision was made to pursue a merger with Reis and then file the joint proxy statement/prospectus with Reis, his time commitment and workload were greatly increased.

As part of the Plan, the Wellsford board of directors requested that Mr. Burns reduce and modify his employment to two days a week and, accordingly, modified his level of compensation beginning on April 1, 2006. His expected primary responsibility at that time was to coordinate the preparation of Wellsford’s 2005 Federal, state and local tax returns. As a result of the decision to pursue a merger with Reis, Mr. Burns was required to greatly increase his time commitments to Wellsford starting in June 2006. At that time his salary was not increased. Mr. Burns worked on negotiating the merger agreement with Reis, coordinated the work of Lazard in connection with their due diligence and fairness opinion efforts in regard to Reis and worked with the due diligence providers relating to Reis’s historical financial statements and tax returns. He also worked on the earnings and profits study to determine the taxable amount of the December 2005 $14.00 per share cash distribution. He also spent time assisting in the completion of the filing of the joint proxy statement/prospectus. Mr. Burns’s additional bonus was for this additional working time and workload.

Mr. Strong’s additional bonus was attributable to his success in arranging the sale of Wellsford’s telecommunications assets and services at its Palomino Park project, achieving a profit equal to 50% greater than the original budget and successfully negotiating settlement with Wellsford’s partner in such operations.

Retention Arrangements

As each of Messrs. Burns, Cantaluppi, and Strong have had significant roles historically in the operations and business strategy of Wellsford, their current employment agreements contain compensation provisions intended to incentivize each of them to remain with Wellsford through implementation of the Plan, which Wellsford anticipated would be complete by December 31, 2008.

James Burns

Mr. Burns’ agreement provides that, unless earlier terminated for cause or due to Mr. Burns’ death or disability, for the period from January 1, 2006 through December 31, 2008, he will accrue a retention-based bonus of a maximum of $225,000, or $75,000 per full calendar year that he remains with Wellsford, which he will be entitled to in a lump sum payment as of December 31, 2008.

Mark P. Cantaluppi

Mr. Cantaluppi’s agreement provides that transferring Wellsford’s assets into a liquidating trust is a “change of control” event, which triggers a lump sum payment to him of twice his annual salary in effect at that time, plus a pro rated portion of the minimum annual bonus payable to him for the year during which such an event occurs. Wellsford included the transferring of assets into a liquidating trust as a trigger for this payment specifically to ensure that Mr. Cantaluppi remained employed until that time. Although no change of control will have occurred as a result of the merger, it is anticipated that Mr. Cantaluppi will receive a one-time lump sum payment of $413,000. The amount expected to be paid to Mr. Cantaluppi is not contractual, but was determined by the Wellsford Compensation Committee to be an appropriate amount to compensate him for the amount he would have been entitled to receive at the time Wellsford’s assets were transferred into a liquidating trust, which would occur if Wellsford did not consummate the merger.

David Strong

Mr. Strong’s agreement provides that, unless earlier terminated for cause or his death or disability, on the earlier of December 31, 2008 or the sale of all condominium units in the Gold Peak project, he will receive, as a retention-based bonus, a lump sum payment of twice his annual salary in effect at that time. Wellsford intended that Mr. Strong remain employed for a period sufficient to allow him to complete the sale of certain of Wellsford’s assets prior to the Plan being fully implemented.

Long-Term Compensation Philosophy

In prior years, the Compensation Committee sought to enhance the profitability of Wellsford, and thus stockholder value, by closely aligning the financial interests of Wellsford’s executive officers with those of its stockholders. After the merger, the Compensation Committee will continue to adhere to this philosophy. The Compensation Committee believes that Wellsford’s compensation program should:

•	emphasize stock ownership and, thereby, tie long-term compensation to increases in stockholder value;

•	enhance Wellsford’s ability to attract and retain qualified executive officers; and

•	stress teamwork and overall company results.

Long-term incentives are designed to align the interests of the executive officers with those of the stockholders. In awarding equity compensation to executive officers, consideration is given to the long-term incentives previously granted to them. Equity compensation could take the form of options to purchase shares of Wellsford common stock or restricted stock, or restricted stock units.

Options to purchase shares of Wellsford common stock will be granted with an exercise price equal to the fair market value of the shares of Wellsford common stock on the date of grant and vest and become exercisable over a period of years based on continued employment. This is intended to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless the share price appreciates. In making grants of options to purchase shares of Wellsford common stock, the Compensation Committee will consider an individual’s scope of responsibilities, experience, past contributions to Wellsford and anticipated contributions to Wellsford’s long-term success.

Grants of restricted shares of Wellsford common stock also form a part of Wellsford’s long-term incentive package. Typically, some portion of these grants will vest annually over a period of several years if the officers and key employees remain employed by Wellsford. In making grants of restricted shares of Wellsford common stock, the Compensation Committee will consider an individual’s scope of responsibilities, experience, past contributions to Wellsford and anticipated contributions to Wellsford’s long-term success.

The Compensation Committee believes that options to purchase shares of Wellsford common stock and grants of restricted shares of Wellsford common stock promote loyalty to Wellsford and encourage the recipients to coordinate their interest with those of the stockholders.

Management Incentive Plans

In order to carry out the long-term incentive compensation arrangements, Wellsford has a 1997 Management Incentive Plan and a 1998 Management Incentive Plan, which we refer to together as the Management Incentive Plans, and a Rollover Stock Option Plan, which we refer to as the Rollover Plan and, together with the Management Incentive Plans, as the Incentive Plans. These plans enable Wellsford to attract, compensate and retain directors, executive officers and employees and provide them with appropriate incentives and rewards for their performance. See “— Proposal No. 2. Amendment to the Amended and Restated Wellsford 1998 Management Incentive Plan” above. The Rollover Plan was established for the purpose of granting options and corresponding rights to purchase regular shares of Wellsford common stock to replace former Residential Property Trust share options. The Incentive Plans provide for administration by a committee of two or more non-employee directors established for such purpose.

Awards to directors, executive officers and other employees under the Incentive Plans may take the form of stock options, including corresponding stock appreciation rights and reload options. Under the Management Incentive Plans, Wellsford may also provide restricted stock awards and stock purchase awards, which would allow for loans to non-executive officer employees for the purpose of purchasing shares of Wellsford common stock.

As permitted by the Incentive Plans and in accordance with the provisions of Wellsford’s option plans, applicable accounting and the AMEX rules and Federal income tax laws, Wellsford’s outstanding stock options have been adjusted to prevent a dilution of benefits to option holders arising from a reduction in value of shares of Wellsford common stock as a result of the $14.00 per share initial liquidating cash distribution made to stockholders in December 2005. The adjustment reduced the exercise price of the outstanding options by the ratio of the price of a common stock immediately after the distribution ($5.60 per share) to the stock price immediately before the distribution ($19.85 per share) and increased the number of shares of Wellsford common stock subject to outstanding options by the reciprocal of the ratio. As a result of this adjustment, the 520,665 options outstanding as of December 31, 2005 were converted into options to acquire 1,845,584 shares of Wellsford common stock and the weighted average exercise price of such options has decreased from $20.02 per share to $5.65 per share. The board of directors approved these option adjustments on January 26, 2006. At the same time, as a result of the prior adoption of the Plan, the board of directors authorized amendments to outstanding options to allow an option holder to receive from Wellsford, in cancellation of the holder’s option, a cash payment with respect to each cancelled option equal to the amount by which the fair market value of the share of stock underlying the option exceeds the exercise price of such option. Additionally, certain non-qualified “out of the money” options, which had original maturity dates prior to December 31, 2008, were extended by the board to the later of December 31 of the year of original expiration or the 15th day of the third month following the date of the original expiration. See the following tables:

•	Outstanding Equity Awards at Fiscal Year End (Named Executives) on page 151;

•	Option Exercise and Stock Vested (Named Executives) on page 152; and

•	Outstanding Equity Awards at Fiscal Year End (Directors), beginning on page 154.

Perquisites and Other Personal Benefits

Wellsford maintains employee benefit plans that provide all employees with the opportunity to enroll in health, dental, life insurance and disability insurance programs. The health and disability insurance plans require the employee to contribute through automatic payroll deduction a portion of the premiums with Wellsford paying for the remainder. These benefits are offered on the same basis to all employees. Wellsford also maintains a 401(k) retirement plan that is available to all named executive officers and any other employee working in excess of 20 hours per week. Wellsford provides matching contributions on a dollar-for-dollar basis with employee contributions up to a maximum of $2,500 annually. Wellsford provides life insurance to all of its employees at two-times salary up to a maximum of $220,000, except for Jeffrey Lynford, who receives $600,000 of coverage.

Since 1993, Jeffrey Lynford’s employment contracts have provided for him to participate in split-dollar life insurance policies. During 2002, Wellsford agreed to transfer the ownership of these policies to Jeffrey Lynford and since January 1, 2003, Wellsford has paid him additional compensation of $35,348 per year for the pre-tax cost of the premiums for these policies.

In addition to the above described payments, Jeffrey Lynford received the benefit of payments made by Wellsford during 2006 aggregating $13,698 which was primarily comprised of monthly automobile parking, annual club and airline lounge dues and excess life insurance premiums.

Jeffrey Lynford’s contract does not require him to provide full-time services to Wellsford as long as he is fulfilling his fiduciary responsibilities to Wellsford. During 2006, Jeffrey Lynford agreed to a $20,000 reduction in his minimum contractual bonus for 2006 to reimburse Wellsford for the services his administrative assistant provided for non-Wellsford related activities. The Compensation Committee has concluded that this is a reasonable amount of reimbursement for these services.

Stock Ownership Requirements

Wellsford does not have a policy or guidelines that require a specified ownership of Wellsford’s common stock by directors or executive officers or stock retention guidelines applicable to equity-based awards granted to directors and executive officers.

As of December 31, 2006, Wellsford’s named executive officers and the board of directors as a group held 577,850 shares of common stock, including 163,787 shares in Jeffrey Lynford’s deferred compensation plan and 92,700 shares in Mr. Lowenthal’s deferred compensation plan. As of December 31, 2006, the named executive officers and directors held an aggregate of 1,358,092 options to acquire Wellsford common stock.

If all options held by the named executive officers and the directors were exercised at December 31, 2006, as a group they would own 24.0% of Wellsford’s outstanding common stock. See “— Outstanding Equity Awards at Fiscal 2006 Year End” for named executive officers and directors for outstanding options beginning on page 151.

Compensation Committee Evaluation of Executive Officer Compensation Policies to be applied in 2007 for Wellsford and Reis Key Officers

As a result of the decision to acquire Reis, Wellsford’s management and the Compensation Committee determined that it was necessary to move away from a liquidation strategy for executive compensation arrangements to a going concern business strategy. In September 2006, the Compensation Committee began an evaluation of the objectives, design elements and process for establishing executive compensation for the key executives of Wellsford and Reis, with the Reis business being the primary source of growth, revenues and profits going forward. In connection with this evaluation, the Compensation Committee engaged Cook as a consultant to advise on and prepare a compensation study for executive officers of Wellsford and Reis and directors of Wellsford. Cook’s methodology included analyzing compensation levels at a peer group of ten information service companies. Emphasis was given to businesses that collect and disseminate information and/or maintain data bases as Reis does in its business.

The consultant reviewed base salaries, annual cash bonuses as well as a long term incentive plan, covering the new executive group (Jeffrey Lynford, Lloyd Lynford, Jonathan Garfield, William Sander and Mark Cantaluppi).

Although the Compensation Committee is still in the process of finalizing several decisions in order to implement the policies and agreements after the merger, the policies and agreements are expected to be as described below.

It is anticipated that the contractual base salaries and minimum bonuses will be continued for the term of the existing contracts for the aforementioned executives as follows:

		Base	Minimum	Contract
Name	Position	Salary	Bonus	Expirations

Jeffrey H. Lynford	Chairman	$375,000	$375,000	(A)
Lloyd Lynford	President and Chief Executive Officer	375,000	270,000	(B)
Jonathan Garfield	Executive Vice President	375,000	125,000	(B)
William Sander	Chief Operating Officer (Reis)	289,850	145,000	(B)
Mark P. Cantaluppi	Chief Financial Officer	225,000	112,500	(B)

(A)	Jeffrey Lynford’s employment agreement is scheduled to expire on December 30, 2007, although Wellsford expects to extend his agreement subject to the consummation of the merger. It is expected that his contract will have a term of three years from the effective date of the merger. It is also expected that he will not be entitled to a minimum bonus.

(B)	Three years from the completion of the merger.

Although Mr. Cantaluppi’s employment agreement does not entitle him to receive a payment upon the consummation of the merger, it is anticipated that he will receive a one-time payment equal to two-times his existing base salary (an approximate $413,000 payment). The amount expected to be paid to Mr. Cantaluppi is not contractual, but was determined by the Wellsford Compensation Committee to be an appropriate amount to compensate him for the amount that he would have been entitled to receive at the time that Wellsford’s assets were placed into a liquidating trust, which would occur if Wellsford did not consummate the merger. See “— Potential Post-Employment Payments and Payments on a Change of Control — Termination Payments and Benefits — Change of Control Payments and Benefits” for more information.

Based on the recommendation of Cook, Wellsford will establish at the time of the merger, a new Executive Incentive Compensation Plan, which we refer to as the EIP, for the named executives and certain other key executives of Wellsford and Reis as determined by the Compensation Committee. The EIP bonus pool is intended to reward increases in EBITDA (as defined in the EIP) growth of Reis. The use of EBITDA as the benchmark for the EIP is based on the recommendation of Cook as being an appropriate benchmark taking into account a number of factors, including the industry in which Wellsford operates and will operate following the merger.

The formula is expected to be 20% of incremental EBITDA growth over the prior year increasing to 30% of incremental EBITDA growth above 30% growth and 40% of additional incremental EBITDA over 40% growth (maxing out at 40% of incremental EBITDA). The Reis EBITDA will not be charged for any “public company” expenses until 2009; however, the existing base will be adjusted, at that time, for the pro forma public expenses in 2008. The maximum dollar value of an award payable to any participant in any 12 month period is capped at $2,000,000.

At the time of the merger, it is expected that stock options will be granted to the following named executive officers from the existing 1998 Management Incentive Plan:

Number of
Name	Options (A)

William Sander	150,000
Mark P. Cantaluppi	75,000

(A) The options vest annually in five equal installments.

In addition, options will be granted to certain other executives and key employees of Reis and Wellsford at the discretion of the Compensation Committee with the input of Jeffrey Lynford, Lloyd Lynford and Mr. Garfield. The options expected to be granted to Mr. Sander and three other Reis employees, as well as the restricted stock units, which we refer to as RSUs, granted to Lloyd Lynford and Mr. Garfield, will be granted outside of the Management Incentive Plans. All other options, including those expected to be granted to Mr. Cantaluppi, will be granted under the 1998 Plan.

The employment agreements signed by Lloyd Lynford and Mr. Garfield provide for them to receive RSUs for 100,000 shares and 46,000 shares of Wellsford common stock, respectively, at the time of the merger. The RSUs will vest over a three year period in annual tranches but will only be issued if certain levels of EBITDA growth ranging from 10% to 30% are met during the three year period.

Existing Reis stock options held by Lloyd Lynford, Jonathan Garfield and William Sander will be purchased by Reis for the “in the money” values, immediately prior to the merger, based on the value of $8.16 per share of Wellsford common stock established in the merger agreement. In addition, certain other payments will be made to Lloyd Lynford and Mr. Garfield under the terms of the Lynford/Garfield letter agreement immediately prior to the merger. Additionally, Mr. Sander will receive a retention bonus, one-half of which is to be paid upon consummation of the merger and one-half of which will be paid six months thereafter. See “The Merger — Interest of Wellsford and Reis Directors and Executive Officers in the Merger — Interests of Reis Directors and Officers in the Merger” and “The Merger Agreement — Other Agreements — Employment Agreements — Lloyd Lynford and Jonathan Garfield.”

These payments are summarized as follows:

	Stock Option
	Payments	Other Payments		Retention Bonus	Total

Lloyd Lynford	$1,425,469	$1,474,649	(A)	$—	$2,900,118
Jonathan Garfield	$950,313	$1,256,780	(A)	$—	$2,207,093
William Sander	$1,485,939	$—		$315,000	$1,800,939

(A)	Lloyd Lynford and Mr. Garfield are entitled to a payment, pursuant to the Lynford/Garfield letter agreement, equal to the “change of control” payment they would have received under their current employment agreements with Reis if the merger would have been deemed a “change of control.” The amount shown here is for illustrative purposes only and assumes the merger was consummated on January 31, 2007. The actual amount of the payment may vary.

Tax Implications of Executive Compensation

It is the responsibility of the Compensation Committee to address the issues raised by the tax laws which make certain non-performance based compensation to executives of public companies in excess of $1,000,000 non-deductible. In this regard, the Compensation Committee must determine whether any actions with respect to this limit should be taken by Wellsford.

The aggregate deduction for each named executive officer’s compensation is potentially limited by Section 162(m) of the Code to the extent the aggregate amount paid to an executive officer exceeds $1,000,000, unless it is paid under a pre-determined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Code. At the named executive officer compensation levels, Wellsford does not believe that Section 162(m) of the Code would be applicable; however; the Compensation Committee did consider its impact in determining the incentive and long-term stock awards expected to be given to the named executives after the merger.

Accounting Implications of Executive Compensation

Effective January 1, 2006, Wellsford was required to recognize compensation expense of all stock-based awards pursuant to the principles set forth in Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments.” Consequently, Wellsford will begin recording non-cash stock compensation expense in its financial statements for stock options granted at the time of the merger and thereafter. In its financial statements, Wellsford will utilize the modified prospective method to calculate non-cash compensation expense. The non-cash stock compensation expense for stock options and restricted stock that Wellsford grants is generally recognized ratably over the requisite vesting period.

Compensation Committee Interlocks and Insider Participation

The members of Wellsford’s Compensation Committee during 2006 were Douglas Crocker II (Chairman), Bonnie R. Cohen, Mark S. Germain and Meyer S. Frucher. Jeffrey Lynford, Wellsford’s Chairman of the Board and current Chief Executive Officer, and Edward Lowenthal, Wellsford’s former President and Chief Executive Officer and a current director of Wellsford, were members of the EQR board of trustees from the date of the merger of the Residential Property Trust with EQR in May 1997 through their retirements from the EQR board in May 2003. Mr. Crocker, a Wellsford director, was the former Chief Executive Officer and President of EQR through December 2002 and then Vice-Chairman through May 2003.

Compensation Committee Report

We have reviewed and discussed this foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the board of directors of Wellsford that the Compensation Discussion and Analysis for the year ended December 31, 2006 be included in this joint proxy/prospectus statement.

Douglas Crocker II, Chairman of the Compensation Committee
Bonnie R. Cohen, Compensation Committee member
Mark S. Germain, Compensation Committee member
Meyer S. Frucher, Compensation Committee member

Summary Compensation Table

The following table sets forth information concerning the compensation of Wellsford’s named executive officers (i.e., its Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer) and its three other most highly compensated executive officers whose aggregate compensation exceeded $100,000 during 2006). William H. Darrow II’s employment was terminated effective June 30, 2006; nonetheless, he was still one of Wellsford’s three most highly compensated executive officers other than the principal executive and principal financial officers.

Change in
Pension Value
and Non-Qualified
Non-Equity	Deferred
Stock	Option	Incentive Plan	Compensation	All Other
Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(A)	($)	($)(B)	($)(B)	($)	($)	($)	($)

Jeffrey H. Lynford —
Chairman of the Board,
Chief Executive Officer
and President	2006	$730,000	$—	$—	$—	$—	$892	(D)	$51,546	(E)	$782,438
James J. Burns —
Vice Chairman of Wellsford and Secretary	2006	$233,700	$225,100	$—	$—	$—	$—	$2,715	$461,515
David M. Strong — Senior Vice President — Development	2006	$370,322	$100,000	$—	$—	$—	$—	$4,798	$475,120
Mark P. Cantaluppi —
Vice President, Chief Financial Officer	2006	$294,525	$176,825	$—	$—	$—	$—	$2,696	$474,046
Former Executive Officer
William H. Darrow II —
Vice President, Managing Director	2006	(C)	$203,427	$—	$—	$—	$—	$—	$447,781	$651,208

(A)	Salary includes base salary and contractual minimum bonus.
(B)	There were no stock or option awards made to any Wellsford employees during 2006.
(C)	Mr. Darrow’s employment was terminated as of June 30, 2006. All payments made to Mr. Darrow in 2006 were subject to the terms of a separate agreement relating to his termination including a severance payment of $445,281.
(D)	Represents earnings in the deferred compensation plan in January 2006 until transfer of the plan assets on January 27, 2006.
(E)	Other compensation for Jeffrey Lynford includes $35,348 pre-tax payments for whole life insurance policies provided for in his employment contract, a $2,500 matching contribution into the Wellsford 401(k) plan, and an aggregate of $13,698, which was primarily comprised of monthly automobile parking, annual club and airline lounge dues and excess term life insurance premiums. Jeffrey Lynford elected to reduce his contractual bonus by $20,000 to compensate Wellsford for services performed by Mr. Lynford’s administrative assistant on non-company matters.

Employment Agreements

Jeffrey Lynford

In August 2004, Wellsford and Jeffrey Lynford entered into a Second Amended and Restated Employment Agreement which provides, among other things, that Jeffrey Lynford receive, through December 31, 2004, a base salary of $318,000 per year and a minimum annual bonus of $325,000 and, after December 31, 2004 and until the expiration of the agreement, a base salary of $375,000 per year and a minimum annual bonus of $375,000. The agreement expires on December 30, 2007. In addition, Jeffrey Lynford was entitled to receive a payment of $1,929,000 on January 1, 2008, unless such payment was accelerated in the event that:

•	his employment was terminated by reason of his death or disability;

•	his employment was terminated by Wellsford other than for proper cause;

•	his employment was terminated by him for good reason; or

•	Wellsford was liquidated or the assets of Wellsford were distributed to a liquidating trust.

In addition, on the sale of the assets of each of the three strategic business units of Wellsford having a value of Wellsford’s financial statements equal to or in excess of 80% of the June 30, 2004 value of all assets of any such strategic business unit, Jeffrey Lynford was entitled to receive $643,000 following each sale. Any such payment was to be credited against the $1,929,000 amount as described above. In 2004, Jeffrey Lynford received $643,000 related to the sale of 100% of Wellsford’s investment in Second Holding and in June 2005, Jeffrey Lynford received an additional $643,000 related to the cumulative sales and reduction of assets of more than 80% of the value of all assets of Wellsford/Whitehall. In January 2006, Jeffrey Lynford received the remaining $643,000 payment related to the sale of the three rental phases of Palomino Park in November 2005. Such amount was recorded as a fiscal 2005 expense.

Jeffrey Lynford’s employment agreement entitles him to certain benefits and payments following his termination of employment with Wellsford. See “— Termination Payments and Benefits” for a description of the benefits.

Before the effective time of the merger, Wellsford expects that it will enter into an amendment to Jeffrey Lynford’s employment agreement such that he will be the executive Chairman of Wellsford after the merger, although he will no longer be the Chief Executive Officer and President.

Other Executive Officers

Wellsford has also entered into employment agreements with (1) Mr. Strong (which expires on December 31, 2007, with automatic extensions of one year (or shorter periods of not less than six months as determined by Wellsford) unless either party gives notice of termination or requests shorter extensions of any period between six and 12 months), (2) Mr. Burns (which expires on December 31, 2008), (3) Mr. Cantaluppi (which expires on June 30, 2007, with automatic one-year extensions unless either party gives notice of termination) and (4) Mr. Darrow (which expired on June 30, 2006). Pursuant to these employment agreements, the aforementioned executive officers are entitled to, among other things, a minimum salary, a minimum annual bonus, contractual incentive compensation (for Mr. Strong), and consideration by the Compensation Committee for discretionary bonus compensation.

Wellsford and Mr. Strong entered into a Third Amended and Restated Employment Agreement in October 2004, and an Amendment to the Third Amended and Restated Employment Agreement in March 2006. Mr. Strong’s employment agreement provides, among other things, that Mr. Strong receive, effective January 1, 2006, a base salary of $211,612 per year, increased at the rate of 3% for 2007, and a minimum annual bonus of 75% of his base salary. The agreement expires on December 31, 2007, subject to automatic renewal for one-year periods (or shorter periods of not less than six months as determined by Wellsford) unless either party elects to terminate not less than 30 days prior to the expiration of the then current term. Pursuant to the agreement, Mr. Strong will be entitled to additional compensation, characterized as a retention bonus, in an aggregate amount equal to two times his then effective annual base salary upon the earlier of

(1) December 31, 2008, (2) the expiration or termination of his employment agreement for any reason other than as a result of his death, disability, his termination by Wellsford for cause or his termination of the employment agreement and (3) the sale of all condominium units with respect to Wellsford’s Gold Peak project. Mr. Strong will also be entitled to receive a special bonus payment which is based upon the level of Wellsford’s return on its investment in the Palomino Park project above certain defined thresholds starting at 10%. In January 2006, $604,745 was paid to Mr. Strong as a result of Wellsford’s sale of the Palomino Park rental operations during 2005 which met certain of the defined thresholds of the special bonus arrangement. Mr. Strong will also be entitled to receive an additional lump sum bonus payment based upon the number of units sold (at $1,000 per unit) once Gold Peak profits, as defined, exceed $8,000,000 and 5% of Wellsford’s Gold Peak profits in excess of $8,259,000, if any, following the construction of the project and the sale of all condominium units. Mr. Strong will also be entitled to additional payments on any additional overall returns of the Palomino Park project, if earned. These additional payments are capped at a maximum of $395,255 as of December 31, 2006.

Wellsford and Mr. Cantaluppi entered into an employment agreement in May 2005, which was amended in March 2006. Pursuant to his employment agreement, Mr. Cantaluppi will receive a minimum annual base salary of $187,000 and a minimum annual bonus equal to 50% of his base salary. The agreement expires on June 30, 2007, subject to automatic renewal for one-year periods unless either party elects to terminate not less than 60 days prior to the expiration of the then current term. Before the effective time of the merger, Wellsford expects that it will enter into an amendment to Mr. Cantaluppi’s employment agreement such that he will continue as Wellsford’s Vice President, Chief Financial Officer and Assistant Secretary after the merger.

In March 2006, Wellsford and Mr. Burns entered into an employment agreement pursuant to which Mr. Burns was appointed Vice Chairman of Wellsford and agreed to devote approximately two days per week to the performance of his duties to Wellsford. As Vice Chairman of Wellsford, Mr. Burns is not a member of the board of directors. Pursuant to such agreement, Mr. Burns will be entitled to an annual base salary of at least $125,000, as well as a minimum bonus equal to 50% of his then base salary for 2006, 2007 and 2008 (which will be prorated for partial years of service so long as Mr. Burns’ employment is not terminated for cause).

Messrs. Burns, Strong and Cantaluppi are entitled to certain benefits and payments following termination of their employment agreements with Wellsford. See “— Termination Payments and Benefits” for a description of these benefits.

See “— Employment Agreements — Lloyd Lynford and Jonathan Garfield” for a description of their respective employment agreements to be effective upon the merger beginning on page 106.

If any payment to Jeffrey Lynford, Lloyd Lynford or Mr. Garfield would be an “excess parachute payment,” which would be subject to an excise tax under Section 4999 of the Code, then each of them, as applicable, will be paid either (1) the full amount or (2) a reduced amount so that he will not owe an exercise tax under Section 4999 if payment of the reduced amount will result in greater after-tax proceeds to any of them as applicable. Additionally, Jeffrey Lynford’s employment agreement provides for his preference that any amounts not paid to him by reason of such a reduction be paid by Wellsford in equal amounts to Princeton University’s Woodrow Wilson School of Public International Affairs, the National Trust for Historic Preservation and the Weill Medical College of Cornell University, provided that at the applicable time Jeffrey Lynford is not a director or trustee of any of these organizations.

Potential Post-Employment Payments and Payments on a Change of Control

Termination Payments and Benefits

Under the employment agreements between Wellsford and the executive officers indicated below, Wellsford may be obligated to make severance or post-termination payments to the applicable individual, or he may be entitled to severance or post-termination benefits, depending upon the circumstances of termination.

Jeffrey Lynford

Upon termination of his employment agreement, Jeffrey Lynford is entitled to the following severance or post-termination payments and/or benefits:

•	if termination occurs because of disability, a prorated portion of the annual bonus payable for the year of termination;

•	if termination occurs because of death, his estate will receive a prorated portion of the annual bonus payable to him for the year in which he died;

•	if termination occurs at any time by Wellsford other than for proper cause or by him for good reason; including a change of control of Wellsford or Wellsford is liquidated and/or its assets are distributed to a liquidating trust, a lump sum payment equaling (1) the base salary payable from the date of termination through December 30, 2007, plus (2) the aggregate amount of any bonus that would have been payable from the date of termination through December 30, 2007;

•	if termination occurs for any reason whatsoever (other than by Wellsford for proper cause), including the expiration of the term of the employment agreement, (1) Wellsford must assign to Jeffrey Lynford all right, title and interest in and to both a split dollar life insurance agreement between him and Wellsford and the related insurance policies referred to in that agreement, without requiring repayment by him of paid or accrued premiums with respect to those policies, (2) all unvested stock options, restricted stock, and other similar awards will vest immediately and (3) he will be entitled to receive all benefits payable to him under pension or other retirement or deferred compensation benefit plans in effect on the date of termination.

Termination for “proper cause” may occur with the approval of at least three-quarters of the members of Wellsford’s board of directors in the event that Jeffrey Lynford has (A) willfully and continuously failed to substantially perform his duties or (B) willfully engaged in conduct which is demonstrably and materially injurious to Wellsford, either monetarily or otherwise. Wellsford may also terminate Jeffrey Lynford’s employment if he should fail, because of illness or incapacity, to provide services to Wellsford for either six consecutive months or for shorter periods aggregating nine months in any calendar year; additionally, the agreement will terminate automatically in the event of his death.

Jeffrey Lynford may terminate his employment agreement for “good reason” under the following circumstances: (A) the assignment of duties materially inconsistent with his status as a senior executive officer, or a substantial alteration in the nature or status of his responsibilities; (B) a breach by Wellsford of any of its obligations contained in the employment agreement; (C) failure of Wellsford to pay any installment of previously awarded incentive compensation or bonuses; or (D) failure of Wellsford to obtain a satisfactory agreement from a successor to perform its obligations under the agreement.

James Burns

Mr. Burns’ employment agreement provides that if termination occurs for a reason other than for “cause” by Wellsford or because of his disability or death, he is entitled to a lump sum payment equal to (A) a prorated portion (based on the number of days in the calendar year prior to the date of termination) of one-half of his then current annual base salary, plus (B) $75,000 per year for each year of employment since January 1, 2006, up to a maximum of $225,000. If Mr. Burns’ employment is terminated before December 31, 2008, he is entitled to receive a prorated portion of this payment based on the length of time that he remains employed.

Mark P. Cantaluppi

Mr. Cantaluppi’s employment agreement provides that if termination occurs for a reason other than for “cause” by Wellsford or his disability or death (including non-renewal of the agreement at the expiration of its term), Mr. Cantaluppi is entitled to a lump sum payment equal to (A) twice the amount of his annual salary for the calendar year in which termination occurs, plus (B) a prorated portion (based on the number of days in the calendar year prior to the date of termination) of the minimum annual bonus payable for the calendar year in which termination occurs, plus (3) an amount representing his daily salary rate multiplied by his accrued but unused vacation time.

In each of Mr. Cantaluppi’s and Mr. Burns’ employment agreements, “cause” is defined as (1) the commission of fraud, willful misconduct, or gross negligence in the performance of duties, (2) conviction of a felony, or (3) violation of the terms, conditions or obligations set forth in their respective employment agreements.

David Strong

Upon termination of his employment agreement, David Strong is entitled to the following severance or post-termination payments and/or benefits:

•	if termination occurs because of Mr. Strong’s death, his estate will receive a lump sum payment equal to his base salary for the year in which he died multiplied by the greater of (1) 0.5 or (2) the percentage of his base salary for the immediately preceding fiscal year that was paid to him as a bonus, this amount being referred to as the “deemed bonus”;

•	if termination occurs due to disability, a lump sum payment equal to (1) his base salary payable from January 1 of the year in which termination occurs through the last day of the month in which termination occurs multiplied by (2) the same fraction used to determine the deemed bonus amount described above;

•	if termination occurs for any reason aside from death, disability, by Mr. Strong, or by Wellsford for cause, (1) a continuation of salary and bonus payments through the later of the date of termination and December 31, 2007, and (2) a lump sum payment of twice his then current annual base salary if it has not been paid by December 31, 2008.

“Cause” is defined as actions by Mr. Strong which constitute malfeasance; malfeasance includes but is not limited to actions which are fraudulent, dishonest, or otherwise criminal. Cause may be determined in the reasonable but sole discretion of Wellsford’s board of directors.

Change of Control Payments and Benefits

Jeffrey Lynford

Jeffrey Lynford’s employment agreement provides that if he is terminated without good reason or terminates his employment following a change of control, he will be entitled to receive a lump sum payment equaling his (1) base salary payable from the date of termination through December 30, 2007, plus (2) the aggregate amount of any bonuses that would have been payable from the date of termination through December 30, 2007. He will also be entitled to receive all benefits payable to him under pension or other retirement or deferred compensation benefit plans in effect on the date of termination. Jeffrey Lynford is not required to mitigate the amount of his change of control payment by seeking other employment or taking any other action.

A “change of control” is defined as the occurrence of any of the following:

•	Wellsford engages in a transaction that is of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

•	Wellsford engages in a merger, consolidation, reorganization, or a sale of all or substantially all of its assets to a “person,” as person is used for purposes of Section 13(d) or 14(d) of the Exchange Act;

•	Wellsford acquires assets of another company, or a subsidiary of Wellsford merges or consolidates with another company, and following the consummation of this transaction either (A) the stockholders of Wellsford own 69% or less of the voting power of the entity resulting from the transaction or (B) less than a majority of the members of Wellsford’s board of directors prior to the transaction remain as members of the board of directors of the entity resulting from the transaction;

•	any person, entity, or group of affiliates owns at any time more than 30% of the outstanding voting securities of Wellsford;

•	Wellsford is dissolved or its assets are transferred into a liquidating trust; or

•	Wellsford’s stockholders reject the entire slate of directors which are nominated at a single stockholders’ meeting or one-half or more of the entire slate of directors which are nominated in two or more consecutive stockholders’ meetings.

A change of control will not be deemed to have occurred if either (A) Jeffrey Lynford is a party to the transaction that would otherwise result in the change of control or is an officer, director, trustee or holds 5% or more equity in a party to the transaction, (B) Wellsford’s stockholders prior to the transaction hold more than 69% of the voting power of the entity resulting from the transaction, or (C) the members of Wellsford’s board of directors prior to the transaction constitute at least a majority of the board of directors of the entity resulting from the transaction. As Wellsford expects to enter into a new employment agreement with Jeffrey Lynford before the consummation of the merger, it is not anticipated that Jeffrey Lynford will receive a change of control payment as a result of the merger.

Mark P. Cantaluppi

Mr. Cantaluppi’s employment agreement provides that if his employment is terminated without good reason and other than for disability or death, or he terminates his employment agreement following a change of control, he will be entitled to receive a lump sum payment equal to (1) twice the amount of his annual salary for the calendar year in which the change of control occurs, plus (2) a prorated portion of the minimum bonus payable to him during the calendar year in which the change of control occurs, plus (3) an amount representing his daily salary rate multiplied by his accrued but unused vacation time. Mr. Cantaluppi is not required to mitigate the amount of his change of control payment by seeking other employment or taking any other action.

A “change of control” is defined as the occurrence of any of the following:

•	Wellsford merges or consolidates with another entity or person, or sells all or substantially all of its assets;

•	Wellsford acquires assets of another person or entity, or a subsidiary of Wellsford merges or consolidates with another person or entity and following the consummation of this transaction either (A) the stockholders of Wellsford own 69% or less of the voting power of the entity resulting from the transaction or (B) less than a majority of the members of Wellsford’s board of directors prior to the transaction remain as members of the board of directors of the entity resulting from the transaction;

•	any person, entity, or group of affiliates owns at any time more than 30% of the outstanding voting securities of Wellsford;

•	Wellsford is dissolved or its assets are transferred into a liquidating trust; or

•	Wellsford’s stockholders reject the entire slate of directors that are nominated at a single stockholders’ meeting or one-half or more of the entire slate of directors that are nominated at two or more consecutive stockholders’ meetings.

A change of control will not be deemed to have occurred if either (A) Mr. Cantaluppi is a party to the transaction that would otherwise result in the change of control or is an officer, director, trustee or holds 5% or more equity in a party to the transaction, (B) Wellsford stockholders prior to the transaction hold more than 69% of the voting power of the entity resulting from the transaction, or (C) the members of Wellsford’s board of directors prior to the transaction constitute at least a majority of the board of directors of the entity resulting from the transaction.

Additionally, Mr. Cantaluppi’s agreement does not entitle him to receive his change of control payment if he has been offered “comparable employment” by the entity surviving the change of control; provided that, if during the 180 day period following an offer of comparable employment, he determines that the conditions determining the comparable employment are no longer being met, and he terminates his employment on that basis, he will be entitled to the change of control payment described above. “Comparable employment” is defined as an offer to continue employment for at least the balance of the term of Mr. Cantaluppi’s employment agreement with the same title, and performing substantially similar duties, at a salary and bonus (and with benefits) that is not less than is provided for in his employment agreement. Although no change of control will occur as a result of the merger, it is anticipated that Mr. Cantaluppi will receive a one-time payment of $413,000. The amount expected to be paid to Mr. Cantaluppi is not contractual, but was determined by the Wellsford Compensation Committee to be an appropriate amount to compensate him for the payment he would have been entitled to receive on the placement of Wellsford’s assets into a liquidating trust, which would occur if Wellsford does not consummate the merger.

James Burns and David Strong

Mr. Burns and Mr. Strong are not entitled to any payments if their employment agreements are terminated as a result of a change of control of Wellsford.

Post-Employment Payments and Benefits

The following table presents, for each named executive officer, the potential contractual post-employment payments and payments on a change in control and assumes that the triggering event took place on December 31, 2006 or, for Lloyd Lynford and Jonathan Garfield, on the date of the merger.

		Before Change of	After Change of
		Control Without	Control Without		Other
		Cause or for	Cause or for	Death and	Post-Employment
Named Executive Officer	Benefit	Good Reason	Good Reason	Disability	Payments

Jeffrey H. Lynford	Severance	$375,000	$375,000	$—	$—
	Bonus	$375,000	$375,000	$375,000	$—
	Benefits	$60,000	$60,000	$60,000	$—
James J. Burns	Severance	$—	$—	$77,900	$—
	Bonus (A)	$75,000	$75,000	$75,000	$—
David Strong	Severance (B)	$423,224	$423,224	$423,224	$—
	Bonus (C)	$—	$—	$158,709	$—
Mark P. Cantaluppi	Severance (D)	$392,700	$392,700	$—	$—
	Bonus	$98,175	$98,175	$98,175	$—
Lloyd Lynford	Severance (E)	$1,125,000	$937,500	$810,000	$—
	Bonus	$735,000	$735,000	$—	$—
Jonathan Garfield	Severance (E)	$1,125,000	$937,500	$375,000	$—
	Bonus	$340,000	$340,000	$—	$—

(A)	Mr. Burns is entitled to a bonus of $75,000 for each full calendar year of service since January 1, 2006 up to an aggregate of $225,000 through December 31, 2008.
(B)	Mr. Strong is entitled to a payment equal to two times his then base salary upon the earlier of the complete sell out of the Gold Peak project or December 31, 2008. If the project is not completely sold out he may continue to work but the termination payment is due.
(C)	Mr. Strong is entitled to receive a bonus of $1,000 for each Gold Peak unit sold once Gold Peak profits, as defined, exceed $8,000,000 and 5% of the Gold Peak profits in excess of $8,259,000 and the balance of an internal rate of return performance arrangement under his contract. Such amounts are not included in the above table.

(D)	Mr. Cantaluppi is entitled to receive two times his then base salary plus his minimum bonus (prorated for the number of days actually worked during the calendar year in which his employment is terminated) if his employment is terminated without cause or if he is not offered comparable employment upon a change of control. Although no change of control will occur as a result of the merger, it is anticipated that Mr. Cantaluppi will receive a one-time payment of $413,000. The amount expected to be paid to Mr. Cantaluppi is not contractual, but was determined by the Wellsford Compensation Committee to be an appropriate amount to compensate him for the payment he would have been entitled to receive on the placement of Wellsford’s assets into a liquidating trust, which would occur if Wellsford does not consummate the merger.

(E)	The calculations for Lloyd Lynford and Mr. Garfield assume that a triggering event occurs on the same day that their employment agreements become effective and, consequently, that three calendar years remain in the term of each of their employment agreements. Additionally, the bonus calculations are made using a 5% present value discount rate. See “The Merger Agreement—Other Agreements—Employment Agreements” beginning on page 106 for further description of the payments to which Lloyd Lynford and Mr. Garfield are entitled post-termination.

Non-Compete and Confidentiality Arrangements

Jeffrey Lynford

Jeffrey Lynford’s employment agreement provides that the board of directors may determine in its discretion that he may not acquire an asset or develop, manage, or otherwise participate in a specific business opportunity, either directly or indirectly, if the applicable opportunity would prevent him from fulfilling his fiduciary responsibilities to Wellsford.

David Strong

During the term of his employment, Mr. Strong may not, without written consent from Wellsford’s President or Chairman of the board of directors, within the United States directly or indirectly (1) be employed by or provide services to any person or entity engaged in a business competitive with Wellsford, (2) engage in any competitive business individually, (3) become associated with or hold an ownership, management or any other interest in a competitive business, (4) employ or otherwise retain any person or entity who was employed or retained by Wellsford while Mr. Strong was employed by Wellsford, or (5) interfere with Wellsford’s business relationships with customers or suppliers in any manner. Mr. Strong is not prohibited from (A) investing personal assets in public entities which engage in competitive businesses so long as he holds less than a 1% equity interest in the competitor, (B) engaging in the above activities for a competitive business which operates wholly outside of the geographic regions in which Wellsford operates or does business, or (C) engaging in the above activities for any privately owned enterprise.

Confidentiality

All of Wellsford’s officers, directors and employees have acknowledged Wellsford’s Code of Business Conduct and Ethics, which contains provisions requiring the maintenance of confidentiality and non-disclosure of all of Wellsford’s non-public or otherwise proprietary information.

Additionally, Mr. Strong’s employment agreement contains an express confidentiality covenant, the violation of which is cause for termination. Mr. Strong has agreed that he will not, either during or at any time after the term of his employment, disclose material information about Wellsford or its officers or directors that he obtained or learned during the course of his employment, except (1) as required to perform his job duties and obligations, (2) with express consent from Wellsford’s President or Chairman of the board of directors, (3) to the extent that the information is public other than by reason of Mr. Strong’s breach of his agreement, or (4) as required by applicable law or court order. He is also required to deliver all materials relating to or belonging to Wellsford that he possesses or are under his control upon termination of his employment.

Pension Benefits

Neither Wellsford nor Reis has a pension plan. Both, however, have separate 401(k) plans for their respective employee groups.

Non-Qualified Deferred Compensation

The following table set forth Jeffrey Lynford’s participation in Wellsford’s deferred compensation plan during 2006. In January 2006, the subsidiary holding the balance of the deferred compensation assets and the related liabilities for deferred compensation was acquired by an entity owned by Jeffrey Lynford, Mr. Lowenthal and others. During 2006, there were no other Wellsford employees with a balance in the deferred compensation plan.

	Executive	Registrant					Aggregate
	Contributions	Contributions	Aggregate		Aggregate		Balance at
	in Last	in Last	Earnings in Last		Withdrawals/		Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year		Distributions		Year End
	($)	($)	($)		($)		($)

Jeffrey H. Lynford	$—	$—	$892	(A)	$8,262,456	(B)	$—

(A)	These earnings are also included in column headed “Changes in Pension Value and Non-Qualified Deferred Compensation” of the Summary Compensation table on page 143.

(B)	Reflects the amount of the balance acquired from Wellsford’s deferred compensation plan.

Outstanding Equity Awards At Fiscal Year End — Named Executive Officers

The following table reflects all outstanding equity awards to Wellsford’s named executive officers as of December 31, 2006. No other named executive officers had outstanding equity awards at December 31, 2006.

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan Awards:
								Incentive	Market or
			Equity					Plan Awards:	Payout
			Incentive					Number of	Value of
			Plan Awards:				Market	Unearned	Unearned
		Number of	Number of			Number of	Value of	Shares,	Shares,
	Number of	Securities	Securities			Shares or	Shares or	Units or	Units or
	Securities	Underlying	Underlying			Units of	Units of	Other	Other
	Underlying	Unexercised	Unexercised	Option		Stock That	Stock That	Rights	Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	that Have	That Have
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Jeffrey H. Lynford	757,728	—	—	$5.81	12/31/07	—	$—	—	$—
	151,533	—	—	$5.81	12/31/07	—	$—	—	$—
David Strong	31,196	—	—	$5.81	12/31/07	—	$—	—	$—
	10,634	—	—	$5.03	12/9/08	—	$—	—	$—
	21,268	—	—	$4.60	12/9/09	—	$—	—	$—
Mark P. Cantaluppi	17,723	—	—	$4.55	11/14/09	—	$—	—	$—

Restricted Stock and Stock Option Grants Expected to be Made in Connection with the Merger

The Compensation Committee has determined that concurrently with the consummation of the merger, stock options will be issued to Mark P. Cantaluppi and William Sander. In addition, other executives and key employees of Reis and Wellsford will be given stock options under Wellsford’s existing Management Incentive Plans. In addition, the employment agreements of Lloyd Lynford and Mr. Garfield provide for the issuance to them of restricted stock units.

The number of shares of restricted stock and shares of underlying stock options expected to be granted to named executive officers of Wellsford and Reis are set forth in the following table:

	Number of Shares of	Number of Shares
	Restricted Stock	Underlying Stock Options
	(A)	(B)

Lloyd Lynford	100,000	—
Jonathan Garfield	46,000	—
Mark P. Cantaluppi	—	75,000
William Sander	—	150,000

(A)	Restricted stock units will vest over a three year period and be issuable at the end of three years if defined levels of increases on Reis EBITDA are achieved.
(B)	Stock options will be granted at an exercise price equal to the closing market price of Wellsford’s common stock on the date the merger is consummated and will vest over a five year period from the date of the merger.

Option Exercises and Stock Vested in 2006

The following table reflects the stock options exercised by Wellsford’s named executive officers during 2006. No restricted stock vested during 2006, all vesting occurred in prior years.

	Option Awards			Stock Awards
	Number of Shares	Value Realized		Number of Shares	Value Realized
	Acquired on Exercise	on Exercise		Acquired on Vesting	on Vesting

Jeffrey H. Lynford	—	$—		—	$—
James J. Burns	88,616	$252,999	(A)	—	$—
David Strong	175,559	$127,832		—	$—
Mark P. Cantaluppi	—	$—		—	$—
William H. Darrow II	—	$—		—	$—

(A)	Mr. Burns elected to receive the above amount in cash under the provisions of the amendments to the Management Incentive Plans approved by the Wellsford board of directors during 2006. Upon the completion of the transaction, Mr. Burns’s options were cancelled.

Compensation of Directors

During 2006, Wellsford paid to each of its non-employee directors (1) an annual fee of $20,000, payable quarterly in cash and (2) a fee of $3,800 payable in cash for each board meeting at which such director was present in person or by teleconference. Also during 2006, members of the Audit Committee received a fee of $1,000 payable in cash for each Audit Committee meeting at which such Audit Committee member was present in person or by teleconference and annual compensation of $10,000, payable quarterly in cash to each Audit Committee member, except for Mr. Germain, who received annual compensation of $15,000 payable quarterly in cash for his role as chairman of the Audit Committee. Jeffrey Lynford, the only director who is a full-time employee of Wellsford, was not paid any directors’ fees during 2006. In addition, Wellsford reimbursed the directors for travel expenses incurred in connection with their activities on behalf of Wellsford.

As a result of Wellsford’s management and directors’ evaluation of business alternatives, effective January 1, 2005, the board eliminated the annual stock payments and grant of options to its directors. Instead of these stock payments, which aggregated $16,000 per annum, and option grants of 2,500 options, the board of directors agreed to pay annual fees of $20,000, payable quarterly in cash to each non-employee director as described above.

Director Compensation for the 2006 Fiscal Year

The following table details all director compensation during 2006 (Jeffrey Lynford did not receive any director compensation during 2006):

Change in Pension
Value and
Non-Qualified
Fees Earned	Non-Equity	Deferred
or Paid	Stock	Option	Incentive Plan	Compensations	All Other
in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
($)	($)	($)	($)	($)	($)	($)

Edward Lowenthal	$58,000	$—	$—	$—	$11,276	(A)	$—	$69,276
Mark S. Germain	$73,200	$—	$—	$—	$—	$—	$73,200
Douglas Crocker II	$72,000	$—	$—	$—	$—	$—	$72,000
Meyer S. Frucher	$72,000	$—	$—	$—	$—	$—	$72,000
Bonnie R. Cohen	$68,200	$—	$—	$—	$—	$54,944	(B)	$123,144

(A)	Mr. Lowenthal was the President of Wellsford until March 31, 2002. He participated in Wellsford’s deferred compensation plan. On January 27, 2006, the subsidiary holding the assets of the deferred compensation plan and the related liability, along with certain real estate, was sold to a company controlled by Mr. Lowenthal and Jeffrey Lynford, among others. This amount represents the deferred compensation account earnings in January 2006. The value of Mr. Lowenthal’s share of the deferred compensation plan approximated $7,687,000 on the date of transfer.

(B)	Represents the net proceeds Ms. Cohen received upon the cashless exercise of options to purchase shares of Wellsford’s common stock, which she had previously received.

Future Compensation Arrangements for Directors

Based upon the recommendation of Cook, the compensation consultant hired by Wellsford in September 2006, Wellsford will modify the schedule of cash payments to non-employee directors as follows:

Type of Cash Compensation	Amount

Annual board member retainer	$20,000
Board meeting participation fee	3,800
Audit Committee member retainer	10,000
Audit Committee chairman retainer	15,000
Nominating/Governance Committee member retainer	2,000
Nominating/Governance Committee chairman retainer	6,000
Compensation Committee member retainer	2,000
Compensation Committee chairman retainer	6,000

Effective after the merger, Wellsford intends to issue annual restricted stock grants having a value of $40,000 to each non-employee director.

Director Equity Awards

It had been Wellsford’s procedure to award annual stock grants and stock option grants to directors as part of the individual director’s annual base compensation at the time of Wellsford’s directors meeting held in the beginning of December. The December meetings ceased after 2001 and such options were then issued at the end of the year. Option prices were set at the market price on the date of grant through 2001 and at the end of the year market price for the year thereafter. As a result of Wellsford management and the board of directors considering business alternatives, Wellsford ceased using equity grants effective January 1, 2005 and substituted an annual $20,000 cash retainer to directors.

Outstanding Equity Awards at Fiscal Year End — Directors

The following table sets forth all outstanding option and stock awards held by Wellsford’s current directors as of December 31, 2006:

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan Awards:	Plan Awards:
								Number of	Market
			Equity				Market	Unearned	or Payout
			Incentive				Value of	Shares,	Value of
	Number of	Number of	Plan Awards:			Number of	Shares or	Units or Other	Unearned
	Securities	Securities	Number			Shares or	Units of	Rights	Shares,
	Underlying	Underlying	of Securities			Units of	Stock	That	Units or Other
	Unexercised	Unexercised	Underlying	Options	Option	Stock That	That	Have	Rights That
	Options	Options	Unexercised	Exercise	Expiration	Have Not	Have Not	Not	Have
	Exercisable	Unexercisable	Unearned Options	Price	Date	Vested	Vested	Vested	Not Vested

Mark S. Germain	68,259	—	—	$5.81	12/31/07	—	$—	—	$—
	75,767	—	—	$5.81	12/31/07	—	$—	—	$—
	8,862	—	—	$8.89	3/15/08	—	$—	—	$—
	8,862	—	—	$5.03	12/9/08	—	$—	—	$—
	8,862	—	—	$4.60	12/9/09	—	$—	—	$—
	8,862	—	—	$4.43	12/7/10	—	$—	—	$—
	8,862	—	—	$5.43	12/6/11	—	$—	—	$—
	8,862	—	—	$4.46	12/30/12	—	$—	—	$—
	8,862	—	—	$5.24	12/30/13	—	$—	—	$—
	8,862	—	—	$4.09	12/30/14	—	$—	—	$—
Douglas Crocker II	37,882	—	—	$5.81	12/31/07	—	$—	—	$—
	8,862	—	—	$8.89	3/15/08	—	$—	—	$—
	8,862	—	—	$5.03	12/9/08	—	$—	—	$—
	8,862	—	—	$4.60	12/9/09	—	$—	—	$—
	8,862	—	—	$4.43	12/7/10	—	$—	—	$—
	8,862	—	—	$5.43	12/6/11	—	$—	—	$—
	8,862	—	—	$4.46	12/30/12	—	$—	—	$—
	8,862	—	—	$5.24	12/30/13	—	$—	—	$—
	8,862	—	—	$4.09	12/30/14	—	$—	—	$—
Meyer S. Frucher	8,862	—	—	$4.43	12/7/10	—	$—	—	$—
	8,862	—	—	$5.43	12/6/11	—	$—	—	$—
	8,862	—	—	$4.46	12/30/12	—	$—	—	$—
	8,862	—	—	$5.24	12/30/13	—	$—	—	$—
	8,862	—	—	$4.09	12/30/14	—	$—	—	$—

(A)	Options expire at adjusted expiration date or five years from resignation as a director of June 9, 2003, which ever is earlier.

Mr. Germain holds 68,259 options which were rolled over from the Residential Property Trust where he was a director and 75,767 options were granted to him at the formation of Wellsford in May 1997. Mr. Crocker holds 37,882 options granted at the formation of Wellsford. Mr. Crocker was EQR’s representative on the board of directors. Wellsford’s predecessor was merged into EQR and EQR obtained approximately 7% of Wellsford’s shares and a 20% interest in Wellsford’s development subsidiary at the time of the formation of Wellsford.

Option Exercises and Stock Vested — Directors

As previously discussed, Wellsford’s stockholders ratified the Plan on November 17, 2005. During the first quarter of 2006, Wellsford’s board of directors approved amendments to all outstanding options to allow an option holder to receive from Wellsford, in cancellation of the holder’s option, a cash payment with respect to each cancelled option equal to the amount of which the fair market value of the share of stock underlying the option on the date of the election to cancel exceeds the exercise price of such option. One director, Ms. Cohen, exercised such right during 2006 and the amount received is included in the “All Other Compensation” column on the director compensation table on page 143.

Director and Officer Indemnification

Bylaws

Wellsford’s bylaws provide that to the maximum extent permitted by the MGCL, Wellsford will indemnify, and will advance or reimburse, for expenses (including attorneys’ fees) related to a determination of liability for any individual (1) who is or was a director or officer of Wellsford and is subject to liability in that capacity or (2) who, while a director of Wellsford, served at Wellsford’s request as a director, officer, trustee, owner, or in a management position for another entity and is subject to liability in that capacity.

Employment Agreements

Mr. Cantaluppi’s employment agreement provides additionally that he will continue to be a named beneficiary under any director and officer insurance policies maintained by Wellsford for the term of his employment as an officer of Wellsford. He will also be a named beneficiary under any similar policies maintained by Wellsford following a change of control to the extent they provide coverage for events prior to the change of control.

Related Party Transactions

Wellsford’s Code of Business Conduct and Ethics For Directors, Senior Financial Officers, other Officers and all other Employees provides for the avoidance of situations that create an actual or potential conflict between a director’s, officer’s or employee’s personal (or business) interests and the interests of Wellsford. The code requires the disclosure of such information to Wellsford’s Chief Financial Officer. In accordance with the policies set forth in the code, the Chief Financial Officer’s practice is to bring all situations involving an actual or potential conflict of interest to the attention of the board of directors, which then reviews the matter. The standard applied by the board of directors seeks to ensure that the terms of any related party transaction are at least arm’s length and otherwise fair and in the best interests of Wellsford.

Wellsford, through the years, has had a number of business dealings with companies or individuals which are considered related parties. Wellsford’s practice has been to disclose all such relationships and the economics of the transactions in the notes to the financial statements and where required in its annual or special proxy statements. In such instances the applicable officer or director has recused himself or herself from the decision and approval process and the disinterested directors formally approved the transaction.

Wellsford has had a financial interest in Reis since 1998 and currently owns an aggregate 23% interest on an as converted common stock basis. Since 2000, Wellsford’s former President and current director Mr. Lowenthal has been Wellsford’s representative on the Reis board. In addition, the Chief Executive Officers of Wellsford and Reis are brothers. As a result of the transaction and depending on the election by the other Reis stockholders, Lloyd Lynford could own up to 11.5% of the outstanding shares of Wellsford after the merger, thereby becoming Wellsford’s largest stockholder, and Mr. Garfield could own up to 7.7%. As disclosed elsewhere in this joint proxy statement/prospectus, they both will receive substantial cash payments as a result of the merger as well as future compensation. Each of Lloyd Lynford and Mr. Garfield will become a director of Wellsford, Lloyd Lynford will become President and Chief Executive Officer of Wellsford and Mr. Garfield will become Executive Vice President of Wellsford. Jeffrey Lynford and Mr. Lowenthal have and will continue to recuse themselves from any investment decisions made by Wellsford pertaining to Reis, including the vote of Wellsford’s board of directors to approve the merger and the merger agreement.

As a result of the existing relationships, a committee of the independent directors, chaired by Mr. Crocker, was formed to evaluate and determine the advisability of entering into the merger agreement and approving the merger agreement and all other relevant matters. Jeffrey Lynford and Mr. Lowenthal recused themselves from all approval decisions. Messrs. Burns and Cantaluppi represented Wellsford in the process. As a result of prior experience with Lazard, the independent committee engaged that firm to perform due diligence and issue a fairness opinion to the Wellsford board of directors with respect to the consideration being given to the Reis stockholders. Ernst & Young LLP was engaged by Wellsford to provide due diligence reviewing Reis’s prior financial statements and for the 2005, 2004 and 2003 tax returns. Anchin, Bloch & Anchin LLP was engaged to provide due diligence with respect to Reis’s computer information systems and database.

Wellsford currently has direct equity investments in Reis. At September 30, 2006 and December 31, 2005, the carrying amount of Wellsford’s aggregate investment in Reis was approximately $20,000,000 (liquidation basis). This investment represents approximately 23% of Reis’s equity on an as converted to common stock basis at December 31, 2006. Such investment has a cost basis of $6,790,000.

A portion of the Wellsford investment in Reis is held directly by Wellsford and the remainder was held by Reis Capital. Wellsford owned an approximate 51.09% non-controlling interest in Reis Capital. An affiliate of a significant stockholder of Wellsford, the Caroline Hunt Trust Estate (which owns 405,500 shares of common stock of Wellsford at September 30, 2006 and at December 31, 2005 and 2004, and which we refer to as the Hunt Trust), who, together with other Hunt Trust related entities, owned an approximate 39% interest in Reis Capital. In September 2006, the members of Reis Capital approved the dissolution of Reis Capital and in October 2006 they distributed the shares of Reis preferred stock that Reis Capital held to its members, including Wellsford Capital.

Investments by Wellsford’s officers and directors at December 31, 2006, together with shares of common stock held by Jeffrey Lynford represent approximately 3% of Reis’s equity, on an as converted to common stock basis. Additionally, a company controlled by the Chairman of EQR owns Series C and Series D preferred stock which aggregate to an approximate 5% interest in Reis on an as converted to common stock basis.

Certain Relationships and Other Related Transactions

The following table details revenues and expenses for transactions with affiliates:

	For the Year	For the Period	For the Period
	Ended	November 18 to	January 1 to
	December 31,	December 31,	November 17,
	2006	2005	2005
			(Going Concern
	(Liquidation Basis)		Basis)

Revenues:
WP Commercial fees(A):
Asset disposition fee revenue	$—	$—	$518,000

	$—	$—	$518,000

Costs and expenses:
EQR credit enhancement	$—	$—	$9,000
Fees to our partners, or their affiliates, on residential development projects	600,000	83,000	595,000

	$600,000	$83,000	$604,000

(A)	Wellsford/Whitehall was a joint venture by and among Wellsford, various entities affiliated with the Whitehall Funds, which we refer to as Whitehall, private real estate funds sponsored by The Goldman Sachs Group, Inc. The managing member, which we refer to as WP Commercial, is a Goldman Sachs and Whitehall affiliate. Wellsford’s investment in Wellsford/Whitehall was redeemed in September 2005.

Jeffrey Lynford and Edward Lowenthal were members of the EQR board of directors from the date of the merger with EQR in May 1997 through their retirements from the EQR board in May 2003. In addition, the former President and vice chairman of EQR, Mr. Crocker, is a member of Wellsford’s board of directors. David J. Neithercut, the current President and Chief Executive Officer of EQR, was elected to Wellsford’s board on January 1, 2004 to represent EQR’s interests in Wellsford. Mr. Neithercut resigned as a director in

April 2005. EQR had a 7.075% and a 14.15% interest in Wellsford’s residential project in Denver, Colorado at December 31, 2005 and 2004, respectively, and provided credit enhancement through May 2005. A subsidiary of EQR was the holder of $25,000,000 of Convertible Trust Preferred Securities and the 169,903 shares of class A-1 common stock of Wellsford. On January 25, 2006, EQR, the sole holder of the outstanding class A-1 common shares, converted its 169,903 class A-1 shares to shares of Wellsford common stock. The Convertible Trust Preferred Securities, which were issued in 2000 under the terms of the EQR merger, had an interest rate of 8.25% and were redeemed in April 2005.

With respect to EQR’s 14.15% interest at December 31, 2004 in the corporation that owns Palomino Park, there existed a put/call option between Wellsford and EQR related to one-half of such interest (7.075%). In February 2005, Wellsford informed EQR of its intent to exercise this option at a purchase price of $2,087,000. This transaction was completed in October 2005. Aggregate distributions from the subsidiary corporation’s available cash and sales proceeds of approximately $4,080,000 were made to EQR during the fourth quarter of 2005.

In January 2006, a company which is owned by Jeffrey Lynford, Mr. Lowenthal, the principal of Wellsford’s joint venture partner in Wellsford’s East Lyme, Connecticut project and others acquired from Wellsford a 10 acre parcel and a contract to acquire a contiguous 14 acre parcel in Beekman, New York, which we refer to as Beekman, at Wellsford’s aggregate cost of approximately $1,297,000. This was accomplished through a sale of the entities that owned the Beekman project. As part of this transaction, the balance of the deferred compensation assets aggregating approximately $14,721,000 held for the benefit of Jeffrey Lynford and Mr. Lowenthal, including an aggregate of 256,487 shares of common stock held in such accounts, were also acquired. Wellsford was relieved of the remaining deferred compensation liability which amounted to approximately $14,721,000 at December 31, 2005.

Principal Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2006 and 2005, Ernst & Young LLP provided various audit and non-audit services to Wellsford. Set forth below are the aggregate fees billed for these services:

Audit Fees:  Aggregate fees billed for professional services rendered for (1) the audit of Wellsford’s annual financial statements for the years ended December 31, 2006 and 2005, (2) the reviews of the financial statements included in Wellsford’s quarterly reports on Form 10-Q during 2006 and 2005, (3) the internal control audit associated with the Sarbanes-Oxley Act Section 404 requirements in 2005 and (4) services associated with Wellsford’s registration statements filed with the SEC, including fees associated with the merger-related filings, were $574,729 and $877,355 for 2006 and 2005, respectively.

Audit-Related Fees:  Aggregate fees and expenses billed for audit-related services, including due diligence services, were $79,907 for the year ended December 31, 2006. No fees were billed for other audit-related services to Wellsford for the year ended December 31, 2005.

Tax Fees:  Aggregate fees billed for tax services, including tax return preparation, other tax compliance and tax consulting services were $115,000 and $54,581 for the years ended December 31, 2006 and 2005, respectively.

All Other Fees:  No other fees were billed by Ernst & Young LLP for the years ended December 31, 2006 and 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Wellsford’s officers and directors, and persons who beneficially own more than ten percent of a registered class of Wellsford’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-ten-percent beneficial owners are required by regulation of the SEC to furnish Wellsford with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Wellsford believes that, during the fiscal year ended December 31, 2006, its officers, directors and greater-than-ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them with respect to their transactions during 2006.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table details information for each of Wellsford’s compensation plans at December 31, 2006:

			Number of Securities
			Remaining Available
			for Future Issuance
			Under Equity
	Number of Securities	Weighted Average	Compensation Plans
	to be Issued upon	Exercise Price of	(Excluding Securities
	Exercise of Options	Outstanding Options	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by stockholders:
Rollover Stock Option Plan	825,987	$5.81	170,845
1997 Management Incentive Plan	348,731	$6.04	258,187
1998 Management Incentive Plan	240,158	$4.73	353,574

	1,414,876		782,606
Equity compensation plans not approved by stockholders	—		—

Total	1,414,876	$5.68	782,606

For additional information regarding Wellsford’s stock option plans, including an increase in the number of options and a decline in their exercise prices as a result of the initial liquidating distribution, and other adjustments, see Footnote 9 to Wellsford’s consolidated financial statements. The 1997 Plan and the Rollover Stock Option Plan expire on April 17, 2007. Any unissued options under either of these plans will no longer be available for issuance after that date.

REIS SPECIAL MEETING

Date, Time and Place

Reis is furnishing this joint proxy statement/prospectus to holders of Reis common stock and Reis preferred stock in connection with the solicitation of proxies by the Reis board of directors for use at the Reis special meeting of stockholders to be held on            and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to stockholders of Reis on or about           . The special meeting of Reis stockholders will be held on the above date at 10:00 a.m., Eastern Daylight Time, at the offices of Reis, Inc., 530 Fifth Avenue, New York, New York 10036.

Purpose of the Reis Special Meeting

At the Reis special meeting, Reis stockholders will be asked:

•	to adopt the merger agreement providing for the merger of Reis with and into Merger Sub; approval of this proposal will also constitute approval of the transactions contemplated by the merger agreement, including, without limitation, the appointment of stockholder representatives and certain indemnification obligations relating to them;

•	to approve the certificate of amendment to Reis’s amended and restated certificate of incorporation to eliminate the requirement to mail to the holders of Reis preferred stock a written notice of the merger at least 45 days prior to its consummation and to clarify the consideration that the holders of Reis preferred stock will be entitled to receive in connection with the merger;

•	to approve any motion to adjourn the Reis special meeting, if necessary, to permit, among other things, further solicitation of proxies to establish a quorum or further solicitation of proxies to obtain additional votes in favor of the foregoing proposals; and

•	to conduct any other business that properly comes before the Reis special meeting, including any adjournment or postponement of the Reis special meeting.

Reis Special Meeting Record Date; Stock Entitled to Vote

The close of business on           , 2007, which we refer to as the Reis special meeting record date, has been fixed as the record date for the determination of the holders of Reis common stock and Reis preferred stock entitled to notice of, and to attend and vote at, the Reis special meeting or at any adjournment or postponement thereof.

As of December 22, 2006, Reis had 4,860,705 shares of common stock outstanding, 49,180 shares of Series A preferred stock outstanding, which shares are convertible into 2,791,166 shares of common stock, 14,754 shares of Series B preferred stock outstanding, which shares are convertible into 491,804 shares of common stock, 106,431 shares of Series C preferred stock outstanding, which shares are convertible into 2,682,245 shares of common stock, and 6,666 shares of Series D preferred stock outstanding, which shares are convertible into 207,019 shares of common stock. Each share of Reis common stock entitles its holder to one vote at the Reis special meeting on all matters properly presented at the Reis special meeting. Each share of preferred stock has the number of votes at the Reis special meeting on all matters properly presented at the Reis special meeting equal to the number of shares of common stock into which such preferred stock is convertible.

Quorum

In order to carry on the business of the meeting, Reis must have a quorum. The presence, in person or by proxy, at the Reis special meeting of the holders of a majority in voting power of the shares of Reis common stock and Reis preferred stock, treated on an as converted to common stock basis for this purpose, issued and outstanding and entitled to vote at the Reis special meeting is necessary to constitute a quorum at the Reis special meeting. If a quorum is not present at the Reis special meeting, Reis expects that the meeting will be adjourned to solicit additional proxies.

Votes Required

Required Vote to Adopt the Merger Agreement (Proposal No. 1 on the Proxy Card)

The affirmative vote of holders of a majority in voting power of the issued and outstanding shares of (1) Reis common stock and Reis preferred stock, on an as converted to common stock basis and voting together as a single class, (2) Reis Series C preferred stock, on an as converted to common stock basis and voting as a separate class, and (3) Reis Series D preferred stock, on an as converted to common stock basis and voting as a separate class, is required for adoption of the merger agreement.

Required Vote to Approve Amendment to Amended and Restated Certificate of Incorporation (Proposal No. 2 on the Proxy Card)

The affirmative vote of holders of a majority in voting power of the issued and outstanding shares of (1) Reis common stock and Reis preferred stock, on an as converted to common stock basis and voting together as a single class, (2) Reis Series A preferred stock, Reis Series B preferred stock, Reis Series C preferred stock and Reis Series D preferred stock, on an as converted to common stock basis and voting together as a single class, and (3) Reis Series A preferred stock, Reis Series B preferred stock, Reis Series C preferred stock, and Reis Series D preferred stock, each on an as converted to common stock basis and with each series voting as a separate class, is required for approval of the amendment to Reis’s amended and restated certificate of incorporation.

Required Vote to Approve an Adjournment of the Reis Special Meeting (Proposal No. 3 on the Proxy Card)

Approval of a proposal to adjourn the Reis special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement and approval of the amendment to the amended and restated certificate of incorporation requires the affirmative vote of the holders of a majority in voting power of Reis capital stock having voting power present in person or by proxy at the Reis special meeting with the shares of Reis preferred stock voting on an as converted to common stock basis.

Treatment of Abstentions

Abstentions count as being present for the purpose of establishing a quorum and will have the same effect as votes against the adoption of the merger agreement, the approval of amendment to the amended and restated certificate of incorporation and the adjournment of the Reis special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement and the approval of the amendment to the amended and restated certificate of incorporation.

Voting by Reis Officers and Directors

Lloyd Lynford is the beneficial owner of (1) 2,464,399, or approximately 50.7%, of the 4,860,705 outstanding shares of common stock, and (2) 33, or approximately 0.5%, of the 6,666 outstanding shares of Reis Series D preferred stock of Reis. Jonathan Garfield is the beneficial owner of (1) 1,639,047, or approximately 33.7%, of the 4,860,705 outstanding shares of Reis common stock, and (2) 83, or approximately 1.2%, of the 6,666 outstanding shares of Reis Series D preferred stock. Each of Lloyd Lynford and Mr. Garfield has entered into a voting agreement with Wellsford pursuant to which, among other things, he has agreed, subject to the terms and conditions therein, to vote or deliver written consents with respect to all shares of Reis capital stock owned by him in favor of the adoption of the merger agreement and approval of the transactions contemplated thereby and in favor of approving the amendment to the Reis’s amended and restated certificate of incorporation. Lloyd Lynford and Mr. Garfield will also vote with respect to all shares of Reis capital stock owned by him in favor of adjourning the Reis special meeting to another time or place, if necessary, for the purpose of, among other things, permitting further solicitation of proxies by Reis in favor of each of the proposals or establishing a quorum. To Reis’s knowledge, the other directors and executive officers of Reis intend to vote their shares of Reis capital stock in favor of all three proposals.

For a complete description of the voting agreement and voting by Reis officers and directors, see “The Merger Agreement — Other Agreements — Voting Agreement” beginning on page 108 and “The Merger — Interests of Wellsford and Reis Directors and Executive Officers in the Merger — Interests of Reis Directors and Executive Officers in the Merger” beginning on page 74.

Wellsford indirectly owns, through Wellsford Capital, (1) 25,127 of the 49,180 outstanding shares of Reis Series A preferred stock, (2) 7,538 of the 14,754 outstanding shares of Reis Series B preferred stock, (3) 32,345 of the 106,431 outstanding shares of Reis Series C preferred stock, and (4) 2,098 of the 6,666 outstanding shares of Reis Series D preferred stock, and has indicated that it will vote its shares in favor of the adoption of the merger agreement and in favor of approving the amendment to Reis’s amended and restated certificate of incorporation. Wellsford has also indicated that it will vote with respect to all shares of Reis capital stock owned by it in favor of adjourning the Reis special meeting, if necessary, to permit, among other things, further solicitation of proxies to establish a quorum or further solicitation of proxies to obtain additional votes in favor of the proposals.

If you do not submit a proxy card or vote at the Reis special meeting, your shares of Reis stock will not be counted as present for the purpose of determining a quorum and will have the same effect as votes against the adoption of the merger agreement and the approval of the amendment to the amended and restated certificate of incorporation, but will not be counted for any purpose in determining whether to adjourn the Reis special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement and the approval of the amendment to the amended and restated certificate of incorporation.

Voting of Proxies

Reis requests that its stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Reis. All properly executed proxies that Reis receives prior to the vote at the Reis special meeting, and that are not properly revoked, will be voted in accordance with the instructions indicated on the proxies or, if no instruction is indicated, to adopt the merger agreement and to approve the amendment to the amended and restated certificate of incorporation and to adjourn the Reis special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement and the approval of the amendment to the amended and restated certificate of incorporation. Reis’s board of directors does not currently intend to bring any other business before the Reis special meeting and, to the knowledge of Reis’s board of directors, no other matters are to be brought before the special meeting. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any additional matter.

Revocability of Proxies and Changes to a Reis Stockholder’s Vote

Reis stockholders have the power to revoke their proxy or change their vote at any time before the shares represented by their proxy are voted at the Reis special meeting. A Reis stockholder may revoke its proxy or change its vote in one of three ways:

(1)	it can send a signed notice of revocation to the corporate secretary of Reis to revoke its proxy;

(2)	it can send a completed proxy card bearing a later date than its original proxy to Reis indicating the change in its vote; or

(3)	it can attend the Reis special meeting and vote in person, which will automatically cancel any proxy previously given, or it may revoke its proxy in person, but attendance alone will not revoke any proxy that it has previously given.

If a Reis stockholder chooses either of the first two methods, it must take the described action no later than the beginning of the Reis special meeting. Once voting on a particular matter is completed at the Reis special meeting, a Reis stockholder will not be able to revoke its proxy or change its vote as to that matter.

Solicitation of Proxies

Proxies are being solicited by and on behalf of the Reis’s board of directors. Reis will bear the cost of soliciting the proxies, including the cost of printing and mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of Reis may solicit proxies from stockholders by telephone, facsimile, personal interview or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with the solicitation.

Proposal No. 1

The adoption of the merger agreement providing for the merger of Reis with and into Merger Sub, with Merger Sub continuing as the surviving entity, is required prior to consummation of the merger. Approval of this proposal will also constitute approval of all other transactions contemplated under the merger agreement including, without limitation, the specific approval of each of the following:

•	the appointment by each Reis stockholder of Lloyd Lynford and Jonathan Garfield as stockholder representatives to act on behalf of the stockholders with respect to all matters requiring any action or decision by the stockholders in connection with the merger and the merger agreement after the consummation of the merger, and to take all actions and make all decisions necessary or desirable arising out of the merger agreement and the escrow agreement, including the defense or settlement of certain claims against Reis for breach of representations and warranties made by it under the merger agreement and the agreement by each Reis stockholder to be bound by the provisions of the merger agreement with respect to the stockholder representatives; and

•	the agreement by Reis stockholders to indemnify each of the stockholder representatives against any and all claims liabilities, obligations, costs, expenses, deficiencies, and damages incurred, sustained, suffered, paid or payable by the stockholder representatives in connection with acting as a stockholder representative and any action or inaction taken by him under the merger agreement and escrow agreement, and the agreement to the deposit in escrow of the initial amount of $250,000 in cash and 30,637 shares of Wellsford common stock to secure the indemnification obligations, including the execution of a related escrow agreement.

Adoption of the merger agreement requires the consent of the holders of a majority in voting power of the issued and outstanding shares of (1) Reis common stock and Reis preferred stock, on an as converted to common stock basis and voting together as a single class, (2) Reis Series C preferred stock, on an as converted to common stock basis and voting as a separate class, and (3) Reis Series D preferred stock, on an as converted to common stock basis and voting as a separate class.

The Reis board of directors recommends a vote FOR Proposal No. 1.

Proposal No. 2

The approval of the amendment to Reis’s amended and restated certificate of incorporation is a condition to consummation of the merger. Upon approval of this proposal, Reis’s amended and restated certificate of incorporation will be amended such that (1) holders of Reis preferred stock will waive the requirement that they be given not less than 45 days notice prior to the consummation of the merger, and (2) holders of each series of Reis preferred stock will be entitled to receive in connection with the merger, the consideration that these holders would receive if their shares of preferred stock had been converted into shares of common stock at the applicable conversion price for the applicable series of preferred stock immediately prior to the effective time of the merger (which the Reis board of directors has determined would be greater than the consideration these holders would receive if calculated based on the share liquidation value of the applicable series of preferred stock), subject to all adjustments, and escrow, indemnification and other obligations applicable thereto under the merger agreement. Accordingly, holders of Reis preferred stock will not have priority over holders of Reis common stock in connection with the payment of the merger consideration.

The amended and restated certificate of incorporation of Reis provides that in connection with the merger each share of Reis preferred stock is entitled to receive the greater of (1) the liquidation amount of that share and all accrued or declared but unpaid dividends on that share, referred to here as the liquidation calculation, and (2) the amount that share would be entitled to receive if it had been converted into Reis common stock at the conversion price applicable to it, referred to here as the conversion calculation. Based on the foregoing, the Reis board of directors has calculated the amount of merger consideration to be received by holders of Reis preferred stock under each of the liquidation calculations, as set forth below, and the conversion calculation ($8.16 per share of Reis common stock), and has determined that the amount receivable by holders of Reis preferred stock under the liquidation calculation is less than they would receive under the conversion calculation. Accordingly, the merger consideration payable to holders of Reis preferred stock, as set forth above, is based on the conversion calculation.

Under the liquidation calculation holders of shares of Reis Series D preferred stock would have been entitled to receive (1) an amount equal to the $200 liquidation amount for each share of Reis Series D preferred stock, or an aggregate of $1,333,200, and (2) all accrued or declared but unpaid dividends on each share, which equals $38.03 per share, or an aggregate of $253,491, assuming the merger is consummated on April 1, 2007. Holders of Reis Series A preferred stock, Series B preferred stock and Series C preferred stock would have been entitled to receive (1) an amount equal to the $100 liquidation amount for each such share of preferred stock, or an aggregate of $17,036,700, and (2) all accrued or declared but unpaid dividends on each share, which equals $56.02 per share for each of Reis Series A preferred stock, Series B preferred stock and Series C preferred stock, or an aggregate of $9,544,286, assuming the merger is consummated on April 1, 2007. Under the terms of the merger agreement and subject to the terms and limitations of the election rights (including that each Reis stockholder (other than Lloyd Lynford and Mr. Garfield) receive at least 50% of its merger consideration in shares of Wellsford common stock) and escrow, indemnification and other obligations applicable under the merger agreement, all of which are more fully described elsewhere in this joint proxy statement/prospectus, at the effective time of the merger:

•	each outstanding share of Reis Series A preferred stock will be converted into the right to receive either 56.75 shares of Wellsford common stock or $463.11 in cash;

•	each outstanding share of Reis Series B preferred stock will be converted into the right to receive either 33.33 shares of Wellsford common stock or $272.00 in cash;

•	each outstanding share of Reis Series C preferred stock will be converted into the right to receive either 25.20 shares of Wellsford common stock or $205.65 in cash; and

•	each outstanding share of Reis Series D preferred stock will be converted into the right to receive 31.06 shares of Wellsford common stock or $253.42 in cash.

To approve the amendment to Reis’s amended and restated certificate of incorporation, the affirmative vote of holders of a majority in voting power of the outstanding shares of (1) Reis common stock and Reis preferred stock, on an as converted to common stock basis and voting together as a single class, (2) Reis Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, on an as converted to common stock basis and voting together as a single class, and (3) Reis Series A preferred stock, Series B preferred stock, Series C preferred stock, and Series D preferred stock, each on an as converted to common stock basis and with each series voting as a separate class, is required.

For a complete description of the amendment to Reis’s amended and restated certificate of incorporation, see “The Merger — Amendment of Reis’s Amended and Restated Certificate of Incorporation” beginning on page 72.

The Reis board of directors recommends a vote FOR Proposal No. 2.

Proposal No. 3

If there are insufficient votes at the time of the Reis special meeting to adopt the merger agreement or to approve the amendment to Reis’s amended and restated certificate of incorporation, Reis may propose to adjourn the Reis special meeting for the purpose of permitting further solicitation of proxies by Reis in favor of each of the proposals or establishing a quorum.

If the proposal to adjourn the Reis special meeting for the purpose of soliciting additional proxies is submitted to the Reis stockholders, the affirmative vote of holders of a majority in voting power of the Reis common stock and Reis preferred stock having voting power present in person or by proxy at the Reis special meeting is necessary to adjourn the Reis special meeting.

The Reis board of directors recommends a vote FOR Proposal No. 3.

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the meeting by Reis, and Reis does not know of any matters intended to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any additional matter.

Directors

The current directors of Reis who will be directors of Wellsford and who will continue to be directors of Reis after the merger are as set forth below:

Lloyd Lynford, age 51, a founder of Reis, has been the President, Chief Executive Officer and Treasurer of Reis and a member of the Reis board of directors since 1981 and is primarily responsible for the firm’s strategic direction. Biographical information regarding Lloyd Lynford is set forth above under “Wellsford Annual Meeting — Other Directors.”

Jonathan Garfield, age 50, a founder of Reis, has been the Executive Vice President and Secretary of Reis and a member of the Reis board of directors since 1981 and maintains Reis’s applications and database and oversees Reis’s corporate reporting. Biographical information regarding Mr. Garfield is set forth above under “Wellsford Annual Meeting — Other Directors.”

Executive Officers

Each executive officer of Reis holds office at the pleasure of its board of directors. The following executive officers of Reis, in addition to Lloyd Lynford and Mr. Garfield, will continue to serve as executive officers of Reis after the merger:

William Sander, age 39, has been the Chief Operating Officer of Reis since 2001. Mr. Sander has overall responsibility for the day to day operations of Reis and supervision of all divisions of Reis. Prior to joining Reis, Mr. Sander was a Senior Vice President of Product Management for Primark Corporation, a company that provides content and software to the financial services industry. Mr. Sander is a graduate of Marietta College.

Michael Richardson, age 43, has been the Senior Vice President of Sales for Reis since 2002. Mr. Richardson has overall responsibility for sales and marketing. From 2001 to 2002, Mr. Richardson was Director of Sales at Openpages, Inc., a content management software company. Prior to joining Openpages, Mr. Richardson held various senior sales management positions, including Managing Director, Nexis National Accounts at LexisNexis, a publisher of business and legal information, and Director of Sales at Bolt, Beranek and Newman, a technology company providing research and development services. Mr. Richardson graduated with honors from Wittenberg University.

Paul Grier, age 38, has been the Senior Vice President of Technology since 2001. Prior to joining Reis, Mr. Grier served as Chief Technology Officer at Next Jump, Inc. and Vice President of Human Resources Information Systems at Deutsche Bank. Mr. Grier is a graduate of Adelphi University.

Dr. Sameer Chandan, age 33, has been the Chief Economist and Senior Vice President of Economic Research since 2004. He has overall responsibility for the firm’s applied econometric models. Dr. Chandan joined Reis as a senior economist in 2003. Prior to joining Reis, Dr. Chandan worked at JPMorgan Chase from 2002 to 2003 as an analyst in its Municipal Bond Finance group. He taught microeconomic theory at the Wharton School from 2000 to 2004. He holds a PhD in Applied Economics from the Wharton School of the University of Pennsylvania. An alumnus of the University of Pennsylvania and Princeton University, he also holds a MA in Economics, a MSc in Engineering, and a BSc in Economics and Finance.

See “The Merger — Interests of Wellsford and Reis Directors and Executive Officers in the Merger” on page 73.

WELLSFORD’S BUSINESS

Business and Plan of Liquidation

Organization

Wellsford was formed as a Maryland corporation on January 8, 1997, as a corporate subsidiary of the Residential Property Trust. On May 30, 1997, the Residential Property Trust merged with EQR. Immediately prior to the EQR Merger, the Residential Property Trust contributed certain of its assets to Wellsford and Wellsford assumed certain liabilities of the Residential Property Trust. Immediately after the contribution of assets to Wellsford and immediately prior to the EQR Merger, the Residential Property Trust distributed to its common stockholders all of the outstanding shares of Wellsford owned by the Residential Property Trust.

Business

Wellsford was originally formed to operate as a real estate merchant banking firm to acquire, develop, finance and operate real properties and invest in private and public real estate companies. Wellsford’s remaining primary operating activities are the development, construction and sale of three residential projects and its approximate 23% ownership interest in Reis. Previously, Wellsford’s activities had been categorized into three strategic business units, or SBUs, within which it executed its business plans: (1) Commercial Property Activities; (2) Debt and Equity Activities; and (3) Residential Activities.

Merger with Reis

On October 11, 2006, Wellsford announced that it had entered into a definitive merger agreement with Reis and Merger Sub and the merger had been approved by the independent members of Wellsford’s board of directors. At the effective time of the merger, Reis stockholders will be entitled to receive, in the aggregate, approximately $34,579,414 in cash and 4,237,673 shares of newly issued Wellsford common stock, not including shares to be issued to Wellsford Capital. The per share value of Wellsford common stock, for purposes of the merger, has been established at $8.16 per share, resulting in an implied equity value for Reis of approximately $90,000,000, including Wellsford’s 23% ownership interest in Reis.

Under the rules of the AMEX, a company listed on the AMEX is required to obtain stockholder approval before the issuance of common stock if the common stock issued in the merger exceeds 20% of the shares of common stock of the company outstanding immediately before the effectiveness of the merger. The merger is expected to be consummated in the second quarter of 2007, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions.

If the merger is consummated, Wellsford will terminate the Plan, but will continue with its residential development and sales activities related to its real estate assets over a period of years.

The cash portion of the merger consideration is to be funded in part by the Bank Loan, which consists of $27,000,000 (of which $25,000,000 may be used to pay the cash portion of the merger consideration and the payment of related merger costs the remaining $2,000,000 may be utilized for Reis’s working capital needs). The remainder of the merger consideration and transaction costs will be funded with cash from Reis and Wellsford. On the consummation of the merger, Wellsford will have approximately 10,700,000 shares of common stock outstanding (excluding the shares held by Wellsford Capital, which will not be considered outstanding) and will change its corporate name to Reis, Inc. Following the consummation of the merger, current Reis stockholders will own approximately 38% of Wellsford.

Plan of Liquidation

On May 19, 2005, the Wellsford board of directors approved the Plan and on November 17, 2005, Wellsford’s stockholders ratified the Plan. The Plan contemplates the orderly sale of each of Wellsford’s remaining assets, which are either owned directly or through Wellsford’s joint ventures, the collection of all outstanding loans from third parties, the orderly disposition or completion of construction of development properties, the discharge of all outstanding liabilities to third parties and, after the establishment of appropriate reserves, the distribution of all remaining cash to stockholders. The Plan also permitted Wellsford’s board of directors to acquire more Reis shares and/or discontinue the Plan without further stockholder approval. The initial liquidating distribution of $14.00 per share was made on December 14, 2005, to stockholders of record on December 2, 2005. If the merger is consummated and the Plan is terminated, it will be necessary to recharacterize a portion of the December 14, 2005, cash distribution of $14.00 per share from what may have been characterized as a return of capital for Wellsford stockholders at that time to taxable dividend income. Wellsford estimates that $1.15 of the $14.00 per share cash distribution will be recharacterized as taxable dividend income.

Wellsford contemplated that approximately 36 months after the approval of the Plan, any remaining assets and liabilities would be transferred into a liquidating trust. The liquidating trust would continue in existence until all liabilities have been settled, all remaining assets have been sold and proceeds distributed and the appropriate statutory periods have lapsed. The creation and operation of a liquidating trust will only occur if the merger does not close and the Plan is not terminated.

For all periods preceding stockholder approval of the Plan on November 17, 2005, Wellsford’s financial statements are presented on the going concern basis of accounting. As required by GAAP, Wellsford adopted the liquidation basis of accounting as of the close of business on November 17, 2005. Under the liquidation basis of accounting, assets are stated at their estimated net realizable value and liabilities are stated at their estimated settlement amounts, which estimates will be periodically reviewed and adjusted as appropriate.

Wellsford’s net assets in liquidation at December 31, 2006 and 2005 were:

	December 31,
	2006	2005

Net assets in liquidation	$57,596,000	$56,569,000
Per share	$8.67	$8.74
Common stock outstanding at each respective date	6,646,738	6,471,179

The reported amounts for net assets in liquidation present development projects at estimated net realizable values at each respective date after giving effect to the present value discounting of estimated net proceeds therefrom. All other assets are presented at estimated net realizable value on an undiscounted basis. The amount also includes reserves for future estimated general and administrative expenses and other costs and for cash payments on outstanding stock options during the liquidation. There can be no assurance that these estimated values will be realized or that future expenses and other costs will not be greater than recorded estimated amounts. Such amounts should not be taken as an indication of the timing or amount of future distributions to be made by Wellsford if the merger is not consummated and if the Plan were to continue.

If the Plan is not terminated, the timing and amount of interim liquidating distributions (if any) and the final liquidating distribution will depend on the timing and amount of proceeds Wellsford will receive on the sale of the remaining assets and the extent to which reserves for current or future liabilities are required. Accordingly, there can be no assurance that there will be any interim liquidating distributions before a final liquidating distribution if the Plan were not terminated.

The termination of the Plan would result in the retention by the combined company of Wellsford’s cash balances and subsequent cash flow from the sales of residential development assets for working capital and re-investment purposes after consummation of the merger. Such cash would not be distributed to Wellsford’s stockholders in the form of a liquidating distribution as had been contemplated under the Plan.

The following paragraphs summarize certain of the material actions and events which have occurred regarding the Plan and certain decisions of Wellsford’s board of directors.

In March 2004, Wellsford reported that its board of directors authorized and retained Lazard to advise Wellsford on various strategic financial and business alternatives available to it to maximize stockholder value. The alternatives included a recapitalization, acquisitions, disposition of assets, liquidation, the sale or merger of Wellsford and other alternatives that would keep Wellsford independent.

In March 2005, the Wellsford board of directors authorized the marketing of the three residential rental phases of Palomino Park. In the second quarter of 2005, Wellsford engaged a broker to market these phases. In August 2005, Wellsford entered into an agreement to sell these phases for $176,000,000, subject to, among other things, stockholder approval of the Plan. The sale closed on November 22, 2005.

The following transactions, which are consistent with the intent of the Plan, occurred prior to the November 17, 2005 approval of the Plan by Wellsford stockholders:

•	in September 2005, Wellsford’s interest in its Wellsford/Whitehall joint venture was redeemed for approximately $8,300,000;

•	by May 2005, Wellsford retired $12,680,000 of tax exempt bond financing;

•	in April 2005, Wellsford redeemed its outstanding $25,775,000 of debentures; and

•	in November 2004, Wellsford received $15,000,000 for its interest in a joint venture which purchased debt instruments, which venture we refer to as the Second Holding.

Wellsford’s executive offices are located at 535 Madison Avenue, New York, New York, 10022; telephone, (212) 838-3400; web address, www.wellsford.com; e-mail, wrpny@wellsford.com. To access Wellsford’s other documents filed with the SEC, visit www.wellsford.com. Please note that information on Wellsford’s website is not part of this joint proxy statement/prospectus. Wellsford had 12 employees as of December 31, 2006.

Commercial Property Activities

Wellsford’s primary commercial property activities and its sole activity in this SBU consisted of its interest in Wellsford/Whitehall, a joint venture by and among Wellsford, various entities affiliated with Whitehall and private real estate funds sponsored by The Goldman Sachs Group, Inc., which we refer to as Goldman Sachs. Wellsford’s interest in Wellsford/Whitehall was 35.21% at December 31, 2004. The managing member was an affiliate of Goldman Sachs and Whitehall.

Wellsford/Whitehall was originally organized as a private real estate operating company which leased and re-leased space, performed construction for tenant improvements, expanded buildings, re-developed properties and based on general and local economic conditions and specific conditions in the real estate industry, sold properties for an appropriate price.

In September 2005, Wellsford ceased its Commercial Property Activities when its 35.21% equity interest in Wellsford/Whitehall was redeemed for approximately $8,300,000 plus certain modest contingent payments to be received in the future. Approximately $141,000 was received in December 2005 related to the contingent payments. Wellsford realized an aggregate gain on the redemption of its interests of $5,986,000 during the year ended December 31, 2005. Wellsford will not receive any additional payments from its investment in Wellsford/Whitehall. At the time of the redemption of Wellsford’s interest in September 2005, Wellsford/Whitehall owned one office building and a parcel of land, both located in New Jersey.

Wellsford’s investment in Wellsford/Whitehall was accounted for on the equity method.

Since the beginning of 2001, Wellsford/Whitehall completed 46 property sales or transfers, including 15 in 2005 and eight in 2004.

In May 2005, Wellsford/Whitehall completed the sale of a building in Ridgefield Park, New Jersey, for $31,400,000. Approximately $10,500,000 of the net proceeds and $8,000,000 of restricted cash were used to retire all outstanding mortgage indebtedness, leaving Wellsford/Whitehall without any mortgage debt. Wellsford/Whitehall reported a gain of approximately $10,100,000 on this transaction, of which Wellsford’s share was approximately $3,500,000.

In April 2005, Wellsford/Whitehall completed the sale of a building in Needham, Massachusetts, for $37,500,000. Approximately $18,400,000 of the net proceeds were used to pay existing debt. Wellsford/

Whitehall reported a gain of approximately $7,000,000 on this transaction, of which Wellsford’s share was approximately $2,500,000.

In January 2005, Wellsford/Whitehall completed the sale of a portfolio of seven office properties and a land parcel for approximately $72,000,000, after selling and other costs. The properties are all located in New Jersey. Substantially all of the net proceeds from the sale and unrestricted cash and certain related reserve funds aggregating approximately $5,000,000 were used to retire existing debt. Additionally, in January 2005, Wellsford/Whitehall completed the sale of five retail stores for an aggregate sales price of $17,100,000, after selling costs. The net proceeds from the sale of the retail stores of approximately $1,300,000, after payment of related debt, were available to be used by Wellsford/Whitehall for working capital purposes. During the fourth quarter of 2004, Wellsford/Whitehall recorded an impairment loss provision of approximately $21,069,000 relating to the January 2005 sales (of which Wellsford’s share was approximately $7,419,000).

During July 2004, Wellsford/Whitehall completed a transaction whereby it transferred six of its Massachusetts properties, which were subject to mortgage debt of approximately $64,200,000, along with a land parcel, related restricted cash balances aggregating $6,428,000, cash and certain other consideration to a newly formed partnership which includes the New England family, or the Family, that, at that time, owned an aggregate 7.45% equity interest in Wellsford/Whitehall, or the Family Partnership, in redemption of the Family’s equity interests in Wellsford/Whitehall, which we refer to as the Redemption Transaction. As a result of this transaction, Wellsford/Whitehall recorded a loss of approximately $4,306,000 during the third quarter of 2004, of which Wellsford’s share was approximately $1,403,000. At the time of the Redemption Transaction, there was an elimination of an existing tax indemnity which Wellsford/Whitehall had to the Family’s members. The economic effect of this tax indemnity restricted most future asset sales through 2007 and required a minimum amount of non-recourse debt on Wellsford/Whitehall’s balance sheet. As these restrictions no longer remained, Wellsford/Whitehall was allowed to proceed with its sales program as described above.

WP Commercial provided management, construction, development and leasing services to Wellsford/Whitehall based on an agreed upon fee schedule. WP Commercial received an administrative management fee of 93 basis points on a predetermined value for each asset in the Wellsford/Whitehall portfolio. As Wellsford/Whitehall sold assets, the basis used to determine the fee was reduced by the respective asset’s predetermined value six months after the completion of such sales. During the years ended December 31, 2005 and 2004, Wellsford/Whitehall paid the following fees to WP Commercial or one of its affiliates, including amounts reflected in discontinued operations of Wellsford/Whitehall:

	For the Years Ended
	December 31,
	2005	2004

Administrative management	$1,834,000	$3,715,000

Construction, construction management, development and leasing	$75,000	$784,000

Financing fee	$750,000	$—

Whitehall paid Wellsford fees with respect to assets disposed of by Wellsford/Whitehall and for certain acquisitions of real estate made by certain other affiliates of Whitehall. These fees aggregated $518,000 and $46,000 for the years ended December 31, 2005 and 2004, respectively.

Debt and Equity Activities

Wellsford, through the Debt and Equity Activities SBU, primarily made debt investments directly, or through joint ventures, predominantly in real estate related assets and investments.

At December 31, 2006 and 2005, Wellsford, on the liquidation basis of accounting, had the following investments in the Debt and Equity Activities SBU:

•	approximately $423,000 and $453,000 at December 31, 2006 and 2005, respectively, in Clairborne Fordham, a company initially organized to provide $34,000,000 of mezzanine construction financing for a high-rise condominium project in Chicago, which currently owns and is selling the remaining two unsold residential units;

•	approximately $20,000,000 in Reis; and

•	approximately $291,000 and $666,000 at December 31, 2006 and 2005, respectively, in Wellsford Mantua, a company organized to purchase land parcels for rezoning, subdivision and creation of environmental mitigation credits.

Debt Investments

The following table presents information regarding Wellsford’s debt investments. At December 31, 2006 and 2005, Wellsford had no debt investments outstanding.

						Interest Revenue
						For the Years Ended
			Annual	Stated		December 31,
	Collateral		Interest Rate	Maturity Date	Prepayment Date	2005	2004

Guggenheim Loan	(A	)	8.25%	December 2005	September 2005	$58,000	$173,000

(A)	The loan represented the balance of proceeds from a sale during 2000 of a 4.2% interest in The Liberty Hampshire Company, L.L.C., which we refer to as Liberty Hampshire. The loan was secured by partnership interests in Guggenheim.

Equity Investments

Second Holding

Second Holding was a special purpose finance company organized to purchase investment and non-investment grade rated real estate debt instruments and investment grade rated other asset-backed securities. The other asset-backed securities that Second Holding purchased may have been secured by, but not limited to, leases on aircraft, truck or car fleets, bank deposits, leases on equipment, fuel/oil receivables, consumer receivables, pools of corporate bonds and loans and sovereign debt. It was Second Holding’s intent to hold all securities to maturity. Many of the securities owned by Second Holding were obtained through private placements.

Wellsford’s initial net contribution to Second Holding was approximately $24,600,000 to obtain an approximate 51.09% non-controlling interest in Second Holding, with Liberty Hampshire owning 10% and an affiliate of a significant stockholder of Wellsford, the Hunt Trust, together with other Hunt Trust related entities, owning the remaining approximate 39% interest.

During the latter part of 2000, an additional partner was admitted to the venture who committed to provide credit enhancement. The parent company of this partner announced during 2003 that its subsidiary (the partner of Second Holding) would no longer write new credit enhancement business, however, it would continue to support its existing book of credit enhancement business. This partner was entitled to 35% of net income as defined by agreement, while the other partners, including Wellsford, shared in the remaining 65%. Wellsford’s allocation of income was approximately 51.09% of the remaining 65%.

During the second quarter of 2004, the partner providing the credit enhancement requested that the management of Second Holding not purchase any further long-term investments and Second Holding accordingly suspended such acquisitions. During the third quarter of 2004, the partners evaluated alternatives available to Second Holding in addition to holding existing assets through their respective maturities and then retiring the related debt. As a consequence of not purchasing additional assets, operating income, fees earned and cash flows received by Wellsford from such fees declined during 2004.

In November 2004, Wellsford completed the sale of its interest in Second Holding for $15,000,000 in cash. Since Wellsford was willing to entertain and execute an agreement at this price, and based upon the evaluation of other alternatives, Wellsford determined it was appropriate, under the accounting literature for equity method investees, to record a $9,000,000 impairment charge to the carrying amount of its investment in Second Holding during the third quarter of 2004.

Wellsford accounted for its investment in Second Holding on the equity method of accounting as its interests were represented by two of eight board seats with one-quarter of the vote on any major business decisions. Wellsford’s investment was approximately $29,167,000 at December 31, 2003. Wellsford’s share of (loss) from Second Holding’s operations was approximately $(4,790,000) for the eleven months ended November 30, 2004 (which was the date of sale). The loss in the year ended December 31, 2004 is the result of a $12,930,000 net impairment charge taken by Second Holding, of which Wellsford’s share was $6,606,000, related to the write-down of one of its investments during the first quarter of 2004, offset by a partial recovery when the investment was sold in the second quarter of 2004. The net fees earned by Wellsford, which were based on total assets of Second Holding, amounted to approximately $751,000 for the year ended December 31, 2004.

Clairborne Fordham

In October 2000, Wellsford and Prudential Real Estate Investors, which we refer to as PREI, an affiliate of Prudential Life Insurance Company, organized Clairborne Fordham, a venture in which Wellsford has a 10% interest. Wellsford’s investment in Clairborne Fordham, which is accounted for on the equity method, was approximately $423,000 and $453,000 at December 31, 2006 and 2005, respectively, on a liquidation basis.

Upon its organization, Clairborne Fordham provided an aggregate of $34,000,000 of mezzanine construction financing, which we refer to as the Mezzanine Loan, for the construction of Fordham Tower, a 50-story, 227 unit, luxury condominium apartment project to be built on Chicago’s near northside, which we refer to as the Fordham Tower. The Mezzanine Loan, which matured in October 2003, bore interest at a fixed rate of 10.50% per annum with provisions for additional interest to PREI and Wellsford and was secured by a lien on the equity interests of the owner of Fordham Tower. Wellsford could have earned fees from PREI’s additional interest based on certain levels of returns on the project, however, additional interest was not accrued by Wellsford or Clairborne Fordham through the maturity of the Mezzanine Loan, nor did Wellsford accrue any fees.

The Mezzanine Loan was not repaid at maturity and as of October 2003, an amended loan agreement was executed. The amended terms provided for extending the maturity to December 31, 2004, the placement of a first mortgage lien on the project, no interest to be accrued after September 30, 2003 and for the borrower to add to the existing principal amount the additional interest due to Clairborne Fordham at September 30, 2003 of approximately $19,240,000. Instead of interest after September 30, 2003, Clairborne Fordham was to participate in certain additional cash flows, as defined, if earned from net sales proceeds of the Fordham Tower project.

The amended loan agreement provided for a $3,000,000 additional capital contribution by the borrower and use of an existing cash collateral account to pay off an existing construction loan and any unpaid construction costs. Also, the amended loan agreement provided for an initial principal payment and all proceeds after project costs to be first applied to payment in full of the loan and the additional interest to Clairborne Fordham before any sharing of project cash flow with the borrower. Payments of $5,125,000 and $7,823,000 were made to Clairborne Fordham during the fourth quarter of 2003 and for the period January 1, 2004 to September 15, 2004, respectively, of which Wellsford’s share was $510,000 and $782,000, respectively.

On September 15, 2004, Clairborne Fordham executed an agreement with the owners of Fordham Tower pursuant to which Clairborne Fordham obtained title to the remaining unsold components of the project (which at that time included 18 unsold residential units, the 188 space parking garage and 12,000 square feet of retail space). Additionally, Clairborne Fordham agreed to distribute the first $2,000,000 of sale proceeds to the former owner. No gain or loss was recognized by Clairborne Fordham or Wellsford as a result of the transfer. During the period September 15, 2004 to December 31, 2004, Clairborne Fordham sold the retail space and three residential units and realized approximately $8,677,000 of net proceeds before the $2,000,000 payment to the former owner. Clairborne Fordham distributed approximately $5,655,000 to the venture members including approximately $566,000 to Wellsford during the period September 15, 2004 to December 31, 2004.

Undistributed proceeds were retained by Clairborne Fordham for working capital purposes. During the year ended December 31, 2005, Clairborne Fordham sold the parking garage and 13 residential units for aggregate net proceeds of approximately $26,812,000, of which approximately $2,645,000 was distributed to Wellsford during 2005. No distributions were received by Wellsford during 2006. Clairborne Fordham intends to continue the orderly sale of the remaining two residential units in 2007. One of these two remaining units closed on March 19, 2007 for aggregate net proceeds of approximately $897,000, of which approximately $160,000 was distributed to Wellsford.

The following table details Wellsford’s share of income from Clairborne Fordham:

	For the Period
	January 1 to	For the Year Ended
	November 17,	December 31,
	2005	2004

Additional interest income pursuant to the October 2003 amended loan agreement	$—	$314,000
Net income from sales of components and operations subsequent to the September 15, 2004 transaction	702,000	198,000

	$702,000	$512,000

Other Investments

Reis

Wellsford currently has a preferred equity investment in Reis through Wellsford Capital. At December 31, 2006 and 2005, the carrying amount of Wellsford’s aggregate investment in Reis was $20,000,000 on a liquidation basis, as described below. Wellsford’s investment represents approximately 23% of Reis’s equity on an as converted to common stock basis at December 31, 2006 and 2005. Such investment, which had previously been accounted for on the historical cost basis, amounted to approximately $6,790,000 at December 31, 2004, of which approximately $2,231,000 was held by Wellsford Capital and approximately $4,559,000 represented Wellsford’s share held through Reis Capital. Such interests were distributed to Wellsford in October 2006. Prior to the approval of the Plan, the cost basis method was used to account for Reis as Wellsford’s ownership interest is shares in non-voting Reis preferred stock and Wellsford’s interests are represented by one member of Reis’s seven member board of directors. The adjustment to report Reis at estimated net realizable value upon the adoption of the liquidation basis of accounting is reflected in the adjustment to net realizable value of $72,485,000 on the Consolidated Statement of Changes in Net Assets in Liquidation at November 17, 2005.

The President and primary common stockholder of Reis is Lloyd Lynford, the brother of Jeffrey Lynford, the Chairman, President and Chief Executive Officer of Wellsford. Edward Lowenthal, Wellsford’s former President and Chief Executive Officer, who currently serves on Wellsford’s board of directors, was selected by Wellsford to also serve as Wellsford’s representative on the board of directors of Reis. He has served on the board of directors of Reis since the third quarter of 2000. Jeffrey Lynford and Mr. Lowenthal have and will continue to recuse themselves from any investment decisions made by Wellsford pertaining to Reis, including the authorization by Wellsford’s board of directors to approve of the merger.

In the first quarter of 2006, Reis was considering offers from potential purchasers ranging between $90,000,000 and $100,000,000 to acquire 100% of Reis’s capital stock. Based on these offers, in estimating the net proceeds in valuing Reis, if Reis were to be sold at that amount, Wellsford would have received approximately $20,000,000 of proceeds, subject to escrow holdbacks. These potential sale proceeds are reflected in Wellsford’s net realizable value presentation at December 31, 2005. Subsequent to March 13, 2006, Reis entered into a letter of intent with one of the potential purchasers and was negotiating a contract with that potential purchaser. During the second quarter of 2006, negotiations with that potential purchaser were terminated. However, prior to such termination, Reis commenced discussions with another interested party from whom Reis also received an offer which it was evaluating at that time. The economic terms of the latter offer were within the range listed above and supported Wellsford’s $20,000,000 valuation of its interest in Reis at June 30, 2006.

During May 2006, Wellsford’s board of directors established a committee composed of the independent members to evaluate a possible transaction with Reis. In June 2006, Lazard and King & Spalding LLP were retained to advise with respect to a possible transaction with Reis.

On October 11, 2006, Wellsford announced that it had entered into a definitive merger agreement with Reis and Merger Sub and that the merger had been approved by the independent members of Wellsford’s board of directors. At the effective time of the merger, Reis stockholders will be entitled to receive, in the aggregate, approximately $34,579,414 in cash and 4,237,673 shares of newly issued Wellsford common stock, not including shares to be issued to Wellsford Capital. The per share value of Wellsford common stock, for purposes of the merger, has been established at $8.16 per share in the merger agreement, resulting in an implied equity value for Reis of approximately $90,000,000, including Wellsford’s 23% ownership interest in Reis. It is expected that this transaction will be tax-free to Reis stockholders except with respect to the cash portion of the consideration received. The cash portion of the merger consideration is to be funded in part by the Bank Loan, which consists of $27,000,000 (of which $25,000,000 may be used to pay the cash portion of the merger consideration and the payment of related merger costs and the remaining $2,000,000 may be utilized for Reis’s working capital needs). The remainder of the merger consideration and transaction costs will be funded with cash from Reis and Wellsford.

On October 11, 2006, Wellsford received a fairness opinion from Lazard stating that, subject to the qualifications and limitations set forth therein, as of that date, the aggregate consideration to be paid by Wellsford in connection with the merger was fair to Wellsford from a financial point of view. The full text of Lazard’s opinion is included as Annex B to this joint proxy statement/prospectus. Stockholders are urged to read the entire opinion.

After considering a range of values, including the current market price for Wellsford’s stock on the stock portion of the consideration and the per share price as established for the merger agreement, Wellsford determined that it is appropriate to continue to value its investment in Reis at $20,000,000 at December 31, 2006.

Value Property Trust

During April 2004, Wellsford sold the Philadelphia, Pennsylvania property, the last remaining property acquired as part of the February 1998 merger with Value Property Trust, which we refer to as VLP, for net proceeds of approximately $2,700,000. As a result of the sale, Wellsford reversed approximately $625,000 of the remaining balance of impairment reserves recorded in 2000. During June 2004, Wellsford recognized approximately $184,000 of proceeds which had been placed in escrow from the 2003 sale of the Salem, New Hampshire property, as a result of the expiration of a contingency period. The contingent proceeds and the reversal of the impairment reserve were reflected in income from discontinued operations during the second quarter of 2004 and the year ended December 31, 2004.

Wellsford Mantua

During November 2003, Wellsford made an initial $330,000 investment in the form of a loan in a company organized to purchase land parcels for rezoning, subdivision and creation of environmental mitigation credits. The loan is secured by a lien on a leasehold interest in a 154 acre parcel in West Deptford, New Jersey, which includes at least 64.5 acres of wetlands and a maximum of 71 acres of developable land. Wellsford consolidated Wellsford Mantua at December 31, 2006 and 2005. Wellsford’s investment in Wellsford Mantua was approximately $291,000 and $666,000 on a liquidation basis at December 31, 2006 and 2005, respectively. Wellsford received a cash distribution of $375,000 related to this investment during the year ended December 31, 2006.

Residential Activities

Palomino Park

Wellsford has been the developer and managing owner of Palomino Park, a five phase, 1,707 unit multifamily residential development in Highlands Ranch, a southern suburb of Denver, Colorado. Three phases (Blue Ridge, Red Canyon and Green River) aggregating 1,184 units were operated as rental property until they were sold in November 2005, as described below. The 264 unit Silver Mesa phase was converted into condominiums (sales commenced in February 2001 and by August 2005 Wellsford had sold all 264 units). The Gold Peak phase is under construction as a 259 unit for-sale condominium project. At December 31, 2006 and 2005, Wellsford had a 92.925% interest in the final phase of Palomino Park and a subsidiary of EQR owned the remaining 7.075% interest. At December 31, 2004, Wellsford’s interest was 85.85% and EQR’s interest was 14.15%.

With respect to EQR’s 14.15% interest at December 31, 2004 in the corporation that owns Palomino Park, there existed a put/call option between Wellsford and EQR related to one-half of such interest (7.075%). In February 2005, Wellsford informed EQR of its intent to exercise this option at a purchase price of $2,087,000. This transaction was completed in October 2005. Aggregate distributions from the subsidiary corporation’s available cash and sales proceeds of approximately $4,080,000 were made to EQR during 2005.

In November 2005, Wellsford sold the Blue Ridge, Red Canyon and Green River rental phases for $176,000,000 to a national financial services organization and realized a gain of approximately $57,202,000 after EQR’s interest, specific bonuses paid to executives of Wellsford related to the sale and estimated state and Federal taxes. This amount is reflected in the adjustment to net realizable value of $72,485,000 on the Consolidated Statement of Changes in Net Assets in Liquidation at November 17, 2005. Wellsford repaid an aggregate of approximately $94,035,000 of mortgage debt and paid approximately $4,600,000 of debt prepayment costs from the sale proceeds, among other selling costs.

In December 1995, the Residential Property Trust marketed and sold $14,755,000 of tax-exempt bonds, which we refer to as the Palomino Park Bonds, to fund construction at Palomino Park. Initially, all five phases of Palomino Park were collateral for the Palomino Park Bonds. The Palomino Park Bonds had an outstanding balance of $12,680,000 at December 31, 2004 and were collateralized by four phases at Palomino Park. In January 2005, the Palomino Park Bonds were paid down by $2,275,000 in order to release the Gold Peak phase from the bond collateral. A five-year letter of credit from Commerzbank AG had secured the Palomino Park Bonds and a subsidiary of EQR had guaranteed Commerzbank AG’s letter of credit. Wellsford retired the $10,405,000 balance of this obligation prior to the expirations of the letter of credit and EQR’s guarantee in May 2005.

In December 1997, Phase I, the 456 unit phase known as Blue Ridge, was completed at a cost of approximately $41,600,000. At that time, Wellsford obtained a $34,500,000 permanent loan secured by a first mortgage on Blue Ridge, which we refer to as the Blue Ridge Mortgage. The Blue Ridge Mortgage had a maturity date in December 2007 and bore interest at a fixed rate of 6.92% per annum. Principal payments were based on a 30-year amortization schedule.

In November 1998, Phase II, the 304 unit phase known as Red Canyon, was completed at a cost of approximately $33,900,000. At that time, Wellsford obtained a $27,000,000 permanent loan secured by a first mortgage on Red Canyon, which we refer to as the Red Canyon Mortgage. The Red Canyon Mortgage had a maturity date in December 2008 and bore interest at a fixed rate of 6.68% per annum. Principal payments were based on a 30-year amortization schedule.

In October 2000, Phase III, the 264 unit phase known as Silver Mesa, was completed at a cost of approximately $44,200,000. Wellsford made the strategic decision to convert Silver Mesa into condominium units and sell them to individual buyers. In conjunction with this decision, Wellsford prepared certain units to be sold and continued to rent certain of the remaining unsold units during the sell out period until the inventory available for sale had been significantly reduced and additional units were required to be prepared for sale. Wellsford made a payment of $2,075,000 to reduce the outstanding balance on the tax-exempt bonds in order to obtain the release of the Silver Mesa phase from the Palomino Park Bond collateral and obtained a

$32,000,000 loan, which we refer to as the Silver Mesa Conversion Loan, which was collateralized by the unsold Silver Mesa units and matured in December 2003. During May 2003, Wellsford repaid the remaining unpaid principal balance of the Silver Mesa Conversion Loan with proceeds from Silver Mesa unit sales and available cash.

Sales of condominium units at the Silver Mesa phase of Palomino Park commenced in February 2001 and by August 2005 all of the 264 units were sold. The following table provides information regarding sales of Silver Mesa units:

	For the Years Ended
	December 31,
	2005	2004

Number of units sold	2	53
Gross proceeds	$488,000	$12,288,000
Principal paydown on Silver Mesa Conversion Loan	$—	$—

	For the Years Ended
	December 31,			Project
	2003	2002	2001	Totals

Number of units sold	56	48	105	264
Gross proceeds	$12,535,000	$10,635,000	$21,932,000	$57,878,000
Principal paydown on Silver Mesa Conversion Loan	$4,318,000	$9,034,000	$18,648,000	$32,000,000

As Wellsford sold Silver Mesa units, rental revenue, the corresponding operating expenses and cash flow from the units being rented diminished. Rental revenue from the Silver Mesa phase was approximately $51,000 for the year ended December 31, 2004.

In December 2001, Phase IV, the 424 unit phase known as Green River, was completed at a cost of approximately $56,300,000. In February 2003, Wellsford obtained a $40,000,000 permanent loan secured by a first mortgage on Green River, which we refer to as the Green River Mortgage. The Green River Mortgage had a maturity date in March 2013 and bore interest at a fixed rate of 5.45% per annum. Principal payments were based on a 30 year amortization schedule.

In 2004, Wellsford commenced the development of Gold Peak, the final phase of Palomino Park. Gold Peak will be comprised of 259 condominium units on the remaining 29 acre land parcel at Palomino Park.

In April 2005, Wellsford obtained development and construction financing for Gold Peak in the aggregate amount of approximately $28,800,000, which bear interest at LIBOR + 1.65% per annum and which we refer to as the Gold Peak Construction Loan. The Gold Peak Construction Loan matures in November 2009 and has an additional extension option upon satisfaction of certain conditions being met by the borrower. Principal repayments are made as units are sold. The balance of the Gold Peak Construction Loan was approximately $9,550,000 and $11,575,000 at December 31, 2006 and 2005, respectively. The outstanding balance on the development portion of the loan was repaid during 2006 and terminated in February 2007. Wellsford has a 5% LIBOR cap expiring in June 2008 for the Gold Peak Construction Loan.

Gold Peak unit sales commenced in January 2006. At December 31, 2006, there were 31 Gold Peak units under contract with nominal down payments. The following table provides information regarding Gold Peak sales:

For the Year
Ended
December 31, 2006

Number of units sold	108
Gross sales proceeds	$31,742,000
Principal paydown on Gold Peak Construction Loan	$24,528,000

In September 2006, Wellsford sold its Palomino Park telecommunication assets, service contracts and operations and in November 2006 it received a net amount of approximately $988,000. The buyer has held back approximately $396,000 which will be released in two installments in September 2007 and 2008. Wellsford believes that this amount will be collected and has recorded such amount at full value in the statement of net assets at December 31, 2006. Wellsford had reflected a value of $900,000 related to the telecommunication assets and services at December 31, 2005.

Other Developments

East Lyme

Wellsford has a 95% ownership interest as managing member of a venture which originally owned 101 single family home lots situated on 139 acres of land in East Lyme, Connecticut upon which it is constructing houses for sale. Wellsford purchased the land for $6,200,000 in June 2004.

After purchasing the land, Wellsford executed an agreement with a homebuilder, or the Homebuilder, who will construct and sell the homes for this project and is a 5% partner in the project along with receiving other consideration.

Wellsford obtained construction financing for East Lyme in the aggregate amount of $21,177,000, which we refer to as the East Lyme Construction Loan, to be drawn upon as costs are expended. The East Lyme Construction Loan bears interest at LIBOR + 2.15% per annum and matures in December 2007 with two one-year extensions at Wellsford’s option upon satisfaction of certain conditions being met by the borrower. Currently, Wellsford does not expect to meet the minimum home sales requirement condition and, accordingly, the terms of an extension will have to be negotiated with the lender. The balance of the East Lyme Construction Loan was approximately $10,579,000 and $7,226,000 at December 31, 2006 and 2005, respectively. Wellsford has a 4% LIBOR cap expiring in July 2007 for the East Lyme Construction Loan.

During the fourth quarter of 2005, the model home was completed and home sales commenced in June 2006. At December 31, 2006, three East Lyme homes were under contract. The following table provides information regarding East Lyme sales:

For the Year Ended
December 31, 2006

Number of homes sold	5
Gross sales proceeds	$3,590,000
Principal paydown on East Lyme Construction Loan	$3,246,000

Wellsford executed an option to purchase the East Lyme Land, a contiguous 85 acre parcel of land which can be used to develop 60 single family homes and subsequently acquired the East Lyme Land in November 2005 for $3,720,000, including future costs which were the obligation of the seller. The East Lyme Land requires remediation of pesticides used on the property when it was an apple orchard at a cost of approximately $1,000,000. Remediation costs were considered in evaluating the net realizable value of the property at December 31, 2006 and 2005. The current plans are to obtain separate financing for the East Lyme Land, complete the necessary infrastructure and integrate the East Lyme Land into the overall development plan for East Lyme.

Claverack

Wellsford has a 75% ownership interest in a joint venture that owns two land parcels aggregating approximately 300 acres in Claverack, New York. Wellsford acquired its interest in the joint venture for $2,250,000 in November 2004. One land parcel is subdivided into seven single family home lots on approximately 65 acres. The remaining 235 acres, known as The Stewardship, which was originally subdivided into six single family home lots, now is conditionally subdivided into 48 developable single family home lots.

Claverack is capitalized with $3,000,000 of capital, Wellsford’s share of which was contributed in cash and the 25% partner’s contribution was the land, subject to liabilities, at a net value of $750,000. The land was subject to a $484,000 mortgage which was assumed by the joint venture (the balance of this mortgage was $465,000 at December 31, 2004, bore interest at a rate of 7% per annum and matures in February 2010).

At the closing, an aggregate of approximately $866,000 owed to affiliates of the 25% partner was paid from the amount contributed by Wellsford.

In December 2005, Claverack obtained a line of credit construction loan in the aggregate amount of $2,000,000, which we refer to as the Claverack Construction Loan, which was used to retire the existing mortgage and was drawn upon as needed to construct a custom design model home. The Claverack Construction Loan bore interest at LIBOR + 2.20% per annum and matured in December 2006 with a six-month extension at Wellsford’s option upon satisfaction of certain conditions being met by the borrower. Such option was exercised and approximately $1,310,000 could be drawn on the Claverack Construction Loan through June 2007. The balance of the Claverack Construction Loan was approximately $449,000 at December 31, 2005.

In January 2006, the Claverack venture partners contributed additional capital aggregating approximately $701,000, of which Wellsford’s share was approximately $526,000.

Effective April 2006, Wellsford executed a letter agreement with its venture partner to enable Wellsford to make advances instead of requesting funds from the Claverack Construction Loan at the same terms and rate as the Claverack Construction Loan. Wellsford advanced approximately $728,000 through December 31, 2006; such amount remained outstanding at that date.

During July 2006, the initial home was completed and in October 2006, the home and a contiguous lot were sold for approximately $1,200,000 and the outstanding balance of the Claverack Construction Loan of approximately $690,000 was repaid to the bank. At December 31, 2006, there were no additional houses under construction on either parcel. In February 2007, Claverack sold one lot to the venture partner leaving four lots of the original seven lots available for sale on the 65 acre parcel. The current intent is to sell the remaining lots in this section. In January 2007, Claverack obtained conditional subdivision to 48 lots for The Stewardship. Wellsford’s current intent for The Stewardship is to complete the required infrastructure for this section, construct two model homes and sell lots and homes to individual buyers. Financing for certain costs is expected to be obtained during 2007.

Beekman

In February 2005, Wellsford acquired a 10 acre parcel in Beekman, New York for a purchase price of $650,000. Wellsford also entered into a contract to acquire a contiguous 14 acre parcel, the acquisition of which was conditioned upon site plan approval to build a minimum of 60 residential condominium units, collectively referred to as Beekman. Wellsford’s $300,000 deposit in connection with this contract was secured by a first mortgage lien on the property.

As a result of various uncertainties, including that governmental approvals and development processes may take an indeterminate period and extend beyond December 31, 2008, Wellsford’s board of directors authorized the sale of the Beekman interests to Jeffrey Lynford and Edward Lowenthal, or a company in which they have ownership interests, at the greater of Wellsford’s aggregate costs or the appraised values. In January 2006, a company which was owned by Jeffrey Lynford, Mr. Lowenthal, the principal of Wellsford’s joint venture partner in the East Lyme project, and others acquired the Beekman project at Wellsford’s aggregate cost of approximately $1,297,000 in cash. This was accomplished through a sale of the entities that owned the Beekman assets.

Segment Financial Information

See Footnote 11 to Wellsford’s consolidated financial statements, which is included in a separate section of this joint proxy statement/prospectus, for additional information regarding Wellsford’s segments.

Properties

Wellsford owns or has ownership interests in the following residential development projects at December 31, 2006:

				Expected
				Initial
		Number of		Delivery of			Encumbrance at
	Year	Lots/Units		Completed			December 31,	December 31,
Property/Location	Acquired	Zoned		Units		Type	2006(A)	2005(A)

Gold Peak/Denver, CO(B)	1999	259		2006		Condominiums	$9,550,000	$11,575,000
The Orchards/East Lyme, CT(C)	2004	101		2006		Single family home	$10,579,000	$7,226,000
East Lyme Land/East Lyme, CT	2005	60(D	)	—		Single family home lots	N/A	N/A
The Stewardship/Claverack, NY	2004	6(E	)	2008		Single family home	N/A	N/A
Custom design homes and lots/Claverack, NY	2004	7(E	)	2007		Single family home	$—	$449,000
Fordham Tower/Chicago, IL(F)	2004	(F	)	(F	)	Highrise condominiums	N/A	N/A

(A)	For a description of encumbrances for Wellsford’s development properties, see the disclosure above under “— Business and Plan of Liquidation — Residential Activities”.

(B)	At December 31, 2006, 108 units were sold and 31 units were under contract. Initial unit deliveries commenced in January 2006.

(C)	At December 31, 2006, five homes were sold and three homes were under contract. Home sales commenced in June 2006.

(D)	The East Lyme Land is contiguous to the East Lyme property.

(E)	The Claverack project is two land parcels aggregating 300 acres. One land parcel is subdivided into seven single family home lots on approximately 65 acres. In October 2006, a house and a contiguous lot were sold. The remaining 235 acres, known as The Stewardship, which was originally subdivided into six single family home lots, now is conditionally subdivided into 48 developable single family home lots. Wellsford’s current intent is to complete the required infrastructure for this section, construct two model homes and sell lots and homes to individual buyers. Financing for certain costs is expected to be obtained during 2007.

(F)	On September 15, 2004, Clairborne Fordham obtained title to the remaining unsold components of Fordham Tower. Only two residential units remain unsold at December 31, 2006. Clairborne Fordham intends to continue the orderly sale of the remaining two residential units in 2007. One of these two remaining units closed on March 19, 2007.

Legal Proceedings

Wellsford is not presently a party in any material litigation.

Selected Financial Data

See “Summary — Selected Historical Consolidated Financial Data of Wellsford” beginning on page 20.

Wellsford Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The following discussion should be read in conjunction with “Selected Historical Consolidated Financial Data of Wellsford” and Wellsford’s consolidated financial statements and notes thereto appearing elsewhere in this joint proxy statement/prospectus.

Business and Plan of Liquidation

Recent Events

On October 11, 2006, Wellsford announced that it entered into a definitive merger agreement with Reis and Merger Sub and that the merger was approved by the independent members of Wellsford’s board of directors. At the effective time of the merger, Reis stockholders will be entitled to receive, in the aggregate, approximately $34,579,414 in cash and 4,237,673 shares of newly issued Wellsford common stock, not including shares to be issued to Wellsford Capital. The per share value of Wellsford common stock, for purposes of the merger, has been established at $8.16 per share, resulting in an implied equity value for Reis of approximately $90,000,000, including Wellsford’s 23% ownership interest in Reis.

Plan of Liquidation

On May 19, 2005, the Wellsford board of directors approved the Plan and on November 17, 2005, Wellsford’s stockholders ratified the Plan. The Plan contemplates the orderly sale of each of Wellsford’s remaining assets, which are either owned directly or through Wellsford’s joint ventures, the collection of all outstanding loans from third parties, the orderly disposition or completion of construction of development properties, the discharge of all outstanding liabilities to third parties and, after the establishment of appropriate reserves, the distribution of all remaining cash to stockholders. The Plan also permitted Wellsford’s board of directors to acquire more Reis shares and/or discontinue the Plan without further stockholder approval. The initial liquidating distribution of $14.00 per share was made on December 14, 2005 to stockholders of record on December 2, 2005. If the merger is consummated and the Plan is terminated, it will be necessary to recharacterize a portion of the December 14, 2005 cash distribution of $14.00 per share from what may have been characterized as a return of capital for Wellsford stockholders at that time to taxable dividend income. Wellsford estimates that $1.15 of the $14.00 per share cash distribution will be recharacterized as taxable dividend income.

Wellsford contemplated that approximately 36 months after the approval of the Plan, any remaining assets and liabilities would be transferred into a liquidating trust. The liquidating trust would continue in existence until all liabilities have been settled, all remaining assets have been sold and proceeds distributed and the appropriate statutory periods have lapsed. The creation and operation of a liquidating trust would only occur if the merger does not close and the Plan is not terminated.

For all periods preceding stockholder approval of the Plan on November 17, 2005, Wellsford’s financial statements are presented on the going concern basis of accounting. As required by GAAP, Wellsford adopted the liquidation basis of accounting as of the close of business on November 17, 2005. Under the liquidation basis of accounting, assets are stated at their estimated net realizable value and liabilities are stated at their estimated settlement amounts, which estimates will be periodically reviewed and adjusted as appropriate.

Wellsford’s net assets in liquidation at December 31, 2006 and 2005 were:

	December 31,
	2006	2005

Net assets in liquidation	$57,596,000	$56,569,000
Per share	$8.67	$8.74
Common stock outstanding at each respective date	6,646,738	6,471,179

The reported amounts for net assets in liquidation present development projects at estimated net realizable values at each respective date after giving effect to the present value discounting of estimated net proceeds therefrom. All other assets are presented at estimated net realizable value on an undiscounted basis. The amount also includes reserves for future estimated general and administrative expenses and other costs and for cash payments on outstanding stock options during the liquidation. There can be no assurance that these estimated values will be realized or that future expenses and other costs will not be greater than recorded estimated amounts. Such amounts should not be taken as an indication of the timing or amount of future distributions to be made by Wellsford if the merger is not consummated and if the Plan were to continue (see the Liquidation Basis of Accounting disclosure below).

If the Plan is not terminated, the timing and amount of interim liquidating distributions (if any) and the final liquidating distribution will depend on the timing and amount of proceeds Wellsford will receive on the sale of the remaining assets and the extent to which reserves for current or future liabilities are required. Accordingly, there can be no assurance that there will be any interim liquidating distributions before a final liquidating distribution if the Plan were not terminated.

The termination of the Plan would result in the retention of Wellsford’s cash balances and subsequent cash flow from the sales of residential development assets for working capital and re-investment purposes after the consummation of the merger. Such cash would not be distributed to Wellsford’s stockholders in the form of a liquidating distribution as had been contemplated under the Plan.

The following paragraphs summarize certain of the material actions and events which have occurred regarding the Plan and certain decisions of Wellsford’s board of directors.

In March 2004, Wellsford reported that its board of directors authorized and retained Lazard, to advise Wellsford on various strategic financial and business alternatives available to it to maximize stockholder value. The alternatives included a recapitalization, acquisitions, disposition of assets, liquidation, the sale or merger of Wellsford and other alternatives that would keep Wellsford independent.

In March 2005, the Wellsford board of directors authorized the marketing of the three residential rental phases of Palomino Park. In the second quarter of 2005, Wellsford engaged a broker to market these phases. In August 2005, Wellsford entered into an agreement to sell these phases for $176,000,000, subject to, among other things, stockholder approval of the Plan. The sale closed on November 22, 2005.

The following transactions, which are consistent with the intent of the Plan, occurred prior to the November 17, 2005 approval of the Plan by the Wellsford stockholders: (1) in September 2005, Wellsford’s interest in its Wellsford/Whitehall joint venture was redeemed for approximately $8,300,000; (2) by May 2005, Wellsford retired $12,680,000 of tax exempt bond financing; (3) in April 2005, Wellsford redeemed its outstanding $25,775,000 of debentures; and (4) in November 2004, Wellsford received $15,000,000 for its interest in Second Holding.

Selected Significant Accounting Policies

Management has selected the following accounting policies which it believes are significant in understanding Wellsford’s activities, financial position and operating results.

Basis of Presentation

Liquidation Basis of Accounting

With the approval of the Plan by the stockholders, Wellsford adopted the liquidation basis of accounting effective as of the close of business on November 17, 2005. The liquidation basis of accounting will continue to be used by Wellsford until such time that the Plan is terminated. If the stockholders of Wellsford approve the issuance of additional shares of Wellsford’s common stock and the merger is consummated, then Wellsford would change from the liquidation basis of accounting to the going concern basis of accounting upon the effective termination of the Plan.

Under the liquidation basis of accounting, assets are stated at their estimated net realizable value and liabilities are stated at their estimated settlement amounts, which estimates will be periodically reviewed and adjusted as appropriate. A Statement of Net Assets in Liquidation and a Statement of Changes in Net Assets in Liquidation are the principal financial statements presented under the liquidation basis of accounting. The valuation of assets at their net realizable value and liabilities at their anticipated settlement amounts represent estimates, based on present facts and circumstances, of the net realizable values of assets and the costs associated with carrying out the Plan and dissolution based on the assumptions set forth below. The actual values and costs associated with carrying out the Plan are expected to differ from the amounts shown herein because of the inherent uncertainty and will be greater than or less than the amounts recorded. Such differences may be material. In particular, the estimates of Wellsford’s costs will vary with the length of time it operates under the Plan. In addition, the estimate of net assets in liquidation per share, which except for projects under development, does not incorporate a present value discount. Accordingly, it is not possible to predict the aggregate amount or timing of future distributions to stockholders, as long as the Plan is in effect, and no assurance can be given that the amount of liquidating distributions to be received will equal or exceed the estimate of net assets in liquidation presented in the accompanying Statements of Net Assets in

Liquidation, or the price or prices at which Wellsford’s common stock has traded or is expected to trade in the future. If the Plan is terminated, no additional liquidating distributions will be made.

If the merger with Reis is consummated, Wellsford’s assets, liabilities and future operations will be presented on a going concern basis of accounting with assets being reported at the lower of historical cost, as adjusted for activity, or market.

Valuation Assumptions

Under the liquidation basis of accounting, the carrying amounts of assets as of the close of business on November 17, 2005, the date of the approval of the Plan by Wellsford’s stockholders, were adjusted to their estimated net realizable values and liabilities, including the estimated costs associated with implementing the Plan, were adjusted to estimated settlement amounts. Such value estimates were updated by Wellsford as of December 31, 2006. The following are the significant assumptions utilized by management in assessing the value of assets and the expected settlement amounts of liabilities included in the Statements of Net Assets in Liquidation at December 31, 2006 and 2005.

Net Assets in Liquidation

Real estate assets under development are primarily reflected at net realizable value which is based upon Wellsford’s budgets for constructing and selling the respective project in the orderly course of business. Sales prices are based upon contracts signed to date and budgeted sales prices for the unsold units, homes or lots. Sales prices are determined in consultation with the respective third party companies who are the sales agent for the project, where applicable. Costs and expenses are based upon Wellsford’s budgets. In certain cases, construction costs are subject to binding contracts. Wellsford has assumed that existing construction financing will remain in place during the respective projects’ planned construction and sell out. Anticipated future cost increases for construction are assumed to be funded by the existing construction lenders and Wellsford at the present structured debt to equity capitalization ratios. Wellsford would be required to make additional equity contributions. For two projects, Wellsford has assumed that construction loans will be obtained at currently existing LIBOR spreads and customary industry debt to equity capitalization levels. The expected net sales proceeds are discounted on a quarterly basis at 17.5% to 26% annual rates to determine the estimated net realizable value of Wellsford’s equity investment. The effect of changes in values of real estate assets under development was a net decrease of approximately $3,079,000 from December 31, 2005 to December 31, 2006. The net decrease results primarily from the sale of condominium units and homes and changes in the values of real estate under development, partially offset by the shortening of the discount period due to the passage of time.

Wellsford reports operating income on the Consolidated Statements of Changes in Net Assets in Liquidation which is comprised primarily of interest and other income earned on invested cash during the reporting periods.

The estimated net realizable value of Wellsford’s interests in Reis is derived from an approximate $90,000,000 equity value of Reis, based upon the merger terms for valuation purposes at December 31, 2006 and offers Reis received from potential purchasers during prior reporting periods.

Assets of Wellsford’s deferred compensation plan at December 31, 2005 were included in restricted cash and investments and were primarily stated at their respective market values, which equaled the related deferred compensation liability. The assets and liabilities were transferred as part of the Beekman transaction, as set forth below, in January 2006.

For the period November 18, 2005 to December 31, 2005, the Beekman assets were presented at Wellsford’s aggregate cost which equaled its net realizable value. On January 27, 2006, a company which was owned by Jeffrey Lynford, Mr. Lowenthal, the principal of Wellsford’s joint venture partner in the East Lyme project, and others acquired the Beekman project for an amount equal to costs and expenses incurred by Wellsford.

Cash, deposits and escrow accounts are presented at face value. Wellsford’s remaining assets are stated at estimated net realizable value which is the expected selling price or contractual payment to be received, less applicable direct costs or expenses, if any. The assets that have been valued on this basis include receivables, certain joint venture investments and other investments.

Mortgage notes and construction loans payable, construction payables, accrued expenses and other liabilities and minority interests are stated at settlement amounts.

Reserve for Estimated Costs During the Liquidation Period

Under the liquidation basis of accounting, Wellsford is required to estimate and accrue the costs associated with implementing and completing the Plan. These amounts can vary significantly due to, among other things, the timing and realized proceeds from sales of the projects under development and sale of other assets, the costs of retaining personnel and others to oversee the liquidation, including the cost of insurance, the timing and amounts associated with discharging known and contingent liabilities and the costs associated with cessation of Wellsford’s operations including an estimate of costs subsequent to that date (which would include reserve contingencies for the appropriate statutory periods). As a result, Wellsford has accrued the projected costs, including corporate overhead and specific liquidation costs of severance and retention bonuses, professional fees, and other miscellaneous wind-down costs, expected to be incurred during the projected period required to complete the liquidation of Wellsford’s remaining assets. Also, Wellsford has not recorded any liability for any cash operating shortfall that may result at the projects under development during the anticipated holding period because management currently expects that projected operating shortfalls could be funded from the overall operating profits derived from the sale of homes and condominium units and interest earned on invested cash. These projections could change materially based on the timing of any such anticipated sales, the performance of the underlying assets and changes in the underlying assumptions of the cash flow amounts projected as well as other market factors as discussed in the “Risk Factors” section of this joint proxy statement/prospectus. These accruals will be adjusted from time to time as projections and assumptions change.

The following is a summary of the changes in the Reserve for Estimated Costs During the Liquidation Period:

	For the Year Ended December 31, 2006
	Balance at	Adjustments	Balance at
	December 31, 2005	and Payments	December 31, 2006

Payroll, benefits, severance and retention costs	$11,963,000	$(2,981,000)	$8,982,000
Professional fees	4,715,000	(1,155,000)	3,560,000
Other general and administrative costs	7,379,000	(1,619,000)	5,760,000

Total	$24,057,000	$(5,755,000)	$18,302,000

	For the Period November 18, 2005 to December 31, 2005
	Balance at	Adjustments	Balance at
	November 18, 2005	and Payments	December 31, 2005

Payroll, benefits, severance and retention costs	$12,368,000	$(405,000)	$11,963,000
Professional fees	4,837,000	(122,000)	4,715,000
Other general and administrative costs	7,562,000	(183,000)	7,379,000

Total	$24,767,000	$(710,000)	$24,057,000

If the merger is consummated, a substantial portion of the reserve for Estimated Costs During the Liquidation Period will be reversed upon the reinstatement of the going concern basis of accounting.

Reserve for Option Cancellations

At March 31, 2006, Wellsford accrued a liability for cash payments that could be made to option holders for the amount of the market value of Wellsford’s common stock in excess of the adjusted exercise prices of outstanding options as of March 31, 2006. This liability has been adjusted to reflect the net cash payments to option holders made during the period from March 31, 2006 through December 31, 2006, the impact of the exercise of 175,559 options by an officer in November 2006 and the change in the market price of Wellsford’s common stock during such period. The remaining reserve for option cancellations is approximately $2,633,000 at December 31, 2006. The estimate for option cancellations could materially change from period to period based upon (1) an option holder either exercising the options in a traditional manner or electing the net cash payment alternative and (2) the changes in the market price of the Company’s common stock. At each period end, an increase in the Company’s common stock price would result in a decline in net assets in liquidation, whereas a decline in the stock price would increase the Company’s net assets in liquidation.

Going Concern Basis of Accounting

For all periods preceding the approval of the Plan on November 17, 2005, Wellsford’s financial statements are presented on the going concern basis of accounting. Such financial statements reflect the historical basis of assets and liabilities and the historical results of operations related to Wellsford’s assets and liabilities for the period from January 1, 2005 to November 17, 2005 and the year ended December 31, 2004.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Wellsford and its majority-owned and controlled subsidiaries and include the assets and liabilities contributed to and assumed by Wellsford from the Residential Properties Trust, from the time such assets and liabilities were acquired or incurred, respectively, by the Residential Properties Trust. Investments in entities where Wellsford does not have a controlling interest were accounted for under the equity method of accounting. These investments were initially recorded at cost and were subsequently adjusted for Wellsford’s proportionate share of the investment’s income (loss) and additional contributions or distributions through the date of adoption of the liquidation basis of accounting. Investments in entities where Wellsford does not have the ability to exercise significant influence are accounted for under the cost method. All significant inter-company accounts and transactions among Wellsford and its subsidiaries have been eliminated in consolidation.

Variable Interests

During 2003, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 46R “Consolidation of Variable Interest Entities”, or FIN 46R. Wellsford evaluates its investments and subsidiaries to determine if an entity is a voting interest entity or a variable interest entity, or VIE, under the provisions of FIN 46R. An entity is a VIE when (1) the equity investment at risk is not sufficient to permit the entity from financing its activities without additional subordinated financial support from other parties or (2) equity holders either (a) lack direct or indirect ability to make decisions about the entity, (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity if they occur. If an entity or investment is deemed to be a VIE, an enterprise that absorbs a majority of the expected losses of the VIE or receives a majority of the residual returns is considered the primary beneficiary and must consolidate the VIE. The following table and footnotes identify Wellsford’s VIEs:

VIE at
	December 31,		Requires
Entity(a)	2006	2005	Consolidation

Non-qualified deferred compensation trust	N/A	Yes	Yes (b	)
Reis	Yes	Yes	No (c	)
Wellsford Mantua, LLC	Yes	Yes	Yes (d	)
Claverack Housing Ventures, LLC	Yes	Yes	Yes (e	)
Beekman interests	N/A	Yes	No (f	)

(a)	For additional information regarding these entities, see Footnote 11 of Wellsford’s consolidated financial statements.

(b)	The non-qualified deferred compensation trust, which we refer to as the Rabbi Trust or Deferred Compensation Plan, was a VIE as it does not have its own equity. Wellsford was the primary beneficiary of the Rabbi Trust as the assets would be subject to attachment in a bankruptcy. Wellsford consolidated the assets and liabilities of the Rabbi Trust at December 31, 2005 and 2004, as well as for periods prior to the issuance of FIN 46R as appropriate under other existing accounting literature. During the first quarter of 2006, the assets and liabilities of the Rabbi Trust were transferred upon the sale of Beekman (see footnote (f) below).

(c)	Reis is a VIE because as of the last capital event for that entity in 2002 (the triggering event for VIE evaluation purposes), it was determined that Reis did not have sufficient capital to support its business activities at that time. Consolidation of Reis is not required by Wellsford as it would not be the primary beneficiary.

(d)	Wellsford Mantua is a VIE as the venture does not have sufficient equity to support its operations as Wellsford provides 100% of the financing to this entity and the owners have deminimus equity in the entity. Wellsford is the primary beneficiary and consolidates this entity.

(e)	Claverack, an entity in which Wellsford owns a 75% interest in equity and profits (except if returns exceed 35% per annum as defined) is considered a VIE, since the original capital is insufficient to support its contemplated activities. Claverack is consolidated, even though the two members share business decisions equally, since Wellsford would be the primary beneficiary of profits or absorber of losses. At December 31, 2006 and 2005, Claverack had $452,000 and $62,000, respectively, of restricted cash and was subject to $449,000 of construction debt at December 31, 2005 which debt was jointly guaranteed by Wellsford and the principal of its joint venture partner.

(f)	The Beekman contract deposit interest was determined to be a VIE, however, since Wellsford’s investment was a mortgage interest, Wellsford has no GAAP equity in the entity and would not be the primary bearer of losses, consolidation was not appropriate. Wellsford sold Beekman in January 2006.

Real Estate, Other Investments, Depreciation, Amortization and Impairment

Costs directly related to the acquisition, development and improvement of real estate are capitalized, including interest and other costs incurred during the construction period. Costs incurred for significant repairs and maintenance that extend the usable life of the asset or have a determinable useful life are capitalized. Ordinary repairs and maintenance are expensed as incurred. Wellsford expensed all lease turnover costs for its residential units such as painting, cleaning, carpet replacement and other turnover costs as such costs were incurred.

Depreciation was computed over the expected useful lives of depreciable property on a straight-line basis, principally 27.5 years for residential buildings and improvements and two to twelve years for furnishings and equipment. Depreciation and amortization expense was approximately $3,887,000 and $4,637,000, for the period January 1, 2005 to November 17, 2005 and for the year ended December 31, 2004, respectively, and included approximately $238,000 of amortization for certain costs previously capitalized to Wellsford’s investments in joint ventures during the year ended December 31, 2004. No amortization was recorded in 2005 as such capitalized costs related to the investments in joint ventures were fully amortized in 2004.

Wellsford has historically reviewed its real estate assets, investments in joint ventures and other investments for impairment (1) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable for assets held for use and (2) when a determination is made to sell an asset or investment. Under the liquidation basis of accounting, Wellsford will evaluate the fair value of real estate assets owned and under construction and make adjustments to the carrying amounts when appropriate.

Revenue Recognition

Sales of real estate assets, including condominium units and single family homes, and investments are recognized at closing subject to receipt of down payments and other requirements in accordance with applicable accounting guidelines. The percentage of completion method is not used for recording sales on condominium units as down payments are nominal and collectibility of the sales price from such a deposit is not reasonably assured until closing. Under the liquidation basis of accounting, sales revenue and cost of sales are not separately reported within the Statements of Changes in Net Assets as Wellsford has already reported the net realizable value of each development project at the applicable balance sheet dates. Commercial properties were leased under operating leases. Rental revenue from office properties was recognized on a straight-line basis over the terms of the respective leases. Residential units were leased under operating leases with typical terms of six to fourteen months and such rental revenue was recognized monthly as tenants were billed. Interest revenue is recorded on an accrual basis. Fee revenues were recorded in the period earned, based upon formulas as defined by agreements for management services or upon asset sales and purchases by certain joint venture investments.

Income Taxes

Wellsford accounts for income taxes under SFAS No. 109 “Accounting for Income Taxes.” Deferred income tax assets and liabilities are determined based upon differences between financial reporting, including the liquidation basis of accounting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that are estimated to be in effect when the differences are expected to reverse. Valuation allowances with respect to deferred income tax assets are recorded when deemed appropriate and adjusted based upon periodic evaluations.

Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Changes in Net Assets and Results of Operations

Changes in net assets in liquidation for the year ended December 31, 2006

During the year ended December 31, 2006, net assets in liquidation increased $1,027,000. This increase is primarily attributable to (1) operating income of approximately $1,768,000 which primarily represents interest income earned from cash and cash equivalents, (2) amounts recognized for real estate assets under development of $1,552,000 which resulted from the net effect of sale of condominiums and homes and value adjustments to the development projects, (3) cash proceeds of approximately $1,008,000 from the exercise of stock options by an officer in November 2006 and (4) a decrease in the option cancellation reserve of $926,000 which primarily reflects the changes in the market price of Wellsford’s common stock between March 31, 2006 and December 31, 2006, offset by a $4,227,000 provision upon the adoption by the board of directors of modifications in the terms of Wellsford’s stock option plans during the first quarter of 2006. The provision resulted from the modification to allow for cash payments that would be made to option holders, at their election, as consideration for the cancellation of their options in the amount of the fair value of Wellsford common stock in excess of the adjusted exercise prices of outstanding options as of March 31, 2006.

Changes in net assets in liquidation from November 18, 2005 to December 31, 2005

During the period from November 18, 2005 through December 31, 2005, Wellsford realized operating income of $221,000 which primarily represents interest income earned from cash and cash equivalents offset in part by operating costs of properties under development.

On November 22, 2005, Wellsford completed the sale of its major asset, the three residential rental phases of the Palomino Park development for $176,000,000, before closing and other costs. At this time, Wellsford retired debt of approximately $94,035,000 and paid interest and debt prepayment costs of approximately $5,012,000.

On December 14, 2005, Wellsford made the initial liquidating distribution of $14.00 per common share, aggregating approximately $90,597,000, to its stockholders.

Comparison of the results of operations from January 1, 2005 through November 17, 2005 to the year ended December 31, 2004

Wellsford had net income of $3,018,000, or $0.47 per share for the period January 1, 2005 to November 17, 2005, whereas Wellsford had a net (loss) of $(32,703,000) or $(5.06) per share for the year ended December 31, 2004. The results for the 2005 period were positively impacted by Wellsford’s share of income from the sale of properties by Wellsford/Whitehall during the second quarter of 2005 and the gain of approximately $5,986,000 from the redemption of Wellsford’s interest in Wellsford/Whitehall. The loss in the 2004 period is primarily attributable to (1) a $9,000,000 impairment charge recorded by Wellsford at September 30, 2004 related to the sale of its interest in Second Holding, (2) Wellsford’s net $6,606,000 share of a write-down of one of Second Holding’s investments during the first quarter of 2004 and (3) Wellsford’s share of losses aggregating $10,437,000 from Wellsford/Whitehall, including impairment provisions recorded at December 31, 2004 related primarily to classifying assets as held for sale and writing down the assets to expected selling prices, less closing costs ($7,419,000) and losses from operations ($3,307,000) net of net gains from 2004 asset disposition transactions ($289,000).

As described above, Wellsford sold its largest asset on November 22, 2005 and thereby ceased all rental operations, eliminating all rental income and property operating expenses, management, real estate taxes, depreciation and certain other costs for these assets. In addition, as described above, the liquidation basis of accounting requires Wellsford to establish a liability for all costs expected to be incurred in executing the Plan. Accordingly, effective November 18, 2005, all subsequent general and administrative costs incurred are charged against this liability.

Other than as described below, the Palomino Park sale and the adoption of the liquidation basis of accounting accounts for the differences between the 2005 period and the 2004 period.

The final two Silver Mesa condominium units were sold during the 2005 period. Revenue from these sales and the associated cost of sales were $488,000 and $386,000, respectively, during the 2005 period. During the 2004 period revenues from sales of residential units and the associated cost of sales from such units were $12,288,000 and $10,131,000, respectively, from 53 Silver Mesa unit sales. Closing of sales of individual homes and condominium units at Wellsford’s East Lyme and Gold Peak development projects commenced in 2006.

Interest revenue from debt instruments decreased $118,000 as a result of the repayment of principal on outstanding loans at the end of 2004 and the repayment of the loans in full in September 2005.

Fee revenue decreased $279,000. The decrease is primarily attributable to fees earned from Second Holding in 2004 of $751,000, with no 2005 equivalent as this investment was sold in November 2004. This decrease was partially offset by an increase of $472,000 in asset disposition fees payable by Whitehall derived from Wellsford/Whitehall sales as such fees were $46,000 during 2004, as compared to fees of $518,000 earned in the 2005 period. As a result of the redemption of Wellsford’s interest in Wellsford/Whitehall, fee revenue will no longer be earned by Wellsford.

Depreciation expense decreased $750,000. This decrease primarily relates to the impact of a full year’s worth of depreciation expense on the Palomino Park assets in 2004 ($522,000) as well as the amortization related to the Clairborne Fordham venture recorded in the 2004 period ($170,000) and the write-off of unamortized Second Holding costs in November 2004 as a result of the sale of that investment, with no 2005 equivalent expense.

Interest expense for mortgages decreased $1,490,000. The decrease is primarily attributable to net capitalized interest of $974,000 in 2005 as compared to $489,000 in 2004 as the 2005 period includes interest capitalization on projects with construction financing and on Wellsford’s invested capital as capitalization on these projects commenced in the later part of 2004. In addition, the outstanding principal balances with respect to the Palomino Park phases’ amortizing loans were retired upon the sale of these assets in November 2005 ($653,000) as well as the $12,680,000 of Palomino Park Bonds during 2005 ($352,000).

Interest expense for Debentures decreased $1,276,000 as a result of the redemption in April 2005 ($1,512,000), offset in part by a write-off of the related balance of the unamortized deferred debt costs in excess of normal amortization ($236,000).

General and administrative expenses increased $614,000 based upon prorated 2004 expenses, primarily due to increases in salaries and incentive payments based upon contractual obligations, increases in accruals for legal and accounting based upon higher costs in these categories and transaction costs in excess of 2004 amounts to accomplish the Plan. Such increases were partially offset by reductions in certain other expense categories including the expensing of stock options for directors in the 2004 period with no such expense during the 2005 period.

Wellsford recognized income of $11,850,000 during the 2005 period from its joint venture investments as compared to a loss of $(23,715,000) in 2004. An analysis of the change follows:

	For the Period	For the
	January 1 to	Year Ended
	November 17, 2005	December 31, 2004	Increase

Wellsford/Whitehall(A)(B)	$11,148,000	$(10,437,000)	$21,585,000
Second Holding(C)	—	(13,790,000)	13,790,000
Clairborne Fordham	702,000	512,000	190,000

Income (loss) from joint ventures	$11,850,000	$(23,715,000)	$35,565,000

(A)	The 2005 period reflects an aggregate gain of approximately $5,986,000 upon redemption of Wellsford’s 35.21% equity interest during September 2005 (for approximately $8,300,000 of proceeds) and receipt of $141,000 of additional proceeds in December 2005. Fifteen properties were sold during the 2005 period for a net gain of which Wellsford’s share was approximately $6,000,000. Operations during the 2005 period were impacted by these sales.

(B)	The 2004 period was primarily impacted by (1) impairment provisions recorded at December 31, 2004 related primarily to classifying assets as held for sale and writing down the assets to expected selling prices, less closing costs ($7,419,000) and (2) losses from operations ($3,307,000) net of (3) net gains from 2004 asset disposition transactions ($289,000).

(C)	The loss for 2004 is the result of (1) a $12,930,000 net impairment charge taken by Second Holding (of which Wellsford’s share was $6,606,000) related to the write-down of one of its investments during the first quarter of 2004, offset by a partial recovery when the investment was sold in the second quarter of 2004 and (2) a $9,000,000 impairment charge recorded by Wellsford at September 30, 2004 related to the ultimate sale of its interest in the venture in November 2004.

Interest income on cash and investments increased $472,000. Although the 2005 period reflects earnings through November 17, 2005, interest revenue was greater in 2005 primarily due to higher interest rates during that period.

Income tax expense of $91,000 in the 2005 period is net of a net deferred tax credit of $109,000. The 2004 tax credit of $130,000 is after $300,000 of deferred tax credits. The current taxes relate to minimum state and local taxes based on capital.

Income from discontinued operations after taxes reflects the reclassification of the revenue and expenses from property in the Debt and Equity Activities SBU as a result of the change in classification to held for sale at June 30, 2003. The income from discontinued operations of $725,000 for the year ended December 31, 2004, is primarily attributable to the sale of the remaining property during April 2004, at which time Wellsford recognized a reversal of an impairment reserve upon the completion of that sale and recognized contingent proceeds from a 2003 property sale during the nine months ended September 30, 2004, the sum of which aggregated $809,000. This amount was partially offset by the effect of state income taxes.

Income Taxes

Wellsford has NOL carryforwards, for Federal income tax purposes, resulting from Wellsford’s merger with VLP in 1998 and its operating losses in 2004 and 2006. The NOLs aggregate approximately $58,000,000 at December 31, 2006, expire in the years 2007 through 2026. The NOLs include an aggregate of approximately $22,100,000 expiring in 2007 and 2008 and are subject to an annual and aggregate limit on utilization of NOLs after an ownership change, pursuant to Section 382 of the Code. An ownership change occurred under Section 382 during 2005, resulting in an estimated annual limitation of approximately $4,700,000. It is expected that the consummation of the merger will result in an additional ownership change which will reduce the annual limitation to be approximately $2,000,000 (based on current interest rates and market prices for Wellsford common stock) per year through 2026.

A further requirement of the tax rules is that after a corporation experiences an ownership change, it must satisfy the “continuity of business enterprise” requirement (which generally requires that a corporation continue its historic business or use a significant portion of its historic business assets in its business for the two-year period beginning on the date of the ownership change) to be able to utilize its NOLs. Although there can be no assurance that this requirement will be met with respect to any ownership change of Wellsford, including the merger with Reis, Wellsford’s management believes, based on its present business plan which contemplates the continuation of its historic real estate business activities, that Wellsford will satisfy this requirement. If Wellsford were to satisfy the two-year continuity of business enterprise requirement, it would then be allowed to continue to use its existing NOL carryforwards, subject to the new annual limitation. As a result of the new annual limitation of approximately $2,000,000 because of the merger, Wellsford expects that it could only potentially utilize approximately $30,200,000 of its remaining NOLs existing at December 31, 2006, based on annual limitations and expirations.

Wellsford has recorded net deferred tax liabilities of approximately $124,000 and $581,000, at December 31, 2006 and 2005, respectively, which are included in accrued expenses and other liabilities in the accompanying Consolidated Statements of Net Assets in Liquidation. The reduction in the deferred tax liability of approximately $457,000 in 2006 is included as part of the net changes in assets under development in the accompanying Consolidated Statement of Changes in Net Assets in Liquidation. Such amount is offset in part by current state income tax expense of $125,000.

SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, management has determined that valuation allowances of approximately $30,040,000 and $33,984,000, at December 31, 2006 and 2005, respectively, are necessary. The reduction in the allowance in 2006 relates primarily to the transfer of the deferred compensation plan assets. The actual ability to utilize the tax benefit of any existing NOLs as well as of the tax benefits of the tax basis of owned assets in excess of the liquidation value, will be subject to future facts and circumstances with respect to meeting the above described “continuity of business enterprise” requirements at the time NOLs are being utilized on a tax return and when there are realized losses on sales of assets.

Liquidity and Capital Resources

Consolidated for Wellsford

Wellsford expects to meet its short-term liquidity requirements, such as operating costs, construction and development costs, the potential purchase of EQR’s remaining interest in the Palomino Park project, cancellation of outstanding stock options, debt repayments or additional collateral for construction loans, generally through its available cash, sales of condominium units and single family homes, the sale or realization of other assets, releases from escrow reserves and accounts, distributions from Clairborne Fordham, interest revenue and proceeds from construction financings, refinancings, modifications to borrowing capacity on existing construction loans and the ability to extend maturity dates on existing construction financings through the use of available extension options.

Wellsford expects to meet its long-term liquidity requirements such as future operating costs, construction and development costs, payments for cancellation of outstanding stock options and debt service on construction notes payable through the use of available cash, sales of condominium units, single family homes and land, proceeds from construction financing, refinancings, modifications to terms and borrowing capacity on existing construction loans and the ability to extend maturity dates on existing construction financings through the use of available extension options.

The cash portion of the merger consideration is to be funded in part by the Bank Loan, which consists of $27,000,000 (of which $25,000,000 may be used to pay the cash portion of the merger consideration and the payment of related merger costs; the remaining $2,000,000 may be utilized for Reis’s working capital needs). The remainder of the merger consideration of approximately $9,600,000 and Wellsford’s unpaid transaction costs of approximately $3,900,000 will be funded with cash from Wellsford. Reis’s available cash is expected to be sufficient to fund its transaction costs.

The East Lyme Construction Loan and Gold Peak Construction Loan require Wellsford to have a minimum net worth, as defined, of $50,000,000. Wellsford may be required to make an additional $2,000,000 cash collateral deposit for the East Lyme Construction Loan and a $2,000,000 paydown of the Gold Peak

Construction Loan if Wellsford’s net worth, as defined, is below $50,000,000. Wellsford is required to maintain minimum liquidity levels at each quarter end for the East Lyme and Gold Peak Construction Loans, the most restrictive of which is $10,000,000.

The lender for the East Lyme Construction Loan has also provided a $3,000,000 letter of credit to a municipality in connection with the East Lyme project. Wellsford has posted $1,300,000 of restricted cash as collateral for this letter of credit.

Wellsford’s cash and cash equivalents aggregated approximately $39,050,000 at December 31, 2006. Wellsford considers such amount to be adequate and expects it to continue to be adequate to meet operating and lender liquidity requirements both in the short and long terms during the liquidation period and if the Plan is terminated as a result of the merger, such amounts will be adequate to meet any cash needs at closing in excess of amounts provided by loan proceeds extended to Reis for the merger and Reis’s cash on hand.

Material Contractual Obligations

The following table summarizes Wellsford’s material contractual obligations as of December 31, 2006:

(amounts in thousands)
	Payments Due
	For the Years Ended
	December 31,
Contractual Obligations	2007	2008 and 2009	Aggregate

Principal payments for mortgage notes and construction loans payable	$10,579	$9,550	$20,129
Operating lease for office	815	679	1,494

Total contractual obligations	$11,394	$10,229	$21,623

Capital Expenditures for Development Projects

The following table describes the current estimated capital expenditure required for development projects:

(amounts in thousands)
	Total Expected	Expected Amount Funded By
	Capital Expenditure	Construction
Project	Budget for 2007	Financing	Wellsford	Partners

Gold Peak	$13,168	$11,152	$2,016	$—
East Lyme	8,737	7,932	805	—
Claverack	4,051	1,855	1,647	549

Total	$25,956	$20,939	$4,468	$549

Gold Peak

In 2004, Wellsford commenced the development of Gold Peak, the final phase of Palomino Park. Gold Peak will be comprised of 259 condominium units on the remaining 29 acre land parcel at Palomino Park.

In April 2005, Wellsford obtained development and construction financing for Gold Peak in the aggregate amount of approximately $28,800,000, which bear interest at LIBOR + 1.65% per annum. The Gold Peak Construction Loan matures in November 2009 and has an additional extension option upon satisfaction of certain conditions being met by the borrower. Principal repayments are made as units are sold. The balance of the Gold Peak Construction Loan was approximately $9,550,000 and $11,575,000 at December 31, 2006 and 2005, respectively. The outstanding balance on the development portion of the loan was repaid during 2006 and terminated in February 2007. Wellsford has a 5% LIBOR cap expiring in June 2008 for the Gold Peak Construction Loan.

Gold Peak unit sales commenced in January 2006. At December 31, 2006, there were 31 Gold Peak units under contract with nominal down payments. The following table provides information regarding Gold Peak sales:

For the Year Ended
December 31, 2006

Number of units sold	108
Gross sales proceeds	$31,742,000
Principal paydown on Gold Peak Construction Loan	$24,528,000

East Lyme

Wellsford has a 95% ownership interest as managing member of a venture which originally owned 101 single family home lots situated on 139 acres of land in East Lyme, Connecticut upon which it is constructing houses for sale. Wellsford purchased the land for $6,200,000 in June 2004.

After purchasing the land, Wellsford executed an agreement with a homebuilder, or the Homebuilder, who will construct and sell the homes for this project and is a 5% partner in the project along with receiving other consideration.

Wellsford obtained construction financing for East Lyme in the aggregate amount of $21,177,000, to be drawn upon as costs are expended. The East Lyme Construction Loan bears interest at LIBOR + 2.15% per annum and matures in December 2007 with two one-year extensions at Wellsford’s option upon satisfaction of certain conditions being met by the borrower. Currently, Wellsford does not expect to meet the minimum home sales requirement condition and, accordingly, the terms of an extension will have to be negotiated with the lender. The balance of the East Lyme Construction Loan was approximately $10,579,000 and $7,226,000 at December 31, 2006 and 2005, respectively. Wellsford has a 4% LIBOR cap expiring in July 2007 for the East Lyme Construction Loan.

During the fourth quarter of 2005, the model home was completed and home sales commenced in June 2006. At December 31, 2006, three East Lyme homes were under contract. The following table provides information regarding East Lyme sales:

For the Year Ended
December 31, 2006

Number of homes sold	5
Gross sales proceeds	$3,590,000
Principal paydown on East Lyme Construction Loan	$3,246,000

Wellsford executed an option to purchase the East Lyme Land, a contiguous 85 acre parcel of land which can be used to develop 60 single family homes and subsequently acquired the East Lyme Land in November 2005 for $3,720,000, including future costs which were the obligation of the seller. The East Lyme Land requires remediation of pesticides used on the property when it was an apple orchard at a cost of approximately $1,000,000. Remediation costs were considered in evaluating the net realizable value of the property at December 31, 2006 and 2005. The current plans are to obtain separate financing for the East Lyme Land, complete the necessary infrastructure and integrate the East Lyme Land into the overall development plan for East Lyme.

Claverack

Wellsford has a 75% ownership interest in a joint venture that owns two land parcels aggregating approximately 300 acres in Claverack, New York. Wellsford acquired its interest in the joint venture for $2,250,000 in November 2004. One land parcel is subdivided into seven single family home lots on approximately 65 acres. The remaining 235 acres, known as The Stewardship, which was originally subdivided into six single family home lots, now is conditionally subdivided into 48 developable single family home lots.

Claverack is capitalized with $3,000,000 of capital, Wellsford’s share of which was contributed in cash and the 25% partner’s contribution was the land, subject to liabilities, at a net value of $750,000. The land was subject to a $484,000 mortgage which was assumed by the joint venture (the balance of this mortgage was $465,000 at December 31, 2004, bore interest at a rate of 7% per annum and matures in February 2010). At the closing, an aggregate of approximately $866,000 owed to affiliates of the 25% partner was paid from the amount contributed by Wellsford.

In December 2005, Claverack obtained the Claverack Construction Loan in the aggregate amount of $2,000,000, which was used to retire the existing mortgage and was drawn upon as needed to construct a custom design model home. The Claverack Construction Loan bore interest at LIBOR + 2.20% per annum and matured in December 2006 with a six-month extension at Wellsford’s option upon satisfaction of certain conditions being met by the borrower. Such option was exercised and approximately $1,310,000 could be drawn on the Claverack Construction Loan through June 2007. The balance of the Claverack Construction Loan was approximately $449,000 at December 31, 2005.

In January 2006, the Claverack venture partners contributed additional capital aggregating approximately $701,000, of which Wellsford’s share was approximately $526,000.

Effective April 2006, Wellsford executed a letter agreement with its venture partner to enable Wellsford to make advances instead of requesting funds from the Claverack Construction Loan at the same terms and rate as the Claverack Construction Loan. Wellsford advanced approximately $728,000 through December 31, 2006; such amount remained outstanding at that date.

During July 2006, the initial home was completed and in October 2006, the home and a contiguous lot were sold for approximately $1,200,000 and the outstanding balance of the Claverack Construction Loan of approximately $690,000 was repaid to the bank. At December 31, 2006, there were no additional houses under construction on either parcel. In February 2007, Claverack sold one lot to the venture partner leaving four lots of the original seven lots available for sale on the 65 acre parcel. The current intent is to sell the remaining lots in this section. In January 2007, Claverack obtained conditional subdivision to 48 lots for The Stewardship. Wellsford’s current intent for The Stewardship is to complete the required infrastructure for this section, construct two model homes and sell lots and homes to individual buyers. Financing for certain costs is expected to be obtained during 2007.

Beekman

In February 2005, Wellsford acquired a 10 acre parcel in Beekman, New York for a purchase price of $650,000. Wellsford also entered into a contract to acquire a contiguous 14 acre parcel, the acquisition of which was conditioned upon site plan approval to build a minimum of 60 residential condominium units. Wellsford’s $300,000 deposit in connection with this contract was secured by a first mortgage lien on the property.

As a result of various uncertainties, including that governmental approvals and development processes may take an indeterminate period and extend beyond December 31, 2008, Wellsford’s board of directors authorized the sale of the Beekman interests to Jeffrey Lynford and Mr. Lowenthal, or a company in which they have ownership interests, at the greater of Wellsford’s aggregate costs or the appraised values. In January 2006, a company which was owned by Jeffrey Lynford, Mr. Lowenthal, the principal of Wellsford’s joint venture partner in the East Lyme project, and others acquired the Beekman project at Wellsford’s aggregate cost of approximately $1,297,000 in cash. This was accomplished through a sale of the entities that owned the Beekman assets.

Reis

Wellsford currently has a preferred equity investment in Reis through Wellsford Capital. At December 31, 2006 and 2005, the carrying amount of Wellsford’s aggregate investment in Reis was $20,000,000 on a liquidation basis, as described below. Wellsford’s investment represents approximately 23% of Reis’s equity on an as converted to common stock basis at December 31, 2006 and 2005. Such investment, which had previously been accounted for on the historical cost basis, amounted to approximately $6,790,000 at December 31, 2004 of which approximately $2,231,000 was held by Wellsford Capital and approximately $4,559,000 represented Wellsford’s share held through Reis Capital. Such interests were distributed to Wellsford in October 2006. Prior to the approval of the Plan, the cost basis method was used to account for

Reis as Wellsford’s ownership interest is in shares of non-voting Reis preferred stock and Wellsford’s interests are represented by one member of Reis’s seven member board of directors. The adjustment to report Reis at estimated net realizable value upon the adoption of the liquidation basis of accounting is reflected in the adjustment to net realizable value of $72,485,000 on the Consolidated Statement of Changes in Net Assets in Liquidation at November 17, 2005.

The President and primary common shareholder of Reis is Lloyd Lynford, the brother of Jeffrey Lynford, the Chairman, President and Chief Executive Officer of Wellsford. Mr. Lowenthal, Wellsford’s former President and Chief Executive Officer, who currently serves on Wellsford’s board of directors, was selected by Wellsford to also serve as Wellsford’s representative on the board of directors of Reis. He has served on the Reis board of directors since the third quarter of 2000. Jeffrey Lynford and Mr. Lowenthal have and will continue to recuse themselves from any investment decisions made by Wellsford pertaining to Reis, including the authorization by Wellsford’s board of directors to approve the merger.

In the first quarter of 2006, Reis was considering offers from potential purchasers, ranging between $90,000,000 and $100,000,000, to acquire 100% of Reis’s capital stock. Based on these offers, in estimating the net proceeds in valuing Reis, if Reis were to be sold at that amount, Wellsford would have received approximately $20,000,000 of proceeds, subject to escrow holdbacks. These potential sale proceeds are reflected in Wellsford’s net realizable value presentation at December 31, 2005. Subsequent to March 13, 2006, Reis entered into a letter of intent with one of the potential purchasers and was negotiating a contract with that potential purchaser. During the second quarter of 2006, negotiations with that potential purchaser were terminated. However, prior to such termination, Reis commenced discussions with another interested party from whom Reis also received an offer which it was evaluating at that time. The economic terms of the latter offer were within the range listed above and supported Wellsford’s $20,000,000 valuation of its interest in Reis at June 30, 2006.

During May 2006, Wellsford’s board of directors established a committee composed of the independent members to evaluate a possible transaction with Reis. In June 2006, Lazard and King & Spalding were retained to advise with respect to a possible transaction with Reis.

On October 11, 2006, Wellsford announced that it entered into a definitive merger agreement with Reis and Merger Sub and that the merger was approved by the independent members of Wellsford’s board of directors. At the effective time of the merger, Reis stockholders will be entitled to receive, in the aggregate, approximately $34,579,414 in cash and 4,237,673 shares of newly issued Wellsford common stock, not including shares to be issued to Wellsford Capital. The per share value of Wellsford common stock, for purposes of the merger, has been established at $8.16 per share in the merger agreement, resulting in an implied equity value for Reis of approximately $90,000,000, including Wellsford’s 23% ownership interest in Reis. It is expected that this transaction will be tax-free to Reis stockholders except with respect to the cash portion of the consideration received. The cash portion of the merger consideration is to be funded in part by the Bank Loan, which consists of $27,000,000 (of which $25,000,000 may be used to pay the cash portion of the merger consideration and the payment of related merger costs and the remaining $2,000,000 may be utilized for Reis’s working capital needs). The remainder of the merger consideration will be funded with cash from Wellsford.

On October 11, 2006, Wellsford received a fairness opinion from Lazard stating that, subject to the qualifications and limitations set forth therein, as of that date, the aggregate consideration to be paid by Wellsford in connection with the merger was fair to Wellsford from a financial point of view. Stockholders are urged to read the entire opinion which is included in the registration statement on Form S-4 initially filed with the SEC on December 28, 2006 and, as amended, on March 9, 2007.

After considering a range of values, including the current market price for Wellsford’s stock on the stock portion of the consideration and the per share price as established for the merger agreement, Wellsford determined that it is appropriate to continue to value its investment in Reis at $20,000,000 at December 31, 2006.

Palomino Park

With respect to EQR’s 7.075% interest in the corporation that owns the remaining Palomino Park assets, any transaction for such interest to be acquired by Wellsford would be subject to negotiation between Wellsford and EQR.

In September 2006, Wellsford sold its Palomino Park telecommunication assets, service contracts and operations and in November 2006 it received a net amount of approximately $988,000. The buyer has held back approximately $396,000 which will be released in two installments in September 2007 and 2008. Wellsford believes that this amount will be collected and has recorded such amount at full value in the statement of net assets at December 31, 2006. Wellsford had reflected a value of $900,000 related to the telecommunication assets and services at December 31, 2005.

Stock Option Plans

As permitted by the Plan and in accordance with the provisions of Wellsford’s option plans, applicable accounting, the AMEX rules and Federal income tax laws, Wellsford’s outstanding stock options have been adjusted to prevent a dilution of benefits to option holders arising from a reduction in value of Wellsford’s common stock as a result of the $14.00 per share initial liquidating distribution made to Wellsford’s stockholders. The adjustment reduces the exercise price of the outstanding options by the ratio of the price of a common share immediately after the distribution ($5.60 per share) to the stock price immediately before the distribution ($19.85 per share) and increases the number of common shares subject to outstanding options by the reciprocal of the ratio. As a result of this adjustment, the 520,665 options outstanding as of December 31, 2005 were converted into options to acquire 1,845,584 common shares and the weighted average exercise price of such options decreased from $20.02 per share to $5.65 per share. Wellsford’s board of directors approved these option adjustments on January 26, 2006. These adjustments do not result in a new grant and would not have any financial statement impact. At the same time, Wellsford’s board of directors authorized amendments to outstanding options to allow an option holder to receive from Wellsford, in cancellation of the holder’s option, a cash payment with respect to each cancelled option equal to the amount by which the fair market value of the share of stock underlying the option exceeds the exercise price of such option. Additionally, certain non-qualified “out of the money” options which had original maturity dates prior to December 31, 2008, were extended by the Wellsford board of directors to the later of December 31 of the year of original expiration or the 15th day of the third month following the date of the original expiration.

As a result of the approval process, Wellsford determined that it was appropriate to record a provision during the first quarter of 2006 aggregating approximately $4,227,000 to reflect the modification permitting an option holder to receive a net cash payment in cancellation of the holder’s option based upon the fair value of an option in excess of the exercise price. The reserve will be adjusted through a change in net assets in liquidation at the end of each reporting period to reflect the settlement amounts of the liability and the impact of changes to the market price of the stock at the end of each reporting period.

During the year ended December 31, 2006, Wellsford made cash payments aggregating approximately $668,000 related to 237,426 options cancelled for option holders electing this method. The remaining reserve for option cancellations reported at December 31, 2006 on the Consolidated Statement of Net Assets in Liquidation is approximately $2,633,000 is calculated based upon the difference in the closing stock price of Wellsford at December 31, 2006 of $7.52 and the individual exercise prices of all outstanding “in-the-money” options at that date. The estimate for option cancellations could materially change from quarter to quarter based upon (i) an option holder either exercising the options in a traditional manner or electing the net cash payment alternative and (ii) the changes in the market price of Wellsford’s common stock. At each quarter end, an increase in Wellsford’s common stock price would result in a decline in net assets in liquidation, whereas a decline in the stock price would increase Wellsford’s net assets in liquidation.

During the year ended December 31, 2006, 17,723 options were forfeited and 175,559 options were exercised by an officer in November 2006. This activity and the options cancelled for cash payments (as described above) resulted in 1,414,876 options remaining outstanding at December 31, 2006. The weighted average exercise price of the options outstanding at December 31, 2006 was $5.68 per option.

Other Items Impacting Wellsford’s Liquidity and Resources

Clairborne Fordham

In October 2000, Wellsford and PREI organized Clairborne Fordham, a venture in which Wellsford has a 10% interest. Wellsford’s investment in Clairborne Fordham was approximately $423,000 and $453,000 at December 31, 2006 and 2005, respectively, on a liquidation basis. Clairborne Fordham intends to continue the orderly sale of the remaining two residential units in 2007. One of these two remaining units closed on March 19, 2007 for aggregate net proceeds of approximately $897,000, of which approximately $160,000 was distributed to Wellsford.

The Effects of Inflation/Declining Prices and Trends on the Sale of Condominiums and Homes

The continuing increases in energy costs, construction materials (such as concrete, lumber and sheetrock) and interest rates could adversely impact our home building businesses. As these costs increase, our product becomes more expensive to build and profit margins could deteriorate. In order to maintain profit margin levels, we may need to increase sale prices of our condominiums and homes. The continuing rise in energy costs and interest rates may negatively impact our marketing efforts and the ability for buyers to afford our homes at any price level, which could result in the inability to meet targeted sales prices or cause sale price reductions. Wellsford has limited its exposure from the effects of increasing interest on its construction loans by purchasing interest caps for the East Lyme and Gold Peak projects. The East Lyme cap of LIBOR at 4% and the Gold Peak cap of LIBOR at 5% have both been met at December 31, 2006.

The number and timing of future sales of any residential units by Wellsford or by its joint ventures could be adversely impacted by increases in interest rates and the availability of credit to potential buyers in 2007.

As the softening of the national housing market continues into 2007, Wellsford’s operations relating to residential development and the sale of homes has been negatively impacted in markets where Wellsford owns property. Demand at certain of Wellsford’s projects and sales of inventory are lower than expected resulting in price concessions and/or additional incentives being offered, a slower pace of construction, building only homes which are under contract and the consideration of selling home lots either individually or in bulk instead of building homes. Wellsford’s Gold Peak project has not been affected to the same extent as in other markets where Wellsford conducts business from the softening of the national housing market. The pace of construction, unit completions and sales at Gold Peak has also been negatively impacted during the fourth quarter of 2006 and into the first quarter of 2007 as a result of severe winter weather conditions in the Denver, Colorado area.

Changes in Cash Flows

Comparison of the year ended December 31, 2006 to the year ended December 31, 2005

Cash flows for the year ended December 31, 2006 and combined for the period January 1, 2005 to November 17, 2005 and for the period November 18, 2005 to December 31, 2005 are summarized as follows:

	For the
	Year
	Ended	2005
	December 31,		November 18 to	January 1 to
	2006	Combined	December 31	November 17
	Liquidation		Liquidation	Going Concern
	Basis		Basis	Basis

Net cash (used in) operating activities	$(2,598,223)	$(21,014,213)	$(4,418,378)	$(16,595,835)
Net cash (used in) provided by investing activities	(726,021)	206,175,796	169,462,078	36,713,718
Net cash provided by (used in) financing activities	1,347,491	(209,998,287)	(185,560,741)	(24,437,546)

Net (decrease) in cash and cash equivalents	$(1,976,753)	$(24,836,704)	$(20,517,041)	$(4,319,663)

Cash flows used in operating activities changed $18,416,000 from $21,014,000 used in the 2005 period to $2,598,000 used in the 2006 period. The significant components of this change related to significant amounts of cash aggregating $26,922,000 spent on the three development projects in 2005 without any sales activity. During 2006, Wellsford began to close sales on the projects, particularly Gold Peak where 108 condominium units were sold, resulting in an overall decline in the balance of real estate assets under development. During 2006 there were reductions in the reserve for estimated costs during the liquidation period from expenditures aggregating $5,755,000 compared to $710,000 in the 2005 period.

Cash flows from investing activities changed $206,902,000 from $206,176,000 provided in the 2005 period to $726,000 used in the 2006 period. The significant components of the 2005 amounts related to the (1) sale of the rental operations in Denver, Colorado in November 2005 for net proceeds of $166,912,000, (2) redemption of $27,550,000 of U.S. Government securities in 2005 (whereas there were no redemptions in the 2006 period as all of these securities were fully redeemed in the fourth quarter of 2005), (3) the return of capital and redemption proceeds from investments in joint ventures of $12,793,000 (primarily from sales of assets by Wellsford/Whitehall during the 2005 period and the redemption of our interest in that venture in September 2005) and the repayment of a note receivable of $1,032,000 in September 2005, offset by the October 2005 purchase of half of EQR’s minority interest in the Palomino Park project for $2,087,000. During the 2006 period, the investing activities included the January 2006 sale of the Beekman assets for $1,297,000, offset by deferred merger costs paid during the period of $2,023,000.

Cash flows from financing activities changed $211,345,000 from $209,998,000 used in the year ended December 31, 2005 to $1,347,000 provided in the comparable 2006 period. During the year ended December 31, 2005, Wellsford’s cash used in financing activities was primarily to pay the initial liquidating distribution of $14.00 per common share to stockholders (aggregating approximately $90,597,000) on December 14, 2005, the retirement of approximately $134,267,000 of debt and $4,080,000 of distributions for minority interest. The 2005 debt repayments were primarily comprised of (1) $95,347,000 of principal payments on mortgages collateralized by the three residential villages in the Palomino Park sale in November 2005, (2) the redemption of $25,775,000 of debentures in May 2005 and (3) the redemption of $12,680,000 of Palomino Park bonds during the year. Borrowings on the East Lyme, Gold Peak and Claverack construction loans aggregated $29,343,000 during the 2006 period as compared to $18,890,000 in the 2005 period as a result of continuing construction activities at these projects. During the 2006 period, approximately $24,528,000 was repaid on the Gold Peak Construction Loan from 108 Gold Peak condominium unit sales, $3,246,000 on the East Lyme Construction Loan from five East Lyme home sales, and $690,000 on the Claverack Construction Loan from the sale of one home and a contiguous lot. The 2006 period also reflects the use of cash for the payment of option cancellations of $668,000 and the receipt of cash of $1,008,000 from the exercise of stock options.

During the period November 18, 2005 to December 31, 2005

During the period November 18, 2005 to December 31, 2005, Wellsford sold its largest asset, the Palomino Park rental phases, and realized net cash of approximately $70,109,000 after debt payments, debt prepayment costs, sales expenses, closing costs, EQR’s interest in the sales proceeds and estimated state and Federal taxes. Such amount plus available cash was used to pay the initial liquidating distribution of $14.00 per common share to stockholders (aggregating approximately $90,597,000) on December 14, 2005. Additionally, Wellsford incurred construction costs of approximately $4,021,000 which was funded in part by approximately $2,423,000 of construction loan proceeds.

Comparison of January 1, 2005 through November 17, 2005 to the year ended December 31, 2004

Cash flows used in operating activities increased $7,347,000 from $9,249,000 used in the year ended December 31, 2004 to $16,596,000 used in the period January 1, 2005 to November 17, 2005. The significant components of this change related to (1) a net (loss) of $32,703,000 in the 2004 period primarily due to impairment charges of $15,606,000 from Wellsford’s investment in Second Holding and $7,419,000 from Wellsford’s investment in Wellsford/Whitehall (as previously described in Results of Operations), (2) net income of $3,018,000 in the 2005 period which included a gain of $5,986,000 from the redemption of Wellsford’s interest in Wellsford/Whitehall, (3) the effects of selling 51 fewer condominium units at Silver Mesa in 2005 as compared to 2004 ($8,529,000) and (4) an increase in construction in process, net of construction payables, of $9,156,000 (primarily from continuing construction at Wellsford’s Gold Peak and East Lyme development projects and the 2005 land acquisitions for Beekman and the additional East Lyme land parcel, whereas the 2004 period included the acquisition of the initial East Lyme land parcel and other pre-construction costs at East Lyme and Gold Peak.

Cash flows provided by investing activities increased $16,098,000 from $20,616,000 provided during the year ended December 31, 2004 to $36,714,000 provided during the period January 1, 2005 to November 17, 2005. The increase is primarily the redemption of $25,000,000 of U.S. Government securities during 2005. Such increase was offset by the following decreases between the periods: (1) return of capital and proceeds from sales and redemptions of investments in joint ventures decreased $3,141,000 (the 2004 period included $15,000,000 of proceeds from the sale of Wellsford’s Second Holding interests and the 2005 period included net proceeds of $8,193,000 from the September 2005 redemption of Wellsford’s interest in Wellsford/Whitehall with the remaining change due to returns of capital during 2005 in excess of 2004), (2) the 2004 period included the proceeds from the sale of a real estate asset by Wellsford in April 2004 ($2,694,000), (3) the 2005 purchase of half of EQR’s minority interest in the Palomino Park project ($2,087,000) and (4) a decrease in the amount of proceeds from the repayment of mortgage notes receivable between the periods ($1,032,000).

Cash flows used in financing activities increased $23,557,000 from $881,000 used in the year ended December 31, 2004 to $24,438,000 used in the period January 1, 2005 to November 17, 2005. This increase is primarily attributable to the $25,775,000 redemption of Debentures during April 2005 and the retirement of $12,680,000 of Palomino Park Bonds ($2,275,000 in January 2005 and $10,405,000 in May 2005). Such increases were offset in part by an increase in aggregate borrowings of $15,771,000 under the Gold Peak and East Lyme Construction Loans.

Quantitative and Qualitative Disclosures about Market Risk.

One of Wellsford’s primary market risk exposures has been to changes in interest rates. Wellsford and its joint venture investments each generally managed this risk by limiting its financing exposures to the extent possible by purchasing interest rate caps.

At December 31, 2006, Wellsford’s only exposure to interest rates was variable rate based construction loans. Such exposure was minimized through the use of interest rate caps. The following table presents the effect of an increase in interest rates of construction loans at December 31, 2006:

		Notional
		Amount of
		Interest Rate
	Balance at	Caps at		LIBOR at	Additional
	December 31,	December 31,	LIBOR	December 31,	Interest
(amounts in thousands)	2006	2006	Cap	2006	Incurred

Construction loans payable:
With interest rate caps:
Gold Peak Construction Loan	$9,550	$17,500	5.00%	5.32%	$—	(A)(B)
East Lyme Construction Loan	10,579	7,400	4.00%	5.32%	32	(A)(B)

	20,129				32
Without interest rate caps:
Claverack Construction Loan	—	—	—%	5.32%	—	(C)

	$20,129				$32

(A)	Reflects additional interest which could be incurred on the loan balance amount in excess of the notional amount at December 31, 2006 for the effect of a 1% increase in LIBOR.

(B)	An increase in interest incurred would result primarily in additional interest being capitalized into the basis of this project.

(C)	The Claverack Construction Loan can be drawn upon up to approximately $1,310 at December 31, 2006. The effect of a 1% increase in LIBOR on this loan if the entire balance was outstanding would be $13 per year.

The following table presents the effect of an increase in interest rates on construction loans at December 31, 2005:

		Notional
		Amount of
		Interest Rate
	Balance at	Caps at		LIBOR at	Additional
	December 31,	December 31,	LIBOR	December 31,	Interest
(amounts in thousands)	2005	2005	Cap	2005	Incurred

Construction loans payable:
With interest rate caps:
Gold Peak Construction Loan	$11,575	$20,000	5.00%	4.39%	$71	(A)(B)
East Lyme Construction Loan	7,226	10,800	4.00%	4.39%	—

	18,801				71
Without interest rate cap:
Claverack Construction Loan	449	—	—%	4.39%	4	(B)(C)

	$19,250				$75

(A)	Represents an increase in LIBOR up to the interest rate cap.

(B)	An increase in interest incurred would result in additional interest being capitalized into the basis of this project.

(C)	The Claverack Construction Loan can be drawn upon up to $2,000 at December 31, 2005. The effect of a 1% increase in LIBOR on this loan if the entire balance was outstanding would be $20 per year. This table presents the effect of a 1% increase on the December 31, 2005 outstanding balance.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Policy With Respect to Certain Activities

As Wellsford is in liquidation, it does not have a policy with respect to any of the following types of activities: issuing senior securities; borrowing money; making loans to other persons; investing in the securities of other issuers for the purpose of exercising control; underwriting securities of other issuers; engaging in the purchase and sale (or turnover) of investments; offering securities in exchange for property; or repurchasing or otherwise reacquiring its shares or other securities. Wellsford does not currently intend to engage in any of these activities. Any decision to engage in any of these activities is at the discretion of the Wellsford board of directors and would not require a vote of Wellsford stockholders.

During the past three years, Wellsford has purchased and sold government-issued securities, purchased and sold joint venture interests, borrowed money and refinanced these borrowings, purchased and sold real property, and purchased and sold investments. It is Wellsford’s policy to bring any strategic or material business decision, including but not limited to those related to acquisitions and dispositions of assets, investments in or disposition of interests in joint ventures, and entering into financing arrangements, to the Wellsford board of directors (or an appropriate committee of the board) before taking strategic or material actions. Wellsford sends its annual report on Form 10-K containing financial statements certified by its independent public accounting firm to its stockholders.

Investment Policy of Registrant

Wellsford was originally formed to operate as a real estate merchant banking firm to acquire, develop, finance and operate real properties and invest in private and public real estate companies. Previously, Wellsford’s activities had been categorized into three strategic business units within which it executed its business plans: (1) Commercial Property Activities; (2) Debt and Equity Activities; and (3) Residential Activities. Wellsford had objectives for the assets and operations of each of its business units including the real estate assets (primarily commercial office, residential rental and residential for sale properties), joint venture investments and debt and equity investments.

On May 19, 2005, the Wellsford board of directors approved the Plan and on November 17, 2005, Wellsford’s stockholders adopted the Plan. The Plan contemplates the orderly sale of each of Wellsford’s remaining assets, which are either owned directly or through Wellsford’s joint ventures, the collection of all outstanding loans from third parties, the orderly disposition or completion of construction of development properties, the discharge of all outstanding liabilities to third parties and, after the establishment of appropriate reserves, the distribution of all remaining cash to stockholders. The Plan also permits Wellsford’s board of directors to acquire more Reis shares and/or discontinue the Plan without further stockholder approval.

In March 2005, the Wellsford board of directors authorized the marketing of the three residential rental phases of Palomino Park. In the second quarter of 2005, Wellsford engaged a broker to market these phases. In August 2005, Wellsford entered into an agreement to sell these phases for $176,000,000, subject to, among other things, stockholder approval of the Plan. The sale closed on November 22, 2005.

The following transactions, which are consistent with the intent of the Plan, occurred prior to the November 17, 2005 adoption of the Plan by the stockholders: (1) in September 2005, Wellsford’s interest in its Wellsford/Whitehall joint venture was redeemed for approximately $8,300,000, (2) by May 2005, Wellsford retired $12,680,000 of tax exempt bond financing, (3) in April 2005, Wellsford redeemed its outstanding $25,775,000 of Debentures and (4) in November 2004, Wellsford’s interest in Second Holding, a joint venture which purchased debt instruments, was redeemed for $15,000,000.

As a result of the aforementioned transactions, Wellsford’s remaining primary operating activities are the development, construction and sale of three residential projects and its approximate 23% ownership interest in Reis. If the merger is consummated, Wellsford will terminate its previously adopted Plan, but will continue with its residential development and sales activities related to its real estate assets over a period of years.

For discussion of Wellsford’s Plan and its former investment policies, see “— Business and Plan of Liquidation,” “— Business and Plan of Liquidation — Commercial Property Activities”, “— Debt and Equity Activities” and “— Residential Activities” beginning on pages 166, 168, 169 and 174, respectively.

Description of Real Estate

For a description of Wellsford’s real estate properties, see “— Business and Plan of Liquidation,” “— Properties’’ and “— Residential Activities” beginning on pages 166, 178 and 174, respectively.

Operating Data

For information regarding Wellsford’s operating data, see “— Selected Financial Data” beginning on page 178.

Tax Treatment of Wellsford and Its Stockholders

For information regarding the tax treatment of Wellsford and its stockholders, see “Material U.S. Federal Income Tax Consequences,” beginning on page 83.

REIS’S BUSINESS

Business

Founded in 1980, Reis is a leading provider of commercial real estate market information. Reis’s proprietary database contains detailed information on over 250,000 properties in over 1,800 neighborhoods and 81 metropolitan markets in the U.S. The database contains information on apartment, retail, office and industrial properties and is used by real estate investors, lenders and other professionals to make informed buying, selling and financing decisions.

Reis’s flagship product is Reis SE, which provides online access to information and analytical tools designed to facilitate both debt and equity transactions. In addition to trend and forecast analysis at neighborhood and city levels, the product offers detailed building specific information such as rents, vacancy rate and lease terms, property sale information, new construction listings and property valuation estimates.

Reis SE was launched in February 2001. Reis currently has signed contracts with 600 organizations to use this product, including major commercial banks and lending institutions, resulting in approximately 14,800 entitled users of Reis SE.

All of Reis’s data and analytics are subjected to rigorous validation and quality assurance procedures resulting in reliable commercial real estate decision support systems.

Industry Background

Commercial real estate represents a significant share of the overall business activity and national wealth in the U.S. As reported by Real Estate Roundtable (2005), the combined stock of U.S. commercial real estate accounts for over $5 trillion of the nation’s domestic assets, and is equivalent to approximately 35% of the total market capitalization of U.S. stock markets. Thousands of commercial real estate properties are sold, purchased, financed and securitized each year, hundreds of millions of square feet of new construction projects are completed, and a similar number of square feet are signed to new leases.

The liquidity of commercial real estate markets has increased measurably in recent years. According to the Mortgage Bankers Association (2005), commercial real estate sales transactions in 2005 amounted to $270 billion dollars, representing over 2% of U.S. gross domestic product. Meanwhile, construction spending on commercial properties in 2005 represented 17% of U.S. gross private domestic investment. As a result, commercial real estate mortgage loan originations set a new record in 2005, rising by approximately 50% from the previous year, to approximately $345 billion.

The combined capitalization of REITs has also increased measurably in recent years. The National Association of Real Estate Investment Trusts reported that the 197 publicly-traded REITs at the end of 2005 had a combined market capitalization of $330.7 billion, 8.4% higher than the previous year and more than double the REIT market capitalization of $161.9 billion in 2002.

The varied participants in U.S. commercial real estate demand timely and accurate information to support their decision-making. Participants in the asset market, such as property owners, developers and builders, banks and non-bank lenders, and equity investors, require access to information on both the performance and pricing of assets, including detailed data on market transactions, supply, and absorption. This information is critical to all aspects of valuing assets and financing their acquisition, development, and construction. Additionally, brokers, operators and lessors require access to detailed information concerning current and historical rents, vacancies, concessions, operating expenses, and other market and property-specific performance measures.

As commercial real estate markets have grown in size and complexity, Reis has invested in the areas critical to supporting the information needs of real estate professionals in both the asset market and the space leasing market. In particular, Reis has:

•	developed expertise in data collection across multiple markets and property types;

•	invested in the analytical expertise to develop decision support systems around property valuations, credit analytics and transaction support;

•	created product development expertise to collect market feedback and translate it into new products and reports; and

•	invested in a robust technology infrastructure to disseminate these tools to the wide variety of market participants.

Reis believes that these investments have established it as a leading provider of commercial real estate information and analytical tools to the investment community. The depth and breadth of Reis’s data and expertise will be critical in allowing Reis to grow its business.

Reis’s Business: Strengths and Strategies

Reis benefits from a revenue model that is based primarily on annual subscriptions that are paid in advance. Reis recognizes revenue from its contracts on a ratable basis; for example, one-twelfth of the value of a one-year contract is recognized each month.

Reis continues to develop and introduce new products, add new data, and re-package existing information to meet and anticipate client demands. In 2003, Reis introduced a Sales Comparables product which tracks apartment, industrial, office and retail transactions valued at over $2,000,000. In 2005, Reis launched its Portfolio Valuation product, a new valuation and credit risk tool designed to facilitate the collection, storage and analysis of real estate asset and loan information for both mortgage lenders and property owners with large commercial real estate holdings.

Reis management has also identified several longer-term growth opportunities, including the addition of new markets and property types, the expansion of the industrial property component of the database, international expansion to meet foreign demand for commercial real estate information and the aggregation of many local and regional data providers through strategic acquisitions.

Proprietary Databases

Over the last 25 years, Reis has developed expertise in collecting, screening and organizing volumes of data into its proprietary databases. Reis’s property database contains information on approximately 20 billion square feet of space across four main property types, consisting primarily of 7.9 million apartment units, 5.4 billion square feet of office space, and 4.2 billion square feet of retail space and selected industrial properties.

Reis’s databases currently include research on over 250,000 properties. Each quarter a rotating sample of building owners, leasing agents, and managers are surveyed to obtain key building performance statistics including, among others, occupancy rates, rents, rent discounts, free rent allowances, tenant improvement allowances, lease terms and operating expenses. All survey responses are subjected to an established quality assurance and validation process. At the property level, surveyors compare the data reported by building contacts with the previous record for the property and question any unusual changes in rents and vacancies. Whenever necessary, follow-up calls are placed to building contacts for verification or clarification of the results. All aggregate market data at the neighborhood and city levels are also subjected to comprehensive quality controls.

In addition to the core property database, Reis maintains a new construction database that monitors projects that are being added to the market. The database reports relevant criteria such as project size, property type and location for planned and proposed projects, projects under construction, and projects nearing completion.

Finally, Reis also maintains a sales comparables database of all property sales transactions of greater than $2,000,000 in 81 metropolitan markets across the four main property types (apartment buildings, office buildings, shopping centers, and industrial buildings). Information such as buyer, seller, purchase price, capitalization rate and financing details are captured for each transaction. By monitoring and analyzing press stories and web sites, and by speaking with brokers, Reis is frequently able to publish synthesized transactional information before the transaction is publicly recorded.

Products and Services

Reis SE is a website that serves as a delivery platform for the thousands of reports containing Reis’s primary research data and forecasts. Access to the core system is by secure password only and can be customized to accommodate the needs of various customers. For example, the product can be tailored to provide access to all or only certain markets, property types and report combinations. The Reis SE interface has been refined over the past six years to accommodate real estate professionals who need to perform market-based trend and forecast analysis, property specific research, comparable property analysis, and generate valuation and credit analysis estimates at the single property and portfolio levels.

On a quarterly basis, Reis updates over 14,000 neighborhood and city level reports that cover historical trends, current observations and five year forecasts on all key real estate market indicators. These updates reflect all individual property, city, and neighborhood data gathered over the previous 90 days in all 81 markets.

Reports are retrievable by street address, property type (office, apartment, retail, and industrial) or market. Users can easily navigate to any one of Reis’s 81 city pages to view reports at the city and neighborhood level. For example, Reis’s Los Angeles office market page offers seven reports at the metropolitan level and 63 additional reports for 21 distinct Los Angeles neighborhoods.

Reports are available as presentation quality documents or in spreadsheet formats. These reports are used by Reis’s customers to assist in due diligence and to support commercial real estate transactions such as loan originations, underwriting, acquisitions, risk assessment, portfolio monitoring and management, asset management, appraisal, and market analysis.

Other significant elements of Reis SE include:

•	real estate news stories chosen by Reis analysts to provide information relevant to a particular market and property type;

•	quarterly “first glance” reports that provide an early assessment of the office, apartment, and retail sectors across the U.S. and preliminary commentary on new construction activity; and

•	the “quarterly briefing” — a conference call hosted by Lloyd Lynford and Reis’s chief economist, Dr. Sameer Chandan, during which they provide an analysis of the latest Reis findings.

Reis is continuously enhancing Reis SE by developing new products and applications. Examples of recently developed analytical tools include:

•	CMBS | Deal Analyst (August 2006), a new report offering loan-by-loan and aggregate analysis of each new CMBS (commercial mortgage backed securities) issue to come to market;

•	New Construction Valuation and Credit Risk (June 2006), an extension of Reis’s Single Property Valuation and Credit Risk Analysis tools (which values commercial real estate properties and provides measures of credit risk) that leverages Reis’s New Construction database and market forecasts to value prospective properties at a future date; and

•	Portfolio Valuation (August 2005), as described above, is an aggregation of Reis’s Single Property Valuation and Credit Risk Analysis tools.

Cost of Service and Renewal Rates

Reis’s data is available for sale in four main ways: (1) annual and multi-year subscriptions to Reis SE, (2) corporate accounts allowing customers to purchase reports individually, (3) online credit card purchases and (4) custom data requests. Annual subscription fees range from $1,000 to $500,000 depending on the combination of markets, property types and reports subscribed to and allow the client to download an unlimited number of reports over a 12-month period. Corporate accounts range from $1,000 to $25,000 and allow clients to lock in a discount from retail report prices for up to one year. The larger the corporate account, the larger the discount the client receives. Individual report sales range from $150 to $2,500 per report and are available to anyone that visits Reis’s retail website or contacts Reis via telephone, fax or email. However, certain reports are only available by a subscription or corporate account. Finally, custom deliverables range in price from $1,000 for a specific data element to $100,000 for custom portfolio valuation and credit analysis.

Subscription renewal rates are an important measure of customer satisfaction. Over the past four years, Reis has renewed an average of 94% of its subscription revenue (94% in fiscal 2006, 94% in fiscal 2005, 93% in fiscal 2004 and 93% in fiscal 2003).

Customer Service and Training

Reis focuses heavily on proactive training and customer support. Reis’s dedicated customer service team offers customized on-site training and web-based and telephonic support to promote usage, maximize product knowledge, and solicit customer input for future product enhancements. The corporate training team meets regularly with a large proportion of Reis’s customers to identify opportunities for product adoption and increased usage. Additional points of customer contact include mid-year service reviews, a web-based customer feedback program and account manager visits.

Sales and Marketing

Reis’s sales group reports to a Senior Vice President of Sales and Marketing. The group is divided into three subgroups, each headed by a dedicated sales manager:

•	Field Sales: this group focuses exclusively on new customer acquisitions of $20,000 or greater. Each member of the group has a geographic-based territory and contacts clients primarily through telephonic and face-to-face meetings.

•	Account Management: this group focuses on renewing and growing the existing customer base through expanded usage, additional content sales and the introduction of new functionality. Each member of the group is assigned a specific number of customers and is responsible for meeting with them throughout the year to promote product usage and customer satisfaction.

•	Telesales: this group focuses on new business acquisition and renewals of customers spending less than $20,000. Each member of the group has a geographic-based territory and contacts both current and potential customers primarily through the telephone, email or the Internet.

Each sales professional on each team has a monthly quota and is carefully managed in an effort to accomplish that goal. Managers review potential customer prospects to validate that each representative’s prospects are appropriately balanced between short-term and long-term opportunities. Compensation plans are developed with corporate goals and objectives in mind and are used to focus the sales team on these priorities.

To encourage interest in Reis products and services, Reis participates in industry trade shows, actively pursues speaking engagements and article placements in both industry press and the general business press, advertises online and distributes a quarterly new data release announcement to nearly 41,000 real estate professionals.

Reis also has an internal lead identification and tracking process in which research analysts and sales management work together to identify and track prospective customer leads.

Technology

In order to ensure reliable telecommunications and network accessibility, Reis’s technology infrastructure has built-in redundancy and backup systems. Reis’s disaster recovery plan includes a mix of redundancy, backup and fail-safe techniques to provide a layered approach to maintaining its infrastructure and the operation of core products.

To sustain a fault-tolerant network, Reis incorporates multiple network and telecommunication routes over independent providers for connectivity. Each critical system has a backup system, meaning that information is spread across various hardware and software configurations that allow Reis to ensure customer access to the system at all times.

Reis also maintains separate copies of its website, with a backup site hosted in its main offices and the primary site hosted at a well-established hosting facility. All critical systems are supported by continuous backup power from uninterruptible power supplies and additional electrical generators are provided in case of longer term power outages at the hosting facility. Scheduled backups of each of Reis’s critical systems are made nightly which are stored offsite in a secured facility.

These strategies assist Reis in preventing small local disasters such as hardware failure, short-term power outages or network outages from being noticed by its customers. Continuous 24-hours per day, seven days per week monitoring alerts Reis to any system failures or security threats in real time.

Reis has a staff of product development and information technology professionals focusing on developing and creating new products and enhanced services, designing systems to ensure continuous improvement in data quality, improving the speed of data delivery, and maintaining an infrastructure capable of supporting Reis’s comprehensive database.

Competition

Real estate transactions involve multiple participants who require accurate historical and current market information. Key factors that influence the competitive position of commercial real estate information vendors include: the depth and breath of underlying databases; ease of use, flexibility and functionality of the software; the ability to keep the data up to date; scope of coverage by geography and property-type; customer training and support; adoption of the service by industry leaders; price; consistent product innovation and recognition by business trade publications.

Reis’s senior management believes that, on a national level, only a small number of firms serve the needs of commercial real estate investors.

Reis competes directly and indirectly for customers with online services or web sites targeted to commercial real estate professionals such as Costar, Real Capital Analytics, Torto Wheaton Research, Property and Portfolio Research, Loopnet, as well as with in-house real estate research departments.

Intellectual Property and Proprietary Data

Reis relies on a combination of trademark, copyright and trade secret laws in the U.S., as well as contractual provisions, to protect its proprietary technology and brand. Reis currently has common law trademarks in the U.S. for the Reis name and certain other words and phrases used in the course of business, and a registered U.S. trademark for the mark Reis.com and for the mark “A Window Onto the Real Estate Market.” Reis also relies on copyright laws to protect computer programs relating to its web sites and proprietary technologies and data. Reis has registered numerous Internet domain names related to its business in order to protect proprietary interests, and also enters into confidentiality and invention assignment agreements with its employees and consultants and confidentiality agreements with other third parties. Reis actively monitors access to its proprietary technology and information.

Employees

As of January 31, 2007 Reis had 122 employees, all of whom are based in the corporate headquarters in New York, New York. None of Reis’s employees are covered by a collective bargaining agreement. Reis has never experienced employee-related work stoppages and considers its relationship with its employees to be good.

Facilities

Reis’s headquarters are located in New York, New York where it leases approximately 33,500 square feet of office space under a lease that expires in 2016. Reis also leases approximately 22,500 square feet of space at a separate location in New York, New York, pursuant to a lease that expires in 2008. Currently, 15,000 square feet of that space has been sublet to third parties.

Legal Proceedings

Reis is not currently party to any material legal proceedings.

Selected Financial Data

See “Summary — Selected Historical Financial Data of Reis” beginning on page 22.

Reis Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Founded in 1980, Reis is a leading provider of commercial real estate market information. Reis’s proprietary database contains detailed trend and forecast information on over 250,000 properties in over 1,800 neighborhoods and 81 metropolitan markets in the U.S. The database contains information on apartment, retail, office and industrial properties and is used by real estate investors, lenders and other professionals to make informed buying, selling and financing decisions.

Reis’s flagship product is Reis SE, which provides online access to information and analytical tools designed to facilitate both debt and equity transactions. In addition to trend and forecast analysis at neighborhood and metropolitan levels, the product offers detailed building specific information, such as rents, vacancy rate and lease terms. Reis SE also offers property sale information, new construction listings and property valuation estimates.

The Reis and Wellsford boards of directors have each approved the merger. Upon consummation of the merger, Merger Sub will be the surviving company and a wholly-owned subsidiary of Wellsford, and Wellsford intends to change its name to Reis, Inc. Wellsford was originally founded to operate as a real estate merchant banking firm to acquire, develop, finance and operate real properties and invest in private and public real estate companies. On November 17, 2005, Wellsford’s stockholders ratified the Plan. The Plan will be terminated if the merger is consummated.

Historically, Reis’s fiscal year starts November 1 and ends October 31.

Revenues and Expenses

Reis’s sources of revenues are:

•	annual and multi-year subscriptions to Reis SE;

•	corporate accounts allowing customers to purchase reports individually; and

•	custom data requests.

Reis’s revenues have grown significantly in the past five years from $3,898,000 in fiscal 2001 to $18,802,000 in fiscal 2006. Reis has been cash flow positive and profitable since fiscal 2004. The key factors influencing Reis’s growth in revenue have been Reis’s increased use of the Internet to expand the delivery of its real estate market information and the expansion of its sales force. Revenues from subscriptions are recognized ratably on a monthly basis over the contractual period, which is typically one year.

Salaries, benefits, incentive compensation and commissions account for approximately 70% of Reis’s expenses. These costs are included in the Statement of Operations within the categories of Cost of Revenues, Sales and Marketing, Product Development and General and Administrative, based on each employee’s principal function.

Critical Accounting Policies and Estimates

Reis’s consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires Reis’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Accordingly, actual results could differ from those estimates. Reis believes the following policies are the most critical for understanding and evaluating its financial condition and results of operations.

Revenue Recognition

Reis derives approximately 80% of its revenues from customers who renew annually and pay in advance for access to Reis SE and other Reis products. Subscription fees are payable when billed and recognized as revenue ratably on a monthly basis over the related contractual period, which is typically one year. Revenues from custom reports are recognized when completed and delivered to the customers, provided that no significant Reis obligations remain.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As of October 31, 2004, Reis recorded a full valuation allowance against its deferred tax assets. During the year ended October 31, 2005, the valuation allowance against its deferred tax assets was reduced to zero. The reduction in the valuation allowance is due to management’s evaluation of Reis’s ability to generate future taxable income and, accordingly, to fully utilize its deferred tax assets.

Web Site Development and Database Costs

Reis has adopted Emerging Issues Task Force (EITF) Issue No. 00-2, Accounting for Web Site Development Costs as of October 31, 2000. EITF Issue No. 00-2 requires that costs of developing a web site should be accounted for in accordance with AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed for Internal Use (SOP 98-1). Reis expenses all internet web site costs incurred during the preliminary project stage. Thereafter, all direct external and internal development and implementation costs are capitalized and amortized using the straight-line method over their remaining estimated useful lives, not exceeding three years.

Database costs represent the costs incurred by Reis for research information on new real estate properties and sale transactions added to its database. These costs include payroll and related benefits for Reis’s employees in its survey, analytical and sales comparable departments. Database costs are amortized using the straight-line method over the estimated useful lives of the database, either three or five years.

Reconciliation of GAAP Net Income to EBITDA

EBITDA is defined as earnings before interest, taxes, amortization and depreciation. Although EBITDA is not a measure of performance calculated in accordance with GAAP, Reis senior management uses EBITDA to measure operational and management performance. Reis believes that EBITDA is an appropriate metric that may be used by investors as a supplemental financial measure to be considered in addition to the reported GAAP basis financial information. Reis believes that an EBITDA measure will assist investors in evaluating and understanding Reis’s business from year to year or period to period, as applicable. Reis believes that

EBITDA provides the reader with the ability to understand Reis’s continuing operational performance while isolating non-cash charges, such as depreciation and amortization, as well as other non-operating items, such as interest income, interest expense and income taxes. Reis also believes that disclosing EBITDA will provide better comparability to other companies in Reis’s type of business. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Reis’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

	For the Three Months		For the Years
	Ended January 31,		Ended October 31,
	2007	2006	2006		2005	2004
(amounts in thousands)	(Unaudited)	(Unaudited)

Reconciliation of GAAP Net Income to EBITDA
Net Income (loss)	$792 (1)	$(185)	$1,729	(1)	$8,183	$1,209
Add back:
Amortization and depreciation expense	556	437	1,848		1,442	1,377
Interest expense (income), net	(91)	(38)	(219)		(121)	(42)
Income tax expense (benefit), net	577	(47)	1,241		(4,687)	84

EBITDA (Unaudited)	$1,834	$167	$4,599		$4,817	$2,628

(1)	Net income (loss) of $792, $(185) and $1,729 for the three months ended January 31, 2007 and 2006 and for the year ended October 31, 2006, respectively, include non-recurring losses in the amounts of $45, $1,085 and $1,245 during such periods associated with vacating Reis’s former office space.

Results of Operations

The following table summarizes Reis’s results of operations for the three months ended January 31, 2007 and 2006, and the years ended October 31, 2006, 2005 and 2004:

	For the Three Months Ended		For the Years Ended
	January 31,		October 31,
	2007	2006	2006	2005	2004
(amounts in thousands)	(Unaudited)	(Unaudited)

Results of Operations
Revenues	$5,240	$4,431	$18,802	$16,515	$12,451
Cost of revenues	903	839	3,476	3,270	3,204

Gross profit	4,337	3,592	15,326	13,245	9,247

Operating expenses:
Sales and marketing	1,095	804	3,568	3,454	2,974
Product development	406	371	1,565	1,311	1,065
General and administrative	1,513	1,601	6,197	5,105	3,957

Total operating expenses	3,014	2,776	11,330	9,870	7,996

Income (loss) from operations	1,323	816	3,996	3,375	1,251
Interest income	103	59	323	134	56
Interest expense	(12)	(21)	(104)	(13)	(14)
Loss on lease abandonment	(45)	(1,086)	(1,245)	—	—

Income (loss) before taxes	1,369	(232)	2,970	3,496	1,293
Net (provision) tax benefit	(577)	47	(1,241)	4,687	(84)

Net income (loss)	$792	$(185)	$1,729	$8,183	$1,209

Comparison of the Three Months Ended January 31, 2007 and 2006

Revenues

Revenues grew 18% from $4,431,000 for the three months ended January 31, 2006 to $5,240,000 for the three months ended January 31, 2007. This increase in revenue was the result of: (1) new major accounts; (2) fee increases for existing Reis SE subscribers; (3) a continuing high renewal rate; (4) increased penetration of small and mid-sized clients by the recently established telesales operation; and (5) increased sale of new products such as sales comparables.

Cost of Revenues

Cost of revenues increased 7% from $839,000 for the three months ended January 31, 2006 to $902,000 for the three months ended January 31, 2007, due to higher payroll and employee benefit expenses.

Sales and Marketing

Total sales and marketing expenses increased 36% from $804,000 for the three months ended January 31, 2006 to $1,095,000 for the three months ended January 31, 2007. This increase is attributable to the hiring of new sales staff in the second, third and fourth quarters of fiscal 2006, which resulted in higher payroll, employee benefit and travel expenses for the department.

Product Development

Product development expenses increased 9% from $371,000 for the three months ended January 31, 2006 to $406,000 for the three months ended January 31, 2007. This increase is the result of higher amortization expense associated with capitalized cost for the development of new products.

General and Administrative

General and administrative decreased 6% from $1,601,000 for the three months ended January 31, 2006 to $1,513,000 for the three months ended January 31, 2007. This decrease is attributable to non-recurring legal costs, as well as relocation costs and one month of double rent associated with Reis’s move to new and larger offices in November, 2005.

Interest Income

Interest income increased from $59,000 for the three months ended January 31, 2006 to $103,000 for the three months ended January 31, 2007. This increase was primarily due to higher base interest rates, as well as higher average cash balances.

Loss on Lease Abandonment

During the three months ended January 31, 2007, Reis recorded a non-recurring loss in the amount of $45,000 with respect to its vacated office space, whereas Reis recorded $1,086,000 for the three months ended January 31, 2006.

Income Taxes

Reis reported a provision for income taxes of $577,000 for the three months ended January 31, 2007. In the three months ended January 31, 2006, Reis reported a net tax benefit of $47,000, reflecting the results of operations for that period.

Comparison of the Years Ended October 31, 2006 and 2005

Revenues

Revenues grew 14% from $16,515,000 for year ended October 31, 2005 to $18,802,000 for the year ended October 31, 2006. This increase in revenue was the result of: (1) new major accounts; (2) fee increases for existing Reis SE subscribers; (3) a continuing high renewal rate; (4) increased penetration of small and mid-sized clients by the recently established telesales operation; and (5) increased sale of new products, such as Sales Comparables.

Cost of Revenues

Cost of revenues increased 6% from $3,270,000 for the year ended October 31, 2005 to $3,476,000 for the year ended October 31, 2006 due to higher payroll costs. Historically, cost of revenues as a percentage of total revenues has been declining. Costs of revenues consist of the expenses associated with producing and supporting the content that is sold to Reis subscribers and other customers. These expenses include salaries and benefits associated with the survey operations, analytical research, customer support, writing and editing of web content, quality control, and depreciation of the development costs associated with the previously capitalized database.

Sales and Marketing

Sales and marketing expenses primarily consist of the compensation and associated costs for the sales and marketing personnel. Total sales and marketing expenses increased 3% from $3,454,000 for year ended October 31, 2005 to $3,568,000 for the year ended October 31, 2006. This increase is primarily attributable to the hiring of new sales staff in the second, third and fourth quarters.

Product Development

Product Development expenses increased 19% from $1,311,000 for the year ended October 31, 2005 to $1,565,000 for the year ended October 31, 2006. This increase is largely the result of higher payroll costs associated with the launch of new products in fiscal 2006, as well as the commencement of amortization related to the capitalized costs for such new products.

General and Administrative

General and administrative expenses increased 21% from $5,105,000 for the year ended October 31, 2005 to $6,197,000 for the year ended October 31, 2006. This increase was due primarily to higher executive, econometrics and administrative payroll and related costs, as well as higher rent expense resulting from Reis’s move to new and larger offices in November 2005.

Interest Income

Interest income increased from $134,000 for the year ended October 31, 2005 to $323,000 for the year ended October 31, 2006. This increase was primarily due to higher average cash balances and higher base interest rates.

Interest Expense

Interest expense increased from $13,000 for the year ended October 31, 2005 to $104,000 in the year ended October 31, 2006, primarily resulting from increased borrowings to finance furniture and equipment purchases at Reis’s new offices.

Loss on Lease Abandonment

For the year ended October 31, 2006, Reis recorded a non-recurring loss in the amount of $1,245,000 associated with its vacated office space.

Income Taxes

For the year ended October 31, 2005, Reis reported a net tax benefit of $4,687,000, reflecting the recognition of its deferred tax asset based upon the determination of the expected future usability of Reis’s NOLs. For the year ended October 31, 2006, Reis recorded a provision of $1,241,000.

Comparison of the Years Ended October 31, 2005 and 2004

Revenues

Revenues grew 33% from $12,451,000 for the year ended October 31, 2004, to $16,515,000 for the year ended October 31, 2005. This increase in revenue was the result of: (1) a significant increase in new major accounts; (2) fee increases for existing Reis SE subscribers; (3) a continuing high renewal rate; and (4) increased sale of new products such as sales comparables.

Cost of Revenues

Cost of revenues increased 2% from $3,204,000 for the year ended October 31, 2004, to $3,270,000 for the year ended October 31, 2005. Historically, however, cost of revenues as a percentage of total revenues has been declining because Reis’s subscription-driven business model has generated a significant amount of incremental revenue without a commensurate increase in cost of revenue expenses.

Sales and Marketing

Total sales and marketing expenses increased 16% from $2,974,000 for the year ended October 31, 2004, to $3,454,000 during the year ended October 31, 2005. The increase in sales and marketing expense was primarily the result of an increase in payroll costs due to the expansion in the sales force and a commensurate increase in training and recruiting costs.

Product Development

Product development expenses increased 23% from $1,065,000 for the year ended October 31, 2004, to $1,311,000 for the year ended October 31, 2005. This increase is largely the result of increased payroll costs due to the launch of new products in fiscal 2005 and the commencement of amortization on the capitalized costs for such new products.

General and Administrative

General and administrative expenses increased 29% from $3,957,000 for the year ended October 31, 2004, to $5,105,000 for the year ended October 31, 2005. The increase in general and administrative expenses was primarily the result of increases in payroll and related costs due to the expansion of the econometrics department to support new product research and development, increases in office rents, including annual escalations as well as a period of one and a half months of double rent incurred before Reis’s move to its new office, an increase in executive incentive bonuses based on company performance, and increases in legal and accounting costs.

Interest Income

Interest income increased from $56,000 for the year ended October 31, 2004, to $134,000 for the year ended October 31, 2005. This increase was primarily due to higher base interest rates and a higher average cash balance.

Income Taxes

Reis reported a provision for income taxes of $84,000 for the year ended October 31, 2004. For the year ended October 31, 2005 Reis reported a net tax benefit of $4,687,000, reflecting the recognition of its deferred tax asset based upon the determination of the expected future usability of Reis’s NOLs.

Liquidity and Capital Resources

Sources of Liquidity

From 1998 through 2002, Reis financed its operations through private placements of its capital stock. Since 2003, Reis has financed its operations through cash flow that it generates from its operations and a small amount of financing for furniture and equipment at its new office. As of January 31, 2007, its cash, cash equivalents and short-term investments totaled approximately $9,879,000, which consist of money market funds, savings and checking accounts.

Reis will be required to make significant cash payments in connection with the merger with Wellsford, including paying a majority of the cash for the purchase of its outstanding stock pursuant to the terms of the merger agreement, including preferred stock, as well as stock option buyouts aggregating approximately $4,714,000 and other transaction costs approximating $5,500,000. These costs will be funded by using $25,000,000 of the $27,000,000 Bank Loan and available cash, with the balance to be provided by Wellsford.

Reis expects to meet its other short-term liquidity requirements, such as operating costs, product development and enhancements, the current portion of long term debt, operating and capital leases, and costs related to the merger generally through its available cash, cash equivalents and short-term investments, cash generated by operations, and the availability of $2,000,000 for working capital purposes under the Bank Loan arrangements.

Reis expects to meet its long-term liquidity requirements, such as product development and enhancement, acquisitions, obligations under long term debt, including the Bank Loan, and operating and capital leases generally through cash generated by operations and availability under the Bank Loan.

Reis’s future capital requirements will depend on many factors, including its rate of revenue growth, the expansion of its marketing and sales activities, the timing and extent of spending to support product development efforts, the timing of introductions of new products and services and enhancements to existing products and services, and the continuing market acceptance of its products and services. Reis may need to raise additional capital through future debt financing to the extent necessary to fund such activities. Additional financing may not be available at all or on terms favorable to Reis. Although Reis is currently not a party to any agreement or letter of intent with respect to investments in, or acquisitions of, complementary businesses, products, services or technologies, it may enter into these types of arrangements in the future, which could also require Reis to seek additional debt financing.

The following table summarizes Reis’s cash flows:

			For the Years Ended
	For the Three Months Ended January 31,		October 31,
(amounts in thousands)	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)

Cash provided by operating activities	$3,142	$629	$4,224	$5,243	$4,056

Cash (used in) investing activities	$(611)	$(738)	$(2,077)	$(2,903)	$(1,746)

Cash provided by (used in) financing activities	$(632)	$(264)	$(2,230)	$658	$(88)

Operating Activities

Net cash provided by operating activities primarily consists of net income adjusted for certain non-cash items, including depreciation, amortization, deferred tax credits applicable to net tax operating loss carryforwards, and the effect of changes in working capital. Net cash provided by operating activities was $4,224,000, $5,243,000, and $4,056,000 in the years ended October 31, 2006, 2005, and 2004, respectively. Net cash provided by operating activities was $3,142,000 and $629,000 in the three months ended January 31, 2007 and 2006, respectively. The increase in cash provided by operating activities in fiscal year 2005 in excess of fiscal year 2004 and the three month period ended January 31, 2007 in excess of the three month period ended January 31, 2006 was primarily due to increased net income generated by Reis and increases in deferred revenue related to prepaid subscriptions. The decrease of $1,019,000 during the year ended October 31, 2006 compared to the year ended October 31, 2005 primarily results from an increase in accounts receivable during the three months ended October 31, 2006. Increases in deferred revenue are primarily related to increases in the number of customers who have prepaid annual subscriptions.

Investing Activities

The change in cash used in investing activities in the three months ended January 31, 2007 of $611,000 compared to $738,000 in the 2006 period was primarily attributable to the acquisition of furniture and equipment for the new office space during the three month 2006 period.

Cash used in investing activities decreased $826,000 during the year ended October 31, 2006, to $2,077,000 from $2,903,000 used for the year ended October 31, 2005. The decrease is primarily attributable to furniture and equipment for the new office, as well as a $216,000 security deposit for the new office lease paid during the year ended October 31, 2005. During the year ended October 31, 2004, cash used for investing activities of $1,746,000 was primarily for capitalized web site and database costs.

Financing Activities

During the year ended October 31, 2006, Reis used $2,230,000 of cash for financing activities. Such amount is comprised of net loan payments of $932,000 and payments for deferred financing costs and merger costs of $480,000 and $818,000, respectively. During the year ended October 31, 2005, Reis had $658,000 of net loan and other financing proceeds.

During the three months ended January 31, 2007, Reis made payments for deferred merger costs of $565,000 and debt repayments and financing costs of $67,000 as compared to $93,000 and $172,000, respectively, in the 2006 period. In addition, during the 2006 period, Reis acquired $583,000 of equipment leases.

Material Contractual Obligations

As of October 31, 2006, Reis’s principal commitment consists of obligations under a lease for its current office at 530 Fifth Avenue in New York, New York. This office is currently leased under an operating lease agreement which commenced in September, 2005 and expires in September, 2016. During the year ended October 31, 2006, Reis recorded an expense of $1,245,000 associated with the early termination of its lease for office space at 5 West 37th Street in New York, New York, which lease expires on March 31, 2008.

	Total as of	Less Than			More Than
(amounts in thousands)	January 31, 2007	One Year	1-3 Years	3-5 Years	5 Years

Capital lease obligations	$748	$148	$377	$223	$—
Operating lease obligation — 530 Fifth Avenue	$13,105 *	$985	$2,368	$2,808	$6,944
37th Street Lease	$992	$850	$142	$—	$—

*	Includes $453 of deferred straight line rent at January 31, 2007

Net Operating Loss Carryforwards

As of October 31, 2006, Reis has NOL carryforwards for Federal income tax purposes of approximately $7,668,000. There can be no assurance that Reis will realize the benefit of its NOL carryforwards. The Federal NOL carryforwards are available to offset future taxable income and expire at various dates through 2022, if not utilized. The change of ownership brought about by the merger transaction is not expected to significantly limit the amount and overall utilization of Reis’s NOL carryforwards.

Quantitative and Qualitative Disclosures About Market Risk

The primary objective of Reis’s investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, Reis invests in short-term, high-quality, interest-bearing securities and bank deposits. To minimize its exposure to an adverse shift in interest rates, Reis invests in short-term securities and maintains an average maturity of one year or less.

UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL INFORMATION

Unaudited Pro Forma Combined Balance Sheet As of December 31, 2006

The following unaudited Pro Forma Combined Balance Sheet is presented as if the merger had been consummated, the proceeds from the Bank Loan had been received and Wellsford had terminated the Plan on December 31, 2006. This Pro Forma Combined Balance Sheet should be read in conjunction with the Pro Forma Combined Statement of Operations and the historical financial statements and notes thereto of Wellsford and Reis included elsewhere in this joint proxy statement/prospectus. The Pro Forma Combined Balance Sheet is unaudited and is not necessarily indicative of what the actual financial results would have been had the merger been consummated, the proceeds from the Bank Loan had been received and Wellsford had terminated the Plan on December 31, 2006 nor does it purport to represent the future financial position of Wellsford and Reis on a combined basis.

Unaudited Pro Forma Combined Balance Sheet
As of December 31, 2006
(Continued)

	Wellsford Real Properties, Inc. at December 31, 2006							Pro Forma Adjustments
		Reversal		Going		Classified			Acquisition
	Liquidation	of Liquidation		Concern	Reclassification	Balance	Reis, Inc. at	Loan	and		Pro Forma
	Basis	Adjustments		Basis	Adjustments	Sheet	January 31, 2007	Proceeds	Consolidation		Combined
	A	B		J	K	L	M	N	O		S

Assets
Real estate assets under development	$41,159,400	$(4,780,600	) C	$36,378,800	$(36,378,800)	$—	$—	$—	$—		$—
Investment in Reis	20,000,000	(13,209,022	) D	6,790,978	(6,790,978)	—	—	—	—		—
Investment in joint venture	423,000	(206,447	) E	216,553	(216,553)	—	—	—	—		—

Total real estate and investments	61,582,400	(18,196,069)		43,386,331	(43,386,331)	—	—	—	—		—
Cash and cash equivalents	39,050,333	—		39,050,333	—	39,050,333	9,879,118	24,725,000	(48,500,698	) P	25,153,753
Restricted cash	2,936,978	—		2,936,978	—	2,936,978	224,806	—	—		3,161,784
Receivables, prepaid and other assets	2,230,008	24,396	F	2,254,404	(510,131)	1,744,273	6,155,496	—	—		7,899,769
Deferred merger costs	2,677,764	—		2,677,764	(2,677,764)	—	—	—	—		—
Deferred tax asset	—	—		—	—	—	2,303,000	—	(2,303,000	) Q	—

Total current assets	108,477,483	(18,171,673)		90,305,810	(46,574,226)	43,731,584	18,562,420	24,725,000	(50,803,698)		36,215,306
Other assets	—	—		—	—	—	—	—	—		—
Investment in Reis	—	—		—	6,790,978	6,790,978	—	—	(6,790,978	) Q	—
Deferred merger costs	—	—		—	2,677,764	2,677,764	2,033,717	—	(4,711,481	) Q	—
Investment in joint venture	—	—		—	216,553	216,553	—	—	—		216,553
Data base	—	—		—	—	—	1,576,956	—	3,900,000	Q	5,476,956
Website	—	—		—	—	—	1,691,884	—	—		1,691,884
Customer relationship	—	—		—	—	—	—	—	5,200,000	Q	5,200,000
Leasehold interest	—	—		—	—	—	—	—	3,150,000	Q	3,150,000
Goodwill	—	—		—	—	—	—	—	65,344,707	Q	65,344,707
Other assets	—	—		—	—	—	694,021	275,000	—		969,021
Furniture, fixtures and equipment	—	—		—	510,131	510,131	2,140,078	—	—		2,650,209
Real estate assets under development	—	—		—	36,378,800	36,378,800	—	—	—		36,378,800
Deferred tax asset	—	—		—	—	—	833,000	—	(833,000	) Q	—

Total assets	$108,477,483	$(18,171,673)		$90,305,810	$—	$90,305,810	$27,532,076	$25,000,000	$14,455,550		$157,293,436

Unaudited Pro Forma Combined Balance Sheet
As of December 31, 2006
(Continued)

	Wellsford Real Properties, Inc. at December 31, 2006							Pro Forma Adjustments
		Reversal		Going		Classified			Acquisition
	Liquidation	of Liquidation		Concern	Reclassification	Balance	Reis, Inc. at	Loan	and		Pro Forma
	Basis	Adjustments		Basis	Adjustments	Sheet	January 31, 2007	Proceeds	Consolidation		Combined
	A	B		J	K	L	M	N	O		S

Liabilities and Stockholders’ Equity
Current liabilities
Mortgage notes and construction loans payable	$20,129,461	$—		$20,129,461	$(20,129,461)	$—	$—	$—	$—		$—
Current portion of loans and other debt	—	—		—	—	—	140,114	—	—		140,114
Current portion of Bank Loan	—	—		—	—	—	—	750,000	—		750,000
Construction payables	2,226,599	—		2,226,599	—	2,226,599	—	—	—		2,226,599
Accrued expenses and other liabilities	5,912,191	(181,548	) G	5,730,643	541,979	6,272,622	1,548,079	—	(1,294,135	) Q	6,526,566
Reserve for estimated costs during liquidation	18,301,885	(17,759,906	) H	541,979	(541,979)	—	—	—	—		—
Reserve for option cancellations	2,633,408			2,633,408	—	2,633,408	—	—	—		2,633,408
Deferred revenues				—	—	—	12,449,232	—	—		12,449,232

Total current liabilities	49,203,544	(17,941,454)		31,262,090	(20,129,461)	11,132,629	14,137,425	750,000	(1,294,135)		24,725,919
Other liabilities
Non-current portion of Bank Loan	—	—		—	—	—	—	24,250,000	—		24,250,000
Mortgage notes and construction loans payable	—	—		—	20,129,461	20,129,461	—	—	—		20,129,461
Other long term liabilities	—	—		—	—	—	1,081,353	—	(452,701	) Q	628,652
Minority interests	1,678,378	174,275		1,852,653	—	1,852,653	—	—	—		1,852,653

Total liabilities and minority interests	50,881,922	(17,767,179)		33,114,743	—	33,114,743	15,218,778	25,000,000	(1,746,836)		71,586,685
Commitments and contingencies	—	—		—	—	—	—	—	—		—
Preferred stock	—	—		—	—	—	1,785	—	(1,785	) R	—
Common stock	—	132,935	I	132,935	—	132,935	48,607	—	32,949	R	214,491
Additional paid in capital	—	67,244,624	I	67,244,624	—	67,244,624	24,772,138	—	3,929,212	R	95,945,974
Treasury stock	—	—		—	—	—	(391,324)	—	391,324	R	—
Retained earnings (deficit)	—	(10,186,492	) I	(10,186,492)	—	(10,186,492)	(12,117,908)	—	11,850,686	R	(10,453,714)

Total stockholders’ equity	—	57,191,067		57,191,067	—	57,191,067	12,313,298	—	16,202,386		85,706,751
Net assets in liquidation	57,595,561	(57,595,561	) I	—	—	—	—	—	—		—

Total liabilities and stockholders’ equity	$108,477,483	$(18,171,673)		$90,305,810	$—	$90,305,810	$27,532,076	$25,000,000	$14,455,550		$157,293,436

Notes to Pro Forma Combined Balance Sheet as of December 31, 2006 (unaudited):

A.	Reflects Wellsford’s audited historical consolidated statement of net assets in liquidation as of December 31, 2006 prepared on the liquidation basis of accounting.
B.	Represents adjustments necessary to change from the liquidation basis of accounting (estimated net realizable value basis) to the going concern basis of accounting (historical cost basis) at December 31, 2006 to reflect the termination of the Plan.
C.	The adjustment to real estate assets under development of $4,780,600 represents recording Wellsford’s development projects at the lower of historical cost or market value and does not include an adjustment for depreciation expense during the year ended December 31, 2006 as real estate assets under development includes the costs of condominium units and single family homes under various stages of completion and in inventory. Under both the liquidation basis and the going concern basis of accounting, the described real estate assets under development are not depreciated.
D.	The $13,209,022 adjustment to Wellsford’s investment in Reis is to reduce the liquidation value of $20,000,000 down to Wellsford’s historical cost basis for Reis of $6,790,978.
E.	The $206,447 adjustment to investment in joint ventures is to reduce the liquidation value for Wellsford’s investment in Clairborne Fordham to its historical cost basis under the equity method of accounting.
F.	The $24,396 adjustment to receivables, prepaid and other assets reflects recording of furniture, fixtures and equipment at depreciated cost at December 31, 2006.
G.	The $181,548 reduction to accrued expenses and other liabilities reduces the deferred tax liability recorded on the assets where the liquidation basis was greater than the historical cost.
H.	The reduction in the reserve for estimated costs during the liquidation period reflects the reversing of all expected future general and administrative costs that were recorded at estimated settlement amounts on a liquidation basis. The remaining balance reflects the re-establishment of items that should be accrued at December 31, 2006 on a going concern basis for severance and retention costs.
I.	Adjustments to equity are to eliminate the net assets in liquidation reporting and present the appropriate components including common stock, additional paid in capital and retained earnings, including the net effect on retained earnings from the adjustments in C to H above.
J.	Wellsford’s consolidated balance sheet as of December 31, 2006 prepared on the going concern basis of accounting (unaudited).
K.	Reclassification adjustments to Wellsford’s balance sheet for a classified balance sheet presentation in accordance with GAAP and SEC regulations for the combined company.
L.	Wellsford’s classified balance sheet on a going concern basis.
M.	Reis historical balance sheet as of January 31, 2007 (unaudited). In accordance with SEC regulations, the January 31, 2007 interim balance sheet of Reis is utilized in preparing this pro forma presentation as the respective balance sheet date is not greater than 90 days from the date of the Wellsford December 31, 2006 consolidated balance sheet and provides the most current and relevant information about Reis’s financial position.
N.	Bank Loan proceeds aggregating $25,000,000 will be used as follows:

Cash proceeds	$25,000,000
Less:
Bank Loan costs and fees, and interest cap costs, not previously paid	(275,000)

Cash available for acquisition	$24,725,000

The Bank Loan is presented with a current balance of $750,000, based upon the repayment schedule, and the non-current balance of $24,250,000.

O.	To reflect the acquisition of Reis by Wellsford and the allocation of purchase price to assets acquired and liabilities assumed and related consolidation entries.

P.	Cash used at the acquisition is comprised of the following:

Cash portion of the merger consideration	$34,579,414
Payment of Wellsford estimated merger costs	4,234,000
Payment of Reis estimated merger costs, including change of control payments to Lloyd Lynford and Mr. Garfield	5,000,000
Reis stock option cancellation payments	4,714,356
Cash from accrued interest on Reis officer loans	(27,072)

$48,500,698

Q.	The total acquisition price to be allocated to acquired tangible and intangible assets including goodwill and assumed liabilities is as follows:

Cash portion of merger consideration	$34,579,414
Stock portion of merger consideration as valued for accounting purposes (see R below)	30,087,478
Wellsford merger costs to be paid	3,815,000
Wellsford merger costs deferred	2,677,764
Wellsford merger costs accrued	(654,860)
Wellsford’s cost basis of 23% preferred ownership interest in Reis	6,790,978
Net adjustment to eliminate Reis’s stockholders’ equity, representing excess of liabilities assumed and Reis transaction costs over the adjusted book value of Reis’s assets acquired	298,933

Total remaining costs to allocate	$77,594,707

Goodwill	$65,344,707
Database	3,900,000
Customer relationship	5,200,000
Leasehold interest	3,150,000

$77,594,707

The reduction in other long term liabilities of $452,701 represents the write-off of the balance of the historical straight-line rent lease liability on the Reis January 31, 2007 balance sheet.

The Reis deferred merger costs of $2,033,717 have been charged to Reis’s pre-merger retained earnings deficit. Reis’s accrued expenses and other liabilities include $487,497 related to deferred merger costs which, for purposes of the pro forma, are paid upon the completion of the acquisition.

The evaluation of the allocation of purchase price to the database asset resulted in an allocation aggregating approximately $5,400,000. The pro forma adjustment of $3,900,000 reflects the amount necessary to adjust the reported cost of the database asset as reported on the Reis January 31, 2007 balance sheet to the approximate $5,400,000 estimate of fair value.

The application of SFAS No. 141 “Business Combinations” and SFAS No. 109 “Accounting for Income Taxes” require that Wellsford, in connection with the acquisition accounting for Reis, record deferred tax assets and liabilities with respect to the difference in the tax basis of the acquired assets (excluding goodwill) and liabilities. Wellsford has established a deferred tax liability of $5,120,000 with respect to such acquisition basis differences. Such amount has been reduced by Reis’s deferred tax assets aggregating $3,136,000 at January 31, 2007 and $1,519,000 attributable to the tax benefit of Reis’s transaction costs net of the estimated net reduction in the tax benefit of Reis’s NOLs through the date of the merger, as a result of Reis’s projected taxable income through that date. Additionally, $465,000 of the tax benefit of Wellsford’s NOLs were utilized to offset the remaining liability. Accordingly, there is no net deferred tax liability arising from the recognition of the business combination of the combined companies.

R.	The adjustments to common and preferred stock and paid in capital reflect the issuance of the Wellsford stock portion of the merger consideration of 4,237,673 shares of Wellsford’s common stock at $0.02 par value per share, or $84,753, and additional paid in capital of $30,002,725 assuming a price of $7.10 per share which is Wellsford’s average closing stock price for the period October 5, 2006 to October 18, 2006. This is the determination of value in accordance with existing accounting literature. Such issuance was offset by the reversal of Reis’s equity for the par value of preferred stock of $1,785, Reis’s common stock of $48,607, and Reis’s additional paid in capital of $24,439,985. The outstanding balance of loans to Lloyd Lynford and Jonathan Garfield aggregating $1,304,572 which is reflected as a reduction of Reis stockholders’ equity in the Reis balance sheet at January 31, 2007, is to be settled under the terms of their employment contracts using Wellsford common stock received by Lloyd Lynford and Jonathan Garfield in the merger. Accordingly, $3,197 is a reduction to common stock and the remainder is applied against paid in capital.

					Wellsford
	Wellsford	Additional	Retained	Total	Common
	Common	Paid in	Earnings	Stockholders’	Stock
Impact to Wellsford’s Stockholders’ Equity:	Stock	Capital	(Deficit)	Equity	Outstanding

Balances prior to pro forma entries	$132,935	$67,244,624	$(10,186,492)	$57,191,067	6,646,738
Issued stock component of merger consideration	84,753	30,002,725	—	30,087,478	4,237,673
Settlement of Reis officers’ loans	(3,197)	(1,301,375)	—	(1,304,572)	(159,874)
Noncapitalized Wellsford merger costs not previously expensed	—	—	(267,222)	(267,222)	—

Pro forma stockholders’ equity	$214,491	$95,945,974	$(10,453,714)	$85,706,751	10,724,537

S.	Combined pro forma balance sheet as of December 31, 2006 of Wellsford and Reis (unaudited).

Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2006

The following unaudited pro forma condensed combined statement of operations is presented as if the merger had been consummated, the proceeds from the Bank Loan had been received, and Wellsford terminated the Plan on January 1, 2006. This unaudited pro forma condensed combined statement of operations should be read in conjunction with the pro forma condensed combined balance sheet of Wellsford and the historical financial statements and notes thereto of Wellsford and Reis included elsewhere in this joint proxy statement/prospectus for the years ended December 31, 2006 and October 31, 2006, respectively. The pro forma condensed combined statement of operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the merger been consummated and the proceeds from the Bank Loan had been received and Wellsford terminated the Plan as of January 1, 2006, nor does it purport to represent the future results of operations of Wellsford and Reis on a combined basis.

Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2006
(Continued)

	Wellsford Real Properties, Inc.					Pro Forma Adjustments
		Conversion to a				Interest Income			Pro Forma
	Liquidation Basis	Going Concern Basis		Going Concern Basis	Reis, Inc.	Adjustment			Combined for the
	For the Year Ended	For the Year Ended		For the Year Ended	For the Year Ended	and Financing	Acquisition	Incentive	Year Ended
	December 31, 2006	December 31, 2006		December 31, 2006	October 31, 2006	Cost	Entries	Award Cost	December 31, 2006
	A	B		I	J		N	P	Q

Consolidated Statement of Changes in Net Assets in Liquidation
Net assets in liquidation — January 1, 2006	$56,569,414	$(56,569,414)		$—
Operating income	1,767,467	(1,767,467	) C	—
Exercise of stock options	1,008,035	(1,008,035)		—
Sales of real estate assets under development and other changes in net real estate assets under development, net of minority interest and estimated income taxes	1,551,640	(1,551,640)		—
Provision for option cancellation reserve	(4,226,938)	4,226,938		—
Change in option cancellation reserve	925,943	(925,943)		—

Net change in net assets in liquidation — January 1, 2006 to December 31, 2006	1,026,147	(1,026,147)		—

Net assets in liquidation — December 31, 2006	$57,595,561	$(57,595,561)		$—

Consolidated Statements of Operations
Revenue
Revenue from sales of residential units		$36,514,455	D	$36,514,455	$—	$—	$—	$—	$36,514,455
Reis subscription revenue		—		—	18,801,565	—	—	—	18,801,565

Total revenue		36,514,455		36,514,455	18,801,565	—	—	—	55,316,020

Cost of sales
Cost of sales of residential units		31,715,436	D	31,715,436	—	—	—	—	31,715,436
Impairment charge		8,361,039	E	8,361,039	—	—	—	—	8,361,039
Cost of sales of Reis subscription revenue		—		—	3,475,513	—	780,000	—	4,255,513

Total cost of sales		40,076,475		40,076,475	3,475,513	—	780,000	—	44,331,988

Gross profit		(3,562,020)		(3,562,020)	15,326,052	—	(780,000)	—	10,984,032

Unaudited Pro Forma Combined Statement of Operations
For the Years Ended December 31, 2006
(Continued)

	Wellsford Real Properties, Inc.					Pro Forma Adjustments
		Conversion to a										Pro Forma
	Liquidation Basis	Going Concern Basis		Going Concern Basis	Reis, Inc.	Interest Income						Combined for the
	For the	For the		For the	For the	Adjustment						Year
	Year Ended	Year Ended		Year Ended	Year Ended	and Financing		Acquisition		Incentive		Ended
	December 31, 2006	December 31, 2006		December 31, 2006	October 31, 2006	Cost		Entries		Award Cost		December 31, 2006
	A	B		I	J			N		P		Q

Operating costs and expenses
Sales and marketing		—		—	3,567,675	—		520,000		—		4,087,675
Product development		—		—	1,565,117	—		—		—		1,565,117
Property operating and maintenance		780,679	F	780,679	—	—		—		—		780,679
Property management		106,600	F	106,600	—	—		—		—		106,600
General and administrative		9,826,961	G	9,826,961	6,196,544	—		315,000		1,157,758		17,496,263

Total operating expenses		10,714,240		10,714,240	11,329,336	—		835,000		1,157,758		24,036,334
Other income (expenses)
(Loss) from joint ventures		(26,129)		(26,129)	—	—		—		—		(26,129)
Interest income		1,644,080	C	1,644,080	323,612	(873,925	) K	—		—		1,093,767
Interest expense		(196,901	) F	(196,901)	(104,415)	(2,269,012	) L	—		—		(2,570,328)
Minority interest benefit		357,361		357,361	—	—		—		—		357,361
Loss on lease abandonment		—		—	(1,245,468)	—		—		—		(1,245,468)

(Loss) income before income taxes and discontinued operations		(12,497,849)		(12,497,849)	2,970,445	(3,142,937)		(1,615,000)		(1,157,758)		(15,443,099)
Income tax (benefit) expense		(317,750)		(317,750)	1,241,415	(1,136,000	) M	(13,000	) O	—	O	(225,335)

(Loss) income from continuing operations		(12,180,099)		(12,180,099)	1,729,030	(2,006,937)		(1,602,000)		(1,157,758)		(15,217,764)
Discontinued operations
Gain on sale		1,060,726	H	1,060,726	—	—		—		—		1,060,726
Income from operations		146,310	H	146,310	—	—		—		—		146,310
Provision for income taxes		(447,000	) H	(447,000)	—	—		—		—		(447,000)

Income from discontinued operations		760,036		760,036	—	—		—		—		760,036

Net (loss) income		$(11,420,063)		$(11,420,063)	$1,729,030	$(2,006,937)		$(1,602,000)		$(1,157,758)		$(14,457,728)

Per share amounts, basic and diluted:
(Loss) from continuing operations				$(1.87)								$(1.44)
Income from discontinued operations				0.11								$0.07

Net (loss)				$(1.76)								$(1.37)

Weighted average number of common shares outstanding:
Basic				6,501,481								10,579,280

Diluted				6,501,481								10,579,280

Notes to Pro Forma Combined Statement of Operations for the Year Ended December 31, 2006 (unaudited):

A.	Wellsford’s audited consolidated statement of changes in net assets in liquidation for the year ended December 31, 2006 prepared on the liquidation basis of accounting.

B.	Represents adjustments necessary to change from the liquidation basis of accounting to the going concern basis of accounting for the year ended December 31, 2006 to reflect the termination of the Plan. Such adjustments include the reversal of activity in the historical consolidated statement of changes in net assets in liquidation and presenting the period’s activity in a going concern statement of operations.

C.	Operating income as presented in the statement of changes in net assets in liquidation of $1,767,467 is primarily comprised of interest income of $1,644,080 during the year.

D.	The sales and cost of sales during the period reflects reporting sales of homes and condominiums on a going concern basis. Under the liquidation basis of accounting, these items were included in the determination of liquidation value.

E.	Represents an impairment provision for two of Wellsford’s development projects based upon identified indicators of impairment as if Wellsford were accounting for these assets on a going concern basis under the appropriate accounting literature. In connection with the December 31, 2006 valuation estimates calculated by Wellsford under the liquidation basis of accounting, management determined that indications of impairment existed as of that date. Accordingly, for this going concern income statement presentation an impairment charge is required. Management utilized the liquidation net realizable valuations of such projects to determine the impairments and the related minority interest impacts for these projects. Management utilized the estimated net realizable values of these two projects, which were already reflected in the audited financial statements (liquidation basis) of Wellsford at December 31, 2006, and compared those values to the projects carrying value on a going concern basis to determine this impairment provision and the related minority interest impact. The impairment charges relate to the recent business downturn experienced by home builders in general and to changes in the assumptions utilized in the cash flow projections for the projects.

F.	Amounts represent operational expenses primarily related to the development of Wellsford’s residential projects which are not capitalizable into the basis of any of Wellsford’s projects. Under the liquidation basis of accounting, these costs were included in the determination of liquidation value.

G.	General and administrative expenses reflect the change in the reserve for estimated costs during the period as reported on a liquidation basis of $5,755,194 which amount primarily represents cash paid for such reserved items during that period. Additionally, the general and administrative expense includes accruals for certain annual expenses to be paid after December 31, 2006 for contractual obligations for retention payments aggregating $541,979. Upon the March 2006 adoption of amendments to Wellsford’s stock option plans which require option settlement to be marked to fair value, Wellsford recorded, for the going concern basis of accounting, compensation expense of $2,633,408 for the year ended December 31, 2006 and $667,587 for net cash payments made to cancel options during the period. The remainder of the general and administrative expenses reflects depreciation expense on furniture and equipment of $228,793.

H.	The statement of operations includes a gain on the sale of telecommunication equipment and related net operating income prior to such sale, net of income taxes, which is reported as a discontinued operation.

I.	Wellsford’s consolidated statement of operations for the year ended December 31, 2006 prepared on the going concern basis of accounting (unaudited).

J.	Reis’s audited consolidated statement of operations for the year ended October 31, 2006.

K.	To eliminate interest income earned on cash used to pay for the acquisition and transaction costs paid for by Wellsford and for the transaction costs paid for by Reis.

L.	Reflects interest expense of $2,080,470 on $25,000,000 of borrowings at LIBOR +3.00% (reflects LIBOR at December 31, 2006 of 5.32%), amortization of loan costs, annual fees and interest rate cap costs aggregating $188,542.

M.	Reflects adjustment to Reis tax provision for the pro forma entries K and L affecting Reis.

N.	Reflects amortization of acquisition amounts in excess of amounts already recorded on Reis books and records, if any:

Amortization expense for:
Leasehold interest	$315,000
Customer relationship	520,000
Database	780,000

Total	$1,615,000

The leasehold fair market value adjustment is amortized over the 10 year life of the lease, the customer relationship intangible asset is amortized over its estimated 10 year life on a straight-line basis and the database intangible asset is amortized over its estimated five year life on a straight-line basis.

O.	Reflects the adjustment of the deferred tax asset to equal the federal, state and local tax liability arising from the difference in the book basis of the assets, excluding Goodwill, acquired over the respective tax basis. No income tax benefit has been provided for the acquisition and incentive award cost pro forma adjustments. The resulting pro forma combined income tax benefit of $225,335 is after federal and state income tax benefits of $447,000 attributable to discontinued operations. The net tax provision of $221,665 represents primarily state and local taxes.

P.	Reflects restricted stock and stock options to be awarded to employees of Reis and Wellsford upon consummation of the merger.

Lloyd Lynford and Jonathan Garfield will receive restricted stock units aggregating 146,000 units which vest over three years based upon Reis’s performance (as described in the respective employment agreements) and, for pro-forma purposes, reflect a fair value equal to Wellsford’s closing stock price of $7.52 per common share at December 31, 2006.

An additional grant of restricted stock units estimated to aggregate 67,200 units is expected to be granted to employees of Wellsford and Reis upon consummation of the merger and subject to the approval of a stockholder proposal to modify the existing 1998 Plan to include all employees of Wellsford and its subsidiaries. The restricted stock units will vest over three years and reflect a fair value of $7.52 per Wellsford common share at December 31, 2006 to determine compensation expense for the pro forma financial statements.

It is also expected that 420,000 options will be granted to other Wellsford and Reis officers and key employees. The Black-Scholes value for each option was calculated as $3.79 per option, based upon a stock price of $7.52 per common share (the December 31, 2006 closing stock price), expected volatility of 28.8%, expected life of 10 years and a risk free interest rate of 4.71%. These options vest ratably over five years.

Q.	Combined pro forma statement of operations for year ended December 31, 2006 of Wellsford and Reis (unaudited).

AUTHORIZED CAPITAL STOCK OF WELLSFORD

We have summarized below the material terms of Wellsford’s capital stock. You are encouraged to read the Wellsford articles of amendment and restatement and bylaws for greater detail on the provisions that may be important to you. Copies of Wellsford’s articles of amendment and restatement and bylaws are filed as exhibits to the registration statement on Form S-4 filed by Wellsford of which this joint proxy statement/prospectus is a part. See “Where You Can Find More Information.”

The Wellsford articles of amendment and restatement provide that the total number of shares of capital stock which may be issued by Wellsford is 101,000,000 shares of common stock, par value $0.02 per share, of which 6,646,738 were issued and outstanding on December 31, 2006.

Description of Wellsford Common Stock

Dividends and Liquidation Rights

Subject to the preferential rights of any other class or series of stock, holders of shares of Wellsford common stock are entitled to receive dividends on their common stock if, as and when authorized by the board of directors of Wellsford and declared by Wellsford out of assets legally available therefor and to share ratably in the assets of Wellsford legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of Wellsford and payment of liquidation preferences to holders of preferred stock, if any.

Voting Rights

Votes Per Share

Each outstanding share of Wellsford common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. If Wellsford was to authorize and issue shares of capital stock other than common stock, those shares also would be entitled to one vote per share on all matters submitted to a vote of stockholders unless the charter provisions establishing such shares of class of capital stock provide otherwise.

Cumulative Voting

Holders of Wellsford common stock are not entitled to cumulative voting in the election of directors.

Preference, Conversion, Redemption, Appraisal and Preemptive Rights

Holders of shares of Wellsford common stock have no preference, conversion, exchange, sinking fund, or redemption rights and have no preemptive rights to subscribe for any securities of Wellsford. Shares of Wellsford common stock have equal dividend, liquidation and other rights.

Dissolution and Other Corporate Transactions

Under the MGCL a Maryland corporation generally may not dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. The Wellsford articles of amendment and restatement provide for approval of consolidations, share exchanges, mergers in which Wellsford is not the successor, and amendments to the charter (except amendments to the provisions relating to the classification and removal of directors or any amendment reducing supermajority voting requirements) by the affirmative vote of holders of shares entitled to cast a majority of the votes entitled to be cast on the matter.

Anti-takeover Provisions

The MGCL and the Wellsford articles of amendment and restatement and bylaws contain provisions which could discourage or make more difficult a change in control of the company without the support of the board of directors. A summary of these provisions follows.

Classification or Reclassification of Common Stock

The Wellsford articles of amendment and restatement authorize the board of directors to classify or reclassify any unissued stock by setting or changing the numbers, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any of such shares.

The additional classes or series, as well as the common stock, will be available for issuance without further action by Wellsford’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Wellsford’s securities may be listed or traded. Although the board of directors has no intention at the present time of doing so, it could authorize Wellsford to issue a class or series that could, depending on the terms of that class or series, delay, defer or prevent a transaction or a change of control of Wellsford that might involve a premium price for holders of common stock or otherwise be in their best interest.

Business Combinations

Under the MGCL “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined in the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions. Wellsford’s board of directors has exempted from the Maryland statute any business combinations with Jeffrey Lynford and Edward Lowenthal or any of their affiliates or any other person acting in concert or as a group with any of these persons and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between such persons and Wellsford. However, the statute continues to apply to all other persons and therefore could impede or prevent a merger, tender offer or other business combination that some, or a majority, of Wellsford’s stockholders might believe to be in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for the Wellsford common stock is Computershare Trust Company, N.A.

COMPARISON OF RIGHTS OF STOCKHOLDERS
OF WELLSFORD AND REIS

Wellsford is a Maryland corporation and is governed by the MGCL. Reis is a Delaware corporation and is governed by the DGCL. Upon consummation of the merger, Reis stockholders will become stockholders of Wellsford, and their rights will be governed by the MGCL, the articles of amendment and restatement and the amended and restated bylaws of Wellsford.

The following is a summary of the material differences between the rights of Wellsford stockholders and the rights of Reis stockholders. These differences arise from the differences between the MGCL and the DGCL, and each company’s respective certificate or articles of incorporation and bylaws. As a condition to the merger, Reis’s current amended and restated certificate of incorporation will be amended immediately prior to the time of consummation of the merger. This summary presents the rights of Reis stockholders as they currently exist, and does not include any changes to the rights of Reis stockholders that will occur as a result of the proposed amendment to Reis’s amended and restated certificate of incorporation. For a description of the proposed amendment to Reis’s amended and restated certificate of incorporation, see “The Merger — Amendment of Reis’s Amended and Restated Certificate of Incorporation” beginning on page 72.

This summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Wellsford and Reis stockholders and is qualified in its entirety by reference to the MGCL, the DGCL and the various documents of Wellsford and Reis that are referred to in this summary. You should carefully read this entire joint proxy statement/ prospectus and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between your rights as a stockholder of Wellsford and as a stockholder of Reis. Wellsford is filing copies of its articles of amendment and restatement and bylaws as exhibits to the registration statement of which this joint proxy statement/prospectus is a part, and will send copies of these documents to you upon your request. Reis will also send copies of its documents referred to herein to you upon your request. See the section entitled “Where You Can Find More Information” on page 242.

Capitalization

Wellsford

The total number of shares of all classes of capital stock authorized under Wellsford’s articles of amendment and restatement is 101,000,000 shares of common stock, par value $0.02 per share.

Reis

The total number of shares of all classes of capital stock authorized under Reis’s amended and restated certificate of incorporation is 15,300,000 shares, which is divided into:

•	15,000,000 shares of common stock, $0.01 par value per share;

•	300,000 shares of preferred stock, $0.01 par value per share, initially issued in the following series:

•	50,000 shares of Series A preferred stock, $0.01 par value per share;

•	15,000 shares of Series B preferred stock, $0.01 par value per share;

•	150,000 shares of Series C preferred stock, $0.01 par value per share; and

•	20,000 shares of Series D preferred stock, $0.01 par value per share.

Voting Rights

Wellsford

The MGCL provides that, unless otherwise provided in a corporation’s articles of incorporation:

•	each share of its capital stock is entitled to one vote;

•	the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum; and

•	in matters other than the election of directors or the approval of extraordinary transactions, a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve a matter which properly comes before a stockholder meeting.

The MGCL limits the voting rights of “control shares” held by persons who, directly or indirectly, have the power to exercise:

•	one-tenth or more, but less than one-third of all voting power in the election of directors;

•	one-third or more, but less than a majority of all voting power in the election of directors; or

•	a majority or more of all voting power in the election of directors.

Wellsford’s bylaws exempt holders of Wellsford’s capital stock from the limitations on the voting rights of “control shares.” Subject to the MGCL, each holder of Wellsford common stock is entitled to one vote per share. Wellsford’s articles of amendment and restatement permit the board of directors to classify and issue Wellsford preferred stock in one or more series that may have voting rights that differ from that of Wellsford’s common stock. See the discussion of voting rights under “Authorized Capital Stock of Wellsford” beginning on page 224.

Reis

The DGCL provides that a corporation may designate the voting rights of each class of stock and must specify the voting rights of such class of stock in the certificate of incorporation or the board resolutions authorizing a certificate of designation providing for the issuance of stock and filed with the Secretary of State of the State of Delaware. Unless otherwise provided in a corporation’s certificate of incorporation, each stockholder is entitled to one vote per share.

Reis’s amended and restated certificate of incorporation provides that each holder of Reis common stock is entitled to one vote per share. Reis’s amended and restated certificate of incorporation further provides that, except as otherwise expressly provided elsewhere in the amended and restated certificate of incorporation or as otherwise required by law, the holders of shares of preferred stock and common stock shall vote together as a single class on all matters submitted to the stockholders of Reis. Each holder of preferred stock is entitled to vote on all matters submitted to a vote of the stockholders and shall be entitled to a number of votes equal to the largest number of whole shares of common stock in which such holder’s shares of preferred stock could be converted.

Advance Notice Provision

Wellsford

The MGCL provides that not less than 10 nor more than 90 days before each stockholders’ meeting, the secretary of a corporation shall give notice in writing of the meeting to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting. The notice must state (1) the time the meeting, the place of the meeting, if any, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at the meeting and (2) the purpose of the meeting if the meeting is a special meeting or if notice of the purpose is required by any other provision of the MGCL.

The MGCL further provides that the articles of incorporation or bylaws of a corporation may require any stockholder proposing a nominee for election as a director or any other matter for consideration at a meeting of the stockholders to provide advance notice of the nomination or proposal to the corporation of not more than (1) 90 days before the date of the meeting, or (2) in the case of an annual meeting, 90 days before the first anniversary of the mailing date of the notice of the preceding year’s annual meeting or 90 days before the first anniversary of the preceding year’s annual meeting, or (3) another time specified in the charter or bylaws.

The Wellsford bylaws provide that nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made at an annual meeting of stockholders:

•	pursuant to Wellsford’s notice of the meeting;

•	by the board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has given notice to Wellsford’s secretary at the principal executive office of Wellsford not earlier than 120 days or less than 90 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting.

Only the business specified in the notice of meeting may be brought before a special meeting of stockholders.

Nominations of persons for election to the board of directors may be made at a special meeting of stockholders:

•	pursuant to the notice of meeting;

•	by the board of directors; or

•	provided that the board of directors has determined that directors will be elected at the special meeting, by a stockholder who is entitled to vote at the meeting and has given notice to Wellsford’s secretary at the principal executive office of Wellsford not earlier than 120 days nor less than 90 days prior to such special meeting or the tenth day following the date on which the public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

Reis

Under the DGCL, a written notice stating the place, if any, date and hour of a stockholders meeting, the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered, except as otherwise provided by the DGCL, not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.

Reis’s by-laws provide that written notice of a stockholders meeting stating the place, date and hour of the meeting, and with respect to a special meeting of stockholders, the purpose or purposes for which the special meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than 50 days before the date of the meeting.

Number of Directors

Wellsford

Under the MGCL, a corporation must have at least one director at all times. Subject to this provision, a corporation’s bylaws may alter the number of directors and authorize a majority of the entire board of directors to alter within specified limits the number of directors set by the corporation’s articles of incorporation or its bylaws. Wellsford’s articles of amendment and restatement provide that the number of directors shall initially be seven, which number can be increased or decreased pursuant to the bylaws. Wellsford’s bylaws provide that at any regular meeting or any special meeting called for that purpose, a majority of the entire board of directors may increase or decrease the number of directors, provided that the number shall at no time be less than the minimum number required by the MGCL, nor more than 15 unless changed by an amendment to Wellsford’s bylaws.

Reis

Under the DGCL the number of directors may be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment to the certificate of incorporation. Reis’s by-laws provide that the number of directors shall be seven and Reis’s amended and restated certificate of incorporation provides that so long as any Reis preferred stock of the applicable class remains outstanding Reis’s board of directors will consist of seven members.

Classification of the Board of Directors

Wellsford

Under the MGCL, except as otherwise provided by the MGCL, at each annual meeting of the stockholders, the stockholders must elect directors to hold office until the earlier of the next annual meeting of stockholders and until their successors are elected and qualify or the time provided in the terms of any class or series of stock pursuant to which such directors are elected. If the directors are divided into classes, the term of office may be provided in the bylaws, except that the term of office of a director may not be longer than five years or, except in the case of an initial or substitute director, shorter than the period between annual meetings, and the term of office of at least one class must expire each year.

Wellsford’s amended and restated certificate of incorporation provides that the board of directors is divided into three classes: Class I, Class II and Class III. Each director serves a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. Consequently, members of the board of directors serve staggered three-year terms.

Reis

Under the DGCL, directors are elected at each annual stockholders meeting, unless the board of directors is classified. The certificate of incorporation may authorize the election of directors by one or more classes or series of stock, and the certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the stockholders may provide for a classified board of directors with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Reis does not have a classified board of directors and Reis’s by-laws provide that all the directors of Reis are elected at each annual stockholders meeting.

Election of the Board of Directors

Wellsford

The MGCL provides that a corporation’s directors will be elected by a plurality of the votes cast at a meeting at which a quorum is present, but allows a corporation to provide for cumulative voting in the election of directors in its articles of incorporation. Wellsford’s bylaws provide that unless otherwise provided in the articles of incorporation, a plurality of all the votes cast at a meeting of stockholders duly called at which a quorum is present shall be sufficient to elect a director. Wellsford’s articles of amendment and restatement does not grant cumulative voting rights with respect to the election of directors to holders of Wellsford common stock. See “Authorized Capital Stock of Wellsford.”

The MGCL permits the bylaws of the corporation to provide for the term of office a director may serve, except that (1) the term of office of a director may not be longer than five years or, except in the case of an initial or substitute director, shorter than the period between annual meetings and (2) the term of office of at least one class of directors will expire each year. Wellsford’s articles of amendment and restatement provides that the directors shall be classified into three classes, with approximately one-third of the directors elected by the stockholders annually.

Reis

The DGCL provides that a corporation’s directors will be elected by a plurality of the votes cast at a meeting at which a quorum is present unless otherwise provided in the certificate of incorporation or bylaws. Reis’s amended and restated certificate of incorporation and by-laws do not provide for a different voting standard. Under the DGCL, stockholders do not have cumulative voting rights unless the certificate of incorporation so provides. Reis’s amended and restated certificate of incorporation does not grant cumulative voting rights to holders of Reis stock.

Reis’s amended and restated certificate of incorporation provides that so long as any preferred stock of the respective class is outstanding, the board of directors shall consist of seven members, of which:

•	two members of the board of directors shall be elected by the holder of Series A preferred stock, voting their underlying shares of common stock on an as-converted basis;

•	two members of the board of directors shall be elected by the holders of Series C preferred stock voting their underlying shares of common stock on an as-converted basis;

•	two members of the board of directors shall be elected by holders of common stock; and

•	one member shall be nominated by the holders of common stock and approved by a majority of the holders of preferred stock voting their underlying shares of common stock on an as-converted basis together as a single class, which approval shall not be unreasonably withheld.

Removal of Directors

Wellsford

Under the MGCL, unless the corporation’s articles of incorporation provides otherwise, the stockholders of a corporation with a classified board of directors may remove a director, only for cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors. Wellsford’s articles of amendment and restatement provide that directors may be removed, but only for cause, by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast in the election of the directors.

Reis

Under the DGCL, a director can be removed with or without cause by the holders of a majority of shares entitled to vote in an election of directors unless: (i) the corporation has a classified board of directors, in which case removal of directors is only permissible for cause unless a corporation has a provision in its certificate of incorporation to the contrary; or (ii) the corporation provides for cumulative voting and less than the entire board is to be removed, in which case there are certain limitations to this rule. Reis has neither a classified board nor provides for cumulative voting. The DGCL further provides that where the holders of any class or series are entitled to elect one or more directors by the certificate of incorporation, the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole shall be the applicable vote with respect to the removal without cause of a director. Accordingly, the Reis directors elected by specified classes or series of stock provided above may be removed without cause only by a vote of such specified classes or series of stock.

Filling Vacancies

Wellsford

The MGCL provides that the stockholders of a corporation may elect a successor to fill a vacancy on the board of directors which results from the removal of a director. The MGCL also provides that, unless the articles of incorporation or bylaws provide otherwise, (1) a majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the board of directors which results from any cause except an increase in the number of directors; and (2) a majority of the entire board of directors may fill a vacancy which results from an increase in the number of directors.

Wellsford’s articles of incorporation and bylaws provide that, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy on the board of directors for any cause other than an increase in the number of directors shall be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Directors elected by the board of directors to fill a vacancy serve until the next annual meeting and until their successors are elected and qualified.

Reis

Under the DGCL, unless the certificate of incorporation or bylaws provide otherwise, any vacancies, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the directors then in office or a sole remaining director (even though less than a quorum) and, whenever the holders of any class or series of capital stock are entitled by the certificate of incorporation to elect one or more directors, vacancies and newly created directorship may be filled by a majority of the directors elected by such class or series then in office, or by the sole remaining director.

Reis’s by-laws provide that any vacancy in the office of a director designated by a series of the preferred stock shall be filled by the holders of that series of preferred stock; provided, however, that if such series of preferred stock is no longer outstanding, including by way of conversion, the designated board member for that series of preferred stock shall be elected by the holders of common stock. Any vacancy in the office of a director designated by the holders of common stock shall be elected by the holders of common stock.

Liability of Directors; Indemnification of Directors and Officers

Wellsford

The MGCL requires a corporation, unless its articles of incorporation provides otherwise, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

In addition, the MGCL requires Wellsford, as a condition to advancing expenses, to obtain a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Wellsford and a written statement by or on his behalf to repay the amount paid or reimbursed by Wellsford if it is ultimately determined that the standard of conduct was not met.

Wellsford’s articles of amendment and restatement provide that the corporation shall have the power, to the maximum extent permitted by Maryland law, to indemnify and advance expenses to its present and former directors and officers on account of any proceeding to which they are a party, by reason of the fact that such person is or was a director or officer of Wellsford, or is or was serving any other entity at the request of Wellsford.

Reis

The DGCL provides that a corporation shall have the power to indemnify any person made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation in that capacity for another entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if:

•	he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and

•	in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

A corporation shall have the power to indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.

A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or other employees or agents as deemed appropriate by the board of directors, in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

The indemnification and expense advancement provisions of the DGCL are not exclusive of any other rights which may be granted by bylaws, a vote of stockholders or disinterested directors or otherwise. Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

The Reis by-laws provide that each director, officer, employee and agent of the corporation shall be indemnified by the corporation to the fullest extent permitted by Section 145 of the DGCL.

Limitation of Personal Liability of Directors and Officers

Wellsford

The MGCL permits a Maryland corporation’s articles of incorporation to include a provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property, or services, in which case recovery is limited to the actual amount of the benefit or profit actually received; or

•	a judgment or other final adjudication adverse to the person that is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Wellsford articles of amendment and restatement provide that, to the maximum extent permitted by Maryland law, Wellsford directors and officers are not liable to Wellsford or its stockholders for money damages. However, such provisions do not limit the availability of equitable relief to Wellsford or its stockholders.

Reis

As permitted under the DGCL, Reis’s amended and restated certificate of incorporation eliminates the personal liability of directors for monetary damages for breach of such directors’ fiduciary duty, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases; or

•	any transaction from which the director derived an improper personal benefit.

The amended and restated certificate of incorporation provides for the elimination or limitation of a director’s liability to Reis to the fullest extent permitted by the DGCL.

Inspection of Books and Records

Wellsford

The MGCL provides that persons who together have been stockholders of record for more than six months and own at least 5% of the outstanding stock of any class of a Maryland corporation on written request may inspect and copy during usual business hours the corporation’s books of account and stock ledger, request and receive a statement of the corporation’s affairs and in the case of a corporation which does not maintain the original or a duplicate stock ledger at its principal office, request and receive a list of its stockholders. In addition, any stockholder of a Maryland corporation may inspect and copy during usual business hours the bylaws, minutes of the proceedings of stockholders and annual statements of affairs of a corporation and request the corporation to provide a sworn statement showing all stock and other securities issued during a specified period of not more than 12 months before the date of the request, the consideration received by the corporation per share, and the value of any consideration received by the corporation, other than money, as set in a resolution of the board. Wellsford’s articles of amendment and restatement and bylaws do not amend the rights of stockholders to inspect the books and records of Wellsford.

Reis

The DGCL allows any stockholder, upon written demand under oath stating the purpose thereof, the right during usual business hours to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person’s interest as a stockholder.

Amendment of Charter and Bylaws

Wellsford

The MGCL allows amendment of a corporation’s articles of incorporation if its board of directors adopts a resolution setting forth the amendment proposed, declaring it advisable and directing that the proposed amendment be submitted for consideration at either an annual or special meeting of the stockholders. Unless a lesser or greater proportion of votes is specified in a corporation’s articles of incorporation, the proposed amendment must be approved by two-thirds of all votes entitled to vote on the matter at any such meeting. Under most circumstances, Wellsford’s articles of amendment and restatement require the affirmative vote of a majority of all the votes entitled to be cast to be amended.

The MGCL provides that the power to amend the bylaws of a corporation is vested with the stockholders except to the extent the articles of incorporation or the bylaws vest such power with the corporation’s board of directors. Wellsford’s bylaws provide that the board of directors shall have the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

Reis

The DGCL generally provides that unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a corporation may be approved by a majority in voting power of the outstanding shares. Reis’s amended and restated certificate of incorporation does not modify the statutory vote requirement; however, it provides that, so long as the shares of any series of Reis’s preferred stock are outstanding, any amendment or modification to Reis’s amended and restated certificate of incorporation will be approved by holders of a majority of the voting power of such series, voting on an as converted to common stock basis and as a separate class.

The DGCL also provides that the power to amend the bylaws resides in the stockholders entitled to vote, provided that the corporation may, in its certificate of incorporation, confer the power to amend the bylaws upon the directors. The fact that such power has been conferred on the directors does not divest or limit the power of the stockholders to amend the bylaws. Reis’s amended and restated certificate of incorporation provides that the board of directors is authorized to amend the by-laws with a vote at a duly held meeting of at least a majority of the members of the board of directors or with the written consent of all of the members of the board of directors in lieu of a meeting, subject to any rights of holders of preferred stock. The Reis by-laws provide that the stockholders may amend the by-laws by the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote.

Mergers, Consolidations and Other Transactions

Wellsford

Under the MGCL, the board must adopt a resolution that declares a merger, consolidation, share exchange, or sale of all or substantially all of a corporation’s assets advisable and direct that the proposed transaction be submitted for consideration at either an annual or special meeting of the corporation’s stockholders. At such meeting, unless the articles of incorporation states otherwise, the holders of two-thirds of the shares of the corporation entitled to vote are required to approve such actions.

Wellsford’s articles of amendment and restatement provide that a consolidation or share exchange or a merger in which Wellsford is the successor must be approved only by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

The MGCL also provides that the vote of the stockholders of a surviving corporation is not required to approve a merger if (1) the merger does not reclassify or change its outstanding stock or otherwise amend the corporation’s articles of incorporation and (2) the number of shares of capital stock to be issued in the merger does not increase by more than 20% the number of shares of the same class or series outstanding immediately before the merger becomes effective.

Reis

The DGCL provides that, unless otherwise specified in a corporation’s certificate of incorporation, a sale or other disposition of all or substantially all of the corporation’s assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in limited circumstances) plus, with exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Reis’s amended and restated certificate of incorporation does not contain any exceptions to this provision, but it does require the separate class vote by Reis Series C preferred stock and Reis Series D preferred stock to approve certain sales of all or substantially all of Reis’s assets, mergers involving Reis, and certain other significant transactions.

Restrictions on Business Combinations

Wellsford

Under the MGCL “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors. After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	2/3 of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions. Wellsford’s board of directors have previously adopted a resolution exempting from the MGCL any business combinations with Jeffrey Lynford or Edward Lowenthal or any other person acting in concert or as a group with such persons, and consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between such persons and Wellsford.

Reis

Under the business combination statute of the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder who, with or through its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three-year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

The provisions of this business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have a class of voting stock listed on a national securities exchange, authorized for quotation on the NASDAQ or held of record by more than 2,000 stockholders.

Reis does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on the NASDAQ, or held of record by more than 2,000 stockholders of record. Accordingly, the business combination statute does not apply to Reis.

Control Share Acquisition Statute

Wellsford

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders on the matter, excluding shares of stock as to which the acquiring person, officers of the corporation, and directors of the corporation who are employees of the corporation are entitled to exercise or direct the exercise of the voting power of the shares in the election of directors. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock previously acquired by a person, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority of all voting power. Control shares do not include shares that the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.

A person who has made or proposes to make a “control share acquisition,” upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of such demand to consider the voting rights of the shares.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, within 60 days of the meeting and subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition, and certain limitations and restrictions generally applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.

The “control share acquisition” statute does not apply to shares acquired in a merger, consolidation, or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or the bylaws of the corporation.

Wellsford’s bylaws exempt holders of Wellsford’s capital stock from the limitations on the voting rights of “control shares.”

Reis

Delaware has no control share acquisition statute comparable to that in effect in Maryland.

Stockholder Meetings

Wellsford

The MGCL provides that a corporation shall hold an annual meeting of its stockholders to elect directors and transact any other business within its powers.

Wellsford’s bylaws provide that an annual meeting of stockholders for the election of directors and the transaction of any business within the powers of Wellsford shall be held on a date and at the time set by Wellsford’s board of directors during the 31-day period from May 15 through June 14 in each year.

Under the MGCL, a special meeting of stockholders may be called by the President, the board of directors or any other person specified in the corporation’s articles of incorporation or bylaws.

Under Wellsford’s bylaws, a special meeting of the stockholders of Wellsford may be called at any time by:

•	the Chairman of the Board,

•	the President,

•	the Chief Executive Officer or

•	the board of directors.

Additionally, any stockholder may request a special meeting by sending written notice to the secretary of Wellsford signed by stockholders of record entitled to cast at least a majority of all of the votes entitled to be cast at such meeting. The stockholder request must state the purpose of the meeting and matters proposed to be acted on. The stockholders calling a special meeting are required to pay Wellsford for the costs of preparing and mailing a notice of the meeting to the stockholders prior to the mailing of any such notice. The Wellsford bylaws contain provisions that set forth the procedures that a Wellsford stockholder must follow to call a special meeting, including requesting a record date to determine the stockholders entitles to make the request for a special meeting.

Reis

The DGCL provides that unless directors are elected by written consent in lieu of an annual meeting as permitted by the DGCL, an annual meeting of stockholders shall be held for the election of directors on a date and at a time designated by or in the manner provided in the bylaws. Reis’s by-laws provide that an annual meeting of stockholders for the election of directors and for the transaction of any other proper business shall be held within five months after the close of the fiscal year of Reis.

The DGCL further provides that special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or the bylaws of a corporation. Under Reis’s by-laws, subject to the rights of the holders of any series of preferred stock or any other series or class of stock as set forth in Reis’s amended and restated certificate of incorporation to elect additional directors under specified circumstances, a special meeting of the stockholders may be called by the chairman, the President or any Vice President, and shall be called by any such officer at the request in writing of a majority of the issued and outstanding stock entitled to vote, on the basis that all voting preferred stock of Reis convertible into common stock shall be treated as if converted to common stock. Any request of stockholders for a special meeting shall state the purpose or purposes of the proposed special meeting.

Corporate Action without a Meeting

Wellsford

Under the MGCL, and except as provided below or otherwise provided in the MGCL, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if (1) a unanimous written consent setting forth the action and signed by each stockholder entitled to vote on such matters and (2) a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it, are filed with the records of the stockholders meeting. The holders of common stock entitled to vote generally in the election of directors may take action by written consent of the stockholders entitled to vote and not less than the minimum number of votes necessary to authorize the action at a stockholders’ meeting if the corporation gives notice of the action to each holder of the class not later than 10 days after the effective date of the action, but only if authorized by the articles of incorporation, while the holders of any class of stock other than common stock may take action by written consent unless such action by written consent is prohibited or restricted by the articles of incorporation.

Reis

Under the DGCL, unless otherwise restricted in the certificate of incorporation of Reis, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Due to the absence of a provision relating to stockholder action without a meeting in Reis’s amended and restated certificate of incorporation, the holders of Reis capital stock may take action or consent to any action by written consent.

Dividends

Wellsford

Under the MGCL, the board of directors has the power to authorize and cause the corporation to pay, out of funds legally available therefor, distributions in cash, property or securities of the corporation unless the declaration of such distributions would be restricted by the articles of incorporation. The MGCL further provides that no distribution may be made (1) if the corporation would become unable to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its liabilities plus, unless the articles of amendment and restatement permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Reis

Subject to any restrictions contained in a corporation’s certificate of incorporation, the DGCL generally provides that a corporation may declare and pay dividends out of its surplus, which means the excess of net assets over capital, or when no surplus exists, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid, however, out of net profits if, after the payment of the dividends, the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In accordance with the DGCL, “capital” is determined by the board of directors and may not be less than the aggregate par value of the outstanding capital stock of the corporation having par value.

Under Reis’s amended and restated certificate of incorporation, the holders of Series D preferred stock are entitled to receive, when, as and if declared by the board of directors, out of assets of Reis legally available therefor, prior and in preference to any declaration or payment of any dividend on the Series A preferred stock, Series B preferred stock and Series C preferred stock, cumulative, non-compounding dividends at the rate of 8% annually per share. The holders of Series A preferred stock, Series B preferred stock and Series C preferred stock are entitled to receive, when, as and if declared by the board of directors, out of assets of Reis legally available therefor, prior and in preference to any declaration or payment of any dividend on the common stock, cumulative, non-compounding dividends at the rate of 8% per annum per share. Subject to all of the preferential rights of holders of the preferred stock, the holders of common stock are entitled to receive, when, as and if declared by the board of directors and out of assets of Reis which are legally available therefor, dividends payable either in cash, shares of common stock or other property.

Appraisal Rights

Wellsford

Under the MGCL, stockholders of a corporation are entitled to appraisal rights in connection with a:

•	merger or consolidation;

•	share exchange;

•	transfer of assets requiring stockholder approval;

•	amendment of articles of incorporation which alters the contract rights of any outstanding stock and substantially adversely affects stockholder rights if the right to do so is not reserved in the articles of incorporation; or

•	business combination transaction.

However, except with respect to business combination transactions involving an interested stockholder, stockholders generally have no appraisal rights with respect to their shares if:

•	the shares are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the NASD or are designated for trading on the NASDAQ Small Cap Market; and

•	the shares are that of the successor in the merger, unless (1) the merger alters the contractual rights of the shares as expressly set forth in the articles of incorporation and the articles of incorporation does not reserve the right to do so or (2) the shares are to be changed or converted in whole or in part in the merger into something other than either shares in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares in the successor.

Accordingly, Wellsford stockholders are not generally entitled to appraisal rights.

Reis

The DGCL provides that dissenting stockholders have appraisal rights in connection with specified mergers and consolidations, provided the stockholder complies with certain procedural requirements. However, unless otherwise provided in the certificate of incorporation, and except as otherwise provided in the DGCL, this right to demand appraisal does not apply to stockholders if a vote of stockholders of such corporation is not required to authorize the merger or consolidation.

In addition, except as otherwise provided in the DGCL, the right to demand appraisal does not apply if the shares held by the stockholders are of a class or series listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or are held of record by more than 2,000 stockholders, in each case on the record date set to determine the stockholders entitled to vote on the merger or consolidation.

Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except:

•	shares of stock of the surviving corporation;

•	shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders;

•	cash instead of fractional shares described in either of the above; or

•	any combination of the shares of stock and cash instead of fractional shares described in any of the three above.

A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party or a sale of all or substantially all of the assets of the corporation. Reis’s amended and restated certificate of incorporation does not provide for the availability of such rights.

LEGAL MATTERS

Venable LLP has passed upon the validity of the Wellsford common stock offered by this joint proxy statement/prospectus. Certain U.S. Federal income tax consequences relating to the merger will be passed upon for Wellsford by its tax counsel, King & Spalding LLP, and for Reis by its tax counsel, Bryan Cave LLP.

EXPERTS

The consolidated financial statements and schedule of Wellsford Real Properties, Inc. and subsidiaries as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this joint proxy statement/prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein which, as to the year 2004 with respect to Wellsford Real Properties, Inc. and subsidiaries, is based in part on the report of KPMG, LLP, independent registered public accountants. The financial statements referred to above are included in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

The consolidated financial statements of Wellsford/Whitehall Group, L.L.C. and subsidiaries at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in this joint proxy statement/prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

The financial statements of Reis at October 31, 2006 and 2005, and for each of the years in the three-year period ended October 31, 2006, included in this joint proxy statement/prospectus, have been audited by Marks Paneth & Shron LLP, independent public accounting firm, as set forth in their report, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

The deadline for stockholders to submit proposals to be considered for inclusion in Wellsford’s proxy statement for its 2008 annual meeting of stockholders is December 31, 2007.

In addition, nominations by stockholders of candidates for election as a director or submission of new business proposals must be submitted in compliance with the Wellsford’s current bylaws. Wellsford’s bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, notice must be given to the Secretary of Wellsford no more than 120 days nor less than 90 days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. Accordingly, under the current bylaws, for a stockholder nomination or business proposal to be considered at the 2008 annual meeting of stockholders, a notice of such nominee or proposal must be received not earlier than December 31, 2007 and not later than January 30, 2008. However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 120th day prior to the date of the preceding year’s annual meeting and not later than the 90th day prior to the date of mailing of the notice for that annual meeting or the tenth day following the day on which public announcement of the date of that meeting is first made. For additional requirements, a stockholder may refer to Wellsford’s bylaws, a current copy of which may be obtained without charge upon request from Wellsford’s Secretary.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Wellsford board of directors nor the Reis board of directors knows of any matters that will be presented for consideration at either the Wellsford annual meeting or the Reis special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either of the meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

Information on Wellsford’s Website

Information on Wellsford’s website is not part of this joint proxy statement/prospectus and you should not rely on that information in deciding whether to approve any of the proposals described in this joint proxy statement/prospectus, unless that information is also in this joint proxy statement/prospectus.

Information on Reis’s Website

Information on Reis’s website is not part of this joint proxy statement/prospectus and you should not rely on that information in deciding whether to approve any of the proposals described in this joint proxy statement/prospectus, unless that information is also in this joint proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Wellsford files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Wellsford, who file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

Wellsford has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Wellsford common stock to be issued to Reis stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the Wellsford common stock. The rules and regulations of the SEC allow Wellsford to omit certain information included in the registration statement from this joint proxy statement/prospectus.

Reis is a private company and, accordingly, does not file reports or other information with the SEC.

Wellsford has supplied all information contained in this joint proxy statement/prospectus relating to Wellsford and Reis has supplied all information in this joint proxy statement/prospectus relating to Reis.

If you would like to request documents from Wellsford or Reis, please send a request in writing or by telephone to either Wellsford or Reis at the following address:

Wellsford Real Properties, Inc. 535 Madison Avenue, 26th Floor New York, NY 10022 (212) 838-3400 Attn: Investor Relations	Reis, Inc. 530 Fifth Avenue New York, NY 10036 (212) 921-1122 Attn: Investor Relations

This document is a prospectus of Wellsford and is a joint proxy statement of Wellsford and Reis for their respective meetings. Neither Wellsford nor Reis has authorized anyone to give any information or make any representation about the merger or Wellsford or Reis that is different from, or in addition to, that contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	WF-2
Consolidated Statements of Net Assets in Liquidation (liquidation basis) at December 31, 2006 and 2005	WF-3
Consolidated Statements of Changes in Net Assets in Liquidation (liquidation basis) for the Year Ended December 31, 2006 and for the Period November 18, 2005 to December 31, 2005	WF-4
Consolidated Statements of Operations (going concern basis) for the Period January 1, 2005 to November 17, 2005 and for the Year Ended December 31, 2004	WF-5
Consolidated Statements of Changes in Shareholders’ Equity (going concern basis) for the Period January 1, 2005 to November 17, 2005 and for the Year Ended December 31, 2004	WF-6
Consolidated Statements of Cash Flows for the Year Ended December 31, 2006, and for the Period November 18, 2005 to December 31, 2005 (liquidation basis) and for the Period January 1, 2005 to November 17, 2005 and for the Year Ended December 31, 2004 (going concern)
WF-7
Notes to Consolidated Financial Statements	WF-9

FINANCIAL STATEMENT SCHEDULES

III. Real Estate and Accumulated Depreciation	S-1

All other schedules have been omitted because the required information for such other schedules is not present, is not present in amounts sufficient to require submission of the schedule or because the required information is included in the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Wellsford Real Properties, Inc.

We have audited the accompanying consolidated statements of net assets in liquidation (liquidation basis) of Wellsford Real Properties, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of changes in net assets in liquidation (liquidation basis) and cash flows (liquidation basis) for the year ended December 31, 2006 and for the period from November 18, 2005 to December 31, 2005. We have also audited the consolidated statements of operations, changes in shareholders’ equity and cash flows for the period from January 1, 2005 to November 17, 2005 and the year ended December 31, 2004. Our audit also included the financial statement schedule listed in the Index. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Second Holding Company, LLC (a joint venture in which the Company had a 51.09% interest until such interest was sold on November 30, 2004), have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to the amounts included for Second Holding Company, LLC, it is based solely on their report. In the consolidated financial statements, the Company’s equity in net (loss) income of Second Holding Company, LLC is stated at $(4,790,262) for the year ended December 31, 2004.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

As described in Note 1 to the consolidated financial statements, the shareholders of the Company approved a plan of liquidation on November 17, 2005 and the Company commenced liquidation shortly thereafter. As a result, the Company has changed its basis of accounting for periods subsequent to November 17, 2005 from the going-concern basis to a liquidation basis.

In our opinion, based upon our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated net assets in liquidation (liquidation basis) of the Company and subsidiaries at December 31, 2006 and 2005, and the related changes in consolidated net assets in liquidation (liquidation basis) and cash flows (liquidation basis) for the year ended December 31, 2006 and for the period from November 18, 2005 to December 31, 2005, and the consolidated results of their operations and their cash flows for the period from January 1, 2005 through November 17, 2005 and the year ended December 31, 2004 in conformity with U.S. generally accepted accounting principles applied on the bases described in the preceding paragraph. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/  ERNST & YOUNG LLP

Chicago, IL
March 27, 2007

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Net Assets in Liquidation
(Liquidation Basis)

	December 31,
	2006	2005

Assets
Real estate assets under development	$41,159,400	$44,233,031

Investment in Reis, Inc.	20,000,000	20,000,000
Investments in joint ventures	423,000	453,074

Total real estate and investments	61,582,400	64,686,105

Cash and cash equivalents	39,050,333	41,027,086
Restricted cash and investments	2,936,978	18,953,325
Receivables, prepaid and other assets	2,230,008	2,003,635
Deferred merger costs	2,677,764	—

Total assets	108,477,483	126,670,151

Liabilities and Net Assets in Liquidation
Liabilities:
Mortgage notes and construction loans payable	20,129,461	19,250,344
Construction payables	2,226,599	3,878,872
Accrued expenses and other liabilities (including merger costs of $654,860 at December 31, 2006)	5,912,191	6,977,182
Reserve for estimated costs during the liquidation period	18,301,885	24,057,079
Reserve for option cancellations	2,633,408	—
Deferred compensation liability	—	14,720,730

Total liabilities	49,203,544	68,884,207

Minority interests at estimated value	1,678,378	1,216,530

Total liabilities and minority interests	50,881,922	70,100,737

Commitments and contingencies

Net assets in liquidation	$57,595,561	$56,569,414

See notes to Consolidated Financial Statements

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Net Assets in Liquidation
(Liquidation Basis)

	For the	For the Period
	Year Ended	November 18, 2005 to
	December 31, 2006	December 31, 2005

Shareholders’ equity – November 17, 2005 (going concern basis)		$101,817,561
Adjustments relating to adoption of liquidation basis of accounting:
Adjustment of real estate investments and other assets to net realizable value, net of liability for income taxes		72,485,014
Accrual of estimated costs of liquidation and termination		(24,767,375)
Adjustment of carrying amounts of minority interests		(2,646,198)

Net assets in liquidation – beginning of period	$56,569,414	146,889,002
Operating income	1,767,467	220,942
Exercise of stock options	1,008,035	56,074
Sales of real estate assets under development and other changes in net real estate assets under development, net of minority interest and estimated income taxes	1,551,640	—
Provision for option cancellation reserve	(4,226,938)	—
Change in option cancellation reserve	925,943	—
Distributions to stockholders	—	(90,596,604)

Increase (decrease) in net assets in liquidation	1,026,147	(90,319,588)

Net assets in liquidation – end of period	$57,595,561	$56,569,414

See notes to Consolidated Financial Statements

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Going Concern Basis)

	For the Period	For the
	January 1 to	Year Ended
	November 17,	December 31,
	2005	2004

Revenues
Rental revenue	$12,153,235	$13,366,695
Revenue from sales of residential units	488,075	12,288,483
Interest revenue from debt instruments	59,049	176,805
Fee revenue	518,000	796,617

Total revenues	13,218,359	26,628,600

Costs and expenses
Cost of sales of residential units	385,631	10,130,861
Property operating and maintenance	4,806,411	4,786,558
Real estate taxes	842,811	1,191,282
Depreciation and amortization	3,886,889	4,636,684
Property management	331,261	316,479
Interest:
Mortgage notes payable	4,658,626	6,148,762
Debentures	823,643	2,099,815
General and administrative	7,887,820	8,270,768

Total costs and expenses	23,623,092	37,581,209

Income (loss) from joint ventures	11,849,733	(23,715,114)

Interest income on cash and investments	1,492,116	1,020,726

Minority interest benefit	172,176	88,478

Income (loss) before income taxes and discontinued operations	3,109,292	(33,558,519)

Income tax expense (benefit)	91,000	(130,000)

Income (loss) from continuing operations	3,018,292	(33,428,519)
Income from discontinued operations, net of income tax expense of $80,000	—	725,069

Net income (loss)	$3,018,292	$(32,703,450)

Per share amounts, basic and diluted:
Income (loss) from continuing operations	$0.47	$(5.17)
Income from discontinued operations	—	0.11

Net income (loss)	$0.47	$(5.06)

Weighted average number of common shares outstanding:
Basic	6,467,639	6,460,129

Diluted	6,470,482	6,460,129

See notes to Consolidated Financial Statements

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders’ Equity (Going Concern Basis)
For the Period January 1, 2005 to November 17, 2005 and
For the Year Ended December 31, 2004

					Accumulated
					Other
				Retained	Comprehensive	Total
	Common Shares*		Paid in	Earnings	(Loss)	Shareholders’	Comprehensive
	Shares	Amount	Capital**	(Deficit)	Income	Equity	(Loss) Income

Balance, January 1, 2004	6,455,994	$129,120	$156,437,589	$(25,242,236)	$(50,429)	$131,274,044
Director share grants	3,836	77	63,923	—	—	64,000	$—
Stock option exercises	6,693	134	98,112	—	—	98,246	—
Share of unrealized income on interest rate protection contract	—	—	—	—	50,429	50,429	50,429
Net (loss)	—	—	—	(32,703,450)	—	(32,703,450)	(32,703,450)

Balance, December 31, 2004	6,466,523	129,331	156,599,624	(57,945,686)	—	98,783,269	$(32,653,021)

Director share grants	1,116	22	15,978	—	—	16,000	$—
Net income for the period January 1 to November 17, 2005	—	—	—	3,018,292	—	3,018,292	3,018,292

Balance, November 17, 2005	6,467,639	$129,353	$156,615,602	$(54,927,394)	$—	$101,817,561	$3,018,292

  _ _

*	Includes 169,903 class A-1 common shares which were converted to regular common shares in January 2006.

**	Net of shares held in the deferred compensation trust and treated as treasury stock.

See notes to Consolidated Financial Statements

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Liquidation	2005		Going Concern
	Basis	Liquidation	Going Concern	Basis
	For the	Basis	Basis	For the Year Ended
	Year Ended	November 18 to	January 1 to	December 31,
	December 31, 2006	December 31	November 17	2004

Cash flows from operating activities:
Change in net assets in liquidation from:
Interest and other income and expense, net	$1,767,467	$220,942
Operating activities of real estate assets under development, net	1,551,640	—

	3,319,107	220,942
Net income (loss) (period prior to liquidation accounting)	—	—	$3,018,292	$(32,703,450)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Gain on redemption of joint venture interest	—	—	(5,986,396)	—
Impairment charges and transaction losses from investments in joint ventures	—	—	—	24,427,684
Gain on sale of assets and release of contingent liability	—	—	—	(808,856)
Deferred tax (credit) provision	—	—	(61,000)	(300,000)
Depreciation and amortization	—	11,846	4,160,532	4,673,999
Net amortization of premiums/discounts on U.S. Government securities	—	356	898	23,047
Change in value of real estate assets under development, net	3,078,993	—	—	—
Undistributed minority interest (benefit)	54,530	(11,257)	(172,176)	(88,478)
Stock issued for director compensation	—	—	16,000	64,000
Value of option grants for director compensation	—	—	—	71,500
Changes in assets and liabilities:
Restricted cash and investments	1,295,617	(3,830,272)	(688,878)	(3,323,770)
Residential units available for sale	—	—	353,702	8,882,268
Assets held for sale	—	—	—	449,057
Real estate assets under development	(333,705)	(4,021,343)	(22,900,464)	(10,660,002)
Receivables, prepaid and other assets	(1,146,401)	347,116	(328,450)	500,852
Accrued expenses and other liabilities	(1,458,897)	(215,741)	1,339,441	(547,718)
Reserve for estimated costs during the liquidation period	(5,755,194)	(710,296)	—	—
Construction payables	(1,652,273)	794,525	3,084,347	—
Deferred compensation liability	—	2,995,746	1,568,317	408,180
Liabilities attributable to assets held for sale	—	—	—	(317,486)

Net cash (used in) operating activities	(2,598,223)	(4,418,378)	(16,595,835)	(9,249,173)

Cash flows from investing activities:
Purchase of U.S. Government securities	—	—	—	(2,608,090)
Redemption of U.S. Government securities	—	2,550,000	25,000,000	2,550,000
Investments in real estate assets	—	—	(23,944)	(18,407)
Return of capital and redemption proceeds from sales and investments in joint ventures	—	—	12,792,662	15,934,134
Repayments of notes receivable	—	—	1,032,000	2,064,000
Proceeds from the sale of real estate assets	1,296,883	166,912,078	—	2,694,334
Deferred merger costs	(2,022,904)	—	—	—
Purchase of minority interest	—	—	(2,087,000)	—

Net cash (used in) provided by investing activities	(726,021)	169,462,078	36,713,718	20,615,971

Cash flows from financing activities:
Borrowings from mortgage notes and construction loans payable	29,342,766	2,817,622	16,071,903	360,820
Repayments of mortgage notes and construction loans payable	(28,463,649)	(94,429,482)	(14,062,324)	(1,496,584)
Redemption of Debentures	—	—	(25,775,000)	—
Proceeds from option exercises	1,008,035	56,074	—	98,246
Payments for option cancellations	(667,587)	—	—	—
Minority interest investment	175,176	—	—	157,500
Distributions to minority interest	(47,250)	(3,408,351)	(672,125)	(505)
Distributions to shareholders	—	(90,596,604)	—	—

Net cash provided by (used in) financing activities	1,347,491	(185,560,741)	(24,437,546)	(880,523)

Net (decrease) increase in cash and cash equivalents	(1,976,753)	(20,517,041)	(4,319,663)	10,486,275
Cash and cash equivalents, beginning of period	41,027,086	61,544,127	65,863,790	55,377,515

Cash and cash equivalents, end of period	$39,050,333	$41,027,086	$61,544,127	$65,863,790

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (continued)

	Liquidation	2005		Going Concern
	Basis	Liquidation	Going Concern	Basis
	For the	Basis	Basis	For the Year Ended
	Year Ended	November 18 to	January 1 to	December 31,
	December 31, 2006	December 31	November 17	2004

Supplemental information:
Cash paid during the period for interest including interest on Debentures of $979,688 and $2,063,000 for the period January 1 to November 17, 2005 and for the year ended December 31, 2004, respectively, and excluding interest funded by construction loans	$—	$5,016,192	$6,153,093	$8,613,174

(Tax refunds in excess of income taxes paid) cash paid during the period for income taxes, net of refunds	$(63,349)	$671,714	$54,461	$440,968

Supplemental schedule of non-cash investing and financing activities:
Release of shares held in deferred compensation plan	$5,181,985	$633,000	$100,000	$50,000

Provision for option cancellation reserve	$4,226,938

Reduction in option cancellation reserve	$925,943

Net transfer of deferred compensation assets and related liability	$14,720,730

Accrual for unpaid merger costs	$654,860

Other comprehensive income (loss); share of unrealized income (loss) on interest rate protection contract purchased by joint venture investment, net of tax				$50,429

The effect of deconsolidating $25,000,000 of Convertible Trust Preferred Securities and recording $25,775,000 of junior subordinated debentures and related joint venture investment				$775,000

Note issued for minority interest investment				$157,500

Assets and liabilities arising upon formation of joint venture:
Construction in process, including land of $2,000,000				$2,121,230

Mortgage assumed				$483,827

Accrued expenses and other liabilities assumed				$887,403

Minority interest contributed				$750,000

See notes to Consolidated Financial Statements

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization, Business and Plan of Liquidation

Organization

Wellsford Real Properties, Inc. (and subsidiaries, collectively, the “Company”) was formed as a Maryland corporation on January 8, 1997, as a corporate subsidiary of Wellsford Residential Property Trust (the “Trust”). On May 30, 1997, the Trust merged (the “EQR Merger”) with Equity Residential (“EQR”). Immediately prior to the EQR Merger, the Trust contributed certain of its assets to the Company and the Company assumed certain liabilities of the Trust. Immediately after the contribution of assets to the Company and immediately prior to the EQR Merger, the Trust distributed to its common stockholders all of its outstanding shares of the Company.

Business

The Company was originally formed to operate as a real estate merchant banking firm to acquire, develop, finance and operate real properties and invest in private and public real estate companies. The Company’s remaining primary operating activities are the development, construction and sale of three residential projects and its approximate 23% ownership interest in Reis, Inc. (“Reis”). Reis is a provider of commercial real estate market information to investors, lenders and other professionals in the debt and equity capital markets. Previously, the Company’s activities had been categorized into three strategic business units (“SBUs”) within which it executed its business plans: (i) Commercial Property Activities; (ii) Debt and Equity Activities; and (iii) Residential Activities. See Footnote 11 for information regarding the Company’s remaining primary operating activities.

Merger with Reis

On October 11, 2006, the Company announced that it entered into a definitive merger agreement with Reis and Reis Services, LLC, a wholly-owned subsidiary of Wellsford (“Merger Sub”) to acquire Reis (the “Merger”) and that the Merger was approved by the independent members of the Company’s Board of Directors (the “Board”). At the effective time of the Merger, Reis stockholders will be entitled to receive, in the aggregate, approximately $34,579,414 in cash and 4,237,673 shares of newly issued common stock of the Company, not including shares to be issued to Wellsford Capital, a wholly-owned subsidiary of the Company. The per share value of the Company’s common stock, for purposes of the Merger, has been established at $8.16 per share resulting in an implied equity value for Reis of approximately $90,000,000, including Wellsford’s 23% ownership interest in Reis.

Under the rules of the American Stock Exchange, or AMEX, a company listed on the AMEX is required to obtain stockholder approval before the issuance of common stock if the common stock issued in the merger exceeds 20% of the shares of common stock of the company outstanding immediately before the effectiveness of the merger. The Merger is expected to be consummated in the second quarter of 2007, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions.

If the Merger is consummated, the Company will terminate its previously adopted Plan of Liquidation (the “Plan,” as described below), but will continue with its residential development and sales activities related to its real estate assets over a period of years.

The cash portion of the Merger consideration is expected to be funded in part by a loan extended through the Bank of Montreal, as administrative agent, to Reis (the “Bank Loan”). The Bank Loan consists of $27,000,000, of which $25,000,000 may be used to pay the cash portion of the Merger consideration and the payment of related Merger costs and the remaining $2,000,000 may be utilized for Reis’s working capital needs). The remainder of the merger consideration and transaction costs is anticipated to be funded with cash from Reis and the Company.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Organization, Business and Plan of Liquidation (Continued)

There can be no assurance that the Reis stockholders will vote to approve the Merger and adopt the Merger agreement or that the Company’s stockholders will vote to issue shares of the Company’s common stock in connection with the Merger. Furthermore, there can be no assurance following a vote in favor of the Merger and such issuance of the Company’s common stock that the Merger will be consummated.

Plan of Liquidation

On May 19, 2005, the Board approved the Plan and on November 17, 2005, the Company’s stockholders ratified the Plan. The Plan contemplates the orderly sale of each of the Company’s remaining assets, which are either owned directly or through the Company’s joint ventures, the collection of all outstanding loans from third parties, the orderly disposition or completion of construction of development properties, the discharge of all outstanding liabilities to third parties and, after the establishment of appropriate reserves, the distribution of all remaining cash to stockholders. The Plan also permitted the Board to acquire more Reis shares and/or discontinue the Plan without further stockholder approval. The initial liquidating distribution of $14.00 per share was made on December 14, 2005 to stockholders of record on December 2, 2005. If the Merger is consummated and the Plan is terminated, it will be necessary to recharacterize a portion of the December 14, 2005 cash distribution of $14.00 per share from what may have been characterized as a return of capital for Company stockholders at that time to taxable dividend income. The Company estimates that $1.15 of the $14.00 per share cash distribution will be recharacterized as taxable dividend income.

The Company contemplated that approximately 36 months after the approval of the Plan, any remaining assets and liabilities would be transferred into a liquidating trust. The liquidating trust would continue in existence until all liabilities have been settled, all remaining assets have been sold and proceeds distributed and the appropriate statutory periods have lapsed. The creation and operation of a liquidating trust will only occur if the Merger does not close and the Plan is not terminated.

For all periods preceding stockholder approval of the Plan on November 17, 2005, the Company’s financial statements are presented on the going concern basis of accounting. As required by generally accepted accounting principles (“GAAP”), the Company adopted the liquidation basis of accounting as of the close of business on November 17, 2005. Under the liquidation basis of accounting, assets are stated at their estimated net realizable value and liabilities are stated at their estimated settlement amounts, which estimates will be periodically reviewed and adjusted as appropriate.

The Company’s net assets in liquidation at December 31, 2006 and 2005 were:

	December 31,
	2006	2005

Net assets in liquidation	$57,596,000	$56,569,000
Per share	$8.67	$8.74
Common stock outstanding at each respective date	6,646,738	6,471,179

The reported amounts for net assets in liquidation present development projects at estimated net realizable values at each respective date after giving effect to the present value discounting of estimated net proceeds therefrom. All other assets are presented at estimated net realizable value on an undiscounted basis. The amount also includes reserves for future estimated general and administrative expenses and other costs and for cash payments on outstanding stock options during the liquidation. There can be no assurance that these estimated values will be realized or that future expenses and other costs will not be greater than recorded estimated amounts. Such amounts should not be taken as an indication of the timing

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Organization, Business and Plan of Liquidation (Continued)

or amount of future distributions to be made by the Company if the Merger is not consummated and if the Plan were to continue (see the Liquidation Basis of Accounting disclosure in Footnote 2 below).

If the Plan is not terminated, the timing and amount of interim liquidating distributions (if any) and the final liquidating distribution will depend on the timing and amount of proceeds the Company will receive on the sale of the remaining assets and the extent to which reserves for current or future liabilities are required. Accordingly, there can be no assurance that there will be any interim liquidating distributions before a final liquidating distribution if the Plan were not terminated.

The termination of the Plan would result in the retention of the Company’s cash balances and subsequent cash flow from the sales of residential development assets for working capital and re-investment purposes after the consummation of the Merger. Such cash would not be distributed to the Company’s stockholders in the form of a liquidating distribution as had been contemplated under the Plan.

The following paragraphs summarize certain of the material actions and events which have occurred regarding the Plan and certain decisions of the Board.

In March 2004, the Company reported that the Board authorized and retained the financial advisory firm, Lazard Frères & Co. LLC (“Lazard”), to advise the Company on various strategic financial and business alternatives available to it to maximize stockholder value. The alternatives included a recapitalization, acquisitions, disposition of assets, liquidation, the sale or merger of the Company and other alternatives that would keep the Company independent.

In March 2005, the Board authorized the marketing of the three residential rental phases of Palomino Park. In the second quarter of 2005, the Company engaged a broker to market these phases. In August 2005, the Company entered into an agreement to sell these phases for $176,000,000, subject to, among other things, stockholder approval of the Plan. The sale closed on November 22, 2005.

The following transactions, which are consistent with the intent of the Plan, occurred prior to the November 17, 2005 approval of the Plan by the Company’s stockholders: (i) in September 2005, the Company’s interest in its commercial property joint venture (“Wellsford/Whitehall”) was redeemed for approximately $8,300,000; (ii) by May 2005, the Company retired $12,680,000 of tax exempt bond financing; (iii) in April 2005, the Company redeemed its outstanding $25,775,000 of Debentures; and (iv) in November 2004, the Company received $15,000,000 for its interest in a joint venture which purchased debt instruments (“Second Holding”).

2.	Summary of Significant Accounting Policies

Basis of Presentation.

Liquidation Basis of Accounting

With the approval of the Plan by the stockholders, the Company adopted the liquidation basis of accounting effective as of the close of business on November 17, 2005. The liquidation basis of accounting will continue to be used by the Company until such time that the Plan is terminated. If the stockholders of the Company approve the issuance of additional shares of the Company’s common stock and the Merger is consummated, then the Company would change from the liquidation basis of accounting to the going concern basis of accounting upon the effective termination of the Plan.

Under the liquidation basis of accounting, assets are stated at their estimated net realizable value and liabilities are stated at their estimated settlement amounts, which estimates will be periodically reviewed and adjusted as appropriate. A Statement of Net Assets in Liquidation and a Statement of Changes in Net

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Summary of Significant Accounting Policies (Continued)

Assets in Liquidation are the principal financial statements presented under the liquidation basis of accounting. The valuation of assets at their net realizable value and liabilities at their anticipated settlement amounts represent estimates, based on present facts and circumstances, of the net realizable values of assets and the costs associated with carrying out the Plan and dissolution based on the assumptions set forth below. The actual values and costs associated with carrying out the Plan are expected to differ from the amounts shown herein because of the inherent uncertainty and will be greater than or less than the amounts recorded. Such differences may be material. In particular, the estimates of the Company’s costs will vary with the length of time it operates under the Plan. In addition, the estimate of net assets in liquidation per share, which except for projects under development, does not incorporate a present value discount. Accordingly, it is not possible to predict the aggregate amount or timing of future distributions to stockholders, as long as the Plan is in effect, and no assurance can be given that the amount of liquidating distributions to be received will equal or exceed the estimate of net assets in liquidation presented in the accompanying Statements of Net Assets in Liquidation, or the price or prices at which the Company’s common stock has traded or is expected to trade in the future. If the Plan is terminated, no additional liquidating distributions will be made.

If the Merger with Reis is consummated, the Company’s assets, liabilities, and future operations will be presented on a going concern basis of accounting with assets being reported at the lower of historical cost, as adjusted for activity, or market.

Valuation Assumptions

Under the liquidation basis of accounting, the carrying amounts of assets as of the close of business on November 17, 2005, the date of the approval of the Plan by the Company’s stockholders, were adjusted to their estimated net realizable values and liabilities, including the estimated costs associated with implementing the Plan, were adjusted to estimated settlement amounts. Such value estimates were updated by the Company as of December 31, 2006. The following are the significant assumptions utilized by management in assessing the value of assets and the expected settlement amounts of liabilities included in the Statements of Net Assets in Liquidation at December 31, 2006 and 2005.

Net Assets in Liquidation

Real estate assets under development are primarily reflected at net realizable value which is based upon the Company’s budgets for constructing and selling the respective project in the orderly course of business. Sales prices are based upon contracts signed to date and budgeted sales prices for the unsold units, homes or lots. Sales prices are determined in consultation with the respective third party companies who are the sales agent for the project, where applicable. Costs and expenses are based upon the Company’s budgets. In certain cases, construction costs are subject to binding contracts. The Company has assumed that existing construction financing will remain in place during the respective projects’ planned construction and sell out. Anticipated future cost increases for construction are assumed to be funded by the existing construction lenders and the Company at the present structured debt to equity capitalization ratios. The Company would be required to make additional equity contributions. For two projects, the Company has assumed that construction loans will be obtained at currently existing LIBOR spreads and customary industry debt to equity capitalization levels. The expected net sales proceeds are discounted on a quarterly basis at 17.5% to 26% annual rates to determine the estimated net realizable value of the Company’s equity investment. The effect of changes in values of real estate assets under development was a net decrease of approximately $3,079,000 from December 31, 2005 to December 31, 2006. The net decrease results primarily from the sale of condominium units and homes and changes in the values of real estate under development, partially offset by the shortening of the discount period due to the passage of time.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Summary of Significant Accounting Policies (Continued)

The Company reports operating income on the Consolidated Statements of Changes in Net Assets in Liquidation which is comprised primarily of interest and other income earned on invested cash during the reporting periods.

The estimated net realizable value of the Company’s interests in Reis is derived from an approximate $90,000,000 equity value of Reis, based upon the Merger terms for valuation purposes at December 31, 2006 and offers Reis received from potential purchasers during prior reporting periods. See Footnote 11 for additional disclosure regarding Reis.

Assets of the Company’s deferred compensation plan at December 31, 2005 were included in restricted cash and investments and were primarily stated at their respective market values, which equaled the related deferred compensation liability. The assets and liabilities were transferred as part of the Beekman transaction, as set forth below, in January 2006 (see Footnote 11).

For the period November 18, 2005 to December 31, 2005, the Beekman assets (“Beekman”) were presented at the Company’s aggregate cost which equaled its net realizable value. On January 27, 2006, a company which was owned by Jeffrey Lynford, Mr. Lowenthal, the principal of the Company’s joint venture partner in the East Lyme project, and others acquired the Beekman project for an amount equal to costs and expenses incurred by the Company.

Cash, deposits and escrow accounts are presented at face value. The Company’s remaining assets are stated at estimated net realizable value which is the expected selling price or contractual payment to be received, less applicable direct costs or expenses, if any. The assets that have been valued on this basis include receivables, certain joint venture investments and other investments.

Mortgage notes and construction loans payable, construction payables, accrued expenses and other liabilities and minority interests are stated at settlement amounts.

Reserve for Estimated Costs During the Liquidation Period

Under the liquidation basis of accounting, the Company is required to estimate and accrue the costs associated with implementing and completing the Plan. These amounts can vary significantly due to, among other things, the timing and realized proceeds from sales of the projects under development and sale of other assets, the costs of retaining personnel and others to oversee the liquidation, including the cost of insurance, the timing and amounts associated with discharging known and contingent liabilities and the costs associated with cessation of the Company’s operations including an estimate of costs subsequent to that date (which would include reserve contingencies for the appropriate statutory periods). As a result, the Company has accrued the projected costs, including corporate overhead and specific liquidation costs of severance and retention bonuses, professional fees, and other miscellaneous wind-down costs, expected to be incurred during the projected period required to complete the liquidation of the Company’s remaining assets. Also, the Company has not recorded any liability for any cash operating shortfall that may result at the projects under development during the anticipated holding period because management currently expects that projected operating shortfalls could be funded from the overall operating profits derived from the sale of homes and condominium units and interest earned on invested cash. These projections could change materially based on the timing of any such anticipated sales, the performance of the underlying assets and changes in the underlying assumptions of the cash flow amounts projected as well as other market factors. These accruals will be adjusted from time to time as projections and assumptions change.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Summary of Significant Accounting Policies (Continued)

The following is a summary of the changes in the Reserve for Estimated Costs During the Liquidation Period:

	For the Year Ended December 31, 2006
	Balance at	Adjustments and	Balance at
	December 31, 2005	Payments	December 31, 2006

Payroll, benefits, severance and retention costs	$11,963,000	$(2,981,000)	$8,982,000
Professional fees	4,715,000	(1,155,000)	3,560,000
Other general and administrative costs	7,379,000	(1,619,000)	5,760,000

Total	$24,057,000	$(5,755,000)	$18,302,000

	For the Period November 18, 2005
	to December 31, 2005
	Balance at	Adjustments and	Balance at
	November 18, 2005	Payments	December 31, 2005

Payroll, benefits, severance and retention costs	$12,368,000	$(405,000)	$11,963,000
Professional fees	4,837,000	(122,000)	4,715,000
Other general and administrative costs	7,562,000	(183,000)	7,379,000

Total	$24,767,000	$(710,000)	$24,057,000

If the Merger is consummated, a substantial portion of the reserve for Estimated Costs During the Liquidation Period will be reversed upon the reinstatement of the going concern basis of accounting.

Reserve for Option Cancellations

At March 31, 2006, the Company accrued a liability for cash payments that could be made to option holders for the amount of the market value of the Company’s common stock in excess of the adjusted exercise prices of outstanding options as of March 31, 2006 (see Footnote 9). This liability has been adjusted to reflect the net cash payments to option holders made during the period from March 31, 2006 through December 31, 2006, the impact of the exercise of 175,559 options by an officer in November 2006 and the change in the market price of the Company’s common stock during such period. The remaining reserve for option cancellations is approximately $2,633,000 at December 31, 2006. The estimate for option cancellations could materially change from period to period based upon (i) an option holder either exercising the options in a traditional manner or electing the net cash payment alternative and (ii) the changes in the market price of the Company’s common stock. At each period end, an increase in the Company’s common stock price would result in a decline in net assets in liquidation, whereas a decline in the stock price would increase the Company’s net assets in liquidation.

Going Concern Basis of Accounting

For all periods preceding the approval of the Plan on November 17, 2005, the Company’s financial statements are presented on the going concern basis of accounting. Such financial statements reflect the historical basis of assets and liabilities and the historical results of operations related to the Company’s assets and liabilities for the period from January 1, 2005 to November 17, 2005 and the year ended December 31, 2004.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Summary of Significant Accounting Policies (Continued)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries and include the assets and liabilities contributed to and assumed by the Company from the Trust, from the time such assets and liabilities were acquired or incurred, respectively, by the Trust. Investments in entities where the Company does not have a controlling interest were accounted for under the equity method of accounting. These investments were initially recorded at cost and were subsequently adjusted for the Company’s proportionate share of the investment’s income (loss) and additional contributions or distributions through the date of adoption of the liquidation basis of accounting. Investments in entities where the Company does not have the ability to exercise significant influence are accounted for under the cost method. All significant inter-company accounts and transactions among the Company and its subsidiaries have been eliminated in consolidation.

Variable Interests

During 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”). The Company evaluates its investments and subsidiaries to determine if an entity is a voting interest entity or a variable interest entity (“VIE”) under the provisions of FIN 46R. An entity is a VIE when (i) the equity investment at risk is not sufficient to permit the entity from financing its activities without additional subordinated financial support from other parties or (ii) equity holders either (a) lack direct or indirect ability to make decisions about the entity, (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity if they occur. If an entity or investment is deemed to be a VIE, an enterprise that absorbs a majority of the expected losses of the VIE or receives a majority of the residual returns is considered the primary beneficiary and must consolidate the VIE. The following table and footnotes identify the Company’s VIEs:

VIE at
	December 31,		Requires
Entity (a)	2006	2005	Consolidation

Non-qualified deferred compensation trust	N/A	Yes	Yes	(b)
Reis	Yes	Yes	No	(c)
Wellsford Mantua, LLC	Yes	Yes	Yes	(d)
Claverack Housing Ventures, LLC	Yes	Yes	Yes	(e)
Beekman interests	N/A	Yes	No	(f)

(a)	For additional information regarding these entities, see Footnote 11.
(b)	The non-qualified deferred compensation trust (“Rabbi Trust” or “Deferred Compensation Plan”) was a VIE as it does not have its own equity. The Company was the primary beneficiary of the Rabbi Trust as the assets would be subject to attachment in a bankruptcy. The Company consolidated the assets and liabilities of the Rabbi Trust at December 31, 2005 and 2004, as well as for periods prior to the issuance of FIN 46R as appropriate under other existing accounting literature. During the first quarter of 2006, the assets and liabilities of the Rabbi Trust were transferred upon the sale of Beekman, (see footnote f below).
(c)	Reis is a VIE because as of the last capital event for that entity in 2002 (the triggering event for VIE evaluation purposes), it was determined that Reis did not have sufficient capital to support its business activities at that time. Consolidation of Reis is not required by the Company as it would not be the primary beneficiary.

(d)	Wellsford Mantua, LLC (“Wellsford Mantua”) is a VIE as the venture does not have sufficient equity to support its operations as the Company provides 100% of the financing to this entity and the owners have deminimus equity in the entity. The Company is the primary beneficiary and consolidates this entity.
(e)	Claverack Housing Ventures, LLC (“Claverack”), an entity in which the Company owns a 75% interest in equity and profits (except if returns exceed 35% per annum as defined) is considered a VIE, since the original capital is insufficient to support its contemplated activities. Claverack is consolidated, even though the two members share business decisions equally, since the Company would be the primary beneficiary of profits or absorber of losses. At December 31, 2006 and 2005, Claverack had

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Summary of Significant Accounting Policies (Continued)

$452,000 and $62,000, respectively, of restricted cash and was subject to $449,000 of construction debt at December 31, 2005 which debt was jointly guaranteed by the Company and the principal of its joint venture partner.
(f)	The Beekman contract deposit interest was determined to be a VIE, however, since the Company’s investment was a mortgage interest, the Company has no GAAP equity in the entity and would not be the primary bearer of losses, consolidation was not appropriate. The Company sold Beekman in January 2006.

Cash and Cash Equivalents. The Company considers all demand and money market accounts and short term investments in government funds with a maturity of three months or less at the date of purchase to be cash and cash equivalents.

Real Estate, Other Investments, Depreciation, Amortization and Impairment. Costs directly related to the acquisition, development and improvement of real estate are capitalized, including interest and other costs incurred during the construction period. Costs incurred for significant repairs and maintenance that extend the usable life of the asset or have a determinable useful life are capitalized. Ordinary repairs and maintenance are expensed as incurred. The Company expensed all lease turnover costs for its residential units such as painting, cleaning, carpet replacement and other turnover costs as such costs were incurred.

Depreciation was computed over the expected useful lives of depreciable property on a straight-line basis, principally 27.5 years for residential buildings and improvements and two to twelve years for furnishings and equipment. Depreciation and amortization expense was approximately $3,887,000 and $4,637,000 for the period January 1, 2005 to November 17, 2005 and for the year ended December 31, 2004, respectively, and included approximately $238,000 of amortization for certain costs previously capitalized to the Company’s investments in joint ventures during the year ended December 31, 2004. No amortization was recorded in 2005 as such capitalized costs related to the investments in joint ventures were fully amortized in 2004.

The Company has historically reviewed its real estate assets, investments in joint ventures and other investments for impairment (i) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable for assets held for use and (ii) when a determination is made to sell an asset or investment. Under the liquidation basis of accounting, the Company will evaluate the fair value of real estate assets owned and under construction and make adjustments to the carrying amounts when appropriate.

Deferred Financing Costs. Deferred financing costs consist of costs incurred to obtain financing or financing commitments. Such costs were amortized by the Company as a going concern over the expected term of the respective agreements or, if related to development assets, is included in the basis of the project to be expensed as homes/units are sold.

Revenue Recognition. Sales of real estate assets, including condominium units and single family homes, and investments are recognized at closing subject to receipt of down payments and other requirements in accordance with applicable accounting guidelines. The percentage of completion method is not used for recording sales on condominium units as down payments are nominal and collectibility of the sales price from such a deposit is not reasonably assured until closing. Under the liquidation basis of accounting, sales revenue and cost of sales are not separately reported within the Statements of Changes in Net Assets as the Company has already reported the net realizable value of each development project at the applicable balance sheet dates. Commercial properties were leased under operating leases. Rental revenue from office properties was recognized on a straight-line basis over the terms of the respective leases. Residential units were leased under operating leases with typical terms of six to fourteen months and such rental revenue was recognized monthly as tenants were billed. Interest revenue is recorded on an accrual

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Summary of Significant Accounting Policies (Continued)

basis. Fee revenues were recorded in the period earned, based upon formulas as defined by agreements for management services or upon asset sales and purchases by certain joint venture investments.

Share Based Compensation. SFAS No. 123 “Accounting for Stock-Based Compensation” establishes a fair value based method of accounting for share based compensation plans, including share options. Registrants may have elected to continue accounting for share option plans under Accounting Principles Board Opinion (“APB”) No. 25, but were required to provide pro forma net income and earnings per share information “as if” the fair value approach had been adopted. The Company previously elected to account for its share based compensation plans under APB No. 25, resulting in no impact on the Company’s consolidated financial statements through December 31, 2002.

In December 2002, SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure” was issued as an amendment to SFAS No. 123. The Company has used the prospective method of transition to account for stock-based compensation on a fair value basis since January 1, 2003. This method resulted in the Company applying the provisions of SFAS No. 123 to all 2003 and subsequent grants and, if applicable, to significant modifications to the terms of previously granted options, by expensing the determined fair value of the options over the future vesting periods.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), “Share-Based Payment,” which is a revision of SFAS No. 123 (“SFAS No. 123R”). SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

The Company had a Rabbi Trust which was available to its employees and officers who could voluntarily contribute compensation awarded as either (a) shares of the Company’s stock or (b) bonuses paid in cash. The Rabbi Trust does not permit diversification of Company stock contributed into it and all distributions to employees were to be made in kind to the employee/beneficiary for such Company stock contributions. The Company’s stock held by the Rabbi Trust was classified in equity and recorded for accounting purposes in a manner equivalent to treasury stock. Any changes in the fair value of the stock were not recognized in the consolidated financial statements. Contributions made in cash to the Rabbi Trust were classified as restricted cash and investments with a corresponding liability within the consolidated balance sheets of the Company. In January 2006, the Rabbi Trust was acquired by an entity owned by Messrs. Lynford and Lowenthal and others along with the acquisition of the Beekman asset.

Stock awarded as compensation by the Company was recorded at the market price on the date of issuance and amortized to expense over the respective vesting periods.

Income Taxes. The Company accounts for income taxes under SFAS No. 109 “Accounting for Income Taxes.” Deferred income tax assets and liabilities are determined based upon differences between financial reporting, including the liquidation basis of accounting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that are estimated to be in effect when the differences are expected to reverse. Valuation allowances with respect to deferred income tax assets are recorded when deemed appropriate and adjusted based upon periodic evaluations.

Per Share Data. Basic earnings per common share are computed based upon the weighted average number of common shares outstanding during the period, including class A-1 common shares and shares held in the Rabbi Trust. Diluted earnings per common share are based upon the increased number of common shares that would be outstanding assuming the exercise of dilutive common share options, if any.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Summary of Significant Accounting Policies (Continued)

The following table details the computation of earnings per share, basic and diluted:

	For the Period	For the Year
	January 1 to	Ended
	November 17,	December 31,
	2005	2004

Numerator:
Income (loss) from continuing operations	$3,018,292	$(33,428,519)
Income from discontinued operations, net of income tax expense of $80,000	—	725,069

Net income (loss)	$3,018,292	$(32,703,450)

Denominator:
Denominator for net income (loss) per common share, basic — weighted average common shares	6,467,639	6,460,129
Effect of dilutive securities:
Stock options	2,843	—

Denominator for net income (loss) per common share, diluted — weighted average common shares	6,470,482	6,460,129

Per share amounts, basic and diluted:
Income (loss) from continuing operations	$0.47	$(5.17)
Income from discontinued operations	—	0.11

Net income (loss)	$0.47	$(5.06)

Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification. Amounts in certain accounts as presented in the Consolidated Statements of Operations (going concern basis) for the period January 1 to November 17, 2005 and for the year ended December 31, 2004, as well as in Footnote 13 have been reclassified from a component of revenue to interest income on cash and investments. This reclassification does not result in a change to the previously reported income (loss) from continuing operations, net income (loss), or net income (loss) per share for any of the periods presented.

Accounting Pronouncements Not Yet Adopted. In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation, among other things, creates a two step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings. The Company is evaluating FIN 48 and has not yet determined the impact the adoption will have on the consolidated financial statements.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 applies whenever other standards require assets or liabilities to be measured at fair value. This statement

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Summary of Significant Accounting Policies (Continued)

is effective in fiscal years beginning after November 15, 2007. The Company is evaluating SFAS No. 157 and has not yet determined the impact the adoption will have on the consolidated financial statements, but it is not expected to be significant.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value. The Standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The FASB believes that SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157. The Company is evaluating SFAS No. 159 and has yet not determined the impact the adoption will have on the consolidated financial statements.

3.     Restricted Cash and Investments

At December 31, 2005, deferred compensation arrangement deposits amounted to approximately $14,721,000. Deferred compensation arrangement deposits were primarily made by employees prior to 1997 and assumed from the Trust at the time of the Merger. Such deposits were made in cash, but could be used to purchase other investments including equity securities, bonds and partnership interests by the trustees of the Rabbi Trust. In December 2005, as a result of an amendment to the deferred compensation plan, four of the six participants in the Company’s deferred compensation plan withdrew their entire amounts from the plan which aggregated approximately $993,000. In January 2006, the subsidiary holding the balance of the deferred compensation assets and the related liabilities which are payable to the Company’s Chairman and the former President of the Company was acquired by a company which is owned by these individuals and others.

Deposits related to residential development projects and cash restricted for use by joint ventures was $2,937,000 and $3,332,000 at December 31, 2006 and 2005, respectively. At December 31, 2005, $900,000 was held in escrow related to the sale of the three operating rental phases of the Palomino Park project in November 2005 as security for certain covenants made to the buyer. The entire $900,000 escrow was released in May 2006 as no claims were asserted by the buyer.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

4.    Debt

At December 31, 2006 and 2005, the Company’s debt consisted of the following:

				Balance at
	Initial	Stated		December 31,
Debt/Project	Maturity Date	Interest Rate		2006	2005

Mortgage notes payable:
East Lyme Construction Loan	December 2007	LIBOR + 2.15% (A	)(B)	$10,579,000	$7,226,000
Gold Peak Construction Loan	November 2009	LIBOR + 1.65% (A	)	9,550,000	11,575,000
Claverack Construction Loan	December 2006	LIBOR + 2.20% (A	)(C)	—	449,000

Total mortgage notes payable				$20,129,000	$19,250,000

Liquidation value of real estate assets collateralizing mortgage notes payable				$36,000,000	$39,000,000

(A) Principal payments will be made from sales proceeds upon the sale of individual homes.

(B)	The East Lyme Construction Loan provides for two one-year extensions at the Company’s option upon satisfaction of certain conditions being met by the borrower. Currently, the Company does not expect to meet the minimum home sales requirement condition and accordingly the terms of an extension will have to be negotiated with the lender.
(C)	The Claverack Construction Loan is jointly guaranteed by the Company and the principal of its joint venture partner.

The East Lyme Construction Loan requires the Company to have a minimum net worth, as defined, of $50,000,000. The Company may be required to make an additional $2,000,000 cash collateral deposit for the East Lyme Construction Loan and a $2,000,000 paydown of the Gold Peak Construction Loan if the Company’s net worth, as defined, is below $50,000,000. The Company is required to maintain minimum liquidity levels at each quarter end for the East Lyme and Gold Peak Construction Loans, the most restrictive of which is $10,000,000.

The lender for the East Lyme Construction Loan has also provided a $3,000,000 letter of credit to a municipality in connection with the East Lyme project. The Company has posted $1,300,000 of restricted cash as collateral for this letter of credit.

The Company’s scheduled long-term maturities of construction debt at December 31, 2006 are as follows:

Period	Amount(A)

For the year ended December 31, 2007	$10,579,000
For the year ended December 31, 2008	—
For the year ended December 31, 2009	9,550,000

Total	$20,129,000

(A) Excludes payments expected to be made from sales proceeds.

The Company capitalizes interest related to the development of single family homes and condominiums, under construction to the extent such assets qualify for capitalization. Approximately  $1,316,000, $131,000, $1,375,000 and $490,000 was capitalized during the year ended December 31, 2006 the period November 18, 2005 to December 31, 2005, the period January 1, 2005 to November 17, 2005 and for the year ended December 31, 2004, respectively.

In December 1995, the Trust marketed and sold $14,755,000 of tax-exempt bonds to fund construction at Palomino Park (the “Palomino Park Bonds”). Initially, all five phases of Palomino Park were collateral for the Palomino Park Bonds. The Palomino Park Bonds had an outstanding balance of $12,680,000 at December 31, 2004 and were collateralized by four phases at Palomino Park. In January 2005, the Palomino Park Bonds were paid down by $2,275,000 in order to release the Gold Peak phase from the

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Debt (Continued)

bond collateral. A five-year letter of credit from Commerzbank AG had secured the Palomino Park Bonds and a subsidiary of EQR had guaranteed Commerzbank AG’s letter of credit. The Company retired the $10,405,000 balance of this obligation prior to the expirations of the letter of credit and EQR’s guarantee in May 2005.

The Company incurred aggregate fees of approximately $54,000 and $240,000 for the years ended December 31, 2005 and 2004, respectively, related to all of the credit enhancement costs for the Palomino Park Bonds.

5.     Convertible Trust Preferred Securities/Debentures

In May 2000, the Company privately placed with a subsidiary of EQR 1,000,000 8.25% Convertible Trust Preferred Securities, representing beneficial interests in the assets of WRP Convertible Trust I, a Delaware statutory business trust which was a consolidated subsidiary of the Company (“WRP Trust I”), with an aggregate liquidation amount of $25,000,000. WRP Trust I also issued 31,000 8.25% Convertible Trust Common Securities to the Company, representing beneficial interests in the assets of WRP Trust I, with an aggregate liquidation amount of $775,000. The proceeds from both transactions were used by WRP Trust I to purchase $25,775,000 of the Company’s 8.25% convertible junior subordinated debentures. The transactions between WRP Trust I and the Company were eliminated in the consolidated financial statements of the Company prior to 2004 and consolidated thereafter through repayment in April 2005. The Company incurred approximately $450,000 of costs in connection with the issuance of the securities which was being amortized through May 2012.

The Convertible Trust Preferred Securities were convertible into 1,123,696 common shares at $22.248 per share and redeemable in whole or in part by the Company on or after May 30, 2002.

In March 2005, the Company notified EQR of its intent to redeem for cash its outstanding $25,000,000 of Convertible Trust Preferred Securities and then completed the redemption during April 2005.

The expense of approximately $824,000 and $2,100,000 for the Debentures includes related cost amortization and in the 2005 period, the write-off of the unamortized balance which is included in interest expense, for the period January 1, 2005 to November 17, 2005 and the year ended December 31, 2004, respectively.

6.	Income Taxes

The components of the income tax expense (benefit) from continuing operations are as follows:

	For the Period	For the Year Ended
	January 1 to	December 31,
	November 17, 2005	2004

Current federal tax	$—	$—
Current state and local tax	200,000	170,000
Deferred federal tax	32,000	(753,000)
Deferred state and local tax	(141,000)	453,000

Income tax expense (benefit)	$91,000	$(130,000)

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Income Taxes (Continued)

The reconciliation of income tax computed at the U.S. Federal statutory rate to income tax (benefit) expense for continuing operations is as follows:

	For the Period January 1 to November 17, 2005		For the Year Ended December 31, 2004
	Amount	Percent	Amount	Percent

Tax (benefit) at U.S. statutory rate	$1,088,000	35.00%	$(11,745,000)	(35.00%)
State taxes, net of federal benefit	38,000	1.23%	405,000	1.21%
Change in valuation allowance, net	(921,000)	(29.63%)	10,963,000	32.67%
Non-deductible/non-taxable items, net	(83,000)	(2.68%)	(89,000)	(0.27%)
Effect of difference in tax rate	(31,000)	(1.00%)	336,000	1.00%

	$91,000	2.92%	$(130,000)	(0.39%)

The Company has net operating loss (“NOL”) carryforwards, for Federal income tax purposes, resulting from the Company’s merger with Value Property Trust (“VLP”) in 1998 and its operating losses in 2004 and 2006. The NOLs aggregate approximately $58,000,000 at December 31, 2006, expire in the years 2007 through 2026. The NOLs include an aggregate of approximately $22,100,000 expiring in 2007 and 2008 and are subject to an annual and aggregate limit on utilization of NOLs after an ownership change, pursuant to Section 382 of the Internal Revenue Code (the “Code”). The Company has experienced an ownership change under Section 382 of the Code which has resulted in annual limitations on the ability to utilize the Company’s NOLs. It is expected that the consummation of the Merger will result in an additional ownership change which will further reduce the annual limitation.

A further requirement of the tax rules is that after a corporation experiences an ownership change, it must satisfy the “continuity of business enterprise” requirement (which generally requires that a corporation continue its historic business or use a significant portion of its historic business assets in its business for the two-year period beginning on the date of the ownership change) to be able to utilize its NOLs. There can be no assurance that this requirement will be met with respect to any ownership change of Wellsford including the Merger with Reis. If the Company fails to satisfy this requirement, the Company would be unable to utilize any of its NOLs, except to the extent the Company had built in gains that existed on the date of the ownership change which are subsequently recognized.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Income Taxes (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes including the liquidation basis beginning in 2005 and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2006	2005
Deferred Tax Assets	(Liquidation Basis)

Net operating loss carryforwards	$19,727,820	$20,794,097
Asset basis differences — tax greater than liquidation value	3,791,245	3,329,891
Deferred compensation arrangements	—	6,300,830
Wellsford/Whitehall asset basis differences	—	178,579
AMT credit carryforwards	764,549	654,686
Reserve for estimated liquidation costs	7,644,979	10,783,647
Other	—	435,466

	31,928,593	42,477,196
Valuation allowance	(30,040,209)	(33,983,552)

Total deferred tax assets	1,888,384	8,493,644

Deferred Tax Liabilities

Asset basis differences — liquidation value greater than tax	(1,965,067)	(9,034,719)
Other	(46,989)	(40,053)

Total deferred tax liabilities	(2,012,056)	(9,074,772)

Net deferred tax (liability)	$(123,672)	$(581,128)

The Company’s net deferred tax liabilities are included in accrued expenses and other liabilities at December 31, 2006 and 2005 in the accompanying Consolidated Statements of Net Assets in Liquidation. The reduction in the deferred tax liability of approximately $457,000 in 2006 is included as part of the net changes in assets under development in the accompanying Consolidated Statements of Changes in Net Assets in Liquidation. Such amount is offset in part by current state income tax expense of $125,000.

The deferred tax assets and liabilities at December 31, 2006 and 2005 take into consideration the recordation of assets at estimated net realizable value. In addition, the reserve for estimated liquidation costs can only be utilized for tax purposes in the years when such costs are incurred. The impact of the adoption of the liquidation basis of accounting resulted in the Company recording net deferred tax liabilities of $130,000 and $443,000 at December 31, 2006 and 2005, respectively, after reserves.

SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, management has determined that valuation allowances of approximately $30,040,000 and $33,984,000 at December 31, 2006 and 2005, respectively, are necessary.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

7.     Transactions With Affiliates

The following table details revenues, costs and expenses for transactions with affiliates for the identified periods:

	For the Year	For the Period	For the Period	For the Year
	Ended	November 18 to	January 1 to	Ended
	December 31,	December 31,	November 17,	December 31,
	2006	2005	2005	2004

Revenues:
WP Commercial fees (A):
Asset disposition fee revenue	$—	$—	$518,000	$46,000
Second Holding fees, net of fees paid to Reis of $100,000 and $120,000 in 2004 and 2003, respectively (B)	—	—	—	751,000

	$—	$—	$518,000	$797,000

Costs and expenses:
EQR credit enhancement(C)	$—	$—	$9,000	$81,000
Fees to our partners, or their affiliates, on residential development projects	600,000	83,000	595,000	431,000

	$600,000	$83,000	$604,000	$512,000

(A)	Wellsford/Whitehall is a joint venture by and among the Company, various entities affiliated with the Whitehall Funds (“Whitehall”), private real estate funds sponsored by The Goldman Sachs Group, Inc. (“Goldman Sachs”). The managing member (“WP Commercial”) is a Goldman Sachs and Whitehall affiliate. See Footnote 11 for additional information. The Company’s investment in Wellsford/Whitehall was redeemed in September 2005.
(B)	The Company sold its investment in Second Holding in November 2004 and earned management fees through the date of the sale.
(C)	Relates to the Palamino Park tax-exempt bonds issued by the Trust, credit enhanced by EQR in 1999, at the time of formation of the Company and repaid in May 2005.

The Company had an approximate 51.09% non-controlling interest in a joint venture special purpose finance company, Second Holding, organized to purchase investment and non-investment grade rated real estate debt instruments and investment grade rated other asset-backed securities. An affiliate of a significant shareholder of the Company, the Caroline Hunt Trust Estate, (which owns 405,500 shares of common stock of the Company at December 31, 2006 and 2005 (“Hunt Trust”)) together with other Hunt Trust related entities, own an approximate 39% interest in Second Holding. In the fourth quarter of 2004, the Company sold its interest in Second Holding for $15,000,000 in cash.

The Company currently has a preferred equity investment in Reis through Wellsford Capital. At December 31, 2006 and 2005, the carrying amount of the Company’s aggregate investment in Reis was approximately $20,000,000 on a liquidation basis. The Company’s investment represents approximately 23% of Reis’s equity on an as converted to common stock basis at December 31, 2006 and 2005. Such investment, which had previously been accounted for on the historical cost basis, amounted to approximately $6,790,000 at December 31, 2004. The President and primary common shareholder of Reis is Lloyd Lynford, the brother of Jeffrey Lynford, the Chairman, President and Chief Executive Officer of the Company. Mr. Lowenthal, the Company’s former President and Chief Executive Officer, who currently serves on the Company’s Board, was selected by the Company to also serve as its representative on the board of directors of Reis. He has served on the Reis board of directors since the third quarter of 2000. See Footnotes 1 and 11 regarding the Merger and additional information about Reis.

At December 31, 2005, approximately $2,231,000 (historical cost basis) was held by Wellsford Capital and approximately $4,559,000 (historical cost basis) represented the Company’s share held through Reis Capital Holdings, LLC (“Reis Capital”), a company which was organized to hold this investment. The Company had an approximate 51.09% non-controlling interest in Reis Capital. The Hunt Trust who,

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Transactions With Affiliates (Continued)

together with other Hunt Trust related entities, owned an approximate 39% interest in Reis Capital. In September 2006, the members of Reis Capital approved the dissolution of this entity and distributed the Reis shares directly to the members in October 2006.

The pro rata converted interests in Reis owned by the other partners of Reis Capital, aggregate approximately 18%. Investments by the Company’s officers and directors at December 31, 2006 and 2005, together with shares of common stock previously held by Mr. Lynford represent approximately 2% of Reis’s equity, on an as converted basis. Additionally, a company controlled by the Chairman of EQR owns Series C and Series D Preferred Shares in Reis which aggregate to an approximate 4% converted interest.

Reis provided information to Second Holding for due diligence procedures on certain real estate-related investment opportunities through October 31, 2004. Second Holding incurred fees of $200,000 in connection with such services for the year ended December 31, 2004. The Company’s share of such fees was $100,000.

Messrs. Lynford and Lowenthal were members of the EQR board of directors from the date of the EQR Merger through their retirements from the EQR board in May 2003. In addition, the former president and vice chairman of EQR, Mr. Crocker, is a member of the Company’s Board. Mr. Neithercut, the current president and Chief Executive Officer of EQR, was elected to the Company’s Board on January 1, 2004 to represent EQR’s interests in the Company. Mr. Neithercut resigned as a director in April 2005. EQR had a 7.075%, 7.075% and a 14.15% interest in the Company’s residential project in Denver, Colorado at December 31, 2006 and 2005 and 2004, respectively, and provided credit enhancement for the Palomino Park Bonds through May 2005. A subsidiary of EQR was the holder of the Convertible Trust Preferred Securities and the 169,903 shares of class A-1 common stock of the Company. On January 25, 2006, EQR, the sole holder of the outstanding class A-1 common shares, converted its 169,903 class A-1 shares to common shares.

With respect to EQR’s 14.15% interest at December 31, 2004 in the corporation that owns Palomino Park, there existed a put/call option between the Company and EQR related to one-half of such interest (7.075%). In February 2005, the Company informed EQR of its intent to exercise this option at a purchase price of $2,087,000. This transaction was completed in October 2005. Aggregate distributions of approximately $4,080,000 from the subsidiary corporation’s available cash and sales proceeds were made to EQR during the fourth quarter of 2005.

In January 2006, a company which is owned by Jeffrey Lynford and Mr. Lowenthal, the principal of the Company’s joint venture partner in the East Lyme project and others acquired the Beekman project at the Company’s aggregate cost of approximately $1,297,000. This was accomplished through a sale of the entities that owned the Beekman project.

See Footnote 11 for additional related party information.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

8.    Shareholders’ Equity

The following table presents information regarding the Company’s securities:

	Shares Issued and
	Outstanding at
	December 31,
	2006	2005

Series A 8% convertible redeemable preferred stock, $.01 par value per share, 2,000,000 shares authorized at December 31, 2005	—	—

Common stock, 101,000,000 and 98,825,000 shares authorized at December 31, 2006 and 2005, respectively, $.02 par value per share	6,646,738	6,301,276
Class A-1 common stock, 175,000 shares authorized, $.02 par value per share at December 31, 2005	—	169,903

Total common stock, all classes	6,646,738	6,471,179

In December 2006, the Board amended the Company’s charter to reclassify all of the authorized but unissued shares of Series A 8% Convertible Redeemable Preferred Stock, Class A-1 Common Stock, and to the extent such shares remain classified, Class A Common Stock, as shares of Common Stock of the Company.

The Company’s common stock and class A-1 common stock have a par value of $0.02 per share. For the year ended December 31, 2005 both classes of stock had rights that were substantially similar to each other including voting rights where each share of common stock and class A-1 common stock was entitled to one vote and equal voting rights.

In January 2006, EQR, the sole holder of the outstanding class A-1 common shares, converted its 169,903 class A-1 shares to common shares.

The Company has issued shares of common stock to executive officers and other employees through periodic annual bonus awards, as well as certain shares issued at the date of the EQR Merger, which officers and employees could have elected to contribute into the Rabbi Trust. At December 31, 2005, an aggregate of 256,487 shares of common stock (which had an aggregate market value of approximately $1,539,000 based on the Company’s December 30, 2005 closing stock price of $6.00 per share), were in the Rabbi Trust for the benefit of Jeffrey Lynford and Mr. Lowenthal and had been classified as Treasury Stock in the Company’s consolidated financial statements. Historically, awards of Company stock vested over various periods ranging from two to five years, as long as the officer or employee was still employed by the Company. Four officers of the Company elected to have the balance of their respective deferred compensation accounts (aggregating 39,200 shares) distributed to them in December 2005 under the terms of an amendment to the deferred compensation plan. In addition, an aggregate of approximately $993,000 of cash from the $14.00 per share liquidating distribution and other investments was distributed to these officers. The

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Shareholders’ Equity (Continued)

following table presents changes to the stock held in the Rabbi Trust for the years ended December 31, 2006, 2005 and 2004:

	For the Years Ended December 31,
	2006		2005		2004
	Number	Value at	Number	Value at	Number	Value at
	of	Date of	of	Date of	of	Date of
	Shares	Issuance	Shares	Issuance	Shares	Issuance

Shares issued pursuant to plan, beginning of period	256,487		302,062		305,249
Shares released under terms of agreement or by transfer	(256,487)	$20.20	(45,575)	$16.09	(3,187)	$15.69

Balance at end of period	—		256,487		302,062

Shares vested at December 31			256,487		302,062

In January 2006, the subsidiary holding the balance of the shares in the Rabbi Trust as well as all other assets held by the Rabbi Trust were acquired by an entity owned by Jeffrey Lynford and Mr. Lowenthal and others along with the acquisition of the Beekman assets. The Company was relieved of the remaining deferred compensation liability which amounted to approximately $14,721,000 at December 31, 2005.

The Company issued an aggregate of 3,836 common shares during 2004 as part of the non-cash compensation arrangements to the non-employee members of the Company’s Board, which were valued in the aggregate at $64,000. Director compensation for 2005 was modified to exclude the issuance of options and stock in exchange for a cash payment.

The Company made its initial liquidating distribution of $14.00 per share on December 14, 2005. The Company did not declare or distribute any other dividends during the years ended December 31, 2006, 2005 and 2004.

9.    Stock Option Plans

The Company has adopted certain incentive plans (the “Incentive Plans”) for the purpose of attracting and retaining the Company’s directors, officers and employees. Options granted under the Incentive Plans expire ten years from the date of grant, vest over periods ranging generally from immediate vesting to up to five years and generally contain the right to receive reload options under certain conditions. At December 31, 2006, remaining availability under these plans aggregated 782,606 common shares of which 429,032 expire on April 17, 2007 and 353,574 expire on March 10, 2008.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Stock Option Plans (Continued)

The following table presents the changes in options outstanding by year, the effect of the following adjustments on the December 31, 2005 balances (see below) and other plan data:

	December 31,
	2006		2005		2004
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Outstanding at beginning of period	1,845,584	$5.65	662,979	$20.15	665,672	$20.16
Granted	—	—	—	—	10,000	14.48
Exercised	(175,559)	(5.74)	(3,540)	(15.84)	(6,693)	(14.68)
Cancelled by cash payment exercise	(237,426)	(5.14)	—	—	—	—
Forfeited/cancelled/expired	(17,723)	(8.39)	(138,774)	(20.74)	(6,000)	(17.82)

Outstanding at end of period	1,414,876	5.68	520,665	20.02	662,979	20.15

Outstanding at December 31, 2005, as adjusted			1,845,584	$5.65

Options exercisable at end of period	1,414,876	$5.68	520,665	$20.02	662,979	$20.15

Options exercisable at December 31, 2005, as adjusted			1,845,584	$5.65

Weighted average fair value of options granted per year (per option)	$—		$—		$7.15

Weighted average remaining contractual life at end of period	1.6 years		2.6 years		2.7 years

As permitted by the Plan and in accordance with the provisions of the Company’s option plans, applicable accounting and the AMEX rules and Federal income tax laws, the Company’s outstanding stock options have been adjusted to prevent a dilution of benefits to option holders arising from a reduction in value of the Company’s common stock as a result of the $14.00 per share initial liquidating distribution made to the Company’s stockholders. The adjustment reduces the exercise price of the outstanding options by the ratio of the price of a common share immediately after the distribution ($5.60 per share) to the stock price immediately before the distribution ($19.85 per share) and increases the number of common shares subject to outstanding options by the reciprocal of the ratio. As a result of this adjustment, the 520,665 options outstanding as of December 31, 2005 were converted into options to acquire 1,845,584 common shares and the weighted average exercise price of such options decreased from $20.02 per share to $5.65 per share. The Board approved these option adjustments on January 26, 2006. These adjustments do not result in a new grant and would not have any financial statement impact. At the same time, the Board authorized amendments to outstanding options to allow an option holder to receive from the Company, in cancellation of the holder’s option, a cash payment with respect to each cancelled option equal to the amount by which the fair market value of the share of stock underlying the option exceeds the exercise price of such option. Additionally, certain non-qualified “out of the money” options which had original maturity dates prior to December 31, 2008, were extended by the Board to the later of December 31 of the year of original expiration or the 15th day of the third month following the date of the original expiration.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Stock Option Plans (Continued)

The following table provides information regarding these extended options at December 31, 2006:

Options As
Historically	Options As	Initial Maturity	Extended Maturity
Presented	Adjusted	Date	Date

370,355	1,312,777	May 29, 2007	December 31, 2007
7,500	26,586	December 4, 2007	March 15, 2008

377,855	1,339,363

In February 2006, the Company was advised by the AMEX that it was in compliance with applicable AMEX rules related to option adjustments. On March 21, 2006, the Company and the option holders executed amended option agreements to reflect these adjustments and changes.

As a result of the approval process, the Company determined that it was appropriate to record a provision during the first quarter of 2006 aggregating approximately $4,227,000 to reflect the modification permitting an option holder to receive a net cash payment in cancellation of the holder’s option based upon the fair value of an option in excess of the exercise price. The reserve will be adjusted through a change in net assets in liquidation at the end of each reporting period to reflect the settlement amounts of the liability and the impact of changes to the market price of the stock at the end of each reporting period.

During the year ended December 31, 2006, the Company made cash payments aggregating approximately $668,000 related to 237,426 options cancelled for option holders electing this method. The remaining reserve for option cancellations reported at December 31, 2006 on the Consolidated Statement of Net Assets in Liquidation is approximately $2,633,000 is calculated based upon the difference in the closing stock price of the Company at December 31, 2006 of $7.52 and the individual exercise prices of all outstanding “in the-money” options at that date.

The following table presents additional option details at December 31, 2006 and 2005 reflecting the impact of the previously described adjustments:

	Options Outstanding and Exercisable			Options Outstanding and Exercisable
	at December 31, 2006			at December 31, 2005
		Remaining	Weighted		Remaining	Weighted
		Contractual	Average		Contractual	Average
Range of Exercise Prices	Outstanding	Life (Years)	Exercise Price	Outstanding	Life (Years)	Exercise Price

$4.09 to $4.55	106,343	5.08	$4.37	150,653	5.40	$4.37
$4.60	43,423	2.79	4.60	64,248	3.63	4.60
$5.03	37,220	1.82	5.03	53,171	2.77	5.03
$5.18 to $5.57	53,172	5.97	5.34	171,918	4.82	5.26
$5.81	1,148,132	1.00	5.81	1,361,285	2.00	5.81
$8.39 to $8.89	26,586	1.21	8.89	44,309	2.00	8.69

	1,414,876	1.57	5.68	1,845,584	2.62	5.65

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Stock Option Plans (Continued)

Pursuant to SFAS No. 148, the pro forma net (loss) available to common shareholders as if the fair value approach to accounting for share-based compensation had been applied (as well as the assumptions to calculate fair value on each year’s respective option grants using the Black-Scholes option pricing model) is as follows:

For the
Year Ended
December 31,
2004

(amounts in thousands, except per share amounts)
Net (loss) — as reported	$(32,703)
Add stock option expense included in net (loss) as reported, net of tax	72
Deduct fair value expense for stock options, net of tax	(146)

Net (loss) — pro forma	$(32,777)

Net (loss) per common share, basic and diluted:
As reported	$(5.06)

Pro forma	$(5.07)

Assumptions:
Expected volatility	29%
Expected life	10 years
Risk-free interest rate	4.24%
Expected dividend yield	—

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions including the expected share price volatility. Because the Company’s employee share options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee share options.

During 2003, the Company adopted the prospective method to transition to a fair value basis of accounting for stock option grants in accordance with SFAS No. 148. For the year ended December 31, 2004, the Company recorded an expense of $72,000, related to the 10,000 options granted. No options were granted in 2006 and 2005 as a result of changes in the method of compensating directors.

10.	Commitments and Contingencies

The Company has employment, severance and retention arrangements with six of its officers and employees at December 31, 2006 (seven officers and employees at December 31, 2005). Such arrangements are for terms which expire during 2007 or have automatic renewal provisions. The Company estimates that approximately $5,890,000 will be paid related to these arrangements, which is included in the Reserve for Estimated Costs during the Period of Liquidation at December 31, 2006. This amount includes current contractual obligations over the remaining estimated time period of the Plan and certain estimated employment expenses by the liquidating trust.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Commitments and Contingencies (Continued)

In 2004, the Company made a contractual payment of $643,000 to Jeffrey Lynford upon the sale of Second Holding and expensed $1,286,000 during 2005 as a result of the sale of properties by Wellsford/Whitehall and the sale of the Palomino Park residential rental phases under the terms of his contract. In 2005, the Company paid $643,000 with the remaining $643,000 paid in January 2006. No further payments are due under these provisions of his contract. In January 2006, a $605,000 incentive bonus payment was made to Mr. Strong, Senior Vice President — Development, as a result of meeting certain investment return hurdles under his contract from the sale of the Palomino Park phases in 2005. Such amount was expensed at the time of the sale in 2005.

From time-to-time, legal actions may be brought against the Company in the ordinary course of business. There can be no assurance that such matters will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

In 1997, the Company adopted a defined contribution savings plan pursuant to Section 401 of the Internal Revenue Code. Under such a plan there are no prior service costs. All employees are eligible to participate in the plan after three months of service. Employer contributions, if any, are made based on a discretionary amount determined by the Company’s management. The Company made contributions to this plan of approximately $28,000, $31,000 and $31,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company is a tenant under an operating lease for its New York office through October 2008. Rent expense was approximately $817,000, and $921,000 for the period January 1, 2005 to November 17, 2005 and for the year ended December 31, 2004, respectively, which includes base rent plus other charges including, but not limited to, real estate taxes and maintenance costs in excess of base year amounts.

Future minimum lease payments under the operating lease at December 31, 2006 are as follows:

Period	Amount

For the year ended December 31, 2007	$815,000
For the year ended December 31, 2008	679,000

See Footnote 11 for additional commitments and contingencies.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

11.	Segment Information

Prior to the adoption of the liquidation basis of accounting, the Company’s operations were organized into three SBUs. The following table presents condensed balance sheet and operating data for these SBUs for the periods reported on a going concern basis:

(amounts in thousands)

For the Period	Commercial	Debt and	Residential Activities
January 1 to November 17, 2005	Property	Equity	Palomino	Other
(Going Concern Basis)	Activities	Activities	Park	Developments	Other*	Consolidated

Rental revenue	$—	$—	$12,153	$—	$—	$12,153
Revenue from sales of residential units	—	—	488	—	—	488
Interest revenue from debt instruments	—	59	—	—	—	59
Fee revenue	—	—	—	—	518	518

Total revenues	—	59	12,641	—	518	13,218

Cost of sales of residential units	—	—	386	—	—	386
Operating expenses	—	—	5,835	145	—	5,980
Depreciation and amortization	—	—	3,794	5	88	3,887
Interest expense	—	(32)	5,036	(576)	1,054	5,482
General and administrative	—	—	—	—	7,888	7,888

Total costs and expenses	—	(32)	15,051	(426)	9,030	23,623

Income from joint ventures	11,148	702	—	—	—	11,850
Interest income on cash and investments	—	7	—	10	1,475	1,492
Minority interest benefit	—	—	111	61	—	172

Income (loss) before income taxes and discontinued operations	$11,148	$800	$(2,299)	$497	$(7,037)	$3,109

*	Includes interest revenue, fee revenue, depreciation and amortization expense, interest expense and general and administrative expenses that have not been allocated to the operating segments.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Segment Information (Continued)

(amounts in thousands)

For the Year	Commercial	Debt and	Residential Activities
Ended December 31, 2004	Property	Equity	Palomino	Other
(Going Concern Basis)	Activities	Activities	Park	Developments	Other*	Consolidated
Rental revenue	$—	$—	$13,367	$—	$—	$13,367
Revenue from sales of residential units	—	—	12,288	—	—	12,288
Interest revenue from debt instruments	—	177	—	—	—	177
Fee revenue	—	751	—	—	46	797

Total revenues	—	928	25,655	—	46	26,629

Cost of sales of residential units	—	—	10,131	—	—	10,131
Operating expenses	—	35	6,170	88	—	6,293
Depreciation and amortization	—	238	4,315	—	83	4,636
Interest expense	—	(27)	5,280	(338)	3,334	8,249
General and administrative	—	656	—	—	7,615	8,271

Total costs and expenses	—	902	25,896	(250)	11,032	37,580

(Loss) from joint ventures	(10,437)	(13,278)	—	—	—	(23,715)
Interest income on cash and investments	—	17	—	2	1,001	1,020
Minority interest benefit	—	35	22	31	—	88

(Loss) income before income taxes and discontinued operations	$(10,437)	$(13,200)	$(219)	$283	$(9,985)	$(33,558)

Income from discontinued operations before income taxes	$—	$805	$—	$—	$—	$805

*	Includes corporate cash, restricted cash and investments, U.S. Government securities, other assets, accrued expenses and other liabilities, general and administrative expenses, interest income and interest expense that has not been allocated to the operating segments.

Commercial Property Activities

The Company’s primary commercial property activities and its sole activity in this SBU consisted of its interest in Wellsford/Whitehall, a joint venture by and among the Company, various entities affiliated with Whitehall and private real estate funds sponsored by Goldman Sachs. The managing member was an affiliate of Goldman Sachs and Whitehall.

Wellsford/Whitehall was originally organized as a private real estate operating company which leased and re-leased space, performed construction for tenant improvements, expanded buildings, re-developed properties and based on general and local economic conditions and specific conditions in the real estate industry, sold properties for an appropriate price.

In September 2005, the Company ceased its Commercial Property Activities when its 35.21% equity interest in Wellsford/Whitehall was redeemed for approximately $8,300,000 plus certain modest contingent payments to be received in the future. Approximately $141,000 was received in December 2005 related to the contingent payments. The Company realized an aggregate gain on the redemption of its interest of $5,986,000 during the year ended December 31, 2005. The Company will not receive any additional payments from its investment in Wellsford/Whitehall. At the time of the redemption of the Company’s interest in September 2005, Wellsford/Whitehall owned one office building and a parcel of land, both located in New Jersey.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Segment Information (Continued)

The Company’s investment in Wellsford/Whitehall was accounted for on the equity method. The following table details the changes in the Company’s investment in Wellsford/Whitehall during the year ended December 31, 2005.

(amounts in thousands)	2005

Investment balance at January 1,	$4,229
Distributions	(7,042)
Share of (through September 23, 2005):
(Loss) from operations	(839)
Net gain from asset disposition transactions	6,000
Proceeds from redemption of interest less minority stockholders’ interest and transaction costs	(8,334)
Gain on redemption of interest	5,986

Investment balance at December 31,	$—

The following table presents condensed operating data for the years ended December 31, 2005 and 2004:

	For the Years Ended December 31,
Condensed Operating Data	2005	2004

Rental revenue	$1,047	$1,042
Interest and other income	534	593

Total revenues	1,581	1,635

Operating expenses	900	850
Depreciation and amortization	625	668
Interest	390	597
General and administrative	43	195

Total expenses	1,958	2,310
(Loss) from impairment	(453)	(3,306)

(Loss) before discontinued operations	(830)	(3,981)
Income (loss) from discontinued operations (A)	15,136	(26,165)

Net income (loss)	$14,306	$(30,146)

(A)  Includes impairment provisions of $21,069 for 2004. See below.

Since the beginning of 2001, Wellsford/Whitehall completed 46 property sales or transfers, including 15 in 2005 and eight in 2004.

In May 2005, Wellsford/Whitehall completed the sale of a building in Ridgefield Park, New Jersey, for $31,400,000. Approximately $10,500,000 of the net proceeds and $8,000,000 of restricted cash were used to retire all outstanding mortgage indebtedness, leaving Wellsford/Whitehall without any mortgage debt. Wellsford/Whitehall reported a gain of approximately $10,100,000 on this transaction, of which the Company’s share was approximately $3,500,000.

In April 2005, Wellsford/Whitehall completed the sale of a building in Needham, Massachusetts, for $37,500,000. Approximately $18,400,000 of the net proceeds were used to pay existing debt. Wellsford/Whitehall reported a gain of approximately $7,000,000 on this transaction, of which the Company’s share was approximately $2,500,000.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Segment Information (Continued)

In January 2005, Wellsford/Whitehall completed the sale of a portfolio of seven office properties and a land parcel for approximately $72,000,000, after selling and other costs. The properties are all located in New Jersey. Substantially all of the net proceeds from the sale and unrestricted cash and certain related reserve funds aggregating approximately $5,000,000 were used to retire existing debt. Additionally, in January 2005, Wellsford/Whitehall completed the sale of five retail stores for an aggregate sales price of $17,100,000, after selling costs. The net proceeds from the sale of the retail stores of approximately $1,300,000, after payment of related debt, were available to be used by Wellsford/Whitehall for working capital purposes. During the fourth quarter of 2004, Wellsford/Whitehall recorded an impairment loss provision of approximately $21,069,000 relating to the January 2005 sales (of which the Company’s share was approximately $7,419,000).

During July 2004, Wellsford/Whitehall completed a transaction whereby it transferred six of its Massachusetts properties, which were subject to mortgage debt of approximately $64,200,000, along with a land parcel, related restricted cash balances aggregating $6,428,000, cash and certain other consideration to a newly formed partnership which includes the New England family (the “Family”) that, at that time, owned an aggregate 7.45% equity interest in Wellsford/Whitehall (the “Family Partnership”), in redemption of the Family’s equity interests in Wellsford/Whitehall (the “Redemption Transaction”). As a result of this transaction, Wellsford/Whitehall recorded a loss of approximately $4,306,000 during the third quarter of 2004, of which the Company’s share was approximately $1,403,000. At the time of the Redemption Transaction, there was an elimination of an existing tax indemnity which Wellsford/Whitehall had to the Family’s members. The economic effect of this tax indemnity restricted most future asset sales through 2007 and required a minimum amount of non-recourse debt on Wellsford/Whitehall’s balance sheet. As these restrictions no longer remained, Wellsford/Whitehall was allowed to proceed with its sales program as described above.

WP Commercial provided management, construction, development and leasing services to Wellsford/Whitehall based on an agreed upon fee schedule. WP Commercial received an administrative management fee of 93 basis points on a predetermined value for each asset in the Wellsford/Whitehall portfolio. As Wellsford/Whitehall sold assets, the basis used to determine the fee was reduced by the respective asset’s predetermined value six months after the completion of such sales. During the years ended December 31, 2005 and 2004, Wellsford/Whitehall paid the following fees to WP Commercial or one of its affiliates, including amounts reflected in discontinued operations of Wellsford/Whitehall:

	For the Years Ended December 31,
	2005	2004

Administrative management	$1,834,000	$3,715,000

Construction, construction management, development and leasing	$75,000	$784,000

Financing fee	$750,000	$—

Whitehall paid the Company fees with respect to assets disposed of by Wellsford/Whitehall and for certain acquisitions of real estate made by certain other affiliates of Whitehall. These fees aggregated $518,000 and $46,000 for the years ended December 31, 2005 and 2004, respectively.

Debt and Equity Activities

The Company, through the Debt and Equity Activities SBU, primarily made debt investments directly, or through joint ventures, predominantly in real estate related assets and investments.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Segment Information (Continued)

At December 31, 2006 and 2005, the Company, on the liquidation basis of accounting, had the following investments in the Debt and Equity Activities SBU:

•	approximately $423,000 and $453,000 at December 31, 2006 and 2005, respectively, in Clairborne Fordham, a company initially organized to provide $34,000,000 of mezzanine construction financing for a high-rise condominium project in Chicago, which currently owns and is selling the remaining two unsold residential units;

•	approximately $20,000,000 in Reis; and

•	approximately $291,000 and $666,000, at December 31, 2006 and 2005, respectively, in Wellsford Mantua, a company organized to purchase land parcels for rezoning, subdivision and creation of environmental mitigation credits.

Debt Investments

The following table presents information regarding the Company’s debt investments. At December 31, 2006 and 2005, Wellsford had no debt investments outstanding.

						Interest Revenue
			Annual	Stated		For the Years Ended December 31,
	Collateral		Interest Rate	Maturity Date	Prepayment Date	2005	2004

Guggenheim Loan	(A	)	8.25%	December 2005	September 2005	$58,000	$173,000

(A)	The loan represented the balance of proceeds from a sale during 2000 of a 4.2% interest in The Liberty Hampshire Company, L.L.C. (“Liberty Hampshire”). The loan was secured by partnership interests in Guggenheim.

Equity Investments

Second Holding

Second Holding was a special purpose finance company organized to purchase investment and non-investment grade rated real estate debt instruments and investment grade rated other asset-backed securities. The other asset-backed securities that Second Holding purchased may have been secured by, but not limited to, leases on aircraft, truck or car fleets, bank deposits, leases on equipment, fuel/oil receivables, consumer receivables, pools of corporate bonds and loans and sovereign debt. It was Second Holding’s intent to hold all securities to maturity. Many of the securities owned by Second Holding were obtained through private placements.

The Company’s initial net contribution to Second Holding was approximately $24,600,000 to obtain an approximate 51.09% non-controlling interest in Second Holding, with Liberty Hampshire owning 10% and an affiliate of a significant shareholder of the Company, the Hunt Trust, together with other Hunt Trust related entities, owning the remaining approximate 39% interest.

During the latter part of 2000, an additional partner was admitted to the venture who committed to provide credit enhancement. The parent company of this partner announced during 2003 that its subsidiary (the partner of Second Holding) would no longer write new credit enhancement business, however, it would continue to support its existing book of credit enhancement business. This partner was entitled to 35% of net income as defined by agreement, while the other partners, including the Company, shared in the remaining 65%. The Company’s allocation of income was approximately 51.09% of the remaining 65%.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Segment Information (Continued)

During the second quarter of 2004, the partner providing the credit enhancement requested that the management of Second Holding not purchase any further long-term investments and Second Holding accordingly suspended such acquisitions. During the third quarter of 2004, the partners evaluated alternatives available to Second Holding in addition to holding existing assets through their respective maturities and then retiring the related debt. As a consequence of not purchasing additional assets, operating income, fees earned and cash flows received by the Company from such fees declined during 2004.

In November 2004, the Company completed the sale of its interest in Second Holding for $15,000,000 in cash. Since the Company was willing to entertain and execute an agreement at this price, and based upon the evaluation of other alternatives, the Company determined it was appropriate, under the accounting literature for equity method investees, to record a $9,000,000 impairment charge to the carrying amount of its investment in Second Holding during the third quarter of 2004.

The Company accounted for its investment in Second Holding on the equity method of accounting as its interests were represented by two of eight board seats with one-quarter of the vote on any major business decisions. The Company’s investment was approximately $29,167,000 at December 31, 2003. The Company’s share of (loss) from Second Holding’s operations was approximately $(4,790,000) for the eleven months ended November 30, 2004 (which was the date of sale). The loss in the year ended December 31, 2004 is the result of a $12,930,000 net impairment charge taken by Second Holding, of which the Company’s share was $6,606,000, related to the write-down of one of its investments during the first quarter of 2004, offset by a partial recovery when the investment was sold in the second quarter of 2004. The net fees earned by the Company, which were based on total assets of Second Holding, amounted to approximately $751,000 for the year ended December 31, 2004.

Condensed operating data for the year ended December 31, 2004 is as follows:

(amounts in thousands)	For the Year Ended
December 31,
Condensed Operating Data	2004*

Interest revenue	$38,248

Interest expense	30,478
Loss on investments	18,784
Fees and other	4,433

Total expenses	53,695

Net (loss)	$(15,447)

*  The Company sold its investment in Second Holding on November 30, 2004.

Clairborne Fordham

In October 2000, the Company and Prudential Real Estate Investors (“PREI”), an affiliate of Prudential Life Insurance Company, organized Clairborne Fordham, a venture in which the Company has a 10% interest. The Company’s investment in Clairborne Fordham, which is accounted for on the equity method, was approximately $423,000 and $453,000 at December 31, 2006 and 2005, respectively, on a liquidation basis.

Upon its organization, Clairborne Fordham provided an aggregate of $34,000,000 of mezzanine construction financing (the “Mezzanine Loan”) for the construction of Fordham Tower, a 50-story, 227 unit, luxury condominium apartment project to be built on Chicago’s near northside (“Fordham Tower”). The

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Segment Information (Continued)

Mezzanine Loan, which matured in October 2003, bore interest at a fixed rate of 10.50% per annum with provisions for additional interest to PREI and the Company and was secured by a lien on the equity interests of the owner of Fordham Tower. The Company could have earned fees from PREI’s additional interest based on certain levels of returns on the project, however, additional interest was not accrued by the Company or Clairborne Fordham through the maturity of the Mezzanine Loan, nor did the Company accrue any fees.

The Mezzanine Loan was not repaid at maturity and as of October 2003, an amended loan agreement was executed. The amended terms provided for extending the maturity to December 31, 2004, the placement of a first mortgage lien on the project, no interest to be accrued after September 30, 2003 and for the borrower to add to the existing principal amount the additional interest due Clairborne Fordham at September 30, 2003 of approximately $19,240,000. Instead of interest after September 30, 2003, Clairborne Fordham was to participate in certain additional cash flows, as defined, if earned from net sales proceeds of the Fordham Tower project.

The amended loan agreement provided for a $3,000,000 additional capital contribution by the borrower and use of an existing cash collateral account to pay off an existing construction loan and any unpaid construction costs. Also, the amended loan agreement provided for an initial principal payment and all proceeds after project costs to be first applied to payment in full of the loan and the additional interest to Clairborne Fordham before any sharing of project cash flow with the borrower. Payments of $5,125,000 and $7,823,000 were made to Clairborne Fordham during the fourth quarter of 2003 and for the period January 1, 2004 to September 15, 2004, respectively, of which the Company’s share was $510,000 and $782,000, respectively.

On September 15, 2004, Clairborne Fordham executed an agreement with the owners of Fordham Tower pursuant to which Clairborne Fordham obtained title to the remaining unsold components of the project (which at that time included 18 unsold residential units, the 188 space parking garage and 12,000 square feet of retail space). Additionally, Clairborne Fordham agreed to distribute the first $2,000,000 of sale proceeds to the former owner. No gain or loss was recognized by Clairborne Fordham or the Company as a result of the transfer. During the period September 15, 2004 to December 31, 2004, Clairborne Fordham sold the retail space and three residential units and realized approximately $8,677,000 of net proceeds before the $2,000,000 payment to the former owner. Clairborne Fordham distributed approximately $5,655,000 to the venture members including approximately $566,000 to the Company during the period September 15, 2004 to December 31, 2004. Undistributed proceeds were retained by Clairborne Fordham for working capital purposes. During the year ended December 31, 2005, Clairborne Fordham sold the parking garage and 13 residential units for aggregate net proceeds of approximately $26,812,000, of which approximately $2,645,000 was distributed to the Company during 2005. No distributions were received by the Company during 2006. Clairborne Fordham has two remaining residential units at December 31, 2006. One of these two remaining units closed on March 19, 2007 for aggregate net proceeds of approximately $897,000, of which approximately $160,000 was distributed to Wellsford.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Segment Information (Continued)

The following table details the Company’s share of income from Clairborne Fordham:

	For the Period	For the
	January 1 to	Year Ended
	November 17,	December 31,
	2005	2004

Additional interest income pursuant to the October 2003 amended loan agreement	$—	$314,000
Net income from sales of components and operations subsequent to the September 15, 2004 transaction	702,000	198,000

	$702,000	$512,000

Other Investments

Reis

The Company currently has a preferred equity investment in Reis through Wellsford Capital. At December 31, 2006 and 2005, the carrying amount of the Company’s aggregate investment in Reis was $20,000,000 on a liquidation basis, as described below. The Company’s investment represents approximately 23% of Reis’s equity on an as converted to common stock basis at December 31, 2006 and 2005. Such investment, which had previously been accounted for on the historical cost basis, amounted to approximately $6,790,000 at December 31, 2004, of which approximately $2,231,000 was held by Wellsford Capital and approximately $4,559,000 represented the Company’s share held through Reis Capital. Such interests were distributed to the Company in October 2006. Prior to the approval of the Plan, the cost basis method was used to account for Reis as the Company’s ownership interest is shares in non-voting Reis preferred stock and the Company’s interests are represented by one member of Reis’s seven member board of directors. The adjustment to report Reis at estimated net realizable value upon the adoption of the liquidation basis of accounting is reflected in the adjustment to net realizable value of $72,485,000 on the Consolidated Statement of Changes in Net Assets in Liquidation at November 17, 2005.

In the first quarter of 2006, Reis was considering offers from potential purchasers ranging between $90,000,000 and $100,000,000 to acquire 100% of Reis’s capital stock. Based on these offers, in estimating the net proceeds in valuing Reis, if Reis were to be sold at that amount, the Company would have received approximately $20,000,000 of proceeds, subject to escrow holdbacks. These potential sale proceeds are reflected in the Company’s net realizable value presentation at December 31, 2005.

On October 11, 2006, the Company announced that it entered into a definitive merger agreement with Reis and Merger Sub and that the Merger was approved by the independent members of the Board. At the effective time of the Merger, Reis stockholders will be entitled to receive, in the aggregate, approximately $34,579,414 in cash and 4,237,673 shares of newly issued common stock of the Company not including shares to be issued to Wellsford Capital. The per share value of the Company’s common stock, for purposes of the Merger, has been established at $8.16 per share in the Merger agreement, resulting in an implied equity value for Reis of approximately $90,000,000, including the Company’s 23% ownership interest in Reis. It is expected that this transaction will be tax-free to Reis stockholders except with respect to the cash portion of the consideration received. The cash portion of the Merger consideration is expected to be funded in part by the Bank Loan, which consists of $27,000,000 (of which $25,000,000 may be used to pay the cash portion of the Merger consideration and the payment of related Merger costs and the remaining $2,000,000 may be utilized for Reis’s working capital needs.) The remainder of the Merger consideration and transaction costs is anticipated to be funded with cash from Reis and the Company.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Segment Information (Continued)

After considering a range of values, including the current market price for the Company’s stock on the stock portion of the consideration and the per share price as established for the Merger agreement, the Company determined that it is appropriate to continue to value its investment in Reis at $20,000,000 at December 31, 2006.

Value Property Trust

During April 2004, the Company sold the Philadelphia, Pennsylvania property, the last remaining property acquired as part of the February 1998 merger with VLP, for net proceeds of approximately $2,700,000. As a result of the sale, the Company reversed approximately $625,000 of the remaining balance of impairment reserves recorded in 2000. During June 2004, the Company recognized approximately $184,000 of proceeds which had been placed in escrow from the 2003 sale of the Salem, New Hampshire property, as a result of the expiration of a contingency period. The contingent proceeds and the reversal of the impairment reserve were reflected in income from discontinued operations during the second quarter of 2004 and the year ended December 31, 2004.

Wellsford Mantua

During November 2003, the Company made an initial $330,000 investment in the form of a loan, in a company organized to purchase land parcels for rezoning, subdivision and creation of environmental mitigation credits. The loan is secured by a lien on a leasehold interest in a 154 acre parcel in West Deptford, New Jersey which includes at least 64.5 acres of wetlands and a maximum of 71 acres of developable land. The Company consolidated Wellsford Mantua at December 31, 2006 and 2005. The Company’s investment in Wellsford Mantua was approximately $291,000 and $666,000 on a liquidation basis at December 31, 2006 and 2005, respectively. The Company received a cash distribution of $375,000 related to this investment during the year ended December 31, 2006.

Residential Activities

Palomino Park

The Company has been the developer and managing owner of Palomino Park, a five phase, 1,707 unit multifamily residential development in Highlands Ranch, a southern suburb of Denver, Colorado. Three phases (Blue Ridge, Red Canyon and Green River) aggregating 1,184 units were operated as rental property until they were sold in November 2005, as described below. The 264 unit Silver Mesa phase was converted into condominiums (sales commenced in February 2001 and by August 2005 the Company had sold all 264 units). The Gold Peak phase is under construction as a 259 unit for-sale condominium project. At December 31, 2006 and 2005, the Company had a 92.925% interest in the final phase of Palomino Park and a subsidiary of EQR owned the remaining 7.075% interest. At December 31, 2004, the Company’s interest was 85.85% and EQR’s interest was 14.15%.

With respect to EQR’s 14.15% interest at December 31, 2004 in the corporation that owns Palomino Park, there existed a put/call option between the Company and EQR related to one-half of such interest (7.075%). In February 2005, the Company informed EQR of its intent to exercise this option at a purchase price of $2,087,000. This transaction was completed in October 2005. Aggregate distributions from the subsidiary corporation’s available cash and sales proceeds of approximately $4,080,000 were made to EQR during 2005.

In November 2005, the Company sold the Blue Ridge, Red Canyon and Green River rental phases for $176,000,000 to a national financial services organization and realized a gain of approximately $57,202,000 after EQR’s interest, specific bonuses paid to executives of the Company related to the sale

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Segment Information (Continued)

and estimated state and Federal taxes. This amount is reflected in the adjustment to net realizable value of $72,485,000 on the Consolidated Statement of Changes in Net Assets in Liquidation at November 17, 2005. The Company repaid an aggregate of approximately $94,035,000 of mortgage debt and paid approximately $4,600,000 of debt prepayment costs from the sale proceeds, among other selling costs.

In December 1995, the Trust marketed and sold $14,755,000 of tax-exempt bonds to fund construction at Palomino Park. Initially, all five phases of Palomino Park were collateral for the Palomino Park Bonds. The Palomino Park Bonds had an outstanding balance of $12,680,000 at December 31, 2004 and were collateralized by four phases at Palomino Park. In January 2005, the Palomino Park Bonds were paid down by $2,275,000 in order to release the Gold Peak phase from the bond collateral. A five-year letter of credit from Commerzbank AG had secured the Palomino Park Bonds and a subsidiary of EQR had guaranteed Commerzbank AG’s letter of credit. The Company retired the $10,405,000 balance of this obligation prior to the expirations of the letter of credit and EQR’s guarantee in May 2005.

In December 1997, Phase I, the 456 unit phase known as Blue Ridge, was completed at a cost of approximately $41,600,000. At that time, the Company obtained a $34,500,000 permanent loan (the “Blue Ridge Mortgage”) secured by a first mortgage on Blue Ridge. The Blue Ridge Mortgage had a maturity date in December 2007 and bore interest at a fixed rate of 6.92% per annum. Principal payments were based on a 30 year amortization schedule.

In November 1998, Phase II, the 304 unit phase known as Red Canyon, was completed at a cost of approximately $33,900,000. At that time, the Company obtained a $27,000,000 permanent loan (the “Red Canyon Mortgage”) secured by a first mortgage on Red Canyon. The Red Canyon Mortgage had a maturity date in December 2008 and bore interest at a fixed rate of 6.68% per annum. Principal payments were based on a 30 year amortization schedule.

In October 2000, Phase III, the 264 unit phase known as Silver Mesa, was completed at a cost of approximately $44,200,000. The Company made the strategic decision to convert Silver Mesa into condominium units and sell them to individual buyers. In conjunction with this decision, the Company prepared certain units to be sold and continued to rent certain of the remaining unsold units during the sell out period until the inventory available for sale had been significantly reduced and additional units were required to be prepared for sale. The Company made a payment of $2,075,000 to reduce the outstanding balance on the tax-exempt bonds in order to obtain the release of the Silver Mesa phase from the Palomino Park Bond collateral and obtained a $32,000,000 loan which was collateralized by the unsold Silver Mesa units and matured in December 2003 (the “Silver Mesa Conversion Loan”). During May 2003, the Company repaid the remaining unpaid principal balance of the Silver Mesa Conversion Loan with proceeds from Silver Mesa unit sales and available cash.

Sales of condominium units at the Silver Mesa phase of Palomino Park commenced in February 2001 and by August 2005 all of the 264 units were sold. The following table provides information regarding sales of Silver Mesa units:

	For the Years Ended
	December 31,
	2005	2004

Number of units sold	2	53
Gross proceeds	$488,000	$12,288,000

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Segment Information (Continued)

As the Company sold Silver Mesa units, rental revenue, the corresponding operating expenses and cash flow from the units being rented diminished. Rental revenue from the Silver Mesa phase was approximately $51,000 for the year ended December 31, 2004.

In December 2001, Phase IV, the 424 unit phase known as Green River, was completed at a cost of approximately $56,300,000. In February 2003, the Company obtained a $40,000,000 permanent loan secured by a first mortgage on Green River (the “Green River Mortgage”). The Green River Mortgage had a maturity date in March 2013 and bore interest at a fixed rate of 5.45% per annum. Principal payments were based on a 30 year amortization schedule.

In 2004, the Company commenced the development of Gold Peak, the final phase of Palomino Park. Gold Peak will be comprised of 259 condominium units on the remaining 29 acre land parcel at Palomino Park.

In April 2005, the Company obtained development and construction financing for Gold Peak in the aggregate amount of approximately $28,800,000, which bear interest at LIBOR + 1.65% per annum (the “Gold Peak Construction Loan”). The Gold Peak Construction Loan matures in November 2009 and has an additional extension option upon satisfaction of certain conditions being met by the borrower. Principal repayments are made as units are sold. The balance of the Gold Peak Construction Loan was approximately $9,550,000 and $11,575,000 at December 31, 2006 and 2005, respectively. The outstanding balance on the development portion of the loan was repaid during 2006 and terminated in February 2007. The Company has a 5% LIBOR cap expiring in June 2008 for the Gold Peak Construction Loan.

Gold Peak unit sales commenced in January 2006. At December 31, 2006, there were 31 Gold Peak units under contract with nominal down payments. The following table provides information regarding Gold Peak sales:

For the Year Ended
December 31, 2006

Number of units sold	108
Gross sales proceeds	$31,742,000
Principal paydown on Gold Peak Construction Loan	$24,528,000

In September 2006, the Company sold its Palomino Park telecommunication assets, service contracts and operations and in November 2006 it received a net amount of approximately $988,000. The buyer has held back approximately $396,000 which will be released in two installments in September 2007 and 2008. The Company believes that this amount will be collected and has recorded such amount at full value in the statement of net assets at December 31, 2006. The Company had reflected a value of $900,000 related to the telecommunication assets and services at December 31, 2005.

Other Developments

East Lyme

The Company has a 95% ownership interest as managing member of a venture which originally owned 101 single family home lots situated on 139 acres of land in East Lyme, Connecticut upon which it is constructing houses for sale. The Company purchased the land for $6,200,000 in June 2004.

After purchasing the land, the Company executed an agreement with a homebuilder (the “Homebuilder”) who will construct and sell the homes for this project and is a 5% partner in the project along with receiving other consideration.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Segment Information (Continued)

The Company obtained construction financing for East Lyme in the aggregate amount of $21,177,000 to be drawn upon as costs are expended. The East Lyme Construction Loan (the “East Lyme Construction Loan”) bears interest at LIBOR + 2.15% per annum and matures in December 2007 with two one-year extensions at the Company’s option upon satisfaction of certain conditions being met by the borrower. Currently, the Company does not expect to meet the minimum home sale requirement condition and, accordingly, the terms of an extension will have to be negotiated with the lender. The balance of the East Lyme Construction Loan was approximately $10,579,000 and $7,226,000 at December 31, 2006 and 2005, respectively. The Company has a 4% LIBOR cap expiring in July 2007 for the East Lyme Construction Loan.

During the fourth quarter of 2005, the model home was completed and home sales commenced in June 2006. At December 31, 2006, three East Lyme homes were under contract. The following table provides information regarding East Lyme sales:

For the Year Ended
December 31, 2006

Number of homes sold	5
Gross sales proceeds	$3,590,000
Principal paydown on East Lyme Construction Loan	$3,246,000

The Company executed an option to purchase the East Lyme Land, a contiguous 85 acre parcel of land which can be used to develop 60 single family homes and subsequently acquired the East Lyme Land in November 2005 for $3,720,000, including future costs which were the obligation of the seller. The East Lyme Land requires remediation of pesticides used on the property when it was an apple orchard at a cost of approximately $1,000,000. Remediation costs were considered in evaluating the net realizable value of the property at December 31, 2006 and 2005.

Claverack

The Company has a 75% ownership interest in a joint venture that owns two land parcels aggregating approximately 300 acres in Claverack, New York. The Company acquired its interest in the joint venture for $2,250,000 in November 2004. One land parcel is subdivided into seven single family home lots on approximately 65 acres. The remaining 235 acres, known as The Stewardship, which was originally subdivided into six single family home lots, now is conditionally subdivided into 48 developable single family home lots.

Claverack is capitalized with $3,000,000 of capital, the Company’s share of which was contributed in cash and the 25% partner’s contribution was the land, subject to liabilities, at a net value of $750,000. The land was subject to a $484,000 mortgage which was assumed by the joint venture (the balance of this mortgage was $465,000 at December 31, 2004, bore interest at a rate of 7% per annum and matures in February 2010). At the closing, an aggregate of approximately $866,000 owed to affiliates of the 25% partner was paid from the amount contributed by the Company.

In December 2005, Claverack obtained a line of credit construction loan in the aggregate amount of $2,000,000 which was used to retire the existing mortgage and was drawn upon as needed to construct a custom design model home (the “Claverack Construction Loan”). The Claverack Construction Loan bore interest at LIBOR + 2.20% per annum and matured in December 2006 with a six-month extension at the Company’s option upon satisfaction of certain conditions being met by the borrower. Such option was exercised and approximately $1,310,000 could be drawn on the Claverack Construction Loan through June 2007. The balance of the Claverack Construction Loan was approximately $449,000 at December 31, 2005.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

Segment Information (Continued)

In January 2006, the Claverack venture partners contributed additional capital aggregating approximately $701,000, of which the Company’s share was approximately $526,000.

Effective April 2006, the Company executed a letter agreement with its venture partner to enable the Company to make advances instead of requesting funds from the Claverack Construction Loan at the same terms and rate as the Claverack Construction Loan. The Company advanced approximately $728,000 through December 31, 2006; such amount remained outstanding at that date.

During July 2006, the initial home was completed and in October 2006, the home and a contiguous lot were sold for approximately $1,200,000 and the outstanding balance of the Claverack Construction Loan of approximately $690,000 was repaid to the bank. At December 31, 2006, there were no additional houses under construction on either parcel. In February 2007, Claverack sold one lot to the venture partner leaving four lots of the original seven lots available for sale on the 65 acre parcel. In January 2007, Claverack obtained conditional subdivision to 48 lots for The Stewardship.

Beekman

In February 2005, the Company acquired a 10 acre parcel in Beekman, New York for a purchase price of $650,000. The Company also entered into a contract to acquire a contiguous 14 acre parcel, the acquisition of which was conditioned upon site plan approval to build a minimum of 60 residential condominium units. The Company’s $300,000 deposit in connection with this contract was secured by a first mortgage lien on the property.

As a result of various uncertainties, including that governmental approvals and development processes may take an indeterminate period and extend beyond December 31, 2008, the Board authorized the sale of the Beekman interests to the Jeffrey Lynford and Mr. Lowenthal, or a company in which they have ownership interests, at the greater of the Company’s aggregate costs or the appraised values. In January 2006, a company which was owned by Jeffrey Lynford and Mr. Lowenthal, the principal of the Company’s joint venture partner in the East Lyme project and others acquired the Beekman project at the Company’s aggregate cost of approximately $1,297,000 in cash. This was accomplished through a sale of the entities that owned the Beekman assets.

12.	Fair Value of Financial Instruments

At December 31, 2006 and 2005, the Company’s assets were stated at their net realizable values and liabilities were stated at their estimated settlement amounts. All of the Company’s debt at December 31, 2006 and 2005 was floating rate based. The Company has two interest rate caps which had a fair value aggregating approximately $97,000 and $168,000 at December 31, 2006 and 2005, respectively. See Footnotes 4 and 11 for more information about the Company’s debt.

13.	Summarized Consolidated Quarterly Information (Unaudited)

Summarized consolidated quarterly financial information is as follows:

	March 31,		September 30,	December 31,
	2006	June 30, 2006	2006	2006

Net assets in liquidation	$53,384,000	$55,844,000	$56,211,000	$57,596,000
Per share	$8.25	$8.63	$8.69	$8.67
Common stock outstanding at each respective date	6,471,179	6,471,179	6,471,179	6,646,738

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

     Summarized Consolidated Quarterly Information (Unaudited) (Continued)

				For the Period
	For the Three Months Ended			October 1 to
2005	March 31	June 30	September 30	November 17

Revenues	$3,875,529	$3,696,893	$3,807,757	$1,838,180
Costs and expenses	(6,573,151)	(7,506,813)	(6,088,942)	(3,454,186)
(Loss) income from joint ventures	(490,353)	6,403,376	5,601,729	334,981
Interest income on cash and investments	425,976	340,422	423,407	302,311
Minority interest benefit	31,037	35,244	42,802	63,093

(Loss) income before income taxes	(2,730,962)	2,969,122	3,786,753	(915,621)
Income tax (expense)	(60,000)	—	(10,000)	(21,000)

Net (loss) income	$(2,790,962)	$2,969,122	$3,776,753	$(936,621)

Per share amounts, basic and diluted:*
Net (loss) income	$(0.43)	$0.46	$0.58	$(0.14)

Weighted average number of common shares outstanding:
Basic	6,467,639	6,467,639	6,467,639	6,467,639

Diluted	6,467,639	6,468,509	6,476,698	6,467,639

December 31,
2005

Net assets in liquidation	$56,569,000
Per share	$8.74
Common stock outstanding at each respective date	6,471,179

*	Aggregate quarterly earnings per share amounts may not equal annual or period to date amounts presented elsewhere in these consolidated financial statements due to rounding differences.

Wellsford/Whitehall Group, L.L.C. and Subsidiaries
Consolidated Financial Statements

Years ended December 31, 2005 and 2004
with Report of Independent Auditors

WELLSFORD/WHITEHALL GROUP, L.L.C. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors

To the Members of
Wellsford/Whitehall Group, L.L.C. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Wellsford/Whitehall Group, L.L.C. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wellsford/Whitehall Group, L.L.C. and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

/s/  Ernst & Young LLP

Dallas, Texas
January 31, 2006

WELLSFORD/WHITEHALL GROUP, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004

ASSETS
Real estate assets:
Land	$1,166,250	$1,166,250
Land improvements	3,170,580	3,608,757
Buildings and improvements	6,952,763	6,897,437

	11,289,593	11,672,444
Less accumulated depreciation	(2,612,576)	(1,987,244)

	8,677,017	9,685,200
Assets held for sale	—	138,809,453
Cash and cash equivalents	1,444,452	2,280,434
Restricted cash	—	9,729,738
Deferred costs, less accumulated amortization	—	780,385
Receivables, prepaids and other assets, net	306,661	1,083,189

Total assets	$10,428,130	$162,368,399

LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Notes payable	$—	$113,887,418
Liabilities attributable to assets held for sale	—	15,880,361
Accrued expenses and other liabilities	1,251,775	3,297,833
Accrued interest on notes payable	—	537,282

Total liabilities	1,251,775	133,602,894
Commitments and contingencies
Members’ equity	9,176,355	28,765,505

Total liabilities and members’ equity	$10,428,130	$162,368,399

WELLSFORD/WHITEHALL GROUP, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2005	2004	2003

Revenues:
Rental income	$1,046,654	$1,041,553	$1,111,723
Recoverable expenses	122,748	128,500	114,031
Interest and other income	411,130	465,434	263,722

Total revenues	1,580,532	1,635,487	1,489,476

Expenses:
Property operations	569,151	461,803	569,211
Real estate taxes	187,484	230,304	192,217
Insurance	30,721	45,139	42,352
Interest	380,617	337,957	351,464
Fair value adjustment of derivative instrument	8,889	259,731	—
Depreciation and amortization	625,332	668,328	634,725
Asset management fees	112,483	112,483	112,491
Ownership	43,486	194,758	328,929
Loss from impairment	452,500	3,305,985	—

Total expenses	2,410,663	5,616,488	2,231,389

Loss before discontinued operations	(830,131)	(3,981,001)	(741,913)
Discontinued Operations:
Gain on dispositions	17,325,536	886,651	9,297,121
Operating income	28,708	2,385,882	9,842,592
Interest and amortization	(2,218,532)	(11,674,228)	(15,626,814)
Loss from impairment	—	(17,763,511)	(114,687,022)

Income (loss) from discontinued operations	15,135,712	(26,165,206)	(111,174,123)

Net income (loss)	$14,305,581	$(30,146,207)	$(111,916,036)

WELLSFORD/WHITEHALL GROUP, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

				Excess of
				Distributions	Other	Total
	Membership		Paid-In	Over	Comprehensive	Members’
	Units	Amount	Capital	Earnings	(Loss)/Income	Equity

January 1, 2003	19,258,328	$192,583	$275,657,412	$(96,108,482)	$(1,296,573)	$178,444,940
Net loss	—	—	—	(111,916,036)	—	(111,916,036)
Other comprehensive income	—	—	—	—	1,102,893	1,102,893
Distributions	—	—	—	(2,264,826)	—	(2,264,826)

December 31, 2003	19,258,328	192,583	275,657,412	(210,289,344)	(193,680)	65,366,971
Net loss	—	—	—	(30,146,207)	—	(30,146,207)
Other comprehensive income	—	—	—	—	193,680	193,680
Redemption of Saracen Members’ Interest	(1,434,126)	(1,434)	(6,647,505)	—	—	(6,648,939)

December 31, 2004	17,824,202	191,149	269,009,907	(240,435,551)	—	28,765,505
Net income	—	—	—	14,305,581	—	14,305,581
Distributions	—	—	—	(25,500,000)	—	(25,500,000)
Redemption of WCPT Members’ Interest	(6,276,780)	(6,277)	(8,388,454)	—	—	(8,394,731)

December 31, 2005	11,547,422	$184,872	$260,621,453	$(251,629,970)	$—	$9,176,355

WELLSFORD/WHITEHALL GROUP, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$14,305,581	$(30,146,207)	$(111,916,036)
Adjustments from net income (loss) to net cash from operating activities:
Gain on disposition of real estate assets	(17,325,536)	(886,651)	(9,297,121)
Loss on derivative fair market value adjustment	8,889	259,731	—
Depreciation and amortization	625,332	8,147,492	11,200,304
Loss on impairment of real estate assets	452,500	21,069,496	114,687,022
Amortization of deferred financing costs	771,496	1,298,036	4,964,321
Change in receivables, prepaids and other assets	3,053,353	(1,466,571)	3,431,762
Change in accrued expenses and other liabilities	(2,519,495)	(4,667,969)	690,090

Net cash (used in) provided by operating activities	(627,880)	(6,392,643)	13,760,342

CASH FLOWS FROM INVESTING ACTIVITIES:
Improvements to real estate assets	(704,678)	(8,668,305)	(23,807,946)
Disposal of real estate assets, net of selling expenses	154,365,392	17,182,058	170,509,950

Net cash provided by investing activities	153,660,714	8,513,753	146,702,004

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	—	7,925,001	—
Repayment of notes payable	(129,703,823)	(15,705,781)	(166,700,076)
Repayment of ground lease obligations	—	—	(1,111,239)
Change in restricted cash	9,729,738	(2,350,373)	4,641,803
Deferred financing costs	—	(1,316,829)	(83,543)
Member distributions	(25,500,000)	—	(2,264,826)
Redemption of equity	(8,394,731)	—	—

Net cash used in financing activities	(153,868,816)	(11,447,982)	(165,517,881)

Net change in cash and cash equivalents	(835,982)	(9,326,872)	(5,055,535)
Cash and cash equivalents, beginning of year	2,280,434	11,607,306	16,662,841

Cash and cash equivalents, end of year	$1,444,452	$2,280,434	$11,607,306

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$1,678,891	$10,886,159	$12,369,290

WELLSFORD/WHITEHALL GROUP, L.L.C., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

1.	Organization and Business

Wellsford/Whitehall Group, L.L.C. and subsidiaries (the “Company”), was formed in May 1999 and consisted of the following members at December 31, 2005: WHWEL Real Estate Limited Partnership (“WHWEL”), WXI/WWG Realty L.L.C. and W/W Group Holdings, L.L.C. (collectively the “Whitehall Members”). These are collectively referred to as the “Members.”

WP Commercial, L.L.C. (“WP”) manages the Company on a day-to-day basis; however, certain major and operational decisions require the consent of the Members. WP also provides management, construction, development and leasing services to the Company as well as to third parties, based upon an agreed upon fee schedule and also provides such services to a new venture organized by certain of the Whitehall Members (“New Venture”). WP is owned by affiliates of the Whitehall Members.

Under the terms of existing agreements, it is expected that the Company will not purchase any additional real estate assets. The Members have agreed to an orderly disposal of the Company’s assets over time. The Company will terminate on December 31, 2045, unless sooner by the written consent of all Members.

During 2005, the Company redeemed and retired the 6,276,780 membership units owned by the Wellsford Commercial Properties Trust (“WCPT”), in exchange for cash of $8,394,731. The cash payment was the negotiated fair market value of the WCPT members’ interest as of July 31, 2005 and was paid by the Company to the WCPT members’.

During 2004, the Company redeemed and retired the 1,434,126 membership units owned by the Saracen Members in exchange for transferring title to the six properties encumbered by the Nomura Loan, one unencumbered land asset and all other assets and liabilities related to the transferred properties to the Saracen Members. The Saracen Members also assumed the Nomura Loan and all accrued interest associated with the loan. The redemption and retirement of the Saracen Members’ membership units also resulted in the nullification of the contingent tax indemnities the Company was previously obligated to maintain.

The number of membership units issued and outstanding is as follows:

	December 31,
	2005	2004	2003

Whitehall Members	11,547,422	11,547,422	11,547,422
WCPT	—	6,276,780	6,276,780
Saracen Members	—	—	1,434,126

Total	11,547,422	17,824,202	19,258,328

As of December 31, 2005, the Company owned 2 properties, containing approximately 129,227 square feet (unaudited) of office space in New Jersey (1 operating property, 1 tract of land).

2.	Summary of Significant Accounting Policies

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents. The Company considers all demand and money market accounts and short-term investments in government funds with an original maturity of three months or less when purchased to be cash and cash equivalents.

WELLSFORD/WHITEHALL GROUP, L.L.C., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 (Continued)

Summary of Significant Accounting Policies (Continued)

Real Estate and Depreciation. Real estate assets are stated at cost, adjusted for impairment losses. Costs directly related to the acquisition and improvement of real estate are capitalized, including the purchase price, legal fees, acquisition costs, interest, property taxes and other operational costs during the period of development. Ordinary repairs and maintenance items are expensed as incurred. Replacements and betterments are capitalized and depreciated over their estimated useful lives. Tenant improvements and leasing commissions are capitalized and amortized over an average term of the related leases. Depreciation is computed over the expected useful lives of the depreciable properties using methods that approximate straight-line, principally 40 years for commercial properties, five to 12 years for furnishings and equipment and 15 years for land improvements.

Management reviews its real estate assets for impairment annually in connection with the preparation of budgets for the upcoming year and as part of the financial statement closing process. The Company performs evaluations for impairment on all of its real estate assets. As part of this evaluation, the Company recorded impairment provisions of approximately $453,000, $21,069,000 and $114,687,000 during the years ended December 31, 2005, 2004, and 2003, respectively. The 2005 provisions are primarily the result of a minor change in the economics of such asset and the market in which it is located. The 2004 provisions are primarily the result of a change in the intended use of such assets resulting from the change in classification from held for use to held for sale during the year ended December 31, 2004. The 2003 provisions were the result of significant declines in the economics of such assets and the markets in which they were located, resulting in decreasing market rents, slower absorption trends and greater tenant concession costs. For real estate assets held and used, the Company recognizes an impairment loss only if the carrying amount of the asset is not recoverable from its undiscounted cash flows and measures an impairment loss as the difference between the carrying amount and the fair value of the asset. Real estate assets considered held for sale are reported at the lower of carrying amount or fair value less costs to sell and are not depreciated.

Deferred Costs. Deferred costs consisted primarily of costs incurred to obtain financing. Those deferred financing costs were amortized over the expected term of the respective agreements, adjusted for any unscheduled prepayments. Such amortization is included in interest expense in the accompanying consolidated statements of operations. The Company recorded amortization expense related to deferred costs totaling $771,000, $1,298,000, and $4,964,000 during the years ended December 31, 2005, 2004, and 2003, respectively.

Profit and Revenue Recognition. Sales of real estate assets are recognized at closing, subject to the receipt of an adequate down payment and the relinquishment of substantial ownership risks in the future operations of the asset. Commercial properties are leased under operating leases. Rental revenue is recognized on a straight-line basis over the terms of the respective leases. The Company records an allowance for accounts receivable estimated to be uncollectible. As of December 31, 2005, the Company’s outstanding accounts receivable was $17,000, net of a $628,000 allowance.

Discontinued Operations. Properties planned to be sold within one year following the balance sheet date are classified as held for sale and the related results of operations have been reported separately as discontinued operations for the years ended December 31, 2005, 2004 and 2003. There were no properties held for sale at December 31, 2005. Assets attributable to properties held for sale have been classified separately in the Company’s balance sheets at December 31, 2004. The results of operations for assets disposed of during the current year have also been reported as discontinued operations for the years ended December 31, 2005, 2004 and 2003.

WELLSFORD/WHITEHALL GROUP, L.L.C., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 (Continued)

Summary of Significant Accounting Policies (Continued)

Income Taxes. The Company is a limited liability company. In accordance with the tax law regarding such entities, each of the Company’s membership unit holders is responsible for reporting their share of the Company’s taxable income or loss on their separate tax returns. Accordingly, the Company has recorded no provision for Federal, state and local income taxes.

Derivative and Hedging Activities. The Company recognizes all newly acquired derivatives on the balance sheet at fair value. During 2005, the interest rate protection agreement acquired in 2004 expired and the change in the fair value of the derivative is recognized in earnings.

During 2004, the Company acquired a new interest rate protection agreement which limited the base rate of the variable rate debt. The Company did not account for the derivative as a hedging instrument. Accordingly, changes in the fair value of the derivative were immediately recognized in earnings.

At December 31, 2003, the Company owned an interest rate protection agreement which limited the base rate of variable rate debt. Through the maturity date of the derivative, the ineffective portion of the derivative’s change in fair value was immediately recognized in earnings, as applicable. The effective portion of the fair value difference of the derivative was reflected separately in members’ equity as other comprehensive income or loss. At December 31, 2003, approximately $194,000 of accumulated other comprehensive loss remained in members’ equity, which was fully amortized during 2004.

Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.	Commercial Properties

The Company owns the following properties classified as held for investment. Amounts are presented net of impairment provisions (amounts in thousands):

		December 31,
	Location	2005	2004

Property Collateralizing Portfolio Loan-2004
150 Mount Bethel	Warren, NJ	$8,119	$8,063
Unencumbered Property
Airport Executive Park-Land	Hanover Twp, NJ	3,171	3,609

Real estate held for investment		11,290	11,672
Accumulated depreciation		(2,613)	(1,987)

Real estate held for investment, net		$8,677	$9,685

One tenant of the properties held for investment contributed approximately 97% of rental income generated by properties held for investment for the year ended December 31, 2005.

WELLSFORD/WHITEHALL GROUP, L.L.C., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 (Continued)

Commercial Properties (Continued)

The Company owned the following properties classified as held for sale as of December 31, 2004. As of December 31, 2005, all assets owned by the Company were held for investment. Amounts are presented net of impairment provisions (amounts in thousands):

				December 31,
Properties Collateralizing Portfolio Loan			Location	2005	2004

300 Atrium Drive	(a	)	Somerset, NJ	—	$11,087
400 Atrium Drive	(a	)	Somerset, NJ	—	34,865
500 Atrium Drive	(a	)	Somerset, NJ	—	12,740
700 Atrium Drive	(a	)	Somerset, NJ	—	10,104
Garden State Exhibit Center	(a	)	Somerset, NJ	—	7,281
Cutler Lake Corporate Center	(b	)	Needham, MA	—	39,425
377/379 Campus Drive	(a	)	Franklin Twp, NJ	—	11,694
Samsung/105 Challenger Road	(c	)	Ridgefield Park, NJ	—	24,571

				—	151,767

Properties Collateralizing Other Mortgages or Unencumbered				2005	2004

600 Atrium Drive (land)	(a	)	Somerset, NJ	—	—
Airport Executive Park	(a	)	Hanover Twp, NJ	—	8,854
CVS	(a	)	Essex, MD	—	4,724
CVS	(a	)	Pennsauken, NJ	—	3,908
CVS	(a	)	Runnemede, NJ	—	4,121
CVS	(a	)	Wetumpka, AL	—	2,665
CVS	(a	)	Richmond, VA	—	3,162

				—	27,434

Real estate held for sale				—	179,201
Accumulated depreciation				—	(42,797)

Real estate held for sale, net				—	$136,404

(a)  Asset sold during January 2005.
(b)  Asset sold during April 2005.
(c)  Asset sold during May 2005.

The Company capitalizes interest related to properties under renovation to the extent such assets qualify for capitalization. Total interest capitalized was $0, $0 and $2,763,000, respectively, for the years ended December 31, 2005, 2004, and 2003.

WELLSFORD/WHITEHALL GROUP, L.L.C., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 (Continued)

4.	Leases

Office space in the properties is generally leased to tenants under lease terms which provide for the tenants to pay base rents plus increases in operating expenses in excess of specified amounts. Non-cancelable operating leases with tenants expire on various dates through 2012. The future minimum lease payments to be received under leases existing as of December 31, 2005, are as follows (amounts in thousands):

Property held
For the Years Ended December 31,	for investment

2006	$1,227
2007	1,288
2008	345
2009	31
2010	31
Thereafter	44

Total	$2,966

The future minimum lease payments do not include specified payments for tenant reimbursements of operating expenses.

5.	Ground Leases

The leasehold interest in one property held for investment is subject to a ground lease. At December 31, 2005, aggregate future minimum rental payments under the lease which expires on April 20, 2077, are as follows (amounts in thousands):

Property held
For the Years Ended December 31,	for investment

2006	$73
2007	75
2008	76
2009	77
2010	78
Thereafter	7,990

Total	$8,369

6.	Notes Payable

The Company’s notes payable consisted of the following (amounts in thousands):

	Interest Rate at	December 31,
Debt	December 31, 2004	2005	2004

General Electric Capital Real Estate(a)	LIBOR + 3.25%	$—	$106,078
Other Mortgage Loans
Washington Mutual(a)	LIBOR + 2.50%	—	7,809
Wells Fargo(b)	7.28%	—	15,816

Total notes payable		—	129,703

Notes payable assumed by purchaser		—	(15,816)

Total notes payable, net of notes payable assumed		$—	$113,887

_ _

(a)	The Company repaid the Portfolio Loan and the Washington Mutual debt in full during 2005 with the sale of the assets.
(b)	The Wells Fargo note was assumed as part of the sale of certain assets during January 2005.

WELLSFORD/WHITEHALL GROUP, L.L.C., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 (Continued)

Notes Payable (Continued)

In June 2001, the Company obtained a loan with General Electric Capital Real Estate (the “Portfolio Loan”) which required monthly payments of interest until maturity. During 2005, the loan was repaid in full with the sale of the assets.

The 30-day LIBOR rate was 2.40% on December 31, 2004.

In April 2004, the Company entered into a new interest rate protection agreement (the “New Cap”) at a cost of $269,000, which limits LIBOR exposure to 6.86% until December 2006 on $122,100,000 of debt. The New Cap was not designated as a hedge. Accordingly, changes in the fair value of the New Cap were recognized immediately into earnings during the year ended December 31, 2005. At December 31, 2005, the fair value of the New Cap was $0.

In July 2001, the Company entered into an interest rate protection agreement (the “Cap”) at a cost of $1,780,000, which limited LIBOR exposure to 5.83% until June 2003 and 6.83% until it matured in June 2004 on $285,000,000 of debt. The effective portion of the Cap’s change in fair value was recorded as an adjustment to accumulated other comprehensive (income)/loss during 2004 and 2003, which totaled ($194,000) and ($1,103,000), respectively. An affiliate of the Whitehall Members was the counterparty to the Cap.

7.	Transactions with Affiliates

As discussed in Note 1, WP performs management services for the Company. The Company pays WP an administrative cost and expense management fee equal to 0.93% of an agreed upon initial aggregate asset value of the Company’s real estate assets. The fee will be reduced six months after any asset is sold pursuant to an agreed upon formula. The Company incurred an aggregate of $1,834,000, $3,715,000 and $4,604,000 in 2005, 2004 and 2003, respectively, related to these fees.

The Company also pays WP for construction management, development and leasing based upon a schedule of rates in each geographic area in which the Company operates. The Company incurred an aggregate of $75,000, $784,000 and $1,925,000 in 2005, 2004 and 2003, respectively, related to these services. These amounts have been capitalized as part of real estate assets.

Affiliates of the Whitehall Members provide debt placement, environmental and insurance services for the Company. The Company incurred $757,000, $459,000 and $691,000 in 2005, 2004 and 2003, respectively, for these services.

Affiliates of the Saracen Members performed property management services for certain assets of the Company through the date of the redemption, which amounted to approximately $161,000 and $252,000, respectively, for the years ended December 31, 2004 and 2003. Pursuant to an asset management agreement that was terminated in 1999, the Company agreed to pay the Saracen Members $1,000,000 in January 2004, plus quarterly interest at 10% per annum paid currently. This liability was fully satisfied during January 2004.

Affiliates of the Saracen Members leased space at one building through the date of the redemption to the Saracen Members. Revenue related to these leases for the years ended December 31, 2004 and 2003, totaled $18,000 and $49,000, respectively.

At December 31, 2005 and 2004 the Company had approximately $779,000 and $342,000, respectively, payable to its Members or their affiliates. These amounts are included in accrued expenses and other liabilities on the accompanying balance sheets.

WELLSFORD/WHITEHALL GROUP, L.L.C., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 (Continued)

Transactions with Affiliates (Continued)

During 2004, the Company transferred approximately $76,656,000 in assets and approximately $65,701,000 in liabilities to the Saracen Members. The transfer of the assets and liabilities was accounted for as a non-monetary exchange. Accordingly, the assets and liabilities were adjusted to fair value as of the date of transfer resulting in a $4,306,000 loss. This loss was recorded in discontinued operations in the accompanying statement of operations.

See Notes 1, 6 and 8 for additional related party interest information.

8.	Discontinued Operations

As of December 31, 2004, the Company had 15 properties totaling 1,644,000 square feet (unaudited), which were classified as held for sale. There were no properties held for sale at December 31, 2005. Consistent with SFAS No. 144, the results of operations of the properties held for sale were reported as discontinued operations for the year ended December 31, 2004. Assets and liabilities anticipated to be sold that are attributable to the properties held for sale were classified separately in the Company’s balance sheets, and are summarized as follows (amounts in thousands):

	December 31,
	2005	2004

ASSETS
Net real estate	$—	$136,404
Receivables, prepaid and other assets	—	2,405

Total assets held for sale	$—	$138,809

LIABILITIES
Notes payable	$—	$15,816
Accrued interest on notes payable	—	64

Total liabilities held for sale	$—	$15,880

In conjunction with the sale of the properties classified as held for sale at December 31, 2004, the Company was required to pay off the notes payable related to certain of the properties.

Revenues attributable to the properties held for sale as of December 31, 2004 or attributable to the properties sold during the years ended December 31, 2005, 2004 and 2003 were $3,738,000, $30,604,000 and $46,709,000, respectively. Interest expense and amortization of deferred financing costs attributable to the properties held for sale as of December 31, 2004 or attributable to the properties sold during the years ended December 31, 2005, 2004 and 2003 were $2,219,000, $11,674,000 and $15,627,000, respectively.

The Company sold the following properties ($ in thousands):

	Years Ended December 31,
	2005	2004	2003

Number of properties	15	1	11

Net sales proceeds	$154,365	$17,182	$170,510

Gain on sale	$17,326	$5,193	$9,297

WELLSFORD/WHITEHALL GROUP, L.L.C., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004 (Continued)

Discontinued Operations (continued)

The transfer of the six properties encumbered by the Nomura Loan to the Saracen Members was treated as a non-monetary exchange. Accordingly, a loss was recognized in the financial statements during 2004 in the amount of $4,306,000, representing the difference between the book value and the fair value of the assets and liabilities on the date of transfer.

9.	Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, interest rate protection agreements and notes payable. The carrying amount of cash and cash equivalents approximates fair value due to the short maturity of this item. The fair values of the interest rate derivative instruments are the amount at which they could be settled, based on estimates obtained from the third parties. The carrying values for certain notes payable approximate fair values because such debt consists of variable rate debt that reprices frequently.

10.	Commitments and Contingencies

From time to time, legal actions are brought against the Company in the ordinary course of business. Although there can be no assurance, the Company is not a party to any legal action that would have a material adverse effect on the Company’s financial condition, results of operations or cash flows in the future.

In connection with the redemption of the WCPT members’ interest, if the Company enters into a sales contract over a specified amount, for one of the remaining assets, within six months and the sale closes within twelve months of the redemption, the Company would then remit to WCPT additional proceeds up to but not to exceed $528,150.

WELLSFORD REAL PROPERTIES, INC. AND SUBSIDIARIES

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION

The following reconciliation of real estate assets and accumulated depreciation is presented on the going concern basis of accounting at historical cost:

	For the Period	For the Year
	January 1 to	Ended
	November 17,	December 31,
(amounts in thousands)	2005	2004

Real Estate
Balance at beginning of period	$132,311	$132,293
Additions:
Capital improvements	23	18

	132,334	132,311
Less:
Real estate sold	—	—
Reclassified costs to residential units available for sale	—	—

Balance at end of period	$132,334	$132,311

Accumulated Depreciation
Balance at beginning of period	$21,031	$16,775
Additions:
Charged to operating expense	3,740	4,256

	24,771	21,031
Less:
Accumulated depreciation real estate sold	—	—
Accumulated depreciation on costs reclassified to residential units held for sale	—	—

Balance at end of period	$24,771	$21,031

S-1

REIS, INC.
INDEX TO FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Reis, Inc.

We have audited the accompanying balance sheets of Reis, Inc. (a Delaware Corporation) as of October 31, 2006 and 2005 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended and for the year ended October 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reis, Inc. as of October 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended and for the year ended October 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

Marks Paneth & Shron LLP

New York, NY
February 16, 2007

REIS, INC.

Balance Sheets
January 31, 2007 and October 31, 2006 and 2005

	January 31,	October 31,
	2007	2006	2005
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$9,879,118	$7,980,471	$8,064,038
Accounts receivable	5,718,137	6,057,094	3,936,341
Prepaid expenses and other	437,359	357,857	342,885
Deferred tax asset	2,303,000	2,880,000	1,807,000

Total current assets	18,337,614	17,275,422	14,150,264

Other assets:
Restricted investment	224,806	222,781	215,773
Property and equipment, net	2,140,078	2,082,278	1,340,437
Security deposits	236,581	217,507	222,083
Website development, net	1,691,884	1,706,728	1,614,443
Database costs, net	1,576,956	1,545,857	1,369,154
Deferred merger costs	2,033,717	1,469,046	—
Deferred financing costs	457,440	474,375	—
Deferred tax asset (net of current portion)	833,000	833,000	3,003,000

Total assets	$27,532,076	$25,826,994	$21,915,154

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$573,690	$711,492	$82,088
Accrued payroll and payroll tax	—	8,796	277,855
Accrued commissions and bonuses	273,661	733,560	680,726
Other accrued expenses	209,348	233,750	505,019
Other current liabilities	53,758	47,219	67,942
Capitalized equipment leases	126,773	159,151	32,688
Notes payable	13,341	19,841	24,161
Loan payable	—	—	362,384
Security deposit payable	27,500	27,500	—
Accrued lease abandonment costs	410,122	424,128	—
Deferred revenue	12,449,232	10,752,229	9,469,501

Total current liabilities	14,137,425	13,117,666	11,502,364
Other Liabilities
Loan payable (net of current portion)	—	—	387,616
Capitalized equipment leases (net of current portion)	521,440	533,012	29,390
Notes payable (net of current portion)	—	—	19,841
Deferred rent	452,701	449,244	156,547
Accrued lease abandonment costs (net of current portion)	107,212	192,776	—

Total liabilities	15,218,778	14,292,698	12,095,758

Stockholders’ equity:
Series A convertible preferred stock, $0.01 par value. Authorized and issued 50,000 shares; outstanding 49,181 shares in January 2007 and October 2006 and 50,000 shares in October 2005
(Liquidation preference, at January 31, 2007 and October 31, 2006, net of treasury stock: $4,918,100)	500	500	500
Series B convertible preferred stock, $0.01 par value. Authorized and issued 15,000 shares; outstanding 14,754 shares in January 2007 and October 2006 and 15,000 shares in October 2005
(Liquidation preference, at January 31, 2007 and October 31, 2006, net of treasury stock: $1,475,400)	150	150	150
Series C convertible preferred stock, $0.01 par value. Authorized, 150,000 shares: issued 106,827 shares; outstanding 106,432 shares in January 2007 and October 2006 and 106,827 shares in October 2005
(Liquidation preference, at January 31, 2007 and October 31, 2006, net of treasury stock: $10,643,200)	1,068	1,068	1,068
Series D convertible preferred stock, $0.01 par value. Authorized, 20,000 shares: issued and outstanding 6,666 shares (Liquidation preference: $1,333,200)	67	67	67
Common stock, $0.01 par value. Authorized 15,000,000 shares: issued and outstanding 4,860,705 shares.	48,607	48,607	48,607
Treasury Stock	(391,324)	(391,324)	—
Equity investment in Reis
Capital Holdings, LLC — indirect treasury stock	—	—	(391,324)
Additional paid-in capital	26,103,782	26,103,782	26,103,782
Notes receivable — officers	(1,331,644)	(1,318,702)	(1,304,572)
Accumulated deficit	(12,117,908)	(12,909,852)	(14,638,882)

Total stockholders’ equity	12,313,298	11,534,296	9,819,396

Total liabilities and stockholders’ equity	$27,532,076	$25,826,994	$21,915,154

See accompanying notes to the financial statements.

REIS, INC.

Statements of Operations

	For the		For the
	Three Months Ended January 31,		Years Ended October 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)		(Restated)

Revenues	$5,239,922	$4,430,557	$18,801,565	$16,514,593	$12,450,753
Cost of revenues	902,463	838,701	3,475,513	3,269,468	3,204,367

Gross profit	4,337,459	3,591,856	15,326,052	13,245,125	9,246,386

Operating expenses:
Sales and marketing	1,095,290	804,283	3,567,675	3,454,407	2,974,174
Product development	406,220	371,332	1,565,117	1,310,912	1,064,708
General and administrative	1,512,577	1,600,390	6,196,544	5,104,550	3,956,549

Total operating expenses	3,014,087	2,776,005	11,329,336	9,869,869	7,995,431

Income before other income (expenses)	1,323,372	815,851	3,996,716	3,375,256	1,250,955

Other income (expenses):
Interest income	103,061	59,085	323,612	134,159	55,867
Interest expense	(12,410)	(21,209)	(104,415)	(13,299)	(13,611)
Loss on lease abandonment	(45,079)	(1,085,293)	(1,245,468)	—	—

Total other income (expenses)	45,572	(1,047,417)	(1,026,271)	120,860	42,256

Income (loss) before income taxes	1,368,944	(231,566)	2,970,445	3,496,116	1,293,211

(Provision for) benefit from taxes:
Current	—	—	(144,415)	(122,882)	(84,292)
Deferred	(577,000)	47,000	(1,097,000)	4,810,000	—

Net tax (provision) benefit	(577,000)	47,000	(1,241,415)	4,687,118	(84,292)

Net income (loss)	$791,944	$(184,566)	$1,729,030	$8,183,234	$1,208,919

See accompanying notes to the financial statements.

REIS, INC.

Statements of Stockholders’ Equity
For the Three Months Ended January 31, 2007 (unaudited) and For the Years Ended October 31, 2006, 2005 and 2004
(2005 and 2004 restated)

							Equity
							Investment in
							RCH, LLC —	Additional	Notes		Total
	Convertible Preferred Stock				Common	Treasury	Indirect	Paid-In	Receivable —	Accumulated	Stockholders’
	Series A	Series B	Series C	Series D	Stock	Stock	Treasury Stock	Capital	Officers	Deficit	Equity

Balance at October 31, 2003	$500	$150	$1,068	$67	$48,607	$—	$(391,324)	$26,103,782	$(1,304,572)	$(24,031,035)	$427,243
Net income	—	—	—	—	—	—	—	—	—	1,208,919	1,208,919

Balance at October 31, 2004	500	150	1,068	67	48,607	—	(391,324)	26,103,782	(1,304,572)	(22,822,116)	1,636,162
Net income	—	—	—	—	—	—	—	—	—	8,183,234	8,183,234

Balance at October 31, 2005	500	150	1,068	67	48,607	—	(391,324)	26,103,782	(1,304,572)	(14,638,882)	9,819,396
Net income	—	—	—	—	—	—	—	—	—	1,729,030	1,729,030
Acquisition of treasury stock	—	—	—	—	—	(391,324)	391,324	—	—	—	—
Accrued interest on notes receivable	—	—	—	—	—	—	—	—	(14,130)	—	(14,130)

Balance at October 31, 2006	$500	$150	$1,068	$67	$48,607	$(391,324)	$—	$26,103,782	$(1,318,702)	$(12,909,852)	$11,534,296
Net income	—	—	—	—	—	—	—	—	—	791,944	791,944
Accrued interest on notes receivable	—	—	—	—	—	—	—	—	(12,942)	—	(12,942)

Balance at January 31, 2007	$500	$150	$1,068	$67	$48,607	$(391,324)	$—	$26,103,782	$(1,331,644)	$(12,117,908)	$12,313,298

See accompanying notes to the financial statements.

REIS, INC.

Statements of Cash Flows
For the Three Months Ended January 31, 2007 and 2006
and For the Years Ended October 31, 2006, 2005 and 2004

	For the		For the
	Three Months Ended January 31,		Years Ended October 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$791,944	$(184,566)	$1,729,030	$8,183,234	$1,208,919
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	134,203	84,124	400,326	199,208	139,781
Amortization of web site development costs	221,013	180,347	747,205	617,809	416,155
Amortization of database costs	201,057	172,085	706,229	625,195	821,249
Accrued interest on notes receivable — officers	(12,942)	—	(14,130)	—	—
Deferred rent	3,457	265,678	292,697	156,547	—
Deferred tax provision (benefit)	577,000	(47,000)	1,097,000	(4,810,000)	—
Accrued lease abandonment costs	(99,570)	928,602	616,904	—	—
Changes in operating assets and liabilities:
Accounts receivable	313,457	(2,042,778)	(2,120,753)	(839,996)	(1,385,071)
Prepaid expenses	(79,502)	(77,199)	(14,972)	(34,579)	(86,580)
Security deposits	19,074	15,000	4,576	(101,041)	(5,900)
Accounts payable	(137,502)	164,351	(21,749)	(267,488)	97,140
Accrued payroll and payroll tax	(8,796)	(272,567)	(269,059)	(21,953)	(55,967)
Accrued commissions and bonuses	(459,899)	(403,792)	52,834	199,022	481,704
Other accrued expenses	(24,402)	(50,910)	(271,269)	189,092	(586,503)
Other current liabilities	6,539	2,722	6,777	26,418	7,252
Deferred revenue	1,697,003	1,895,027	1,282,728	1,121,636	3,004,064

Net cash provided by operating activities	3,142,134	629,124	4,224,374	5,243,104	4,056,243

Cash flows from investing activities:
Restricted investment	2,025	1,347	(7,008)	(215,773)	—
Web site development costs	(206,170)	(272,624)	(839,490)	(914,799)	(856,928)
Database costs	(232,606)	(196,019)	(882,418)	(855,334)	(744,769)
Acquisition of fixed assets	(174,680)	(270,450)	(348,550)	(916,869)	(144,628)

Net cash (used in) investing activities	(611,431)	(737,746)	(2,077,466)	(2,902,775)	(1,746,325)

Cash flows from financing activities:
(Repayment of) proceeds from loan	—	(87,489)	(750,000)	750,000	—
Repayments on capitalized equipment leases	(50,450)	(84,029)	(182,067)	(92,380)	(88,347)
Deferred merger costs	(564,671)	(93,010)	(818,408)	—	—
Deferred financing costs	(16,935)	—	(480,000)	—	—

Net cash (used in) provided by financing activities	(632,056)	(264,528)	(2,230,475)	657,620	(88,347)

Net increase (decrease) in cash and cash equivalents	1,898,647	(373,150)	(83,567)	2,997,949	2,221,571
Cash and cash equivalents at beginning of period	7,980,471	8,064,038	8,064,038	5,066,089	2,844,518

Cash and cash equivalents at end of period	$9,879,118	$7,690,888	$7,980,471	$8,064,038	$5,066,089

Supplemental disclosures of cash flow information:
Interest paid	$12,410	$21,209	$104,415	$13,299	$13,611

Income and franchise taxes paid	$—	$—	$234,128	$112,242	$47,423

Non-cash financing activities:
Acquisitions of computer hardware and software under installment note and capitalized lease obligations	$—	$667,134	$787,991	$—	$169,332

Deferred merger costs financed by incurring accounts payable	$487,497	$—	$650,638	$—	$—

See accompanying notes to the financial statements.

REIS, INC.

Notes to the Financial Statements
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(1)  Summary of Operations and Significant Accounting Policies

(a)	Summary of Operations

Reis, Inc. (Reis or the Company) provides real estate publishing and consulting services to financial and banking institutions as well as the real estate investment, development and brokerage community. The Company has developed a national real estate database and generates revenues primarily from subscriptions to its online services and by publishing reports of the office, industrial, retail, and residential sectors in 81 metropolitan areas. The Company was originally incorporated in the State of New York in November 1981 under the name The Reis Reports, Inc. (“Reis Reports”). On April 14, 2000, the Company was reincorporated in the State of Delaware and merged with and into Reis Reports in a manner similar to the pooling-of-interests method of accounting. Each share of Reis Reports’ common stock was exchanged for one share of the Company’s common stock.

The Company released applications for Sales Comparables (Office, Apartment and Retail) and Property Valuation (Apartment) during 2003. During 2004, the Company released applications for Asset Advisor, Sales Comparables (industrial) and Property Valuation (retail). During 2005, the Company released its Portfolio Valuation and Credit Risk Analysis application. During 2006, the Company released several new products as well as new applications that add additional functionality to existing products. The new products and applications include, a New Construction Module to the Portfolio Valuation line, various new report offerings and additions to existing reports, Usage Tracking and Automation of Forecasting on the Company’s internal software, and the addition of Reference-based Credit Risk Model to the Credit Risk Analysis application.

(b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

(c)	Cash Equivalents

The Company considers all highly liquid securities, with original maturities of three months or less when acquired, to be cash equivalents. Cash equivalents at January 31, 2007 and October 31, 2006 and 2005 were approximately $6,415,000, $5,946,000 and $4,631,000, respectively, which consisted of money market accounts, certificates of deposits and United States government obligations.

(d)	Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally five to seven years. Leasehold improvements are amortized using the straight-line method over the term of the related lease.

(e)	Web Site Development Costs

The Company has adopted Emerging Issues Task Force (“EITF”) Issue No. 00-2, Accounting for Web Site Development Costs as of October 31, 2000. This EITF requires that costs of developing a

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(1)  Summary of Operations and Significant Accounting Policies (Continued)

web site should be accounted for in accordance with AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed for Internal Use (SOP 98-1).

The Company expenses all internet web site costs incurred during the preliminary project stage. Thereafter, all direct external and internal development and implementation costs are capitalized and amortized using the straight-line method over their remaining estimated useful lives, not exceeding three years. The Company capitalized direct external and internal implementation and development costs of $127,098, $167,400, $839,490, $946,866, and $917,378 during the three months ended January 31, 2007 and 2006, and the years ended October 31, 2006, 2005, and 2004, respectively. Such costs include payroll and related benefits from a portion of the Company’s econometrics, technology and product development employees. The Company recorded amortization expense related to the capitalized web site costs of $221,013, $180,347, $747,205, $617,809, and $416,155 for the three months ended January 31, 2007 and 2006, and for the years ended October 31, 2006, 2005, and 2004, respectively. Preliminary project stage and post implementation costs are expensed as incurred. Accumulated amortization for web site development costs at January 31, 2007 and October 31, 2006 and 2005 amounted to $3,295,631, $3,074,618, and $2,327,413, respectively.

(f)	Database Costs

Database costs represent the costs incurred by the Company for research information on new real estate properties and sale transactions added to its database. Such costs include payroll and related benefits for the Company’s survey, analytical and sales comparable employees. Amortization is provided using the straight-line method over the estimated useful lives of the database, either three or five years. The Company capitalized direct external and internal development costs of $250,469, $196,047, $882,418, $855,334, and $744,769 during the three months ended January 31, 2007 and 2006 and the years ended October 31, 2006, 2005, and 2004, respectively.

Amortization expense for the three months ended January 31, 2007 and 2006 and for the years ended October 31, 2006, 2005, and 2004 was $200,993, $172,085, $706,229, $625,195, and $821,249, respectively, and is included in cost of revenues in the accompanying statements of operations. Accumulated amortization for database costs at January 31, 2007 and October 31, 2006 and 2005 amounted to $5,780,775, $5,579,782 and $4,873,553, respectively.

(g)	Leasing Costs

Leasing costs are being amortized on a straight line basis over the life of the related leases.

(h)	Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(1)  Summary of Operations and Significant Accounting Policies (Continued)

(i)	Accounts Receivable and Allowance for Uncollectible Amounts

Accounts receivable are recorded at net realizable value representing the face amount less allowance for uncollectible amounts. Based on historical experience and review of individual account receivable balances, $25,500 was reserved for the allowance for uncollectible accounts as of January 31, 2007 and no allowance for uncollected amounts was required as of October 31, 2006 and 2005.

(j)	Revenue Recognition

The Company’s revenues are derived principally from subscriptions to its web-based services. Subscription fees are deferred at the time customers are billed and recognized as revenue ratably over the related contractual period, which is typically one year. Revenues from ad-hoc and custom reports are recognized when completed and delivered to the customers, provided that no significant Company obligations remain.

(k)	Stock-Based Compensation

In accordance with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company has elected to apply the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25). Accordingly, the Company provides pro forma net earnings (loss) disclosures for Employee Stock Option Grants as if the Minimum Fair Value based method as defined in SFAS No. 123 had been applied.

(l)	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and accounts receivable.

The Company has mitigated its credit risk for cash by maintaining deposits in three financial institutions and purchasing U.S. treasury notes. The deposits in the financial institutions exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (FDIC). The maximum loss that would have resulted from that risk totaled $9,578,618, $7,677,471 and $3,778,552 at January 31, 2007 and October 31, 2006 and 2005, respectively, for the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by the FDIC. The largest concentration of these amounts at one financial institution was $5,740,350, $5,280,591 and $3,257,278 at January 31, 2007 and October 31, 2006 and 2005, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any credit risk to cash.

Accounts receivable are derived from subscription revenues and consulting services. No single customer accounted for more than 5% of the Company’s revenues for the three months ended January 31, 2007 and 2006 and for the years ended October 31, 2006, 2005, and 2004. Seven customers accounted for approximately 31% of the Company’s accounts receivable as of January 31, 2007. Four customers accounted for approximately 26% and 28% of the Company’s accounts receivable as of October 31, 2006 and 2005, respectively.

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(1)  Summary of Operations and Significant Accounting Policies (Continued)

(m)	Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

(n)	Fair Values of Financial Instruments

The carrying amounts of cash and cash equivalents, restricted investments, notes payable, and loans payable approximate fair value because of the short maturity of those instruments.

(o)	Investment in REIS Capital Holdings LLC — Indirect Treasury Stock

The Company’s 1.64% investment in REIS Capital Holdings LLC (“RCH”), carried on the cost basis, is included as a contra-equity account (a reduction of stockholders’ equity) because RCH’s only activity is holding preferred stock in the Company, making the investment indirect treasury stock. RCH was liquidated in October 2006 with the Company receiving its share of the preferred stock (819 shares of Series A Preferred Stock, 246 shares of Series B Preferred Stock and 395 shares of Series C Preferred Stock).

(p)	Quarterly Reporting

The accompanying financial statements and notes of the Company for the three months ended January 31, 2007 and 2006 in the opinion of the Company’s management, reflect all adjustments considered necessary for a fair presentation of the Company’s results of operations and cash flows and are of a normal and recurring nature. The results of operations and cash flows for the three months ended January 31, 2007 and 2006 are not necessarily indicative of a full year’s results.

(2)  Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and are summarized as follows:

	January 31,	October 31,
	2007	2006	2005

Computer equipment and software	$1,206,249	$1,176,626	$1,057,686
Leasehold improvements	1,032,055	891,549	788,416
Furniture and fixtures	733,098	731,852	125,178
Office equipment	371,259	367,954	60,160

	3,342,661	3,167,981	2,031,440
Less accumulated depreciation	(1,202,583)	(1,085,703)	(691,003)

Total	$2,140,078	$2,082,278	$1,340,437

Depreciation expense was $116,880, $84,124, $394,700, $199,208, and $139,781 for the three months ended January 31, 2007 and 2006 and the years ended October 31, 2006, 2005, and 2004, respectively.

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(3)  Capitalized Leases

The Company entered into several leases for furniture, fixtures and equipment. The Company is required to make monthly payments over the term of the related leases, which range between 36 and 60 months. The Company has treated these leases as purchases of furniture, fixtures and equipment in conformity with SFAS No. 13, Accounting for Leases. The Company’s obligations under these leases are as follows:

For the nine months ending:
October 31, 2007	$148,254
For the years ending:
October 31, 2008	188,575
October 31, 2009	188,575
October 31, 2010	188,575
October 31, 2011	33,553

Total future minimum lease payments	747,532
Interest included in lease payments	99,319

Total capitalized lease obligations	648,213
Principal payable within one year	126,773

Capitalized lease obligations — long term	$521,440

The leases impute interest at rates between 6.75% and 8.75%. The Company incurred $12,665, $6,552, $57,941, $8,608, and $11,335 of interest expense for the three months ended January 31, 2007 and 2006 and for the years ended October 31, 2006, 2005, and 2004, respectively, and recorded depreciation of $37,206, $32,890, $158,995, $47,899, and $25,132 for the three months ended January 31, 2007 and 2006 and for the years ended October 31, 2006, 2005, and 2004, respectively, as a result of recording the leases as furniture, fixtures and equipment purchases.

(4)  Notes Payable

During 2004, the Company purchased $71,630 of property and equipment, which was financed by issuing a note to the seller. The note imputes interest at an effective rate of 5.56% and requires monthly payment of principal and interest in the amount of $2,167. During the three months ended January 31, 2007 and 2006 and the years ended October 31, 2006, 2005 and 2004, respectively, the Company paid $247, $585, $1,689, $3,177 and $724 in interest. Future annual principal payments on the note payable are $19,841 for the year ending October 31, 2007.

During 2005, the Company entered into a $750,000 term loan agreement with a financial institution, which imputed interest at a rate of 6.75% and required monthly payment of principal and interest in the amount of $33,551. During the three months ended January 31, 2007 and the year ended October 31, 2006, the Company paid $13,051 and $44,553 in interest, respectively, related to this loan. In connection with the transaction contemplated by the merger discussed in Note 12, the term loan was paid off in October 2006.

The Company had maintained a revolving credit line with the same financial institution, which imputed interest at the prime rate and was secured by accounts receivable. During the years ended October 31, 2005 and 2004, the Company paid $1,514 and $494, respectively, in interest. In connection with the

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(4)  Notes Payable (Continued)

transaction contemplated by the merger discussed in Note 12, the revolving credit line was terminated by the Company in October 2006.

See Note 12 for additional disclosure regarding debt and the contemplated merger transaction.

(5)  Convertible Preferred Stock

Preferred stock, which yields an 8% cumulative dividend (when declared by the board of directors), is summarized as follows:

(a)	Series A Convertible Preferred Stock

Series A Preferred Stock, issued on April 25, 2000, is convertible into 2,837,684 shares of the Company’s common stock at $1.762 per share. In October 2006, the Company acquired 819 shares which it has recorded as treasury stock. The remaining 49,181 shares are convertible into 2,791,203 shares of the Company’s common stock. In aggregate, the holders of Series A Preferred Stock (excluding treasury stock) are entitled to a liquidation preference in the amount of $4,918,100 plus undeclared dividends. As of October 31, 2006, undeclared dividends totaled $2,591,367. As of January 31, 2007, undeclared dividends totaled $2,690,538.

(b)	Series B Convertible Preferred Stock

Series B Preferred Stock, issued on April 25, 2000, is convertible into 500,000 shares of the Company’s common stock at $3.00 per share. In October 2006, the Company acquired 246 shares which it has recorded as treasury stock. The remaining 14,754 shares are convertible into 491,800 shares of the Company’s common stock. In aggregate, the holders of Series B Preferred Stock (excluding treasury stock) are entitled to a liquidation preference in the amount of $1,475,400 plus undeclared dividends. As of October 31, 2006, undeclared dividends totaled $777,394. As of January 31, 2007, undeclared dividends totaled $807,145.

(c)	Series C Convertible Preferred Stock

Series C Preferred Stock, issued on April 25, 2000, is convertible into 2,692,213 shares of the Company’s common stock at $3.968 per share. In October 2006, the Company acquired 395 shares which it has recorded as treasury stock. The remaining 106,432 shares are convertible into 2,682,258 shares of the Company’s common stock. In aggregate, the holders of Series C Preferred Stock (excluding treasury stock) are entitled to a liquidation preference in the amount of $10,643,200 plus undeclared dividends. As of October 31, 2006, undeclared dividends totaled $5,607,946. As of January 31, 2007, undeclared dividends totaled $5,822,559.

(d)	Series D Convertible Preferred Stock

Series D Preferred Stock, issued on July 8, 2002, is convertible into 207,019 shares of the Company’s common stock at $3.22 per share. Series D Preferred Stockholders are entitled to receive a preference in payment of dividends and liquidation proceeds as defined in the agreements, prior to any payment on Series A, Series B or Series C Preferred Stock. In aggregate, the holders of Series D Preferred Stock are entitled to a liquidation preference in the amount of $1,333,200 plus undeclared

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(5)  Convertible Preferred Stock (Continued)

dividends. As of October 31, 2006, undeclared dividends totaled $231,283. As of January 31, 2007, undeclared dividends totaled $244,724.

The Board of Directors of Reis did not declare or distribute any dividends during the three months ended January 31, 2007, or for the years ended October 31, 2006, 2005 and 2004.

(6)  Stock Options

The Reis, Inc. 1999 Stock Option Plan (“Option Plan”), as amended, provides for the award of options to employees and consultants to purchase up to 875,000 shares of common stock. The Option Plan provides for the granting of nonqualified and incentive stock options with duration of ten years or less from the date of grant. However, if an incentive stock option is issued to an optionee owning more than 10% of the total combined voting power of all classes of stock of the Company, or any subsidiary or affiliate, the term shall be five years or less from the date of grant. The Option Plan also provides that, unless otherwise set forth in the option agreement, options shall become exercisable at a rate of 20% per year over the five-year period following the date of grant. In the case of an incentive stock option, the exercise price shall be no less than 110% of the fair market value at the time of grant for an employee owning more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or affiliate. For all other incentive stock options, the exercise price shall be no less than 100% of the fair market value at the time of grant.

In the case of a nonqualified stock option, the per share exercise price shall be determined by the Company’s board of directors at the time of grant of such option.

On February 1, 1998, the Company granted options to purchase 408,210 shares of common stock outside of the Option Plan to one of its officers at an exercise price of $2.34 per share (“Fuchs Options”); the then estimated fair market value of the Company’s common stock. On March 3, 2003, three months after the resignation date of the officer, the Fuchs Options, which were fully vested, were forfeited. Subsequently, on July 25, 2003, the two principal stockholders of the Company at the time the options were granted exercised a pre-existing right to receive 408,210 of options, which had an exercise price and expiration date identical to the Fuchs Options, in the event that the original grantee forfeited them. The options, which were outside the Option Plan and fully vested on the date of issuance, have an exercise price of 2.34 per share. On the date of issuance, the Company’s common stock had an estimated fair market value of $3.22. As a result, for fiscal year 2003, the Company recorded an additional expense of $359,225, which represented the excess of the value of the Company’s common stock versus the exercise price.

On July 25, 2000, the Company granted 71,250 options to employees at an exercise price of $4.00 per share, the then estimated fair market value of the Company’s common stock. These options vest 20% a year from the date of grant. Of these options, 15,000 were cancelled during fiscal year 2005 and 43,750 were cancelled during fiscal year 2001.

On March 1, 2001, the Company granted 301,106 options to employees at an exercise price of $4.00 per share, the then estimated fair market value of the Company’s common stock. Of these options, 83,750 were cancelled during fiscal year 2003.

On November 1, 2001, the Company granted 75,000 options to employees at an exercise price of $4.00 per share, the then estimated fair market value of the Company’s common stock. These options

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(6)  Stock Options (Continued)

vest 20% a year from the date of grant. Of these options, 15,000 were cancelled during fiscal year 2005 and 50,000 were cancelled during the fiscal year 2003.

On April 1, 2002, the Company granted 30,000 options to employees at an exercise price of $3.22 per share, the then estimated fair market value of the Company’s common stock. These options vest 20% a year from the date of grant. Of these options, 2,500 were cancelled during fiscal year 2004.

On January 1, 2003, the Company granted 42,500 options to employees at an exercise price of $3.22 per share, the then estimated fair market value of the Company’s common stock. These options vest 20% a year from the date of grant. Of these options 12,500 were cancelled during fiscal year 2005 and 2,500 were cancelled during fiscal year 2004.

On August 12, 2003, the Company granted 60,000 options to an employee at an exercise price of $3.22 per share, the then estimated fair market value of the Company’s common stock. These options vest 20% a year commencing on the date of grant.

On November 1, 2003, the Company granted 92,500 options to employees at an exercise price of $4.05 per share, the then estimated fair market value of the Company’s common stock. These options vest 20% a year from the date of grant. Of these options, 10,000 were cancelled during fiscal year 2006, and 15,000 during fiscal year 2005.

On May 1, 2004, the Company granted 20,000 options to employees at an exercise price of $4.05 per share, the then estimated fair market value of the Company’s common stock. These options vest 20% a year from the date of grant.

On November 1, 2004, the Company granted 139,500 options to employees at an exercise price of $6.48 per share, the then estimated fair market value of the Company’s common stock. These options vest 20% a year from the date of grant. Of these options, 25,000 were cancelled during fiscal year 2006.

On May 1, 2005, the Company granted 20,000 options to employees at an exercise price of $6.48 per share, the then estimated fair market value of the Company’s common stock. These options vest 20% a year from the date of grant.

Concurrent with the issuance of the Series D Convertible Preferred Stock, the Compensation Committee of the Company’s board of directors determined that certain outstanding options were exercisable at prices that were above the estimated fair market value of the common stock. Accordingly, the Compensation Committee approved a repricing of the exercise prices of options to purchase an aggregate of 403,606 shares of common stock to $3.22 per share, the estimated fair market value at the date of the repricing. All repriced option awards will be accounted for as variable from the date of modification to the date the award is exercised, forfeited, or expires unexercised.

The Company applies APB No. 25 in accounting for its stock options granted to employees and, accordingly, no compensation expense has been recognized in the accompanying financial statements except for the $359,225 recognized in 2003, as discussed in Note 13. Had the Company determined compensation expense based on the estimated fair market value at the date of grant for its stock issued to

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(6)  Stock Options (Continued)

employees under SFAS No. 123, the Company’s net income (loss) would have been adjusted to the pro forma amounts indicated below:

	For the Three
	Months Ended		For the Years Ended
	January 31,		October 31,
	2007	2006	2006	2005	2004

Net income (loss) —
as reported	$791,944	$(184,566)	$1,729,030	$8,183,234	$1,208,919
Net income (loss) —
pro forma	$762,960	$(224,278)	$1,570,182	$8,082,896	$913,760

During the three months ended January 31, 2007 and the year ended October 31, 2006 there were no options granted. During the years ended October 31, 2005 and 2004, the per share weighted average fair market value of incentive options granted was $1.01 and $.61, respectively, on the dates of grants, using the Black Scholes option pricing model with the following assumptions: expected dividend yield of 0%; risk-free interest rate of 3.36% to 3.90% in 2005 and 3.22% to 3.60% in 2004; an expected life of approximately five years; volatility of 35.43% to 35.55% in 2005 and 40.41% to 42.85% in 2004. The volatility was based on that of the only known public company whose principal business is in competition with the Company.

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(6)  Stock Options (Continued)

A summary of the Company’s stock option activity which includes options under the Option Plan and outside the Option Plan (as discussed above), and weighted average exercise prices is as follows:

	Number of	Weighted
	Options	Average
Plan Options:	Granted	Exercise Price
Incentive stock options:
Outstanding at October 31, 2002	583,606	$2.90
Granted	102,500	3.22
Cancelled	(283,750)	(2.56)

Outstanding at October 31, 2003	402,356	$3.22
Granted	112,500	4.05
Cancelled	(5,000)	(3.22)

Outstanding at October 31, 2004	509,856	$3.40
Granted	159,500	6.48
Cancelled	(57,500)	(3.44)

Outstanding at October 31, 2005	611,856	$4.20
Cancelled	(35,000)	(5.79)

Outstanding at October 31, 2006	576,856	$4.11

Outstanding at January 31, 2007	576,856	$4.11

Exercisable at January 31, 2007	430,156	$3.69

Options available for grant at October 31, 2006 and January 31, 2007	298,144

Non-Plan Options:
Outstanding and exercisable at October 31, 2006 (outstanding at all times from October 31, 2002 through October 31, 2006)	408,210	$2.34

Outstanding and exercisable at January 31, 2007	408,210	$2.34

Total Plan and Non-Plan Options:
Outstanding at October 31, 2005	1,020,066	$3.46
Cancelled	(35,000)	(5.79)

Outstanding at October 31, 2006 and January 31, 2007	985,066	$3.38

Exercisable at January 31, 2007	838,366	$3.03

Options available for grant at October 31, 2006 and January 31, 2007	298,144

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(6)  Stock Options (Continued)

The following table summarizes the information about stock options outstanding at October 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
Exercise Price	Outstanding	Contractual Life	Exercise Price	Outstanding	Exercise Price

$3.22	12,500	3.73 Yrs	$3.22	12,500	$3.22
$3.22	217,356	4.33 Yrs	$3.22	217,356	$3.22
$3.22	10,000	5.00 Yrs	$3.22	10,000	$3.22
$3.22	27,500	5.42 Yrs	$3.22	22,000	$3.22
$3.22	27,500	6.17 Yrs	$3.22	16,500	$3.22
$3.22	60,000	6.78 Yrs	$3.22	48,000	$3.22
$4.05	67,500	7.00 Yrs	$4.05	27,000	$4.05
$4.05	20,000	7.50 Yrs	$4.05	8,000	$4.05
$6.48	114,500	8.00 Yrs	$6.48	22,900	$6.48
$6.48	20,000	8.50 Yrs	$6.48	4,000	$6.48

	576,856			388,256

Non-Plan Options	408,210	1.25 Yrs	$2.34	408,210	$2.34

Option Plan and Non-Plan Options	985,066			796,466

The following table summarizes the information about stock options outstanding at January 31, 2007.

Plan Options

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
Exercise Price	Outstanding	Contractual Life	Exercise Price	Outstanding	Exercise Price

$3.22	12,500	3.48 yrs	$3.22	12,500	$3.22
$3.22	217,356	4.08 yrs	$3.22	217,356	$3.22
$3.22	10,000	4.75 yrs	$3.22	10,000	$3.22
$3.22	27,500	5.16 yrs	$3.22	22,000	$3.22
$3.22	27,500	5.92 yrs	$3.22	22,000	$3.22
$3.22	60,000	6.53 yrs	$3.22	48,000	$3.22
$4.05	67,500	6.75 yrs	$4.05	40,500	$4.05
$4.05	20,000	7.25 yrs	$4.05	8,000	$4.05
$6.48	114,500	7.75 yrs	$6.48	45,800	$6.48
$6.48	20,000	8.25 yrs	$6.48	4,000	$6.48

	576,856			430,156

Non-Plan Options
$2.34	408,210	1.00 yrs	$2.34	408,210	$2.34

Plan and Non-Plan Options	985,066			838,366

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(6)  Stock Options (Continued)

All options will be cancelled and purchased for the “in the money” value at the time of the merger described in Note 12.

(7)  Related Party Transactions

(a)	Officer’s Notes

On August 7, 1998, two executive officers of the Company issued promissory notes payable to the Company (“Officers’ Notes”), in the amount of $700,000 and $325,000, respectively. The notes were interest bearing, at 5.43% per annum, and were due upon the earlier of August 7, 2003 or termination for cause of the officers’ employment.

On July 25, 2003, the Company, and the executive officers, amended and restated the Officer’s Notes (“Amended Notes”). The Amended Notes bear interest at the then applicable Federal Short Term rate (1.23%) and are due upon the earlier of July 24, 2006 or termination for cause of the officers’ employment. The Amended Notes are secured by pledge agreements, which grant and assign first security interest in 277,266 and 128,730 shares of common stock owned by the officers, respectively.

In accordance with the terms set forth in the amended and restated notes dated July 25, 2003 the Officer’s Notes (“Extended Notes”) have been extended on July 21, 2006 for a period of two years. Pursuant to the terms set forth in the Extended Notes, each note was subject to an extension fee equal to 0.5% of the outstanding principal. Such fees have been paid to the Company at the extension date. The Extended Notes bear interest at the then applicable federal short term rate (5.05%) and are due upon the earlier of July 24, 2008 or termination for cause of the officers’ employment. Accrued interest payable to the Company at January 31, 2007 and October 31, 2006 and 2005 was $306,644, $293,702 and $279,572, respectively.

The promissory notes are to be settled at the time of the closing of the merger described in Note 12.

(b)	Service Agreement

On August 10, 1998, the Company entered into a service agreement with BPC Company, LLC (“BPC”), to provide certain real estate data and analysis to BPC for a period of two years, with an option to renew for an additional two years. Under the terms of the service agreement, the Company was to receive, among other things, monthly fees and a membership interest in Second Holding Company, LLC (“Second Holding”), an affiliate of BPC. While the term of the original service agreement expired and was not extended formally, the Company, based on mutual agreement with BPC, continued to supply services to BPC under the terms and conditions of the original agreement. Pursuant to the service agreement, the Company received a 1.68% membership interest in Second Holding, in restricted class B units, which vested as follows: 10% on August 10, 2000, 20% on August 10, 2001, 30% on August 10, 2002, and the remaining 40% on August 10, 2003. In 2005, Second Holding redeemed from the Company its entire membership interest for $100. As of October 31, 2004, the parties terminated the service agreement.

In April 2000, the members of Second Holding formed Reis Capital Holdings, LLC (“Reis Capital”) for the sole purpose of transferring interests in the Company owned by Second Holding and the Company received a 1.64% membership interest in Reis Capital which was valued at $391,324 and vested as follows: 10% on August 10, 2000, 20% on August 10, 2001, 30% on August 10, 2002, and the remaining 40% on August 10, 2003. In October 2006, Reis Capital liquidated and dissolved

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(7)  Related Party Transactions (Continued)

and the Company received in the liquidation 1.64% of the shares of the Company’s preferred stock held by Reis Capital.

Wellsford Real Properties, Inc. (“Wellsford”) had owned approximately 50% of Second Holding until November 2004, and had owned approximately 50% of Reis Capital. Wellsford currently holds shares of the Company’s convertible preferred stock, equivalent to an approximate 23% ownership interest in the Company. The Company’s President and Chief Executive Officer is the brother of the Chairman and Chief Executive Officer of Wellsford, and the former President and a current director of Wellsford, Edward Lowenthal, is a director of the Company.

(8)  Income Taxes

The Federal tax provision has been based upon alternative tax methods, which limit the deductibility of prior year net operating losses.

Income tax expense consisted of the following:

	Years Ended October 31,
	2006	2005	2004

Current income taxes
Federal	$81,400	$9,467	$32,207
State	63,015	113,415	52,085

	144,415	122,882	84,292

Deferred income tax exclusive of adjustment to beginning of year valuation allowance
Federal	773,000	1,085,000	—
State	324,000	145,000	—

	1,097,000	1,230,000	—

Deferred income tax benefit from adjustment of beginning of year valuation because of change in estimate	—	(6,040,000)	—

	$1,241,415	$(4,687,118)	$84,292

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(8)  Income Taxes (Continued)

The provision for income taxes differs from the amount computed by applying the U.S. statutory income tax rate to income before taxes for the years ended October 31, 2006, 2005 and 2004 for the reasons set forth below:

	2006	2005	2004

Taxes at statutory 34% rate	$1,009,951	$1,188,679	$439,692
Tax effect of:
State income taxes, net of federal benefit	255,578	170,554	34,376
Nondeductible expenses and other adjustments	(24,114)	(6,351)	16,926

	1,241,415	1,352,882	490,994
Change in valuation allowance	—	(6,040,000)	(406,702)

	$1,241,415	$(4,687,118)	$84,292

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The significant components of the Company’s deferred tax assets and liabilities for Federal and state income taxes are summarized as follows:

	January 31,	October 31,
	2007	2006	2005

Deferred tax assets (liabilities):
Net operating loss carry forwards	$2,627,000	$3,207,000	$4,890,000
Alternative minimum tax credit	99,000	99,000	20,000
Accrued lease abandonment costs	—	—	—
Other assets (liabilities)	410,000	407,000	(100,000)

Total assets	3,136,000	3,713,000	4,810,000
Depreciation differences	—	—	—

Net deferred tax assets	$3,136,000	$3,713,000	$4,810,000

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. As of October 31, 2004, the Company recorded a full valuation allowance against its deferred tax assets. For the year ended October 31, 2005, as a result of management’s evaluation of the Company’s ability to generate future taxable income that would be offset by its net operating loss carryforwards, the valuation against its deferred tax asset was reduced to zero.

As of October 31, 2006, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $7,668,000. The Federal net operating loss carryforwards are available to offset future taxable income and expire at various dates, from 2019 through 2022, if not utilized. In addition, the Company has alternative minimum tax (“AMT”) credit carryforwards in the amount of $99,000. The AMT credit carryforwards are available indefinitely to offset future tax liability to the extent such liability exceeds the Company’s AMT liability.

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(8)  Income Taxes (Continued)

Due to the “change of ownership” provisions of the Internal Revenue Code, the availability of the Company’s net operating loss carryforwards may be subject to an annual limitation against taxable income in future periods which could limit the eventual utilization of these carryforwards.

(9)  Commitments

The Company leases facilities under agreements accounted for as operating leases. On September 19, 2005, the Company entered into an operating lease agreement for new office space, which was occupied in November 2005 and expires on September 15, 2016. The Company intends to sub-lease its former space through the term of its lease (March 31, 2008). Both leases include certain annual escalations.

On November 17, 2005 the Company entered into an agreement to sub-lease the 12th floor of its former space through the end of the lease. The sub-lease commenced on December 15, 2005 and provides for monthly payments of $12,493 which is to be forwarded directly to the landlord by an escrow agent acting on behalf of the sub-lessee. The Company is responsible for the remaining monthly obligation of $10,448 through March 2007 and $11,251 through March 2008, due to the landlord for this space which is included as accrued lease abandonment costs in the accompanying financial statements. On October 3, 2006 the Company entered into an agreement to sub-lease the 5th floor of its former space through the end of the lease. The sub-lease commenced on November 1, 2006 and provides for monthly payments of $13,750 paid directly to the Company. The Company is responsible for the remaining monthly obligation of $9,191 through March 2007 and $9,994 through March 2008. The Company is also responsible for the remaining obligations on the 4th floor space which total $22,941 per month through March 2007 and $23,744 per month through March 2008. During the three months ended January 31, 2007 and 2006 and the year ended October 31, 2006, the Company recorded a provision for loss on abandonment of lease of $45,079, $1,085,293 and $1,245,468, respectively, related to the former premises. The Company has accrued lease abandonment costs in the amount of $517,334 and $616,904 at January 31, 2007 and October 31, 2006, respectively.

Annual future minimum lease payments and sublease income on the former office space through the term of the operating lease are as follows:

	Lease Payments	Sublease Income

For the nine months ended:
October 31, 2007	$636,270	$236,191
For the year ended:
October 31, 2008	356,160	131,218

Total future minimum lease payments	$992,430	$367,409

In connection with signing the lease agreement for the new facility, the Company provided an irrevocable Letter of Credit, through a bank, to the lessor. In accordance with the lease agreement, the Letter of Credit requirement was $215,773, which was placed in a certificate of deposit issued by such bank.

Minimum rent payments are to be recognized as an expense under the straight-line basis over the term of the lease. This resulted in deferred rent payable of $452,701, $449,244 and $156,547 at January 31, 2007 and October 31, 2006 and 2005, respectively.

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(9)  Commitments (Continued)

Annual future minimum lease payments for the new office space through the term of the operating lease are as follows:

Payments

For the nine months ending:
October 31, 2007	$654,000
For the years ending:
October 31, 2008	998,000
October 31, 2009	1,356,000
October 31, 2010	1,383,000
October 31, 2011	1,411,000
Thereafter	7,303,000

Total future minimum lease payments	$13,105,000

Rent expense, exclusive of the lease abandonment provision described above, was approximately $331,000, $386,000, $1,377,000, $918,000, and $690,000 during the three months ended January 31, 2007 and 2006 and the years ended October 31, 2006, 2005, and 2004, respectively. Such amounts are exclusive of a provision for estimated costs related to the Company’s former space, net of estimated sublease income of $76,000, $25,000 and $137,500 during the three months ended January 31, 2007 and 2006 and the year ended October 31, 2006, respectively.

(10)  Employment Agreements

The Company has entered into employment agreements with seven employees (three of which are officers of the Company). The employment agreements provide for, among other items, quarterly and/or annual bonuses (either stated or incentive based), benefits and annual increases in base compensation. Accrued bonuses were, as of the three months ended January 31, 2007 and the years ended October 31, 2006, 2005 and 2004, $177,001, $511,221, $573,769 and $413,268, respectively, which consist of accrued and unpaid officer’s compensation, pursuant to the provisions of the employment agreements. The employment agreements have aggregate contractual obligations of $1,132,000 and $379,000 payable in the years ended October 31, 2007 and 2008, respectively. In addition, the Company may be obligated to pay additional compensation based on performance.

(11)  Retirement Plan

The Company adopted a 401(k) retirement plan effective January 1, 2001. Employees of the Company may contribute up to 25% of their gross salary to the plan up to the maximum amount permitted by the Internal Revenue Code. The Company matches contributions to the extent of 25% of the employee’s contribution, up to 4% of the employee’s salary. The Company’s contribution expense was approximately $14,000, $6,000, $44,000, $37,000 and $35,000 for the three months ended January 31, 2007 and 2006 and the years ended October 31, 2006, 2005, and 2004, respectively.

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(12) Merger Agreement and Related Matters

On October 11, 2006, the Company entered into a merger agreement with Wellsford, a publicly held real estate company, pursuant to which the Company will be acquired by Wellsford. The Company’s stockholders will receive in the aggregate, approximately, $34.6 million in cash and 4.2 million shares of newly issued Wellsford common stock, exclusive of shares being issued to a subsidiary of Wellsford. It is expected that this transaction will be tax-free to the Company’s stockholders, except with respect to the cash portion of the consideration received.

Wellsford has been an investor in the Company since 1998 and currently holds convertible preferred shares equivalent to an approximate 23% ownership interest in the Company. The consideration, as stated above, will be paid to all stockholders of the Company, excluding the Wellsford subsidiary. The cash portion of the purchase price is to be funded by a $25,000,000 loan extended by BMO Capital Markets to the Company and Wellsford’s cash on hand. The loan arrangements also provided for a $2,000,000 line of credit to the Company. Upon completion of the merger, Wellsford would change its corporate name to Reis, Inc. Following the close of the merger, the Company’s stockholders would own approximately 38% of the combined company.

The rules of the American Stock Exchange require Wellsford stockholders to approve the issuance of Wellsford common stock to the Company’s stockholders since such an issuance would be greater than 20% of the shares currently outstanding. The transaction, which is also subject to the approval of the Company’s stockholders, regulatory approvals, and other customary conditions, is expected to close in the first half of 2007.

In connection with the proposed merger, the Company has entered into a credit agreement, dated October 11, 2006, with the Bank of Montreal, Chicago Branch, as administrative agent, BMO Capital Markets, as lead arranger, and certain other lenders. The credit agreement provides for a term loan of up to an aggregate of $20,000,000 and revolving loans up to an aggregate of $7,000,000. The loan proceeds are to be used to finance up to $25,000,000 of the cash portion of the merger consideration and the remaining $2,000,000 may be utilized for future working capital needs of the Company. The Company has the ability to borrow the $2,000,000 for working capital needs both before and after the merger. If the merger is not consummated, the Company may borrow funds under the credit agreement for certain permitted uses. The loans are secured by a security interest in substantially all of the assets, tangible and intangible, of the Company, and a pledge by Wellsford, to become effective as of the effective time of the merger, of its membership interests in Merger Sub as the surviving company of the merger.

The Company is required to (1) make principal payments on the term loan on a quarterly basis commencing on June 30, 2007 in increasing amounts pursuant to the payment schedule provided in the credit agreement, provided that if the merger is not consummated, the amount of these quarterly payments will be reduced, and (2) permanently reduce the revolving loan commitments on a quarterly basis commencing on March 31, 2010. The final maturity date of all amounts borrowed pursuant to the credit agreement is September 30, 2012, provided, that if consummation of the merger does not occur and on January 1, 2008, the sum of the amount of funds then borrowed plus the undrawn portion of the revolving loan commitment is less than $10,000,000, then all amounts then borrowed under the credit agreement must be repaid on January 2, 2008.

At the time of the execution of the Bank Loan on October 11, 2006, the interest rate was LIBOR plus 3.00% if the loans are designated as LIBOR Rate loans or Base Rate plus 2.00% if the loans are designated as Base Rate loans. These spreads are based on a leverage ratio, as defined in the credit

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(12) Merger Agreement and Related Matters (Continued)

agreement, greater than or equal to 4.50 to 1.00. The credit agreement requires interest rate protection in an aggregate notional principal amount of not less than 50% of the outstanding balance of the Bank Loan, which does not have to exceed $12,500,000. The term of any interest rate protection must be for a minimum of three years.

Wellsford and the Company will each pay 50% of the expenses incurred in connection with the Bank Loan if the merger agreement is terminated for any reason other than failure of Wellsford to obtain the necessary vote of its stockholders to issue its common stock in the merger, in which case Wellsford will be responsible for 100% of these expenses; however, the merger agreement provides that if the merger has been terminated for any reason and Reis draws or has previously drawn on the funds available from the Bank Loan for any reason other than the payment of cash consideration in connection with the merger, then Wellsford is not responsible for any loan expense and must be reimbursed for any expenses incurred in connection with the Bank Loan that were previously paid.

In connection with obtaining the Bank Loan, the Company has paid the Bank of Montreal $75,000 in legal fees associated with the closing, a $405,000 loan origination fee based on 1.5% of the loan value. Such costs are included as deferred financing costs in the accompanying financial statements. In addition, the Company is required to pay an annual administration fee of $25,000.

Total costs associated with the merger agreement totaled $2,033,717 and $1,469,046 at January 31, 2007 and October 31, 2006, respectively, and are included as deferred merger costs in accompanying financial statements.

(13) Prior Period Adjustments and Restatements of Reported Net Income

The statement of operations for the year ended October 31, 2003 has been restated for the effects of (1) including in revenue the $130,441 value of membership interests in RCH earned pursuant to the related party service agreement discussed in Note 7(b) and (2) recording an additional expense of $359,225 which represents the intrinsic value of options issued to the two principal shareholders of the Company at the time the options were received by the shareholders, as discussed in Note 6.

The August 10, 2000 amendment to the service agreement provided for membership interests in RCH, valued at $391,324 on the agreement date based on then recent cash transactions, to be vested in varying amounts over a three year period. $130,441 has been recorded as revenue in 2003 with the remaining $260,883 recorded in earlier periods. The following illustrates such changes to the components of stockholders’ equity at October 31, 2003:

	Equity
	Investments in		Total
	RCH, LLC—	Accumulated	Stockholders’
	Indirect Treasury Stock	Deficit	Equity

Balance at October 31, 2003 — as reported	$—	$(24,422,359)	$427,243
Adjustment	(391,324)	391,324	—

Balance at October 31, 2003 — as restated	$(391,324)	$(24,031,035)	$427,243

The aggregate change to the Company’s net loss for fiscal year 2003 from the aforementioned adjustments was to record an additional loss of $228,784, increasing the Company’s 2003 net loss from $239,679 (as previously reported) to $468,463, as restated.

REIS, INC.

Notes to the Financial Statements — (Continued)
(Information as of January 31, 2007 and for the
Three Months Ended January 31, 2007 and 2006 is Unaudited)

(13) Prior Period Adjustments and Restatements of Reported Net Income (Continued)

As discussed in Note 8, the Company’s valuation allowance against its deferred tax asset as of October 31, 2005 was reduced to zero. This resulted in the Company recording a deferred tax benefit from the change in estimate regarding the prior year valuation allowance of $6,200,000 as originally reported for the year ended October 31, 2003. The effect of the $391,324 additional revenue, described above, was to reduce the Company’s deferred tax asset by $160,000. Consequently, the $6,200,000 benefit has been restated as $6,040,000 and the Company’s 2005 net income (as previously reported) of $8,343,234 has been restated as $8,183,234.

The balance sheets as of October 31, 2005 and 2004 and the statement of cash flows for the year ended October 31, 2005 include reclassifications to reflect the above restatements. These had no effect on assets, liabilities, total stockholders’ equity, net cash provided by operating activities, net cash used in investing activities or net cash provided by (used in) financing activities.

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
WELLSFORD REAL PROPERTIES, INC.
REIS SERVICES, LLC
AND
REIS, INC.

Dated as of October 11, 2006

A-i

A-ii

A-iii

EXHIBITS:

Exhibit 1.1(a) — Company Charter Amendment

Exhibit 2.5 — Officers of the Surviving Company

Exhibit 6.16 — Rule 145 Affiliate Letter

Exhibit 7.2(d) — Registration Rights Agreement

Exhibit 7.3(h) — Lock-up Agreement

Exhibit 9.1 — Escrow Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 11, 2006, among REIS, INC., a Delaware corporation (the “Company”), Wellsford Real Properties, Inc., a Maryland corporation (“Parent”), and Reis Services LLC, a Maryland limited liability company and wholly owned subsidiary of Parent (“Merger Subsidiary”).

WITNESSETH:

WHEREAS, (a) the Board of Directors of Parent and Parent, as the sole member of Merger Subsidiary have approved this Agreement and deem it advisable and in the best interests of their stockholders and sole member, respectively, to consummate the merger provided for herein, in which the Company will merge with and into Merger Subsidiary (the “Merger”), on the terms set forth herein and (b) the Board of Directors of Parent has recommended that the Parent’s stockholders approve the issuance of the Parent Common Stock (as hereinafter defined) in the Merger;

WHEREAS, the Board of Directors of the Company has: (a) determined that the Merger is advisable, fair to and in the best interests of the stockholders of the Company; (b) approved this Agreement and the transactions contemplated hereby; and (c) recommended that the Company’s stockholders adopt this Agreement and approve the Merger, on the terms set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, the Parent is entering into a voting agreement (the “Voting Agreement”) with each of Lloyd Lynford (“Lynford”) and Jonathan Garfield (“Garfield”) pursuant to which, among other things, each of Lynford and Garfield has agreed, subject to the terms and conditions therein, to vote or deliver written consents with respect to all shares of capital stock of the Company owned by such shareholder in favor of adoption of this Agreement and approval of the transactions contemplated hereby (including the Merger and the Company Charter Amendment (as hereinafter defined));

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Subsidiary are entering into an (a) employment agreement with Lynford, pursuant to which, among other things, Lynford shall be appointed President and Chief Executive Officer of Parent and the Surviving Company and (b) employment agreement with Garfield, pursuant to which, among other things, Garfield shall be appointed Executive Vice President of Parent and the Surviving Company; and

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as hereinafter defined), (b) this Agreement shall constitute a plan of reorganization, and (c) the Company and Parent shall each be a party to such reorganization within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Affiliate” means, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any successors or assigns of such Person; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” means the Cash Consideration plus the Share Consideration, subject to Section 3.4, constituting the aggregate amount payable to the Holders and to the holders of Plan Options and Non-Plan Options at the Effective Time with respect to the Company Common Stock, the Company Preferred Stock, the Plan Options and the Non-Plan Options.

“AMEX” means the American Stock Exchange.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by law to close.

“Cash Consideration” means $34,579,414, constituting the aggregate amount of the Common Stock Cash Merger Consideration, the Series A Cash Merger Consideration, the Series B Cash Merger Consideration, the Series C Cash Merger Consideration and the Series D Cash Merger Consideration.

“Company Charter Amendment” means the amendment to the certificate of incorporation of the Company substantially in the form attached hereto as Exhibit 1.1(a).

“Company Common Stock” means the Company’s common stock, $0.01 par value per share.

“Company Loan” means the secured loan in the principal amount of $25 million to be made to the Company immediately prior to the Effective Time, for payment of a portion of the Cash Consideration, pursuant to the terms of the Loan Agreement, dated as of the date hereof, between the Bank of Montreal, Chicago Branch, as administrative agent, BMO Capital Markets, as lead arranger, the lenders listed therein, and the Company, as borrower (the “Loan Agreement”).

“Company Material Adverse Effect” means any change, effect or event that is or would be reasonably expected to (a) be materially adverse to the business, assets, results of operations, or financial condition of the Company, or (b) materially impair or delay the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the transactions contemplated hereby, other than, in each case, any change, effect or event that results from or relates to (i) any change affecting general national, international or regional political, economic, financial or capital market conditions; (ii) any change relating to the Company’s industry, so long as such change does not disproportionately affect the Company or its business; (iii) any breach by Parent or Merger Subsidiary of any provision of this Agreement; (iv) any condition described in the Company Disclosure Schedule and (v) any action taken by the Company or any of its Affiliates at the written request of Parent or Merger Subsidiary.

“Company Preferred Stock” means collectively, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

“Company Stock” means Company Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable.

“Eligible Stockholder” means each Holder other than either of the LG Stockholders or the Wellsford Holder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Representations” means those representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.3, 4.4(a)(i), 4.14, 4.16, 4.17 and 4.18.

“Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any foreign or domestic federal, state or local government, with jurisdiction over the business of the Company.

“Holder” and “Holders” means any and all holders immediately prior to the Effective Time of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D

Preferred Stock; provided, however, that the Wellsford Holder, holders of Company Common Stock or Company Preferred Stock cancelled pursuant to Section 3.2(f) or 3.2(g), and holders of any Dissenting Shares shall not be considered “Holders.”

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Joint Proxy Statement” means a joint proxy statement/prospectus relating to the Company Stockholders Meeting and the Parent Stockholders Meeting, as the same may be amended or supplemented from time to time.

“Law” means any constitutional provision, statute, ordinance or other law which is duly enacted and enforceable, or any binding interpretation or Order of any Governmental Entity.

“LG Shares” means the shares of Company Common Stock held by the LG Stockholders on the Election Date.

“LG Stockholders” means, together, Lynford and Garfield.

“Liability” or Liabilities” means any and all liabilities and obligations, whether or not required to be disclosed on the Financial Statements in accordance with GAAP, including (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under banker’s acceptance, letters of credit or similar facilities; and (g) any guaranty of any of the foregoing liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

“Order” means any binding and enforceable decree, injunction, judgment, order, ruling, assessment or writ issued by a Governmental Entity.

“Parent Common Stock” means the common stock of Parent, par value $0.02 per share.

“Parent Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 5, 2006, by and between Parent and the Company, pursuant to which Parent was provided with certain Company information.

“Parent Material Adverse Effect” means any change, effect or event that is or would be reasonably expected to (a) be materially adverse to the business, assets, results of operations, or financial condition of Parent, or (b) materially impair or delay the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the transactions contemplated hereby, other than, in each case, any change, effect or event that results from or relates to (i) any change affecting general national, international or regional political, economic, financial or capital market conditions; (ii) any change relating to Parent’s industry, so long as such change does not disproportionately affect Parent or its business; (iii) any breach by the Company of any provision of this Agreement; (iv) any condition described in the Parent Disclosure Schedule and (v) any action taken by the Parent or any of its Affiliates at the written request of the Company.

“Permit” means any license, permit, variance, authorization, waiver, grant, franchise, concession, exemption, order, registration, approval or certificate of need required to be issued by any Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) workers’, carriers’, suppliers’ and mechanics’ or other like Liens arising under Law and incurred in the ordinary course of business, (c) immaterial liens that do not interfere, individually or in the aggregate with any other Liens, with the present use of the properties they affect, and (d) those Liens and other matters listed in Section 1.1(a) of the Company Disclosure Schedule.

“Per Share Cash Consideration” means, with respect to each share of Company Stock, the Common Stock Cash Merger Consideration, the Series A Cash Merger Consideration, the Series B Cash Merger Consideration, the Series C Cash Merger Consideration or the Series D Cash Merger Consideration, as applicable.

“Per Share Price” means $8.16.

“Per Share Stock Consideration” means, with respect to each share of Company Stock, the Common Stock Share Merger Consideration, the Series A Share Merger Consideration, the Series B Share Merger Consideration, the Series C Share Merger Consideration or the Series D Share Merger Consideration, as applicable.

“Person” means any association, corporation, limited liability company, individual, partnership, limited liability partnership, firm, trust or any other entity or organization, including a Governmental Entity.

“Preferred Stock Merger Consideration” means the aggregate amount of the Series A Merger Consideration, the Series B Merger Consideration, the Series C Merger Consideration and the Series D Merger Consideration.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Consideration” means 6,795,266 fully paid and nonassessable shares of Parent Common Stock constituting the aggregate Common Stock Share Merger Consideration and Series A Share Merger Consideration, Series B Share Merger Consideration, Series C Share Merger Consideration and Series D Share Merger Consideration.

“Securities Laws” means the Exchange Act, the Securities Act, and any applicable state securities and blue sky laws.

“Subsidiary” when used with respect to any party shall mean any corporation, partnership, limited liability company, business trust or other entity, or joint venture, of which such party or a Subsidiary of such party, directly or indirectly, owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, registration, deed, stamp, transfer, alternative or add-on minimum, estimated, environmental, profits, windfall profits, excess profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, deductions, withholdings or other governmental charges (including any interest, penalty or addition thereto).

“Treasury Regulations” means the regulations promulgated from time to time under the Code.

“Wellsford Holder” means Wellsford Capital, a Maryland corporation and Subsidiary of Parent.

Section 1.2  Other Defined Terms. The following terms have the meanings assigned to such terms on the page of the Agreement set forth below:

Additionally-Elected Parent Shares	14
Agreement	1
Articles of Merger	9
BC Escrow Account	67
BC Escrow Agreement	67
Benefit Plans	29
Cash Holdback	60
CERCLA	42
Certificate of Merger	9
Certificates	19
Change in Control of Parent	59
Claim Notice	62
Claims Payment	63
Claims Recoveries	63
Closing	10
Closing Date	10
COBRA	29
Code	29
Common Stock Cash Merger Consideration	11
Common Stock Merger Consideration	11
Common Stock Share Merger Consideration	11
Company	1
Company Disclosure Schedule	22
Company Financial Documents	24
Company Intellectual Property	25
Company Option Plan	20
Company Representatives	46
Company Stockholder Amendment Approval	33
Company Stockholder Approval	33
Company Stockholder Merger Approval	33
Company Stockholders Meeting	53
Company Superior Proposal	47
Company Takeover Proposal	47
Company Termination Fee	60
Contract	23
Deductible	62
DGCL	9
Dissenting Shares	22
Dissenting Stockholder	22
Effective Time	10
Electing Stockholder	14
Election Date	18
Election Form Record Date	17
Employee Agreement	28
Environmental Law	43
Environmental Permit	43

ERISA	29
Escrow Agent	60
Escrow Agreement	60
Escrow Fund	60
Expenses	59
Form of Election	17
Form S-4	33
FR Cash Holdback	61
FR Escrow Fund	61
FR Holdback	61
FR Share Holdback	61
GAAP	24
Garfield	1
Hazardous Material	43
Holdback	60
Incumbent Director	59
Indemnified Parties	50
Intellectual Property	24
IRS	29
Lazard	39
Leased Property	40
Leased Real Property	28
LG Cash Number	16
LG Cash Shares	16
LG Share Number	16
LG Stock Shares	16
Lien	23
Liens	23
Lynford	1
Material Contracts	28
Material Customers	32
Max Election Stock Shares	17
Max LG Cash Shares	16
Maximum Elected Share Number	14
Merger	1
Merger Subsidiary	1
Merger Subsidiary Units	35
Min Election Cash Shares	17
Min LG Stock Shares	16
MLLCA	9
Non-Electing Cash Shares	15
Non-Electing Shares	14
Non-Electing Stock Shares	15
Non-Plan Option	21
Notice of a Superior Proposal	47
Objection Notice	62
Owned Real Property	40
Parent	1

Parent Charter Amendment	52
Parent Disclosure Schedule	34
Parent Indemnified Persons	61
Parent Material Adverse Effect	4
Parent SEC Reports	36
Parent Stockholder Approval	39
Parent Stockholders Meeting	53
Parent’s Expenses	60
Payment Fund	18
Permitted Investments	19
Plan Option	20
Proprietary Software	26
Qualifying Claim	61
Real Property	40
Receivables	32
Recoverable Amounts	61
Rule 145 Affiliate	54
Series A Cash Merger Consideration	12
Series A Merger Consideration	12
Series A Preferred Stock	11
Series A Share Merger Consideration	12
Series B Cash Merger Consideration	12
Series B Merger Consideration	12
Series B Preferred Stock	12
Series B Share Merger Consideration	12
Series C Cash Merger Consideration	12
Series C Merger Consideration	12
Series C Preferred Stock	12
Series C Share Merger Consideration	12
Series D Cash Merger Consideration	13
Series D Merger Consideration	13
Series D Preferred Stock	13
Series D Share Merger Consideration	13
Share Holdback	60
SOX	54
Stock Election	14
Stock Election Ratio	17
Stock Election Shares	14
Stockholder Representative	65
Stockholder Representatives	65
Stockholder Representatives Indemnity	66
Surviving Company	9
Tax Returns	30
Transfer Taxes	68
Voting Agreement	1
Wellsford Shares	14

ARTICLE II

THE MERGER

Section 2.1  Merger. Subject to the terms and conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the Maryland Limited Liability Company Act (“MLLCA”), at the Effective Time (as defined in Section 2.2), the Company shall be merged with and into Merger Subsidiary. Following the Merger, the separate corporate existence of the Company shall cease and Merger Subsidiary shall continue as the surviving company and a wholly owned subsidiary of Parent (the Merger Subsidiary following the Merger, the “Surviving Company”). At the Effective Time, the Merger will have the other effects provided in the applicable provisions of the DGCL and the MLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers, immunities and franchises of the Company and Merger Subsidiary will vest in the Surviving Company, and all the debts, liabilities, obligations and duties of the Company and Merger Subsidiary will become the debts, liabilities, obligations and duties of the Surviving Company.

Section 2.2  Effective Time of the Merger. Subject to the provisions of this Agreement, on the Closing Date, the Company and Merger Subsidiary will cause (i) an appropriate certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, DGCL § 264 and (ii) appropriate articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Maryland in such form as required by, and executed in accordance with the pursuant to Sections 4A-206 and 4A-703 of the MLLCA. The Merger shall become effective on the date and at the time when the Certificate of Merger has been duly filed with the Department of Assessments and Taxation of the State of Delaware and the Articles of Merger have been filed pursuant to the MLLCA (but not earlier than the Closing Date) or, subject to the DGCL and the MLLCA, such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger and the Articles of Merger (such effective time, the “Effective Time”).

Section 2.3  Closing. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104, as promptly as practicable, but in no event later than 10:00 a.m., local time, on the Business Day following satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 2.4  Articles of Organization and Limited Liability Company Agreement of the Surviving Company. The articles of organization of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Company. The limited liability company agreement of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company.

Section 2.5  Officers of the Surviving Company. The persons set forth on Exhibit 2.5 hereto shall, from and after the Effective Time, be the officers of the Surviving Company until their respective successors are chosen and have qualified in accordance with the articles of organization and limited liability company agreement of the Surviving Company or as otherwise provided by law.

ARTICLE III

CONVERSION OF SHARES

Section 3.1  Merger Consideration. The Company, Parent and Merger Subsidiary acknowledge and agree, subject to this Article III, as follows:

(a) The Holders are entitled to receive, in the aggregate, total merger consideration that is payable (i) one-half in shares of the Parent Common Stock (valued at the Per Share Price) and (ii) one-half in cash.

(b) Wellsford Holder is entitled to receive total merger consideration that is payable 100% in Parent Common Stock.

(c) Each Holder initially will have the right to receive one-half of the merger consideration to which such Holder is entitled in shares of Parent Common Stock and one-half of the merger consideration to which such Holder is entitled in cash, with each Eligible Stockholder having the right to elect to receive, subject to clause (d) below, all the merger consideration to which such Eligible Stockholder is entitled in shares of Parent Common Stock (in lieu of the corresponding cash amount).

(d) Each Electing Stockholder will be allocated shares of Parent Common Stock (in lieu of the corresponding cash amount) from the shares of Parent Common Stock to which the LG Stockholders were entitled to receive under clause (a) above, with the corresponding amounts of cash to which the Electing Stockholders were entitled to receive under clause (a) above being allocated to the LG Stockholders (in lieu of the corresponding shares of Parent Common Stock), subject to the limitations that each of the LG Stockholders must receive at least one-third of his merger consideration in shares of Parent Common Stock and the Wellsford Holder must receive all of its merger consideration in shares of Parent Common Stock.

(e) If the Electing Stockholders, in the aggregate, elect to receive more shares of Parent Common Stock than are permitted by the limitation described in clause (d) above, then the Electing Stockholders will receive shares of Parent Common Stock up to this limitation, with each Electing Stockholder receiving a pro rata number of shares of Parent Common Stock based upon the number of shares of Company Common Stock (on an as-converted basis) held by such Electing Stockholder relative to those shares held by the other Electing Stockholders (and will receive in cash the remaining merger consideration to which such Holder is entitled).

Section 3.2  Conversion of Shares. Subject to the Cash Holdback, the Stockholder Representatives Indemnity and the Share Holdback as set forth in Article IX, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any shares of Company Common Stock or Company Preferred Stock.

(a) Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than the Company Common Stock to be canceled pursuant to subsections (f) and (g) below and any Dissenting Shares (as defined in Section 3.9)) shall be converted into the right to receive (i) $8.16 in cash (the “Common Stock Cash Merger Consideration”), payable to the holder thereof without interest, or (ii) 1.0000 share of Parent Common Stock (the “Common Stock Share Merger Consideration” and together, with the Common Stock Cash Consideration collectively referred to as the “Common Stock Merger Consideration”) in the manner provided by the election and allocation procedures set forth in Section 3.3, payable upon surrender of the certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock. All such Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration for each share of Company Common Stock upon the surrender of such certificates in accordance with Section 3.4 and cash in lieu of fractional shares of Parent Common Stock in accordance with Section 3.4(c). Any payment made pursuant to this Section 3.2(a) shall be made net of applicable withholding taxes to the extent such withholding is required by law.

(b) Each share of the Company’s Series A Preferred Stock, $0.01 par value per share (“Series A Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than the Series A Preferred Stock to be canceled pursuant to subsections (f) and (g) below and any Dissenting Shares) shall be converted into (i) $463.11 in cash (the “Series A Cash Merger Consideration”), payable to the holder thereof without interest, or (ii) 56.75 shares of Parent Common Stock (the “Series A Share Merger Consideration” and, together, with the Series A Cash Merger Consideration, collectively referred to as the “Series A Merger Consideration”) in the manner provided by the election and allocation procedures set forth in Section 3.3, payable upon surrender of the certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Series A Preferred Stock. All such Series A Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates previously evidencing such shares of Series A Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Series A Merger Consideration for each share of Series A Preferred Stock upon the surrender of such certificates in accordance with Section 3.4 and cash in lieu of fractional shares of Parent Common Stock in accordance with Section 3.4(c). Any payment made pursuant to this Section 3.2(b) shall be made net of applicable withholding taxes to the extent such withholding is required by law.

(c) Each share of the Company’s Series B Preferred Stock, $0.01 par value per share (“Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than the Series B Preferred Stock to be canceled pursuant to subsections (f) and (g) below and any Dissenting Shares) shall be converted into the right to receive (i) $272.00 in cash (the “Series B Cash Merger Consideration”), payable to the holder thereof without interest, or (ii) 33.33 shares of Parent Common Stock (the “Series B Share Merger Consideration” and, together, with the Series B Cash Merger Consideration, collectively referred to as the “Series B Merger Consideration”) in the manner provided by the election and allocation procedures set forth in Section 3.3, payable upon surrender of the certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Series B Preferred Stock. All such Series B Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates previously evidencing such shares of Series B Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Series B Merger Consideration for each share of Series B Preferred Stock upon the surrender of such certificates in accordance with Section 3.4 and cash in lieu of fractional shares of Parent Common Stock in accordance with Section 3.4(c). Any payment made pursuant to this Section 3.2(c) shall be made net of applicable withholding taxes to the extent such withholding is required by law.

(d) Each share of the Company’s Series C Preferred Stock, $0.01 par value per share (“Series C Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than the Series C Preferred Stock to be canceled pursuant to subsections (f) and (g) below and any Dissenting Shares) shall be converted into the right to receive (i) $205.65 in cash (the “Series C Cash Merger Consideration”), payable to the holder thereof without interest, or (ii) 25.20 shares of Parent Common Stock (the “Series C Share Merger Consideration” and, together, with the Series C Cash Merger Consideration, collectively referred to as the “Series C Merger Consideration”) in the manner provided by the election and allocation procedures set forth in Section 3.3, payable upon surrender of the certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Series C Preferred Stock. All such Series C Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates previously evidencing such shares of Series C Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Series C Merger Consideration for each share of Series C Preferred Stock upon the surrender of such certificates in accordance with Section 3.4 and cash in lieu of fractional shares of Parent Common Stock in accordance with Section 3.4(c). Any payment made pursuant to this Section 3.2(d) shall be made net of applicable withholding taxes to the extent such withholding is required by law.

(e) Each share of the Company’s Series D Preferred Stock, $0.01 par value per share (“Series D Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than the Series D Preferred Stock to be canceled pursuant to subsections (f) and (g) below and any Dissenting Shares) shall be converted into the right to receive (i) $253.42 in cash (the “Series D Cash Merger Consideration”), payable to the holder thereof without interest, or (ii) 31.06 shares of Parent Common Stock (the “Series D Share Merger Consideration” and, together, with the Series D Cash Merger Consideration, collectively referred to as the “Series D Merger Consideration”) in the manner provided by the election and allocation procedures set forth in Section 3.3, payable upon surrender of the certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Series D Preferred Stock. All such Series D Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates previously evidencing such shares of Series D Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Series D Merger Consideration for each share of Series D Preferred Stock upon the surrender of such certificates in accordance with Section 3.4 and cash in lieu of fractional shares of Parent Common Stock in accordance with Section 3.4(c). Any payment made pursuant to this Section 3.2(e) shall be made net of applicable withholding taxes to the extent such withholding is required by law.

(f) Notwithstanding the foregoing, each share of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the Effective Time that is held by the Company as treasury stock, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and cease to exist, and no payment or distribution shall be made with respect thereto.

(g) Notwithstanding the foregoing, each share of Company Common Stock or Company Preferred Stock, if any, held of record by Parent or Merger Subsidiary (other than in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and cease to exist, and no payment shall be made with respect thereto.

(h) If between the date of this Agreement and the Effective Time: (i) the outstanding shares of Company Common Stock or any series of Company Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Per Share Cash Consideration and Per Share Stock Consideration with respect to the series and/or class of Company Stock that has been changed shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event; or (ii) the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Per Share Stock Consideration for the Company Common Stock and the Company Preferred Stock shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event. Notwithstanding the foregoing, except as expressly contemplated by this Section 3.2(h), nothing in Section 3.2 hereof shall be deemed to require an increase in either the aggregate amount of Cash Consideration or the aggregate amount of Share Consideration to be paid to holders of Company Stock in the Merger (not including cash in lieu of fractional shares).

Section 3.3  Consideration Election.

(a) Stock Election. Notwithstanding the provisions of Section 3.2(a), (b), (c), (d) and (e), but subject to the election and allocation procedures set forth in this Section 3.3, each Eligible Stockholder will be entitled, with respect to all but not less than all of the Company Stock held by such Eligible Stockholder, to make an election (a “Stock Election”) to receive the Per Share Stock Consideration in lieu of the Per Share Cash Consideration applicable to all of such holder’s Company Stock.

(b) Defined Terms. When used in this Agreement, the following terms shall have the following meanings:

(i) “Electing Stockholder” means any Eligible Stockholder who makes a Stock Election in accordance with the provisions of Section 3.3(a).

(ii) “Stock Election Share” means each share of Company Common Stock or Company Preferred Stock as to which an Electing Stockholder has made a valid Stock Election under Section 3.3(a), and “Stock Election Shares” means all such shares.

(iii) “Wellsford Shares” means the shares of Company Common Stock and Company Preferred Stock held by the Wellsford Holder.

(iv) “Non-Electing Shares” means any shares of Company Common Stock or Company Preferred Stock held by an Eligible Stockholder that are not Stock Election Shares.

(v) “Additionally-Elected Parent Shares” means one-half of the number of shares of Parent Common Stock into which the Stock Election Shares would be converted assuming that each Stock Election

Share was converted into the Per Share Stock Consideration applicable thereto (without taking into account any allocation or adjustment under Section 3.3(c)).

(vi) “Maximum Elected Share Number” means one-sixth of the aggregate number of shares of Parent Common Stock into which the LG Shares would be converted assuming that each LG Share was converted into the Per Share Stock Consideration applicable thereto (without taking into account any allocation or adjustment under Section 3.3(c)).

(c) Election Adjustments. The allocation among the holders of Company Stock of rights to receive the applicable Per Share Stock Consideration and the applicable Per Share Cash Consideration in the Merger will be made as follows:

(i) Wellsford Shares. The Wellsford Shares shall be converted into the right to receive the Per Share Stock Consideration applicable thereto.

(ii) Non-Electing Shares. The Non-Electing Shares shall be converted into merger consideration as follows:

(A) one-half of (I) the Non-Electing Shares that are Company Common Stock, (II) the Non-Electing Shares that are Series A Preferred Stock, (III) the Non-Electing Shares that are Series B Preferred Stock, (IV) the Non-Electing Shares that are Series C Preferred Stock and (V) the Non-Electing Shares that are Series D Preferred Stock (in each case rounded down to the nearest whole share) will, as of the Effective Time, be converted into the right to receive the Per Share Cash Consideration applicable thereto (collectively, the “Non-Electing Cash Shares”); and

(B) one-half of (I) the Non-Electing Shares that are Company Common Stock, (II) the Non-Electing Shares that are Series A Preferred Stock, (III) the Non-Electing Shares that are Series B Preferred Stock, (IV) the Non-Electing Shares that are Series C Preferred Stock and (V) the Non-Electing Shares that are Series D Preferred Stock (in each case rounded up to the nearest whole share) will, as of the Effective Time, be converted into the right to receive the Per Share Stock Consideration applicable thereto (the “Non-Electing Stock Shares”).

The Surviving Company will allocate to each holder of Non-Electing Shares in each series and/or class of Company Stock one-half of the total number of such holder’s Non-Electing Shares in such series or class in Non-Electing Cash Shares and one-half of the total number of such holder’s Non-Electing Shares in such series or class in Non-Electing Stock Shares; provided, however, if any holder of Non-Electing Shares in such series and/or class owns an odd number of shares in such series and/or class of Company Stock, the Surviving Company, in its sole discretion, may allocate to each such holder (i) one more such Non-Electing Stock Share and one less such Non-Electing Cash Share or (ii) one more such Non-Electing Cash Share and one less such Non-Electing Stock Shares as the Surviving Company deems necessary.

(iii) Stock Election Shares and LG Shares (When Additionally-Elected Parent Shares Less Than or Equal to Maximum Elected Share Number). If the number of Additionally-Elected Parent Shares is less than or equal to the Maximum Elected Share Number, then the Stock Election Shares and the LG Shares shall be converted into merger consideration as follows:

(A) Each Stock Election Share will, as of the Effective Time, be converted into the right to receive the Per Share Stock Consideration applicable thereto.

(B) When used in this Agreement, the following terms shall have the following meanings:

(I) “LG Cash Number” means the sum of (X) the number of shares equal to the Additionally-Elected Parent Shares and (Y) one-half of the total number of LG Shares; provided that if the total number of LG Shares is an odd number then the LG Cash Number shall be increased by 0.5.

(II) “LG Share Number” means the total number of LG Shares minus the LG Cash Number.

(C) The LG Shares shall be converted into merger consideration as follows:

(I) the number of LG Shares equal to the LG Cash Number will, as of the Effective Time, be converted into the right to receive the Common Stock Cash Merger Consideration (collectively, the “LG Cash Shares”); and

(II) the number of LG Shares equal to the LG Share Number will, as of the Effective Time, be converted into the right to receive the Common Stock Share Merger Consideration (collectively, the “LG Stock Shares”).

The Surviving Company will allocate to each LG Stockholder a pro rata number of LG Cash Shares and LG Stock Shares based upon the number of shares of Company Common Stock held by such LG Stockholder relative to those shares held by the other LG Stockholder; provided, however, the Surviving Company, in its sole discretion, may allocate to each LG Stockholder (i) one more such LG Stock Share and one less such LG Cash Share or (ii) one more such LG Cash Share and one less such LG Stock Share as the Surviving Company deems necessary.

(iv) Stock Election Shares and LG Shares (When Additionally-Elected Parent Shares Greater Than Maximum Elected Share Number). If the number of Additionally-Elected Parent Shares is greater than the Maximum Elected Share Number, then the Stock Election Shares and the LG Shares shall be converted into merger consideration as follows:

(A) The LG Shares shall be converted into merger consideration as follows:

(I) two-thirds of the LG Shares will, as of the Effective Time, be converted into the right to receive the Common Stock Cash Merger Consideration (collectively, the “Max LG Cash Shares”); and

(II) one-third of the LG Shares will, as of the Effective Time, be converted into the right to receive the Common Stock Share Merger Consideration (collectively, the “Min LG Stock Shares”).

The Surviving Company will allocate to each LG Stockholder a pro rata number of Max LG Cash Shares and Min LG Stock Shares based upon the number of shares of Company Common Stock held by such LG Stockholder relative to those shares held by the other LG Stockholder; provided, however, the Surviving Company, in its sole discretion, may allocate to each LG Stockholder (i) one more such Min LG Stock Share and one less such Max LG Cash Share or (ii) one more such Max LG Cash Share and one less such Min LG Stock Share as the Surviving Company deems necessary.

(B) When used in this Agreement, “Stock Election Ratio” means the ratio of (i) (x) the total number of shares of Share Consideration, minus (y) the Share Consideration issuable in respect of the Non-Electing Stock Shares and the Wellsford Shares, minus (z) the number of the Min LG Stock Shares over (ii) the total number of shares of Share Consideration.

(C) The Stock Election Shares shall be converted into merger consideration as follows:

(I) all Stock Election Shares equal to the Stock Election Ratio of (v) the Stock Election Shares that are Company Common Stock, (w) the Stock Election Shares that are Series A Preferred Stock, (x) the Stock Election Shares that are Series B Preferred Stock, (y) the Stock Election Shares that are Series C Preferred Stock and (z) the Stock Election Shares that are Series D Preferred Stock (in each case rounded up to the nearest whole share (the shares referred to in clauses (v), (w), (x), (y) and (z) being referred to collectively as the “Max Election Stock Shares”) will, as of the Effective Time, be converted into the right to receive the Per Share Stock Consideration applicable thereto; and

(II) all Stock Election Shares that are not Max Election Stock Shares under subsection (I) above (collectively, the “Min Election Cash Shares”) will, as of the Effective Time, be converted into the right to receive the Per Share Cash Consideration applicable thereto.

The Surviving Company will allocate to each holder of Stock Election Shares in each series and/or class of Company Stock, (x) a number of Max Election Stock Shares in such series and/or class equal to the Stock Election Ratio multiplied by the total number of such holder’s Stock Election Shares in such series or class and (y) the remainder of such holder’s Stock Election Shares in such series or class in Min Election Cash Shares; provided, however, the Surviving Company, in its sole discretion, may allocate to each such holder (i) one more such Max Election Stock Share and one less such Min Election Cash Share or (ii) one more such Min Election Cash Share and one less such Max Election Stock Share as the Surviving Company deems necessary.

(d) Parent shall (i) prepare a form of election, which form shall be subject to the reasonable approval of the Company (the “Form of Election”), and (ii) mail such Form of Election to the holders of record of shares of Company Stock as of the record date for the Company Stockholders Meeting (the “Election Form Record Date”), together with the Joint Proxy Statement, which Form of Election shall be used by each record holder of Company Stock who wishes to make a Stock Election with respect to all Company Stock held by such holder. Parent and the Company shall make available one or more Forms of Election as may be reasonably requested by all persons who become holders of record of Company Stock between the Election Form Record Date and the Election Date. Any such holder’s Stock Election shall have been properly made only if Parent shall have received at its designated office, by 5:00 p.m., New York City time, on or before the Election Date, a Form of Election properly completed and signed and accompanied by such letter of transmittal and certificates for the Company Common Stock and Company Preferred Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Parent (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to Parent within three NASDAQ trading days after the date of execution of such guarantee of delivery). As used herein, the “Election Date” means the Business Day that is the second Business Day prior to the Company Stockholders Meeting; provided, however, that if the Closing Date is more than five Business Days after the Company Stockholders Meeting then the Election Date shall be extended to a date reasonably agreed upon by Parent and the Company, which date shall be announced by Parent in a news release delivered to Dow Jones News Service and which date shall be at least five Business Days following the date of such news release.

(e) Any Form of Election may be revoked by the stockholder submitting it to Parent only by written notice received by Parent prior to 5:00 p.m., New York City time, on the Election Date. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the Company Common Stock and Company Preferred Stock to which such Form of Election relates shall be retained for processing by Parent pursuant to Section 3.4.

(f) The determination of Parent shall be binding as to whether or not a Stock Election has been properly made or revoked pursuant to this Section 3.3. If Parent determines that any Stock Election was not properly made, such shares shall be treated as shares that were Non-Electing Shares at the Election Date and the holder of such shares shall not be treated as an Electing Stockholder, and such shares shall be exchanged in the Merger pursuant to Section 3.3(c)(ii). Parent and the Company may, upon mutual agreement, make such rules as are consistent with this Section 3.3 for the implementation of the Stock Elections provided for herein as shall be necessary or desirable fully to effect such Stock Elections.

Section 3.4  Exchange of Certificates; Payment for Shares.

(a) The Surviving Company shall act as exchange agent for the Holders and the Wellsford Holder in connection with the Merger. Immediately prior to the Effective Time, and subject to the deposit by the Company in a Company account of the proceeds of the Company Loan, Parent shall deposit, or cause to be deposited in such Company account for the benefit of the Holders (other than Dissenting Shares and shares to be canceled pursuant to Sections 3.2(f) and (g)) (x) an amount in cash equal to the Cash Consideration (minus an amount equal to the proceeds of the Company Loan) payable pursuant to this Article III, less (A) the Cash Holdback to be deposited with the Escrow Agent pursuant to Section 9.1, (B) the FR Cash Holdback to be deposited with the Escrow Agent pursuant to Section 9.1 and (C) the Stockholder Representatives Indemnity to be deposited with Bryan Cave LLP pursuant to Section 9.5, and (y) a certificate representing the shares of Parent Common Stock being issued hereunder less the Share Holdback and the FR Share Holdback (such cash funds and certificate so deposited with or for the account of the Company, the “Payment Fund”). Such funds held by the Company shall not be used for any purpose except as expressly provided in this Agreement. Any interest, dividends or other income earned from investment of the cash portion of the Payment Fund shall be for the account of the Surviving Company. Such cash portion of the Payment Fund shall (i) be deposited in interest-bearing money market or custodial accounts at Wachovia Bank, N.A., US Trust Company, N.A., JPMorgan Chase Bank, the Bank of New York, N.A., or Key Bank, N.A. or (ii) invested in obligations of, or guaranteed by, the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody’s Investors Services, Inc. and Standard & Poor’s, a division of McGraw Hill, Inc., or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, “Permitted Investments”); provided, however, that the maturities of Permitted Investments shall be such as to permit the Surviving Company to make prompt payment to the holders of shares of Company Common Stock or Company Preferred Stock pursuant to the Merger.

(b) Promptly after the Effective Time, and in any event no later than two Business Days following the Effective Time, the Surviving Company will mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock and Company Preferred Stock (the “Certificates”), whose shares were converted pursuant to Section 3.1 into the right to receive the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, respectively, and who did not previously submit such materials pursuant to Section 3.3(d) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of such Certificates to the Surviving Company) and shall be in such form and have such other provisions as the Company and Merger Subsidiary may reasonably specify and (ii) instructions for use of the letter of transmittal in effecting the surrender of the Certificates in exchange for payment of the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, respectively. Upon surrender of a Certificate for cancellation to the Surviving Company, together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Common Stock Merger Consideration or the applicable Preferred Stock Merger Consideration for each share of Company Common Stock or Company Preferred Stock, respectively, formerly represented by such Certificate, without any interest (other than pursuant to Article IX), less any required withholding of taxes (including (i) a certificate representing the number of whole shares of Parent Common Stock, if any, to which such Holder is entitled, and (ii) a check representing the amount of cash, if any, to which such Holder shall be entitled), and the Certificate so surrendered shall forthwith be canceled. The Common Stock Merger Consideration or the Preferred Stock Merger Consideration (less the pro rata portion of the Stockholder Representatives Indemnity, the Holdback and the FR Holdback) will be delivered by the Surviving Company as promptly as practicable following the Election Date and the surrender of a Certificate and the related transmittal documents, duly executed. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, the Common Stock Merger Consideration or Preferred Stock Merger Consideration and any dividends or other distributions to which such holder is entitled, may be issued with respect to such Company Common Stock or Company Preferred Stock, to such a transferee if the Certificates representing such Company Common Stock or Company Preferred Stock are presented to the Surviving Company (or if lost, stolen or destroyed, the procedures set forth in Section 3.7 are complied with), accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c) No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional shares of Parent Common Stock pursuant to this Agreement, each holder of Company Common Stock and Company Preferred Stock shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Per Share Price by (ii) the fractional amount of the Parent Common Stock which such holder would otherwise be entitled to receive under this Article III.

(d) Until surrendered as contemplated by this Section 3.4, each Certificate (other than Dissenting Shares and shares to be canceled pursuant to Sections 3.2(f) and (g)) shall be deemed at any time after the

Effective Time to represent only the right to receive the Common Stock Merger Consideration or the applicable Preferred Stock Merger Consideration, as contemplated by this Section 3.4. Except as set forth in Article IX, no interest shall be paid or will accrue on any Common Stock Merger Consideration or Preferred Stock Merger Consideration, payable to holders of Certificates pursuant to the provisions of this Article III.

(e) Neither Parent nor the Surviving Company shall be liable to any holder of shares for any Common Stock Merger Consideration or Preferred Stock Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

Sections 3.5  Stock Options.

(a) Prior to the Effective Time, the Company shall take all necessary action by an appropriate committee of the Board of Directors of the Company, to cause each Plan Option (as defined in this clause (a)) to convert to the right to receive as a result of the occurrence of the Merger a cash payment pursuant to Section 5.10 of the Company’s 1999 Stock Option Plan, as amended (the “Company Option Plan”), such that at the Effective Time, each Plan Option outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be canceled and only entitle the holder thereof to receive as soon as reasonably practicable after the surrender thereof, cash in an amount equal to the product of (i) the amount, if any, by which $8.16 exceeds the per share exercise price of such Plan Option, times (ii) the number of shares of Company Common Stock into which such Plan Option is exercisable, all as set forth in Section 3.5(a) of the Company Disclosure Schedule; provided that any such payment shall be net of all withholding taxes required by law to be withheld by the Company. For purposes of this Agreement, “Plan Option” shall mean an outstanding option to purchase Company Common Stock granted under the Company Option Plan.

(b) Prior to the Effective Time, the Company shall take all action by appropriate committee of the Board of Directors of the Company, to cause each Non-Plan Option (as defined in this clause (b)) to convert to the right to receive as a result of the occurrence of the Merger a cash payment pursuant to the terms of each such Non-Plan Option such that immediately after the Effective Time, each Non-Plan Option outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be canceled and only entitle the holder thereof to receive as soon as reasonably practicable after the surrender thereof, cash in an amount equal to the product of (i) the amount, if any, by which $8.16 exceeds the per share exercise price of such Non-Plan Option, times (ii) the number of shares of Common Stock into which such Non-Plan Option is exercisable, all as set forth in Section 3.5(b) of the Company Disclosure Schedule; provided that any such payment shall be net of all withholding taxes required by law to be withheld by the Company. For purposes of this Agreement, “Non-Plan Option” shall mean an outstanding option to purchase Company Common Stock which is not granted pursuant to the Company Option Plan.

(c) Subject to clause (a) above, promptly following receipt by the Surviving Company after the Closing of a Plan Option from each holder thereof, such holder shall be entitled to receive in exchange therefor from the Surviving Company such payment as provided in this Section 3.5 and set forth in Section 3.5(a) of the Company Disclosure Schedule. The holder of a Plan Option shall not be entitled to any further payments under this Agreement or otherwise with respect to any Plan Option held by such holding, including, without limitation, by reason of any distribution of the Holdback or any other escrowed funds.

(d) Subject to clause (b) above, promptly following receipt by the Surviving Company after the Closing of a Non-Plan Option from each holder thereof, such holder shall be entitled to receive in exchange therefor from the Surviving Company such payment as provided in this Section 3.5 and set forth in Section 3.5(b) of the Company Disclosure Schedule. The holder of a Non-Plan Option shall not be entitled to any further payments under this Agreement or otherwise with respect to any Non-Plan Option held by such holder, including, without limitation, by reason of any distribution of the Holdback or any other escrowed funds.

Section 3.6  Withholding. The Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Preferred Stock or any holder of a Plan Option or Non-Plan Option such amounts as the Surviving Company is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock or the holder of a Plan Option or Non-Plan Option in respect of which such deduction and withholding was made by the Surviving Company.

Section 3.7  Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Company will issue in exchange for such lost, stolen or destroyed Certificate the Common Stock Merger Consideration or Preferred Stock Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, provided that the Person to whom such consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Company a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Company against any claim that may be made against the Surviving Company with respect to the Certificate claimed to have been lost, stolen or destroyed.

Section 3.8  Stock Transfer Books. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company, they shall be canceled and their holders shall be entitled to the rights provided herein.

Section 3.9  Appraisal Rights. Shares of Company Common Stock and Company Preferred Stock that have not voted for adoption of this Agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, at or after the Effective Time unless and until the holder of such shares (a “Dissenting Stockholder”) withdraws such demand for such appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal, but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If a holder of Dissenting Shares withdraws such demand for appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares will cease to be a Dissenting Share and will be converted as of the Effective Time into and represent the right to receive the Common Stock Merger Consideration or the applicable Preferred Stock Merger Consideration, as appropriate, without interest thereon. The Company shall give Parent and Merger Subsidiary prompt notice of any demands for appraisal, attempted withdrawals of such demands and any other instruments received by the Company relating to stockholders’ rights of appraisal, and, prior to the Effective Time, Parent and Merger Subsidiary shall have the right to participate in, and after the Effective Time the Surviving Company shall have the right to direct, all negotiations and proceedings with respect to such demands except as required by applicable law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Subsidiary that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date except as set forth herein or in the disclosure letter separately delivered by the Company to Parent and Merger Subsidiary on the date hereof (the “Company Disclosure Schedule”).

Section 4.1  Organization and Good Standing. The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a corporation in the jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect.

Section 4.2   Capitalization.

(a) The authorized and outstanding capital stock of the Company is as set forth on Section 4.2(a) of the Company Disclosure Schedule.

(b) Except as set forth on Section 4.2(b) of the Company Disclosure Schedule, all of the issued and outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights.

(c) Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, as of the date hereof, there are no (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, convertible securities or other rights, agreements, arrangements or commitments obligating the Company to issue or sell any shares of capital stock of, or any other equity interest in, the Company, (ii) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of, or interests in, the Company or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

Section 4.3  Authorization; Validity of Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by Section 6.14(b) hereof, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of the Company and, other than the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Subsidiary, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to or limited by (a) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting the rights of creditors’ generally and (b) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.4  No Conflicts; Consents.

(a) Except as set forth in Section 4.4 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement will not, and the consummation by the Company of the transactions contemplated hereby will not, (i) violate the provisions of its certificate of incorporation or by-laws, (ii) violate any material mortgage, note, indenture, lease, license, agreement, contract or other instrument or obligation (“Contract”) to which the Company is a party or by which it or its assets are bound, (iii) assuming compliance by the Company with the matters referred to in clause (b) below, violate any Order or Law applicable to the Company on the date hereof, or (iv) result in the creation of any mortgage, lien, pledge, charge, security interest or any encumbrance (each a “Lien” and, collectively, the “Liens”) upon any of the assets owned or used by the Company, except in the case of clauses (ii) or (iii) above, where such violation would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No consent, waiver, approval, authorization, order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, except for such authorizations, consents, waivers, approvals, orders, registrations, declarations, filings and notices (i) as may be required under the DGCL and the MLLCA, (ii) as may be required under the HSR Act, (iii) as may be required to be filed under the Securities Laws, or (iv) the failure to obtain which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.5  Financial Information.

(a) The Company has previously made available to Parent (i) audited financial statements of the Company for the years ended October 31, 2003, October 31, 2004 and October 31, 2005 and (ii) unaudited financial statements of the Company for the eight-month period ending June 30, 2006, a copy of which unaudited financial statements are set forth in Section 4.5(a) of the Company Disclosure Schedule (collectively, the “Company Financial Documents”). The Company Financial Documents are consistent with the books and records of the Company, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the quarterly financial statements are subject to year-end adjustments and do not contain all footnote disclosures required by GAAP) and fairly present in all material respects the consolidated financial position and the consolidated statements of operations and cash flows of the Company as at the dates thereof or for the periods presented therein.

(b) Since October 31, 2005, there are no Liabilities which were incurred by the Company or for which the Company has become liable except for (i) those Liabilities set forth in the Company Financial Documents, (ii) those Liabilities incurred in the ordinary course of business and (iii) those Liabilities set forth in Section 4.5(b) of the Company Disclosure Schedule.

Section 4.6 Subsidiaries. The Company does not have any direct or indirect Subsidiaries or any equity interest in any other Person.

Section 4.7  Intellectual Property.

(a) For the purposes of this Agreement: (i) “Intellectual Property” means collectively (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, (B) all registered trademarks, registered trade dress, registered service marks, trademark applications, trade dress applications and service mark applications and unregistered trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks, domain names and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrights, registered and unregistered, and all applications, registrations, and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (F) all computer software and databases (including, without limitation, data, source codes and related documentation and the computer software described in Section 4.7(g)), (G) all other proprietary rights, and (H) all copies and tangible embodiments thereof (in whatever form or medium); and (ii) “Company Intellectual Property” means all Intellectual Property owned, used or held for use by the Company.

(b)  To the Company’s knowledge, the Company owns all right, title and interest in and to, or has a valid license to use, all material Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). To the Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any other Person. To the Company’s knowledge, neither the Company Intellectual Property nor the use thereof infringes upon or violates the rights of any other Person. Except as set forth in Section 4.7(b)(i) of the Company Disclosure Schedule, the Company has not received any notice or claim alleging any unauthorized use or infringement by the Company of any Intellectual Property of any other Person, and no suit, claim, action or proceeding is pending, or to the Company’s knowledge, is threatened to such effect. Except as set forth in Section 4.7(b)(ii) of the Company Disclosure Schedule, the Company is not obligated and does not have any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property with respect to the use thereof, nor to the Company’s knowledge will any such obligation or liability arise as a result of the consummation of the transactions contemplated by this Agreement.

(c)  Section 4.7(c) of the Company Disclosure Schedule sets forth a complete list of all material registered and unregistered Company Intellectual Property owned by the Company. All such Company Intellectual Property is valid, enforceable and subsisting, and owned in the name of the Company. The consummation of the transactions contemplated by this Agreement will not alter or impair the Company’s rights in and to the Company Intellectual Property, and the application, registration and maintenance of the Company Intellectual Property, including payment of all fees, are in good standing and fully paid.

(d)  Section 4.7(d)(i) of the Company Disclosure Schedule sets forth a complete list of all material contracts, licenses and agreements to which the Company is a party with respect to any Company Intellectual Property, all of which are in full force and effect. To the Company’s knowledge, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of the contracts, licenses and agreements set forth on Section 4.7(d)(i) of the Company Disclosure Schedule. Except as set forth on Section 4.7(d)(ii) of the Company Disclosure Schedule, to the Company’s knowledge, the Company is in material compliance with, and has not breached any material term of, the contracts, licenses and agreements set forth on Section 4.7(d)(i) of the Company Disclosure Schedule and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in material compliance with, and have not breached any material term of, such contracts, licenses and agreements.

(e)  The Company has maintained a customary business practice requiring each employee, consultant and contractor having access to the Company’s confidential or proprietary Company Intellectual Property to execute confidentiality or similar agreements and, except as set forth on Section 4.7(e) of the Company Disclosure Schedule, all current and former employees, consultants and contractors of the Company have executed such an agreement. Except as set forth in Section 4.7(e) of the Company Disclosure Schedule, to the Company’s knowledge, no current or former employee, consultant or contractor has breached such confidentiality or similar agreement.

(f)  Except as set forth on Section 4.7(f) of the Company Disclosure Schedule, to the extent that any material work or invention has been developed or created by a third party for the Company, to the Company’s knowledge, the Company has obtained exclusive ownership of all material Intellectual Property in such work or invention by operation of law or by valid assignment.

(g)  Section 4.7(g)(i) of the Company Disclosure Schedule sets forth a correct and complete list of: (i) all software owned by or developed on behalf of the Company (the “Proprietary Software”); and (ii) any other material software used by the Company. The Company owns all right, title and interest in and to the Reis Subscriber Edition, Portfolio Valuation and Sales Comparables products, and all other material Proprietary Software and to the knowledge of the Company without infringement of any intellectual property or other rights of any other Person. Except as set forth on Section 4.7(g)(ii) of the Company Disclosure Schedule, the source code for all Proprietary Software is maintained in confidence and has not been disclosed to any Person.

Section 4.8  Legal Compliance.

(a)  Except as set forth in Section 4.8(a) of the Company Disclosure Schedule, the Company is operating its business in compliance in all material respects with all applicable Laws (including the USA Patriot Act of 2001), rules and regulations.

(b)  Except as set forth in Section 4.8(b) of the Company Disclosure Schedule, the Company has not received since October 31, 2002, a written notice or other written communication (or, to the knowledge of the Company, any oral notice or other communication) alleging a possible violation by the Company of any Law applicable to the business or operations of the Company. It is the intent of the parties hereto that this representation and warranty is not applicable to matters relating to employee benefit matters, Taxes or environmental matters, which are the subject of Sections 4.14, 4.16, and 4.17, respectively.

Section 4.9  Contracts.

(a)  Section 4.9(a) of the Company Disclosure Schedule includes a true and complete list of each Contract to which the Company is a party which:

(i)  involves aggregate payments to the Company in excess of $150,000 per annum or $300,000 in the aggregate;

(ii)  involves aggregate payments by the Company in excess of $20,000 per annum or $100,000 in the aggregate;

(iii)  relates to the employment of any individual employee of the Company whose annual base salary is $100,000 or greater;

(iv)  is (A) a lease relating to the Leased Real Property or (B) a lease (whether “capitalized” or “operating” for purposes of GAAP) of any property, whether real, personal or mixed, with Liability in excess of $20,000;

(v) involves an investment by the Company in or loan to any partnership, limited liability company, joint-venture or any other Person in excess of $50,000;

(vi)  involves a non-compete provision or any other provision that restricts the Company with respect to the geographical area of operations or scope or type of business of the Company or contains any “non-solicitation” or “no-hire” provision that restricts the Company;

(vii)  is a Contract under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than trade debt incurred in the ordinary course of business);

(viii)  is a Contract under which (A) any Person has directly or indirectly guaranteed Liabilities of the Company or (B) the Company has directly or indirectly guaranteed Liabilities of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(ix)  provides for indemnification of any Person by the Company, other than in the ordinary course of business;

(x)  is a Contract pursuant to which the Company grants or is granted any license or other rights to use any of the assets of the Company or any rights of joint use with respect to any of such assets;

(xi)  is a Contract with or involving any stockholder or any Affiliate (other than the Company) of the Company or of any stockholder;

(xii)  is for the disposition of any significant portion of the assets or business of the Company or is an agreement for the acquisition, directly or indirectly, of the assets or business of any other Person; or

(xiii)  relates to any acquisition or disposition of any capital stock or equity interest of the Company.

(b)  Each Contract set forth in Section 4.9(a) of the Company Disclosure Schedule (collectively, the “Material Contracts”), is in full force and effect and enforceable in accordance with its terms and neither the Company nor, to the Company’s knowledge, any other party thereto is in default under any Material Contract, except where any such failure to be in full force and effect or enforceable, or any such default, would not have a Company Material Adverse Effect.

Section 4.10  Real Property — Owned and Leased.

(a)  The Company does not own any real property.

(b)  Section 4.10 of the Company Disclosure Schedule lists (i) the address of each parcel of real property leased by the Company (the “Leased Real Property”), and (ii) the identity of the lessor and lessee of each such parcel of Leased Real Property.

(c)  The Company has delivered to Parent true and complete copies of all leases and subleases listed in Section 4.10 of the Company Disclosure Schedule pursuant to which the Company leases the Leased Real Property. Except as set forth in Section 4.10 of the Company Disclosure Schedule, each such lease or sublease is valid, binding and enforceable against the Company and in full force and effect. The Company has not received written notice that it is in default under the terms of any such lease or sublease.

Section 4.11  Personal Property. Except as set forth in Section 4.11 of the Company Disclosure Schedule, the Company owns good and marketable title to all tangible personal property assets and valid title to all intangible assets, free and clear of all Liens, other than Permitted Liens.

Section 4.12  Insurance. Section 4.12 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies maintained by the Company as of September 19, 2006, covering the business of the Company, indicating the types of insurance, identity of insurers, premium amounts and coverage (including applicable deductibles).

Section 4.13  Labor and Employee Matters.

(a)  Section 4.13 of the Company Disclosure Schedule contains a list of the following information for each full-time and part-time employee (including any employee who is on a leave of absence) of the Company as of October 9, 2006: name, job title and annual base salary or hourly wage. The Company has delivered or made available to Parent true copies of all agreements between an officer or employee of the Company and the Company concerning terms and conditions of employment (“Employee Agreement”). The Company is not a party or subject to any labor union or collective bargaining agreement. There are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs, and to the Company’s knowledge, no such labor disputes, work stoppages, requests for representations, pickets or work slow-downs.

(b)  Each individual who renders services to the Company who is classified by the Company as having the status of an independent contractor is properly so classified.

Section 4.14  Employee Benefits.

(a)  Section 4.14(a) of the Company Disclosure Schedule lists any plan, contract, program, policy or arrangement for the benefit of the employees of the Company under which the Company has any liability, whether direct or indirect, contingent or otherwise, including, (i) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any profit-sharing, deferred compensation, bonus, stock option, severance or change in control plan, and (iii) any plan, contract, program, policy or arrangement providing for fringe benefits that are maintained or contributed to by the Company for the benefit of its employees (the “Benefit Plans”) and Employee Agreements. True and complete copies of all Benefit Plans and related Company agreements have been made available to Parent. Each Benefit Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended through the date hereof and any rules and regulations promulgated thereunder (the “Code”), and each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service of the United States (the “IRS”) as to its qualified status and nothing has occurred since the date of such determination that would reasonably be expected to result in the loss of such qualification. None of the Benefit Plans (i) is or has been subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has, or could reasonably be expected to incur, any material liability under Title IV of ERISA or Section 412 of the Code, (ii) has, and no fiduciary under any such benefit plan has, engaged in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code for which no exemption has been complied with under Section 408 of ERISA or 4975 of the Code, or (iii) has been the subject of any inquiry, investigation or audit by any Governmental Entity, and, to the Company’s knowledge, no such inquiry, investigation or audit has been threatened.

(b)  With respect to any Benefit Plans which are “group health plans” under Section 4980B of the Code or Section 607(i) of ERISA, there has been timely compliance with all material requirements imposed by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”) and the Company has

no knowledge of any Liabilities that could be expected to be incurred arising from the Company’s obligations under COBRA or any similar state law. Except as may be required by COBRA, no Benefit Plan provides any benefits to or on behalf of any persons (or their dependents) who have retired or otherwise separated from service from the Company or who may in the future retire or otherwise separate service from the Company. Each “group health plan” is in material compliance with the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder.

(c)  The Company has paid or caused to be paid all amounts, if any, required under applicable law or the terms of any Benefit Plan and no claims for payment with respect to any Benefit Plans (other than benefits payable on claims in the ordinary course) have been brought or, to the Company’s knowledge, threatened and, to the Company’s knowledge, there is no basis for any such claims. With respect to each Benefit Plan, all required payments, premiums and contributions have been made or properly accrued. Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not cause the acceleration of vesting in, or payment of, any benefits under any Benefit Plan and shall not otherwise accelerate or increase any Liabilities under any Benefit Plan.

Section 4.15  Litigation. Except as set forth in Section 4.15 of the Company Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the Company’s knowledge, threatened in writing against or affecting the Company. Except as set forth in Section 4.15 of the Company Disclosure Schedule, there is no unsatisfied judgment, penalty or award against the Company. The Company is in compliance in all material respects with each decree, injunction, judgment, order or writ entered, issued or rendered by any Governmental Entity to which the Company is subject.

Section 4.16  Tax Matters.

(a)  All returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (“Tax Returns”) required to have been filed by the Company prior to the Closing Date have been or will have been filed, and each such Tax Return is true, correct and complete in all material respects. All Taxes required to be paid by the Company have been paid.

(b)  Except as set forth in Section 4.16(b) of the Company Disclosure Schedule, there is no audit, action, suit, proceeding, investigation or claim currently pending or, to the Company’s knowledge, threatened in writing against the Company in respect of any Taxes. There are no Liens on any of the assets of the Company that relate to Taxes, other than Liens for Taxes not yet due and payable.

(c)  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

(d)  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)  Since January 1, 2002, no written claim has been made by any Tax authority in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Company’s knowledge is any such assertion threatened.

(f)  There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns. The Company is not a party to or bound by any agreement, whether written or unwritten, providing for the sharing, allocation or payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters. No closing agreement pursuant to Section 7121 of the Code (or any other provision of state, local, or foreign Tax law), private letter ruling, technical advice memorandum, or similar agreement or ruling has been entered into, or been requested by or with respect to the Company.

(g)  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)  The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company has not entered into, or otherwise participated (directly or indirectly) in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or has received a written opinion from a tax advisor that was intended to provide protection against a tax penalty.

(j)  None of the Company’s existing employment agreements with its employees has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(k)  The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(l)  The Company has not taken any action and has no knowledge of any facts, agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.17  Environmental Matters. Except for any matter that would not have a Company Material Adverse Effect, (a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no Action is pending, or to the knowledge of the Company, threatened against the Company with respect to any Environmental Laws (as hereinafter defined); and (b) the Company is in compliance with all, and has no material Liability under, Environmental Laws, and possesses all material permits, authorizations, licenses, exemptions and other governmental authorizations required for its current operations under applicable Environmental Laws.

Section 4.18  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.19  Accounts. Section 4.19 of the Company Disclosure Schedule is a true and complete list of the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Company has an account, including cash contribution or cash concentration accounts, and the identification number of each.

Section 4.20  Related Party Transactions. Except as set forth in Section 4.14 or Section 4.20 of the Company Disclosure Schedule, no employee, director, officer, stockholder, “affiliate” or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act of the Company (a) has outstanding any indebtedness, liabilities or other similar obligations to the Company other than indebtedness to any individual not exceeding $10,000 in connection with expense advances and similar arrangements, or (b) owns any property or right, tangible or intangible, which is used in the business of the Company.

Section 4.21  Customers. Section 4.21 of the Company Disclosure Schedule sets forth the 25 largest customers of the Company by revenue for the rolling 12-month period ended June 30, 2006 (the “Material Customers”). Except as set forth in Section 4.21 of the Company Disclosure Schedule, no such customer has terminated or materially adversely changed its relationship with the Company nor has the Company received written notification that any such customer intends to terminate or materially adversely change its relationship with the Company. There are no currently pending or, to the Company’s knowledge, threatened disputes between the Company and any of the Material Customers that could materially and adversely effect the relationship between the Company and any such customer.

Section 4.22  Accounts Receivable; Evidences of Indebtedness. Section 4.22 of the Company Disclosure Schedule sets forth all accounts receivable as of August 31, 2006, promissory notes, contract rights, commercial paper, debt securities and other rights to receive money (“Receivables”) of the Company showing the name of the account debtor, maker or obligor, the unpaid balance, the age of the Receivable and, if applicable, the maturity date, the interest rate and the collateral securing the obligation. Except as set forth on Section 4.22 of the Company Disclosure Schedule or in the Company Financial Documents, to the Company’s knowledge all Receivables are undisputed, legal, valid and binding obligations of the obligors and the Company has not (i) written off, cancelled, committed or become obligated to cancel or write off any Receivables; (ii) disposed of or transferred any Receivables; or (iii) acquired or permitted to be created any Receivables except in the ordinary course of its business consistent with past practice.

Section 4.23  Absence of Certain Changes. Since October 31, 2005, the Company has conducted its business only in the ordinary course of business consistent with past practice and, since such date, there has not been any change, event, circumstance or development that individually or in the aggregate has had, or is reasonably likely to have, a Company Material Adverse Effect.

Section 4.24  Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by the requisite vote of those directors present (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of the Company and has approved the same, (b) recommended, subject to the fiduciary duties of the Company’s Board of Directors, that the holders of the shares of Company Common Stock and Company Preferred Stock adopt this Agreement and the transactions contemplated herein and (c) resolved to submit this Agreement to the Company’s stockholders for adoption.

Section 4.25  Required Vote by Company Stockholders. The affirmative vote of the holders of: (a) a majority in voting power of (i) Company Common Stock and Company Preferred Stock (on an as converted basis) voting together as a single class, (ii) Series C Preferred Stock (on an as-converted basis), voting as a separate class, and (iii) Series D Preferred Stock (on an as-converted basis), voting as a separate class, is the only vote of any class of capital stock of the Company required by the DGCL, the certificate of incorporation or the bylaws of the Company to adopt and approve this Agreement and the Merger (the “Company Stockholder Merger Approval”); and (b) a majority in voting power of (i) Company Common Stock and Company Preferred Stock (on an as-converted basis), voting together as a single class, (ii) Company Preferred Stock (on an as-converted basis), voting as a single class, (iii) Series A Preferred Stock (on an as-converted basis), voting as a separate class, (iv) Series B Preferred Stock (on an as-converted basis), voting as a separate class, (v) Series C Preferred Stock (on an as-converted basis), voting as a separate class, and (vi) Series D Preferred Stock (on an as-converted basis), voting as a separate class, is the only vote necessary to adopt the Company Charter Amendment (the “Company Stockholder Amendment Approval”, and clauses (a) and (b) together, the “Company Stockholder Approval”).

Section 4.26  Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) registration statement to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders and Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.27  Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. dated the date of this Agreement, to the effect that, as of such date and subject to the considerations set forth therein, the Aggregate Merger Consideration is fair, from a financial point of view, to the Holders.

Section 4.28  Full Disclosure. This Agreement (including the Company Disclosure Schedule) does not, (a) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

Section 4.29  No Other Representations or Warranties. Except as expressly set forth herein and in the Company Disclosure Schedule, the Company has not made, nor shall be deemed to have made, any representations or warranties to Parent or Merger Subsidiary in or pursuant to this Agreement or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary, jointly and severally, represent and warrant to the Company that the statements contained in this Article V are true and correct as of the date hereof and will be true and correct as of the Closing Date except (i) as set forth herein or in the disclosure letter separately delivered by Parent and Merger Subsidiary to the Company on the date hereof (the “Parent Disclosure Schedule”) or (ii) as set forth in any Parent SEC Reports filed with the SEC since January 1, 2005.

Section 5.1  Organization and Good Standing.

(a)  The Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect.

(b)  Merger Subsidiary is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland. Merger Subsidiary was formed solely for the purposes of engaging in the transactions contemplated by this Agreement, and since its date of incorporation, has not engaged in any activities nor conducted its operation other than in connection with or as contemplated by this Agreement. Merger Subsidiary has all requisite limited liability company power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2  Authority; Validity of Agreement.

(a)  Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the issuance of the Parent Common Stock as contemplated by this Agreement, have been duly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby other than the approval of the stockholders of Parent to the issuance of the Parent Common Stock as contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)  Merger Subsidiary has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Managers of Merger Subsidiary, and no other proceedings on the part of Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement by Merger Subsidiary and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Subsidiary and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of Merger Subsidiary, enforceable against it in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 5.3  Capitalization.

(a)  The authorized capital stock of Parent consists of (i) 2,000,000 shares of Series A 8% convertible redeemable preferred stock, $.01 par value per share, (ii) 98,825,000 shares of Parent Common Stock, and (iii) 175,000 shares of Class A-1 common stock, $.02 par value per share. As of September 30, 2006 there were (1) 6,471,179 shares of Parent Common Stock issued and outstanding, (2) no shares of Class A-1 common stock issued and outstanding, and (3) no shares of Series A 8% convertible redeemable preferred stock issued and outstanding. All such outstanding shares of Parent are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The total equity interests in Merger Subsidiary consists of 100 outstanding membership units (“Merger Subsidiary Units”). All Merger Subsidiary Units are validly issued, fully paid, nonassessable and free of preemptive rights. Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth in the Parent SEC Reports and in other filings made by Parent with the SEC, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights or similar derivative securities or instruments or commitments which obligate Parent to issue, transfer or sell any shares of Parent Common Stock or Merger Subsidiary Units or make any payments in lieu thereof other than options or warrants granted to employees, directors, consultants and licensors after the date of the most recent Parent SEC Report.

(b)  The Parent Common Stock to be issued pursuant to this Agreement will, upon issuance in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights of any nature.

Section 5.4  Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent (including, without limitation, Merger Subsidiary) (i) have been validly issued and are fully paid and nonassessable and (ii) are free and clear of all Liens. All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each Subsidiary of Parent (including, without limitation, Merger Subsidiary) are beneficially owned, directly or indirectly by Parent. No Subsidiary of Parent owns, either directly or indirectly, any shares of capital stock of Parent. Parent does not, directly or indirectly, own capital stock or other equity interest in any Person other than its Subsidiaries and the Company.

Section 5.5  No Conflicts; Consents.

(a)  The execution and delivery by each of Parent and Merger Subsidiary of this Agreement do not, and the consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby will not, (i) violate the provisions of the articles of incorporation or by-laws of Parent or the articles of organization or limited liability company agreement of Merger Subsidiary, (ii) violate any Contract to which either of Parent or Merger Subsidiary is a party or by which it or its assets is bound, (iii) to Parent’s knowledge, assuming compliance by each of Parent and Merger Subsidiary with the matters referred to in Section 5.5(b), violate any order, writ, injunction, decree, or Law applicable to either Parent or Merger Subsidiary on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by either of Parent or Merger Subsidiary, except in the case of clauses (ii), (iii) or (iv) where such violation or Lien would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)  No consent, waiver, approval, authorization, order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger

Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, except for such authorizations, consents, waivers, approvals, orders, registrations, declarations, filings and notices (i) as may be required under the DGCL and the MLLCA, (ii) as may be required under the HSR Act, (iii) as required under the Securities Laws, or (iv) the failure to obtain which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.6  SEC Documents.

(a)  Parent has timely filed with the SEC all forms, reports and documents required to be filed by Parent since January 1, 2004 under the Exchange Act including, without limitation, (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, and (iii) all Current Reports on Form 8-K (collectively, the “Parent SEC Reports”), all of which were prepared in compliance in all material respects with the applicable requirements of the Exchange Act. As of their respective dates, the Parent SEC Reports (A) complied in all material respects with the applicable requirements of the Securities Laws and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated statements of net assets in liquidation and changes in net assets in liquidation and each of the consolidated statements of operations, cash flows and stockholders’ equity included in or incorporated by reference into the Parent SEC Reports (including any related notes and sections) fairly presents the results of operations, cash flows and stockholders’ equity, as the case may be, of Parent and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

(b)  Parent and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by it in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Parent’s auditors and the audit committee of the Parent’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal controls over financial reporting. Parent has made available to the Company a summary of any such disclosure made by management to the Parent’s auditors and audit committee since January 1, 2004.

Section 5.7  No Undisclosed Liabilities. Except as disclosed on Section 5.7 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any Liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet (or equivalent statement) or the notes thereto, except Liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Parent SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since June 30, 2006, (iii) are incurred pursuant to the transactions contemplated by this Agreement, or (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business.

Section 5.8  Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders Meeting or the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

Section 5.9  Absence of Certain Changes or Events. Except as disclosed on Section 5.9 of the Parent Disclosure Schedule or in the Parent SEC Reports filed prior to the date of this Agreement, since June 30, 2006, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and, since such date, there has not been any change, event, circumstance or development that individually or in the aggregate has had, or is reasonably likely to have, a Parent Material Adverse Effect.

Section 5.10  Compliance with Applicable Laws.

(a)  Except as disclosed in the Parent SEC Reports, the Parent and its Subsidiaries are, and have been, in compliance with all applicable Laws (including the Sarbanes-Oxley Act and the USA Patriot Act of 2001), except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have or result in a Parent Material Adverse Effect. The operations of the Parent and its Subsidiaries have not been and are not being conducted in violation of any Permit necessary for the conduct of their respective businesses as currently conducted, except where any such violations, individually or in the aggregate, would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(b)  Parent and its Subsidiaries hold all Permits necessary for the conduct of their respective businesses as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, would not reasonably be expected to have or result in a Parent Material Adverse Effect.

Section 5.11  Litigation. Except as set forth in Section 5.11 of the Parent Disclosure Schedule or as disclosed in the Parent SEC Reports filed prior to the date hereof, there is no suit, claim, action or proceeding pending or, to the Parent’s knowledge, threatened in writing against or affecting the Parent or Merger Subsidiary. There is no unsatisfied judgment, penalty or award against the Parent or Merger Subsidiary. Each of the Parent and Merger Subsidiary is in compliance in all material respects with each decree, injunction, judgment, order or writ entered, issued or rendered by any Governmental Entity to which Parent or Merger Subsidiary is subject.

Section 5.12  Transactions with Affiliates. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, there are no outstanding amounts payable to or receivable from, or advances by Parent or any of its Subsidiaries to, and neither Parent nor any of its Subsidiaries is or was otherwise a creditor or debtor to, or party to or otherwise bound by any contract, agreement, arrangement, understanding, undertaking, commitment, obligation or promise, with, any stockholder holding more than 5% of the outstanding securities of Parent, director or officer of Parent or any of its Subsidiaries, or any member of their immediate families, other than (i) payment of regular salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Parent or its Subsidiaries and (iii) for other standard employee benefits made generally available to all employees. Since June 30, 2006, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which Parent or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 5.13  Financing. Subject to the Company obtaining the Company Loan, Parent and Merger Subsidiary have sufficient funds available (either through internal sources or through existing credit arrangements) to pay the Aggregate Merger Consideration as of the Effective Time, and all payments potentially required under Article III and to perform their obligations hereunder and the obligations of the Surviving Company and its Subsidiaries following the Effective Time.

Section 5.14  Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Lazard Ltd. (‘‘Lazard”), dated the date of this Agreement, to the effect that, as of such date and subject to the considerations set forth therein, the Aggregate Merger Consideration is fair, from a financial point of view, to Parent.

Section 5.15  Brokers. Except for Lazard, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

Section 5.16  Board Recommendation and Actions. The Board of Directors of Parent, at a meeting duly called and held, has by the requisite vote of those directors present (a) approved this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (b) determined that the issuance of Parent Common Stock as contemplated by this Agreement are fair to and in the best interests of the stockholders of Parent and has approved the same, (c) recommended, subject to such Board of Director’s fiduciary duties, that the holders of Parent Common Stock approve the issuance of Parent Common Stock as contemplated by this Agreement and (d) determined to abandon Parent’s plan of liquidation (as more fully described in the Parent SEC Reports) immediately prior to the Effective Time, subject to the consummation of the Merger.

Section 5.17  Required Vote By Parent Stockholders. The affirmative vote at the Parent Stockholders Meeting of a majority of the votes entitled to be cast by the holders of outstanding shares of Parent Common Stock is the only vote of the stockholders of Parent necessary to issue the shares of Parent Common Stock as contemplated by this Agreement (collectively, the “Parent Stockholder Approval”).

Section 5.18  Prior Knowledge. If Parent or Merger Subsidiary had knowledge prior to the execution of this Agreement that any representation or warranty of the Company contained in this Agreement was not true and correct as of the date hereof, neither Parent nor Merger Subsidiary may assert such breach of a representation and warranty as a basis not to consummate the transactions contemplated by this Agreement.

Section 5.19  No Other Representations or Warranties. Except as expressly set forth herein, Parent and Merger Subsidiary have not made nor shall be deemed to have made, any representations or warranties to the Company in or pursuant to this Agreement or otherwise.

Section 5.20  Access to Information. Each of Parent and Merger Subsidiary is entering into this Agreement with the benefit only of those representations and warranties specifically set forth in Article IV of this Agreement and no other representations or warranties from the Company or its representatives. Each of Parent and Merger Subsidiary has conducted such due diligence examination of the Company and its assets, business, liabilities, operations, investments and prospects as it has determined to be appropriate or necessary.

Section 5.21  Tax Matters. Neither Parent nor Merger Subsidiary has taken any action or knows of any facts, agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Merger Subsidiary is (and will be, at the time of the Closing) an entity disregarded as an entity separate from Parent for federal income tax purposes, as contemplated by Treasury Regulations Section 301.7701-3.

Section 5.22  Real Property.

(a)  A true and correct list and the location of (i) each parcel of real property owned by Parent or one of its Subsidiaries is set forth on Schedule 5.22(a)(i) (collectively, the “Owned Real Property”). Parent or one of its Subsidiaries has good, valid, marketable and insurable title in fee simple to all the Owned Real Property, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Real Property Liens. For purposes of this Agreement, the term “Permitted Real Property Liens” shall mean (i) liens reflected in Schedule 5.22(a)(ii), (ii) liens consisting of zoning or planning restrictions, easements, and other customary restrictions or limitations on the use of real property or other liens, changes or encumbrances, none of which materially detracts from the value of, or impair the use of, such property by Parent or its Subsidiaries in the operation of their business, or the development or marketability of such real property; or (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and payable.

(b)  Schedule 5.22(b) attached hereto sets forth a list of all leases and subleases under which the Company or one of its Subsidiaries is the lessor, lessee or occupant of any real property (the “Leased Property,” and together with the Owned Real Property, the “Real Property”). The Company or one of its Subsidiaries has good, valid, marketable and insurable leasehold title to all such Leased Property, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Real Property Liens or as set forth in the terms of any Lease. Each lease, sublease or other agreement set forth in Schedule 5.22(b) is in full force and effect, and no notice alleging any material default under any such lease or sublease, which has not been cured, has been received by the Company or any of its Subsidiaries from any other party to such lease or sublease or has been delivered by the Company or any of its Subsidiaries to any such other party.

(c)  Valid policies of title insurance have been issued insuring Parent’s or its Subsidiaries’ fee simple interests in the Owned Real Property, and such policies are subject only to the matters set forth therein or on the Parent Disclosure Schedules, and such policies, including all special endorsements issued in connection therewith, are, at the date hereof, in full force and effect and such policies will be enforceable by Parent after the Effective Time.

(d)  Neither Parent nor any of its Subsidiaries are a party to or subject to any pending, or, to the knowledge of Parent, any threatened, Order enjoining or restraining it from conducting any business or completing any scheduled re-subdivision, condominiumization, replatting or development or construction on or in respect of any of the Owned Real Property. Parent is not in receipt of any written notice of any violation of any material federal, state or municipal Law affecting any material portion of any Real Property issued by any Governmental Entity, other than such violations which would not reasonably be expected to result in a Parent Material Adverse Effect.

(e)  To the knowledge of Parent, (i) there are no material structural defects in the Owned Real Property and all structures located on the Real Property are maintained in good operating condition and repair (with the exception of normal wear and tear) and in accordance with all applicable Laws and (ii) there is no physical damage to any of the Real Property for which there is no insurance in effect covering the cost of the restoration (subject to deductibles) as of the date hereof.

(f)  Neither Parent nor any of its Subsidiaries have received any written notice to the effect that (i) any condemnation or material rezoning or other land use proceedings are pending or threatened with respect to any of the Real Property where the fair market value of the object of such proceeding exceeds $150,000 (ii) any zoning, building, condominium, re-subdivision or similar or other Law has been or currently is being violated, except those violations which, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect, or (iii) that they are in material breach under any land use, development or construction agreement or under any escrow, impound, or contribution agreement entered into with any Governmental Entity or utility company.

(g)  All work to be performed, payments to be made and actions to be taken by Parent or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification, re-subidvision, condominium replatting or other similar action relating to any of Owned Real Property has been performed, paid or taken, as the case may be, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.23  Environmental Matters.

(a)  Except as set forth in Section 5.23 of the Parent Disclosure Schedule:

(i)  Parent and each of its Subsidiaries possess all Environmental Permits (as defined below) currently required under applicable Environmental Laws (as defined below) to conduct their business and are, and within the last five years, have been, in compliance with the terms and conditions of such Environmental Permits, except where such failures to possess or comply, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, nor has Parent received written notice that any Environmental Permits possessed by Parent or any of its Subsidiaries and material to their business will be revoked, suspended or will not be renewed;

(ii)  except as would not reasonably be expected to have a Parent Material Adverse Effect, the execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permits, and will not require any notification, registration, reporting, filing, investigation, or remediation under any Environmental Law, including any transfer law;

(iii)  Parent and each of its Subsidiaries are currently in compliance, and within applicable statutory and regulatory time limitations, have complied, with all applicable Environmental Laws, except where such failures to comply would not, individually or in the aggregate, reasonably be expected to have Parent Material Adverse Effect;

(iv)  except as would not reasonably be expected to have a Parent Material Adverse Effect, (A) there is currently no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter, or request for information pending or, to the knowledge of Parent, threatened, which asserts liability under any applicable Environmental Law against Parent or any of its Subsidiaries; and (B) neither Parent nor any of its Subsidiaries has received written notice of actual or potential liability or of violations under any applicable Environmental Law that remains outstanding and has not been resolved, including, but not limited to, any liability that Parent or its Subsidiaries may have retained or assumed either contractually or by operation of law;

(v)  as of the date hereof, no property or facility currently, or to the knowledge of Parent, formerly owned, operated or leased by Parent or any of its present or former Subsidiaries, or by any respective predecessor in interest, is listed or has been formally proposed in writing by any Governmental Entity for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the United States Comprehensive Environmental Response, Compensation, and Liability Act, as amended (“CERCLA”), or on any comparable foreign or state list established under any applicable Environmental Law;

(vi)  to the knowledge of Parent, (A) there as has been no disposal, spill, discharge or release of any Hazardous Material (as defined below), on, at, or under any property presently or formerly owned, leased or operated by Parent, any of its Subsidiaries, or any predecessor in interest, except for such disposals, spills, discharges and releases that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; and (B) there are no Hazardous Materials located in, at, on, or under such facility or property, or at any other location, in either case that could reasonably be expected to require material expenditures by Parent or its Subsidiaries for investigation, removal, remedial or corrective action or that would reasonably likely result in material liabilities of, or losses, damages or costs to Parent or any of its Subsidiaries under any Environmental Law;

(vii)  except as would not reasonably be expected to have a Parent Material Adverse Effect, (A) there has not been any underground or aboveground storage tanks or other underground storage receptacles or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property owned, leased or operated by Parent, any of its Subsidiaries or respective predecessors in interest, except in compliance with Environmental Laws during the period of such ownership, lease or operation, and (B) no asbestos-or polychlorinated biphenyls have been used or disposed of or have been located at, on, or under any such facility or property during the period of such ownership, lease or operation, except in compliance with any applicable Environmental Laws; and

(viii)  to the knowledge of Parent, no lien has been recorded against any properties, assets or facilities currently owned, leased or operated by Parent or any of its Subsidiaries under applicable Environmental Law.

(b)  For purposes of this Agreement:

(i)  “Environmental Law” shall mean CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable federal, state, local, or foreign statute, rule, regulation, code order, judgment, directive, ordinance, decree or common law as now or previously in effect and regulating, relating to, or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material, or otherwise concerning pollution or the protection of the outdoor or indoor environment, or the protection of human health and safety from any Hazardous Material.

(ii)  “Environmental Permit” shall mean any permit, license, approval, consent or other authorization by a federal, state, local or foreign government or regulatory entity pursuant to any applicable Environmental Law.

(iii)  “Hazardous Material” shall mean any pollutant, contaminant or hazardous, toxic, or dangerous waste, substance, constituent or material, defined or regulated as such in, or for purposes of, any applicable Environmental Law, including, without limitation, any asbestos, any petroleum, petroleum product or oil (including crude oil or any fraction thereof), any radioactive substance, any pesticide, any polychlorinated biphenyls, any lead-based paint, any chemical, any microbial matter, and any other substance that can give rise to liability under any applicable Environmental Law, or is regulated or classified by reason of its toxicity, carcinogenicity, ignitability, corrosivity, reactivity or other characteristic under any applicable Environmental Law.

ARTICLE VI

COVENANTS

Section 6.1  Access. Subject to the Confidentiality Agreement, applicable laws and doctrines of attorney-client privilege, between the date hereof and the Closing Date, the Company shall permit Parent and its respective representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of the Company, to the properties, books and records of the Company as Parent may from time to time reasonably request. Upon a termination of this Agreement pursuant to Section 8.1, Parent, Merger Subsidiary and their respective representatives shall return (and hold confidential) all information provided pursuant to this Section 6.1 pursuant to the procedures set forth in the Parent Confidentiality Agreement.

Section 6.2  Interim Operations of the Company. The Company covenants and agrees that, except as (a) contemplated or permitted by this Agreement or set forth in Section 6.2 of the Company Disclosure Schedule, (b) required by applicable Law, by any Contracts of the Company disclosed in Section 4.9 of the Company Disclosure Schedule or by any Plan or Employee Agreement disclosed in Section 4.14 of the Company Disclosure Schedule, or (c) agreed to in writing by Parent or Merger Subsidiary, after the date hereof and prior to the Effective Time:

(i)  the business of the Company shall be conducted only in the ordinary course consistent with past practices and the Company shall use its reasonable efforts to preserve its business organization intact and maintain existing relations with customers, suppliers, employees and creditors;

(ii)  the Company shall not amend its certificate of incorporation or by-laws;

(iii)  the Company shall not (A) split, combine or reclassify or recapitalize any shares of its capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any of its capital stock; (B) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company other than issuances of shares of Company Common Stock pursuant to securities, options, warrants, calls, commitments or rights existing and outstanding at the date hereof and disclosed to Parent or Merger Subsidiary in the Company Disclosure Schedules; (C) incur any long-term indebtedness or short-term indebtedness other than under credit facilities existing on the date hereof and other than financing and other equipment leases entered into in the ordinary course of business (other than the incurrence of debt in connection with the payment of the Cash Consideration and the cash payable to the holders of the Plan Options and the Non-Plan Options); (D) grant, create, incur or suffer any Liens (other than Permitted Liens) that did not exist on the date hereof; (E) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; or (F) other than in the ordinary course of business, make loans or advances or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity;

(iv)  the Company shall not (A) except (1) pursuant to the terms of any of the employment agreements set forth in Section 4.9 of the Company Disclosure Schedule (including, without limitation, discretionary bonuses as provided in such employment agreements consistent with past practice), (2) for fiscal year-end and discretionary bonuses to employees (other than executive officers and directors) consistent with past practice, (3) to reflect promotions to employees (other than executive officers and directors), grant or announce any material general or individual increase in the compensation payable or to become payable by the Company to any employee or director of the Company; (B) adopt, amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable to any employee or director of the Company under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock appreciation right, restricted stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; (C) enter into or amend in any material respect any existing employment or severance agreement with, or, except in accordance with the existing written policies of the Company or existing contracts or agreements, grant any severance or termination pay to any employee of the Company; (D) create any new bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock appreciation right, restricted stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; or (E) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors;

(v)  the Company shall not acquire or agree to acquire, directly or indirectly, by merging or consolidating with, or by purchasing any equity interest in, or any portion of the assets of, or by any other manner, any Person or business (other than inventory or other items in the ordinary course of business);

(vi)  the Company shall not change the accounting principles used by it unless required by GAAP or as a result of changes in GAAP;

(vii)  the Company shall not enter into an agreement with respect to the disposition of any of, or license, lease or other encumbrance of any of, its assets, or any release or relinquishment of any Material Contract rights, other than in the ordinary course of business;

(viii)  the Company shall not (A) enter into any new Contract (including, without limitation, any new Contract that would fit within the definition of Material Contract if in effect on the date hereof) or (B) terminate, amend, modify or waive compliance of any provision in any existing Material Contract, which termination, amendment, modification or waiver would be material to the Company, other than such Contracts entered into, terminated, amended or modified in the ordinary course of business and any renewals or extensions of any Contracts existing on the date hereof;

(ix)  the Company shall not make or change any Tax election or method of Tax accounting, release, assign, settle or compromise any Tax liability, change any Tax accounting period, file any amended Tax return, enter into any closing agreement or waive any statute of limitations for any Tax claim or assessment unless required by any changes in tax laws or regulations or by the issuance of cases, rulings or similar authorities after the date of this Agreement;

(x)  the Company shall not (A) dispose of or permit to lapse any rights to the use of any material Company Intellectual Property owned or held by the Company, (B) except pursuant to written confidentiality agreements entered into between the Company and third parties, dispose of or disclose to any Person, any trade secret, formula, process, technology or know-how of the Company not heretofore a matter of public knowledge or (C) fail to have any new employee or consultant enter into the Company’s standard non-disclosure agreement to protect the Company Intellectual Property;

(xi)  the Company shall not make or agree to make any new capital expenditure or expenditures (other than in the ordinary course of business consistent with past practice or as set forth in the Company’s capital expenditures budget (a copy of which has been provided to Parent));

(xii)  the Company will not enter into an agreement, contract, commitment or arrangement or authorize to do any of the foregoing set forth in this Section 6.2(i) through (xi).

Section 6.3  No Solicitation by the Company.

(a)  From and after the date of this Agreement until the termination of this Agreement, the Company shall, and will use its best efforts to cause its officers, directors, employees and other representatives and agents (collectively, “Company Representatives”) to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that would reasonably be expected to lead to, any Company Takeover Proposal. From and after the date of this Agreement until the termination of this Agreement, the Company shall not, and will use its reasonable best efforts to cause its Company Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or take any action designed to, or which would reasonably be expected to, facilitate any inquiries or the making of a Company Takeover Proposal, (ii) approve or recommend or propose to approve or recommend, or enter into any agreement, arrangement or understanding with respect to any Company Takeover Proposal (other than a confidentiality agreement entered into in accordance with the provisions of this Section 6.3(a)) or (iii) other than informing Persons of the existence of the provisions contained in clause (i) of this sentence, participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any non-public information or data with respect to the Company in connection with any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that at any time prior to obtaining the Company Stockholder Merger Approval, (1) in response to a Company Takeover Proposal (A) that has not been solicited, initiated or knowingly encouraged by the Company or any Company Representative and (B) that the Board of Directors of the Company determines in good faith (after consultation with outside counsel) may reasonably be expected to constitute or constitutes a Company Superior Proposal (as defined below), and which Company Takeover Proposal was made after the date hereof and did not otherwise result, directly or indirectly, from a breach by the Company of this Section 6.3, and (2) after the Company gives Parent written notice of such determination (which notice shall include the material terms of such Company Takeover Proposal and the identity of the person making it) the Company may, subject to compliance with this Section 6.3(a), directly or indirectly, (x) furnish information with respect to the Company to the Person making such Company Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement (which agreement shall be no more favorable, in any material respect, to such Person than the Parent Confidentiality Agreement), and (y) participate in discussions or negotiations with the Person making such Company Takeover Proposal (and its representatives) regarding such Company Takeover Proposal.

(b)  The Company shall not be entitled to terminate this Agreement pursuant to Section 8.1(e) unless: (1) it has provided to Parent written notice of the receipt of such Company Superior Proposal (such notice to Parent, a “Notice of a Superior Proposal”), which Notice of a Superior Proposal shall (i) be delivered to Parent not less than three Business Days (exclusive of the Business Day of delivery to Parent of the Notice of Superior Proposal) prior to the date of termination pursuant to Section 8.1(e), (ii) advise Parent that the Company has received a Company Takeover Proposal (or amendment or supplement thereto) which it believes constitutes a Company Superior Proposal and which it intends to accept and, with respect to which, enter into a definitive agreement, and (iii) include a copy of any written offer or proposal describing the Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal; and (2) during such three Business Day period, Parent shall not have agreed in writing to amend the terms of the Merger such that the terms and conditions thereof are no less favorable to the Company and its stockholders as those set forth in the Company Superior Proposal.

(c)  Nothing in this Section 6.3 shall prohibit the Company from making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company (after consultation with outside counsel), failure to so disclose would be inconsistent with the fulfillment of its fiduciary duties or other obligations under applicable law.

(d)  As used herein: (i) “Company Superior Proposal” means a Company Takeover Proposal from any Person that the Board of Directors of the Company determines in its good faith judgment (after consultation with outside counsel), taking into account all legal, financial and regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) would be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement, (B) for which financing, to the extent required, is then committed or may reasonably be expected to be committed and (C) is reasonably likely to receive all required governmental approvals on a timely basis; and (ii) “Company Takeover Proposal” means any bona fide written proposal or offer from any Person relating to any (A) direct or indirect lease, acquisition or purchase of all or substantially all of the assets of the Company, (B) direct or indirect acquisition or purchase of equity securities of the Company representing 50% or more of the combined voting power of the Company, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of the Company representing 50% or more of the combined voting power of the Company, or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

Section 6.4  Regulatory Approvals.

(a)  The Company and Parent shall, as promptly as practicable, but in no event later than 15 Business Days following the date hereof, file with the United States Federal Trade Commission and the United States Department of Justice the pre-merger notification and report form required for the Merger pursuant to the HSR Act. Each of the Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Parent shall be responsible for all filing fees payable in connection with such filings and for any local counsel fees.

(b)  The Company and Parent shall use their commercially reasonable efforts promptly to obtain any clearance required under the HSR Act for the consummation of the Merger and the other transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request.

(c)  The parties hereto agree to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. No party hereto shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside antitrust counsel only).

(d)  In addition to obtaining any clearance required under the HSR Act, between the date of this Agreement and the Closing Date, each of the Company and Parent will (i) cooperate with one another and take all reasonable steps to obtain, as promptly as practicable, all other approvals and Permits of any

Governmental Entities required of either party to consummate the transactions contemplated by this Agreement and (ii) provide such other information and communications to any Governmental Entity as may be reasonably requested. All documents required to be filed by any of the parties or any of their respective Affiliates with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby will comply in all material respects with the provisions of applicable Law.

Section 6.5  Public Announcements. Neither Parent and Merger Subsidiary, on the one hand, nor the Company, on the other hand, nor any of their respective Affiliates, shareholders, partners or co-investors shall, without the approval of the other party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated hereby, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each party may make internal announcements to its employees that are consistent with the parties’ prior public disclosures regarding the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, if such an announcement is required by applicable law or any listing agreement with a national securities exchange or quotation system, the party required to make such announcement shall provide notice to and a copy of such as promptly as practicable in advance of such announcement and, to the extent practicable, take the views of the other party in respect of such announcement into account prior to making such announcement. Nothing herein shall prevent reasonable pre-Closing communication between the Company and its clients for the purpose of responding to client concerns regarding the effect of the transactions contemplated by this Agreement on service delivery.

Section 6.6  Employee Benefits.

(a)  Parent and Merger Subsidiary hereby agree to assume, honor and maintain without any amendment to the terms of such Benefit Plan or other agreement which would be materially adverse to participants in such Benefit Plan as a group, and cause the Surviving Company to assume, honor and maintain without any amendment to the terms of such Benefit Plan or other agreement which would be materially adverse to participants in such Benefit Plan as a group (except as may be required by applicable law), for a period of one year immediately following the Effective Time, each Benefit Plan and each other agreement identified in Section 6.6 of the Company Disclosure Schedule for the benefit of the employees of the Company, and to make required payments when due under each such Benefit Plan and Employee Agreement.

(b)  Notwithstanding Section 6.6(a), the Surviving Company shall have the right to terminate any Benefit Plan to the extent that it continues to provide, for a period of one year immediately following the Effective Time, the participants in such Benefit Plan with a benefit that is no less favorable to such participants as a group than the benefit currently provided under such Benefit Plan.

(c)  Except as set forth in Section 6.7, no employee of the Company who becomes an employee of the Surviving Company following the Effective Time (a “Continuing Employee”) shall be deemed to be a third-party beneficiary to this Agreement. Nothing in this Section 6.6 or elsewhere in this Agreement shall be construed to create a right of any Company employee to employment with the Surviving Company following the Effective Time, and employment of any Continuing Employee shall be “at-will” except as otherwise may be provided in any of the employment agreements set forth in Section 4.9 of the Company Disclosure Schedule. Nothing in this Section 6.6 or elsewhere in this Agreement shall be construed to amend any Benefit Plan except to the extent that Section 6.10 shall be deemed to amend (i) the Amended and Restated Employment Agreement, dated as of July 25, 2003, between the Company and Lynford, and (ii) the Amended and Restated Employment Agreement, dated as of July 25, 2003, between the Company and Garfield.

Section 6.7  Directors’ and Officers’ Insurance and Indemnification.

(a)  The articles of organization and limited liability company agreement of the Surviving Company shall contain the provisions with respect to indemnification no less favorable to directors and officers than those set forth in Article SIXTH of the Company’s certificate of incorporation and Article VIII of the Company’s bylaws on the date of this Agreement and shall provide for indemnification to the fullest extent permitted by and in accordance with the MLLCA, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time (provided that in the event any claim is asserted or made within such six-year period, all rights to indemnification in respect of any such claim shall continue until final disposition of any such claim) in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

(b)  Parent agrees that at all times after the Effective Time it shall, and shall cause Parent, the Surviving Company and its Subsidiaries to, (i) indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company (collectively, the “Indemnified Parties”), to the full extent permitted by applicable law, Article SIXTH of the Company’s certificate of incorporation and Article VIII of the Company’s bylaws on the date of this Agreement, with respect to any claim, liability, loss, damage, cost or expense, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time, and (ii) advance expenses to any Indemnified Party for the defense by such Indemnified Party of any such claim, liability, loss, damage, cost or expense upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to indemnification pursuant to applicable law. Parent shall cause the Surviving Company to purchase and maintain in effect for not less than six years after the Effective Time (1) policies of directors’ and officers’ liability insurance and (2) policies of liability insurance for the Stockholder Representatives, which insurance shall contain coverage and other terms and conditions that are mutually acceptable to Parent and the Stockholder Representatives with respect to matters existing or occurring at or prior to the Effective Time; provided that in no event shall the Surviving Company be obligated to pay premiums in excess of $65,000 per annum for such insurance. If the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, or if Parent sells or otherwise disposes of all or substantially all of its equity interest in the Surviving Company or otherwise disposes of control of the Surviving Company, then and in each such case proper provision shall be made so that the successors and assigns of the Surviving Company, Parent or both, as the case may be, assume the obligations set forth in this Section 6.7 for the benefit of the directors and officers of the Company immediately prior to the Effective Time and for the benefit of the Stockholder Representatives. The provisions of this Section 6.7 are intended to be for the benefit of, and enforceable by, each officer and director of the Company immediately prior to the Effective Time and his or her heirs and representatives and each Stockholder Representative and his heirs and representatives, and nothing herein shall affect any indemnification rights that any such party and his or her heirs and representatives may have under the certificate of incorporation or bylaws of the Company or any contract or applicable law and shall be enforceable by all such parties.

Section 6.8  Consents. Parent and Merger Subsidiary each acknowledge that certain consents and waivers with respect to the transactions contemplated hereby may be required from parties to Contracts to which the Company is a party and that such consents and waivers have not been obtained. Prior to the Closing, the Company shall cooperate with Parent and Merger Subsidiary, upon the request of Parent and Merger Subsidiary, in any reasonable manner in connection with Parent and Merger Subsidiary giving notice to third parties and obtaining any such consents and waivers; provided, however, that such cooperation shall not include any requirement of the Company or any of its Affiliates to expend money, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Except as provided in the preceding sentence, the Company and its Affiliates shall not have any liability whatsoever to Parent and Merger Subsidiary arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated hereby or because of the termination of any Contract as a result thereof. Parent and Merger Subsidiary further agree that (subject to the first sentence of this section) no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any suit, action or other proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination.

Section 6.9  Further Action. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other instruments or papers as may be required to carry out the provisions of this Agreement and to consummate and render effective the transactions contemplated by this Agreement.

Section 6.10  [Intentionally Omitted]

Section 6.11  Certain Tax Matters.

(a)  The parties hereto agree that, pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B), the tax deductions resulting from the payments to be made pursuant to Section 3.5 of this Agreement shall be allocable to the portion of the Company’s day after the Merger and, accordingly, shall be treated for federal income tax purposes as occurring at the beginning of the day after the Closing Date. The parties hereto agree not to take any action inconsistent with the foregoing.

(b)  None of the Company, Parent or Merger Subsidiary shall take any action that would prevent the parties hereto from treating (A) the Merger as a “reorganization” under Section 368(a) of the Code or (B) Parent and the Company as each a party to the reorganization under Section 368(b) of the Code.

(c)  For purposes of applying Treasury Regulations Section 1.368-1(e)(2), the parties hereto agree that the Agreement provides (i) for 61.59% (by value) of the proprietary interests in the Company to be exchanged for Parent Common Stock, based on the Company Stock outstanding as of the date hereof, and (ii) for a minimum of 60.64% (by value) of the proprietary interests in the Company to be exchanged for Parent Common Stock, based on the Company Stock that would be outstanding as of the Effective Time assuming the exercise, prior to the Effective Time, of all Plan Options and Non-Plan Options that are currently exercisable or that may become exercisable prior to the Effective Time.

Section 6.12  Name Changes. Parent and Company shall cooperate and take any and all action as may be necessary to cause the name of Parent to be changed to “Reis, Inc.” immediately following the Closing, including the filing with the State Department of Assessments and Taxation of the State of Maryland an amendment to the articles of incorporation of Parent to reflect such name change (the “Parent Charter Amendment”).

Section 6.13  Governance of Parent. Prior to the Effective Time, Parent’s Board of Directors shall take such action as may be necessary to cause (a) the number of directors that will comprise the full Board of Directors of Parent at the Effective Time to be not less than nine (9) and (b) Lynford and Garfield to be appointed to such Board of Directors effective as of the Effective Time and to belong to the class of directors designated as the class of directors whose terms expire at the 2007 annual meeting of Parent’s stockholders and one individual (to be mutually agreed upon by Parent and the Company prior to Closing) to be appointed to such Board of Directors effective as the Effective Time and to belong to the class of directors designated as the class of directors whose terms expire at the 2009 annual meeting of Parent’s stockholders, in accordance with Parent’s certificate of incorporation.

Section 6.14  Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a)  Form S-4 Proxy Statement. As soon as practicable following the date of this Agreement, Parent shall prepare, together with the Company, and file with the SEC the Joint Proxy Statement and Parent shall prepare, together with the Company, and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain the effectiveness of the Form S-4 through the Effective Time and to ensure that it complies in all material respects with the applicable provisions of the Exchange Act or Securities Act. The Company shall use all reasonable best efforts to cause the Joint Proxy

Statement to be mailed to the Company’s stockholders, and Parent shall use all reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and issuance of Parent Common Stock in the Merger and the Company and Parent shall furnish all information concerning themselves and their respective stockholders as may be reasonably requested in connection with any such action. The information provided and to be provided by Parent and the Company, respectively, (i) for use in the Form S-4, at the time the Form S-4 becomes effective, shall be true and correct in all material respects and shall not omit to state a material fact required to be stated therein or necessary in order to make such information, in the light of the circumstances in which the statements therein were made, not misleading and (ii) for use in the Joint Proxy Statement, on the date the Joint Proxy Statement is mailed to the Company’s stockholders and on the date of the Company’s Stockholder Meeting (as defined below), shall be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information, in the light of the circumstances in which the statements therein were made, not misleading. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Joint Proxy Statement will be made by the Company or Parent, in each case, without providing the other parties and their respective counsel the reasonable opportunity to review and comment thereon. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger. Parent will advise the Company promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. If at any time prior to the Effective Time any information relating to the Company Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the parties shall cooperate in the prompt filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required by Law, in the disseminating the information contained in such amendment or supplement to the stockholders of each of the Company and Parent.

(b)  Stockholders Meetings.

(i)  The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with applicable Law, the Company’s certificate of incorporation and bylaws for the purpose of obtaining the Company Stockholder Approval and (A) the Board of Directors of the Company shall recommend to its stockholders the adoption of this Agreement and the Company Charter Amendment, and the Company shall include in the Joint Proxy Statement such recommendation and (B) the Company shall use its reasonable best efforts to solicit and obtain such approval and adoption; provided that nothing herein shall prohibit the directors of the Company from changing such recommendation or failing to use such best efforts to obtain such approval if the directors of the Company have determined in good faith (after consultation with outside counsel) that such action is necessary for such directors to comply with their fiduciary duties to the Company’s stockholders under applicable law.

(ii)  Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) in accordance with applicable Law, Parent’s articles of incorporation and bylaws for the purpose of obtaining the Parent Stockholder Approval and (A) the Board of Directors of Parent shall recommend to its stockholders the issuance of the shares of Parent Common Stock as contemplated by this Agreement, and Parent shall include in the Joint Proxy Statement such recommendation and (B) Parent shall use its reasonable best efforts to solicit and obtain such approval and adoption.

(iii)  Each of Parent and the Company agrees to use its reasonable best efforts to hold the Parent Stockholders Meeting and the Company Stockholders Meeting on the same day.

Section 6.15  Listing. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the AMEX, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date. Parent shall use reasonable best efforts to cause the Parent Common Stock to be approved for listing on the NASDAQ as promptly as practicable after the Closing Date.

Section 6.16  Affiliate Letters. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of the executive officers, directors and those persons who were, in the Company’s reasonable judgment, at the record date for the Company Stockholders Meeting, its “affiliates” for purposes of Rule 145 under the Securities Act (each such person, a “Rule 145 Affiliate”). The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent prior to the Closing Date, from each of the Rule 145 Affiliates of the Company identified in the foregoing list, a Rule 145 Affiliate Letter in the form attached hereto as Exhibit 6.16. Parent shall be entitled to place legends as specified in such Rule 145 Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for the Parent Common Stock consistent with the terms of such Rule 145 Affiliate Letter.

Section 6.17  Sarbanes-Oxley Act Compliance. Between the date of this Agreement and the Closing, the Company shall take all actions reasonably requested by Parent and shall use reasonable best efforts to cooperate with Parent to work toward enabling the Parent to satisfy its obligations under the Sarbanes-Oxley Act (“SOX”) after the Closing. Without limiting the foregoing, such actions shall include (i) allowing Parent’s officers and consultants access, during normal business hours, to the Company’s officers and accountants with respect to SOX matters, and (ii) implementing, to the extent practicable, the reasonable recommendations of Parent and its consultants to progress towards establishing internal controls over financial reporting and disclosure controls and procedures as are necessary or appropriate to enable Parent to satisfy its obligations under SOX after the Closing.

Section 6.18  Parent Option Plans. Parent shall, as soon as practicable following the Effective Date, register any stock with the Securities and Exchange Commission issuable under the Wellsford Real Properties, Inc. 1997 Management Incentive Plan and the Wellsford Real Properties, Inc. 1998 Management Incentive Plan, if it has not been registered.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a)  The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained and the Company Charter Amendment shall have become effective.

(b)  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger and there shall be no suit, action or proceeding by a Governmental Entity seeking to restrain, enjoin or prohibit the Merger; provided, however, this condition may not be asserted by a party to this Agreement if such party shall have failed to use its best efforts to prevent the entry of any such injunction or other Order and to appeal any injunction or other Order that may be entered.

(c)  Other than the filings of the (i) Certificate of Merger in accordance with the DGCL and (ii) Articles of Merger in accordance with the MLLCA, all authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents and approvals the failure to which to be obtained would not be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

(d)  Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

(e)  No Order or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or prohibition shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger or (ii) which otherwise is reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect; provided, that each of Parent and the Company shall have used its best efforts to prevent the entry of any such Order or Law and to appeal as promptly as possible any such Order or Law that may be entered.

(f)  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop under or proceedings seeking a stop order.

(g)  Parent and the Company shall each have received written opinions from their respective tax counsel (King & Spalding LLP and Bryan Cave LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Parent and the Company will be “a party to a reorganization” as described in and pursuant to Section 368(b) of the Code. The parties to this Agreement agree to make such customary representations as requested by such counsel for the purpose of rendering such opinions, including representations set forth in certificates of officers of Parent and the Company and any relevant Subsidiaries thereof.

Section 7.2  Conditions to the Company’s Obligation to Effect the Merger. The obligations of the Company to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Company:

(a)  The representations and warranties of Parent and Merger Subsidiary contained herein shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect (provided that any representation or warranty that is qualified by a materiality or Parent Material Adverse Effect qualification shall not be further qualified hereby).

(b)  Parent shall have performed all obligations and complied with all covenants set forth in this Agreement that are required to be performed or complied with by it at or prior to the Closing in all material respects.

(c)  Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized officer, to the effect that each of the conditions specified in clauses (a) and (b) of this Section 7.2 is satisfied in all respects.

(d)  Parent shall have entered into a registration rights agreement substantially in the form attached hereto as Exhibit 7.2(d) with Lynford and Garfield.

(e)  Parent and Escrow Agent shall have executed the Escrow Agreement.

(f)  Each of Lynford and Garfield shall have been fully and unconditionally released from any and all guaranties set forth in Section 7.2(f) of the Company Disclosure Schedule.

(g)  Parent and Merger Subsidiary shall have delivered or made available, as applicable, to the Company a copy of (i) a certificate from the Maryland State Department of Assessments and Taxation dated a date not more than two Business Days prior to the Closing Date, attesting to the incorporation, existence and good standing of Parent and the organization, existence and good standing of the Merger Subsidiary, and (ii) a copy, certified by the Maryland State Department of Assessments and Taxation as of a date not more than ten days prior to the Closing Date, of the Parent’s articles of incorporation and the Merger Subsidiary’s articles of organization and all amendments thereto.

Section 7.3  Conditions to Parent and Merger Subsidiary’s Obligations to Effect the Merger. The obligations of Parent and Merger Subsidiary to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Parent:

(a)  The representations and warranties of the Company contained herein shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect (provided that any representation or warranty that is qualified by a materiality or Company Material Adverse Effect qualification shall not be further qualified hereby).

(b)  The Company shall have performed all obligations and complied with all covenants set forth in this Agreement that are required to be performed or complied with by it at or prior to the Closing in all material respects.

(c)  The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized officer, to the effect that each of the conditions specified in clauses (a) and (b) of this Section 7.3 is satisfied in all respects.

(d)  The Company shall have delivered to Parent a statement pursuant to Treasury Regulations Section 1.1445-2(c)(3), duly executed by an officer of the Company and in a form reasonably acceptable to Parent, certifying that no class of Company Stock is a U.S. real property interest.

(e)  The Stockholder Representatives and the Escrow Agent shall have executed the Escrow Agreement.

(f)  No more than 5% of the outstanding Company Common Stock and Company Preferred Stock (on an as-converted basis), together as a single class, will be subject to appraisal under § 262 of the DGCL.

(g)  Prior to the Closing Date, the Company shall have delivered or made available, as applicable, to Parent and Merger Subsidiary all of the following: a copy of (i) a certificate from the Delaware Secretary of State dated a date not more than two Business Days prior to the Closing Date, attesting to the incorporation, existence and good standing of the Company, and (ii) a copy, certified by the Delaware Secretary of State a date not more than ten days prior to the Closing Date, of the Company’s Certificate of Incorporation and all amendments thereto.

(h)  Each of Lynford and Garfield shall have executed and delivered a lock-up agreement, in substantially the form attached hereto as Exhibit 7.3(h), pursuant to which Lynford and Garfield agree not to sell their shares of Parent Common Stock received in the Merger for a period of nine months.

(i)  Proceeds of the Company Loan shall have been obtained on the terms and conditions described in the Loan Agreement.

ARTICLE VIII

TERMINATION PRIOR TO CLOSING

Section 8.1  Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated and the transactions hereby may be abandoned at any time prior to the Closing Date:

(a)  by mutual agreement of the Company and Parent;

(b)  by the Company or Parent at any time after April 30, 2007 if the Merger shall not have been consummated on or before such date; provided that the right to terminate the Agreement under this clause (b) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to be consummated on or before such date;

(c)   at any time prior to the Closing Date, by the Company or Parent in the event of either: (i) a breach by the Company, on the one hand, or Parent, on the other hand, of any representation or warranty contained herein such that the conditions set forth in Section 7.2(a) or 7.3(a), respectively, would not be satisfied, and which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the Company, on the one hand, or Parent, on the other hand, of any of the covenants or agreements contained herein such that the conditions set forth in Section 7.2(b) or 7.3(b), respectively, would not be satisfied, and which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

(d)  by the Company or Parent, by written notice to the other party, if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which Order or other action is final and non-appealable;

(e)  by written notice of the Company if, prior to receipt of the Company Stockholder Approval, the Company receives a Company Superior Proposal; provided, however, that such termination shall not be effective until such time as payment of the Company Termination Fee required by Section 8.3(b) shall have been made by the Company; and provided, further, that the Company’s right to terminate this Agreement under this Section 8.1(e) shall not be available if the Company is then in breach of Section 6.3;

(f)  by written notice of either the Company or Parent if either (i) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or (ii) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting;

(g)  by written notice of Parent, given prior to the Company Stockholder Meeting, if (i) the Company’s Board of Directors fails to recommend the adoption of this Agreement in accordance with the terms of Section 6.14(b)(i) or (ii) the Company’s Board of Directors has withdrawn or changed its recommendation to stockholders of the Company pursuant to Section 6.14(b)(i) in a manner adverse to the Parent; provided, however, that if the Company has provided written notice stating that either of the events in clause (i) or (ii) above has occurred, then Parent shall provide its written notice within five Business Days of receipt of such notice from the Company; and

(h)  by written notice of the Company in the event of a Change in Control of Parent. For the purposes hereof, a “Change in Control of Parent” shall mean the occurrence of any of the following: (i) there shall have occurred a change in control of Parent of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not Parent is then subject to such reporting requirement, (ii) any merger or consolidation of Parent in which Parent is not the continuing or surviving corporation or pursuant to which shares of Parent’s Common Stock would be converted into cash, securities or other property, other than a merger of Parent in which the holders of the Parent’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Parent, or the liquidation or dissolution of Parent, (iv) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of Parent representing 50% or more of the combined voting power of Parent or (v) a change in the composition of Parent’s Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. An “Incumbent Director” is a director who either (A) is a director of Parent as of the date hereof, or (B) is elected, or nominated for election, to the Parent’s Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) also shall be considered Incumbent Directors.

Section 8.2  Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 8.1, all future obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained is this Article VIII and in Article X shall survive any such termination. Subject to Section 8.3, a termination under Section 8.1 shall not relieve any party of any liability for a willful breach of any covenant under this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach.

Section 8.3  Fees and Expenses.

(a)  Except as provided in this Section 8.3 or elsewhere in this Agreement, all Expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that each of Parent and the Company will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees). As used in this Agreement, “Expenses” includes all out-of-pocket fees and expenses (including all fees and expenses of accountants, investment bankers, counsel, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(b)  In the event that this Agreement is terminated pursuant to Section 8.1(e), then the Company shall pay Parent concurrently with the termination (i) a non-refundable fee equal to $500,000 (the “Company Termination Fee”) and (ii) Parent’s out-of-pocket fees and expenses, upon reasonable substantiation thereof, not to exceed $3,500,000 in the aggregate (the “Parent’s Expenses”), each payable by wire transfer of same day funds to an account designated in writing to the Company by Parent or, if Parent fails to designate such account, by certified or bank check.

(c)  In the event that this Agreement is terminated pursuant to Section 8.1(g), or (h), then the Company shall pay Parent the Parent’s Expenses concurrently with termination and, if within six months of such effective date of termination pursuant to Section 8.1(g) or (h) the Company consummates a transaction that would have qualified as a Company Takeover Proposal prior to the termination of this Agreement, then the Company shall pay Parent the Company Termination Fee concurrently with the consummation of such transaction.

(d)  In the event that this Agreement (i) is terminated pursuant to Section 8.1(f)(ii), then Parent shall be liable for any and all of the costs and expenses itemized on Schedule 8.3(d) (collectively, the “Loan Expenses”) or (ii) is terminated for any other reason, then each of Parent and the Company shall be liable for one-half of any and all Loan Expenses. Promptly following such termination, Parent and the Company shall calculate and reconcile the total amount of the Loan Expenses paid or payable by each party and, to the extent required pursuant hereto, each such party shall pay by wire transfer of same day funds to an account designated in writing to the other party such amounts as are owed hereunder or, if such party fails to designate such account, by certified bank check. Notwithstanding the foregoing, Parent shall not be liable pursuant to this Section 8.3(d) for any Loan Expenses if the Company draws amounts available under the Loan Agreement for purposes other than the payment of Cash Consideration and the Commitment Fees (as defined in Section 2.3(a) of the Loan Agreement) incurred prior to termination of this Agreement; provided, however, that the Company shall only draw amounts under the Loan Agreement to pay such Commitment Fees if it does not have cash available between the date of this Agreement and the Closing Date to make such required payments. In the event that (i) this Agreement has terminated, (ii) Parent has made payments to the Company pursuant to this Section 8.3(d) and (iii) the Company subsequently draws amounts available under the Loan Agreement, then the Company shall promptly reimburse Parent for any and all such amounts previously paid by it.

ARTICLE IX

INDEMNIFICATION

Section 9.1  Holdback. The Company agrees that (a) (i) $2,593,456 of the Cash Consideration (the “Cash Holdback”) shall be deposited in an interest-bearing escrow account and (ii) 317,825 shares of the Share Consideration (the “Share Holdback” and together with the Cash Holdback, the “Holdback”) shall be deposited in an escrow account (together with any additional monies and shares received by the Escrow Agent, as hereinafter defined, for inclusion in such accounts and any interest earned thereon, the “Escrow Fund”) pursuant to the terms and conditions of an Escrow Agreement, substantially in the form of Exhibit 9.1 hereto (the “Escrow Agreement”), dated as of the Closing Date, among the Stockholder Representatives, Parent and The Bank of New York, as escrow agent (the “Escrow Agent”) and (b) (i) $1,500,000 of the Cash Consideration (the “FR Cash Holdback”) shall be deposited in an interest-bearing escrow account and (ii) 183,824 shares of the Share Consideration (the “FR Share Holdback” and, together with the FR Cash Holdback, the “FR Holdback”) shall be deposited in an escrow account (together with any additional monies and shares received by the Escrow Agent for inclusion in such accounts and any interest earned thereon, the “FR Escrow Fund”) pursuant to the terms and conditions of the Escrow Agreement; provided, however, that for purposes of this Article IX only, the term “Share Consideration” shall not included any shares of Parent Common Stock constituting the merger consideration to which Wellsford Holder is entitled. Any dividends and distributions on Parent Common Stock while the Share Holdback is held in the Escrow Fund or the FR Share Holdback is held in the FR Escrow Fund, shall be included in the Escrow Fund or the FR Escrow Fund, as the case may be, and retained by the Escrow Agent until such Share Holdback or FR Share Holdback is released pursuant to the terms of the Escrow Agreement. The Holdback and FR Holdback shall be deposited with the Escrow Agent concurrently with payment of the Payment Fund (less the Holdback, the FR Holdback and the Stockholder Representatives Indemnity) to the Company pursuant to Section 3.4. The cash included in the Escrow Fund and the FR Escrow Fund shall be invested as provided in the Escrow Agreement. The Escrow Fund and the FR Escrow Fund shall not be used for any purpose except as expressly provided in this Agreement and the Escrow Agreement. Parent and Merger Subsidiary hereby acknowledge and agree that the Holdback shall, after the Closing Date, be their (and the Surviving Company’s) sole and exclusive source of recovery for breaches of representations, warranties and covenants of the Company except in the case of fraud and breaches of the Fundamental Representations. Notwithstanding the foregoing, the ability of Parent and/or the Surviving Company to seek recovery for any damages claimed for breaches of any of the Fundamental Representations shall be governed by and subject to the terms and provisions of Section 9.2.

Section 9.2  Recoverable Amounts.

(a)  Subject to the provisions hereof, Parent and Surviving Company and their respective officers, directors and employees (the “Parent Indemnified Persons”) shall be entitled to be indemnified for and recover from the Escrow Fund and, with respect to fraud and breaches of the Fundamental Representations, from the FR Escrow Fund, any liability, loss, damage, cost or other expense (including reasonable attorneys’ fees) incurred by any Parent Indemnified Person arising out of any breach by the Company of any representation or warranty (including, without limitation, the Fundamental Representations) or covenant of the Company set forth in this Agreement (“Recoverable Amounts”), provided, however, that no Parent Indemnified Person shall be entitled to be paid any amounts under this Section 9.2 other than on account of Qualifying Claims. For purposes of this Agreement, a “Qualifying Claim” shall mean a claim (i) for recovery of Recoverable Amounts, and (ii) submitted prior to the date that is 18 months after the Closing Date (except that any claim with respect to the Fundamental Representations may be made at any time prior to the date that is 24 months after the Closing Date). Subject to the provisions hereof, the Escrow Agent shall only be obligated to pay, and Parent Indemnified Persons shall only be entitled to recover, the amount of each Qualifying Claim, net of Claims Recoveries (as defined in Section 9.2(e)(ii)) actually received or to be received by any of them at the time such Qualifying Claim is otherwise payable hereunder. The parties hereto acknowledge that even if a claim at any time qualifies as a Qualifying Claim hereunder, no payment from the Escrow Fund shall be made in respect of any such Qualifying Claim (other than claims for breaches of the Fundamental Representations) unless, at the time payment is otherwise to be made hereunder, the amount to be paid on account of all such Qualifying Claims (without considering Claim Recoveries) in fact exceeds or has exceeded $900,000 (the

“Deductible”), in which event the aggregate amount to be paid on account of all such Qualifying Claims shall be for the amount of such Qualifying Claims in excess of the Deductible.

(b)  With respect to Qualifying Claims in respect of the Fundamental Representations, except in the case of fraud, the aggregate amount payable to the Parent Indemnified Persons pursuant to this Article IX shall not exceed the amount of the FR Escrow Fund plus the amount of the Escrow Fund so long as there are any monies and/or shares of Parent Common Stock therein, provided, however, that so long as there are any monies and/or shares of Parent Common Stock in the Escrow Fund, any Parent Indemnified Person must first make Qualifying Claims against and exhaust the Escrow Fund before making a Qualifying Claim against the FR Escrow Fund.

(c)  In order to assert a claim under this Section 9.2, as soon as reasonably possible after Parent obtains knowledge of a Qualifying Claim (provided that the failure to give such notice may limit the right to indemnification, but only if, and only to the extent that such failure adversely affects the Holders) but in any event not later than the date that is 18 months after the Closing Date (except with regard to claims with respect to the Fundamental Representations which must be asserted pursuant to the terms of this Article IX not later than the date that is 24 months after the Closing Date) Parent shall give written notice (a “Claim Notice”) to the Stockholder Representatives appointed pursuant to Section 9.4, with a copy to the Escrow Agent of such claim, which Claim Notice shall set forth the facts and circumstances giving rise to such claim, the amount of Recoverable Amounts asserted with respect thereto, and the basis for concluding that such claim is a Qualifying Claim. Upon and after becoming aware of any event which could reasonably be expected to give rise to any claim hereunder, Parent and the Surviving Company shall (i) promptly and diligently pursue all commercially reasonable alternative sources of recovery for such claim, including but not limited to any applicable insurance policies that the Parent and/or the Surviving Company have in place, indemnifications or any other third party arrangements which would offset or recoup such Recoverable Amounts, and (ii) keep the Stockholder Representatives reasonably informed at all times of the status of any such event or claim. Any Recoverable Amounts to which a Parent Indemnified Person is entitled hereunder shall be paid out of the Escrow Fund or the FR Escrow Fund, as applicable, 50% in cash and 50% in Parent Common Stock (with each share of Parent Common Stock valued at the Per Share Price). If at such time (A) there is no cash remaining in the Escrow Fund or the FR Escrow Fund, as the case may be, any such Recoverable Amounts shall be paid out of any shares of Parent Common Stock remaining in the Escrow Fund or the FR Escrow Fund, as the case may be, or (B) no shares of Parent Common Stock remaining in the Escrow Fund or the FR Escrow Fund, as applicable, any such Recoverable Amounts shall be paid out of any cash remaining in the Escrow Fund or the FR Escrow Fund, as applicable.

(d)  If the Escrow Agent does not receive a written notice of objection (the “Objection Notice”) from the Stockholder Representatives on or before the twentieth Business Day following delivery of the Claim Notice to the Escrow Agent and the Stockholder Representatives, pursuant to the terms of the Escrow Agreement, the Escrow Agent shall deliver to Parent the amount of Recoverable Amount asserted with respect thereto. If the Escrow Agent receives an Objection Notice within such 20-Business Day period, pursuant to the terms of the Escrow Agreement, it shall continue to hold the amount of Recoverable Amounts asserted with respect to such Claim Notice in the Escrow Fund or the FR Escrow Fund, as the case may be, and shall not distribute the same except pursuant to written instructions executed and delivered by each of Parent and the Stockholder Representatives or by depositing such funds with a court of competent jurisdiction.

(e)  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  “Claims Payment” shall mean the total amount of monies and shares of Parent Common Stock paid to Parent pursuant to a Claim Notice and Section 9.2.

(ii)  “Claims Recoveries” shall mean the total amount of any insurance and indemnity actually received by Parent or the Surviving Company for any Qualifying Claim, excluding any Claims Payments.

(f) Notwithstanding anything herein to the contrary, in the event Parent or Surviving Company receives Claims Recoveries:

(i)  other than for Qualifying Claims with respect to Fundamental Representations prior to the date that is 18 months after the Closing Date, then promptly after receipt thereof, Parent or the Surviving Company, as the case may be, shall pay to the Escrow Agent for deposit in the Escrow Fund an amount payable 50% in cash and 50% in Parent Common Stock (with each share of Parent Common Stock valued at the Per Share Price), equal to such Claims Recoveries, provided that in the event that such payment is not made to the Escrow Agent, the amount of any Claims Payments thereafter made by the Escrow Agent to Parent or the Surviving Company, as the case may be, shall be reduced by an amount equal to such Claims Recoveries not so paid;

(ii)  other than for Qualifying Claims with respect to Fundamental Representations on or after the date that is 18 months after the Closing Date and on or before 36 months after the Closing Date, then promptly after receipt thereof, Parent or the Surviving Company, as the case may be, shall distribute to the Holders pursuant to Section 3.4 an amount, payable in 50% cash and 50% Parent Common Stock (with each share of Parent Common Stock valued at the Per Share Price), equal to such Claims Recoveries;

(iii)  for Qualifying Claims with respect to Fundamental Representations prior to the date that is 24 months after the Closing Date, then promptly after receipt thereof, Parent or the Surviving Company, as the case may be, shall pay to the Escrow Agent for deposit in the FR Escrow Fund an amount payable 50% in cash and 50% in Parent Common Stock (with each share of Parent Common Stock valued at the Per Share Price), equal to such Claims Recoveries, provided that in the event that such payment is not made to the Escrow Agent, the amount of any Claims Payments thereafter made by the Escrow Agent to Parent or the Surviving Company, as the case may be, shall be reduced by an amount equal to such Claims Recoveries not so paid; and

(iv)  for Qualifying Claims with respect to Fundamental Representations on or after the date that is 24 months after the Closing Date and on or before 42 months after the Closing Date, then promptly after receipt thereof, Parent or the Surviving Company, as the case may be, shall distribute to the Holders pursuant to Section 3.4 an amount, payable in 50% cash and 50% Parent Common Stock (with each share of Parent Common Stock valued at the Per Share Price), equal to such Claims Recoveries.

(g)  Upon delivery of a Claim Notice asserting a Qualifying Claim based upon a claim made by third parties against the Parent Indemnified Persons, the Stockholder Representatives may elect to direct the defense of such claim (including the selection of counsel and settlement of the claim), provided the Stockholder Representatives shall keep Parent and the Surviving Company reasonably informed of the status of the claim at all stages of the proceedings thereof. Parent and the Surviving Company shall provide the Stockholder Representatives with such cooperation and assistance as is reasonably necessary to ensure the proper and adequate defense of such claim, including, without limitation, providing access to and copies of relevant books and records of the Surviving Company. The Stockholder Representatives shall be entitled to settle and otherwise resolve any such claim, provided that the Stockholder Representatives shall not consent to a settlement of or the entry of any judgment against the Surviving Company arising from any such claim unless (i) the settlement or judgment is solely for money damages and the Parent and Parent Indemnified Persons are released from any liability with regard to any such claim, or (ii) Parent or the Surviving Company consents thereto, which consent shall not be unreasonably withheld or delayed. Parent and the Surviving Company shall not settle or otherwise resolve any claims without the prior written consent of the Stockholder Representatives in each instance.

Section 9.3  Release of Escrow Fund and FR Escrow Fund.

(a)  In the event that on or prior to the date that is 18 months after the Closing Date, no Claim Notices have been given pursuant to the terms and conditions of Section 9.2 where the underlying claim has not been resolved, then on the date that is 18 months after the Closing Date, or as soon as possible thereafter, the Escrow Agent shall deliver to the Surviving Company the balance of the Escrow Fund including any interest or dividends earned thereon or distributions made with respect thereto for distribution by the Surviving

Company to the Holders in the same proportion and manner as the Common Stock Merger Consideration and the Preferred Stock Merger Consideration were required to be distributed.

(b)  In the event that on or prior to the date that is 18 months after the Closing Date, one or more Claim Notices have been given pursuant to the terms and conditions of Section 9.2 where the underlying claim has not been resolved, then on the date that is 18 months after the Closing Date, or as soon as possible thereafter, and from time to time thereafter, the Escrow Agent shall deliver to the Surviving Company the balance of the Escrow Fund (including any interest or dividends earned on such portion or distributions made with respect to such portion) for distribution by the Surviving Company to the Holders in the same proportion and manner as the Common Stock Merger Consideration and the Preferred Stock Merger Consideration were required to be distributed to the extent it exceeds any Recoverable Amounts claimed but not yet paid due to a Claim Notice for Qualifying Claims having been delivered (including any interest earned on such monies so delivered and any dividends or distributions earned on such Parent Common Stock so delivered).

(c)  In the event that on or prior to the date that is 24 months after the Closing Date, no Claim Notices with respect to Fundamental Representations been given pursuant to the terms and conditions of Section 9.2 where the underlying claim has not been resolved, then on the date that is 24 months after the Closing Date, or as soon as possible thereafter, the Escrow Agent shall deliver to the Surviving Company the balance of the FR Escrow Fund (including any interest or dividends earned thereon or distributions with respect thereto) for distribution by the Surviving Company to the Holders in the same proportion and manner as the Common Stock Merger Consideration and the Preferred Stock Merger Consideration were required to be distributed.

(d)  In the event that on or prior to the date that is 24 months after the Closing Date, one or more Claim Notices with respect to Fundamental Representations have been given pursuant to the terms and conditions of Section 9.2 where the underlying claim has not been resolved, then on the date that is 24 months after the Closing Date, or as soon as possible thereafter, and from time to time thereafter, the Escrow Agent shall deliver to the Surviving Company the balance of the FR Escrow Fund (including any interest or dividends earned on such portion or distributions with respect to such portion) for distribution by the Surviving Company to the Holders in the same proportion and manner as the Common Stock Merger Consideration and the Preferred Stock Merger Consideration were required to be distributed to the extent it exceeds any Recoverable Amounts claimed but not yet paid due to a Claim Notice for Qualifying Claims with regard to the Fundamental Representations having been delivered (including any interest earned on such monies so delivered and any dividends or distributions earned on such Parent Common Stock so delivered).

Section 9.4  Stockholder Representatives. Upon the adoption of this Agreement by the requisite vote of the holders of the Company Common Stock and the Company Preferred Stock, each of Lynford and Garfield (together, the “Stockholder Representatives” and each, a “Stockholder Representative”) shall be irrevocably appointed to act as the representatives for the Holders with respect to matters requiring any action or decision by the Holders following the Closing, and the Stockholder Representatives are hereby authorized by the Holders to take any and all such actions and make any decisions necessary or desirable in connection with all matters arising under this Agreement or the Escrow Agreement, the transactions contemplated hereby or thereby or arising with regard to the Company before or after the Closing, including, without limitation, the defense and/or settlement of any claims and any matters under 9.2. In furtherance of the foregoing, the Stockholder Representatives may by written notice to the Escrow Agent, with a copy to Parent, request payment for or reimbursement of any and all costs and expenses, including reasonable legal fees and expenses, paid or payable by any of the Stockholder Representatives in connection with any matters requiring any action by the Stockholder Representatives as provided in this Article IX including, without limitation, the defense and/or settlement of any claims or under the Escrow Agreement, and the Escrow Agent shall promptly upon receipt of any such written notice make such payment to the Stockholder Representatives. Any notice or other communication to be delivered to the Stockholder Representatives shall be delivered to each of them pursuant to Section 10.8 and any notice or other communication to be signed by the Stockholder Representatives shall be valid and binding if signed by either of the Stockholder Representatives. Any decision, act, consent, or instruction of the Stockholder Representatives shall constitute a decision of all of the Holders and shall be final binding and conclusive upon each Holder. Parent and the Surviving Company shall be entitled to rely on such appointment and treat the Stockholder Representatives as the duly appointed representatives for the Holders. If any Stockholder Representative shall be unable to serve, the remaining Stockholder Representative shall appoint a replacement therefor, and if at any time only one Stockholder Representative is then serving, then such Stockholder Representative is authorized to act alone pursuant to this Section 9.4. Each Stockholder Representative, by execution hereof, confirms such appointment and authority and acknowledges that, in acting as the representative of the Holders, the Stockholder Representatives may rely upon, and shall not be liable to any Holder for acting or refraining from acting upon, an opinion of counsel, certificate of auditors or other certificates, statement, instrument, opinion, report, notice, request, consent, order, arbitrator’s award, appraisal, bond other paper or document reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties. No Stockholder Representative shall incur any liability to any Holder with respect to any action taken or suffered by him in his capacity as Stockholder Representative in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized. In addition, no Stockholder Representative shall incur any liability to any Holder for any action or inaction except his own fraud or willful misconduct. Each Stockholder Representative may perform his duties as Stockholder Representatives either directly or by or through his agents or attorneys and no Stockholder Representative shall be responsible to any other Holder for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by him hereunder or for any action or inaction by any other Stockholder Representative. Adoption of this Agreement and the Merger by the requisite vote of the holders of the Company Common Stock and Company Preferred Stock shall constitute the agreement of (a) all Holders to the terms and provisions of this Agreement including, without limitation, this Section 9.4, (b) each Holder to defend, indemnify and hold harmless, severally and not jointly (based upon the pro rata portion of the Aggregate Merger Consideration to which such Holder is entitled pursuant to this Agreement), each Stockholder Representative from, against and in respect of any and all claims, liabilities, obligations, costs, expenses, deficiencies and damages incurred, sustained, suffered, paid or payable by such Stockholder Representative in connection with acting as a Stockholder Representative and any action or inaction taken by the Stockholder Representatives under this Agreement other than any such claims, liabilities, costs, expenses or damages to the extent arising from such Stockholder Representative’s fraud or willful misconduct, and (c) each Holder to waive any and all claims, known or unknown, or conflicts of interest arising out of or relating to the Stockholders Representatives being appointed officers and directors of the Surviving Company and/or of Parent.

Section 9.5  BC Escrow Account.

(a)  In order to secure the obligation of the Holders to indemnify the Stockholder Representatives against any and all claims, liabilities, obligations, costs, expenses, deficiencies or damages incurred, sustained, suffered, paid or payable by any Stockholder Representative in connection with this Agreement and the Escrow Agreement, the transactions contemplated hereby or thereby or the Company, the Company and the Holders agree that, $500,000 (the “Stockholder Representatives Indemnity”) of the Aggregate Merger Consideration shall be deposited (consisting of 50% cash and 50% Parent Common Stock, with each share valued at the Per Share Price) in escrow with Bryan Cave LLP (the “BC Escrow Account”), with the cash portion of the Stockholder Representatives Indemnity being held in an interest bearing escrow account, in accordance with and pursuant to the terms and conditions of an escrow agreement, dated as of the Closing Date, among the Stockholder Representatives and Bryan Cave LLP (the “BC Escrow Agreement”). All such monies and shares in the BC Escrow Account shall be available for indemnification pursuant to Section 9.4 and any payments to which the Stockholder Representatives are entitled pursuant to Section 9.4 and as determined in the sole discretion of the Stockholder Representatives. The Stockholder Representatives Indemnity shall be deposited by Parent with Bryan Cave LLP concurrently with the payment of the Payment Fund (less the Holdback, the FR Holdback and the Stockholder Representatives Indemnity) to the Company pursuant to Section 3.4. The Stockholder Representatives Indemnity shall not be the Stockholder Representatives’ sole and exclusive source of recovery for any claims, liabilities, obligations, costs, expenses, deficiencies or damages incurred, sustained, suffered, paid or payable by any Stockholder Representative in connection with acting as a Stockholder Representative and, to the extent that any claims of the Stockholder Representatives for indemnification pursuant to Section 9.4 exceed the Stockholder Representatives Indemnity, the Stockholder Representatives shall have recourse against the Holders for any such excess amounts.

(b)  Adoption of this Agreement by the requisite vote of the Company Common Stock and the Company Preferred Stock shall constitute the agreement of all Holders to the terms and provisions of the BC Escrow Agreement. All such monies in the BC Escrow Account shall be invested and released as provided in the BC Escrow Agreement and shall not be used for any other purpose except as expressly provided herein and in the BC Escrow Agreement.

(c)  Parent and Merger Subsidiary acknowledge and agree that neither Parent nor the Surviving Company shall have any right, claim or title to any funds in the BC Escrow Account.

Section 9.6  Tax Treatment. The parties hereto hereby agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Aggregate Merger Consideration, unless otherwise required by applicable law.

ARTICLE X

GENERAL

Section 10.1  Usage.

(a)  All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are, in fact, followed by such words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or law defined or referred to herein means such instrument or law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any law) by succession of comparable successor laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument or law has such meaning whether or not such instrument or law is in effect.

(b)  References in an instrument to “Article,” “Section” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa. For avoidance of doubt, the parties agree that the terms “material,” “materiality,” or “materially” as used in this Agreement with an initial lower case “m” shall have their respective, customary and ordinary meanings, without regard to the meanings ascribed to “Company Material Adverse Effect” and “Parent Material Adverse Effect” in Section 1.1.

Section 10.2  Survival. Subject to Article IX, the respective representations and warranties of Parent, Merger Subsidiary and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until the date that 18 months from the Closing Date; provided, however, that the Fundamental Representations and the representations and warranties in Sections 5.1, 5.2, 5.3 and 5.5(a)(i) shall survive until the date that is 24 months from the Closing Date. Subject to Article IX, the covenants and agreements of the parties hereto (including the Surviving Company after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

Section 10.3  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid by Parent when due, and Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

Section 10.4  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 10.5  Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located within the County of New York in the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts. Each party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.6  Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Section 10.7  Notices. Any notice or other communication hereunder must be given in writing and shall be deemed delivered (a) upon delivery if sent by facsimile transmission (confirmed by any of the methods that follow in clauses (b) or (c) hereof), (b) upon delivery if sent by overnight courier service (with proof of service) or hand delivery and (c) three days after mailing by certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

If to Company:	Reis, Inc. 530 Fifth Avenue New York, NY 10036 Attention: Lloyd Lynford Telecopier No.: (212) 921-2533 Telephone No.: (212) 921-1122

with copies to:	Bryan Cave LLP 1290 Avenue of the Americas New York, NY 10104 Attention: Renée E. Frost Telecopier No.: (212) 541-4630 Telephone No.: (212) 541-2000

If to Parent or
Merger Subsidiary:	Wellsford Real Properties, Inc. 535 Madison Avenue, 26th Floor New York, NY 10022 Attention: Mark P. Cantaluppi James J. Burns Telephone No.: (212) 838-3400 Telecopier No.: (212) 421-7244

with copies to:	King & Spalding LLP 1185 Avenue of the Americas New York, NY 10036 Attention: Michael J. O’Brien Stephen M. Wiseman Telecopier No.: (212) 556-2222 Telephone No.: (212) 556-2100

If to the Stockholder
Representatives:	Mr. Lloyd Lynford Mr. Jonathan Garfield c/o Reis, Inc. 530 Fifth Avenue New York, NY 10036 Telecopier No.: (212) 921-2533 Telephone No.: (212) 921-1122

with copies to:	Bryan Cave LLP 1290 Avenue of the Americas New York, NY 10104 Attention: Renée E. Frost Telecopier No.: (212) 541-4630 Telephone No.: (212) 541-2000

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date received.

Section 10.8  Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for the parties hereto remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. In event of any such determination, the parties hereto agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by law, the parties hereto hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 10.9  Representation by Counsel; No Inferences. The parties hereto each acknowledge that each party has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the party that drafted it has no application and is expressly waived. If any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the parties.

Section 10.10  Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

Section 10.11  No Third-party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement other than (a) Lynford and Garfield, to the extent set forth in Section 6.10, (b) the Stockholder Representatives and (c) the Indemnified Parties, to the extent set forth in Section 6.7 (which Section 6.7 is intended for the benefit of such persons covered thereby and may be enforced by such persons). Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

Section 10.12  Amendment and Waiver. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, and any Exhibit attached hereto may be amended only by agreement in writing of all parties hereto. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party hereto to be bound and then only to the specific purpose, extent and instance so provided. No failure on the part of any party hereto to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

Section 10.13  Knowledge. Whenever any statement herein or in the Company Disclosure Schedule, the Parent Disclosure Schedule, any Exhibit, certificate or other document delivered to any party pursuant to this Agreement is made “to [its] knowledge” or words of similar intent or effect of any party or its representative, the Person making such statement shall be accountable only for facts and other information, which as of the date the representation is given, are actually known or could be known upon a reasonable investigation to the Person making such statement, which (a) with respect to the Company, means any of the persons identified in Section 10.13 of the Company Disclosure Schedule, (b) with respect to Parent, means any of Jeffrey Lynford, James Burns and Mark Cantaluppi, and (c) with respect to any other Persons that are corporations, any of its executive officers.

Section 10.14  Schedules and Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule, and each Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although the Company Disclosure Schedule, the Parent Disclosure Schedule and Exhibits need not be attached to each copy of this Agreement. The mere inclusion of an item in a Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents an exception or material fact, event or circumstance or that such item has or may have a Company Material Adverse Effect. Further, any fact or item which is clearly disclosed in any Section of the Company Disclosure Schedule in such a way as to make its relevance or applicability to information called for by another Section of the Company Disclosure Schedule or other Sections of the Company Disclosure Schedule reasonably apparent shall be deemed to be disclosed on such other Section or Sections, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

Section 10.15  Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 10.16  Entire Agreement. This Agreement (including the Exhibits hereto, the Company Disclosure Schedule and the Parent Disclosure Schedule, which are incorporated herein by reference and made a part hereof) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

WELLSFORD REAL PROPERTIES, INC.

By:
/s/  Mark P. Cantaluppi
Name: Mark P. Cantaluppi

Title:	Chief Financial Officer and Vice President

REIS SERVICES, LLC

By:
/s/  Mark P. Cantaluppi
Name: Mark P. Cantaluppi

Title:	Chief Financial Officer and Vice President

REIS, INC.

By:
/s/  Lloyd Lynford
Name: Lloyd Lynford

Title:	Chief Executive Officer

Acknowledged and Agreed as of the
date hereof in their individual capacities
as Stockholder Representatives.

/s/  Lloyd Lynford
Lloyd Lynford

/s/  Jonathan Garfield
Jonathan Garfield

Exhibit 1.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF REIS, INC.

Reis, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the second to last sentence of Article FOURTH(I)(B), Section 6(a) in its entirety and replacing it with the following:

The Corporation shall mail written notice of any such Liquidation Event, not less than 45 days prior to the payment date stated therein, to each record holder of Preferred Stock; provided, however, that with respect to the merger transaction contemplated by that certain Agreement and Plan of Merger, dated as of October 11, 2006, among the Corporation, Wellsford Real Properties, Inc. and Reis Services, LLC (the “2006 Agreement and Plan of Merger”), no such notice shall be required.

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding two new sentences at the end of Article FOURTH(I)(B), Section 6(a) as follows:

Notwithstanding anything to the contrary contained in this Certificate of Incorporation, in connection with the 2006 Agreement and Plan of Merger and the transactions contemplated thereby, the holders of shares of Preferred Stock shall not be entitled to receive the Preferred Liquidation Amount applicable to such shares but shall instead be entitled to receive the consideration that the holders of such shares would be entitled to receive if such shares had been converted into shares of Common Stock at the applicable Conversion Price therefor as in effect immediately prior to the effective time of the merger contemplated by the 2006 Agreement and Plan of Merger. For the avoidance of doubt, the consideration to which holders of shares of Preferred Stock shall be so entitled to receive shall be subject to all holdbacks and escrow, indemnification and other obligations applicable thereto under the 2006 Agreement and Plan of Merger.

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Reis, Inc. has caused this Certificate to be executed by [NAME], its [OFFICE], on this day of          , 2007.

REIS, INC.

By:
Name:

Office:

1

Exhibit 2.5

Officers of the Surviving Company

Name	Position

Lloyd Lynford*	President, Chief Executive Officer and Treasurer
Jonathan Garfield*	Executive Vice President and Secretary
Jeffrey Lynford	Executive Vice President
William Sander	Chief Operating Officer and Assistant Secretary
Mark Cantaluppi	Chief Financial Officer and Assistant Secretary
Michael Richardson	Vice President, Sales

*	Neither Mr. Lynford nor Mr. Garfield will be appointed to the positions indicated until such time as their respective loans from the Company have been paid in full.

Exhibit 6.16

FORM OF AFFILIATE LETTER

[          ] [  ], 200[  ]

Wellsford Real Properties, Inc.
535 Madison Avenue
26th Floor
New York, NY 10022

Ladies and Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of Reis, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of [          ], 2006 (the “Merger Agreement”), by and among Wellsford Real Properties, Inc., a Maryland corporation (“Parent”), Reis Services LLC, a Maryland limited liability company (“Merger Sub”), and the Company, the Company will be merged with and into Merger Sub (the “Merger”), with the Merger Sub surviving the Merger as a wholly owned subsidiary of Parent. Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

As a result of the Merger, I will receive shares of common stock, par value $0.02 per share, of Parent (the “Parent Common Stock”) in exchange for shares (or upon exercise of options for shares) owned by me of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and Series D preferred stock, par value $0.01 per share, of the Company.

1.  I represent, warrant and covenant to Parent that with respect to the shares of Parent Common Stock I will receive as a result of the Merger:

A.	I shall not make any sale, transfer or other disposition of Parent Common Stock in violation of the Securities Act or the Rules and Regulations.

B.	I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

C.	I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) except as set forth in the Registration Rights Agreement dated as of [ ] between me and Parent (the “Registration Rights Agreement”)(1), I may not sell, transfer or otherwise dispose of Parent Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 (as such rule may be hereafter amended) promulgated by the Commission under the Securities Act, (ii) such sale, transfer or other disposition has been registered under the Securities Act or (iii) I shall have received opinion of counsel, reasonably acceptable to Parent, or a “no action” letter from the staff of the Commission to the effect that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

D.	I understand that, except as set forth in the Registration Rights Agreement, Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf under the Securities Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

(1)  Clause (b) will be included only in the Affiliate Letters executed by stockholders who are party to the Registration Rights Agreement.

1

E.	I understand that there will be placed on the certificates for Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH EITHER THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXCEPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

F.	I understand that unless a sale or transfer of Parent Common Stock issued to me in the Merger is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

G.	Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

H.	It is understood and agreed that certificates with the legends set forth in paragraphs 1(E) and l(F) above will be substituted by delivery of certificates without such legends if (i) evidence or representations reasonably satisfactory to Parent that the Parent Common Stock represented by the certificates are being or have been sold in a transaction made in conformity with the provisions of Rule 145(d)(2) (as that rule may be hereafter amended), (ii) one year shall have elapsed from the date the undersigned acquired Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (iv) two years shall have elapsed from the date the undersigned acquired Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a “no action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned.

Very truly yours,

Name:

Agreed and accepted this [          ] day
of [          ], 2006, by

WELLSFORD REAL PROPERTIES, INC.

By:
Name:
Title:

2

Exhibit 7.2(d)

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of [Closing Date] among WELLSFORD REAL PROPERTY, INC., a Maryland corporation (the “Company”), Lloyd Lynford (“Lynford”) and Jon Garfield (“Garfield”, each of Lynford and Garfield individually, with their permitted assigns, a “Shareholder” and together, the “Shareholders”).

RECITALS:

WHEREAS, pursuant to the Merger Agreement, dated as of October 11, 2006 (the “Merger Agreement”), among the Company, Reis Services, LLC and Reis, Inc. (“Reis”), Lynford is acquiring concurrently with the execution and delivery of this Agreement,            shares of the Company’s common stock, par value $0.02 (the “Common Stock”) and Garfield is acquiring            shares of Common Stock;

WHEREAS, concurrently with execution and delivery of the Merger Agreement, the Company entered into a voting agreement (the “Voting Agreement”) with each of the Shareholders pursuant to which, among other things, each of the Shareholders has agreed, subject to the terms and conditions therein, to vote or deliver written consents with respect to all shares of capital stock of Reis owned by such Shareholder in favor of approval of the Merger Agreement and the transactions contemplated thereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Shareholders have entered into a lock-up agreement (the “Lock-up Agreement”) with the Company pursuant to which each Shareholder has agreed not to sell the shares of Common Shares received in the Merger for a period of nine months from the date hereof;

WHEREAS, as an inducement to the Shareholders entering into the Voting Agreement and the Lock-up Agreement, the Shareholders have required that the Company agree, and the Company has agreed, to provide the rights set forth in this Agreement; and

WHEREAS, the consummation of the Closing (as defined in the Merger Agreement) is conditioned upon, among other things, the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means public disclosure of material non-public information, disclosure of which, in the Board’s good faith judgment, after consultation with independent outside counsel to the Company, (i) would be required to be made in the Shelf Registration Statement or any other Registration Statement filed with the SEC by the Company so that the Shelf Registration Statement or such other Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing of the Shelf Registration Statement or such other Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect on the date hereof.

“AMEX” means the American Stock Exchange LLC.

“Board” means the board of directors of the Company.

1

“Common Stock” has the meaning set forth in the recitals hereto.

“Company” has the meaning set forth in the preamble hereto and shall include the Company’s successors by merger, acquisition, reorganization or otherwise.

“Company Public Sale” has the meaning set forth in Section 2.3(a).

“Demand Registration” has the meaning set forth in Section 2.2(a).

“Demand Registration Period” has the meaning set forth in Section 2.2(b).

“Demand Registration Suspension” has the meaning set forth in Section 2.2(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Garfield” has the meaning set forth in the preamble hereto.

“Lynford” has the meaning set forth in the preamble hereto.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Person” means any individual, firm, limited liability company or partnership, joint venture, corporation, joint stock company, trust or unincorporated organization, incorporated or unincorporated association, government (or any department, agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Prospectus” means the prospectus included in the Shelf Registration Statement or any other Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

“Qualified Secondary Underwritten Offering” has the meaning set forth in Section 2.1(c).

“Registrable Securities” means any shares of Common Stock issued to a Shareholder pursuant to the Merger Agreement, upon original issuance thereof and at all times subsequent thereto, or any securities that may be issued or distributed or be issuable in respect of any Registrable Securities by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (i) the Shelf Registration Statement or any other Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in the Shelf Registration Statement or such other Registration Statement, (ii) such Registrable Securities have been distributed pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act or are saleable pursuant to Rule 144(k) promulgated by the SEC pursuant to the Securities Act, (iii) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting transfer under the Securities Act shall have been delivered by the Company and such securities may be publicly resold without Registration under the Securities Act or (iv) such Registrable Securities are sold to the Company.

“Registration” means a registration with the SEC of the Company’s securities for offer and sale to the public under the Shelf Registration Statement or any other Registration Statement. The terms “Register” and “Registering” shall have a correlative meaning.

“Registration Expenses” has the meaning set forth in Section 2.8.

“Registration Period” has the meaning set forth in Section 2.1(d).

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

2

“Reis” has the meaning set forth in the recitals hereto.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shareholder and Shareholders” each have the meaning set forth in the preamble hereto.

“Shelf Registration Period” has the meaning set forth in Section 2.1(d).

“Shelf Registration Statement” means a Registration Statement on Form S-3 or any other appropriate form under Rule 415 of the Securities Act (or any similar rule that may be adopted by the SEC from time to time), providing for the resale of Registrable Shares held by the Shareholders.

“Shelf Registration Suspension” has the meaning set forth in Section 2.1(d).

“Underwritten Offering” means a Registration in which securities of the Company are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

1.2. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement.

SECTION 2

REGISTRATION RIGHTS

2.1. Required Shelf Registration. At any time following 90 days prior to the third anniversary of the date of this Agreement, the Shareholders shall have the right to request in writing that the Company (i) prepare and file the Shelf Registration Statement with the SEC as soon as reasonably practicable but no later than the date that is 90 days after the date such request is received by the Company; and (ii) maintain the effectiveness of the Shelf Registration Statement until the earliest to occur of: (A) the completion of the distribution of the Registrable Shares covered by the Shelf Registration Statement in accordance with the intended methods of distribution by the Shareholders as set forth in the Shelf Registration Statement, (B) the date upon which all the Registrable Shares covered by the Shelf Registration Statement have been distributed pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act or are saleable pursuant to Rule 144(k) promulgated by the SEC pursuant to the Securities Act, (C) the second anniversary of the date on which the Shelf Registration Statement first became effective, and (D) the date upon which the Shareholders collectively hold less than 10% of Registrable Shares outstanding on the date hereof.

(a) The Company shall (i) notify each Shareholder of the proposed filing of the Shelf Registration Statement with the SEC at least 30 days prior to the proposed filing date of the Shelf Registration Statement and (ii) afford each Shareholder with the opportunity to include all or any part of the Registrable Shares then owned by such Shareholder in the Shelf Registration Statement.

(b) In order to exercise a Shareholder’s right to include all or any part of the Registrable Shares then owned by him, such Shareholder shall (i) notify the Company of the number of Registrable Shares such Shareholder wishes to include in the Shelf Registration Statement and complete and sign the selling shareholder questionnaire, which shall be in customary form, included in the notice described in Section 2.1(a) hereof within twenty (20) days after the Company gives such notice and (ii) furnish to the Company such information as the Company shall reasonably request in accordance with Section 2.5(b). No Shareholder shall be entitled to be named as a selling shareholder in the Shelf Registration Statement or use the Prospectus forming a part thereof unless such Shareholder complies with this Section 2.1(b).

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(c) If any Shareholder proposes to distribute his Registrable Shares pursuant to the Shelf Registration Statement in an underwritten offering (a “Qualified Secondary Underwritten Offering’’), the Company agrees to use its reasonable best efforts to effect the registration and the sale of the Registrable Shares pursuant to two (2) Qualified Secondary Underwritten Offerings, and pursuant thereto the Company shall comply with the registration procedures set forth herein with respect to Underwritten Offerings.

(d) Effective Registration. The Company shall be deemed to have effected a Registration for purposes of this Section 2.1 if the Shelf Registration Statement is declared effective by the SEC and remains effective for the period specified in Section 2.1 above or, if such Shelf Registration Statement relates to a Qualified Secondary Underwritten Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Shelf Registration Period”). No Registration shall be deemed to have been effective if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by the Company. Notwithstanding any provision herein to the contrary, if during the Shelf Registration Period such Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, the Company agrees that it shall extend the period of time during which such Shelf Registration Statement shall be maintained effective pursuant to this Agreement by one times the number of days such interference is sustained.

(e) Delay in Filing; Suspension of Registration. (i) If the filing, initial effectiveness or continued use of the Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, (ii) the Company is engaged, or has fixed plans to engage within thirty (30) days of the time of such request, in a firm commitment underwritten offering of its securities, or (iii) the Board of Directors of the Company reasonably determines that such registration and offering would interfere with any material transaction involving the Company, the Company may, upon giving prompt written notice of such action to the Shareholders, delay the filing or initial effectiveness of, or suspend use of, the Shelf Registration Statement (a “Shelf Registration Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Registration Suspension (A) more than once during any period in which the Shelf Registration Statement is effective, or (B) for a period exceeding 90 days on any one occasion. Notwithstanding the foregoing, no such delay shall exceed such number of days that the Company determines in good faith to be reasonably necessary. In the case of a Shelf Registration Suspension, the Shareholders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall (1) immediately notify the Shareholders upon the termination of any Shelf Registration Suspension, (2) amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission therein, and (3) furnish to the Shareholders such numbers of copies of the Prospectus as so amended or supplemented as the Shareholders may reasonably request. The limitation on the obligation of the Company to maintain effectiveness of the Shelf Registration Statement imposed by Section 2.1(ii)(C) shall be extended by the number of days of any Shelf Registration Suspension.

(f) Notwithstanding the foregoing provisions of this Section 2.1, in the event that on the date that the Shareholders request that the Company prepare and file the Shelf Registration Statement in accordance with this Section 2.1 the Company is not eligible to use a Registration Statement on Form S-3 under the Securities Act pursuant to the rules and regulations of the SEC, then the Company shall not be required to prepare and file the Shelf Registration Statement and the Shareholders will have the right to Demand Registrations (as hereinafter defined) in accordance with Section 2.2.

2.2. Request. If (and only if) the Company is not required to file the Shelf Registration Statement pursuant to Section 2.1(e), or if the Shelf Registration Statement ceases to be effective during the Shelf Registration Period, as such period may be extended pursuant to this Agreement, then each Shareholder shall have the right to request that the Company file a Registration Statement with the SEC on the appropriate registration form for all or part of the Registrable Securities held by such Shareholder, by delivering a written request thereof to the Company specifying the number of shares of Registrable Securities such Shareholder

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wishes to register (a “Demand Registration”), provided, however, that the aggregate number of Registrable Securities to be registered pursuant to such Demand Registration constitutes at least 250,000 shares of Common Stock. The Company shall use its commercially reasonable efforts to file the Registration Statement within 60 days and to cause the Registration Statement to become effective in respect of each Demand Registration in accordance with the intended method of distribution set forth in the written request delivered by the Shareholder as expeditiously as possible.

(a) Limitations on Demand Registration Requests. Subject to Section 2.2(a), the Company shall only be required to effect a maximum of two Demand Registrations for the Shareholders collectively; provided, however, that the Company shall not be required to file (x) more than one such Demand Registration in any twelve-month period; or (y) any such Demand Registration within 120 days following the date of effectiveness of any registration statement relating to a Demand Registration.

(b) Effective Registration. The Company shall be deemed to have effected a Registration for purposes of this Section 2.2 if the Registration Statement is declared effective by the SEC and remains effective for not less than 120 days (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn or are no longer Registrable Securities) or, if such Registration Statement relates to an Underwritten Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Registration Period”). No Registration shall be deemed to have been effective if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by the Company. Notwithstanding any provision herein to the contrary, if during the Registration Period such Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, the Company agrees that it shall extend the period of time during which such Registration Statement shall be maintained effective pursuant to this Agreement by one times the number of days such interference is sustained.

(c) Delay in Filing; Suspension of Registration. (i) If the filing, initial effectiveness or continued use of such Registration Statement at any time would require the Company to make an Adverse Disclosure, or (ii) the Company is engaged, or has fixed plans to engage within 30 days of the time of such request, in a firm commitment underwritten offering of its securities, the Company may, upon giving prompt written notice of such action to the Shareholders, delay the filing or initial effectiveness of, or suspend use of, the Registration Statement (a “Demand Registration Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Registration Suspension (A) more than once during any period in which a Demand Registration is effective, or (B) for a period exceeding 60 days on any one occasion. Notwithstanding the foregoing, no such delay shall exceed such number of days that the Company determines in good faith to be reasonably necessary. In the case of a Demand Registration Suspension, the Shareholders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall (1) immediately notify the Shareholders upon the termination of any Demand Registration Suspension, (2) amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission therein, and (3) furnish to the Shareholders such numbers of copies of the Prospectus as so amended or supplemented as the Shareholders may reasonably request. The effectiveness period for any Demand Registration for which the Company has exercised a Demand Registration Suspension shall be increased by the period of time such Registration Suspension is in effect.

(d) Underwritten Offering. If either Shareholder whose Registrable Securities are included in any offering pursuant to a Registration Statement so elects, such offering of Registrable Securities shall be in the form of an Underwritten Offering, and the Company shall amend or supplement the Registration Statement for such purpose. The Shareholder with such Registrable Securities included in such Underwritten Offering shall have the right to select the managing underwriter or underwriters to administer such offering; provided that such managing underwriter or underwriters shall be reasonably acceptable to the Company.

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(e) Priority of Securities Registered. If the managing underwriter or underwriters of a proposed Underwritten Offering of Registrable Securities included in a Registration pursuant to this Section 2.2 informs the Shareholders with Registrable Securities in such Registration of such class of Registrable Securities in writing that, in its or their opinion, the number of securities requested to be included in such Registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the Shareholders shall have the right to (i) request the number of Registrable Securities to be included in such Registration be allocated pro rata among the Shareholders to the extent necessary to reduce the total number of Registrable Securities to be included in such offering to the number recommended by the managing underwriter or underwriters, provided that any securities thereby allocated to an Shareholder that exceed such Shareholder’s request shall be reallocated among the remaining Shareholder in like manner or (ii) notify the Company in writing that the Registration Statement shall be abandoned or withdrawn, in which event the Company shall abandon or withdraw such Registration Statement. In the event a Shareholder notifies the Company that such Registration Statement shall be abandoned or withdrawn and said Shareholder pays the costs and expenses of the Company incurred to date in connection with such Registration Statement, then said Shareholder shall not be deemed to have requested a Demand Registration pursuant to Section 2.2(a) and the Company shall not be deemed to have effected a Demand Registration pursuant to Section 2.2(b). If the underwriter has not limited the number of shares to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities that would otherwise have been included in such registration and underwriting will not be limited thereby.

2.3. Piggyback Registrations.

(a) Participation. If the Company at any time proposes to file a Registration Statement under the Securities Act with respect to any offering of its securities for its own account and/or for the account of any other Persons (a “Company Public Sale”) (other than (i) a Registration under Sections 2.1 or 2.2 hereof or (ii) Registrations made on Forms S-4, S-8 or another form not available for registering the Registrable Securities for sale to the public) then, as soon as practicable (but in no event less than 15 days prior to the proposed date of filing such Registration Statement), the Company shall give written notice of such proposed filing to each Shareholder, and such notice shall offer the Shareholders the opportunity to Register under such Registration Statement such number of Registrable Securities as each such Shareholder may request in writing (a “Piggyback Registration”). Subject to Section 2.3(b), the Company shall include in such Registration Statement all such Registrable Securities which are requested to be included therein within 15 days after the receipt of any such notice; provided, however, that if, at any time after giving written notice of its intention to Register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to Register or to delay Registration of such securities, the Company may, at its election, give written notice of such determination to each Shareholder and, thereupon, (i) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Shareholder to request that such Registration be effected as a Demand Registration under Section 2.2, and (ii) in the case of a determination to delay Registering, shall be permitted to delay Registering any Registrable Securities, for the same period as the delay in Registering such other securities. No registration effected under this Section 2.3 shall relieve the Company of its obligation to effect any Demand Registration under Section 2.2 or to prepare, file and maintain the effectiveness of the Shelf Registration Statement pursuant to Section 2.1. If the offering pursuant to such Registration Statement is to be underwritten, then each Shareholder making a request for a Piggyback Registration pursuant to this Section 2.3(a) shall, and the Company shall make such arrangements with the underwriters so that each such Shareholder may, participate in such Underwritten Offering. If the offering pursuant to such Registration Statement is to be on any other basis, then each Shareholder making a request for a Piggyback Registration pursuant to this Section 2.3(a) shall, and the Company will make such arrangements so that each such Shareholder may, participate in such offering on such basis.

(b) Right to Withdraw. Each Shareholder shall have the right to withdraw his request for inclusion of his Registrable Securities in any Underwritten Offering pursuant to this Section 2.3(b) at any time prior to

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the execution of an underwriting agreement with respect thereto by giving written notice to the Company of his request to withdraw and, subject to the preceding clause, each Shareholder shall be permitted to withdraw all or part of such Shareholder’s Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof; provided, however, no Shareholder may elect to withdraw if, in the opinion of the counsel to the Company, such withdrawal would cause the Company to recirculate a preliminary prospectus to prospective investors in such Underwritten Offering.

(c) Plan of Distribution. Any participation by a Shareholder in a Registration shall be in accordance with the Company’s plan of distribution.

(d) Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of a class of Registrable Securities included in a Piggyback Registration informs the Company and Shareholders in writing that, in its or their opinion, the number of securities of such class which such Shareholder and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, the securities proposed to be included therein by the Company, and (ii) second, the Registrable Securities requested to be included in such Registration by the participating Shareholders, with such number to be allocated pro rata among the Shareholders based on the relative number of Registrable Securities of such class then held by each such Shareholder (provided that any securities thereby allocated to a Shareholder that exceed such Shareholder’s request shall be reallocated among the remaining requesting Shareholders in like manner).

2.4. Black-Out Periods. In the event of a public sale of the Company’s equity securities by the Company in an Underwritten Offering, the Shareholders agree, if requested by the managing underwriter or underwriters in such Underwritten Offering, not to effect any public sale or distribution of any securities (except, in each case, as part of the applicable Registration, if permitted) that are the same as or similar to those being Registered in connection with such Company Public Sale, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning 7 days before, and ending 180 days (or such lesser period as may be permitted by the Company or such managing underwriter or underwriters) after, the effective date of the Registration Statement or the Shelf Registration Statement, as applicable, filed in connection with such Registration, to the extent timely notified in writing by the Company or the managing underwriter or underwriters.

2.5. Registration Procedures.

(a) In connection with the Company’s Registration obligations under Sections 2.1, 2.2, and 2.3 hereof, the Company will use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company will:

(i) prepare the required Registration Statement or Shelf Registration Statement, as applicable, including, without limitation, all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing with the SEC the Shelf Registration Statement, any other Registration Statement or Prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Shareholders, copies of all documents prepared to be filed, which documents will be subject to the review of such underwriters and such Shareholders and their respective counsel, and (y) not file with the SEC any Registration Statement, Shelf Registration Statement or Prospectus or amendment or supplements thereto to which any participating Shareholder or underwriters, if any, shall reasonably object;

(ii) prepare and file with the SEC such amendments and post-effective amendments to the Shelf Registration Statement or such other Registration Statement and supplements to the Prospectus as may be (y) reasonably requested by any participating Shareholder (to the extent such request relates to information relating to such Shareholder), or (z) necessary to keep such Registration effective for the period of time required by this Agreement in case of a Registration under Sections 2.1 or 2.2, as applicable, and, in

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case of a Registration under Section 2.3, for the period necessary for the distribution of securities in accordance with the intended manner of distribution and in order to comply with all requirements of the Securities Act;

(iii) notify the participating Shareholders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (A) when the Shelf Registration Statement or other applicable Registration Statement or any amendment thereto has been filed or becomes effective, when the applicable Prospectus or any amendment or supplement to such Prospectus has been filed, (B) any request by the SEC or any other federal or state governmental authority for amendments or supplements to the Shelf Registration Statement or such other Registration Statement or such Prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement, such other Registration Statement or any order preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, and (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(iv) promptly notify each selling Shareholder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the Shelf Registration Statement, other applicable Registration Statement or the Prospectus included in the Shelf Registration Statement or such other Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the Shelf Registration Statement, such other Registration Statement or Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, use commercially reasonable efforts to prepare and file with the SEC, and furnish without charge to the selling Shareholder and the managing underwriter or underwriters, if any, an amendment or supplement to the Shelf Registration Statement, such other Registration Statement or Prospectus which will correct such statement or omission or effect such compliance;

(v) use its commercially reasonable efforts to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final Prospectus;

(vi) promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters and the Shareholders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and use commercially reasonable efforts to make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(vii) furnish to each selling Shareholder and each underwriter, if any, without charge, at least one conformed copy as such Shareholder or underwriter may reasonably request of the Shelf Registration Statement, other applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules;

(viii) deliver to each selling Shareholder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Shareholder or underwriter may reasonably request (it being understood that the Company consents to the use of such Prospectus or any amendment or supplement thereto by each selling Shareholder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto) in order to facilitate the disposition of the Registrable Securities by such Shareholder or underwriter;

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(ix) on or prior to the date on which the Shelf Registration Statement other applicable Registration Statement is declared effective, use its commercially reasonable efforts to register or qualify, and cooperate with each selling Shareholder, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any selling Shareholder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for so long as the Shelf Registration Statement or such other Registration Statement is required to be kept effective pursuant to Sections 2.1(a) and 2.2(c), respectively, and so as to permit the continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the distribution of the Registrable Securities covered by the Shelf Registration Statement or other Registration Statement, as applicable, provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(x) in connection with any sale of Registrable Securities that will result in such securities no longer being Registrable Securities, cooperate with each selling Shareholder of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and to register such Registrable Securities in such denominations and such names as such selling Shareholder or the underwriter(s), if any, may request at least two business days prior to such sale of Registrable Securities;

(xi) not later than the effective date of the Shelf Registration Statement or other applicable Registration Statement, provide a CUSIP number for all Registrable Securities and, if necessary, provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

(xii) in the case of an Underwritten Offering or a Qualified Secondary Underwritten Offering, use commercially reasonable efforts to obtain for delivery to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which counsel and opinions shall be reasonably satisfactory to such underwriters, as the case may be, and their respective counsel;

(xiii) in the case of an Underwritten Offering or a Qualified Secondary Underwritten Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to each selling Shareholder, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(xiv) use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, as soon as reasonably practicable (but not more than 15 months) after the effective date of the applicable Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xv) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the Shelf Registration Statement or other applicable Registration Statement from and after a date not later than the effective date of the Shelf Registration Statement or such other Registration Statement;

(xvi) cause all Registrable Securities covered by the Shelf Registration Statement or other applicable Registration Statement to be listed on each securities exchange on which any of the Company’s

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securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s securities are then quoted;

(xvii) provide (A) each Shareholder participating in the Registration, (B) the underwriters (which term, for purposes of this Agreement, shall include a Person deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act), if any, of the Registrable Securities to be registered, (C) the sale or placement agent therefor, if any, (D) counsel for such underwriters or agent, and (E) any attorney, accountant or other agent or representative retained by such Shareholder or any such underwriter, as selected by such Shareholder, the opportunity to participate in the preparation of the Shelf Registration Statement or such other Registration Statement, each prospectus included therein or filed with the SEC, and each amendment or supplement thereto; and for a reasonable period prior to the filing of such registration statement, and throughout the period specified in Sections 2.1(d) and 2.2(b), make available upon reasonable notice at reasonable times and for reasonable periods for inspection by the parties referred to in (A) through (E) above, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with the Shelf Registration Statement or such other Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; provided, however, that such records, documents or information that the Company determines, in good faith, to be confidential and with respect to which the Company notifies the foregoing parties in advance of such confidential nature, shall not be disclosed by the foregoing parties unless (i) the disclosure of such records, documents or information is necessary to avoid or correct a material misstatement or omission in the Shelf Registration Statement or such other Registration Statement, (ii) the release of such records, documents or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (iii) such records, documents or information have been generally made available to the public; and

(xviii) in the case of an Underwritten Offering or Qualified Secondary Underwritten Offering, cause the senior executive officers of the Company to reasonably facilitate, cooperate with and participate in each proposed offering contemplated herein and in customary and reasonable selling efforts related thereto.

(b) The Company may require each Shareholder to furnish to the Company such material information regarding the proposed distribution by such Shareholder of such Registrable Securities as the Company may from time to time reasonably request in writing or as shall be required to effect the registration of the Registrable Securities, and no Shareholder shall be entitled to be named as a selling shareholder in the Shelf Registration Statement or any other Registration Statement and no Shareholder shall be entitled to use the Prospectus forming a part thereof if such Shareholder does not provide such information to the Company. Each participating Shareholder further agrees to furnish promptly to the Company in writing all information reasonably required from time to time to make the information previously furnished by such Shareholder not inaccurate or misleading.

(c) Each Shareholder agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.5(a)(iv) hereof, such Shareholder will forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statement or such other Registration Statement until such Shareholder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.5(a)(iv) hereof, or until such Shareholder is advised in writing by the Company that the use of the Prospectus may be resumed, and if so directed by the Company, such Shareholder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Shareholder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the Shelf Registration Statement or other applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered

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by the Shelf Registration or such other Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.5(a)(iv) hereof or is advised in writing by the Company that the use of the Prospectus may be resumed.

2.6. Underwritten Offerings.

(a) Underwriting Agreements. If requested by the underwriters for any Underwritten Offering requested by Shareholders pursuant to a Registration under Section 2.2 or Qualified Secondary Underwritten Offering under Section 2.1, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, each Shareholder with Registrable Securities to be included in such Underwritten Offering or Qualified Secondary Underwritten Offering, and the underwriters. Such agreement shall contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including, without limitation, indemnities no less favorable to the recipient thereof than those provided in Section 2.9. Each Shareholder with Registrable Securities to be included in any Underwritten Offering or Qualified Secondary Underwritten Offering by such underwriters shall enter into such underwriting agreement at the request of the Company. All of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Shareholders and any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of such Shareholders. Notwithstanding the foregoing, (x) no Shareholder shall be required in any such underwriting agreement to make any representations or warranties to, or agreements with, the Company or the underwriters other than representations, warranties or agreements regarding such Shareholder, such Shareholder’s Registrable Securities, such Shareholder’s intended method of distribution and any representations required by law, and (y) the liability of each such Shareholder to any underwriter under such underwriting agreement will be limited to liability arising from misstatements or omissions regarding such Shareholder and its intended method of distribution and any such liability shall not exceed an amount equal to the amount of net proceeds such Shareholder derives from such registration; provided, however, that in an offering by the Company in which any Shareholder requests to be included in a Piggyback Registration, the Company shall use its commercially reasonable efforts to arrange the terms of the offering such that the provisions set forth in clauses (x) and (y) of this Section 2.6 are true.

(b) Participation In Underwritten Registrations. No Shareholder may participate in any Underwritten Offering or Qualified Secondary Underwritten Offering hereunder unless such Shareholder (i) agrees to sell such Shareholder’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

2.7. No Inconsistent Agreements; Additional Rights. The Company will not hereafter, without the written consent of each Shareholder, enter into, and is not currently a party to, any agreement with respect to its securities which is inconsistent with the rights granted to the Shareholders by this Agreement.

2.8. Registration Expenses Paid By Company. All expenses incident to the Company’s performance of or compliance with this Agreement will be paid by the Company, including, without limitation, (a) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC, Nasdaq, or AMEX or any other exchange where the securities are listed, (b) all fees and expenses in connection with compliance with state securities or “Blue Sky” laws, (c) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (d) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (e) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (f) all fees and expenses incurred in connection with the listing of the Registrable Securities on any

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securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (g) reasonable fees and disbursements of one law firm or other counsel selected by the Shareholders of a majority of the Registrable Securities being Registered, not to exceed, in any case, $40,000, (h) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (i) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration, and (j) all of the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties); provided, however, that the Company shall not be required to pay for any expenses of any Registration begun pursuant to Section 2.1 or Section 2.2, as applicable, if such request is subsequently withdrawn by the participating Shareholders (in which case all participating Shareholders shall bear such expenses), unless the Shareholder making such demand agrees to forfeit their right to one (1) demand registration to which they are entitled pursuant to Section 2.2.  All expenses described in clause (a) through (j) of this Section 2.7 are referred to herein as “Registration Expenses.” The Company shall not be required to pay any fees and disbursements of underwriters not customarily paid by the issuers of securities, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

2.9. Indemnification.

(a) Indemnification by Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each Shareholder, his Affiliates and their respective officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons from and against any and all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not such indemnified party is a party thereto) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in the Shelf Registration Statement or any other Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be liable to any particular indemnified party in any such case (A) to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Shelf Registration Statement or any other such Registration Statement in reliance upon and in conformity with written information furnished to the Company by a Shareholder expressly for use in the preparation thereof, (B) for any amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company, or (C) if and to the extent that, in the case of a sale directly by a Shareholder (including a sale of such Registrable Securities through any underwriter retained by such Shareholder to engage in a distribution solely on behalf of such Shareholder) such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary Prospectus and corrected in a final or amended Prospectus, and such Shareholder failed to deliver a copy of the final or amended Prospectus at or prior to the confirmation of the sale of Registrable Securities to the Person asserting any such Loss in any case where such delivery is required by the Securities Act or any state securities laws. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Shareholder or any indemnified party and shall survive the transfer of such securities by such Shareholder.

(b) Indemnification by the Selling Shareholder. Each selling Shareholder agrees (severally and not jointly) to indemnify and hold harmless, to the full extent permitted by law, the Company, its Affiliates, and their respective directors, officers, shareholders, employees, advisors, agents, each Person who controls the Company (within the meaning of the Securities Act and the Exchange Act) and each other Shareholder from and against any Losses resulting from (i) any untrue or alleged untrue statement of a material fact contained in the Shelf Registration Statement or any other Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained

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therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the selling Shareholders shall not be liable to any particular indemnified party in any such case (A) to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Shelf Registration Statement or any other such Registration Statement in reliance upon and in conformity with written information furnished to the Company by a party other than the Shareholders expressly for use in the preparation thereof, (B) for any amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Shareholders, or (C) if and to the extent that, in the case of a sale directly by a Shareholder (including a sale of such Registrable Securities through any underwriter retained by such Shareholder to engage in a distribution solely on behalf of such Shareholder) such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary Prospectus and corrected in a final or amended Prospectus, and the Company failed to deliver to such Shareholder a copy of the final or amended Prospectus at or prior to the confirmation of the sale of Registrable Securities to the Person asserting any such Loss in any case where such delivery is required by the Securities Act or any state securities laws. In no event shall the liability of any selling Shareholder hereunder be greater in amount than the dollar amount of the net proceeds received by such Shareholder under the sale of the Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus, the Shelf Registration Statement or other Registration Statement. Each Shareholder also shall indemnify any underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Company.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (C) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such Person, based upon advice of its counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent, but such consent may not be unreasonably withheld; provided, that an indemnifying party shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such indemnifying party other than financial obligations for which such indemnified party will be indemnified hereunder. If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party, such consent not to be unreasonably withheld. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term

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thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time from all such indemnified party or parties unless (x) the employment of more than one counsel has been authorized in writing by the indemnified party or parties, (y) an indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based on advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d) Contribution. If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 2.9 is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by paragraphs (a) and (b) of this Section 2.9, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.9(d) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.9(d) to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the Losses of the indemnified parties relate exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.9(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. If indemnification is available under this Section 2.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.9(a) and 2.9(b) hereof without regard to the relative fault of said indemnifying parties or indemnified party.

2.10. Reporting Requirements; Rules 144 and 144A. From and after the date hereof, the Company shall use its best efforts to be and remain in compliance with the periodic filing requirements imposed under the SEC’s rules and regulations, including the Exchange Act, and any other applicable laws or rules, and thereafter shall timely file such information, documents and reports as the SEC may require or prescribe under Section 13 or 15(d) (whichever is applicable) of the Exchange Act. If the Company is not required to file such reports, it will, upon the request of any Shareholder, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act, and it will take such further action as any Shareholder may reasonably request, all to the extent required from time to time to enable such Shareholder to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. From and after the date hereof, the Company shall forthwith upon request furnish any Shareholder (a) a written statement by the Company as to whether it has complied with such requirements and, if not, the specifics thereof, (b) a copy of the most recent annual or quarterly report of the Company, and (c) such other reports and documents filed by the Company with the SEC as such Shareholder may reasonably request in availing itself of an exemption for the sale of Registrable Securities without registration under the Securities Act.

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SECTION 3

MISCELLANEOUS

3.1. Term. This Agreement shall terminate upon the Registration of all the Registrable Securities, except for the provisions of Sections 2.9 and 2.10 and all of this Section 3, which shall survive any such termination.

3.2. Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including, without limitation, specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

3.3. Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall, to the extent permitted by applicable law, be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

3.4. Notices. All notices, other communications or documents provided for or permitted to be given hereunder, shall be made in writing and shall be given either personally by hand-delivery, by facsimile transmission, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery:

(a)
if to the Company:
Wellsford Real Properties, Inc.
535 Madison Avenue, 26th Floor
New York, NY 10022
Attention: Mark Cantaluppi
Facsimile: (212) 838-3400
Telephone: (212) 421-7244

with copies to:

King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036-4003
Attention: Michael J. O’Brien
           Stephen M. Wiseman
Facsimile: (212) 556-2222
Telephone: (212) 556-2100

(b)	if to the Shareholders: Mr. Lloyd Lynford 7 Quaker Hill Court East Croton-On-Hudson, NY 10520 Facsimile: Telephone:

Mr. Jonathan Garfield 1 Hudson Street, Apt. 5 NY, NY 10013 Facsimile: Telephone:

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with copies to:

Bryan Cave LLP 1290 Avenue of the Americas New York, New York 10104 Attention: Renée E. Frost Facsimile: (212) 541-4630 Telephone: (212) 541-2000

Each Shareholder, by written notice given to the Company in accordance with this Section 3.4 may change the address to which notices, other communications or documents are to be sent to such Shareholder. All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when receipt is acknowledged in writing by addressee, if by facsimile transmission; (iii) five business days after being deposited in the mail, postage prepaid, if mailed by first class mail; and (iv) on the first business day with respect to which a reputable air courier guarantees delivery; provided, however, that notices of a change of address shall be effective only upon receipt.

3.5. Successors, Assigns and Transferees. This Agreement may not be assigned by the Shareholders without the prior written consent of the Company, except that Shareholders may assign this Agreement solely for estate and tax planning purposes to the extent that such Shareholder is assigning Registrable Shares; provided, however, that any assignee agree in writing to expressly assume all obligations of Shareholders under this Agreement. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

3.6. GOVERNING LAW; SERVICE OF PROCESS; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

(a) To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York and in any New York State court located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and (iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

3.7. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

3.8. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained therein.

3.9. Amendment; Waiver.

(a) This Agreement may not be amended or modified and waivers and consents to departures from the provisions hereof may not be given, except by an instrument or instruments in writing making specific reference to this Agreement and signed by the Company, and the Shareholders.

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(b) The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

3.10. Counterparts. This Agreement may be executed in any number of separate counterparts and by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

3.11. Availability of Agreement. For so long as this Agreement shall be in effect, this Agreement shall be made available for inspection by each Shareholder upon request at the principal executive offices of the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Lloyd Lynford

Jonathan Garfield

WELLSFORD REAL PROPERTIES, INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

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Exhibit 7.3(h)

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), is made as of [          ], 200  , by and among WELLSFORD REAL PROPERTIES, INC., a Maryland corporation (“Parent”), and the stockholders of REIS, INC., a Delaware corporation (the “Company”), whose names appear on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, Parent, the Company, and Reis Services, LLC, a Maryland limited liability company (“Merger Sub”), are parties to an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), whereby the Company will merge with and into Merger Sub (the “Merger”) and pursuant to which, among other things, the Stockholders are to receive shares of common stock, par value $0.02 per share, of Parent (“Parent Common Stock”);

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, each Stockholder has agreed not to sell the shares of Parent Common Stock he receives in the Merger pursuant to the terms and conditions of this Agreement; and

WHEREAS, all other capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

1	Representations and Warranties of Each Stockholder. Each Stockholder hereby severally and not jointly represents and warrants to Parent as follows:

1.1	Authority Relative to this Agreement. Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against him in accordance with its terms, (a) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) subject to general principles of equity. If such Stockholder is married, or marries during the term of this Agreement, and such Stockholder’s Shares constitute community property or otherwise require spousal or other approval in order for this Agreement to be legal, valid and binding, this Agreement has been (or, prior to the marriage, will be) approved executed and delivered by, and constitutes (or, prior to the marriage, will constitute) a legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms.

1.2	No Conflict. The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by such Stockholder or (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder.

2	Lock-up Agreement.

2.1	Lock-up Agreement. Each Stockholder hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), he will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Parent Common Stock or securities convertible into or exchangeable or exercisable for any shares of Parent Common Stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Parent Common Stock, whether any such aforementioned

1

transaction is to be settled by delivery of the Parent Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Parent. Notwithstanding the foregoing, each Stockholder may pledge his shares of Parent Common Stock as security during the Lock-Up Period; provided, however, that any pledgee must agree in writing to be bound by all terms and conditions of this Agreement as if such pledgee was a party hereto. In addition, each Stockholder agrees that, without the prior written consent of Parent, he will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock.

2.2	Lock-up Period. The initial Lock-Up Period will commence on the Effective Date of the Merger and continue to and include the date that is nine (9) months after the Effective Date of the Merger.

2.3	Transfers. A transfer of Parent Common Stock by gift, will or intestacy to a family member, affiliate or trust may be made, but only to the extent the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the LockUp Period). In furtherance of the foregoing, Parent and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Parent Common Stock if such transfer would constitute a violation or breach of this Agreement.

3	Miscellaneous.

3.1	Entire Agreement. This Agreement constitutes the entire agreement among the parties to it with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

3.2	Parties in Interest. This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

3.3	Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

3.4	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

3.5	Termination. This Agreement shall lapse and become null and void if the Merger Agreement is terminated in accordance with its terms.

3.6	Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

3.7	Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.8	Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to it conflicts of law principles that would require application of another law.

2

IN WITNESS WHEREOF, the parties have executed or have caused this Agreement to be executed by their respective officers or other authorized persons thereunto duly authorized as of the date first above written.

PARENT:

WELLSFORD REAL PROPERTIES, INC.

By:
Name:
Title:

STOCKHOLDERS:

Lloyd Lynford

Address:
c/o Reis, Inc.
530 Fifth Avenue
New York, NY 10036

Jonathan Garfield

Address:
c/o Reis, Inc.
530 Fifth Avenue
New York, NY10036

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Exhibit 9.1

FORM OF
ESCROW AGREEMENT
among
WELLSFORD REAL PROPERTIES, INC.
LLOYD LYNFORD
JONATHAN GARFIELD
and
THE BANK OF NEW YORK
Dated as of           , 2007

ACCOUNT NUMBER(S)

SHORT TITLE OF ACCOUNT

ESCROW AGREEMENT made this            day of            2007 by and among The Bank of New York, a New York corporation (the “Escrow Agent”), Wellsford Real Properties, Inc., a Maryland corporation (“Parent”), and Lloyd Lynford and Jonathan Garfield (together, the “Stockholder Representatives,” and each, a “Stockholder Representative”). Parent, together with the Stockholder Representatives, may hereafter be referred to as the “Parties,” and each of Parent and the Stockholder Representatives as a “Party.”

WHEREAS:

A.  Pursuant to the Agreement and Plan of Merger, dated as of           , 2006 (the “Merger Agreement”), among Parent, Reis Services LLC, a Maryland limited liability company (“Merger Subsidiary”), and Reis, Inc., a Delaware corporation (the “Company”), Parent, Merger Subsidiary and the Company intend to effect a merger of the Company with and into Merger Subsidiary (the “Merger”), and upon consummation of the Merger, the Company will cease to exist and Merger Subsidiary shall continue as the surviving company and a wholly-owned subsidiary of Parent (the “Surviving Company”). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

B.  Pursuant to Section 9.1 of the Merger Agreement, Parent, Merger Subsidiary and the Company have agreed to deposit with the Escrow Agent (a) (i) $       of the Cash Consideration (the “Cash Holdback”) and (ii) [         ] shares of the Share Consideration (the “Share Holdback” and together with the Cash Holdback, the “Escrow Fund”), and (b) (i) $       of the Cash Consideration (the “FR Cash Holdback”), and (ii) [            ] shares of the Share Consideration (the “FR Share Holdback” and, together with the FR Cash Holdback, the “FR Escrow Fund”).

C.  Pursuant to Section 9.2(f) of the Merger Agreement, Parent or the Surviving Company may deposit additional cash and shares of Parent Common Stock, consisting of Claims Recoveries, to the Escrow Agent, which shall become part of the Escrow Fund or the FR Escrow Fund, as applicable.

D.   Pursuant to Section 9.4 of the Merger Agreement, the Stockholder Representatives have been appointed to act on behalf of the Holders as their representatives with respect to, among other matters, this Agreement.

E.  The Escrow Agent is willing to act as escrow agent pursuant to the terms of this Escrow Agreement with respect to the Escrow Fund.

NOW, THEREFORE, IT IS AGREED:

I. INSTRUCTIONS:

1.  Escrow Property. On the date hereof, Parent shall deliver to the Escrow Agent (i) the Cash Holdback, payable by wire transfer of immediately available funds for deposit into an escrow account, (ii) the FR Cash Holdback, payable by wire transfer of immediately available funds into an escrow account, (iii) the Share Holdback, and (iv) the FR Share Holdback.

The foregoing property and/or funds, plus all interest, dividends and other distributions and payments thereon (collectively the “Distributions”) received by the Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as “Escrow Property.”

2.  Investment of Cash Holdback and FR Cash Holdback; Holding of Share Holdback and FR Share Holdback. (a) Within two business days after the date hereof, the Escrow Agent shall cause the Cash Holdback and the FR Cash Holdback deposited with it pursuant to this Agreement to be maintained and invested in one or more of the investment classes listed on Schedule A hereto. Any interest earned on or from the Cash Holdback shall become part of the Escrow Fund and any interest earned on or from the FR Cash Holdback shall become part of the FR Escrow Fund.

(b) The Escrow Agent shall not be responsible for any interest earned on or from the Cash Holdback or the FR Cash Holdback except for such as is actually received, nor shall the Escrow Agent be responsible for any loss resulting from the investment of the Escrow Fund or the FR Escrow Fund (including, but not limited to, the loss of any interest arising from the sale of any investment prior to maturity) provided such investment is in accordance with the terms of this Agreement.

(c) The Escrow Agent shall exercise reasonable care in holding the Share Holdback and the FR Share Holdback. The Escrow Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Share Holdback and the FR Share Holdback if the Share Holdback or the FR Share Holdback, as applicable, is accorded treatment substantially equal to that which the Escrow Agent accords its own property, it being understood that the Escrow Agent shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to the Share Holdback or the FR Share Holdback, whether or not the Escrow Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to the Share Holdback or the FR Share Holdback.

3.  Certain Matters Relating to the Share Holdback and the FR Share Holdback.

(a) Voting Rights. The Holders entitled to receive shares of Parent Common Stock in the Merger shall have the right to vote the Share Holdback and FR Share Holdback with respect to any matter submitted to a vote of the holders of Parent common stock, pro rata in accordance with the percentage of Parent Common Stock which each such Holder is entitled to receive pursuant to the terms of the Merger Agreement. The Escrow Agent shall not vote the Share Holdback or FR Share Holdback or take any other action with respect thereto unless the Stockholder Representatives have given the Escrow Agent written instructions in that regard.

(b) Dividends and Distributions. In the case that during the term of this Agreement the Escrow Agent or the Stockholder Representatives, on behalf of any Holder entitled to receive Share Consideration in the Merger, shall receive or shall have credited to it or them, as the case may be, as a dividend or other distribution upon or on account of any of the Share Holdback or FR Share Holdback any (i) cash dividends paid by Parent; (ii) stock dividends in the form of additional shares of Parent Common Stock or other securities of Parent; or (iii) any other funds or any property through a distribution by Parent to its stockholders or a capital transaction affecting the Parent Common Stock, the Escrow Agent shall hold, or in the event any of such funds or property are received by the Stockholder Representatives, the Stockholder Representatives shall promptly deposit with the Escrow Agent for the Escrow Agent to hold, such cash or other securities or property, in escrow as part of the Escrow Property in accordance with this Agreement. If, at any time during the term of this Agreement, Parent shall offer to its stockholders a choice between receiving a stock dividend or a cash dividend, the Holders entitled to receive shares of Parent Common Stock in the Merger shall make the determination as to which type of dividend shall be received on the Share Holdback or FR Share Holdback with respect thereto, pro rata in accordance with the percentage of the Share Consideration which each such Holder is entitled to receive pursuant to the terms of the Merger Agreement and shall notify the Stockholder Representatives, who in turn shall notify Parent, which in turn shall notify the Escrow Agent accordingly. Parent shall deliver to the Escrow Agent prior written notice of any dividends or distributions payable to the Share Holdback or the FR Share Holdback upon or on account of any of the Escrow Shares.

(c) Tax Treatment and Tax Distributions. Parent and the Stockholder Representatives agree that, for U.S. federal and any applicable state and local income tax purposes, Parent shall include the income (if any) on the Escrow Fund and the FR Escrow Fund in its gross income for the taxable year of Parent in which such income is accrued. No later than 30 days following the receipt of cash corresponding to any item of income required to be included by Parent under the previous sentence, the Escrow Agent shall distribute cash to Parent out of the Escrow Fund or the FR Escrow Fund, as applicable, in an amount equal to the product of (i) the amount of income required to be included by Parent and (ii) the highest combined marginal federal, state and local income tax rates imposed on a corporation resident in New York in effect during such taxable year (which information shall be provided in writing to the Escrow Agent pursuant to written instructions from Parent).

4.  Distributions of the Escrow Fund.

(a) Generally. The Escrow Agent shall hold the Escrow Fund (including all distributions with respect thereto) and shall not deliver any amounts thereof to any party other than (i) pursuant to clauses (b),

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(c) and (d) below, (ii) pursuant to written instructions executed and delivered to the Escrow Agent by Parent and a Stockholder Representative, which instructions shall set forth the amount of cash and the amount of shares to be delivered to each party or its designee (“Joint Written Instruction”), (iii) by depositing the Escrow Fund with a court of competent jurisdiction in accordance with the provisions of Article II, Section 9 hereof or with a successor escrow agent in accordance with the provisions of Article II, Section 8(b) hereof or (iv) pursuant to Section 3(c).

(b) Distribution During Holdback Period. If on or prior to           ,  2008(1), the Escrow Agent receives from Parent a copy of a notice sent by Parent to the Stockholder Representatives pursuant to Section 9.2(c) of the Merger Agreement requesting a disbursement from the Escrow Fund (a “Claim Notice”) together with a certification from Parent certifying that such Claim Notice has been delivered to the Stockholder Representatives concurrently with the delivery of the copy of such Claim Notice to the Escrow Agent pursuant to the terms of the Merger Agreement (a “Certification”), and if:

(i) the Escrow Agent does not receive written notice objecting to the disbursement from the Escrow Fund (an “Objection Notice”) from a Stockholder Representative on or before the twentieth Business Day (as defined below) following delivery of a Claim Notice to the Escrow Agent and the Stockholders Representatives, then the Escrow Agent shall deliver to Parent from the Escrow Fund the amount of funds requested in the Claim Notice (which amount shall be delivered 50% in cash and 50% in shares included in the Share Holdback (which shares shall be valued at a price per share equal to $       )) within three Business Days after the expiration of such 20 Business Day period; or

(ii) the Escrow Agent receives an Objection Notice from a Stockholder Representative within such 20 Business Day period, then the Escrow Agent shall not distribute such funds requested in the Claim Notice from the Escrow Fund except (A) pursuant to Joint Written Instructions, or (B) by depositing the amount of Escrow Funds requested in the Claim Notice with a court of competent jurisdiction (which amount shall be delivered 50% in cash and 50% in shares included in the Share Holdback (which shares shall be valued at a price per share equal to $       )).

(c) Distribution Following Holdback Period. (i) If on or prior to            , 2008(2), the Escrow Agent has not received copies of any Claim Notices (together with Certifications) pursuant hereto, then the entire Escrow Fund shall be delivered to the Surviving Company for distribution to the Holders in the same proportion and manner as the Common Stock Merger Consideration and the Preferred Stock Merger Consideration.

(ii) If, on or prior to            , 2008(3), the Escrow Agent has received copies of one or more Claim Notices (together with Certifications), and no Objection Notices have been delivered within the 20 Business Day period pursuant hereto, then (1) a portion of the Escrow Fund shall be delivered to Parent in an aggregate amount equal to that demanded in such Claim Notices (which amount shall be delivered 50% in cash and 50% in shares included in the Share Holdback (which shares shall be valued at a price per share equal to $     )), and (2) the balance of the Escrow Fund, if any, shall be delivered to the Surviving Company for distribution to the Holders in the same proportion and manner as the Common Stock Merger Consideration and the Preferred Stock Merger Consideration.

(iii) If, on or prior to            , 2008(4), the Escrow Agent has received copies of one or more Claim Notices (together with Certifications), an Objection Notice has been delivered within the 20 Business Day period pursuant hereto with respect to any such Claim Notice and no Joint Written Instruction has been delivered with respect thereto (each such Claim Notice for which no Joint Written Instruction has been delivered, an “Unresolved Claim Notice”), then (1) the entire Escrow Fund less an amount equal to the

(1)	A date that is 18 months from the date hereof.

(2)	A date that is 18 months from the date hereof.

(3)	A date that is 18 months from the date hereof.

(4)	A date that is 18 months from the date hereof.

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aggregate amount demanded in all Unresolved Claim Notices shall be delivered to the Surviving Company for distribution to the Holders in the same proportion and manner as the Common Stock Merger Consideration and the Preferred Stock Merger Consideration (which amount shall be delivered 50% in cash and 50% in shares included in the Share Holdback (which shares shall be valued at a price per share equal to $            )), and (2) the balance, if any, shall continue to be held by the Escrow Agent pursuant to this Agreement.

(d) Any distributions to the Surviving Company or to Parent of all or a portion of (1) the Cash Holdback pursuant hereto shall be made by wire transfer to an account or accounts designated by the Surviving Company or Parent, as the case may be, and (2) the Share Holdback pursuant hereto shall be made by Federal Express or other reputable overnight courier or by hand to such address designated by the Surviving Company or Parent, as the case may be.

(e) For purposes of this Agreement, “Business Day” means a day other than a Saturday, Sunday or other day on which banks located on New York City are authorized or required by law to close.

5.  Distributions of the FR Escrow Fund.

(a) Generally. The Escrow Agent shall hold the FR Escrow Fund and shall not deliver any amounts thereof to any party other than (i) pursuant to clauses (b), (c) and (d) below, (ii) pursuant to Joint Written Instructions, (iii) by depositing the FR Escrow Fund with a court of competent jurisdiction in accordance with the provisions of Article II, Section 9 hereof or with a successor escrow agent in accordance with the provisions of Article II, Section 8(b) hereof, or (iv) pursuant to Section 3(c).

(b) Distributions During the FR Holdback Period. If on or prior to            , 2009(5), the Escrow Agent receives from Parent a copy of a notice sent by Parent to the Stockholder Representatives pursuant to Section 9.2(c) of the Merger Agreement (and subject to the proviso set forth in Section 9.2(b) of the Merger Agreement) requesting a disbursement from the FR Escrow Fund (a “FR Claim Notice”), together with a certification from Parent certifying that such FR Claim Notice has been delivered to the Stockholder Representatives concurrently with the delivery of the copy of such FR Claim Notice to the Escrow Agent pursuant to the terms of the Merger Agreement (a “FR Certification”), and if:

(i) the Escrow Agent does not receive written notice objecting to the disbursement from the FR Escrow Fund (a “FR Objection Notice”) from a Stockholder Representative on or before the twentieth Business Day following delivery of a FR Claim Notice to the Escrow Agent and the Stockholders Representatives, then the Escrow Agent shall deliver to Parent from the FR Escrow Fund the amount of funds requested in the FR Claim Notice (which amount shall be delivered 50% in cash and 50% in shares included in the FR Share Holdback (which shares shall be valued at a price per share equal to $         )) within three Business Days after the expiration of such 20 Business Day period; or

(ii) the Escrow Agent receives a FR Objection Notice from a Stockholder Representative within such 20 Business Day period, then the Escrow Agent shall not distribute such funds requested in the FR Claim Notice from the FR Escrow Fund except (A) pursuant to Joint Written Instructions, or (B) by depositing the amount of FR Escrow Funds requested in the FR Claim Notice with a court of competent jurisdiction (which amount shall be delivered 50% in cash and 50% in shares included in the FR Share Holdback (which shares shall be valued at a price per share equal to $         )).

(c) Distribution Following FR Holdback Period. (i) If on or prior to            , 2009(6), the Escrow Agent has not received copies of any FR Claim Notices (together with FR Certifications) pursuant hereto, then the entire FR Escrow Fund shall be delivered to the Surviving Company for distribution to the Holders in the same proportion and manner as the Common Stock Merger Consideration and the Preferred Stock Merger Consideration.

(5)	A date that is 24 months from the date hereof.

(6)	A date that is 24 months from the date hereof.

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(ii) If on or prior to            , 2009(7), the Escrow Agent has received copies of one or more FR Claim Notices (together with FR Certifications), and no FR Objection Notices have been delivered within the 20 Business Day period pursuant hereto, then (1) a portion of the FR Escrow Fund shall be delivered to Parent in an aggregate amount equal to that demanded in such FR Claim Notices (which amount shall be delivered 50% in cash and 50% in shares included in the FR Share Holdback (which shares shall be valued at a price per share equal to $       )), and (2) the balance of the FR Escrow Fund, if any, shall be delivered to the Surviving Company for distribution to the Holders in the same proportion and manner as the Common Stock Merger Consideration and the Preferred Stock Merger Consideration.

(iii) If on or prior to            , 2009(8), the Escrow Agent has received copies of one or more FR Claim Notices (together with FR Certifications), a FR Objection Notice has been delivered within the 20 Business Day period pursuant hereto with respect to any such FR Claim Notice and no Joint Written Instruction has been delivered with respect thereto (each such FR Claim Notice for which no Joint Written Instruction has been delivered, a “FR Unresolved Claim Notice”), then (1) the entire FR Escrow Fund less an amount equal to the aggregate amount demanded in all FR Unresolved Claim Notices shall be delivered to the Surviving Company for distribution to the Holders in the same proportion and manner as the Common Stock Merger Consideration and the Preferred Stock Merger Consideration (which amount shall be delivered 50% in cash and 50% in shares included in the FR Share Holdback (which shares shall be valued at a price per share equal to $       )), and (2) the balance, if any, shall continue to be held by the Escrow Agent pursuant to this Agreement.

(d) FR Fund Payments. Any distributions to the Surviving Company or to Parent of all or a portion of (1) the FR Cash Holdback pursuant hereto shall be made by wire transfer to an account or accounts designated by the Surviving Company or Parent, as the case may be, and (2) the FR Share Holdback pursuant hereto shall be made by Federal Express or other reputable overnight courier or by hand to such address designated by the Surviving Company or Parent, as the case may be.

6.  Notices and Addresses. All notices, instructions, requests, demands and other communications hereunder shall be in writing, with copies to all of the other parties hereto, and shall be deemed to have been duly given (i) when delivered, if by hand, (ii) when delivered, if sent by Federal Express or other overnight courier service or (iii) five days after the mailing thereof by first class registered or certified mail, return receipt requested, postage prepaid, as follows: (a) if to Parent, to 535 Madison Avenue, 26th Floor, New York, NY 10022, Attention: Mark Cantaluppi, with a copy to King & Spalding LLP, 1185 Avenue of the Americas, New York, NY 10036, Attn: Michael J. O’Brien and Stephen M. Wiseman; (b) if to the Stockholder Representatives, to Lloyd Lynford, 7 Quaker Hill Court East, Croton-On-Hudson, NY 10520 and Jonathan Garfield, 1 Hudson Street, Apt. 5, New York, NY 10013 with a copy to Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104, Attn: Renée E. Frost, Esq., and (c) if to Escrow Agent, to The Bank of New York, 101 Barclay Street, 8th Floor West, New York, New York 10286, Attn: Odell Romeo or in any case to such other address as a party may determine by delivery of notice pursuant to this paragraph.

7.  Compensation. The Parties shall pay all fees, expenses and charges as per Escrow Agent’s fee schedule, which is set forth on Schedule B hereto.

(7)	A date that is 24 months from the date hereof.

(8)	A date that is 24 months from the date hereof.

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II.  TERMS AND CONDITIONS:

1.  The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Parties or to which any of the Parties is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any Party or any entity acting on its behalf. Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2.  This Agreement is for the exclusive benefit of the Parties and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3.  If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Fund or the FR Escrow Fund (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Fund or the FR Escrow Fund), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems reasonably appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4.   (a) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for any consequential, punitive or special damages, (ii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, or (iii) for an amount in excess of the value of the Escrow Fund and the FR Escrow Fund, valued as of the date of deposit.

    (b) If after providing reasonable notice in accordance with Article I, Section 4, any fees, expenses or costs incurred by, or any obligations owed to, Escrow Agent hereunder are not paid when due, Escrow Agent may reimburse itself therefor from the cash held in the Escrow Fund or the FR Escrow Fund.

    (c) Escrow Agent may consult with legal counsel at the expense of the Parties as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

    (d) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5.  Escrow Agent shall provide to the Parties monthly statements identifying transactions, transfers or holdings of the Escrow Fund and the FR Escrow Fund.

6.  Notices, instructions, requests, demands and other communications shall be delivered in accordance with Article I, Section 4 hereto. Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it, in good faith, to have been sent or given by any Parties or by a person or persons authorized by the Parties. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

7.  The Parties, jointly and severally, shall be liable for and shall reimburse and indemnify the Escrow Agent and hold the Escrow Agent harmless from and against any and all claims, losses, liabilities, costs,

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damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being the Escrow Agent hereunder, provided, however, that nothing contained herein shall require the Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct.

8.   (a) The Parties may remove the Escrow Agent at any time by giving to the Escrow Agent 30 calendar days’ prior notice in writing signed by Parent and a Stockholder Representative.

    (b) If the Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to relinquish custody of the Escrow Fund and the FR Escrow Fund, it may do so by delivering the same to any other escrow agent mutually agreeable to Parent and a Stockholder Representative and if no such escrow agent shall be selected, then Escrow Agent may do so by delivering the Escrow Fund and the FR Escrow Fund (a) to any bank or trust company in the Borough of Manhattan, City and State of New York, which is willing to act as escrow agent thereunder in place and instead of Escrow Agent or (b) to the clerk or other proper officer of a court of competent jurisdiction as may be permitted by law within the State, County and City of New York. The fee of any such bank or trust company or court officer shall be borne jointly and severally by Parent and the Stockholder Representatives. Upon such delivery, Escrow Agent shall be discharged from any and all further responsibility or liability with respect to the Escrow Fund and the FR Escrow Fund except as herein provided.

    (c) Upon delivery of the Escrow Fund and the FR Escrow Fund to a successor escrow agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

    (d) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action other than to keep safely all property held in escrow until it shall jointly be directed otherwise in writing by Parent and a Stockholder Representative or by a final judgment of a court of competent jurisdiction.

9.  In the event of any dispute between or conflicting claims by or among the Parties and/or any other person or entity with respect to any portion of the Escrow Fund or the FR Escrow Fund, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such portion of the Escrow Fund or the FR Escrow Fund, as applicable, so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Parties for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Parties.

10.  This Agreement shall be interpreted, construed, enforced and administered in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the Parties hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York. Each of the Parties hereby waives the right to trial by jury. To the extent that any Party may be entitled to claim, for itself or its assets, immunity from execution, attachment (whether before or after judgment) or other legal process in any jurisdiction, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each Party waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices in Article I, Section 4, and such service shall be deemed completed 10 calendar days after the same is so mailed.

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11.  Except as otherwise permitted herein, this Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

12.  The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

13.  The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

14.  This Agreement and the Merger Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

15.  This Agreement shall terminate upon the distribution of all Escrow Property by the Escrow Agent. The provisions of these Terms and Conditions (including, without limitation, Article II, Sections 7 and 19) shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

16.  No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “The Bank of New York” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

17.  The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

18.  This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

19.  The Escrow Agent does not have any interest in the Escrow Fund or the FR Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof. The Parties shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Fund and the FR Escrow Fund (upon proof of payment of any such transfer taxes or other taxes by the Escrow Agent) incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax identification number certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned with respect to the Escrow Fund or the FR Escrow Fund and is not responsible for any other reporting.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed the day and year first above written.

WELLSFORD REAL PROPERTIES, INC., Parent

By:
Name:

Title:

Lloyd Lynford, Stockholder Representative

Jonathan Garfield, Stockholder Representative

THE BANK OF NEW YORK, as Escrow Agent

By:
Name:

Title:

[Signature Page to Escrow Agreement]

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Schedule A

Permitted Investments

1.	Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof.

2.	Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Ratings Service or from Moody’s Investors Service, Inc.

3.	Investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by the administrative agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof.

4.	Repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above.

5.	Investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (4) above.

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Schedule B

Wellsford Real Properties, Inc.
Escrow Accounts

Fee Schedule
October 10, 2006

Upon appointment of The Bank of New York (“BNY”) as Escrow Agent, Escrow Parties shall be responsible for the payment of the fees, expenses and charges as set forth in this Fee Schedule.

GENERAL FEES

ACCEPTANCE FEE - Waived

This one time charge is payable at the time of the closing and includes the review and execution of the agreement and all documents submitted in support thereof and establishment of accounts.

ANNUAL ADMINISTRATIVE FEE - $7,000 for both accounts

An annual fee will cover the duties and responsibilities related to account administration and servicing, which may include maintenance of accounts on various systems, custody and securities servicing, reporting, etc. This fee is payable in advance for the year and shall not be prorated.

INVESTMENT COMPENSATION

With respect to investments in money market mutual funds for which BNY provides shareholder services BNY (or its affiliates) may also receive and retain additional fees from the mutual funds (or their affiliates) for shareholder services as set forth in the Authorization and Direction to BNY to Invest Cash Balances in Money Market Mutual Funds.

BNY will charge a $25.00 transaction fee for each purchase, sale, or redemption of securities other than the aforementioned Money Market Mutual Funds.

DISBURSEMENT FEE (CHECK OR WIRE) PER TRANSACTION

A fee of $25.00 will be assessed for each disbursement.

COUNSEL FEES

If counsel is retained by BNY, a fee covering the fees and expenses of Counsel for its services, including review of governing documents, communication with members of the closing party (including representatives of the purchaser, investment banker(s), attorney(s) and BNY), attendance at meetings and the closing, and such other services as BNY may deem necessary. The Counsel fee will be the actual amount of the fees and expenses charged by Counsel and is payable at closing. Should closing not occur, you would still be responsible for payment of Counsel fees and expenses.

MISCELLANEOUS FEES

The fees for performing extraordinary or other services not contemplated at the time of the execution of the transaction or not specifically covered elsewhere in this schedule will be commensurate with the service to be provided and will be charged in BNY’s sole discretion. These extraordinary services may include, but are not limited to: proxy dissemination/tabulation, customized reporting and/or procedures, electronic account access, etc. Counsel, accountants, special agents and others will be charged at the actual amount of fees and expenses billed.

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OUT-OF-POCKET EXPENSES

Additional out-of-pocket expenses may include, but are not limited to, telephone; facsimile; courier; copying; postage; supplies; expenses of foreign depositaries; and expenses of BNY’s representative(s) and Counsel for attending special meetings. Fees and expenses of BNY’s representatives and Counsel will be charged at the actual amount of fees and expenses charged and all other expenses will be charged at cost or in an amount equal to 5% of all expenses billed for the year, in BNY’s discretion, and BNY may charge certain expenses at cost and others on a percentage basis.

Terms and Disclosures

TERMS OF PROPOSAL

Final acceptance of the appointment as escrow agent under the escrow agreement is subject to approval of authorized officers of BNY and full review and execution of all documentation related hereto. Please note that if this transaction does not close, you will be responsible for paying any expenses incurred, including Counsel fees. We reserve the right to terminate this offer if we do not enter into final written documents within three months from the date this document is first transmitted to you. Fees may be subject to adjustment during the life of the engagement.

MISCELLANEOUS

The terms of this Fee Schedule shall govern the matters set forth herein and shall not be superseded or modified by the terms of the escrow agreement. This Fee Schedule shall be governed by the laws of the State of New York without reference to laws governing conflicts. BNY and the undersigned agree to jurisdiction of the federal and state courts located in the City of New York, State of New York.

CUSTOMER NOTICE REQUIRED BY THE USA PATRIOT ACT

To help the US government fight the funding of terrorism and money laundering activities, US Federal law requires all financial institutions to obtain, verify, and record information that identifies each person (whether an individual or organization) for which a relationship is established.

What this means to you: When you establish a relationship with BNY, we will ask you to provide certain information (and documents) that will help us to identify you. We will ask for your organization’s name, physical address, tax identification or other government registration number and other information that will help us to identify you. We may also ask for a Certificate of Incorporation or similar document or other pertinent identifying documentation for your type of organization.

We thank you for your assistance.

Accepted By:	For BNY:

Signature: _ _

Date: _ _

Name: _ _

Title: _ _

12

EXECUTION COPY

AMENDMENT NO. 1 TO
MERGER AGREEMENT

This AMENDMENT NO. 1 (this “Amendment No. 1”), dated as of March 30, 2007, to the Merger Agreement, dated as of October 11, 2006 (the “Merger Agreement”), is by and among Reis, Inc., a Delaware corporation (the “Company”), Wellsford Real Properties, Inc., a Maryland corporation (“Parent”), and Reis Services LLC, a Maryland limited liability company and wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Company, Parent, and Merger Sub are parties to the Merger Agreement;

WHEREAS, the Company, Parent, and Merger Sub desire to amend the Merger Agreement as set forth herein; and

WHEREAS, terms used herein but not otherwise defined shall have the respective meanings ascribed thereto in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Amendments to the Agreement.

1.1     Section 8.1(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(b) by the Company or Parent at any time after May 31, 2007 if the Merger shall not have been consummated on or before such date; provided that the right to terminate the Agreement under this clause (b) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to be consummated on or before such date;”

2.	Amendments to Exhibits.

2.1     Exhibit 2.5 to the Merger Agreement is hereby amended and restated in its entirety by replacing such Exhibit 2.5 with Exhibit A attached hereto.

3.	Miscellaneous.

3.1     Full Force and Effect; Reservation of Rights.  Except as specifically set forth in this Amendment No. 1, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed. The parties acknowledge and agree that the execution and delivery of this Amendment No. 1 shall in no way limit or waive, or be deemed to limit or waive, any other terms, conditions, rights or covenants in the Merger Agreement.

3.2     Divisions and Headings.  The divisions of this Amendment No. 1 into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

3.3     Governing Law.  This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

1.1     Counterparts; Facsimile.  This Amendment No. 1 may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

[Signature Page to Follow]

1

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Amendment No. 1 to the Merger Agreement to be executed by their duly authorized representatives as of the date first written above.
REIS, INC.

By:	/s/ Jonathan T. Garfield
Name: Jonathan T. Garfield
Title: Executive Vice President

WELLSFORD REAL PROPERTIES, INC.

By:	/s/ Mark P. Cantaluppi
Name: Mark P. Cantaluppi
Title: VP — Chief Financial Officer

REIS SERVICES LLC

By:	/s/ Mark P. Cantaluppi
Name: Mark P. Cantaluppi
Title: VP — Chief Financial Officer

2

EXHIBIT A

EXHIBIT 2.5

Name	Position
Lloyd Lynford	President, Chief Executive Officer and Treasurer
Jonathan Garfield	Executive Vice President and Secretary
Jeffrey H. Lynford	Chairman
William Sander	Chief Operating Officer and Assistant Secretary
Mark P. Cantaluppi	Chief Financial Officer and Assistant Secretary
Michael Richardson	Vice President, Sales

3

Annex B

October 11, 2006

The Board of Directors
Wellsford Real Properties, Inc.
535 Madison Avenue
New York, NY 10022

Dear Members of the Board:

We understand that Reis, Inc., a Delaware corporation (the “Company”), Wellsford Real Properties, Inc., a Maryland corporation (“Parent”), and Reis Services LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Merger Subsidiary”), have entered into an Agreement and Plan of Merger, dated as of October 11, 2006 (the “Merger Agreement”). All capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to such terms in the Merger Agreement.

Pursuant to the Merger Agreement, the Company will merge with and into Merger Subsidiary (the “Merger”) and as a result thereof, subject to the election and allocation procedures and limitations set forth in the Merger Agreement, each share of the: (a) Company’s common stock, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than Company Common Stock owned by the Company, Parent or Merger Subsidiary and any Dissenting Shares) will be converted into the right to receive: (x) $8.16 in cash (the “Common Stock Cash Merger Consideration”) or (y) 1.00 shares of common stock, par value $0.02 per share (the “Parent Common Stock”), of the Parent (the “Common Stock Share Merger Consideration” and together with the Common Stock Cash Merger Consideration, the “Common Stock Merger Consideration”); (b) Company’s Series A Preferred Stock, $0.01 par value per share (“Series A Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than Series A Preferred Stock owned by the Company, Parent or Merger Subsidiary and any Dissenting Shares) shall be converted into the right to receive: (x) $463.11 in cash (the “Series A Cash Merger Consideration”), payable to the holder thereof without interest, or (y) 56.75 shares of Parent Common Stock (the “Series A Share Merger Consideration” and, together, with the Series A Cash Merger Consideration, collectively referred to as the “Series A Merger Consideration”); (c) Company’s Series B Preferred Stock, $0.01 par value per share (“Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than Series B Preferred Stock owned by the Company, Parent or Merger Subsidiary and any Dissenting Shares) shall be converted into the right to receive: (x) $272.00 in cash (the “Series B Cash Merger Consideration”), payable to the holder thereof without interest, or (y) 33.33 shares of Parent Common Stock (the “Series B Share Merger Consideration” and, together, with the Series B Cash Merger Consideration, collectively referred to as the “Series B Merger Consideration”); (d) Company’s Series C Preferred Stock, $0.01 par value per share (“Series C Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than Series C Preferred Stock owned by the Company, Parent or Merger Subsidiary and any Dissenting Shares) shall be converted into the right to receive: (x) $205.65 in cash (the “Series C Cash Merger Consideration”), payable to the holder thereof without interest, or (y) 25.20 shares of Parent Common Stock (the “Series C Share Merger Consideration” and, together, with the Series C Cash Merger Consideration, collectively referred to as the “Series C Merger Consideration”); and (e) Company’s Series D Preferred Stock, $0.01 par value per share (“Series D Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than Series D Preferred Stock owned by the Company, Parent or Merger Subsidiary and any Dissenting Shares) shall be converted into the right to receive: (x) $253.42 in cash (the “Series D Cash Merger Consideration”), payable to the holder thereof without interest, or (y) 31.06 shares of Parent Common Stock (the “Series D Share Merger Consideration” and, together, with the Series D Cash Merger Consideration, collectively referred to as the “Series D Merger Consideration”). The aggregate amount of the Series A Merger Consideration, the Series B Merger Consideration, the Series C Merger Consideration and the Series D Merger Consideration payable in connection with the Merger being referred to as the “Preferred Stock Merger Consideration”. In addition, pursuant to the terms of the Merger Agreement, in connection with the closing of the transactions contemplated by the Merger Agreement, each Plan Option and Non-Plan Option will be converted into the right to receive the amount in cash, if any, by which $8.16 exceeds the per share exercise price of each such Plan Option or Non-Plan Option, as the case may be (the “Option Merger Consideration”). The aggregate amount of the Common Stock Merger Consideration, the Preferred Stock Merger Consideration and the Option Merger Consideration payable in connection with the Merger (other than to Wellsford Capital, a Maryland corporation and a wholly owned subsidiary of Parent (the “Wellsford Holder”)) being referred to as the “Aggregate Merger Consideration”. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that approximately 23.2% of the outstanding Company Common Stock (assuming the conversion of all outstanding shares of preferred stock of the Company into Company Common Stock) is currently owned by the Parent and its wholly owned subsidiaries, excluding the effect of the Company options.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Parent of the Aggregate Merger Consideration payable in connection with the Merger. In connection with this opinion, we have:

(i)	reviewed the financial terms and conditions of the Merger Agreement;

(ii)	analyzed certain historical business and financial information relating to the Company and the Parent;

(iii)	reviewed various financial forecasts and other data provided to us by the Company and the Parent relating to their respective businesses;

(iv)	held discussions with members of the senior managements of the Company and the Parent with respect to the business and prospects of the Company and the Parent, respectively, and the strategic objectives of each;

(v)	reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company and the Parent;

(vi)	reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of the Company;

(vii)	reviewed the historical stock prices and trading volume of the Parent Common Stock; and

(viii)	conducted such other financial studies, analyses and investigations, as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information. We have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or the Parent, or concerning the solvency or fair value of the Company or the Parent. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and of the Parent as to the future financial performance of the Company and of the Parent, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which the common stock of the Parent may trade at any time subsequent to the announcement of the Merger.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms and subject to the conditions described in the Merger Agreement without any waiver or modification of any material terms or conditions by the Company or the Parent, and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company or the Parent. In addition, for purposes of our analysis we have assumed that (i) the aggregate amount of cash payable as the Common Stock Cash Merger Consideration, Series A Cash Merger Consideration, Series B Cash Merger Consideration, Series C Cash Merger Consideration and Series D Cash Merger Consideration is no greater than $34,579,414,

(ii) the aggregate number of shares of Parent Common Stock payable as Common Stock Share Merger Consideration, Series A Share Merger Consideration, Series B Share Merger Consideration, Series C Share Merger Consideration and Series D Share Merger Consideration (other than to the Wellsford Holder) is no greater than 4,237,549 shares of Parent Common Stock and (iii) the aggregate amount of the Option Merger Consideration is no greater than $4,714,356.

Lazard Frères & Co. LLC is acting as investment banker to the Parent in connection with the Merger and will receive a fee for our services, which is contingent upon the consummation of the Merger. In addition, in the ordinary course of their business, affiliates of Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) may actively trade securities of the Parent for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or a short position in such securities. In the past, Lazard Frères & Co. LLC has provided investment banking services to the Parent for which it has received customary fees.

Our engagement and the opinion expressed herein are for the benefit of the Parent’s Board of Directors in connection with its consideration of the Merger. In rendering our opinion, we did not address the relative merits of the Merger as compared to any alternative potential transaction or business strategy, or the Company’s underlying decision to effect the Merger. This opinion is not intended to and does not constitute a recommendation to any holder of the Parent Common Stock as to whether such holder should vote for the Merger, if such vote is required under the Parent’s articles of incorporation and/or applicable law. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Aggregate Merger Consideration payable in connection with the Merger is fair to Parent from a financial point of view.

Very truly yours,

LAZARD FRERES & CO. LLC

By:
/s/  Matthew J. Lustig
Matthew J. Lustig
Managing Director

The Board of Directors
Reis, Inc.
October 11, 2006

Annex C

October 11, 2006

The Board of Directors
Reis, Inc.
530 Fifth Avenue
5th Floor
New York, NY 10036

Dear Directors:

We understand that Reis, Inc. (“REIS” or the “Company”) and Wellsford Real Properties, Inc. (“WRP”) are considering entering into a merger agreement (the “Merger Agreement”) whereby REIS would be merged (the “Merger”) into REIS Services LLC (“REIS Services”), a newly formed wholly-owned subsidiary of WRP. Following the Merger, REIS Services will be the surviving entity. Pursuant to the terms of the Merger Agreement, REIS stockholders, other than WRP, referred to herein as the “Unaffiliated Stockholders”, will receive merger consideration (the “Merger Consideration”) of a) 0.5 shares of WRP common stock, par value $0.02 per share, and b) $4.08 in cash, for each share of REIS common stock, or an aggregate of approximately 4,237,673 shares of WRP common stock, constituting approximately 39.57% of the pro forma number of shares of WRP issued and outstanding, and approximately $34.58 million of cash.

Each Unaffiliated Stockholder, other than WRP, Lloyd Lynford and Jonathan Garfield, will have the right to elect to receive 100% of its Merger Consideration payable in WRP common stock, subject to certain limitations set forth in the Merger Agreement. We further understand that, immediately prior to the Merger, REIS will borrow approximately $25.0 million from Bank of Montreal, the proceeds of which, together with available cash of REIS and WRP, will be used to pay the cash portion of the Merger Consideration. The Merger and related transactions are referred to herein as the “Transaction.”

We understand that the Company has requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) render to it a written opinion (the “Opinion”) as to whether the Merger Consideration to be received by the Unaffiliated Shareholders of the Company in the Transaction is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed REIS’s audited financial statements for the fiscal years ended October 31, 2003, October 31, 2004 and October 31, 2005, and REIS-prepared interim financial information for the eight-month period ended June 30, 2006, which REIS’s management has identified as being the most current information available;

2.	reviewed WRP’s annual reports to shareholders on Form 10-K for the fiscal years ended December 31, 2004 and December 31, 2005, and quarterly report on Form 10-Q for the quarter ended June 30, 2006, which WRP’s management has identified as being the most current financial statements available;

3.	reviewed the REIS Confidential Information Memorandum, dated November 2005 and certain offer letters from potential bidders;

4.	reviewed the REIS management presentation dated July 2006;

5.	reviewed the historical market prices and trading volume for WRP’s publicly traded stock for the past 9 months;

The Board of Directors
Reis, Inc.
October 11, 2006

6.	reviewed various analyses and documentation related to WRP’s financial projections and non-operating assets and liabilities including, but not limited to:

a.	financial models and related loan documents for Claverack, East Lyme, and Gold Peak development projects;

b.	internal memos regarding the valuation of Clairborne Fordham dated July 27, 2006, Mantua asset dated July 28, 2006, and Telecom asset dated July 31, 2006;

7.	conducted site visits to the Gold Peak and the East Lyme development projects;

8.	reviewed a pro forma balance sheet reflecting the Transaction as of June 30, 2006, prepared by WRP, received on September 21, 2006;

9.	reviewed financial forecasts and projections for REIS, and REIS and WRP combined, prepared by the managements of REIS and WRP, for the calendar years ended December 31, 2006 through 2011;

10.	met and spoke with the management of REIS and of WRP regarding the operations, financial condition, future prospects and projected operations and performance of REIS and WRP, and regarding the Transaction;

11.	reviewed the following documents in connection with the Transaction:

a.	Bank of Montreal term sheet for the senior secured credit facilities in the amount of $27,000,000, draft dated September 18, 2006;

b.	Merger Agreement, dated October 11, 2006; and

c.	Credit Agreement, dated October 11, 2006;

12.	reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant for companies in industries related to REIS; and

13. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company and of WRP have advised us, and we have assumed, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and of WRP, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company and WRP since the date of the most recent financial statements provided to us, and that there are no information or facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Company or WRP is a party (other than the Transaction).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us,

The Board of Directors
Reis, Inc.
October 11, 2006

without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We also have relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company or WRP, or otherwise have an adverse effect on the Company or WRP or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

Furthermore, (other than conducting site visits as identified in item # 7 above) we have not been requested to make, and have not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (contingent or otherwise) of the Company, WRP or any other party, nor were we provided with any such appraisal. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or WRP is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or WRP is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, or (b) advise the Board of Directors or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the common stock of WRP has traded or may trade subsequent to the disclosure or consummation of the Transaction.

This Opinion is furnished solely for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should act or vote or tender their shares with respect to the Transaction. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey or any of its affiliates be made by any recipient of this Opinion, without the prior written consent of Houlihan Lokey.

In the ordinary course of business, certain of our affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of the Company, WRP and any other party that may be involved in the Transaction.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, WRP, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or WRP, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company, WRP or any other party or the effect of any other transaction in which the

The Board of Directors
Reis, Inc.
October 11, 2006

Company, WRP or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, WRP, their respective security holders, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders, (vii) whether or not the Company, WRP, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, or (viii) the solvency, creditworthiness or fair value of the Company, WRP or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company and WRP, and on the assumptions of the management of the Company and WRP, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, WRP and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Stockholders of the Company in the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

/s/  Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262 Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (A) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (B) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (1) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (2) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
REIS, INC.

Reis, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the second to last sentence of Article FOURTH(I)(B), Section 6(a) in its entirety and replacing it with the following:

The Corporation shall mail written notice of any such Liquidation Event, not less than 45 days prior to the payment date stated therein, to each record holder of Preferred Stock; provided, however, that with respect to the merger transaction contemplated by that certain Agreement and Plan of Merger, dated as of October 11, 2006, among the Corporation, Wellsford Real Properties, Inc. and Reis Services, LLC (the “2006 Agreement and Plan of Merger”), no such notice shall be required.

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding two new sentences at the end of Article FOURTH(I)(B), Section 6(a) as follows:

Notwithstanding anything to the contrary contained in this Certificate of Incorporation, in connection with the 2006 Agreement and Plan of Merger and the transactions contemplated thereby, the holders of shares of Preferred Stock shall not be entitled to receive the Preferred Liquidation Amount applicable to such shares but shall instead be entitled to receive the consideration that the holders of such shares would be entitled to receive if such shares had been converted into shares of Common Stock at the applicable Conversion Price therefor as in effect immediately prior to the effective time of the merger contemplated by the 2006 Agreement and Plan of Merger. For the avoidance of doubt, the consideration to which holders of shares of Preferred Stock shall be so entitled to receive shall be subject to all holdbacks and escrow, indemnification and other obligations applicable thereto under the 2006 Agreement and Plan of Merger.

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Reis, Inc. has caused this Certificate to be executed by [NAME], its [OFFICE], on this day of           , 2007.

REIS, INC.

By:	Name: Office:

E-1

Annex F

AMENDED AND RESTATED WELLSFORD REAL PROPERTIES, INC.
1998 MANAGEMENT INCENTIVE PLAN

RECITALS

WHEREAS, Wellsford Real Properties, Inc., a Maryland corporation (the “Company”), has adopted the Wellsford Real Properties, Inc. 1998 Management Incentive Plan (the “Plan”);

WHEREAS, the Plan has been adopted to encourage high levels of performance by those individuals who are key to the success of the Company, to attract new individuals who are highly motivated and who will contribute to the success of the Company and to encourage such individuals to remain as directors and/or employees of the Company and its subsidiaries by increasing their proprietary interest in the Company’s growth and success;

WHEREAS, the Plan authorizes the granting of incentive awards through grants of stock options, grants of stock appreciation rights, grants of Stock Purchase Awards (hereinafter defined), and grants of Restricted Stock Awards (hereinafter defined) to those individuals whose judgment, initiative and efforts are responsible for the success of the Company;

WHEREAS, the Company reserved the right to amend the Plan pursuant to Article 9.8 thereof; and

WHEREAS, the Company desires to amend and restate the Plan in certain respects including to permit the awarding of Restricted Stock Units (hereinafter defined).

NOW, THEREFORE, the Company hereby amends and restates the Plan (the Plan as hereinafter amended, the “Amended Plan”) to read as follows:

ARTICLE 1.

Purpose of the Plan

1.1.  Purpose.  The purpose of the Amended Plan is to assist the Company in attracting and retaining selected individuals to serve as Directors (as hereinafter defined), officers and employees of the Company or any of its subsidiaries or affiliates who will contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentive inherent in the ownership of the Company’s Common Stock (the “Shares”). Stock options granted under the Amended Plan (“Options”) will be either “incentive stock options,” intended to qualify as such under the provisions of section 422 of the Internal Revenue Code of 1986, as from time to time amended (the “Code”), or “nonqualified stock options.” For purposes of the Amended Plan, the term “subsidiary” shall mean “subsidiary corporation,” as such term is defined in section 424(f) of the Code, and “affiliate” shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Amended Plan, the term “Award” shall include a grant of an Option, stock appreciation rights, a Stock Purchase Award, a Restricted Stock Award, a Restricted Stock Unit, or any other award made under the terms of the Amended Plan.

ARTICLE 2.

Shares Subject to Awards

2.1.  Number of Shares.  Subject to the adjustment provisions of Section 9.9 of the Plan, the aggregate number of Shares originally authorized for Awards under the Plan was up to 2,000,000 Shares (the “Share Limitation”). Pursuant to Section 9.9 of the Plan, the Share Limitation was adjusted to take into account the reverse stock split that occurred on June 9, 2000, and the payment of a liquidating distribution that was made on December 14, 2005. The Share Limitation shall hereafter continue to be subject to further adjustment pursuant to the provision of Section 10.9 hereof. No Options to purchase fractional Shares shall be granted or issued under the Amended Plan. For purposes of this Section 2.1, the Shares that shall be counted toward such limitation shall include all Shares:

(1)	issued or issuable pursuant to Options that have been or may be exercised;

(2)	issued or issuable pursuant to Stock Purchase Awards;

(3)	issued as, or subject to issuance as a Restricted Stock Award; and

(4)	issued as, or subject to issuance as a Restricted Stock Unit.

2.2.  Shares Subject to Terminated Awards.  The Shares covered by any unexercised portions of terminated Options granted under Articles 4 and 6, Shares forfeited as provided in Section 8.2(a) and Shares subject to any Awards which are otherwise surrendered by the Participant without receiving any payment or other benefit with respect thereto may again be subject to new Awards under the Amended Plan. In the event the purchase price of an Option is paid in whole or in part through the delivery of Shares, the number of Shares issuable in connection with the exercise of the Option shall not again be available for the grant of Awards under the Amended Plan. Shares subject to Options, or portions thereof, which have been surrendered in connection with the exercise of share appreciation rights shall not again be available for the grant of Awards under the Amended Plan.

2.3.  Character of Shares.  Shares delivered under the Amended Plan may be authorized and unissued Shares or Shares acquired by the Company, or both.

2.4.  Limitations on Grants to Individual Participant.  Subject to the adjustment provisions of Section 10.9 hereof, the maximum number of Shares with respect to all Awards that may be granted under the Plan to any employee during any fiscal year is 500,000 Shares (the “Grant Limitation”). If an Award is canceled, the Shares with respect to such canceled Award, shall continue to be counted toward the Grant Limitation for the year granted. An Option (or a stock appreciation right) that is repriced during any fiscal year is treated as the cancellation of the Option (or stock appreciation right) and a grant of a new Option (or stock appreciation right) for purposes of the Grant Limitation for that fiscal year.

ARTICLE 3.

Eligibility and Administration

3.1.  Awards to Employees and Directors.  (a) Participants who receive Options under Articles 4 and 6 hereof (including stock appreciation rights under Article 5) (“Optionees”), Stock Purchase Awards under Article 7, Restricted Stock Awards under Article 8, or Restricted Stock Units under Article 9 (in either case, a “Participant”) shall consist of such key employees and Directors (hereinafter defined) of the Company or any of its subsidiaries or affiliates as the Committee (hereinafter defined) shall select from time to time. The Committee’s designation of an Optionee or Participant in any year shall not require the Committee (hereinafter defined) to designate such person to receive Awards or grants in any other year. The designation of an Optionee or Participant to receive Awards or grants under one portion of the Amended Plan shall not require the Committee (hereinafter defined) to include such Optionee or Participant under other portions of the Amended Plan.

(b) No Option which is intended to qualify as an “incentive stock option” may be granted to any employee or Director (hereinafter defined) who, at the time of such grant, owns, directly or indirectly (within the meaning of sections 422(b)(6) and 424(d) of the Code), shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any of its subsidiaries or affiliates, unless at the time of such grant, (i) the option price is fixed at not less than 110% of the Closing Price (as defined below) of the Shares subject to such Option, determined on the date of the grant, and (ii) the exercise of such Option is prohibited by its terms after the expiration of five (5) years from the date such Option is granted.

3.2.  Administration.  (a) The Amended Plan shall be administered by the compensation committee of the board of directors of the Company (such compensation committee, the “Committee”, and such board of directors, the “Board”), provided, however, unless otherwise determined by the directors of the Company (the directors of the Company being herein referred to as the “Directors”), each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act and an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code and the regulations thereunder. In no event shall the Committee consist of fewer than two Directors. The Directors may remove from, add members to, or fill vacancies in the Committee.

Any Award to a member of the Committee shall be on terms consistent with Awards made to other non-employee Directors who are not members of the Committee, except where the Award is approved or ratified by the Board (excluding persons who are also members of the Committee).

(b) The Committee is authorized, subject to the provisions of the Amended Plan, to establish such rules and regulations as it may deem appropriate for the conduct of meetings and proper administration of the Amended Plan. All actions of the Committee shall be taken by majority vote of its members. The Committee is also authorized, subject to any limitations of the Amended Plan, to make provisions in various Awards pertaining to a “change of control” of the Company and to amend or modify existing Awards.

(c) Subject to the provisions of the Amended Plan, the Committee shall have authority, in its sole discretion, to interpret the provisions of the Amended Plan and, subject to the requirements of applicable law, including Rule 16b-3 of the Exchange Act, to prescribe, amend, and rescind rules and regulations relating to it as it may deem necessary or advisable. All decisions made by the Committee pursuant to the provisions of the Amended Plan shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors and employees, and Amended Plan participants.

ARTICLE 4.

Options

4.1.  Grant of Options.  The Committee shall determine, within the limitations of the Amended Plan, the Directors and employees of the Company and its subsidiaries and affiliates to whom Options are to be granted under the Amended Plan, the number of Shares that may be purchased under each such Option and the option price, and shall designate such Options at the time of the grant as either “incentive stock options” or “nonqualified stock options;” provided, however, that Options granted to employees of an affiliate (that is not also a subsidiary) or to non-employees of the Company may only be “nonqualified stock options.”

All Options granted pursuant to this Article 4 and Article 6 herein shall be authorized by the Committee and shall be evidenced in writing by stock option agreements (“Stock Option Agreements”) in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Amended Plan, and, with respect to any Stock Option Agreement granting Options which are intended to qualify as “incentive stock options,” are not inconsistent with Section 422 of the Code. Granting of an Option pursuant to the Amended Plan shall impose no obligation on the recipient to exercise such option. Any individual who is granted an Option pursuant to this Article 4 and Article 6 herein may hold more than one Option granted pursuant to such Articles at the same time and may hold both “incentive stock options” and “nonqualified stock options” at the same time. To the extent that any Option does not qualify as an “incentive stock option” (whether because of its provisions, the time or manner of its exercise or otherwise) such Option or the portion thereof which does not so qualify shall constitute a separate “nonqualified stock option.”

4.2.  Option Price.

(a) Subject to Section 3.1(b), the option price per each Share purchasable under any “incentive stock option” granted pursuant to this Article 4 and any “nonqualified stock option” granted pursuant to Article 6 herein shall not be less than 100% of the closing market price of such Share on the date of the grant of such Option or, if the market was closed on the date in question, then the closing price on the next trading day immediately following the day in question (such closing market price of a Share on the date of grant or, if applicable, the next trading day, the “Closing Price”). If the Shares are traded on more than one market or exchange, then the Closing Price shall be determined by reference to the primary market or exchange where the Shares trade.

(b) The option price per share of each Share purchasable under any “nonqualified stock option” granted pursuant to this Article 4 shall be not less than 100% of the closing market price on the date of such grant unless the Committee determines at the time of grant that a lesser price shall be used.

4.3.  Other Provisions.  Options granted pursuant to this Article 4 shall be made in accordance with the terms and provision of Article 10 hereof and any other applicable terms and provisions of the Amended Plan.

ARTICLE 5.

Stock Appreciation Rights

5.1.  Grant and Exercise.  Stock appreciation rights may be granted in conjunction with all or part of any Option granted under the Amended Plan provided such rights are granted at the time of the grant of such Option. A “stock appreciation right” is a right to receive cash or Shares, as provided in this Article 5, in lieu of the purchase of a Share under a related Option. A share appreciation right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, and a stock appreciation right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until, and then only to the extent that, the exercise or termination of the related Option exceeds the number of Shares not covered by the share appreciation right. A stock appreciation right may be exercised by the holder thereof (the “Holder”), in accordance with Section 5.2 of this Article 5, by giving written notice thereof to the Company and surrendering the applicable portion of the related Option. Upon giving such notice and surrender, the Holder shall be entitled to receive an amount determined in the manner prescribed in Section 5.2 of this Article 5. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related share appreciation rights have been exercised

5.2.  Terms and Conditions.  Stock appreciation rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Amended Plan, as shall be determined from time to time by the Committee, including the following:

(a) Stock appreciation rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of the Amended Plan.

(b) Upon the exercise of a stock appreciation right, a Holder shall be entitled to receive up to, but no more than, an amount in cash or whole Shares equal to the excess of the then Fair Market Value of one Share over the option price per Share specified in the related Option multiplied by the number of Shares in respect of which the share appreciation right shall have been exercised. The Holder shall specify in his written notice of exercise, whether payment shall be made in cash or in whole Shares. Each share appreciation right may be exercised only at the time and so long as a related Option, if any, would be exercisable or as otherwise permitted by applicable law.

(c) Upon the exercise of a stock appreciation right, the Option or part thereof to which such share appreciation right is related shall be deemed to have been exercised for the purpose of the limitation of the number of Shares to be issued under the Amended Plan, as set forth in Section 2.1 of the Amended Plan.

(d) With respect to stock appreciation rights granted in connection with an Option that is intended to be an “incentive stock option,” the following shall apply:

(i) No stock appreciation right shall be transferable by a Holder otherwise than by will or by the laws of descent and distribution, and stock appreciation rights shall be exercisable, during the Holder’s lifetime, only by the Holder.

(ii) Stock appreciation rights granted in connection with an Option may be exercised only when the Fair Market Value of the Shares subject to the Option exceeds the option price at which Shares can be acquired pursuant to the Option.

ARTICLE 6.

Reload Options

6.1.  Authorization of Reload Options.  Concurrently with the award of any Option (such Option hereinafter referred to as the “Underlying Option”) to any participant in the Amended Plan, the Committee may grant one or more reload options (each, a “Reload Option”) to such participant to purchase for cash or Shares a number of Shares as specified below. A Reload Option shall be exercisable for an amount of Shares equal to (i) the number of Shares delivered by the Optionee to the Company to exercise the Underlying Option, and (ii) to the extent authorized by the Committee, the number of Shares used to satisfy any tax withholding requirement incident to the exercise of the Underlying Option, subject to the availability of Shares under the Amended Plan at the time of such exercise. Any Reload Option may provide for the grant, when exercised, of subsequent Reload Options to the extent and upon such terms and conditions consistent with this Article 6, as the Committee in its sole discretion shall specify at or after the time of grant of such Reload Option. The grant of a Reload Option will become effective upon the exercise of an Underlying Option or Reload Option by delivering to the Company Shares in payment of the exercise price and/or tax withholding obligations. Notwithstanding the fact that the Underlying Option may be an “incentive stock option,” a Reload Option is not intended to qualify as an “incentive stock option” under Section 422 of the Code.

6.2.  Reload Option Amendment.  Each Share Option Agreement shall state whether the Committee has authorized Reload Options with respect to the Underlying Option. Upon the exercise of an Underlying Option or other Reload Option, the Reload Option will be evidenced by an amendment to the underlying Share Option Agreement.

6.3.  Reload Option Price.  The option price per Share deliverable upon the exercise of a Reload Option shall be the Closing Price of a Share on the date the grant of the Reload Option becomes effective.

6.4.  Term and Exercise.  Each Reload Option is fully exercisable immediately upon its grant. The term of each Reload Option shall be equal to the remaining option term of the Underlying Option.

6.5.  Termination of Employment.  No additional Reload Options shall be granted to Optionees when Options and/or Reload Options are exercised pursuant to the terms of this Amended Plan following termination of the Optionee’s employment unless the Committee, in its sole discretion, shall determine otherwise.

6.6.  Applicability of Other Sections.  Except as otherwise provided in this Article 6, the provisions of Article 10 applicable to Options shall apply equally to Reload Options.

ARTICLE 7.

Stock Purchase Awards

7.1.  Grant of Stock Purchase Award.  The term “Stock Purchase Award” means the right to purchase Shares of the Company and to pay for such Shares through a loan made by the Company to the Participant (a “Purchase Loan”) as set forth in this Article 7.

7.2.  Terms of Purchase Loans.

(a) Purchase Loan.  Each Purchase Loan shall be evidenced by a promissory note. The term of the Purchase Loan shall be for a period of years, as determined by the Committee, and the proceeds of the Purchase Loan shall be used exclusively by the Participant for purchase of Shares from the Company at a purchase price equal to the Fair Market Value on the date of the Stock Purchase Award.

(b) Interest on Purchase Loan.  A Purchase Loan shall be non-interest bearing or shall bear interest at whatever rate the Committee shall determine (but not in excess of the maximum rate permissible under applicable law), payable in a manner and at such times as the Committee shall determine. Those terms and provisions as the Committee shall determine shall be incorporated into the promissory note evidencing the Purchase Loan.

(c) Forgiveness of Purchase Loan.  Subject to Section 7.4 hereof, the Company may forgive the repayment of up to 100% of the principal amount of the Purchase Loan, subject to such terms and conditions as the Committee shall determine and set forth in the promissory note evidencing the Purchase Loan. A Participant’s Purchase Loan can be prepaid at any time, and from time to time, without penalty.

7.3.  Security for Loans.

(a) Stock Power and Pledge.  Purchase Loans granted to Participants shall be secured by a pledge of the Shares acquired pursuant to the Stock Purchase Award. Such pledge shall be evidenced by a pledge agreement (the “Pledge Agreement”) containing such terms and conditions as the Committee shall determine. The share certificates for the Shares purchased by a Participant pursuant to a Stock Purchase Award shall be issued in the Participant’s name, but shall be held by the Company as security for repayment of the Participant’s Purchase Loan together with a stock power executed in blank by the Participant (the execution and delivery of which by the Participant shall be a condition to the issuance of the Stock Purchase Award). The Participant shall be entitled to exercise all rights applicable to such Shares, including, but not limited to, the right to vote such Shares and the right to receive dividends and other distributions made with respect to such Shares. When the Purchase Loan and any accrued but unpaid interest thereon has been repaid or otherwise satisfied in full, the Company shall deliver to the Participant the share certificates for the Shares purchased by a Participant under the Stock Purchase Award. Purchase Loans shall be recourse or non-recourse with respect to a Participant, as determined by the Committee.

(b) Release and Delivery of Stock Certificates During the Term of the Purchase Loan.  The Company shall release and deliver to each Participant certificates for Shares purchased by a Participant pursuant to a Stock Purchase Award, in such amounts and on such terms and conditions as the Committee shall determine, which shall be set forth in the Pledge Agreement.

(c) Release and Delivery of Stock Certificates Upon Repayment of the Purchase Loan.  The Company shall release and deliver to each Participant certificates for the Shares purchased by the Participant under the Stock Purchase Award and then held by the Company, provided the Participant has paid or otherwise satisfied in full the balance of the Purchase Loan and any accrued but unpaid interest thereon. In the event the balance of the Purchase Loan is not repaid, forgiven or otherwise satisfied within ninety (90) days after (i) the date repayment of the Purchase Loan is due (whether in accordance with its term, by reason of acceleration or otherwise), or (ii) such longer time as the Committee, in its discretion, shall provide for repayment or satisfaction, the Company shall retain those Shares then held by the Company in accordance with the Pledge Agreement.

(d) Recourse Purchase Loans.  Notwithstanding Sections 7.3(a), (b) and (c) above, in the case of a recourse Purchase Loan, the Committee may make a Purchase Loan on such terms as it determines, including without limitation, not requiring a pledge of the acquired Shares.

7.4.  Termination of Employment.

(a) Termination of Employment by Death, Disability or by the Company Without Cause; Change of Control.  In the event of a Participant’s termination of employment by reason of death, “disability” or by the Company without “cause”, or in the event of a “change of control”, the Committee shall have the right (but shall not be required) to forgive the remaining unpaid amount (principal and interest) of the Purchase Loan in whole or in part as of the date of such occurrence. “Change of Control”, “disability” and “cause” shall have the respective meanings as set forth in the promissory note evidencing the Purchase Loan.

(b) Termination of Employment.  Subject to Section 7.4(a) above, in the event of a Participant’s termination of employment for any reason, the Participant shall repay to the Company the entire balance of the Purchase Loan and any accrued but unpaid interest thereon, which amounts shall become immediately due and payable, provided, however, that if the Participant voluntarily resigns as an employee in good standing, such amounts will become due and payable on the ninetieth (90th) day after the effective date of such resignation.

7.5.  Restrictions on Transfer.  No Stock Purchase Award or Shares purchased through such an Award and pledged to the Company as collateral security for the Participant’s Purchase Loan (and accrued by unpaid interest thereon) may be otherwise pledged, sold, assigned or transferred (other than by will or by the laws of descent and distribution).

ARTICLE 8.

Restricted Stock Awards

8.1.  Restricted Stock Awards.  (a) A grant of Shares made pursuant to this Article 8 is referred to as a “Restricted Stock Award.” The Committee may grant to any Participant an amount of Shares in such manner, and subject to such terms and conditions relating to vesting, forfeitability and restrictions on delivery and transfer (whether based on performance standards, periods of service or otherwise) as the Committee shall establish (such Shares, “Restricted Shares”). The terms of any Restricted Stock Award granted under this Amended Plan shall be set forth in a written agreement (a “Restricted Stock Agreement”) which shall contain provisions determined by the Committee and not inconsistent with this Amended Plan. The provisions of Restricted Stock Awards need not be the same for each Participant receiving such Awards.

(b) Issuance of Restricted Shares.  As soon as practicable after the date of grant of a Restricted Stock Award by the Committee, the Company shall cause to be transferred on the books of the Company, Shares registered in the name of the Company, as nominee for the Participant, evidencing the Restricted Shares covered by the Award, but subject to forfeiture to the Company retroactive to the date of grant, if a Restricted Stock Agreement delivered to the Participant by the Company with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All Restricted Shares covered by Awards under this Article 8 shall be subject to the restrictions, terms and conditions contained in the Amended Plan and the Restricted Stock Agreement entered into by and between the Company and the Participant. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares, the share certificates representing such Restricted Shares shall be held in custody by the Company or its designee.

(c) Shareholder Rights.  Beginning on the date of grant of the Restricted Stock Award and subject to execution of the Restricted Stock Agreement as provided in Sections 8.1(a) and (b), the Participant shall become a shareholder of the Company with respect to all Shares subject to the Restricted Stock Agreement and shall have all of the rights of a shareholder, including, but not limited to, the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided, however, that any Shares distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Shares and shall be represented by book entry and held as prescribed in Section 8.1(b).

(d) Restriction on Transferability.  None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution), pledged or sold prior to lapse or release of the restrictions applicable thereto.

(e) Delivery of Shares Upon Release of Restrictions.  Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 11.1, the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s beneficiary, one or more stock certificates for the appropriate number of Shares, free of all such restrictions, except for any restrictions that may be imposed by law.

8.2.  Terms of Restricted Shares.

(a) Forfeiture of Restricted Shares.  Subject to Section 8.2(b), all Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company as an employee until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Restricted Stock Agreement. The Committee in its sole discretion, shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Stock Award.

(b) Waiver of Forfeiture Period.  Notwithstanding anything contained in this Article 8 to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Restricted Stock Agreement under appropriate circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate.

ARTICLE 9

Restricted Stock Units

9.1.  Award of Restricted Stock Units.  Subject to the terms of this Article 9, a “Restricted Stock Unit” entitles a Participant to receive cash or one Share for each Restricted Stock Unit at the end of the period to which the Award relates (“Restricted Period”) to the extent provided by the Award. The Committee may Award to any Participant an amount of Restricted Stock Units in such manner, and subject to such terms and conditions relating to vesting, forfeitability, restrictions on delivery and transfer (whether based on performance standards, periods of service or otherwise), and such other provisions as the Committee shall establish. The terms of an Award of a Restricted Stock Unit under this Amended Plan shall be set forth in a written agreement (a “Restricted Stock Unit Agreement”) which shall contain the Restricted Period(s), the number of Restricted Stock Units granted, and such other provisions determined by the Committee and not inconsistent with this Amended Plan. The provisions of Restricted Stock Units need not be the same for each Participant receiving such Awards.

9.2  Termination of Employment.  Except to the extent the Committee specifies otherwise, any Restricted Stock Unit which is not earned and vested by the end of a Restricted Period shall be forfeited. If a Participant’s date of termination occurs prior to the end of a Restricted Period, the Committee, in its sole discretion, may determine that the Participant will be entitled to settlement of all or any portion of the Restricted Stock Units as to which he or she would otherwise be eligible, and may accelerate the determination of the value and settlement of such Restricted Stock Units or make such other adjustments as the Committee, in its sole discretion, deems desirable. With respect to any settlement contemplated by the foregoing sentence, such settlement shall be made in a manner that complies with the requirements of Section 409A of the Code (unless otherwise agreed to by the Committee and the Participant).

9.3  Restricted Stock Units.  Except to the extent this Amended Plan or the Committee specifies otherwise, Restricted Stock Units represent an unfunded and unsecured obligation of the Company. During any period in which Restricted Stock Units are outstanding and have not been settled in Shares, the Participant shall not have the rights of a stockholder, but, in the discretion of the Committee, may be granted the right to receive a payment from the Company in lieu of a dividend as set forth in the Restricted Stock Unit Agreement in an amount equal to any cash dividends that might be paid during the Restricted Period. With respect to any grant contemplated by the foregoing sentence, no such grant shall be made to a Participant unless it complies with the requirements of Section 409A of the Code (unless otherwise agreed to by the Committee and the Participant). Until a Restricted Stock Unit is settled, the number of Shares represented by a Restricted Stock Unit shall be subject to adjustment pursuant to Section 10.9.

ARTICLE 10

Generally Applicable Provisions

10.1  Option Period.  Subject to Section 3.1(b), the period for which an Option is exercisable shall not exceed ten (10) years from the date such Option is granted, provided, however, in the case of an Option that is not intended to be an “incentive stock option,” the Committee may prescribe a period in excess of ten years. After the Option is granted, the option period may not be reduced.

10.2  Fair Market Value.  If the Shares are listed or admitted to trading on a securities exchange registered under the Exchange Act, the “Fair Market Value” of a Share as of a specified date shall mean the average of the high and low price of the shares for the day immediately preceding the date as of which Fair Market Value is being determined (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) reported on the principal securities exchange on which the Shares are listed or admitted to trading. If the Shares are not listed or admitted to trading on any such exchange but are traded in the over-the-counter market or are traded on any similar system then in use, the Fair Market Value of a Share shall be the average of the high and low sales price for the day immediately preceding the date as of which the Fair Market Value is being determined (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) reported on such system. If the Shares are not listed or admitted to trading on any such exchange and are not traded in the over-the-counter market or traded on any similar system then in use, but are quoted on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, the Fair Market Value of a Share shall be the average of the closing high bid and low asked quotations on such system for the Shares on the date in question. If the Shares are not publicly traded, Fair Market Value shall be determined by the Committee in its sole discretion using appropriate criteria. An Option shall be considered granted on the date the Committee acts to grant the Option or such later date as the Committee shall specify.

10.3  Exercise of Options.  Options granted under the Amended Plan shall be exercised by the Optionee thereof (or by his or her executors, administrators, guardian or legal representative, or by a Permitted Assignee, as provided in Sections 10.6 and 10.7 hereof) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Full payment of such purchase price shall be made within five (5) business days following the date of exercise and shall be made (i) in cash or by certified check or bank check, (ii) with the consent of the Committee, by delivery of a promissory note in favor of the Company upon such terms and conditions as determined by the Committee, (iii) with the consent of Committee, by tendering previously acquired Shares (valued at its Fair Market Value, as determined by the Committee as of the date of tender), or (iv) with the consent of the Committee, any combination of (i), (ii) and (iii). In connection with a tender of previously acquired Shares pursuant to clause (iii) above, the Committee, in its sole discretion, may permit the Optionee to constructively exchange Shares already owned by the Optionee in lieu of actually tendering such Shares to the Company, provided that adequate documentation concerning the ownership of the Shares to be constructively tendered is furnished in form satisfactory to the Committee. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Amended Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. The Company shall effect the transfer of Shares purchased pursuant to an Option as soon as practicable, and, within a reasonable time thereafter, such transfer shall be evidenced on the books of the Company. No person exercising an Option shall have any of the rights of a holder of Shares subject to an Option until certificates for such Shares shall have been issued following the exercise of such Option. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance. To the extent permitted in a Stock Option Agreement in effect prior to the adoption of the Amended Plan or pursuant to a stock appreciation right an Optionee may receive a net cash payment (in cancellation of the Option or stock appreciation right), subject to the terms and conditions set forth in such Stock Option Agreement or stock appreciation right.

10.4  Transferability.  No Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code shall be assignable or transferable by the Optionee, other than by will or the laws of descent and distribution, and such Option may be exercised during the life of the Optionee only by the Optionee or his guardian or legal representative. “Nonqualified stock options” and any stock appreciation rights granted in tandem therewith are transferable (together and not separately) by the Optionee or Holder, as the case may be, to any one or more of the following persons (each, a “Permitted Assignee”): (i) the spouse, parent, issue, spouse of issue, or issue of spouse (“issue” shall include all descendants whether natural or adopted) of such Optionee or Holder, as the case may be; (ii) a trust for the benefit of one or more of those persons described in clause (i) above or for the benefit of such Optionee or Holder, as the case may be, or for the benefit of any such persons and such Optionee or Holder, as the case may be; or (iii) an entity in which the Optionee or Holder or any Permitted Assignee thereof is a beneficial owner; provided, however, that such Permitted Assignee shall be bound by all of the terms and conditions of this Amended Plan and shall execute an agreement satisfactory to the Company evidencing such obligation; provided further, however that any transfer by an Optionee or Holder who is not then a Director of the Company to any Permitted Assignee shall be subject to the prior consent of the Committee; and provided further, however, that such Optionee or Holder shall remain bound by the terms and conditions of this Amended Plan. The Company shall cooperate with an Optionee’s Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted pursuant to this Section 10.4.

10.5  Termination of Employment.  In the event of the termination of employment of an Optionee or the separation from service of a Director (who is an Optionee) for any reason (other than death or disability as provided below), any Option(s) held by such Optionee (or its Permitted Assignee) under this Amended Plan and not previously exercised or expired shall be deemed canceled and terminated on the day of such termination or separation, unless the Committee decides, in its sole discretion, to extend the term of the Option for a period not to exceed three months after the date of such termination or separation, provided, however, that in no instance may the term of the Option, as so extended, exceed the maximum term set forth in Section 3.1(b)(ii) or 10.1 above. Notwithstanding the foregoing, in the event of the separation from service of a non-employee Director (who is an Optionee) by reason of death, disability or under conditions satisfactory to both the Director and the Company, any nonqualified stock options held by such Director (or its Permitted Assignee) under the Amended Plan and not previously exercised or expired shall be exercisable for a period not to exceed five (5) years after the date of such separation, provided, however, that in no instance may the term of the Option, as so extended, exceed the maximum term set forth in Sections 3.1(b)(ii) or 10.1 above.

10.6  Death.  In the event an Optionee (other than a non-employee Director) dies while employed by the Company or any of its subsidiaries or affiliates any Option(s) held by such Optionee (or its Permitted Assignee) and not previously expired or exercised shall, to the extent exercisable on the date of death, be exercisable by the estate of such Optionee or by any person who acquired such Option by bequest or inheritance, or by the Permitted Assignee at any time within one year after the death of the Optionee, unless earlier terminated pursuant to its terms, provided, however, that if the term of such Option would expire by its terms within six months after the Optionee’s death, the term of such Option shall be extended until six months after the Optionee’s death, provided further, however, that in no instance may the term of the Option, as so extended, exceed the maximum term set forth in Section 3.1(b)(ii) or 10.1 above.

10.7  Disability.  In the event of the termination of employment of an Optionee (other than a non-employee Director) due to total disability, the Optionee, or his guardian or legal representative, or a Permitted Assignee shall have the unqualified right to exercise any Option(s) which have not been previously exercised or expired and which the Optionee was eligible to exercise as of the first date of total disability (as determined by the Committee), at any time within one (1) year after such termination, unless earlier terminated pursuant to its terms; provided, however, that if the term of such Option would expire by its terms within six months after such termination, the term of such Option shall be extended until six months after such termination; provided further, however, that in no instance may the term of the Option, as so extended, exceed the maximum term set forth in Section 3.1(b)(ii) or 10.1 above. The term “total disability” shall, for purposes of this Amended Plan, be defined in the same manner as such term is defined in Section 22(e)(3) of the Code.

10.8  Amendment and Modification of the Amended Plan.  The Committee may, from time to time, alter, amend, suspend or terminate the Amended Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law or any rule of any stock exchange or quotation system on which Shares are listed or quoted; provided that such Committee may not amend the Amended Plan, without the approval of the Company’s shareholders, to increase the number of Shares that may be the subject of Options under the Amended Plan (except for adjustments pursuant to Section 10.9 hereof). In addition, no amendments to, or termination of, the Amended Plan shall in any way impair the rights of an Optionee or a Participant (or a Permitted Assignee thereof) under any Award previously granted without such Optionee’s or Participant’s consent.

10.9  Adjustments.  In the event that the Committee shall determine that any dividend, or other similar distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event affects the Shares with respect to which Awards have been or may be issued under the Amended Plan, such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan, then the Committee shall, in such manner as the Committee deems equitable, adjust any or all of (i) the number and type of Shares that thereafter may be made the subject of Awards, (ii) the number and type of Shares subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of any outstanding Award; provided, in each case, that with respect to “incentive stock options,” no such adjustment shall be authorized to the extent that such adjustment would cause such options to violate Section 422(b) of the Code or any successor provision (unless otherwise agreed by the Committee and the holder of such option); and provided further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number. In the event of any reorganization, merger, consolidation, split-up, spin-off, or other business combination involving the Company (collectively, a “Reorganization”), the Committee or the Board may cause any Award outstanding as of the effective date of the Reorganization to be canceled in consideration of a cash payment or alternate Award made to the holder of such canceled Award equal in value to the fair market value of such canceled Award. The determination of fair market value shall be made by the Committee or the Board, as the case may be, in their sole discretion. With respect to each adjustment contemplated by this Section 10.9, no such adjustment shall be authorized to the extent that such adjustment would cause an Award to violate the provisions of Section 409A of the Code (unless otherwise agreed by the Committee and the holder of such Award).

ARTICLE 11

Miscellaneous

11.1  Tax Withholding.  All payments or distributions made pursuant to the Amended Plan to an Optionee or Participant (or a Permitted Assignee thereof) shall be net of any applicable federal, state and local withholding taxes arising as a result of the grant of any Award, exercise of an Option or stock appreciation rights or any other event occurring pursuant to this Amended Plan. The Company shall have the right to withhold from such Optionee or Participant (or a Permitted Assignee thereof) such withholding taxes as may be required by law, or to otherwise require the Optionee or Participant (or a Permitted Assignee thereof) to pay such withholding taxes. If the Optionee or Participant (or a Permitted Assignee thereof) shall fail to make such tax payments as are required, the Company or its subsidiaries or affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Optionee or Participant or to take such other action as may be necessary to satisfy such withholding obligations. In satisfaction of the requirement to pay withholding taxes, the Optionee or Participant (or Permitted Assignee) may make a written election (the “Tax Election”), which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Shares then issuable to the Optionee or Participant (or Permitted Assignee) pursuant to the Amended Plan, having an aggregate Fair Market Value equal to the withholding taxes.

11.2  Right of Discharge Reserved.  Nothing in the Amended Plan nor the grant of an Award hereunder shall confer upon any employee, Director or other individual the right to continue in the employment or service of the Company or any subsidiary or affiliate of the Company or affect any right that the Company or any subsidiary or affiliate of the Company may have to terminate the employment or service of (or to demote or to exclude from future Options under the Amended Plan) any such employee, Director or other individual at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship even if the termination is in violation of an obligation of the Company or any subsidiary or affiliate of the Company to the employee or Director.

11.3  Nature of Payments.  All Awards made pursuant to the Amended Plan are in consideration of services performed for the Company or any subsidiary or affiliate of the Company. Any income or gain realized pursuant to Awards under the Amended Plan and any share appreciation rights constitutes a special incentive payment to the Optionee, Participant or Holder and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any subsidiary or affiliate of the Company except as may be determined by the Committee or by the Directors or directors of the applicable subsidiary or affiliate of the Company.

11.4  Severability.  If any provision of the Amended Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of the Amended Plan or part thereof, each of which remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Amended Plan shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Amended Plan, and if the making of any payment in full or the provision of any other benefit required under the Amended Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Amended Plan.

11.4  Gender and Number.  In order to shorten and to improve the understandability of the Amended Plan document by eliminating the repeated usage of such phrases as “his or her” and any masculine terminology herein shall also include the feminine, and the definition of any term herein in the singular shall also include the plural except when otherwise indicated by the context.

11.5  Governing Law.  The Amended Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York and construed accordingly.

11.6  Termination of Amended Plan.  The Amended Plan shall be effective on the date of the approval of the Amended Plan by the holders of a majority of the shares entitled to vote thereon, provided such approval is obtained within 12 months after the date of adoption of the Amended Plan by the Board. Awards may be granted under the Amended Plan at any time and from time to time on or prior to March 10, 2008, on which date the Amended Plan will expire except as to Awards and related share appreciation rights then outstanding under the Amended Plan. Such outstanding Awards and stock appreciation rights shall remain in effect until they have been exercised or terminated, or have expired.

11.7  Captions.  The captions in this Amended Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

PROPOSED

AMENDMENT TO
AMENDED AND RESTATED WELLSFORD REAL PROPERTIES, INC.
1998 MANAGEMENT INCENTIVE PLAN

Pursuant to the power reserved in Section 10.8 of the Amended and Restated Wellsford Real Properties, Inc. 1998 Management Incentive Plan, the Compensation Committee of Wellsford’s board of directors hereby amends this plan as follows:

Section 3.1(a) shall be amended to remove the designation “key” from the description of employees eligible to participate in this plan and shall read in its entirety:

“3.1 Awards to Employees and Directors. (a) Participants who receive Options under Articles 4 and 6 hereof (including stock appreciation rights under Article 5) (“Optionees”), Stock Purchase Awards under Article 7, Restricted Stock Awards under Article 8, or Restricted Stock Units under Article 9 (in either case, a “Participant”) shall consist of all employees and Directors (hereinafter defined) of the Company or any of its subsidiaries or affiliates as the Committee (hereinafter defined) shall select from time to time. The Committee’s designation of an Optionee or Participant in any year shall not require the Committee (hereinafter defined) to designate such person to receive Awards or grants in any other year. The designation of an Optionee or Participant to receive Awards or grants under one portion of the Amended Plan shall not require the Committee (hereinafter defined) to include such Optionee or Participant under other portions of the Amended Plan.”

This Amendment shall be effective as of [     ]

The Compensation Committee of
Wellsford’s Board of Directors

Douglas Crocker	Compensation Committee Chairman

Bonnie R. Cohen	Compensation Committee Member

Meyer Frucher	Compensation Committee Member

Mark Germain	Compensation Committee Member

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The Maryland General Corporation Law, which we refer to as the MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Wellsford’s articles of amendment and restatement, which we refer to as its charter, contain such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Wellsford’s charter authorizes Wellsford, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of Wellsford, and at the request of Wellsford, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner, trustee, manager or member of such corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of Wellsford. The bylaws of Wellsford obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of Wellsford and at the request of Wellsford, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner, trustee, manager or member of such corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and bylaws also permit Wellsford to indemnify and advance expenses to any person who served a predecessor of Wellsford in any of the capacities described above and to any employee or agent of Wellsford or a predecessor of Wellsford.

The MGCL requires a corporation (unless its charter provides otherwise, which the charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the bylaws and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Reference is made to the indemnity agreements contained in the Agreement and Plan of Merger attached as Annex A to the joint proxy statement/prospectus.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
Number		Exhibit Description
2	.1(A)	Agreement and Plan of Merger, dated as of October 11, 2006, by and among Wellsford Real Properties, Inc., Reis Services, LLC and Reis, Inc.
2	.1.1(W)	Amendment No. 1 to Agreement and Plan of Merger, dated as of March 30, 2007, by and among Wellsford Real Properties, Inc., Reis Services, LLC and Reis, Inc.
2	.2(A)	Voting Agreement, dated as of October 11, 2006, by and among Wellsford Real Properties, Inc. and certain stockholders of Reis, Inc. listed in Schedule A to the Voting Agreement.
3	.1(U)	Articles Supplementary of Wellsford Real Properties, Inc.
3	.2(D)	Articles of Amendment and Restatement of Wellsford Real Properties, Inc.
3	.3(S)	Amended and Restated Bylaws of Wellsford Real Properties, Inc.
3	.4(T)	Amendment to Amended and Restated Bylaws of Wellsford Real Properties, Inc.
3	.5(X)	Second Amendment to Amended and Restated Bylaws of Wellsford Real Properties, Inc.
4	.1(C)	Specimen certificate for Common Stock.
5	.1*	Legal Opinion of Venable LLP regarding legality of the securities.
8.1		Form of legal Opinion of King & Spalding LLP regarding tax matters.
8.2		Form of legal Opinion of Bryan Cave LLP regarding tax matters.
10	.1(D)	Common Stock and Preferred Stock Purchase Agreement by and between Wellsford Real Properties, Inc. and ERP Operating Limited Partnership, dated as of May 30, 1997.
10	.2(V)	Amended and Restated 1998 Management Incentive Plan of Wellsford Real Properties, Inc.
10	.3(B)	1997 Management Incentive Plan of Wellsford Real Properties, Inc.
10	.4(B)	Rollover Stock Option Plan of Wellsford Real Properties, Inc.
10	.5(G)	Amendment to Registration Rights Agreement, dated as of May 5, 2000, by and between Wellsford Real Properties, Inc. and ERP Operating Limited Partnership.
10	.6(E)	Wellsford Real Properties, Inc. Amended Code of Business Conduct and Ethics for directors, Senior Financial Officers, Other Officers and All Other Employees.
10	.7(L)	Employment Agreement between Wellsford Real Properties, Inc. and James J. Burns.
10	.7.1(T)	Letter Agreement, dated March 21, 2006, between Wellsford Real Properties, Inc. and James J. Burns.
10	.8(O)	Employment Agreement between Wellsford Real Properties, Inc. and Mark P. Cantaluppi.
10	.8.1(T)	Letter Agreement, dated March 21, 2006, between Wellsford Real Properties, Inc. and Mark P. Cantaluppi.
10	.9(M)	Second Amended and Restated Employment Agreement, dated August 19, 2004, between Wellsford Real Properties, Inc. and Jeffrey H. Lynford.
10	.10(N)	Third Amended and Restated Employment Agreement, dated October 19, 2004, between Wellsford Real Properties, Inc. and David M. Strong.
10	.10.1(F)	Amendment to Third Amended and Restated Employment Agreement, dated March 8, 2006, between Wellsford Real Properties, Inc. and David M. Strong.
10	.11(H)	Commercial Revolving and Construction Loan Agreement, dated December 23, 2004, between East Lyme Housing Ventures, LLC and Wachovia Bank, National Association.
10	.12(H)	Promissory Note dated December 23, 2004, between East Lyme Housing Ventures, LLC and Wachovia Bank, National Association.
10	.13(H)	Unconditional Guaranty dated December 23, 2004, by and among Wellsford Real Properties, Inc., East Lyme Housing Ventures, LLC and Wachovia Bank, National Association.
10	.14(H)	Revolving Promissory Note dated December 23, 2004 between East Lyme Housing Ventures, LLC and Wachovia Bank, National Association.

Exhibit
Number		Exhibit Description
10	.15(P)	Development loan agreement, dated as of April 6, 2005, by and between Gold Peak at Palomino Park LLC and Key Bank National Association.
10	.16(P)	Promissory Note for the $8,800,000 Development Loan, dated as of April 6, 2005, by Gold Peak at Palomino Park LLC as Maker to Key Bank National Association as Payee.
10	.17(P)	Payment Guaranty for the $8,800,000 Development Loan, dated as of April 6, 2005, by Wellsford Real Properties, Inc. as Guarantor to and for the benefit of Key Bank National Association as lender.
10	.18(P)	Construction Loan Agreement, dated as of April 6, 2005, by and between Gold Peak at Palomino Park LLC and Key Bank National Association.
10	.19(P)	Promissory Note for the $20,000,000 Construction Loan, dated as of April 6, 2005, by Gold Peak at Palomino Park LLC as Maker to Key Bank National Association as Payee.
10	.20(P)	Payment Guaranty for the $20,000,000 Construction Loan, dated as of April 6, 2005, by Wellsford Real Properties, Inc. as Guarantor to and for the benefit of Key Bank National Association as lender.
10	.21(K)	Purchase and Sale Contract for Palomino Park, Douglas County, Colorado, by and between Park at Highlands, LLC, Red Canyon at Palomino Park, LLC, Green River at Palomino Park, LLC and Teachers Insurance and Annuity Association of America, dated August 26, 2005.
10	.22(R)	Unconditional Guaranty by and among Claverack Housing Ventures, LLC, Sciame Development, Inc., Wellsford Real Properties, Inc. and Wachovia Bank National Association, dated December 15, 2005.
10	.23(R)	Amended and Restated Mortgage Note by and between Claverack Housing Ventures, LLC and Wachovia Bank National Association, dated December 15, 2005.
10	.24(R)	Building Loan Mortgage Note by and between Claverack Housing Ventures, LLC and Wachovia Bank National Association, dated December 15, 2005.
10	.25(R)	Building Loan Mortgage, Assignment of Rents and Security Agreement by and between Claverack Housing Ventures, LLC and Wachovia Bank National Association, dated December 15, 2005.
10	.26(R)	Purchase and Sale Agreement, dated as of January 27, 2006, between Wellsford Real Properties, Inc. and Beekman Acquisition, LLC.
10	.27*	Employment Agreement among Wellsford Real Properties, Inc., Reis Services, LLC, and Lloyd Lynford.
10	.28*	Employment Agreement among Wellsford Real Properties, Inc., Reis Services, LLC, and Jonathan Garfield.
10	.29*	Credit Agreement, dated as of October 11, 2006, among Reis, Inc., as Borrower, the Lenders listed therein, as lenders, Bank of Montreal, Chicago Branch, as Administrative Agent, and BMO Capital Markets, as Lead Arranger.
10	.30†	Employment Agreement between Reis Services, LLC, as employer, Wellsford Real Properties, Inc., with respect to certain provisions, and William Sander.
21	.1(V)	Subsidiaries of the Registrant.
23.1		Consent of Ernst & Young LLP
23.2		Consent of Ernst & Young LLP
23.3		Consent of Marks Paneth & Shron LLP
23	.4*	Consent of Venable LLP (included as part of Exhibit 5.1).
23.5		Consent of King & Spalding LLP (included as part of Exhibit 8.1).
23.6		Consent of Bryan Cave LLP (included as part of Exhibit 8.2).
24	.1*	Power of Attorney for Wellsford Real Properties, Inc.
99.1		Form of Proxy for Wellsford Real Properties, Inc.
99	.2*	Form of Proxy for Reis, Inc.
99.3		Consent of Lazard Frères & Co. LLC.

Exhibit
Number		Exhibit Description
99.4		Consent of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.
99	.5*	Consent of Jonathan Garfield.
99	.6*	Consent of Lloyd Lynford.
99.7		Form of Election and Letter of Transmittal for Stockholders of Reis, Inc.
99.8		Form of Letter to Stockholders Accompanying Form of Election and Letter of Transmittal.
99.9		Consent of Michael J. Del Giudice.
99.10		Consent of M. Christian Mitchell.

The following previously filed documents are incorporated by reference herein as indicated.
(A)		Previously filed as an exhibit to the registrant’s Form 8-K filed on October 12, 2006.
(B)		Previously filed as an exhibit to the registrant’s Form 10/A Amendment No. 1 filed on May 21, 1997.
(C)		Previously filed as an exhibit to the registrant’s Form 10/A Amendment No. 2 filed on May 28, 1997.
(D)		Previously filed as an exhibit to the registrant’s Form S-11 filed on July 30, 1997.
(E)		Previously filed as an exhibit to the registrant’s Form 8-K filed on November 18, 2005.
(F)		Previously filed as an exhibit to the registrant’s Form 8-K filed on March 13, 2006.
(G)		Previously filed as an exhibit to the registrant’s Form 8-K filed on May 11, 2000.
(H)		Previously filed as an exhibit to the registrant’s Form 10-K filed on March 15, 2005.
(I)		Previously filed as an exhibit to the registrant’s Form 10-K filed on March 31, 1999.
(J)		Previously filed as an exhibit to the registrant’s Form 10-K filed on March 26, 2003.
(K)		Previously filed as an exhibit to the registrant’s Form 10-Q filed on November 8, 2005.
(L)		Previously filed as an exhibit to the registrant’s Form 10-Q filed on May 6, 2004.
(M)		Previously filed as an exhibit to the registrant’s Form 10-Q filed on November 5, 2004.
(N)		Previously filed as an exhibit to the registrant’s Form 8-K filed on October 22, 2004.
(O)		Previously filed as an exhibit to the registrant’s Form 8-K filed on May 23, 2005.
(P)		Previously filed as an exhibit to the registrant’s Form 8-K filed on April 11, 2005.
(Q)		Previously filed as an exhibit to the registrant’s Form 8-K filed on September 23, 2005.
(R)		Previously filed as an exhibit to the registrant’s Form 10-K filed on March 16, 2006.
(S)		Previously filed as an exhibit to the registrant’s Form 8-K filed on October 3, 2005.
(T)		Previously filed as an exhibit to the registrant’s Form 8-K filed on March 24, 2006.
(U)		Previously filed as an exhibit to the registrant’s Form 8-K filed on December 21, 2006.
(V)		Previously filed as an exhibit to the registrant’s Form 10-K filed on March 29, 2007.
(W)		Previously filed as an exhibit to the registrant’s Form 8-K filed on April 3, 2007.
(X)		Previously filed as an exhibit to the registrant’s Form 8-K filed on April 9, 2007.

*	Previously filed in an earlier filing of this Form S-4.

†	To be filed by amendment.

(b) Financial Statement Schedules

Real Estate and Accumulated Depreciation, included on page S-1 immediately following Wellsford’s consolidated financial statements.

(c) Report, Opinion or Appraisal

Fairness Opinion of Lazard Frères & Co. LLC, attached as Annex B to the joint proxy statement/prospectus.

Fairness Opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc., attached as Annex C to the joint proxy statement/prospectus.

Item 22.	Undertakings

(A)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus for the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) (1)	The undersigned registrant hereby undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (1) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(E)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of April, 2007.

WELLSFORD REAL PROPERTIES, INC.

By:	/s/ Jeffrey H. Lynford
Jeffrey H. Lynford
Chairman of the Board, Chief Executive
Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Jeffrey H. Lynford Jeffrey H. Lynford		Chairman of the Board, Chief Executive Officer, President and Director	April 10, 2007

* Mark P. Cantaluppi		Vice President, Chief Financial Officer	April 10, 2007

* Bonnie R. Cohen		Director	April 10, 2007

* Douglas Crocker II		Director	April 10, 2007

* Meyer S. Frucher		Director	April 10, 2007

* Mark S. Germain		Director	April 10, 2007

* Edward Lowenthal		Director	April 10, 2007

*By:	/s/ Jeffrey H. Lynford Jeffrey H. Lynford Attorney-in-fact

Exhibit Index

Exhibit
Number		Exhibit Description

2	.1(A)	Agreement and Plan of Merger, dated as of October 11, 2006, by and among Wellsford Real Properties, Inc., Reis Services, LLC and Reis, Inc.
2	.1.1(W)	Amendment No. 1 to Agreement and Plan of Merger, dated as of March 30, 2007, by and among Wellsford Real Properties, Inc., Reis Services, LLC and Reis, Inc.
2	.2(A)	Voting Agreement, dated as of October 11, 2006, by and among Wellsford Real Properties, Inc. and certain stockholders of Reis, Inc. listed in Schedule A to the Voting Agreement.
3	.1(U)	Articles Supplementary of Wellsford Real Properties, Inc.
3	.2(D)	Articles of Amendment and Restatement of Wellsford Real Properties, Inc.
3	.3(S)	Amended and Restated Bylaws of Wellsford Real Properties, Inc.
3	.4(T)	Amendment to Amended and Restated Bylaws of Wellsford Real Properties, Inc.
3	.5(X)	Second Amendment to Amended and Restated Bylaws of Wellsford Real Properties, Inc.
4	.1(C)	Specimen certificate for Common Stock.
5	.1*	Legal Opinion of Venable LLP regarding legality of the securities.
8.1		Form of legal Opinion of King & Spalding LLP regarding tax matters.
8.2		Form of legal Opinion of Bryan Cave LLP regarding tax matters.
10	.1(D)	Common Stock and Preferred Stock Purchase Agreement by and between Wellsford Real Properties, Inc. and ERP Operating Limited Partnership, dated as of May 30, 1997.
10	.2(V)	Amended and Restated 1998 Management Incentive Plan of Wellsford Real Properties, Inc.
10	.3(B)	1997 Management Incentive Plan of Wellsford Real Properties, Inc.
10	.4(B)	Rollover Stock Option Plan of Wellsford Real Properties, Inc.
10	.5(G)	Amendment to Registration Rights Agreement, dated as of May 5, 2000, by and between Wellsford Real Properties, Inc. and ERP Operating Limited Partnership.
10	.6(E)	Wellsford Real Properties, Inc. Amended Code of Business Conduct and Ethics for directors, Senior Financial Officers, Other Officers and All Other Employees.
10	.7(L)	Employment Agreement between Wellsford Real Properties, Inc. and James J. Burns.
10	.7.1(T)	Letter Agreement, dated March 21, 2006, between Wellsford Real Properties, Inc. and James J. Burns.
10	.8(O)	Employment Agreement between Wellsford Real Properties, Inc. and Mark P. Cantaluppi.
10	.8.1(T)	Letter Agreement, dated March 21, 2006, between Wellsford Real Properties, Inc. and Mark P. Cantaluppi.
10	.9(M)	Second Amended and Restated Employment Agreement, dated August 19, 2004, between Wellsford Real Properties, Inc. and Jeffrey H. Lynford.
10	.10(N)	Third Amended and Restated Employment Agreement, dated October 19, 2004, between Wellsford Real Properties, Inc. and David M. Strong.
10	.10.1(F)	Amendment to Third Amended and Restated Employment Agreement, dated March 8, 2006, between Wellsford Real Properties, Inc. and David M. Strong.
10	.11(H)	Commercial Revolving and Construction Loan Agreement, dated December 23, 2004, between East Lyme Housing Ventures, LLC and Wachovia Bank, National Association.
10	.12(H)	Promissory Note dated December 23, 2004, between East Lyme Housing Ventures, LLC and Wachovia Bank, National Association.
10	.13(H)	Unconditional Guaranty dated December 23, 2004, by and among Wellsford Real Properties, Inc., East Lyme Housing Ventures, LLC and Wachovia Bank, National Association.
10	.14(H)	Revolving Promissory Note dated December 23, 2004 between East Lyme Housing Ventures, LLC and Wachovia Bank, National Association.
10	.15(P)	Development loan agreement, dated as of April 6, 2005, by and between Gold Peak at Palomino Park LLC and Key Bank National Association.

Exhibit
Number		Exhibit Description

10	.16(P)	Promissory Note for the $8,800,000 Development Loan, dated as of April 6, 2005, by Gold Peak at Palomino Park LLC as Maker to Key Bank National Association as Payee.
10	.17(P)	Payment Guaranty for the $8,800,000 Development Loan, dated as of April 6, 2005, by Wellsford Real Properties, Inc. as Guarantor to and for the benefit of Key Bank National Association as lender.
10	.18(P)	Construction Loan Agreement, dated as of April 6, 2005, by and between Gold Peak at Palomino Park LLC and Key Bank National Association.
10	.19(P)	Promissory Note for the $20,000,000 Construction Loan, dated as of April 6, 2005, by Gold Peak at Palomino Park LLC as Maker to Key Bank National Association as Payee.
10	.20(P)	Payment Guaranty for the $20,000,000 Construction Loan, dated as of April 6, 2005, by Wellsford Real Properties, Inc. as Guarantor to and for the benefit of Key Bank National Association as lender.
10	.21(K)	Purchase and Sale Contract for Palomino Park, Douglas County, Colorado, by and between Park at Highlands, LLC, Red Canyon at Palomino Park, LLC, Green River at Palomino Park, LLC and Teachers Insurance and Annuity Association of America, dated August 26, 2005.
10	.22(R)	Unconditional Guaranty by and among Claverack Housing Ventures, LLC, Sciame Development, Inc., Wellsford Real Properties, Inc. and Wachovia Bank National Association, dated December 15, 2005.
10	.23(R)	Amended and Restated Mortgage Note by and between Claverack Housing Ventures, LLC and Wachovia Bank National Association, dated December 15, 2005.
10	.24(R)	Building Loan Mortgage Note by and between Claverack Housing Ventures, LLC and Wachovia Bank National Association, dated December 15, 2005.
10	.25(R)	Building Loan Mortgage, Assignment of Rents and Security Agreement by and between Claverack Housing Ventures, LLC and Wachovia Bank National Association, dated December 15, 2005.
10	.26(R)	Purchase and Sale Agreement, dated as of January 27, 2006, between Wellsford Real Properties, Inc. and Beekman Acquisition, LLC.
10	.27*	Employment Agreement among Wellsford Real Properties, Inc., Reis Services, LLC, and Lloyd Lynford.
10	.28*	Employment Agreement among Wellsford Real Properties, Inc., Reis Services, LLC, and Jonathan Garfield.
10	.29*	Credit Agreement, dated as of October 11, 2006, among Reis, Inc., as Borrower, the Lenders listed therein, as lenders, Bank of Montreal, Chicago Branch, as Administrative Agent, and BMO Capital Markets, as Lead Arranger.
10	.30†	Employment Agreement between Reis Services, LLC, as employer, Wellsford Real Properties, Inc., with respect to certain provisions, and William Sander.
21	.1(V)	Subsidiaries of the Registrant.
23.1		Consent of Ernst & Young LLP
23.2		Consent of Ernst & Young LLP
23.3		Consent of Marks Paneth & Shron LLP
23	.4*	Consent of Venable LLP (included as part of Exhibit 5.1).
23.5		Consent of King & Spalding LLP (included as part of Exhibit 8.1).
23.6		Consent of Bryan Cave LLP (included as part of Exhibit 8.2).
24	.1*	Power of Attorney for Wellsford Real Properties, Inc.
99.1		Form of Proxy for Wellsford Real Properties, Inc.
99	.2*	Form of Proxy for Reis, Inc.
99.3		Consent of Lazard Frères & Co. LLC.
99.4		Consent of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc.
99	.5*	Consent of Jonathan Garfield.

Exhibit
Number		Exhibit Description

99	.6*	Consent of Lloyd Lynford.
99.7		Form of Election and Letter of Transmittal for Stockholders of Reis, Inc.
99.8		Form of Letter to Stockholders Accompanying Form of Election and Letter of Transmittal.
99.9		Consent of Michael J. Del Giudice.
99.10		Consent of M. Christian Mitchell.

The following previously filed documents are incorporated by reference herein as indicated.
(A)		Previously filed as an exhibit to the registrant’s Form 8-K filed on October 12, 2006.
(B)		Previously filed as an exhibit to the registrant’s Form 10/A Amendment No. 1 filed on May 21, 1997.
(C)		Previously filed as an exhibit to the registrant’s Form 10/A Amendment No. 2 filed on May 28, 1997.
(D)		Previously filed as an exhibit to the registrant’s Form S-11 filed on July 30, 1997.
(E)		Previously filed as an exhibit to the registrant’s Form 8-K filed on November 18, 2005.
(F)		Previously filed as an exhibit to the registrant’s Form 8-K filed on March 13, 2006.
(G)		Previously filed as an exhibit to the registrant’s Form 8-K filed on May 11, 2000.
(H)		Previously filed as an exhibit to the registrant’s Form 10-K filed on March 15, 2005.
(I)		Previously filed as an exhibit to the registrant’s Form 10-K filed on March 31, 1999.
(J)		Previously filed as an exhibit to the registrant’s Form 10-K filed on March 26, 2003.
(K)		Previously filed as an exhibit to the registrant’s Form 10-Q filed on November 8, 2005.
(L)		Previously filed as an exhibit to the registrant’s Form 10-Q filed on May 6, 2004.
(M)		Previously filed as an exhibit to the registrant’s Form 10-Q filed on November 5, 2004.
(N)		Previously filed as an exhibit to the registrant’s Form 8-K filed on October 22, 2004.
(O)		Previously filed as an exhibit to the registrant’s Form 8-K filed on May 23, 2005.
(P)		Previously filed as an exhibit to the registrant’s Form 8-K filed on April 11, 2005.
(Q)		Previously filed as an exhibit to the registrant’s Form 8-K filed on September 23, 2005.
(R)		Previously filed as an exhibit to the registrant’s Form 10-K filed on March 16, 2006.
(S)		Previously filed as an exhibit to the registrant’s Form 8-K filed on October 3, 2005.
(T)		Previously filed as an exhibit to the registrant’s Form 8-K filed on March 24, 2006.
(U)		Previously filed as an exhibit to the registrant’s Form 8-K filed on December 21, 2006.
(V)		Previously filed as an exhibit to the registrant’s Form 10-K filed on March 29, 2007.
(W)		Previously filed as an exhibit to the registrant’s Form 8-K filed on April 3, 2007.
(X)		Previously filed as an exhibit to the registrant’s Form 8-K filed on April 9, 2007.

*	Previously filed in an earlier filing of this Form S-4.

†	To be filed by amendment.

(b)  Financial Statement Schedules

Real Estate and Accumulated Depreciation, included on page S-1 immediately following Wellsford’s consolidated financial statements.

(c)  Report, Opinion or Appraisal

Fairness Opinion of Lazard Frères & Co. LLC, attached as Annex B to the joint proxy statement/prospectus.

Fairness Opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc., attached as Annex C to the joint proxy statement/prospectus.